UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
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Preliminary Proxy Statement

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Definitive Proxy Statement

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ALDEL FINANCIAL INC.

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The information in this preliminary proxy statement is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION, DATED OCTOBER 1, 2021
PROXY STATEMENT FOR SPECIAL MEETING OF
ALDEL FINANCIAL INC.
Aldel Financial Inc.
105 S. Maple Street
Itasca, Illinois 60143
To the Stockholders of Aldel Financial Inc.:
You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of Aldel Financial Inc., which is referred to as “Aldel.” The Special Meeting will be held on       , 2021, at 10:00 am Eastern time, via a virtual meeting. In light of the novel coronavirus (referred to as “COVID-19”) pandemic and to support the well-being of Aldel’s stockholders and partners, the Special Meeting will be completely virtual. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Aldel recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to attend the Special Meeting in person.
At the Special Meeting, Aldel stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):
Proposal 1 — The Business Combination Proposal — to adopt (a) the Business Combination Agreement, dated as of August 17, 2021 (the “Business Combination Agreement”), by and among Aldel, Aldel Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Aldel (“Merger Sub”), and The Hagerty Group, LLC, a Delaware limited liability company (“Hagerty”), pursuant to which: (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”);
This Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current equity holders of OpCo to retain their equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units, and provides potential future tax benefits for both New Hagerty and the post-merger OpCo equity holders (other than New Hagerty) when they ultimately exchange their OpCo Units. As a result of the Business Combination, New Hagerty will be the publicly traded reporting company. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A;
Proposal 2 — The NYSE Proposal — to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, (a) the issuance of approximately 250,000,000 shares of Class A Common Stock upon exchange of the Class V Common Stock and OpCo Units issued in connection with the Business Combination in accordance with the Exchange Agreement (as defined below) and (b) the issuance and sale of 70,385,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, including shares of Class A Common Stock to certain Related Parties (as defined below and as further described in the section titled “Proposal 2 — The NYSE Proposal,” which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “NYSE Proposal”);
Proposal 3 — The Charter Amendment Proposal — to approve an amendment and restatement of Aldel’s amended and restated certificate of incorporation (the “Current Charter”) in the form of the Proposed Charter attached to this proxy statement as Annex B to, among other things, change the name of Aldel Financial Inc. to Hagerty, Inc. and effect the amendments relating to corporate governance described below in Proposal 4 (collectively, the “Charter Amendment Proposal”);
Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as six separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):
(i)
increase Aldel’s authorized shares from 401,000,000 authorized shares to 500,000,000 authorized shares of Class A common stock, 300,000,000 authorized shares of Class V common stock and 20,000,000 authorized shares of preferred stock;

(ii)
provide that each share of Class V common stock will be entitled to ten votes until the earlier of (a) the transfer of each such share other than to a Qualified Transferee (as defined in the Proposed Charter) and (b) 15 years from the date of effectiveness of the Proposed Charter;

(iii)
provide that directors may be removed from office for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event (as defined in the Proposed Charter) occurs, after which directors may only be removed from office for cause by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(iv)
provide that the Bylaws of New Hagerty may be amended by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event occurs, after which the Bylaws may only be amended by the affirmative vote of the holders of at least 75% of the voting power of all then outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(v)
require the affirmative vote of the holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the charter inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article); and

(vi)
delete the various provisions in Aldel’s current amended and restated certificate of incorporation applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time);

Proposal 5 — The Directors Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination, Michael Angelina, Robert Kauffman, McKeel Hagerty, Michael Crowley, Michael Tipsord, Laurie Harris, Mika Salmi, Bill Swanson and Sabrina Kay, to serve on New Hagerty’s board of directors until their respective successors are duly elected and qualified (we refer to this proposal as the “Directors Proposal”);
Proposal 6 — The Equity Incentive Plan Proposal — to approve the 2021 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is annexed to this proxy statement as Annex C, in connection with the Business Combination (the “Equity Incentive Plan Proposal”);
Proposal 7 — The Employee Stock Purchase Plan Proposal — to approve and adopt the employee stock purchase plan (the “ESPP”), a copy of which is annexed to this proxy statement as Annex D, in connection with the Business Combination (the “Employee Stock Purchase Plan Proposal”);
Proposal 8 — The Adjournment Proposal — to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal (the “Adjournment Proposal”).
As we previously announced, on August 17, 2021, Aldel entered into the Business Combination Agreement, by and among Aldel, Merger Sub and Hagerty.
The Business Combination Agreement provides that (a) all of the outstanding equity interests of Hagerty will be exchanged for OpCo Units and an equal number of shares of Class V Common Stock; (b) Merger Sub will be merged with and into Hagerty, whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”). This Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current equity holders of OpCo to retain their equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units, and provides potential future tax benefits for both New Hagerty and the post-merger OpCo equity holders (other than New Hagerty) when they ultimately exchange their OpCo Units. As a result of the Business Combination, New Hagerty will be the publicly traded reporting company.
Following completion of the Business Combination and assuming no holders of Class A Common Stock (the “Public Shares”) sold in the Aldel IPO (as defined below) elect to redeem their shares, Aldel Investors LLC (the “Sponsor”), the holders of Public Shares (the “Public Stockholders”), the PIPE Financing (as defined below) investors and other holders of Hagerty capital stock (the “Hagerty Equityholders”) will own approximately 1%, 3%, 21% and 75% of the outstanding common stock of New Hagerty, respectively. These percentages are calculated based on a number of assumptions (described in the accompanying proxy statement) and are subject to adjustment in accordance with the terms of the Business Combination Agreement.
The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Aldel Common Stock as of the record date (the “Record Date”) for the Special Meeting. The approval of the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Aldel Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will not be presented to the Aldel stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Directors Proposal are preconditions to the consummation of the Business Combination (the “Condition Precedent Proposals”). The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.
Aldel’s Units, each consisting of one share of Class A common stock, par value $0.0001 per share (“Aldel Common Stock”), and one-half of one redeemable warrant, Aldel’s shares of Aldel Common Stock, and Aldel’s warrants, each exercisable for one share of Aldel Common Stock, are currently listed on the New York Stock Exchange under the symbols “ADF.U,” “ADF” and “ADF.WS” respectively.
Pursuant to the Current Charter, Aldel is providing its Public Stockholders with the opportunity to redeem, in connection with the closing of the Business Combination (the “Closing”), shares of Aldel Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Aldel to pay its taxes) of Aldel’s initial public offering (the “Aldel IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $116 million on           , 2021, the estimated per share redemption price would have been approximately $10.10. Public stockholders may elect to redeem their shares whether they vote for the Business Combination Proposal, against the Business Combination Proposal, if they abstain from voting, or if they fail to vote their shares. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% or more of the shares of Aldel Common Stock sold in the Aldel IPO. The Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of       , the Sponsor, directors, officers and advisors own approximately 17% of Aldel’s issued and outstanding shares of Aldel Common Stock assuming conversion on a one-for-one basis of the Class B common stock held by the Sponsor. The Sponsor, directors, officers and advisors have agreed to vote any shares of Aldel Common Stock owned by them in favor of the Business Combination Proposal.
Aldel is providing this proxy statement and accompanying proxy card to Aldel stockholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting.

Whether or not you plan to attend the Special Meeting, Aldel urges you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”
After careful consideration, the members of the board of directors of Aldel have unanimously approved and adopted the Business Combination Agreement and the transactions contemplated therein and unanimously recommends that Aldel stockholders vote “FOR” adoption and approval of the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Directors Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Equity Incentive Plan Proposal and “FOR” the Employee Stock Purchase Plan Proposal presented to Aldel stockholders in this proxy statement, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that the directors, officers and advisors of Aldel have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Aldel’s Directors and Officers and Others in the Business Combination.”
Each redemption of shares of Aldel Common Stock by Aldel Public Stockholders will decrease the amount in the Trust Account, which held total assets of approximately $[116] million as of    , 2021. Net tangible assets must be maintained at a minimum of $5,000,001 upon consummation of the Business Combination.
Your vote is very important. If you are a registered stockholder, please vote your shares as soon as possible to ensure that your vote is counted, regardless of whether you expect to attend the Special Meeting online, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Charter Amendment Proposal are approved at the Special Meeting. The NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and satisfaction of other closing conditions. The Adjournment Proposal is not subject to and conditioned on the approval of any other proposal set forth in this proxy statement.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Business Combination Proposal, “FOR” the NYSE Proposal, “FOR” the Directors Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Equity Incentive Plan Proposal and “FOR” the Employee Stock Purchase Plan Proposal to be presented at the Special Meeting and “FOR” the Adjournment Proposal, if presented. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting online, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote during the Special Meeting, you may withdraw your proxy and vote during the Special Meeting.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ALDEL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ALDEL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Aldel’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Robert I. Kauffman
Chairman and Chief Executive Officer
Aldel Financial Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated           , 2021 and is first being mailed to the stockholders of Aldel on or about           , 2021.

Aldel Financial Inc.
105 S. Maple Street
Itasca, Illinois 60143
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF ALDEL FINANCIAL INC.
To Be Held On           , 2021
To the Stockholders of Aldel Financial Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Aldel Financial Inc., a Delaware corporation (“Aldel,” “we,” “our” or “us”), will be held on         , 2021, at 10:00 am, Eastern time, via a virtual meeting at the following address:
You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Aldel recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:
1.
Proposal 1 — The Business Combination Proposal — to adopt and approve: — the Business Combination Agreement, dated as of August 17, 2021 (the “Business Combination Agreement”), by and among Aldel, Aldel Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Aldel (“Merger Sub”), and The Hagerty Group, LLC, a Delaware limited liability company (“Hagerty”), pursuant to which: (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc.(“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”). As a result of the Business Combination, New Hagerty will be the publicly traded reporting company in an “Up-C” structure. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

We refer to this proposal as the “Business Combination Proposal.”
2.
Proposal 2 — The NYSE Proposal — to approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, (a) the issuance of 250,000,000 shares of Class A Common Stock upon exchange of the Class V Common Stock and OpCo Units issued in connection with the Business Combination in accordance with the Exchange Agreement (as defined below) and (b) the issuance and sale of 70,385,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, including shares of Class A Common Stock to certain Related Parties (as defined below and as further described in the section titled “Proposal 2 — The NYSE Proposal”, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “NYSE Proposal”).

3.
Proposal 3 — The Charter Amendment Proposal — to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal and the Equity Incentive Plan Proposal and the consummation of the Business Combination, an amendment and restatement of Aldel’s amended and restated certificate of incorporation (the “Current Charter”), as set out in the draft amended and restated version of the Current Charter appended to this proxy statement as Annex B (the “Proposed Charter”), to, among other things, change the name of Aldel Financial Inc. to Hagerty,

Inc. and effect the amendments relating to corporate governance described below in Proposal 4 (collectively, the “Charter Amendment Proposal”).
4.
Proposal 4 — The Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as seven separate sub-proposals (which we refer to, collectively, as the “Advisory Charter Proposals”):

(i)
increase Aldel’s authorized shares from 401,000,000 authorized shares to 500,000,000 authorized shares of Class A common stock, 300,000,000 authorized shares of Class V common stock and 20,000,000 authorized shares of preferred stock;

(ii)
provide that each share of Class V common stock will be entitled to ten votes until the earlier of (a) the transfer of each such share other than to a Qualified Transferee (as defined in the Proposed Charter) and (b) 15 years from the date of effectiveness of the Proposed Charter;

(iii)
provide that directors may be removed from office for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event (as defined in the Proposed Charter) occurs, after which directors may only be removed from office for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(iv)
provide that the Bylaws of New Hagerty may be amended by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event occurs, after which the Bylaws may only be amended by the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(v)
require the affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the charter inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article); and

(vi)
delete the various provisions in Aldel’s current amended and restated certificate of incorporation applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time);

5.
Proposal 5 — The Directors Proposal — to vote to elect, effective as of the consummation of the Business Combination, Michael Angelina, Robert Kauffman, McKeel Hagerty, Michael Crowley, Michael Tipsord, Laurie Harris, Mika Salmi, Bill Swanson and Sabrina Kay, to serve on New Hagerty’s board of directors (we refer to this proposal as the “Directors Proposal”);

6.
Proposal 6 — The Equity Incentive Plan Proposal — to approve and adopt the 2021 Equity Incentive Plan (the “Equity Incentive Plan”) a copy of which is attached to the accompanying proxy statement as Annex C (the “Equity Incentive Plan Proposal”);

7.
Proposal 7 — The Employee Stock Purchase Plan Proposal — to approve and adopt the employee stock purchase plan (the “ESPP”), a copy of which is annexed to this proxy statement as Annex D (the “Employee Stock Purchase Plan Proposal”); and

8.
Proposal 8 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, as the “Proposals.”

Only holders of record of Aldel Common Stock at the close of business on            , 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Aldel stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Aldel for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to the Current Charter, Aldel is providing Aldel Public Stockholders with the opportunity to redeem, in connection with the closing of the Business Combination (the “Closing”), shares of Aldel Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds (including interest not previously released to Aldel to pay its taxes) of Aldel's initial public offering (the “Aldel IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $116 million on           , 2021, the estimated per share redemption price would have been approximately $10.10.
Public stockholders may elect to redeem their shares whether they vote for the Business Combination Proposal, against the Business Combination Proposal, if they abstain from voting, or if they fail to vote their shares. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Common Stock sold in the Aldel IPO. Aldel Investors LLC, a Delaware limited liability company (the “Sponsor”), as well as its officers and directors have agreed to waive their redemption rights with respect to any shares of Aldel Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of            , 2021, the Sponsor, directors, officers and advisors own approximately 17% of the issued and outstanding shares of Aldel Common Stock assuming conversion of all outstanding shares of Aldel Class B common stock on a one-for-one basis. The Sponsor, directors and officers have agreed to vote any shares of Aldel Common Stock owned by them in favor of the Business Combination Proposal.
Our Current Charter requires the affirmative vote of a majority of the issued and outstanding shares of Aldel Common Stock as of the Record Date for the approval of the Charter Amendment Proposal. However, we are also requiring the affirmative vote of a majority of the shares of Class A Common Stock then outstanding for the approval of the Charter Amendment Proposal. The approval of the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of Aldel Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. If the Business Combination Proposal

is not approved, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will not be presented to the Aldel stockholders for a vote. The approval of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are preconditions to the consummation of the Business Combination. Aldel’s board of directors has already approved the Business Combination.
As of            , 2021, there was approximately $116 million in the Trust Account. Each redemption of shares of Aldel Common Stock by its Public Stockholders will decrease the amount in the Trust Account. Net tangible assets must be maintained at a minimum of $5,000,001 upon consummation of the Business Combination.
Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call us at (847) 791-6817.
     , 2021
By Order of the Board of Directors
Robert I. Kauffman
Chairman and Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT
This document constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Aldel stockholders at which Aldel stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.
Aldel files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Aldel’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
If you are a stockholder of Aldel and would like to request documents, please do so by   , 2021 to receive them before the Aldel special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
MARKET AND INDUSTRY DATA
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Aldel’s and Hagerty’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement, we have not independently verified the market and industry data contained in this proxy statement or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Aldel” refer to Aldel Financial Inc.
In this document:
“Aldel” means Aldel Financial Inc.
“Aldel Common Stock” or “Common Stock” means Aldel’s Class A common stock, $0.0001 par value.
“Aldel IPO” means Aldel’s initial public offering, which was consummated on April 12, 2021.
“Board” means the board of directors of Aldel.
“Business Combination” means the business combination pursuant to the Business Combination Agreement.
“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of August 17, 2021, by and among Aldel, Merger Sub and Hagerty.
“Charter” or “Current Charter” means Aldel’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on April 12, 2021.
“Class V Common Stock” means the Class V common stock, par value $0.001 per share, of New Hagerty.
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Entity’s Board” means the board of directors of New Hagerty.
“DGCL” means the Delaware General Corporation Law.
“Effective Time” means the time at which the Business Combination became effective pursuant to its terms.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Forward Purchase Shares” means the shares of Class A common stock purchased pursuant to the forward purchase agreement entered into between Aldel and Aldel Capital LLC in connection with the Aldel IPO.
“Founder Shares” means the shares of our common stock initially purchased by our sponsor and FG SPAC Partners LP, an affiliate of certain of our directors, in a private placement, and which were converted into shares of Class B common stock prior to the closing of the Aldel IPO. The shares of Class B common stock issued upon the conversion of the common stock and the shares of Class A common stock that will be issued upon the automatic conversion of the shares of Class B common stock at the time of our initial business combination, as described herein, are also referred to as Founder Shares.
“Hagerty” means The Hagerty Group, LLC, a Delaware limited liability company and its subsidiaries, prior to the Business Combination.
“Hagerty Equityholders” refers to the holders of equity interests in Hagerty as of the time immediately before the Business Combination.
“Hagerty Re” means Hagerty Reinsurance Limited, a company formed under the laws of Bermuda and wholly owned subsidiary of Hagerty.
“HHC” means Hagerty Holding Corp., a Delaware close corporation.
“Merger Consideration” means, as applicable, the Mixed Consideration and the Equity Consideration (each as defined below).

“Merger Sub” means Aldel Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Aldel.
“New Hagerty” means Aldel after the Effective Time, renamed “Hagerty, Inc.”
“New Hagerty Common Stock” means the Class A common stock, par value $0.001 per share, of New Hagerty.
“OpCo” means The Hagerty Group, LLC and its subsidiaries after the Effective Time.
“OpCo Units” means the units of limited liability company interests of OpCo.
“OTM Warrants” means the 1,300,000 warrants issued at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share.
“PIPE Financing” means the private placement pursuant to which the PIPE Investors have collectively subscribed for 70,385,000 shares of Aldel Common Stock and 12,669,300 PIPE Warrants for an aggregate purchase price equal to $703,850,000.
“PIPE Investors” means Markel, State Farm and certain other “accredited investors” (as defined in Rule 501 under the Securities Act) that will invest in the PIPE Financing.
“PIPE Shares” means the Aldel Common Stock issued in connection with the PIPE Financing.
“PIPE Warrants” means the warrants to purchase New Hagerty Common Stock issued to PIPE Investors in the PIPE Financing.
“Private Placement” means the private placement to our sponsor and FG SPAC Partners LP (and/or their designees) of the Private Units and OTM Warrants that occurred simultaneously with the Aldel IPO.
“Private Placement Securities” means the Private Units (including the underlying Private Shares and Private Warrants) and the OTM Warrants (including the underlying Class A shares) underlying securities.
“Private Placement Warrants” means the Private Warrants and the OTM Warrants issued to our sponsor and FG SPAC Partners LP (and/or their designees) in a private placement simultaneously with the closing of the Aldel IPO.
“Private Shares” means the shares of Class A common stock sold as part of the Private Units.
“Private Units” means the units issued to our sponsor (and/or its designees) in a private placement simultaneously closing with the closing of the Aldel IPO, with each Private Unit consisting of one Private Share and one-half of one Private Warrant.
“Private Warrants” are to the warrants sold as part of the Private Units.
“Proposed Charter” means the Second Amended and Restated Certificate of Incorporation of New Hagerty that is proposed to go into effect at the Effective Time.
“Public Shares” means the shares of Class A common stock sold as part of the units in the Aldel IPO (whether purchased in the offering or thereafter in the open market).
“Public Stockholders” means the holders of our Public Shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchased public shares, provided that each initial stockholder’s and member of our management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares.
“Proposals” means the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal.
“Redemption” means the right of the holders of Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement.

“Special Meeting” means the special meeting of the stockholders of Aldel, to be held on      , 2021, at 10:00 am, Eastern time, via a virtual meeting.
“Sponsor” or “our sponsor” means Aldel Investors LLC, a Delaware limited liability company.
“ThinkEquity” means ThinkEquity LLC, financial advisor to Aldel.
“Trust Account” means the Trust Account of Aldel, which holds the net proceeds of the Aldel IPO, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 of interest to pay dissolution expenses.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of Aldel stockholders. The following questions and answers do not include all the information that is important to stockholders of Aldel. We urge the stockholders of Aldel to read carefully this entire proxy statement, including the annexes and other documents referred to herein.
Q.
Why am I receiving this proxy statement?

A.
Aldel stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement, among other Proposals. Aldel has entered into the Business Combination Agreement as a result of which (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”). This Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current equity holders of OpCo to retain their equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units, and provides potential future tax benefits for both New Hagerty and the post-merger OpCo equity holders (other than New Hagerty) when they ultimately exchange their OpCo Units. As a result of the Business Combination, New Hagerty will be the publicly traded reporting company. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.
Below are the Proposals on which Aldel stockholders are being asked to vote.
1.
The Business Combination Proposal — To consider and vote upon a proposal to adopt and approve the Business Combination Agreement by and among Aldel, Merger Sub and Hagerty, and approve the transactions contemplated thereby, including the Business Combination, as a result of which (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”);

2.
The NYSE Proposal — To approve, for purposes of complying with applicable listing rules of the New York Stock Exchange, (a) the issuance of approximately 250,000,000 shares of Class A Common Stock upon exchange of the Class V Common Stock and OpCo Units issued in connection with the Business Combination in accordance with the Exchange Agreement and (b) the issuance and sale of 70,385,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, including shares of Class A Common Stock to certain Related Parties (as defined below and as further described in the section titled “Proposal 2 — The NYSE Proposal,” which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “NYSE Proposal”);
3.
The Charter Amendment Proposal — To approve and adopt, subject to and conditional upon (but with immediate effect therefrom) approval of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal and the consummation of the Business Combination, an amendment and restatement of the Current Charter, as set forth in the draft Proposed Charter appended to this proxy statement as Annex B:

4.
The Advisory Charter Proposals — To approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as six separate sub-proposals:

(i)
increase Aldel’s authorized shares from 401,000,000 authorized shares to 500,000,000 authorized shares of Class A common stock, 300,000,000 authorized shares of Class V common stock, and 20,000,000 authorized shares of preferred stock;

(ii)
provide that each share of Class V common stock will be entitled to ten votes until the earlier of (a) the transfer of each such share other than to a Qualified Transferee (as defined in the Proposed Charter) and (b) 15 years from the date of effectiveness of the Proposed Charter;

(iii)
provide that directors may be removed from office for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event (as defined in the Proposed Charter) occurs, after which directors may only be removed from office for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(iv)
provide that the Bylaws of New Hagerty may be amended by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event occurs, after which the Bylaws may only be amended by the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(v)
require the affirmative vote of holders of the majority of the voting power of the all then-outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the charter inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment of the Proposed Charter, alternation, repeal or adoption of any other Article); and

(vi)
delete the various provisions in Aldel’s current amended and restated certificate of incorporation applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time);

5.
The Directors Proposal — To vote to elect, effective as of the consummation of the Business Combination, Michael Angelina, Robert Kauffman, McKeel Hagerty, Michael Crowley, Michael Tipsord, Laurie Harris, Mika Salmi, Bill Swanson and Sabrina Kay, to serve on New Hagerty’s Board;

6.
Equity Incentive Plan Proposal — To approve and adopt, the Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex C;

7.
Employee Stock Purchase Plan Proposal — To approve and adopt, the Employee Stock Purchase Plan, a copy of which is attached to this proxy statement as Annex D;

8.
The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.

Q.
Are the Proposals conditioned on one another?

A:
Unless the Business Combination Proposal is approved, the NYSE Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will not be presented to the stockholders of Aldel at the Special Meeting. The Adjournment Proposal does not require the approval of the Business Combination Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If Aldel does not consummate the Business Combination and fails to complete an initial business combination by October 12, 2022, Aldel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.

Q.
What will happen in the Business Combination?

A:
At the Closing, (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”). In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Aldel’s Public Stockholders and the proceeds from the PIPE Financing will go first to the Hagerty Equityholders as the Secondary Cash Consideration and to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Q.
What is a tax receivable agreement?

A:
In connection with the Business Combination, New Hagerty and the Hagerty Equityholders will enter into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, New Hagerty will pay the Hagerty Equityholders 85% of the net income tax savings that New Hagerty actually realizes as a result of the exchange of OpCo Units for cash in the business combination and future exchanges of the post-merger OpCo Units for shares of Class A common stock or cash pursuant to the Exchange Agreement, and certain other tax attributes of OpCo and tax benefits related to the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. For more information on the Tax Receivable Agreement, please see the section titled “Summary of the Proxy Statement—The Proposals—Proposal 1—The Business Combination Proposal—The Business Combination Agreement—Related Agreements—Tax Receivable Agreement.”

Q.
What equity stake will current stockholders of Aldel and Hagerty Equityholders hold in New Hagerty after the Closing?

A:
It is anticipated that, upon completion of the Business Combination, Aldel’s Public Stockholders (other than the PIPE Financing investors) will retain an ownership interest of approximately 2% in New Hagerty, the PIPE Financing investors will own approximately 21% of New Hagerty (such that Public Stockholders, including PIPE Financing investors, will own approximately 23% of New Hagerty), the Sponsor will retain an ownership interest of approximately 2% in New Hagerty and the Hagerty Equityholders will own approximately 75% of the outstanding Common Stock of New Hagerty. Because, however, the Hagerty Equityholders will receive Class V Common Stock, which is entitled to ten votes for every share, the Hagerty Equityholders will own approximately 97% of the voting power of New Hagerty. The ownership percentage with respect to New Hagerty following the Business Combination does not take into account (i) the redemption of any shares by Aldel’s Public Stockholders, (ii) the issuance of any shares upon Closing under the Equity Incentive Plan, which is intended to be adopted following consummation of the Business Combination or (iii) any adjustment to the equity value of the transaction as a result of Hagerty’s or Aldel’s transaction expenses exceeding certain agreed upon amounts in the Business Combination Agreement. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Aldel’s existing stockholders in New Hagerty will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q.
What will happen to Aldel’s securities upon consummation of the Business Combination?

A.
Aldel’s units, Common Stock, and Public Warrants are currently listed on the NYSE under the symbols “ADF.U,” “ADF” and “ADF.WS,” respectively. Aldel intends to apply for listing on the NYSE of the New Hagerty Common Stock and warrants, under the proposed symbols “HGTY” and “HGTY.WS,” respectively, to be effective at the consummation of the Business Combination. Aldel’s units will not be listed on the NYSE following consummation of the Business Combination and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders of such units. Furthermore, each outstanding share of Aldel’s Class B Common Stock will convert into one share of New Hagerty Common Stock at the closing of the Business Combination and the Class B Common Stock will cease to exist. Because Aldel and New Hagerty are the same legal entity, the common stock and warrants of Aldel will be the common stock and warrants of New Hagerty upon completion of the Business Combination. New Hagerty has agreed to use commercially reasonable efforts to cause the PIPE Warrants to be listed on the Over the Counter exchange, Pink Sheets or similar automated listing service.

It is a condition to the consummation of the Business Combination that the shares of New Hagerty Common Stock are approved for listing on the NYSE (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement.
Q.
Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes, Aldel’s Board obtained a fairness opinion from ThinkEquity. For a description of the opinion issued by ThinkEquity to the Board, please see “Proposal No. 1: The Business Combination Proposal — Opinion of Aldel’s Financial Advisor.” ThinkEquity also served as the representative of the underwriters, and an underwriter in the Aldel IPO and Aldel paid to ThinkEquity underwriting discounts and commissions equal to $1,000,000 and expense reimbursements upon consummation of the Aldel IPO , as well as 57,500 units of Aldel, which will become worthless if the Business Combination or another such transaction is not consummated by Aldel. Additionally, in a no redemption scenario, based on the approximately $116,154,642 fair value of marketable securities held in the Trust Account as of August 17, 2021 (the date of the execution of the Business Combination Agreement), the $1,000,000 in underwriting fees paid by Aldel in connection with the closing of the Aldel IPO, will represent an effective underwriting fee of approximately 0.86%. In a maximum redemption scenario, the fair value of funds remaining in the Trust Account following such redemption would be approximately $30,452,717 and the effective underwriting fee would be approximately 3.28%. At Aldel’s IPO, ThinkEquity was also granted, for a period beginning on the closing of Aldel IPO and ending on the later of 24 months after closing of Aldel IPO and 12 months after the business combination of Aldel, a right of first refusal on future equity and debt offerings, as well as to act as financial advisor in connection with all proposed business combinations for a fee of up to $4,025,000 (subject to Aldel’s right to allocate up to 50% of such fee to another financial institution). In selecting ThinkEquity, the Board considered, among other things, the fact that ThinkEquity is a reputable investment banking firm with substantial experience advising companies. ThinkEquity, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. However, ThinkEquity’s interest in the Business Combination may conflict with your interests as a stockholder. The financial interests of ThinkEquity may influence their motivation in providing a fairness opinion, and their assessment of the Transaction.
Q.
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of Aldel of the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, and the Employee Stock Purchase Plan Proposal (the “Condition Precedent Proposals”). The NYSE Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal is subject to and conditioned on the approval of the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal. For a summary of the conditions that must be satisfied or waived prior to the Closing, see the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement.”

Q.
Why is Aldel providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the Current Charter, Aldel must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Aldel’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Aldel has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Aldel is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its Public Stockholders to effectuate redemptions of their Public Shares in connection with the Closing.

Q.
Are there any arrangements to help ensure that Aldel will have sufficient funds, together with the proceeds in its Trust Account, to fund the Secondary Cash Consideration?

A:
Yes. Aldel entered into subscription agreements dated as of August 17, 2021, with the PIPE Investors, pursuant to which, among other things, Aldel agreed to issue and sell, in a private placement to close immediately prior to the Closing, an aggregate of 70,385,000 shares of Aldel Common Stock for $10.00 per share for aggregate consideration of $703,850,000.

To the extent not utilized to consummate the Business Combination, including the payment of transaction expenses and the Secondary Cash Consideration, the proceeds from the Trust Account and any remaining proceeds from the PIPE Financing will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. New Hagerty will agree that it will file with the SEC a registration statement registering the resale of PIPE Shares and PIPE Warrants and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.

Q.
How many votes do I have at the Special Meeting?

A:
Aldel stockholders are entitled to one vote at the Special Meeting for each share of Aldel Common Stock held of record as of         , 2021, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were         outstanding shares of Aldel Common Stock.

Q.
What vote is required to approve the proposals presented at the Special Meeting?

A:
Our Current Charter requires the affirmative vote of a majority of the issued and outstanding shares of Aldel Common Stock as of the Record Date for the approval of the Charter Amendment Proposal. However, we are also requiring the affirmative vote of a majority of the shares of Class A Common Stock then outstanding for the approval of the Charter Amendment Proposal. Accordingly, an Aldel stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot, and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. An Aldel stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Aldel Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the NYSE Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. The approval of the Advisory Charter Proposals is not a precondition to the consummation of the Business Combination.
If the Business Combination Proposal is not approved, the NYSE Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will not be presented to the Aldel stockholders for a vote. The approval of the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are preconditions to the consummation of the Business Combination.
Q.
May Aldel, the Sponsor or Aldel’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:
In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Aldel’s Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Aldel shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q.
What constitutes a quorum at the Special Meeting?

A:
Holders of a majority of the shares of capital stock of Aldel issued and outstanding and entitled to vote, represented in person, virtual attendance or by proxy, shall constitute a quorum at the Special Meeting. In the absence of a quorum, the stockholders present by virtual attendance or represented by proxy shall have power to adjourn the Special Meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. As of the Record Date,        shares of Aldel Common Stock would be required to achieve a quorum.

Q.
How will the Sponsor, directors and officers vote?

A:
The Sponsor, as Aldel’s initial stockholder, and certain individuals, each of whom is a member of Aldel’s Board and/or management team (“Insiders”) have agreed to vote his, her or its Founder Shares and all shares of Aldel Common Stock owned by the Sponsor or each such Insider, respectively, in favor of the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and Insiders agreed to vote their Founder Shares and other shares of Aldel Common Stock in accordance with the majority of the votes cast by Aldel’s Public Stockholders. While the Insiders have agreed to vote their shares in favor of the Business Combination Proposal, stockholders should consider that our Sponsor and Aldel’s directors and executive officers may have interests that are different from, or in addition to, those of other stockholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate. See the immediately following question and answer for additional information on such conflicts.

Q.
What interests do Aldel’s current officers and directors have in the Business Combination?

A:
The Sponsor, members of Aldel’s Board and its executive officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•
unless Aldel consummates an initial business combination, Aldel’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the Aldel IPO and Private Placement not deposited in the Trust Account. As of June 30, 2021, no out-of-pocket expenses are owed to Aldel’s officers, directors and Sponsor;

•
our Sponsor and other initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this proxy statement as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up;

•
the fact that the Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination and such shares will be worthless if no business combination is effected by Aldel by October 12, 2022;

•
the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
in connection with the closing of the Business Combination, the Sponsor and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree to certain new vesting arrangements with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Sponsor Warrant Lock-up Agreement;”

•
certain of Aldel’s executive officers and directors and/or entities affiliated with them participated in the PIPE Investment; and

•
the anticipated continuation of Robert Kauffman, Aldel’s Chief Executive Officer, as a director of New Hagerty.

In light of the foregoing, the Sponsor and Aldel’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with Hagerty rather than liquidate even if (i) Hagerty is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and Aldel’s directors and executive officers who hold Founder Shares, OTM Warrants and/or Private Units may receive a positive return on their investment(s), even if Aldel’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
The Aldel Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Aldel stockholders that they approve the Business Combination.
Q.
What happens if I sell my shares of Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q.
What happens if I vote against the Business Combination Proposal?

A:
Pursuant to the Current Charter, if the Business Combination Proposal is not approved and Aldel does not otherwise consummate an alternative business combination by October 12, 2022, Aldel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q.
Do I have redemption rights?

A:
Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of      , 2021, based on funds in the Trust Account of approximately $116 million, this would have amounted to approximately $10.10 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Aldel Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Aldel’s transfer agent prior to the Special Meeting. See the section titled

“Special Meeting of Aldel Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.
Q.
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of Aldel Common Stock “FOR” or “AGAINST” the Business Combination Proposal or any other Proposal described by this proxy statement or if you abstain from voting or if you fail to vote your shares. As a result, the Business Combination can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the NYSE Rules.

Q.
How do I exercise my redemption rights?

A:
In order to exercise your redemption rights, you must prior to 5:00 PM, Eastern time, on       , 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004 Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com
Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Aldel’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Aldel does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Aldel’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Aldel’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Aldel’s transfer agent return the shares (physically or electronically). You may make such request by contacting Aldel’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.
Q.
What are the material U.S. federal income tax consequences to U.S. Holders that exercise their Redemption Rights?

A:
U.S. Holders that elect to exercise their Redemption Rights generally will recognize capital gain or loss equal to the difference between the amount of cash received on the Redemption of their Public Shares and such U.S. Holder’s adjusted tax basis in such Public Shares, which generally will be equal to the cost of such Public Shares. A U.S. Holder who purchased Public Shares in the IPO generally will have a tax basis in the Public Shares that were part of the units equal to the portion of the purchase price of such units allocated to the Public Shares (such allocation based on the relative fair market value of the Public Shares and the Warrants at the time). However, in certain circumstances, the cash paid to such U.S. Holders will be treated as dividend income for U.S. federal income tax purposes. For a more complete discussion of the material U.S. federal income tax consequences to U.S. Holders that elect to exercise their Redemption Rights, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences.”

Q.
Do I have dissenter rights if I object to the proposed Business Combination?

A:
No. There are no dissenter rights available to holders of Aldel Common Stock in connection with the Business Combination.

Q.
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•
Aldel stockholders who properly exercise their redemption rights;

•
certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by Aldel or Hagerty in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•
unpaid taxes of Aldel;

•
up to $100,000 of interest to pay dissolution expenses; and

•
for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q.
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, Aldel is unable to complete the Business Combination or another initial business combination transaction by October 12, 2022 the Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 of interest to pay dissolution expenses, by (B) the total number of then-outstanding Public Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of directors in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.
Aldel expects that the amount of any distribution its Public Stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Aldel’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.
Q.
When is the Business Combination expected to be completed?

A:
The Closing is expected to take place:   (a) the third Business Day following the satisfaction or waiver of the conditions described below under the section titled “Proposal 1 — The Business Combination Proposal —  Closing Conditions”; or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the closing conditions. The Business Combination Agreement may be terminated by either Aldel or Hagerty if the Closing has not occurred by February 17, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”
Q.
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.
How do I vote?

A:
If you were a holder of record of Aldel Common Stock on      , the Record Date, you may vote with respect to the applicable Proposals online at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you choose to participate in the Special Meeting, you will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Aldel recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Special Meeting unless you first request and obtain a valid legal proxy from your broker or other agent. You must then e-mail a copy (a legible photograph is sufficient) of your legal proxy to Continental Stock Transfer & Trust Company (“CST”) at proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. Beneficial owners who wish to attend the Special Meeting online should contact CST no later than   , 2021 to obtain this information.
Q.
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, Aldel will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Employee Stock Purchase Plan Proposal and the Equity Incentive Plan Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q.
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by Aldel without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q.
How can I attend the Special Meeting?

A:
You may attend the Special Meeting via a virtual meeting. As a registered stockholder, you received a proxy card from CST, which contains instructions on how to attend the Special Meeting online, including the URL address, along with your 12-digit meeting control number. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. If you do not have your 12-digit meeting control number, contact CST at 917-262-2373 or e-mail CST at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions above.

You can pre-register to attend the Special Meeting online starting   , 2021. Enter the URL address into your browser, and enter your 12-digit meeting control number, name and email address. Prior to or at the start of the Special Meeting you will need to re-log in using your 12-digit meeting control number. Aldel recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.
If your shares are held in “street name,” you may attend the Special Meeting. You will need to contact CST at the number or email address above, to receive a 12-digit meeting control number and gain access to the Special Meeting or otherwise contact your broker, bank, or other nominee as soon as possible, to do so. Please allow up to 72 hours prior to the Special Meeting for processing your 12-digit meeting control number.
If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing      , when prompted enter the pin #   . This is listen only, you will not be able to vote or enter questions during the Special Meeting.
Q.
If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Aldel believes the Proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q.
May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by sending a later-dated, signed proxy card to Aldel’s secretary at the address listed below so that it is received by Aldel’s secretary prior to the Special Meeting or attend the Special Meeting online and vote. You also may revoke your proxy by sending a notice of revocation to Aldel’s secretary, which must be received by Aldel’s secretary prior to the Special Meeting.

Aldel Financial Inc.
Attention: Secretary
105 S. Maple Street
Itasca, Illinois 60143
Q.
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.
Who will solicit and pay the cost of soliciting proxies?

A:
Aldel will pay the cost of soliciting proxies for the Special Meeting. Aldel has engaged Advantage Proxy, which we refer to as the “proxy solicitor,” to assist in the solicitation of proxies for the Special Meeting. Aldel has agreed to pay the proxy solicitor a fee of $     , plus disbursements. Aldel will reimburse the proxy solicitor for reasonable out-of-pocket expenses and will indemnify the proxy solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses. Aldel will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Aldel Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Aldel Common Stock and in obtaining voting instructions from those owners. Aldel’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/ or the enclosed proxy card you should contact our proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, Washington 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com
To obtain timely delivery, Aldel stockholders must request the materials no later than [five (5)] business days prior to the Special Meeting.
You may also obtain additional information about Aldel from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Aldel’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights” above. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT
This summary, together with the section titled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement to the “Combined Entity” refer to Aldel and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “Aldel” refer to Aldel Financial Inc.
Unless otherwise specified, all share calculations assume no exercise of redemption rights by the Company’s Public Stockholders.
Parties to the Business Combination
Aldel Financial Inc.
Aldel Financial Inc. is a blank check company incorporated on December 23, 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement as our initial business combination.
On April 12, 2021, Aldel consummated its initial public offering (the “Aldel IPO”) of 11,500,000 units (the “Units”), including 1,500,000 Units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one-half of one redeemable warrant (“Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.
Simultaneously with the closing of the Aldel IPO, Aldel consummated private placements (the “Private Placements”) in which (i) the Sponsor purchased 515,000 private units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $5,150,000, and (ii) the Sponsor and FG SPAC Partners LP, an affiliate of certain of Aldel’s directors, purchased an aggregate of 1,300,000 warrants (“OTM Warrants” and, together with the Private Units, the “Private Placement Securities”) at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share, for an aggregate purchase price of $130,000.
The OTM Warrants are identical to the Warrants sold in the Aldel IPO, except that the OTM Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor and FG SPAC Partners LP, or their permitted transferees. The Private Units are identical to the Units sold in the Aldel IPO, except that the Private Units are subject to transfer restrictions. The Private Placement Securities may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination. The Sponsor and FG SPAC Partners LP were granted certain demand and piggyback registration rights in connection with the purchase of the Private Placement Securities.
As of April 12, 2021, a total of $116,150,000 of the net proceeds from the Aldel IPO and the Private Placements were deposited in a trust account established for the benefit of Aldel’s Public Stockholders.
The remaining $1,555,000 of the gross proceeds were held outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
As of June 30, 2021, Aldel had cash of $1,447,388 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2021, there was $16,156,117 held in the Trust Account.

In accordance with Aldel’s Current Charter, the amounts held in the Trust Account may only be used by Aldel upon the consummation of a business combination, except that there can be released to Aldel, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Aldel’s liquidation. Aldel executed the Business Combination Agreement on August 17, 2021, 2021, and it must liquidate unless a business combination is consummated by October 12, 2022 (unless such date has been extended).
A diagram showing a summary of the current ownership of Aldel’s Common stock is set forth below. For more information, please see the section below titled “Security Ownership of Certain Beneficial Owners and Management of Aldel and New Hagerty.”
Aldel’s Units began to trade on the NYSE under the symbol “ADF.U” on April 9, 2021.
The mailing address of Aldel’s principal executive office is 105 S. Maple Street, Itasca, Illinois 60143, and its telephone number is (847) 791-6817.
Merger Sub
Merger Sub is a Delaware limited liability company and wholly owned subsidiary of Aldel formed for the purpose of effecting the Business Combination. Merger Sub owns no material assets and does not operate any business.
The mailing address of Merger Sub is 105 S. Maple Street, Itasca, Illinois 60143, and its telephone number is (847) 791-6817.
Hagerty
Hagerty is a Delaware limited liability company, formed in 2009. The first Hagerty company was founded in 1984, and initially focused on providing coverage for antique boats. Hagerty’s current business is centered around the love of cars. According to estimates from social media accounts, there are more than 500 million people around the globe who express an interest in cars and, based on Hagerty’s proprietary data, approximately 69 million in the United States (“U.S.”) alone who declare themselves automotive enthusiasts. Hagerty provides insurance for classic and enthusiast vehicles and has built an automotive enthusiast platform that engages, entertains and connects with subscribing members.
Over the past three decades, Hagerty has become a global market leader in providing insurance for classic and enthusiast vehicles with over two million vehicles protected, alliances with nine of the 10 largest U.S. auto insurance companies (as ranked by S&P Global Market intelligence based upon 2020 direct premiums written), and an exceptional 84 Net Promoter Score (“NPS”), which is approximately twice the insurance industry average. For a discussion of Hagerty’s NPS, see “Information About Hagerty — Our Operating Model” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hagerty — Key Performance Indicators — Net Promoter Score.” While Hagerty is one of the leading providers of collector insurance, Hagerty estimates that its penetration in this market is less than 4%. However, Hagerty is well positioned to capture an ever-larger share of this growing market due, in large part, to its membership-based business model.

While typical insurance businesses engage with their customers only at the point of purchase and renewal, Hagerty deploys an entire ecosystem of engagement, including both physical (magazine, events, socials, etc.) and digital (media content, social media, market news, valuation data) platforms that can result in hundreds of touchpoints annually with its members. Hagerty’s members have access to peer-to-peer collector car rentals, collector car storage, social membership experiences, exclusive automotive enthusiast experiences and events, high quality automotive media content and collector car vehicle valuation tools.
Hagerty’s operating model keeps members at the center of all Hagerty does. Hagerty focuses on five specific dimensions that create the “flywheel effect.” Those five dimensions include: (1) Hagerty’s automotive enthusiast brand which drives deep engagement; (2) integrated membership offerings creating lifelong fans; (3) long-term partnerships with insurance carriers built and strengthened by overdelivering and building trust; (4) Hagerty’s digitally driven thinking; and (5) Hagerty’s cultural focus on personal and professional growth.
Hagerty believes that it is positioned well to serve the large and growing market of automotive enthusiasts by leveraging its visionary thought leadership, genuine car-loving culture, industry leading business model and omnichannel distribution. Hagerty’s omni-channel distribution of insurance services is a strategic advantage that allows Hagerty to unlock the entire total addressable market and engage with its members. Hagerty’s distribution model has three components. Approximately 45% of sales are generated through direct distribution, where Hagerty’s membership model initiates a significant percentage of new business flow. Approximately 32% of sales are generated through Hagerty’s agency and broker channel through Hagerty’s relationships with over 45,000 independent brokers and agents, including 10 of the top 10 brokers in the U.S. by revenue. The remaining 23% of sales are generated through Hagerty’s national insurance partners. This approach results in a strong economic model with fees generated as a managing general agent and quota share income from Hagerty’s wholly owned single cell captive reinsurance subsidiary. Revenue from subscriptions and memberships create multiple points of economic capture, a recurring revenue stream, and an immersive platform to engage with enthusiasts and promote the passion for driving.
The combination of Hagerty’s scalable omni-channel distribution strategy and innovative membership model has supported a strong rate of growth to date, that is projected to continue to grow through 2025.

Hagerty is currently owned by Hagerty Holding Corp., owning 75% of the Hagerty Units, and Markel Corporation, holding 25% of the Hagerty Units. A diagram depicting Hagerty’s current ownership is set forth below.
The mailing address of Hagerty is 121 Drivers Edge, Traverse City, Michigan. 49684, and its telephone number is (800) 922-4050.
The Proposals
Proposal 1 — The Business Combination Proposal
Aldel’s stockholders are being asked to adopt and approve the Business Combination Agreement pursuant to which: (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”). As a result of the Business Combination, New Hagerty will be the publicly traded reporting company in an “Up-C” structure.
A diagram depicting New Hagerty’s post-Business Combination structure in a no redemption scenario is set forth below.

Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.
PIPE Subscription Agreements
In connection with the proposed Business Combination, Aldel entered into subscription agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” or “accredited investors” as defined in the applicable SEC regulations (the “PIPE Financing investors”), pursuant to which the PIPE Financing investors have agreed to subscribe for and purchase, and Aldel has agreed to issue and sell to the PIPE Financing investors, an aggregate of 70,385,000 shares of Aldel Class A common stock (the “PIPE Shares”) and an aggregate of 12,669,300 warrants to purchase shares of Aldel Class A common stock (the “PIPE Warrants” and, together with the PIPE Shares, the “PIPE Securities”), for aggregate gross proceeds of $703,850,000 (the “PIPE Financing”). The PIPE Securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The purpose of the PIPE

Financing is to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirement provided in the Business Combination Agreement.
The closing of the sale of the PIPE Securities (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Business Combination and will occur on the date of, and immediately prior to, the consummation of the Business Combination. The PIPE Closing will be subject to customary conditions, including, but not limited to:
•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreements illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Subscription Agreements;

•
all representations and warranties of Aldel and the PIPE Financing investors contained in the relevant Subscription Agreement shall be true and correct in all material respects (other than those qualified by Subscriber Material Adverse Effect or Material Adverse Effect (each as defined in the relevant Subscription Agreement), which shall be true and correct in all respects) as of the date of the PIPE Closing (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date), and consummation of the date of the PIPE Closing shall constitute a reaffirmation by the PIPE Financing investor of each of the representations, warranties and agreements contained in the relevant Subscription Agreement as of the date of the PIPE Closing;

•
no Subscription Agreement shall have been amended, modified or waived in any manner that materially benefits any one PIPE Financing investor unless all PIPE Financing investors shall have been offered substantially similar benefits in writing;

•
all specified waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated;

•
no Company Material Adverse Effect shall have occurred, unless this condition has been waived by PIPE Financing investors representing a majority of the PIPE Securities to be purchased; and

•
all conditions precedent to the consummation of the closing of the Business Combination shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the closing of the Business Combination, but subject to satisfaction of such conditions as of the consummation of the closing of the Business Combination).

Each Subscription Agreement will terminate upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement, (iii) if any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing, and as a result the PIPE Closing does not occur at the closing of the Business Combination, or (iv) if the closing of the Business Combination has not occurred on or prior to February 17, 2022.
In addition, the Aldel Common Stock was originally sold in the Aldel IPO as a component of the Units for $10.00 per Unit. The Units consist of one share of Aldel Common Stock and one-half of one Warrant. As of September 24, 2021, the closing price on the NYSE of Aldel Common Stock was $10.08 per share, and the closing price of the Warrants was $2.06 per Warrant. The PIPE Financing investors agreed to subscribe for and purchase the PIPE Shares, and for certain PIPE Financing investors, PIPE warrants, for an effective price of $10 per PIPE Share, with certain PIPE Investors also receiving the PIPE Warrants at a percentage equal to 18% of Aldel Common Stock being issued in the PIPE Financing. The PIPE Warrants will be identical to the Warrants included in the units sold in the Aldel IPO, except that the PIPE Warrants will be issued in connection with the closing of the Business Combination and therefore similarly exercisable 30 days after issuance, and (i) may be exercised by the holders on a cashless basis, (ii) will be entitled to registration rights, and (iii) will not be listed on the NYSE (although New Hagerty has agreed to use its commercially reasonable efforts to cause the PIPE Warrants to be listed on the Over the Counter exchange, Pink Sheets or similar automated listing service). Aldel’s stockholders, in particular non-redeeming stockholders, may experience dilution as a consequence of, among other transactions, the issuance of

Common Stock as consideration in the Business Combination and the PIPE Financing and the issuance of the PIPE Warrants, including the cashless exercise of such PIPE Warrants for Class A Common Stock. For more detail, see “Risk Factors—Risks Related to Aldel and the Business Combination— Aldel’s Public Stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Financing and the issuance of the PIPE Warrants. Having a minority share position may reduce the influence that Aldel’s current stockholders have on the management of New Hagerty.”
The Subscription Agreements provide certain registration rights to the PIPE Financing investors, other than those PIPE Financing investors who, after the closing of the Business Combination and PIPE Closing, will hold in excess of 10% of the issued and outstanding common stock of New Hagerty (such PIPE Financing investors, the “Significant Subscribers”). The registration rights for the Significant Subscribers are as set forth in the Amended and Restated Registration Rights Agreement, as described below. The registration rights for the other PIPE Financing investors, as set forth in the Subscription Agreements, provide that Aldel is required to file with the SEC, within 20 business days after the consummation of the transactions contemplated by the Business Combination Agreement, a registration statement covering the resale of the PIPE Shares, PIPE Warrants and the shares of Aldel Class A common stock underlying the PIPE Warrants. Aldel has agreed to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the filing thereof (or 120 calendar days after the filing thereof if the SEC notifies Aldel that it will “review” the registration statement) and (ii) 10 business days after Aldel is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Financing investors agreed (i) to waive any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and (ii) not to seek recourse against the Trust Account as a result of, or arising out of, the Subscription Agreements, subject to certain qualifications set forth therein.
Sponsor Letter Agreement
In connection with the Business Combination Agreement, Aldel Investors LLC, Aldel LLC, and the directors and executive officers holding securities of Aldel (each a “Stockholder”) each entered into a support agreement (the “Sponsor Letter Agreement”) with Aldel and Hagerty, pursuant to which each Stockholder agrees to vote the shares of Aldel common stock beneficially owned by them (a) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement, (c) against the approval of any transaction that would impede or prevent the consummation of the Business Combination, and (d) against any amendment of the certificate of incorporation or bylaws of Aldel or any change in Aldel’s capitalization, corporate structure or business other than as contemplated by the Business Combination Agreement. Each Stockholder further agrees that it will (i) not exercise its right to redeem all or a portion of such Stockholder’s shares of Aldel common stock beneficially owned by them (in connection with the Business Combination or otherwise) and (ii) waive any adjustment to the conversion ratio set forth in Aldel’s organizational documents.
Amended and Restated Registration Rights Agreement
In connection with the Business Combination Agreement, Aldel (and subsequent to the Business Combination, New Hagerty), Aldel Investors LLC, FG SPAC Partners LP, ThinkEquity LLC, HHC, the Significant Subscribers and certain other parties (the “Holders” as defined therein) each entered into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, effective as of the consummation of the Transactions, the Registration Rights Agreement, dated as of April 8, 2021, among Aldel and the other parties thereto is terminated and whereby Aldel agreed to file a shelf registration statement registering the resale of New Hagerty equity held by the Holders, and granted to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock up restrictions referenced therein, including those documented in the Lock-up Agreement (as defined below).

Investor Rights Agreement
In connection with the Business Combination Agreement, Hagerty, State Farm, Markel and the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”), to be effective as of the consummation of the Transactions, which sets forth certain understandings between such parties with respect to certain governance matters, including the election and removal of directors and the granting of preemptive rights, among others.
Additional Agreements to be Executed at Closing
The Business Combination Agreement provides that, upon consummation of the Business Combination, New Hagerty will enter into the following additional agreements.
Tax Receivable Agreement
In connection with the Business Combination, New Hagerty will enter into a Tax Receivable Agreement with the Hagerty Equityholders (the “Tax Receivable Agreement”). OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which sales and exchanges of OpCo Units in connection with or following the Business Combination (“TRA Exchanges”) occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The Tax Receivable Agreement generally provides for the payment by New Hagerty to the Hagerty Equityholders of 85% of the cash tax benefits, if any, that New Hagerty realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions as a result of (i) tax basis adjustments resulting from TRA Exchanges and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to making payments under the Tax Receivable Agreement. These current and potential future tax basis adjustments are expected to increase (for tax purposes) the depreciation and amortization deductions available to New Hagerty and, therefore, may reduce the amount of U.S. federal, state and local tax that New Hagerty would otherwise be required to pay in the future. The tax basis adjustments upon TRA Exchanges may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by New Hagerty may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of New Hagerty and not of OpCo. New Hagerty will generally retain the benefit of the remaining 15% of these cash tax benefits.
We expect that the payments New Hagerty will be required to make under the Tax Receivable Agreement could be substantial. Estimating the amount and timing of New Hagerty’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of New Hagerty’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Class A common stock of New Hagerty at the time of a TRA Exchange, the extent to which such redemptions are taxable transactions, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income New Hagerty generates in the future, the U.S. federal income tax rate then applicable, and the portion of New Hagerty’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing New Hagerty’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount New Hagerty would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of New Hagerty’s realization of tax benefits.
Payments under the Tax Receivable Agreement are not conditioned on HHC’s or Markel’s continued ownership of New Hagerty. Payments under the Tax Receivable Agreement will be based on the tax reporting positions New Hagerty determines, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse New Hagerty for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.
In addition, the Tax Receivable Agreement provides that if (1) New Hagerty breaches any of its material obligations under the Tax Receivable Agreement (including in the event that New Hagerty is more than three months late making a payment that is due under the Tax Receivable Agreement, subject to certain exceptions), (2) New Hagerty is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, New Hagerty elects an early termination of the Tax Receivable Agreement, New Hagerty’s obligations under the Tax Receivable Agreement (with respect to all OpCo Units, whether or not such OpCo Units have been the subject of a TRA Exchange before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that New Hagerty would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement also provides that, upon certain changes of control or other significant transactions, in the discretion of HHC and Markel, New Hagerty’s obligations under the Tax Receivable Agreement may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that New Hagerty or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon any acceleration of New Hagerty’s obligations under the Tax Receivable Agreement (including upon a change of control), New Hagerty could be required to make payments under the Tax Receivable Agreement that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where HHC and Markel have interests that differ from or are in addition to those of other holders of Class A common stock.
Finally, because New Hagerty is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of OpCo to make distributions to it. To the extent that New Hagerty is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact New Hagerty’s results of operations and could also affect its liquidity in periods in which such payments are made.
The foregoing description of the Tax Receivable Agreement is not complete and is qualified in its entirety by reference to the Tax Receivable Agreement, which is filed as Exhibit 10.17 to this proxy statement and is incorporated herein by reference.
Lock-up Agreement
In connection with the closing of the Business Combination, Markel and HHC will enter into a lock-up agreement (the “Lock-up Agreement”) with Aldel, pursuant to which each will agree, subject to certain customary exceptions, not to:
(i)
offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Aldel common stock or securities convertible into or exercisable or exchangeable for Aldel common stock held by them immediately after the consummation of the Business Combination, or enter into a transaction that would have the same effect, subject to certain exceptions set forth in the Lock-up Agreement;

(ii)
enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or

(iii)
publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Lock-up Agreement) with respect to any security of Aldel;
until the date that is the earlier of (1) the expiration of the Founder Shares Lock-up Period (as defined in that certain Letter Agreement, dated April 8, 2021, by and among Aldel and its officers, directors, Aldel Investors LLC and FG SPAC Partners LP), and (2) 180 days after the consummation of the Business Combination. Notwithstanding the foregoing, if after the consummation of the Business Combination, there is a “Change of Control” (as defined in the Lock-up Agreement) of Aldel, then all of the shares shall be released from the restrictions set forth therein.
Amended and Restated LLC Agreement
In connection with the proposed Business Combination, the existing limited liability company agreement of Hagerty will be amended and restated in the form of a Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), to, among other things, admit Aldel as a member of the OpCo.
Sponsor Warrant Lock-up Agreement
In connection with the closing of the Business Combination, Aldel Investors LLC (the “Sponsor”) and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree as described below with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, (the “Placement Warrants”) pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). Pursuant to the Sponsor Warrant Lock-up Agreement:
(1)
the Placement Warrants shall not be exercisable until the date on which the volume weighted average trading price of the common stock of New Hagerty exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing one year after the Business Combination;

(2)
the OTM Warrants shall not be exercisable until the date on which the volume weighted average trading price of the common stock of New Hagerty exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 18 months after the Business Combination; and

(3)
prior to being exercisable, the Sponsor may transfer the Placement Warrants, subject to any requirements set forth in the Private Placement Units Purchase Agreement and the OTM Warrants Purchase Agreement, provided that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of the Sponsor Warrant Lock-up Agreement.

Exchange Agreement
In connection with the proposed Business Combination, Markel, HHC, OpCo and New Hagerty will enter into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, Markel and HHC will have the right from time to time, on the terms and conditions contained in the Exchange Agreement, to exchange their Units and Class V Shares for, at the option of New Hagerty, shares of Class A common stock of New Hagerty or cash. Please see the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” for further information. Below is a brief summary of the other Proposals that Aldel stockholders are being asked to vote on at the Special Meeting.

Proposal 2 — The NYSE Proposal
As part of the consideration for the Business Combination, Aldel is obligated to undertake (a) the issuance of approximately 250,000,000 shares of Class A Common Stock in connection with the Business Combination, including the issuance of shares of Class A Common Stock and OpCo Units issued in connection with the Business Combination in accordance with the Exchange Agreement (as defined below) upon exchange of the Class V Common Stock and (b) the issuance and sale of 70,385,000 shares of Class A Common Stock in a private offering of securities to certain investors in connection with the Business Combination, including shares of Class A Common Stock to certain Related Parties (as defined below and as further described in the section titled “Proposal 2 — The NYSE Proposal”, which will occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement (the “NYSE Proposal”).
Proposal 3 — The Charter Amendment Proposal
Aldel stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal and the Equity Incentive Plan Proposal and the consummation of the Business Combination, an amendment and restatement of the Current Charter, as set out in the Proposed Charter appended to this proxy statement as Annex B.
Proposal 4 — The Advisory Charter Proposals
Aldel stockholders will be asked to approve and adopt, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as separate sub-proposals:
(i)
increase Aldel’s authorized shares from 401,000,000 authorized shares to 500,000,000 authorized shares of Class A common stock, 300,000,000 authorized shares of Class V common stock, and 20,000,000 authorized shares of preferred stock;

(ii)
provide that each share of Class V common stock will be entitled to ten votes until the earlier of (a) the transfer of each such share other than to a Qualified Transferee (as defined in the Proposed Charter) and (b) 15 years from the date of effectiveness of the Proposed Charter;

(iii)
provide that directors may be removed from office for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event (as defined in the Proposed Charter) occurs, after which directors may only be removed from office for cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(iv)
provide that the Bylaws of New Hagerty may be amended by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class until a Control Trigger Event occurs, after which the Bylaws may only be amended by the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class;

(v)
require the affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the charter inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article); and
(vi)
delete the various provisions in Aldel’s current amended and restated certificate of incorporation applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Proposal 5 — The Directors Proposal
Aldel is proposing that its stockholders vote to elect, effective as of the consummation of the Business Combination, Michael Angelina, Robert Kauffman, McKeel Hagerty, Michael Crowley, Michael Tipsord, Laurie Harris, Mika Salmi, Bill Swanson and Sabrina Kay, to serve on New Hagerty’s board of directors.
Proposal 6 — The Equity Incentive Plan Proposal
Aldel is proposing that its stockholders approve and adopt the 2021 Equity Incentive Plan of New Hagerty, which will become effective upon the Closing. A summary of the Equity Incentive Plan is set forth in the “The Equity Incentive Plan Proposal” section of this proxy statement and a complete copy of the Equity Incentive Plan is attached hereto as Annex C.
Proposal 7 — The Employee Stock Purchase Plan Proposal
Aldel is proposing that stockholder approve and adopt the employee stock purchase plan (the “ESPP”). A summary of ESPP is set forth in the “The Employee Stock Purchase Plan Proposal” section of this proxy statement and a complete copy of the Employee Stock Purchase Plan is attached hereto as Annex D.
Proposal 8 — The Adjournment Proposal
Aldel is proposing that stockholders approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal.
Date, Time and Place of Special Meeting
The Special Meeting will be held on      , 2021, at 10:00 AM, Eastern time, conducted via virtual meeting at the following address      . You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. Aldel recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.
Proxy Solicitation
Proxies may be solicited by mail. We have engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section titled “Special Meeting of Aldel Stockholders — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of Aldel stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the shares of capital stock of Aldel issued and outstanding and entitled to vote, is represented in person, by virtual attendance or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

Our Current Charter requires the affirmative vote of a majority of the issued and outstanding shares of Aldel Common Stock as of the Record Date for the approval of the Charter Amendment Proposal. However, we are also requiring the affirmative vote of a majority of holders of a majority of the shares of Class A Common Stock then outstanding for the approval of the Charter Amendment Proposal. Accordingly, an Aldel stockholder’s failure to vote by proxy or to vote online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
The approval of the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. An Aldel stockholder’s failure to vote by proxy or to vote online at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and Adjournment Proposal. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting.
The NYSE Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is subject to and conditioned on the approval of the NYSE Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal. The Adjournment Proposal is not subject to and conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal do not receive the requisite vote for approval, then Aldel will not consummate the Business Combination. If Aldel does not consummate the Business Combination and fails to complete an initial business combination by October 12, 2022, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its Public Stockholders.
Recommendation to Aldel Stockholders
Our Board believes that the Proposals to be presented at the Special Meeting are in the best interests of Aldel and its stockholders and unanimously recommends that Aldel stockholders vote “FOR” the Proposals.
When you consider the recommendation of the Board in favor of approval of these Proposals, you should keep in mind that Aldel directors, officers and advisors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a stockholder. These interests include, among other things:
•
Unless Aldel consummates an initial business combination, Aldel’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account from the Aldel IPO and Private Placement. As of June 30, 2021, no out-of-pocket expenses are owed to Aldel’s officers, directors and Sponsor;

•
Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the

Founder Shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this prospectus as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up;
•
The fact that the Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination and such shares will be worthless if no business combination is effected by Aldel by October 12, 2022;

•
The fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
In connection with the closing of the Business Combination, the Sponsor and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree to certain new vesting arrangements with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Warrant Lock-up Agreement;”

•
Certain of Aldel’s executive officers and directors and/or entities affiliated with them participated in the PIPE Investment; and

•
The anticipated continuation of Robert Kauffman, Aldel’s Chief Executive Officer, as a director of New Hagerty.

Aldel’s Financial Advisor
Aldel retained ThinkEquity to provide a fairness opinion to the Board. On August 17, 2021, ThinkEquity delivered its written fairness opinion to Aldel’s board of directors, to the effect that, as of that date and based on and subject to various assumptions, limitations, and qualifications described in the opinion, the consideration to be paid by Aldel in connection with the Business Combination is fair, from a financial point of view. ThinkEquity has, in the past, provided investment banking services to Aldel, including as underwriter in the Aldel IPO, for which services ThinkEquity received compensation, including cash as well as a right of first refusal to act as exclusive financial advisors, investment bankers, book-runners, underwriters and/or placement agents in certain future transactions of Aldel (including the Business Combination). Also, in connection with the Aldel IPO, Aldel issued to ThinkEquity 59,437 units (the “Underwriter Units”) comprised of one share of Aldel Class A Common Stock and one warrant to purchase one share of Aldel Class A Common Stock at an exercise price of $11.50 that could become worthless if the Business Combination or another business combination is not consummated. In connection with the past investment banking services provided to Aldel, several of ThinkEquity’s employees own Underwriter Units. Aldel granted ThinkEquity, for a period beginning on the closing of the Aldel IPO and ending on the later of 24 months after the closing of the Aldel IPO and 12 months after the consummation of its business combination (including the Business Combination), a right of first refusal to act as (i) exclusive financial advisor in connection with all proposed business combinations for a fee of up to $4,025,000 (subject to Aldel’s right to allocate up to 50% of such fee to another financial institution), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at ThinkEquity’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for ThinkEquity or any successor to it or any of its subsidiaries, on terms agreed to by both ThinkEquity and Aldel in good faith. ThinkEquity has in the past provided investment banking services to certain Aldel officers and directors in their roles as officers and directors of unrelated companies in connection with unrelated transactions. Such companies include FG New America Acquisition Corp., FG Financial Group, Inc., Ballantyne Strong Inc. and BK Technologies Corporation.
In selecting ThinkEquity, the Board considered, among other things, the fact that ThinkEquity is a reputable investment banking firm with substantial experience advising companies. ThinkEquity, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. However, ThinkEquity’s interest in the Business Combination may conflict with your interests as a stockholder. The financial interests of ThinkEquity may influence their motivation in providing a fairness opinion, and their assessment of the Business Combination. While Aldel has until October 12, 2022 to complete its initial business combination, this risk may become more acute as the deadline for Aldel completing its initial business combination nears.
The full text of the fairness opinion describes the assumptions made, matters considered, and limitations on the review undertaken by ThinkEquity. This opinion is attached as Annex E and is incorporated into this proxy statement by reference.
Holders of Aldel common stock are encouraged to read ThinkEquity’s fairness opinion carefully in its entirety. ThinkEquity provided the fairness opinion for the use and benefit of, and the fairness opinion was rendered to, Aldel’s Board. The fairness opinion is not intended and does not constitute a recommendation as to any action that Aldel Board should take in connection with the Business Combination or as to how any Aldel stockholder should vote with respect to the Business Combination. ThinkEquity’s fairness opinion addresses only the fairness, from a financial point of view, of the consideration paid by Aldel in the Business Combination and related transactions, and ThinkEquity does not express any views on any other terms, aspects, or implications of the Business Combination or the Business Combination Agreement, including, without limitation, (i) any term or aspect of the Business Combination that is not susceptible to financial analyses, (ii) the redemption obligations of Aldel under its organizational documents (the “Redemption”), (iii) the fairness of the Business Combination, or all or any portion of the total consideration, to any other security holders of Aldel, Hagerty or any other person or any creditors or other constituencies Aldel, Hagerty or any other person, (iv) the appropriate capital structure of Aldel, Hagerty or whether Aldel should be issuing debt or equity securities or a combination of both in the Business Combination, (v) any capital raising or financing transaction contemplated by Aldel or Hagerty, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination or any class of such persons, relative to the Total Consideration in the Business Combination pursuant to the Business Combination Agreement, or otherwise or of any other agreements or other arrangements entered into in connection with, or contemplated by the Business Combination Agreement including, without limitation, the PIPE Subscription Agreements and the Tax Receivable Agreement to be entered into in connection with the Business Combination. ThinkEquity expressed no opinion as to the structure, terms, or effect of any other aspect of the Business Combination, including, without limitation, the tax, accounting or regulatory consequences thereof. Specifically, ThinkEquity was not requested to opine as to, and the fairness opinion does not in any manner address, the relative merits of the Business Combination as compared to any alternative business strategy that might exist. ThinkEquity did not engage in negotiations and is not aware of any alternative transactions. As such, the fairness opinion is not an opinion as to the merits of the Business Combination relative to any alternative transaction or business strategy, including the liquidation of the Trust Account or any Redemptions, or the merits of the underlying decision by the Board or Aldel to engage in or consummate the Business Combination. ThinkEquity served as one of the underwriters in the Aldel IPO and currently serves as financial advisor to Aldel. In such roles, ThinkEquity has and will receive compensation additional from Aldel. For additional information, please see the section titled “Proposal No. 1 — The Business Combination Proposal — Opinion of Aldel’s Financial Advisor.”
Emerging Growth Company
Aldel is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the

Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Aldel has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Aldel, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Aldel’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Aldel will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Aldel IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which Aldel is deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which Aldel has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, Aldel is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Aldel will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Aldel Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Aldel’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Aldel Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.
Risk Factors Summary
In evaluating the Proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors.”
Summary of Risks Related to Hagerty’s Business and Industry
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Hagerty’s future growth and profitability may be affected by new entrants into the market or current competitors developing preferred offerings.

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As of June 2021, a large percentage of Hagerty’s products and services are distributed through a few relationships and the loss of business provided by any one of them could have an adverse effect on the company.

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Hagerty may not be able to prevent, monitor, or detect fraudulent activity, including transactions with insurance policies or payments of claims.

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Hagerty has experienced significant member growth over the past several years, and the company’s continued business and revenue growth are dependent on its ability to continuously attract and retain members and the company cannot be sure they will be successful in these efforts, or that member retention levels will not materially decline.

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Future acquisitions or investments contain inherent strategic, execution, and compliance risks that could disrupt Hagerty’s business and harm the company’s financial condition.

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Hagerty may be subject to cyberattacks, and its reliance on third party providers for technology and services mean Hagerty’s operations could be disrupted due to the lack of resiliency in the operations of other companies, or a breach in their obligations to Hagerty, and could impair the operability of Hagerty’s website and other technology-based operations.

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Hagerty is subject to key person risk because it relies on the expertise of its CEO, senior management team, and other key employees. If Hagerty is unable to attract, retain, or motivate key personnel or hire qualified personnel, its business may be severely impacted.

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Hagerty’s unique company culture has contributed to its success, and if Hagerty is not able to maintain this culture in the future, its business could be harmed.

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The insurance products that Hagerty develops and sells for its underwriting carriers are subject to regulatory approval, and Hagerty may incur significant expenses in connection with the development and filing of new products before revenue is generated from new products.

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As a managing general agency/underwriter, Hagerty operates in a highly regulated environment for the company’s insurance product distribution and faces risks associated with compliance requirements, some of which cause Hagerty to make judgment calls that could have an adverse effect on the company.

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There are limited key underwriting carrier partners in our insurance markets, and Hagerty may not be able to find suitable replacements for its existing carriers.

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A regulatory environment that requires rate increases to be approved and that can dictate underwriting and pricing and mandate participation in loss sharing arrangements may adversely affect the company’s results of operations and financial condition.

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Hagerty relies on external data and the company’s digital platform to collect and evaluate information that the company utilizes in producing, pricing, and underwriting insurance policies (in accordance with the rates, rules, and forms filed with regulators, where required), managing claims and customer support, and improving business processes. Any future legal or regulatory requirements that might restrict the company’s ability to collect or utilize this data could potentially have an adverse effect on the company’s business, financial condition, and prospects.

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The underwriting companies that Hagerty works with, and Hagerty’s insurance agencies, are periodically subject to examinations and audits by insurance regulators, which could result in adverse findings, enforcement actions, require payments of fines or penalties, and necessitate remedial actions.

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The insurance business, including the market for property and casualty insurance, is historically cyclical in nature, and there may be periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect Hagerty’s business.

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The reinsurance that Hagerty Re purchases to protect against catastrophic and large losses may be unavailable at current coverage terms, limits, or pricing.

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Unexpected increases in the frequency or severity of claims may adversely affect Hagerty’s operations and financial condition.

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Severe weather events, catastrophes, and unnatural events are unpredictable, and Hagerty may experience losses or disruptions from these events.

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If the risks within the insurance programs that Hagerty offers on behalf of its underwriting carriers are not priced and underwritten accurately with competitive, yet profitable, rates, its business and financial condition could be adversely affected.

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The legal and regulatory requirements applicable to Hagerty’s business are extensive. If the company is not able to comply, it could have an adverse effect on the company. Extensive regulation and potential further restrictive regulation could increase Hagerty’s operating costs and limit the company’s growth.

•
Future regulatory changes could limit or impact Hagerty’s business model.

Summary of Risks Related to Aldel and the Business Combination
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Aldel has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Aldel is unable to consummate a business combination, including the Business Combination, its Public Stockholders may be forced to wait more than 18 months from the Aldel IPO before receiving distributions from the Trust Account.

•
Subsequent to the consummation of the Business Combination, Aldel may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

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The holders of Founder Shares have agreed to vote in favor of such initial business combination, regardless of how Aldel’s Public Stockholders vote.

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The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what New Hagerty’s actual financial position or results of operations would have been.

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If third parties bring claims against Aldel, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.

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Aldel’s stockholders may be held liable for claims by third parties against Aldel to the extent of distributions received by them.

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Neither Aldel nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Hagerty in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

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Aldel’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Hagerty’s key personnel, all of whom are expected to remain with New Hagerty following the Business Combination. While Aldel intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.

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Aldel’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.

Summary of Risks Related to New Hagerty and the Business Combination
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Following the consummation of the Business Combination, Hagerty will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

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New Hagerty’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to the company after the Business Combination is consummated could negatively impact its business.

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New Hagerty will qualify as an “emerging growth company” within the meaning of the Securities Act, and if the company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Hagerty’s securities less attractive to investors and may make it more difficult to compare New Hagerty’s performance to the performance of other public companies.

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New Hagerty’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Hagerty to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

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Because New Hagerty does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

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Future offerings of debt or offerings or issuances of equity securities by New Hagerty may adversely affect the market price of New Hagerty’s Common Stock or otherwise dilute all other stockholders.

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New Hagerty will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, the company’s stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

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The dual class structure of New Hagerty’s common stock may adversely affect the trading market for its Class A common stock following the closing of the transaction.

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The dual class structure of New Hagerty’s common stock will have the effect of concentrating voting power with the Hagerty’s Equityholders, which will limit your ability to influence the outcome of important transactions, including a change in control.

Summary of Risks Related to Tax
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New Hagerty will be a holding company and its only material asset after completion of the business combination will be its interest in OpCo, and it will therefore be dependent upon distributions made by OpCo to pay taxes, and make payments under the Tax Receivable Agreement and for other expenses.

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New Hagerty will be required to pay the Hagerty Equityholders and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits New Hagerty may receive, and the amounts payable may be substantial.

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To the extent New Hagerty receives tax distributions in excess of its actual tax liabilities and retains such excess cash, the Hagerty Equityholders may benefit from such accumulated cash balances if they exercise their exchange rights.

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If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, New Hagerty and OpCo might be subject to potentially significant tax inefficiencies, and New Hagerty would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

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Increases in applicable tax rates, changes in applicable tax laws or disagreements with tax authorities can adversely affect New Hagerty’s business, financial condition or results of operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF HAGERTY
The following information is only a summary and should be read in conjunction with Hagerty’s consolidated financial statements and related notes contained elsewhere in this proxy statement and information discussed under “Hagerty’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement are not indicative of Hagerty’s future performance. The selected consolidated statements of income data for the years ended December 31, 2020, 2019 and 2018 and the selected consolidated balance sheet data as of December 31, 2020 and 2019 are each derived from Hagerty’s audited consolidated financial statements appearing elsewhere in this proxy statement. The selected consolidated statement of income data for the six months ended June 30, 2021 and 2020, and the selected consolidated balance sheet data as of June 30, 2021 are derived from Hagerty’s unaudited condensed consolidated financial statements appearing elsewhere in this proxy statement. The Hagerty unaudited interim condensed consolidated financial statements were prepared on the same basis as its audited financial statements. The historical results are not necessarily indicative of the results to be expected in the future.
Consolidated Statement of Income Data:
	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Revenues
Commission and fee revenue	$137,816	$118,008	$236,443	$201,779	$174,293
Earned premium	133,671	103,408	220,502	157,394	97,020
Membership and other revenue	25,122	20,905	42,603	38,100	30,386
Total Revenues	296,609	242,321	499,548	397,274	301,699
Operating Expenses
Salaries and benefits	79,847	65,850	137,508	114,290	97,109
Ceding commission	64,067	49,613	105,974	75,567	46,553
Losses and loss adjustment expenses	55,346	42,484	91,025	64,400	40,859
Sales expense	48,712	42,880	86,207	84,189	70,015
General and administrative services	30,064	23,247	51,188	39,029	30,797
Depreciation and amortization	9,396	4,976	11,800	8,950	7,755
Total Operating Expenses	287,431	229,050	483,702	386,425	293,087
Operating Income	9,178	13,271	15,846	10,848	8,612
Other Income (Expense)	(624)	(174)	(986)	608	(17)
Income Before Income Tax Expense	8,554	13,096	14,860	11,456	8,596
Income tax expense	(2,902)	(2,424)	(4,820)	(7,250)	(122)
Net Income	$5,653	$10,673	$10,039	$4,206	$8,474
Consolidated Balance Sheet Data:
	As of June 30, 2021	As of December 31,
(in thousands)		2020	2019
Total assets	$759,066	$610,710	$443,278
Total liabilities	638,954	493,389	332,817
Total equity	120,112	117,321	110,461

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ALDEL
The following table contains summary historical financial data as of and for the year ended December 31, 2020, and as of and for the six months ended June 30, 2021. The statements of operations data for the year ended December 31, 2020 and the six months ended June 30, 2021, and the balance sheet data as of December 31, 2020 and June 30, 2021, are derived from the audited and unaudited financial statements of the Company, respectively, which are included elsewhere in this proxy statement. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement.
	Year ended December 31, 2020	Six months ended June 30, 2021
	(from inception to year-end)
Statement of Operations Data:
General and administrative expenses	$1,470	$279,750
Net loss	(1,470)	(1,605,202)
Loss per share – basic and diluted	$—	$(0.35)
Statement of Cash Flow Data:
Net cash used in operating activities	$—	$(1,152,852)
Net cash used in investing activities	—	(116,156,117)
Net cash provided by financing activities	$—	$118,756,357
	As of December 31, 2020	As of June 30, 2021
Balance Sheet Data:
Total cash	$—	$1,447,388
Total assets	55,000	118,591,691
Total liabilities	56,470	7,359,931
Total stockholders’ equity	$(1,470)	$5,000,010

RISK FACTORS
The following risk factors will apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Hagerty and our business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your shares of Common Stock. The following discussion should be read in conjunction with our financial statements and the consolidated financial statements of Hagerty and notes to the consolidated financial statements included herein.
Risks Related to Hagerty
Unless the context otherwise requires, references in this subsection “— Risks Related to Hagerty” to “we”, “us” and “our” generally refer to Hagerty in the present tense or New Hagerty from and after the Business Combination.
General Risks Related to Hagerty’s Business
Our future growth and profitability may be affected by new entrants into the market or current competitors developing preferred offerings.
Our business is rapidly growing and evolving, and we have many competitors across our different offerings. The markets in which we operate are highly competitive and there can be no assurance that we will continue to compete effectively within our industry. We face competition from large, well-capitalized national and international companies, including other insurance providers, technology companies, automotive media companies, other well-financed companies seeking new opportunities, or new competitors with technological or other innovations. Many of our competitors have substantial resources, experienced management, strong marketing, underwriting and pricing capabilities. Because collector auto insurance constitutes a significant portion of our overall business, we may be more sensitive than other providers of insurance to, and more adversely affected by, trends that could decrease auto insurance rates or reduce demand for auto insurance over time, such as industry advances in mileage-based or usage-based insurance offerings, changes in vehicle technology, autonomous or semi-autonomous vehicles, or vehicle sharing arrangements. In addition, there are limited barriers to entry in the automotive lifestyle business. Accordingly, more established brands with significantly more resources may compete against us in the automotive lifestyle business in the future. If we are unable to compete effectively, we may not be able to grow our business and our financial condition and results of operations may be adversely affected.
As a result of a number of factors, including increasing competition, negative brand or reputational impact, changes in geographic mix or product mix, and the continued expansion of our business into a variety of new areas, we may not be able to continue to grow our revenues at a high rate or at all. We may also experience a decline in our revenue growth rate as our revenues increase to higher levels. Our revenue growth may be impacted if there is a deceleration or decline in demand for our products and services due to changing market dynamics or demographic shifts.
As of June 2021, a large percentage of Hagerty’s products and services are distributed through a few relationships and the loss of business provided by any one of them could have an adverse effect on us.
In addition to our direct sales efforts and independent channels, we market our insurance products through several insurance distribution partners. For the year ended December 31, 2020, approximately 16% of our commission revenues globally were attributable to four distribution partner marketing relationships. For two of these distribution partners, we have 10-year arrangements, one of which has an expiration date in 2029 and the other in 2030. The other relationships have shorter durations. Upon expiration or termination of these agreements, these partners may decide not to continue to distribute our products and services or may be unwilling to do so on terms acceptable to us. For a more complete discussion of our distribution partnerships, see “Information About Hagerty — Distribution, Marketing and Strategic Relationships.” If we are not successful in maintaining existing relationships and in continuing to expand our distribution relationships, or if we encounter regulatory, technological, or other impediments to delivering our services to members through these relationships, our ability to retain members and grow our business could be adversely impacted. In addition, the broker/agent relationships many of the partners we work with may change and their own internal strategy about how products are marketed may change, and, where we do not have exclusivity, we face competition by providers who seek to build or strengthen the relationships with our distribution partners, which could cause a loss of focus on or exposure to our products and services, adversely impacting new sales.
We may not be able to prevent, monitor, or detect fraudulent activity, including transactions with insurance policies or payments of claims.
If we fail to maintain adequate systems and processes to prevent, monitor, and detect fraud, including employee fraud, agent fraud, fraudulent policy acquisitions, vendor fraud, fraudulent claims activity, or if an inadvertent error occurs because of human or system error, our business could be materially adversely impacted. Fraud schemes have become increasingly more sophisticated and are ever evolving into different avenues of fraudulent activity. While we believe that any past incidents of fraudulent activity have been relatively isolated, we cannot be certain that our systems and processes will always be adequate as fraudulent activity and schemes continue to evolve. Our employees are required to take anti-fraud training, and we use a variety of tools to protect against fraud, but the trainings and these tools may not always be successful at preventing fraud.
Instances of fraud may result in increased costs, including possible settlement and litigation expenses, and could have a material adverse effect on our business and reputation. In addition, failure to monitor and detect fraud and otherwise comply with state Special Investigation Unit requirements can result in regulatory fines or penalties.
We have experienced significant member growth over the past several years, and our continued business and revenue growth are dependent on our ability to continuously attract and retain members and we cannot be sure we will be successful in these efforts, or that member retention levels will not materially decline.
If consumers do not perceive our service offerings to be of value, including if we introduce new or adjust existing features, adjust pricing, coverage or service offerings, or change the mix of offerings in a manner that is not favorably received by consumers, we may not be able to attract and retain members. We may, from time to time, adjust the pricing or the pricing model itself, which may not be well received by consumers, and which may result in existing members canceling their membership or obtaining services from a competitor and may result in fewer new members joining our programs. In addition, many of our members are referred to us through word-of-mouth from existing members. If our efforts to satisfy our existing members are not successful, we may not be able to attract members, and as a result, our ability to maintain and/or grow our business will be adversely affected.
A large percentage of our revenues are derived from sales through direct-to-consumer sales, including through digital channels. If we fail to meet consumer expectations for the customer experience through digital or other sales channels, our growth may be impacted through the loss of existing members or inability to attract new members.
Future acquisitions or investments contain inherent strategic, execution, and compliance risks that could disrupt our business and harm our financial condition.
We may pursue acquisitions or investments to grow our business in line with our strategic objectives. There is no guarantee that these acquisitions or investments (whether for internal technology or products used or for external uses) will achieve the desired return sought. Or, these acquisitions or investments could cause additional risk due to the liabilities or unforeseen expenses such acquisitions or investments may bring, such as higher than expected costs due to market competition for the acquisition/investment, regulatory approval requirements, delays in implementation, lost opportunities that could have been pursued with cash being used, litigation or regulatory enforcement post-acquisition or investment, contingent liabilities, implementation cost, misalignment of culture, loss of technology through theft or trade secrets exchanged, loss of key partners/vendors, currency exchange rate for foreign investment, timing within overall economic environment, carrying costs, and tax liabilities. Additionally, the risks from future acquisitions or investments could result in impairment charges against goodwill or increases in the liabilities on our consolidated balance sheet, as well as missed earnings results.
We may be subject to cyberattacks, and our reliance on third party providers for technology and service mean Hagerty’s operations could be disrupted due to the lack of resiliency in the operations of other companies, or a breach in their obligations to us, and could impair the operability of our website and other technology-based operations.
Cyberattacks, denial-of-service attacks, ransomware attacks, business email compromises, computer malware, viruses, social engineering (including phishing) and other malicious internet-based activity are prevalent in our industry and such attacks continue to increase. We also utilize third-party providers to host, transmit, or otherwise process electronic data in connection with our business activities. We or our vendors and business partners may experience attacks, unavailable systems, unauthorized access or disclosure due to employee or other theft or misuse, denial-of-service attacks, sophisticated attacks by nation-state and nation-state supported actors, and advanced persistent threat intrusions. Despite our efforts to ensure the security, privacy, integrity, confidentiality, availability, and authenticity of information technology networks and systems, processing and information, we may not be able to anticipate, or to implement, preventive and remedial measures effective against all data security and privacy threats. We cannot guarantee that the recovery systems, security protocols, network protection mechanisms, and other security measures that we have integrated into our systems, networks, and physical facilities, which are designed to protect against, detect and minimize security breaches, or those of our vendors and business partners, will be adequate to prevent or detect service interruption, system failure, data loss or theft, or other material adverse consequences. No security solution, strategy, or measures can address all possible security threats or block all methods of penetrating a network or otherwise perpetrating a security incident. The risk of unauthorized circumvention of our security measures, or those of our third-party providers, clients, and partners has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including without limitation, the theft or misuse of personal and financial information, counterfeiting, “phishing” or social engineering incidents, ransomware, extortion, publicly announcing security breaches, account takeover attacks, denial or degradation of service attacks, malware, fraudulent payment, and identity theft.
For example, we experienced an unauthorized access into our online insurance quote system in 2021 whereby attackers used personal information already in their possession to obtain additional consumer data, including driver's license numbers, through Hagerty's Instant Quote feature. The issue has been remediated. While no Hagerty systems or databases were compromised or significantly disrupted as part of this incident and the costs associated with the incident and our remediation efforts were not material, Hagerty could be subject to litigation or regulatory enforcement actions, including fines or other penalties from state regulatory agencies related to this event or other cyber-attacks in the future
If cyberattacks on our systems occur in the future our reputation could suffer irreparable harm, causing our current and prospective customers to decline to use Hagerty’s services. Further, we may be required to expend significant financial and operational resources in response to a security breach, including repairing system damage, increasing security protection costs by deploying additional personnel and protection technologies, and defending against and resolving legal and regulatory claims, all of which could be costly and divert resources and the attention of our management and key personnel away from Hagerty’s business operations.
We are subject to key person risk because we rely on the expertise of our CEO, senior management team, and other key employees. If we are unable to attract, retain, or motivate key personnel or hire qualified personnel, our business may be severely impacted.
Our success depends on the ability to attract, retain, and motivate a highly skilled and diverse management team and workforce. Our CEO is well known and respected in our industry. He is an integral part of the Hagerty brand and his departure would likely create difficulty with respect to both the perception and execution of our business. Additionally, the loss of a member of our senior management team, specialized insurance experts or key personnel might significantly delay or prevent the achievement of our strategic business objectives and could harm our business. We rely on a small number of highly-specialized insurance experts, the loss of any one of whom could have a disproportionate impact on our business. Our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Moreover, if and when the stock options or other equity awards are substantially vested, employees under such equity arrangements may be more likely to leave, particularly when the underlying shares have seen a value appreciation.
Our inability to ensure that the Company has the depth and breadth of management and personnel with the necessary skills and experience could impede our ability to deliver growth objectives and execute our operational strategy. As we continue to expand and grow, we will need to promote or hire additional staff, and it may be difficult to attract or retain such individuals in a timely manner and without incurring significant additional costs. Furthermore, several members of our management team were hired recently. If we are not able to integrate these new team members or if they do not perform adequately, our business may be harmed.
Hagerty’s unique company culture has contributed to our success, and if we are not able to maintain this culture in the future, our business could be harmed.
Hagerty’s culture supports a high level of employee engagement, which translates into a service model that produces a high level of customer satisfaction and retention. We face a number of challenges that may affect our ability to sustain our culture, including:
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failure to identify, attract, reward, and retain people in leadership positions in our organization who share and further our culture, values, and mission;

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the increasing size and geographic diversity of our workforce and our ability to promote a uniform and consistent culture across all our offices and employees;

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competitive pressures to move in directions that may divert us from our mission, vision, and values;

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the continued challenges of a rapidly evolving industry; and

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the increasing need to develop expertise in new areas of business needed to execute our growth plans and strategy.

If we are not successful in instilling our culture in new employees, or maintaining our culture as we grow, our operations may be disrupted and our financial performance may suffer.
Some of our membership products are newer and have limited operating history, which makes it difficult to forecast operating results. We may not show profitability from these newer products as quickly as we anticipate or at all.
The success of new product and service introductions depends on a number of factors, including timely and successful development, market acceptance, our ability to manage the risks associated with new product production ramp-up issues, the availability of application software for new products, the effective management of purchase commitments and vendor relationships in line with anticipated product demand, the availability of products in appropriate quantities and at expected costs to meet anticipated demand, and the risk that new products and services may have quality or other defects or deficiencies. Accordingly, we cannot determine in advance the ultimate effect of new product and service introductions and transitions. If our new products or services are not well received, or if we are unable to introduce them in a cost-effective manner, we may not be able to realize a profit on those products and services and may, in fact, recognize losses for some time. This could have an adverse effect on our financial condition and results of operations.
We are subject to payment processing risks which could adversely affect our results of operations.
We currently rely on a limited number of payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if any of the vendors become unwilling or unable to provide these services to us, and we are unable to find a suitable replacement on a timely basis. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, it could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis, or at all, our business, results of operations, and financial condition could be harmed.
The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to, or exploit weaknesses that may exist in the payment systems. There are potential legal, contractual, and regulatory risks if we are not able to properly process payments. If we are unable to comply with applicable rules or requirements for the payment methods that we accept, or if payment-related data is compromised due to an incident or a breach, we may be liable for significant costs incurred by payment card issuing banks and other third parties, subject to fines and higher transaction fees, subject to potential litigation or enforcement action, or our ability to accept or facilitate certain types of payments may be impaired.
In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types or potential changes to our payment systems that may result in higher costs. If we fail to adequately control fraudulent credit card transactions, we could face civil liability, diminished public perception of our security measures, and significantly higher credit card-related costs, each of which could harm our business, results of operations, and financial condition.
As we continue to grow operations in different geographic locations, additional risk related to foreign currencies may have an impact on revenue and our results of operations.
We have foreign operations, and in some instances, collect from customers in foreign currencies. The exchange rates we use to consolidate our foreign entities may be less favorable to us than the actual exchange rates used to convert the funds into U.S. dollars. These foreign exchange risks could have a material negative impact on our financial condition and results of operations.
As Hagerty continues to grow through the partnerships, acquisitions, and the execution of events, we may be inherently absorbing or taking on additional risk.
Our continued involvement in event acquisitions and partnerships may give rise to increased brand and reputational risk. If we are unable to successfully onboard associated employees, contractors, and volunteers and incorporate them into Hagerty’s culture, we may fail to maintain continuity of experience across our event offerings. We may experience an increase in financial liability and potential litigation due to a heightened exposure inherent in the operation of public events.
Hagerty’s technology platforms may not function properly, which might subject us to loss of business and revenue, breach of contractual obligations, and place us out of compliance with state and federal rules and regulations.
We utilize numerous technology platforms throughout our business for various functions, including to gather customer data in order to determine whether or not to write and how to price our insurance products, to process many of our claims, to issues and service our membership products, and to provide valuation services. Our technology platforms are expensive and complex. The continuous development, maintenance, and operation of our technology platforms may entail unforeseen difficulties, including material performance problems or undetected defects or errors. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our technology from operating properly. If our platforms do not function reliably, we may incorrectly select our customers, bill our customers, price insurance products, incorrectly pay or deny insurance claims made by our customers. These errors could result in inadequate insurance premiums paid relative to claims made, resulting in increased financial losses. These errors could also cause customer dissatisfaction with us, which could cause customers to cancel or fail to renew their insurance policies with us or make it less likely that prospective customers obtain new insurance policies from us. Additionally, technology platform errors may lead to unintentional bias and discrimination in the underwriting process, which could subject us to legal or regulatory liability and harm our brand and reputation. Any of these eventualities could result in a material adverse effect on our business, results of operations, and financial condition.

Hagerty’s future success depends on the ability to continue to develop and implement technology, and to maintain the confidentiality of this technology.
Our future success depends on our ability to continue to develop, implement, and maintain the confidentiality of our proprietary technology. Changes to existing laws, their interpretation or implementation, or the introduction of new laws could impede our use of this technology or require that we disclose our proprietary technology to our competitors, which could negatively impact our competitive position and result in a material adverse effect on our business, results of operations, and financial condition. In most jurisdictions, government regulatory authorities have the power to interpret and amend laws and regulations applicable to the processing of data. Such authorities may require Hagerty to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our business, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, Hagerty may be penalized or precluded from carrying on our previous activities. Our errors and omissions insurance coverage covering certain security and privacy damages and claim expenses may not be sufficient to compensate for all liabilities we may incur.
We may not be able to prevent or address the misappropriation of Hagerty-owned data.
From time to time, third parties may misappropriate our data through website scraping, bots, or other means and aggregate this data on their websites with data from other companies. In addition, copycat websites or mobile apps may misappropriate data and attempt to imitate our brand or the functionality of our website or our mobile app. If we become aware of such websites or mobile apps, we intend to employ technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites or mobile apps in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations.
In some cases, particularly in the case of websites operating outside of the U.S., our available remedies may not be adequate to protect us against the effect of the operation of such websites or mobile apps. Regardless of whether we can successfully enforce our rights against the operators of these websites or mobile apps, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.
The COVID-19 pandemic has caused, and may continue to cause, a disruption to our operations and may impact our business, key metrics, and results of operations in numerous ways that remain unpredictable.
The effects of the COVID-19 pandemic, and U.S. and international responses, are wide-ranging, costly, disruptive and rapidly changing. The COVID-19 pandemic has had, and may continue to have, material effects on our operations. Factors that give rise, or may give rise, to those effects include, or may include, the following, as well as others that we cannot predict:
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Executive, legislative or regulatory mandates or judicial decisions which are unknown to us that may require increased levels of insurance or may extend the scope of insurance coverages.

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Regulatory actions:

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prohibiting or postponing the cancellation or non-renewal of insurance policies in accordance with policy terms or requiring renewals on current terms, conditions, previous rates, or at a rate decrease;

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requiring the coverage of losses irrespective of policy terms or exclusions;

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requiring or encouraging premium refunds;

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granting extended grace periods for premium payments; and

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extending due dates to pay past due premiums;

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Disruptions, delays, and increased costs and risks related to working remotely, having limited or no access to our facilities, workplace re-entry, employee safety concerns, and reductions or interruptions of critical or essential services. Those effects may include, among others:

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exposure to additional and increased risks related to internal controls, data security, and information privacy, for both us and for our suppliers, vendors, and other third-parties with whom we do business;

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illnesses suffered by key employees, or a significant percentage of our workforce or the workforce of our agents, brokers, suppliers, or outsourcing providers, which could prevent or delay the performance of critical business functions;

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illnesses suffered by employees who have continued to work, or who have or will return to work, in our facilities may expose us to increased risk of employment related claims and litigation;

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reduced demand for our insurance and non-insurance products, events, and services due to reduced global economic activity, which could adversely impact our revenues and cash flows;

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adverse impacts on our revenues and cash flows due to premium refunds or delayed receipt of premium payments or delayed payment of reinsurance recoverables; and

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expedited claims payments in response to regulatory requirements;

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Increases in the number of potential fraudulent claims made under insurance policies due to the economic hardships experienced by companies and individuals as a result of the COVID-19 pandemic; and

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Increases in local, state, and federal taxes to pay for costs incurred by governmental expenditures associated with the COVID-19 pandemic.

One or more of these factors resulting from the COVID-19 pandemic, and others we cannot anticipate, could have material adverse effects on Hagerty’s results of operations and financial condition; and the extent of these effects will depend, at least in part, on the scope, severity, duration, and subsequent recurrences of the pandemic. In addition, the Company may take steps to mitigate potential risks or liabilities that may arise from the COVID-19 pandemic and related developments, and some of those steps may have a material adverse effect on the Company’s results of operations and financial condition. Even if an unfavorable outcome does not materialize, these factors and actions the Company may take in response may have a material adverse impact on the Company’s reputation and result in substantial expense and disruption.
In addition, it is important to note and emphasize, the COVID-19 pandemic also may have the effect of triggering or intensifying many of the risks described elsewhere in the Risk Factors.
Changes in social attitudes may make ownership of collector vehicles less desirable, leading to a drop in demand for Hagerty products and services.
Changing consumer preferences and social attitude toward options such as electric vehicles and/or autonomous driving could have a material impact on our business. The traditional business model of car sales is starting to be complemented by a range of diverse, on-demand mobility solutions, especially in dense urban environments that proactively discourage private-car use. This shift, along with a significant rise in the annual growth of car sharing members and autonomous and electric vehicles in the markets we currently conduct business, could have a trickle-down effect to the collector car space and create a drop in demand for our products and services, which could have a material adverse effect on our business, financial condition, and results of operations.
An inadequate strategy to address and respond to issues of diversity, equity, and inclusion could leave the company insufficiently prepared for significant cultural shifts affecting our marketplace and may create a negative brand image, leading to the alienation of our associates and clients.
Companies must achieve diversity if they want to acquire and retain talent, build employee engagement, and improve business performance. Diversity, equity, and inclusion have been shown to drive higher innovation, enhanced job performance, less employee turnover, and greater profits. If there is not a focus on developing a cohesive strategy to create a sense of belonging with clear and impactful diversity, equity, and inclusion initiatives, the company could potentially put itself in a position where the brand and/or sales are impacted as a result of a failure to create a successful strategy.
Hagerty is exposed to interest rate risk through the course of our normal operations. Rising interest rates could have a negative impact on our cash flows as interest expense would likely increase on the variable rate debt.
Our consolidated balance sheets include assets and liabilities with estimated fair values that are subject to market risks. Our primary market risk has been interest rate risks, which impacts the fair value of our liabilities as well as interest rate risks associated with our investments in fixed income securities.
In recent years, interest rates have been at or near historic lows. A protracted low interest rate environment would continue to place pressure on our net investment income, particularly as it relates to fixed income securities and short-term investments, which, in turn, may adversely affect our operating results.
Future increases in interest rates could cause the values of our fixed income securities portfolios to decline, with the magnitude of the decline depending on the maturity of the securities included in our portfolio and the amount by which interest rates increase. Some fixed income securities have call or prepayment options, which create possible reinvestment risk in declining rate environments.
Risks for all types of securities are managed through the application of our investment policy, which establishes investment parameters that include, but are not limited to, maximum percentages of investment in certain types of securities and minimum levels of credit quality. We cannot be certain that our investment objectives will be achieved, and results may vary substantially over time. In addition, although we seek to employ investment strategies that are not correlated with our insurance and reinsurance exposures, losses in our investment portfolio may occur at the same time as underwriting losses and, therefore, exacerbate the adverse effect of the losses on us.
We may require additional capital in the future, which may not be available or may only be available on unfavorable terms. We may also encounter difficulty in obtaining funds to meet our commitments.
Hagerty is exposed to the credit risk, or liquidity risk, through our banking partners. If Hagerty were to experience operating losses and is not able to generate additional liquidity through a capital raise or other cash infusion, we may need to secure additional sources of funds, which may or may not be available. Additionally, a failure to generate additional liquidity could negatively impact Hagerty’s ability to operate its business.
To the extent that cash flows generated by our operations are insufficient to fund future operating requirements, or that our capital position is adversely impacted by a decline in the fair value of our investment portfolio, losses from catastrophe events or otherwise, we may need to raise additional funds. We also may be required to liquidate fixed maturity securities, which may result in realized investment losses. Any further sources of capital, including capacity needed for letters of credit, if available at all, may be on terms that are unfavorable to us. Our access to additional sources of capital will depend on a variety of factors, such as market conditions, the general availability of credit, the availability of credit to the industries in which we operate, our results of operations, financial condition, credit ratings and credit capacity, as well as pending litigation or regulatory investigations. Our ability to borrow under our revolving credit facility and letter of credit facilities is contingent on our compliance with the covenants and other requirements under those facilities. Similarly, our access to capital may be impaired if regulatory authorities or rating agencies take negative actions against us. Additionally, to reduce the risk of a bank failure, Hagerty engages only with high-quality counterparties with high credit ratings. Our inability to obtain adequate capital when needed could have a negative impact on our ability to invest in, or take advantage of opportunities to expand our businesses, such as possible acquisitions or the creation of new ventures, and inhibit our ability to refinance our existing indebtedness on terms acceptable to us. Any of these effects could have a material adverse effect on our results of operations and financial condition.
Hagerty’s day-to-day operations create transactions, events, and conditions that may give rise to the need for accounting estimates to be recognized or disclosed in the financial statements. There is a risk that these estimates could create a material misstatement for accounting purposes.
The preparation of the financial statements requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to provision for unpaid for losses and loss adjustment expenses, and allowance for premium write-offs. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
The most significant estimate that is susceptible to notable change in the near-term relates to the provisions for unpaid losses and loss adjustment expenses (including those losses incurred but not reported (IBNR)). Although some variability is inherent in this estimate, the Company believes that the current estimate is reasonable in all material respects. This estimate is reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.
Risks Related to Hagerty’s Insurance Services
The insurance products that Hagerty develops and sells for our underwriting carriers are subject to regulatory approval, and Hagerty may incur significant expenses in connection with the development and filing of new products before revenue is generated from new products.
The insurance products that Hagerty develops and sells require regulatory approvals in each respective jurisdiction. This product development and filing cycle can take time. The product development and filing process can be challenging and expensive. The process can also be delayed, given the unknown timelines in which insurance departments might take to review and approve filings. Questions and objections from insurance departments can also delay the product launch date. Moreover, there could be an inability to obtain regulatory approval on a product filing.
The nature of the product development and filing cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenues, if any, from the new products. If we spend a significant amount of resources on research and development, and our efforts do not lead to the successful introduction or improvement of products that are competitive in the marketplace, this could materially and adversely affect our business and results of operations.
Additionally, there could be a change in the anticipated customer demand for a product we are developing before the product is released. Customer demand could decrease after the development cycle has begun. A decrease in customer demand for a new or improved product could cause us to fall short of our sales targets, and we might not be able to avoid the substantial costs associated with the product’s development or improvement. If we are unable to complete product development and filing cycles successfully, in a timely manner, that meets customer demand for new or improved products, and generate revenues from these future products, the growth of our business could be harmed.
As a managing general agency/underwriter, we operate in a highly regulated environment for our insurance product distribution and face risks associated with compliance requirements, some of which cause us to make judgment calls that could have an adverse effect on us.
The insurance industry in which we operate is subject to extensive regulation. We are subject to regulation and supervision both federally and in each applicable local state or provincial jurisdiction. In general, these regulations are designed to protect members, policyholders, and insureds and to protect the integrity of the financial markets, rather than to protect stockholders or creditors. Our ability to conduct business in these jurisdictions depends on our compliance with the rules and regulations promulgated by federal and state or provincial regulatory bodies and other regulatory authorities. Maintaining compliance with rules and regulations is often complex and challenging, and it sometimes requires us to make a judgment call regarding the level of risk associated with a requirement, which could have an adverse effect on us.
There can be no assurance that we will be able to adapt effectively and timely to any changes in law. A failure to comply with regulatory requirements, or changes in regulatory requirements or interpretations, can result in actions by regulators, potentially leading to penalties and enforcement actions, and in extreme cases, revocation of an authority to do business in one or more jurisdictions. This could result in adverse publicity and potential damage to our brand and reputation in the marketplace. In addition, we could face lawsuits by members, insureds, and other parties for alleged violations of these laws and regulations.
State insurance laws grant supervisory agencies, including state insurance departments, broad administrative authority. Canadian insurance regulators and, in the United States, state insurance regulators and the National Association of Insurance Commissioners continually review existing laws and regulations, some of which affect our business. These supervisory agencies regulate many aspects of the insurance business, including the licensing of insurance brokers and agents and other insurance intermediaries; the handling of third-party funds held in a fiduciary capacity; and trade practices, such as marketing, advertising, and compensation arrangements entered into by insurance brokers and agents. Individuals who engage in the solicitation, negotiation, or sale of insurance, or provide certain other insurance services, generally are required to be licensed individually. Insurance laws and regulations govern whether licensees may share commissions with unlicensed entities and individuals. We believe that generally any payments we make to third parties are in compliance with applicable laws. However, should any regulatory agency take a contrary position and prevail, we will be required to change the manner in which we pay fees to individuals and entities for placing insurance policies through us.
Regulatory review or the issuance of interpretations of existing laws and regulations may result in the enactment of new laws and regulations that could adversely affect our operations or our ability to conduct business profitably. It is difficult to predict whether, and to what degree, changes resulting from new laws and regulations will affect the industry or our business.
There are limited key underwriting carrier partners in our insurance markets, and we may not be able to find suitable replacements for our existing carriers.
Hagerty works with a limited number of carriers in the United States, Canada, and the United Kingdom for its personal lines insurance products, and there is a risk that if one or more of the carriers becomes impaired or terminates its relationship with Hagerty that Hagerty’s profitability may be adversely affected. If a carrier partner relationship terminates or there is loss of strategic support or alignment, we may be unable to transition to a new relationship without disruption, increased cost, lost profits, or lost market share, or a combination of the foregoing.
We derive a large portion of our revenue from commissions and quota share reinsurance on the sale of personal lines insurance products issued under an exclusive relationship with a single carrier in the United States (Essentia Insurance Company, a Markel subsidiary), Canada (Elite Insurance Company (“Elite Insurance Company”), a subsidiary of Aviva Canada, Inc. (“Aviva”)) and the United Kingdom (primarily Markel International Insurance Company Limited, a Markel subsidiary). If that carrier were to experience liquidity problems or other financial (such as rating agency downgrades) or operational difficulties, we could encounter business disruptions as a result, and our results of operations may suffer.
Our contract with Markel, and our contract with State Farm regarding the upcoming State Farm Classic Plus program, contain provisions that allow those partners to terminate our agreements with them at any time upon the occurrence of a change of control. One of the events triggering a change of control would occur if the Hagerty family ceases to own shares representing a majority of our voting power. Accordingly, if we experience a change of control, including as a result of the Hagerty family’s sale of a sufficient number of shares to result in their controlling less than a majority of their voting power, we could lose our agreements with one or both of these partners, which could have a material adverse effect on our business, operations and financial results.
A regulatory environment that requires rate increases to be approved and that can dictate underwriting and pricing and mandate participation in loss sharing arrangements may adversely affect our results of operations and financial condition.
Political events and positions can affect the insurance market on occasion, including efforts to reduce rates to a level that may prevent us from being profitable or may not allow us to reach our goals. If the loss ratio for the insurance programs that we administer is favorable to that of the industry, regulatory authorities could impose rate restrictions, require payment of premium refunds to policyholders, or could challenge or delay efforts to raise rates. Rate changes may be required for us to achieve our goals related to profitability and return on equity. If we were to experience challenges in obtaining approvals for rate changes, that could limit us in reaching our targeted goals and profitability. For example, with the COVID-19 pandemic, state regulators and legislators were under increased political pressure to provide financial relief to policyholders, and several states did require premium relief/refunds, depending on loss severity and frequency, while other states highly recommended that premium relief/refunds be given to policyholders. Additionally, certain states have enacted laws that require an insurer conducting business in that state to participate in assigned risk plans, reinsurance facilities, and joint underwriting associations. Certain states also require insurers to offer coverage to all consumers, often restricting an insurer’s ability to charge the price it might otherwise charge. Laws and regulations of many states also limit an insurer’s ability to withdraw from one or more lines of insurance there, except pursuant to a plan that is approved by the state insurance department. This limitation can prolong and provide additional challenges for strategic business plans related to conversions, transfers, and book rolls. Although Hagerty is not an insurer, our business, results of operations, or financial condition could be adversely affected by any of these factors, as they are applicable to the insurance programs we administer.
We rely on external data and our digital platform to collect and evaluate information that we utilize in producing, pricing, and underwriting insurance policies (in accordance with the rates, rules, and forms filed with regulators, where required), managing claims and customer support, and improving business processes. Any future legal or regulatory requirements that might restrict our ability to collect or utilize this data could potentially have an adverse effect on our business, financial condition, and prospects.
We use our digital platform to collect data points that we evaluate in pricing and underwriting insurance policies, managing claims and customer support, and improving business processes. Our business model is dependent on our ability to collect vehicle usage and driving data. If federal, state, or international regulators were to determine that the type of data we collect, the process we use for collecting this data, or how we use it, unfairly discriminates against a protected class of people, regulators could move to prohibit or restrict our collection or use of this data. In addition, if legislation were to restrict our ability to collect driving data, it could impair our capacity to underwrite insurance cost effectively, negatively impacting our revenue and earnings.
The underwriting companies that Hagerty works with, and Hagerty’s insurance agencies, are periodically subject to examinations and audits by insurance regulators, which could result in adverse findings, enforcement actions, require payments of fines or penalties, and necessitate remedial actions.
In the United States, Hagerty’s insurance agencies operate as a managing general agent (MGA) for Essentia Insurance Company, a Missouri-domiciled insurance company that is a wholly owned subsidiary of Markel (“Essentia”). Essentia is currently domiciled in Missouri and has a classic auto insurance program and a classic boat insurance program in all 50 United States, plus the District of Columbia. Hagerty operates as the MGA for the programs in all 51 jurisdictions. Hagerty also operates a similar auto insurance program in Canada (underwritten by Elite Insurance Company) and in the United Kingdom (primarily underwritten by Markel International Insurance Company, a wholly owned subsidiary of Markel).
Additionally, under its license as a Class 3A insurer, Hagerty Re must meet and maintain the relevant solvency margin, and liquidity and other ratios applicable under Bermuda law. Hagerty Re’s license limits it to accepting only business produced through Hagerty’s managing general agency/underwriters that is underwritten by carriers rated A- or better by A.M. Best or similar rating agency.
Insurance regulators periodically subject the underwriting companies that we work with to audits and examinations to assess compliance with applicable laws and regulations, financial condition, and the conduct of regulated activities. These examinations and audits may be conducted during a jurisdiction’s normal review cycle, or because of a targeted investigation. Hagerty’s insurance agencies can also be subject to regulatory audits and exams. A formal examination or audit provides insurance regulators with a significant opportunity to review and scrutinize the underwriting companies we work with, the insurance programs we administer, and our operations.
As a result of an examination or an audit, an insurance regulator could determine that an underwriting company’s financial condition or capital resources are less than satisfactory. An insurance regulator could also determine that there are other aspects of either the underwriting company or our operations that are less than satisfactory, or that either us or the underwriting company that we work with are in violation of applicable laws or regulations. These types of examination or audit findings could lead an insurance regulator to require either us or the underwriting company that we work with to take one or more remedial actions or otherwise subject us to regulatory scrutiny, impose fines and penalties, or take further actions.
We cannot predict with precision the likelihood, nature, or extent, including the associated costs, of any necessary remedial actions, or any financial impact that could result from an examination or audit. Any regulatory or enforcement action or any regulatory order imposing remedial, injunctive, or other corrective action against us or any of the underwriting companies we work with resulting from these examinations or audits could have a material adverse effect on our business, reputation, financial condition, or results of operations.
The insurance business, including the market for property and casualty insurance, is historically cyclical in nature, and there may be periods with excess underwriting capacity and unfavorable premium rates, which could adversely affect our business.
Hagerty operates primarily in North America and the seasonality of driving in that region has caused a large portion of our revenue to be generated in the Spring and Summer months of each year. This in turn impacts operational cash flows and could produce volatility in our earnings. Fluctuations in our operating results could be due to a number of other factors, many of which may be outside of our control, including competition, frequency, and severity of catastrophic events, levels of capacity, adverse litigation trends, regulatory constraints, general economic conditions, and other factors. The supply of insurance is related to prevailing prices, the level of insured losses, and the level of capital available to the industry that, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance industry. As a result, the auto insurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity, as well as periods when shortages of capacity increased premium levels. We operate in a specialty sector of the auto insurance market and need to be mindful of these and other factors which could impact our operations. Demand for insurance depends on numerous factors, including the frequency and severity of catastrophic events, levels of capacity, the introduction of new capital providers, and general economic conditions. All of these factors fluctuate and may contribute to price declines generally in the insurance industry. We cannot predict with certainty whether market conditions affecting the auto insurance market and the insurance market in general will improve, remain constant, or deteriorate. Negative market conditions may impair our ability to underwrite insurance at rates we consider appropriate and commensurate relative to the risk assumed. Additionally, negative market conditions could result in a decline in policies sold, an increase in the frequency or severity of claims and premium defaults, and an uptick in the frequency of fraud, including the falsification of claims. If we cannot underwrite insurance at appropriate rates, our ability to transact business will be materially and adversely affected. Any of these factors could lead to an adverse effect on our business, results of operations, and financial condition.
The reinsurance that Hagerty Re purchases to protect against catastrophic and large losses may be unavailable at current coverage terms, limits, or pricing.
The business that Hagerty Re reinsures is exposed to catastrophic events that are inherently unpredictable and may cause capacity in the reinsurance market to become scarcer leading to rate increases or changes in coverage terms, or a combination of both. This in turn may cause Hagerty Re to retain more risk, be unable to accept risk and grow, or require greater capital investment that may not be available, in each case resulting in lower profits, as well as a material effect on the Company’s results of operations and financial condition.
Unexpected increases in the frequency or severity of claims may adversely affect our operations and financial condition.
We may experience increases in claim frequency on occasion. Short-term trends with an increase in claim frequency may not continue over the longer term. Any changes in claim frequency might be derived from changes in miles driven, driving behaviors, macroeconomics, weather-related events, or other factors. A significant increase in claim frequency could have an adverse effect on our results of operations and financial conditions.

We could also experience increases in the severity of claims. Changes in bodily injury claim severity can be impacted by inflation in medical costs, litigation trends and precedents, regulation, and the overall safety of automobile travel. Changes in auto property damage claim severity can be driven by inflation in the cost to repair vehicles, including parts and labor rates, the mix of vehicles that are declared total losses, the availability of parts to repair vehicles, and an increase in value for collector vehicles. Unanticipated increases in claim severity can arise from events that are inherently difficult to predict. Although we pursue various loss management initiatives to mitigate future increases in claim severity, there can be no assurances that these initiatives will successfully identify or reduce the effect of future increases in claim severity. A significant increase in claim severity could have an adverse effect on our results of operations and financial conditions.
Severe weather events, catastrophes, and unnatural events are unpredictable, and Hagerty may experience losses or disruptions from these events.
Our business may be exposed to catastrophic events such as tornadoes, tsunamis, tropical storms (including hurricanes), earthquakes, windstorms, hailstorms, severe thunderstorms, wildfires and other fires, as well as non-natural events such as explosions, riots, pandemics, terrorism, or war, which could cause operating results to vary significantly from one period to the next. We may incur catastrophe losses in our business in excess of: (1) those experienced in prior years, (2) the average expected level used in pricing, (3) current reinsurance coverage limits, or (4) loss estimates from external tornado, hail, hurricane, and earthquake models at various levels of probability. In addition, we are subject to customer insurance claims arising from weather events such as winter storms, rain, hail, and high winds.
The incidence and severity of weather conditions are largely unpredictable. There is generally an increase in the frequency and severity of customer insurance claims when severe weather conditions occur. The incidence and severity of severe weather conditions and catastrophes are inherently unpredictable and the occurrence of one catastrophe does not render the possibility of another catastrophe greater or lower. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. In particular, severe weather and other catastrophes could significantly increase our costs due to a surge in claims following such events and/or legal and regulatory changes in response to catastrophes that may impair our ability to limit our liability under our policies. Severe weather conditions and catastrophes can cause greater losses, which can cause our liquidity and financial condition to deteriorate. In addition, reinsurance placed in the market also carries some counterparty credit risk.
Climate change may affect the occurrence of certain natural events, such as an increase in the frequency or severity of wind and thunderstorm events, eruptions of volcanoes, and tornado or hailstorm events due to increased convection in the atmosphere; more frequent wildfires and subsequent landslides in certain geographies; higher incidence of deluge flooding and the potential for an increase in severity of the hurricane events due to higher sea surface temperatures. Additionally, climate change may cause an impact on the demand, price and availability of insurance, as well as the value of our investment portfolio. Due to significant variability associated with future changing climate conditions, we are unable to predict the impact climate change will have on our business.
If the risks within the insurance programs that we offer on behalf of our underwriting carriers are not priced and underwritten accurately with competitive, yet profitable, rates, our business and financial condition could be adversely affected.
As an MGA for Essentia, we operate under delegated underwriting authority in the United States. In general, the premiums for the insurance policies in our program are established at the time a policy is issued and, therefore, before all of the underlying costs are known. The accuracy of the pricing is subject to our ability to adequately assess risks, estimate losses, and comply with insurance laws and regulations. Like others in the industry, we rely on estimates and assumptions in setting the premium rates. We also utilize the data that we gather through our interactions with customers.
Establishing adequate premium rates is necessary, together with investment income, if any, to generate sufficient revenue to offset losses, loss adjustment expenses, and other costs. If we do not accurately assess the risks that are underwritten, adequate premiums may not be charged to cover losses and expenses, which would adversely affect our results of operations and our profitability. Moreover, if we determine that the prices are too low, insurance regulations may prevent non-renewing insurance contracts, non-renewing customers, or raising prices. Alternatively, we could set the premiums too high, which could reduce our competitiveness and lead to lower revenues, which could have a material adverse effect on our business, results of operations, and financial condition.
Pricing involves the acquisition and analysis of historical loss data and the projection of future trends, loss costs, expenses, and inflation trends, among other factors, for each of the products in multiple risk levels and many different markets. In order to accurately price the policies, we must, among other factors:
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collect and properly and accurately analyze a substantial volume of data from our customers;

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develop, test, and apply appropriate actuarial projections and rating formulas;

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review and evaluate competitive product offerings and pricing dynamics;

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closely monitor and timely recognize changes in trends;

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project both frequency and severity of our customers’ losses with reasonable accuracy; and

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in many jurisdictions, obtain regulatory approval for the resulting rates.

There are no assurances that we will have success in implementing a pricing methodology accurately in accordance with our assumptions. Our ability to accurately price policies is subject to a number of risks and uncertainties, including, but not limited to:
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insufficient, inaccurate, or unreliable data;

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incorrect or incomplete analysis of available data;

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uncertainties generally inherent in estimates and assumptions;

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our inability to implement appropriate actuarial projections and rating formulas or other pricing methodologies;

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incorrect or incomplete analysis of the competitive environment;

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regulatory constraints on rate increases or coverage limitations;

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our inability to accurately estimate investment yields and the duration of our liability for loss and loss adjustment expenses; and

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unanticipated litigation, court decisions, and legislative or regulatory actions or changes to the existing regulatory landscape.

To address the potential errors or desired or required changes in our current business model, we may be compelled to increase the amount allocated to cover policy claims, or to address other economic factors resulting in an increase in future premium rates, or to additionally or alternatively adopt different underwriting standards. Any of these changes may result in a decline in new business and renewals and, as a result, have a material adverse effect on our business, results of operations, and financial condition.
Reinsurance subjects Hagerty Re to counterparty risk where reinsurers fail to pay or timely pay claims due to insolvency or otherwise fail to honor their obligations.
Hagerty Re is legally obligated to pay claims under the reinsurance agreements where Hagerty Re has assumed risk, regardless of whether Hagerty Re is able to secure its own reinsurance for ceded reinsurance coverages. Reinsurer insolvency or payment default by one of Hagerty Re’s ceded reinsurance when reimbursement is sought by Hagerty Re for such coverage may have a material effect on Hagerty Re’s profitability and financial situation and its ability to accept risk or may cause it to require capital investments that may not be available.
Unexpected changes in the interpretation of coverage or provisions, including loss limitations and exclusions, in the insurance policies we sell and service could have a material adverse effect on our financial condition and operation.
There can be no assurances that specifically negotiated loss limitations or exclusions in the policies we sell and service will be enforceable in the manner we intend. As industry practices and legal, judicial, social, and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. While these limitations and exclusions help us assess and mitigate our loss exposure, it is possible that a court or regulatory authority could nullify or void a limitation or exclusion, or legislation could be enacted modifying or barring the use of such limitations or exclusions. These types of governmental actions could result in higher than anticipated losses and loss adjustment expenses, which could have a material adverse effect on our financial condition or results of operations. In addition, court decisions have eliminated long standing coverage limitations by a narrow reading of policy exclusions. Under the insurance laws, the insurer typically has the burden of proving an exclusion applies and any ambiguities in the terms of a loss limitation or exclusion provision are typically construed against the insurer. These types of cases and the issues they raise may adversely affect our business by either broadening coverage beyond our underwriting intent or by increasing the frequency or severity of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under the insurance contract may not be known for many years after a contract is issued. There could also be additional exposure with claims for other household vehicles that are not covered under an insurance policy issued by us, such as for someone’s regular use vehicle. It is possible that our underwriting companies that we write business through may share in liability with these types of claims on certain instances.
Hagerty Re’s actual ultimate loss liability could potentially be greater than our loss and loss adjustment expense reserves, which could have a material adverse effect on financial condition and operational results.
Significant periods of time often elapse between the occurrence of an insured or reinsured loss, the reporting of the loss to us, and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expenses. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. This process may also become more difficult if we experience a period of rising inflation. As part of the reserving process, we review historical data and consider the impact of such factors as:
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trends in claim frequency and severity;

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changes in operations;

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emerging economic and social trends;

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trends in insurance rates;

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inflation or deflation; and

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changes in the regulatory and litigation environments.

This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results will differ from original estimates. As part of the reserving process, we regularly review our loss reserves and make adjustments as necessary. Future increases in loss reserves for our underwriting operations will, and for our program’s services operations may, result in additional charges to earnings, which may be material. Our estimates could prove to be inadequate, and this underestimation could have a material adverse effect on our financial condition.
Hagerty Re is required to maintain its reserves and financial condition in accordance with Bermuda law and the Bermuda Solvency Capital Requirement (BCSR) administered by the Bermuda Monetary Authority. Inadequate reserves may adversely affect earnings, as well as the ability to continue to accept risk, and Hagerty Re’s ability to maintain its financial condition and meet solvency requirements with possible loss of its license in Bermuda. Under Bermuda law, Hagerty Re is prohibited from declaring or making payment of a dividend if it fails to meet its minimum solvency margin or minimum liquidity ratio. Prior approval from the Bermuda Monetary Authority is also required if Hagerty Re’s proposed dividend payments would exceed 25% of its prior year-end total statutory capital and surplus.

Our expansion into different insurance products and jurisdictions may subject us to additional costs and expenses, and our plans might not be as profitable as projected.
We believe that growth of our business and revenue depends in part upon our ability to: retain our existing customers and add new customers in our current, as well as new geographic markets; add new insurance programs and products; and by adding and continuing to grow non-insurance automotive enthusiast-related products.
Expanding into new geographic markets and introducing new products takes time, requires us to navigate and comply with extensive regulations, and may happen more slowly than we expect or than it has occurred in the past. If we were to lose customers, our value might diminish. A future loss of customers could lead to higher loss ratios, loss ratios that cease to decline, or declining revenue — any of which would adversely impact our profitability. If we are unable to remain competitive on customer experience, pricing, or insurance coverage options, our ability to grow and retain our business may also be adversely affected. In addition, we might not accurately predict risk segmentation of new and renewal customers or potential customers, which could also reduce our profitability.
While a key part of our business strategy is to retain and add customers in our existing markets, we may also seek to expand our operations into new markets and new products. In doing so, we may incur losses or otherwise not be successful in entering new markets or introducing new products. Our expansion into new markets and new products may place us in unfamiliar competitive environments and involve various risks, including competition, government regulation, the need to invest significant resources, and the possibility that returns on such investments might not be achieved for several years, or at all.
We may not be successful in these efforts, and even if we are successful, these efforts may increase or create the following risks, among others:
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we might not be able to effectively use search engines, social media platforms, content-based online advertising, and other online sources for generating traffic to our website;

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potential customers in a particular marketplace could generally not meet the underwriting guidelines;

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demand for new products or expansion into new markets may not meet our expectations;

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new products and expansion into new markets may increase or change our risk exposures, and the data and models we use to manage those exposures may not be as effective as those we use in existing markets or with existing products;

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models underlying automated underwriting and pricing decisions may not be effective;

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efforts to develop new products or expand into new markets or to change commission terms may create or increase distribution channel conflicts;

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in connection with the conversion of existing policyholders to a new product, some policyholders’ pricing may increase while the pricing for other policyholders may decrease, the net impact of which could negatively impact retention and profit margins;

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changes to our business processes or workflow, including the use of new technologies, may give rise to execution risk;

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our products might not be competitive in terms of customer experience, pricing, or insurance coverage options;

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there could be barriers in obtaining the governmental and regulatory approvals, licenses, or other authorizations necessary for expansion into new markets or in relation to our products (such as line, form, underwriting, and rating approvals), or such approvals contain conditions that impose restrictions on our operations (such as limitations on growth);

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our digital platform might experience disruptions;

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we could suffer reputational harm to our brand resulting from negative publicity, whether accurate or inaccurate;

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we may not be able to offer new and competitive products, to provide effective updates to our existing products, or to keep pace with technological improvements in our industry;

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we might not be able to maintain traditional retail agent relationships;

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customers may have difficulty installing, updating, or otherwise accessing our website on mobile devices or web browsers as a result of actions by us or third parties;

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customers may be unable or unwilling to adopt or embrace new technology;

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technical or other problems may frustrate the customer experience, particularly if those problems prevent us from generating quotes or paying claims in a fast and reliable manner;

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we might not be able to address customer concerns regarding the content, data privacy, and security generally or for our digital platform specifically;

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we may not identify or enter joint ventures with strategic partners or we may enter into joint ventures that do not produce the desired results; or

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there may be challenges in, and the cost of, complying with various laws and regulatory standards, including with respect to the insurance business and insurance distribution, capital and outsourcing requirements, data privacy, tax, and regulatory restrictions.

These efforts may require additional investments by us, some of which could be significant. These costs may also include hiring additional personnel, as well as engaging third-party service providers, and other research and development costs. If we grow our geographic footprint or product offering at a slower rate than expected, or if we are unable to overcome the challenges listed above, our business, results of operations, and financial condition could be materially and adversely affected.
Our reliance on technology and intellectual property from third parties for pricing and underwriting insurance policies, handling claims, and maximizing automation, could cause an adverse impact on our business and operations if these third parties become unavailable or provide us with inaccurate information.
We use data, technology, and intellectual property licensed from unaffiliated third parties in certain components of our products, including insurance industry proprietary information that we license, and we may license additional third-party technology and intellectual property in the future. Any errors or defects in this third-party technology and intellectual property could result in errors that could harm our brand and business. In addition, licensed technology and intellectual property may not continue to be available on commercially reasonable terms, or at all. Also, should a company refuse to license its proprietary information to us on the same terms that it offers to our competitors, we could be placed at a significant competitive disadvantage. If any technology and intellectual property we license from others becomes unavailable, we may not be able to find replacement technologies at a reasonable cost or at all, which could materially harm our business and results of operations.
Denial of claims or the failure to accurately and timely pay claims on behalf of our underwriting carriers could have an adverse impact on our own business, financial condition, and prospects.
We must accurately and timely evaluate and pay claims that are made under the insurance policies in our program. There are many factors that could affect our ability to pay claims accurately and timely, including the efficiency of our claims processing, the training and experience of our claim’s adjusters, and our ability to develop or select and implement appropriate procedures and systems to support our claims functions.
The risks included in our insurance programs are typically those of an antique, classic, or collectable nature. Adjusting claims on these types of risks often require specialized knowledge of collector vehicles, so our claims staff is trained to have collectable expertise to provide an efficient, yet comprehensive, claims experience. The manner in how we handle claims is a differentiating factor for our business, and an inability to be able to continue to offer a timely and comprehensive claims experience could undermine our brand and position in the insurance marketplace. Additionally, any failure to pay claims accurately or timely could also lead to regulatory and administrative actions or material litigation, loss or reduction in reinsurance recoverable, or result in damage to our reputation, any one of which could materially and adversely affect our business, financial condition, results of operations, and prospects.
If our claims adjusters are unable to effectively process our volume of claims in the manner that our customers expect, our ability to grow our business while maintaining high levels of customer satisfaction could be compromised, which in turn, could adversely affect our reputation and operating margins.
A downward change in Essentia’s financial strength rating may adversely affect Hagerty’s ability to conduct business as currently conducted.
Essentia’s ability to underwrite business is dependent upon its financial strength rating as evaluated by independent rating agencies. In the event that Essentia is downgraded, we believe our ability to write business through Essentia would be adversely affected. In the normal course of business, we evaluate Essentia’s capital needs to support the amount of business it writes in order to maintain its financial strength ratings.
Hagerty Re is subject to regulatory requirements to maintain its license in Bermuda as a Class 3A insurer.
Hagerty Re is registered as a Class 3A insurer under the Bermuda Insurance Act. The Bermuda Monetary Authority issues regulations and other guidance prescribing requirements that Bermuda-licensed insurance companies, like Hagerty Re, are required to comply with. For example, the BMA requires Bermuda-licensed insurers to maintain a minimum level of capital and surplus, comply with restrictions on dividends, make financial statement filings, prepare a financial condition report, maintain a head office in Bermuda from which insurance business will be directed and managed and allow for the performance of certain periodic examinations of financial condition. These statutes and regulations may restrict Hagerty Re's ability to write reinsurance policies, distribute funds and pursue its investment strategy.
Under its license as a Class 3A insurer, Hagerty Re must meet and maintain the relevant solvency margin, and liquidity and other ratios applicable under Bermuda law. For example, Hagerty Re’s license limits it to reinsuring business that is underwritten by carriers rated A- or better by A.M. Best or similar rating agencies. Additional operational requirements for Hagerty Re in Bermuda include:
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Complying with economic substance requirements which include maintaining a principal office in Bermuda and having a certain number of Bermuda-domiciled managers involved in overseeing operations;

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obtaining prior approval for changes in ownership / transfers of shares;

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having restrictions on dividends;

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complying with Bermuda know-your-customer and anti-bribery type laws;

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having audited financial statements and being subject to Bermuda Monetary Authority examination; and

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carrying out operations in accordance with its filed and approved business plan.

Failure to operate properly in accordance with Bermuda law could cause Hagerty Re’s license to be restricted or revoked along with possible supervisory control of Hagerty Re and its assets and termination of reinsurance agreements with its ceding carriers. Additionally, Bermuda insurance statutes, regulations and the policies of the Bermuda Monetary Authority are less restrictive than U.S. insurance statutes and regulations. We cannot assure you that insurance supervisors in the U.S. will not review Hagerty Re’s activities and determine that Hagerty Re is subject to a U.S. jurisdiction’s licensing requirements or determine that our U.S.-domiciled underwriting partners cannot transact business with us. Any such determination would have an adverse impact on Hagerty Re’s operations and financial condition.
Legal, Regulatory, and Political Risks
The legal and regulatory requirements applicable to our business are extensive. If we are not able to comply, it could have an adverse effect on us. Extensive regulation and potential further restrictive regulation could increase our operating costs and limit our growth.
We are subject to extensive laws, regulations, and supervision in the jurisdictions in which we transact business. These laws are complex and subject to change. Changes can sometimes lead to additional expenses, increased legal exposure, increased required capital and surplus, delays in implementing desired rate increases or business operations, and additional limits on our ability to grow or achieve targeted goals and profitability. Our business is highly dependent on the ability to engage on a daily basis in financial and operational activities, many of which are highly complex, including, but not limited to, insurance underwriting, claim processing, and providing products and services to businesses and consumers in a hospitable and efficient manner. These activities are subject to internal guidelines and policies, as well as legal and regulatory requirements, including, but not limited to, those related to:
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privacy regulation and data security;

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anti-corruption and anti-bribery;

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restrictions on advertising and marketing;

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restrictions on rebating and inducements related to insurance transactions;

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restrictions on sharing insurance commissions and payments of referral fees;

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restrictions related to underwriting and pricing of insurance.

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approval of policy forms and premiums;

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restrictions on the adjustment and settlement of insurance claims;

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restrictions on the sale, solicitation, and negotiation of insurance;

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rules regarding licensing, affiliations, and appointments;

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state-mandated premium rebates, refunds, or reductions as a result of potentially lower risk exposure due to the COVID-19 pandemic and related emergency orders;

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regulation of corporate governance and risk management; and

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periodic examinations of operations, finances, market conduct and claims practices.

While we believe that we have adopted adequate and effective risk management and compliance programs, compliance risks remain, especially as we become subject to additional rules and regulations. The requirement to oversee and monitor the increasing speed and volume of regulatory changes could hinder our ability to appropriately review, analyze, and implement processes to ensure compliance in a timely manner. Failure to comply with, or to obtain, appropriate authorizations or exemptions under any applicable laws and regulations could result in restrictions on our ability to do business or undertake activities that are regulated in one or more of the jurisdictions in which we conduct business. Any such failure could also subject us to fines, penalties, equitable relief, and changes to our business practices.
Future regulatory changes could limit or impact our business model.
Compliance with applicable laws and regulations is time consuming and personnel- and systems-intensive. The current political environment, and the current high level of government intervention and regulatory reform may lead to substantial new regulations and compliance obligations. Any changes in, or the enactment of new, applicable laws and regulations may increase the complexity of the regulatory environment in which we operate, which could materially increase our direct and indirect compliance costs and other expenses of doing business and have a material adverse effect on our results of operations and financial condition. Although state insurance regulators have primary responsibility for administering and enforcing insurance regulations in the U.S., such laws and regulations are further administered and enforced by a number of additional governmental authorities, each of which exercises a degree of interpretive latitude, including state securities administrators; state attorneys general, as well as federal agencies including the SEC, the Financial Industry Regulatory Authority, the Federal Reserve Board, the Federal Insurance Office, the U.S. Department of Labor, the U.S. Department of Justice, and the National Labor Relations Board. Similarly, there are governmental authorities in UK, such as the Financial Conduct Authority (FCA); the Bermuda Monetary Authority (BMA) in Bermuda; and numerous federal and provincial governmental and oversight organizations in Canada. Consequently, compliance with any particular regulator’s or enforcement authority’s interpretation of a legal issue may not result in compliance with another’s interpretation of the same issue, particularly when compliance is judged in hindsight. Such regulations or enforcement actions are often responsive to current consumer and political sensitivities, which may arise after a major event. Such rules and regulations may result in rate suppression, limit our ability to manage our exposure to unprofitable or volatile risks, or lead to fines, premium refunds, or other adverse consequences.
The federal government may also regulate aspects of our business, such as the protection of consumer confidential information or the use of consumer insurance (credit) scores to underwrite and assess the risk of customers under the Fair Credit Reporting Act, or FCRA, in the U.S. Among other things, for insurance purposes, the FCRA requires that (i) there is a permissible purpose before obtaining and using a consumer report for underwriting purposes, and (ii) there is compliance with related notice and recordkeeping requirements. Failure to comply with federal requirements under the FCRA or any other applicable federal laws could subject us to regulatory fines and other sanctions. In addition, there is risk that a particular regulator’s or enforcement authority’s interpretation of a legal issue or the scope of a regulator’s authority may change over time to our detriment. There is also a risk that changes in the overall legal environment may cause us to change our views regarding the actions we need to take from a legal risk management perspective. This would necessitate changes to our practices that may adversely impact our business.
In some cases, these laws and regulations are designed to protect or benefit the interests of a specific constituency rather than a range of constituencies. State insurance laws and regulations are generally intended to protect the interests of purchasers or users of insurance products, rather than the holders of securities that we issue. Failure to comply with state insurance laws and regulations in the future could also have a material adverse effect on our business, operating results, and financial condition.
Additionally, changes in the regulatory landscape, whether it be on a state, federal, or global level, related to autonomous vehicles and regulations around petroleum-based vehicles could significantly alter our core insurance model, and we may have to make changes to our insurance program to comply with regulatory changes in this space. This would require changes to our operations, which could adversely impact our business.
Furthermore, the federal government could pass a law expanding its authority to regulate the insurance industry, expanding federal regulation over our business to our detriment. These laws and regulations may limit our ability to grow, to raise additional capital, or to improve the profitability of our business.
New legislation or legal requirements impacting the internet and the applicable use of mobile applications may affect how we communicate with our customers and could have an adverse effect on our business model, financial condition, and operations.
We rely on our mobile application to execute our business strategy. We are subject to general business regulations and laws, as well as federal and state regulations and laws specifically governing the internet and the use of mobile applications in particular. Existing and future laws and regulations may impede the growth of the internet or other online services and increase the cost of providing online services. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, electronic signatures and consents, consumer protection, and social media marketing. It is at times not clear how existing laws governing issues such as property ownership, sales, and other taxes and consumer privacy apply to the internet and the use of mobile applications in particular, as the vast majority of these laws were adopted prior to the advent of the internet and the use of mobile applications and do not contemplate or address the unique issues raised by the internet. It is possible that general business regulations and laws, or those specifically governing the internet and the use of mobile applications in particular, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that our practices have complied, currently comply, or will comply fully with all such laws and regulations. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business, and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, and decrease the use of our mobile application or website by consumers and suppliers and may result in the imposition of monetary liability. We may also be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations.

Our intellectual property rights are extremely valuable and if they are not properly protected, our products, services, and brand could be adversely impacted.
As we continue expanding our development of intellectual property across all channels, we may be unable to adequately protect and/or obtain appropriate rights, leading to increased risk. Competitors may target certain products or services and seek to assert competing rights. If appropriate contractual measures are not maintained, employees, contractors, and vendors may divulge trade secrets or claim ownership over our intellectual property.
New legislation or legal requirements impacting the use of petroleum-based and/or supporting autonomous vehicles could significantly challenge and impact our core insurance model and company purpose.
A significant majority of our members currently drive gas-powered vehicles and engage in automotive enthusiast activities where they are able to drive and enjoy their vehicles. Changes in the law that create higher barriers to the use and enjoyment of their vehicles may in turn reduce the need or desire for many of our products and services, leading to lost revenue and lower profits and the inability to deliver on our purpose in an impactful manner.
Risks Related to Aldel and the Business Combination
Aldel has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If Aldel is unable to consummate a business combination, including the Business Combination, its Public Stockholders may be forced to wait more than 18 months from the Aldel IPO before receiving distributions from the Trust Account.
Aldel is a blank check company, and it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. Aldel has until October 12, 2022 to complete a business combination. Aldel has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its Current Charter prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to Aldel. Only after the expiration of this full time period will Public Stockholders be entitled to distributions from the Trust Account if Aldel is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and, to liquidate their investment, public security holders may be forced to sell their Public Shares, potentially at a loss. In addition, if Aldel fails to complete an initial business combination by October 12, 2022, there will be no redemption unless Aldel amends its Current Charter to extend its life and certain other agreements it has entered into.
Subsequent to the consummation of the Business Combination, Aldel may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although Aldel has conducted due diligence on Hagerty, Aldel cannot assure you that this diligence revealed all material issues that may be present in Hagerty’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Aldel’s and Hagerty’s control will not later arise. As a result, we may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Aldel’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Aldel’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about New Hagerty’s securities. In addition, charges of this nature may cause New Hagerty to be unable to obtain future financing on favorable terms or at all.
The holders of Founder Shares have agreed to vote in favor of such initial business combination, regardless of how Aldel’s Public Stockholders vote.
Unlike some other blank check companies in which the initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the Public Stockholders in connection with an initial business combination, the holders of the Founder Shares have agreed (i) to vote any such shares in favor of any proposed business combination, including the Business Combination and (ii) to waive redemption rights with respect to any shares of Common Stock owned or to be owned by such holder, and that such holder will not seek redemption with respect to or otherwise sell, such shares in connection with any vote to approve a business combination, amend the provisions of the Charter, or a tender offer by Aldel prior to a business combination. As a result, Aldel would need only       , or approximately     %, of the       public shares outstanding to be voted in favor of the Business Combination in order to have such transaction approved (assuming that only a quorum was present at the meeting). Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Founder Shares in accordance with the majority of the votes cast by Aldel’s Public Stockholders.
The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what New Hagerty’s actual financial position or results of operations would have been.
The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what New Hagerty’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Aldel and Hagerty currently believe are reasonable and reflect adjustments believed to be necessary and appropriate and some of which are based upon estimates. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If third parties bring claims against Aldel, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.10.
Aldel’s placing of funds in trust may not protect those funds from third party claims against Aldel. Although Aldel will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Aldel’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Aldel’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Aldel under the circumstances.
Examples of possible instances where Aldel may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Aldel and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Aldel is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Aldel will be required to provide for payment of claims of creditors that were not waived that may be brought against Aldel within the 10 years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.10 per Public Share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to Aldel if and to the extent any claims by a third party for services rendered or products sold to Aldel, or a prospective target business with which Aldel entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Aldel’s indemnity of the underwriters of the Aldel IPO against certain liabilities, including liabilities under the Securities Act. However, Aldel has not asked our Sponsor to reserve for such indemnification obligations, nor has Aldel independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations.
Additionally, if Aldel is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Aldel’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Aldel’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Aldel’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, Aldel may not be able to return to Aldel’s Public Stockholders at least $10.10 per share. As a result, if any such claims were successfully made against the Trust Account, the funds available for Aldel’s initial business combination, including the Business Combination, and redemptions could be reduced to less than $10.10 per Public Share.
Aldel’s stockholders may be held liable for claims by third parties against Aldel to the extent of distributions received by them.
The Current Charter provides that Aldel will continue in existence only until October 12, 2022. If Aldel has not completed a business combination by such date, Aldel will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by Aldel to pay its taxes payable and up to $100,000 of interest to pay dissolution expenses, divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Aldel’s remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to Aldel’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
If Aldel is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Aldel which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Aldel’s stockholders. Furthermore, because Aldel intends to distribute the proceeds held in the Public Shares to Aldel’s Public Stockholders promptly after expiration of the time Aldel has to complete an initial business combination, this may be viewed or interpreted as giving preference to Aldel’s Public Stockholders over any potential creditors with respect to access to or distributions from Aldel’s assets. Furthermore, the Board may be viewed as having breached their fiduciary duties to Aldel’s creditors and/or may have acted in bad faith, and thereby exposing itself and Aldel to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Aldel cannot assure you that claims will not be brought against it for these reasons.
Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructure its operations, or take impairment or other charges, any of which that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the Class A Common Stock price, which could cause you to lose some or all of your investment.
Going public through a merger rather than an underwritten offering, as Hagerty is seeking to do through the Business Combination, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions.

Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of Class A Common Stock of the Combined Company’s, and, accordingly, the Combined Company’s stockholders (including Aldel’s public stockholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering.
Although Aldel has conducted due diligence on the Hagerty’s business, Aldel cannot assure you that this due diligence has identified all material issues that may be present in Hagerty’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Hagerty’s business and outside of Aldel’s and Hagerty’s control will not later arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Further, although Aldel performed a due diligence review and investigation of Hagerty in connection with the Business Combination, Aldel has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Aldel’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. Even if Aldel’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Aldel’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Combined Company’s liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining debt financing thereafter. Accordingly, any Aldel stockholders or warrant holders who choose to remain stockholders or warrant holders following the business combination could suffer a reduction in the value of their securities. These stockholders or warrant holders are unlikely to have a remedy for the reduction in value.
In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s Class A Common Stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Class A Common Stock.
Neither Aldel nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration in the event that any of the representations and warranties made by Hagerty in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.
The representations and warranties made by Hagerty and Aldel to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, Aldel and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by Hagerty in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, Aldel would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.
Aldel’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Hagerty’s key personnel, all of whom are expected to remain with New Hagerty following the Business Combination. While Aldel intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.
Aldel’s ability to successfully effect the Business Combination is dependent upon the efforts of key personnel, including key personnel of Hagerty. Although Aldel expects all of such key personnel to remain with New Hagerty following the Business Combination, it is possible that Aldel will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Hagerty. While Aldel intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause Aldel to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.
The Sponsor and Aldel’s directors and executive officers who hold Founder Shares, OTM Warrants and/or Private Units may receive a positive return on the Founder Shares, OTM Warrants and/or Private Units even if Aldel’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
If Aldel is able to complete a business combination within the required time period, the Sponsor and Aldel’s directors and executive officers who hold Founder Shares, OTM Warrants and/or Private Units may receive a positive return on their investments which were acquired prior to the Aldel IPO, or concurrently with completion of the Aldel IPO, even if Aldel’s public stockholders experience a negative return on their investment in Aldel common stock after consummation of the Business Combination.
Aldel’s Sponsor, directors, officers and advisors have interests in the Business Combination which may be different from or in addition to (and which may conflict with) the interests of its stockholders.
Aldel’s Sponsor, directors, officers, advisors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from or in addition to (and which may conflict with) the interests of Aldel’s Public Stockholders, which may result in a conflict of interest. These interests include:
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Unless Aldel consummates an initial business combination, Aldel’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account from the Aldel IPO and Private Placement;

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Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this prospectus as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up;

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the fact that the Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination and such shares will be worthless if no business combination is effected by Aldel by October 12, 2022;

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the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

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in connection with the closing of the Business Combination, the Sponsor and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree to certain new vesting arrangements with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, pursuant to that certain Private Placement Units

Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Warrant Lock-up Agreement.”
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certain of Aldel’s executive officers and directors and/or entities affiliated with them participated in the PIPE Investment; and

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the anticipated continuation of Robert Kauffman, Aldel’s Chief Executive Officer, as a director of New Hagerty.

A market for New Hagerty’s securities may not continue, which would adversely affect the liquidity and price of its securities.
Following the Business Combination, the price of New Hagerty’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for New Hagerty’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of New Hagerty’s securities after the Business Combination can vary due to general economic conditions and forecasts, New Hagerty’s general business condition and the release of New Hagerty’s financial reports. Additionally, if New Hagerty’s securities are not listed on, or become delisted from NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of New Hagerty’s securities may be more limited than if New Hagerty were quoted or listed on NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
The market price of shares of New Hagerty’s securities after the Business Combination may be affected by factors different from those currently affecting the prices of Aldel’s securities.
Prior to the Business Combination, Aldel has had limited operations. Upon completion of the Business Combination, New Hagerty’s business, prospects, financial conditions, or results of operations will depend in part upon the performance of Hagerty’s businesses, which are affected by factors that are different from those currently affecting the business, prospects, financial conditions, or results of operations of Aldel.
There can be no assurance that New Hagerty will be able to comply with the continued listing standards of NYSE.
New Hagerty’s continued eligibility for listing may depend on the number of its shares that are redeemed. If, after the Business Combination, NYSE delists New Hagerty’s securities from trading on its exchange for failure to meet the listing standards, New Hagerty and its stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for New Hagerty’s securities;

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a determination that New Hagerty Common Stock is a “penny stock” which will require brokers trading in its Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New Hagerty Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of New Hagerty’s securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of New Hagerty’s securities may decline. The market values of New Hagerty’s securities at the time of the consummation of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which Aldel’s stockholders vote on the Business Combination.
In addition, following the Business Combination, fluctuations in the price of New Hagerty’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for Hagerty’s stock. Accordingly, the valuation ascribed to Hagerty and Aldel Common Stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for New Hagerty’s securities develops and continues, the trading price of New Hagerty’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond New Hagerty’s control. Any of the factors listed below could have a material adverse effect on your investment in New Hagerty’s securities and New Hagerty’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of Aldel’s securities may not recover and may experience a further decline.
Factors affecting the trading price of New Hagerty’s securities following the Business Combination may include:
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actual or anticipated fluctuations in New Hagerty’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New Hagerty;

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changes in the market’s expectations about New Hagerty’s operating results;

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success of competitors;

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New Hagerty’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New Hagerty or the market in general;

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operating and stock price performance of other companies that investors deem comparable to New Hagerty;

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New Hagerty’s ability to develop product candidates;

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changes in laws and regulations affecting New Hagerty’s business;

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commencement of, or involvement in, litigation involving New Hagerty;

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changes in New Hagerty’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New Hagerty’s securities available for public sale;

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any major change in New Hagerty’s Board or management;

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sales of substantial amounts of Common Stock by Aldel’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of New Hagerty’s securities irrespective of its operating performance. The stock market in general and NYSE in particular have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of New Hagerty’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New Hagerty could depress New Hagerty’s stock price regardless of New Hagerty’s business, prospects, financial conditions or results of operations. A decline in the market price of New Hagerty’s securities also could adversely affect New Hagerty’s ability to issue additional securities and New Hagerty’s ability to obtain additional financing in the future.

Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about New Hagerty, its business, or its market, or if they change their recommendations regarding New Hagerty’s securities adversely, the price and trading volume of New Hagerty’s securities could decline.
The trading market for New Hagerty’s securities will be influenced by the research and reports that industry or securities analysts may publish about Aldel, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on Aldel or New Hagerty. If no securities or industry analysts commence coverage of New Hagerty, Aldel’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Hagerty change their recommendation regarding Aldel’s stock adversely, or provide more favorable relative recommendations about Aldel’s competitors, the price of New Hagerty’s securities would likely decline. If any analyst who may cover New Hagerty were to cease coverage of New Hagerty or fail to regularly publish reports on it, Aldel could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.
The future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of New Hagerty’s common stock.
Sales of a substantial number of shares of New Hagerty’s common stock in the public market could occur at any time. If New Hagerty’s stockholders sell, or the market perceives that New Hagerty’s stockholders intend to sell, substantial amounts of New Hagerty’s common stock in the public market, the market price of New Hagerty’s common stock could decline.
Pursuant to the Amended and Restated Registration Rights Agreement entered into in connection with the Business Combination Agreement, which will be effective as of the consummation of the Business Combination, Aldel agreed to file a shelf registration statement registering the resale of New Hagerty equity held by the holders party thereto, and granted to such holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions). See “Summary of the Proxy Statement — The Proposals — The Business Combination Proposal — Related Agreements — Amended and Restated Registration Rights Agreement.” Additionally, the Subscription Agreements provide certain registration rights to the PIPE Financing investors; they provide that Aldel is required to file with the SEC, within twenty (20) business days after the consummation of the transactions contemplated by the Business Combination Agreement, a registration statement covering the resale of the PIPE Shares, PIPE Warrants and the shares of Aldel Class A common stock underlying the PIPE Warrants. Aldel further has agreed to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the filing thereof (or 120 calendar days after the filing thereof if the SEC notifies Aldel that it will “review” the registration statement) and (ii) 10 business days after Aldel is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
Aldel’s Public Stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Financing and the issuance of the PIPE Warrants, including the cashless exercise of such PIPE Warrants for Class A Common Stock. Having a minority share position may reduce the influence that Aldel’s current stockholders have on the management of New Hagerty.
It is anticipated that, upon the Closing, Aldel’s Public Stockholders (other than the PIPE Financing investors) will retain an ownership interest of approximately 3% in New Hagerty, the PIPE Financing investors will own approximately 21% of New Hagerty (such that Public Stockholders, including PIPE Financing investors, will own approximately 24% of New Hagerty), the Sponsor will retain an ownership interest of approximately 1% in New Hagerty and the Hagerty Equityholders will own approximately 75% of the outstanding common stock of New Hagerty.
The ownership percentage with respect to New Hagerty following the Business Combination does not take into account the redemption of any shares by Aldel’s Public Stockholders. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Aldel’s existing stockholders in New Hagerty will be different.
In addition, after the Business Combination, Hagerty employees and consultants are expected to be granted equity awards under the Equity Incentive Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of New Hagerty’s common stock. Also, the PIPE Warrants allow for cashless exercise at any time, and therefore, the cashless exercise of such PIPE Warrants for Class A Common Stock will further dilute any existing holders of Class A Common Stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Aldel securities and may adversely affect prevailing market prices for our public shares.
Public stockholders who purchased units as part of Aldel IPO for $10.00 may experience dilution if they elect not to redeem in connection with the Business Combination. The table below shows the effect of proceeds from PIPE Financing and associated expenses assuming (i) no redemptions, (ii) $50,000,000 redemptions, and (iii) maximum redemptions that may occur, and shows:
•
The per share value to a Public Stockholder that elects not to redeem, which factors in the per share value following the dilution from PIPE Financing expenses (gross PIPE proceeds are at $10 per PIPE Share) and the value of the redeemable warrants held by such Public Stockholder.

•
The per share value to a Public Stockholder that elects to redeem their Public Shares in connection with the Business Combination for their pro-rata share of cash in the Trust Account plus the value of the redeemable warrants held by such Public Stockholder.

Per Share Value
Trust Account fair value as of August 17, 2021	$116,154,642
Total Public Shares	11,500,000
Trust Account value per Public Share	$10.10
	No Redemptions	$50 Million Redemptions	Maximum Redemptions
Redemptions ($)	$—	$50,000,000	$85,701,925
Redemptions (Shares)	-	4,950,297	8,485,000
Cash left in Trust Account post redemptions	$116,154,642	$66,154,642	$30,452,717
Proceeds from PIPE Financing @ $10 per PIPE Share	$703,850,000	$703,850,000	$703,850,000
Estimated expenses of PIPE Financing	$5,144,250	$5,144,250	$5,144,250
Net proceeds from PIPE Financing	$698,705,750	$698,705,750	$698,705,750
PIPE Shares	70,385,000	70,385,000	70,385,000
Cash left in Trust Account post redemptions plus PIPE Financing proceeds	$814,860,392	$764,860,392	$729,158,467
Public Shares post redemptions plus PIPE Shares	81,885,000	76,934,703	73,400,000
Per share value(1)	$9.95	$9.94	$9.93
	Value of Non-Redeemed Shares
Per share value	$9.95	$9.94	$9.93
Value of one-half of one redeemable warrant held by Public Stockholders(2)	$1.00	$1.00	$1.00
Total value of non-redeemed share	$10.95	$10.94	$10.93
	Value of Redeemed Shares
Per share value	$10.10	$10.10	$10.10
Value of one-half of one redeemable warrant held by Public Stockholders(2)	$1.00	$1.00	$1.00
Total value of redeemed share	$11.10	$11.10	$11.10

(1)
Before issuance of shares to Hagerty Equityholders and payment Business Combination expenses.

(2)
Based on price of $1.99, the closing trading price on NYSE as of September 23, 2021, of $11.50 exercise price warrants held by Public Stockholders.

Aldel has public warrants and Private Warrants outstanding, and will have PIPE Warrants outstanding at Closing, each exercisable for $11.50 per share i.e. these warrants are not dilutive to our Public Stockholders until the stock price exceeds $11.50. Additionally, Aldel has OTM Warrants outstanding that are exercisable for $15 per share, and will not be dilutive to our Public Stockholders until the stock price exceeds $15.
Public Stockholders will also face dilution from the Founder Shares, which will automatically convert into shares of Class A common stock at the Closing on a one-for-one basis, resulting in the issuance of 2,875,000 shares of Class A common stock in the aggregate. While we offered our units at an offering price of $10.00 per unit in the Aldel IPO and the amount in our Trust Account was initially $10.10 per Public Share, implying an initial value of $10.10 per Public Share, our Sponsor paid only a nominal purchase price of $25,000 for the 2,875,000 Founder Shares outstanding or approximately $0.009 per share. As a result, the value of your Public Shares may be significantly diluted in the event we consummate the Business Combination. The table below illustrates how the conversion of the Founder Shares and other sources of possible dilution affect the Public Stockholder ownership percentage in the combined entity.
The table below shows possible sources of dilution and the extent of such dilution that non-redeeming Aldel Public Stockholders could experience in connection with the Closing of the Business Combination. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all public warrants, Private Warrants, and PIPE Warrants which are exercisable for one whole share of Class A common stock at a price of $11.50 per share, (ii) the exercise of all OTM Warrants which are exercisable for one whole share of Class A common stock at a price of $15 per share, (iii) the conversion of all Founder Shares at the Closing on a one-for-one basis, into 2,875,000 shares of Class A common stock in the aggregate, (iv) the issuance of 70,385,000 PIPE Shares, (v) the issuance of shares to the Hagerty Equityholders. The table is presented assuming (i) no redemptions, (ii) $50,000,000 in redemptions, and (iii) maximum redemptions that may occur.
	No Redemptions		$50 Million Redemptions		Max Redemptions
	Number of Shares	Ownership %	Number of Shares	Ownership %	Number of Shares	Ownership %
Current Shares Outstanding
Public Shares issued in Aldel IPO	11,500,000	3.2%	11,500,000	3.3%	11,500,000	3.3%
Redemptions in connection with the Business Combination	—	0.0%	(4,950,297)	-1.4%	(8,485,000)	-2.4%
Shares held by Public Stockholders post-redemptions	11,500,000	3.2%	6,549,703	1.9%	3,015,000	0.9%
Founder Shares issued to Sponsor pre-Aldel IPO	2,875,000	0.8%	2,875,000	0.8%	2,875,000	0.8%
Private Shares issued to Sponsor at close of Aldel IPO	515,000	0.1%	515,000	0.1%	515,000	0.1%
Aldel Common Stock issued to underwriter at close of Aldel IPO	57,500	0.0%	57,500	0.0%	57,500	0.0%
Shares issued in connection with the Business Combination and assumed exercise of warrants
Shares of Class V Common Stock issued to Hagerty Equityholders	250,000,000	70.4%	252,999,388	71.6%	255,000,000	72.5%
PIPE Shares issued to PIPE Investors	70,385,000	19.8%	70,385,000	19.9%	70,385,000	20.0%

	No Redemptions		$50 Million Redemptions		Max Redemptions
	Number of Shares	Ownership %	Number of Shares	Ownership %	Number of Shares	Ownership %
$11.50 strike warrants held by Public Stockholders	5,750,000	1.6%	5,750,000	1.6%	5,750,000	1.6%
$11.50 strike Private Warrants held by Sponsor	257,500	0.1%	257,500	0.1%	257,500	0.1%
$15.00 strike OTM Warrants held by Sponsor	1,300,000	0.4%	1,300,000	0.4%	1,300,000	0.4%
$11.50 strike warrants held by underwriter	28,750	0.0%	28,750	0.0%	28,750	0.0%
PIPE Warrants held by PIPE Investors	12,669,300	3.6%	12,669,300	3.6%	12,669,300	3.6%
Total	355,338,050	100.0%	353,387,141	100.0%	351,853,050	100.0%
Aldel may not be able to complete the PIPE Financing in connection with the Business Combination.
Aldel may not be able to complete the PIPE Financing on terms that are acceptable to Aldel or Hagerty, or at all. If Aldel does not complete the PIPE Financing, Aldel may not be able to consummate the Business Combination. The terms of any alternative financing may be more onerous to New Hagerty than the PIPE Financing, and Aldel may be unable to obtain alternative financing on terms that are acceptable to it, or at all. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New Hagerty.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.
The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by Aldel stockholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement with respect to the Business Combination, approval of the shares of New Hagerty common stock to be issued to existing Hagerty Equityholders for listing on the NYSE, meeting certain conditions as to minimum available cash at the time of consummation of the Business Combination, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement), and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after stockholder approval, or Aldel or Hagerty may each elect to terminate the Business Combination Agreement in certain other circumstances. See “The Business Combination Agreement — Termination.”
Either Aldel or Hagerty may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Business Combination Agreement.
Either Aldel or Hagerty may agree to waive, in whole or in part, some of the conditions to our obligations to consummate the Business Combination or certain of the other transaction contemplated by the Business Combination Agreement, to the extent permitted by their constituent documents applicable laws. For example, it is a condition to Aldel’s obligations to consummate the Business Combination that certain of Hagerty’s representations and warranties are true and correct in all respects as of the closing date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if Aldel’s board of directors determines that it is in the best interest of the Aldel stockholders to waive any such breach, then the board may elect to waive that condition and consummate the Business Combination. No party is able to waive the condition that Aldel stockholders approve the Business Combination Proposal.

Even if we consummate the Business Combination, the Public Warrants may never be in the money, and they may expire worthless.
The exercise price for our warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless. The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then-outstanding public warrants approve of such amendment. Our ability to amend the terms of the warrants with the consent of at least 65% of the then-outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants, or the PIPE Warrants, after issuance, prior to their exercise at a time that is disadvantageous to you or the PIPE Investors, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants (excluding any Placement Warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.
Certain warrants to purchase our common stock will become exercisable following the Business Combination, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 18,448,050 shares of our common stock will become exercisable on the 30th day following the closing of the Business Combination in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 5,750,000 warrants originally included in the units issued in our IPO, 28,750 warrants included in Units issued to ThinkEquity in Aldel IPO, and 12,669,300 warrants issued in connection with the PIPE Financing. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, five years after the Closing or earlier upon redemption of our common stock or our liquidation. In addition, pursuant to the Sponsor Warrant Lock-up Agreement, to be entered into in connection with the closing of the Business Combination, certain other warrants will vest at other times upon certain triggers. See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Warrant Lock-up Agreement.”  To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our common stock.

Activities taken by Aldel’s affiliates to purchase, directly or indirectly, Public Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of the Aldel’s securities.
Aldel’s Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combination. None of Aldel’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of Aldel’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such Public Shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by Aldel’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay.
If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combination positively, purchases of Public Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of Aldel’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of Aldel’s securities.
As of the date of this proxy statement, no other agreements with respect to the private purchase of Public Shares by Aldel or the persons described above have been entered into with any such investor or holder. Aldel will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Aldel’s business, investments and results of operations.
Aldel is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, Aldel is required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Aldel’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on Aldel’s business and results of operations.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Aldel’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Aldel, whether or not resolved in Aldel’s favor, could result in substantial costs and divert Aldel’s management’s attention from other business concerns, which could adversely affect Aldel’s business and cash resources and the ultimate value Aldel’s stockholders receive as a result of the Business Combination.
The Initial Stockholders who own shares of Common Stock and Private Units will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.
As of the Record Date, the Initial Stockholders owned an aggregate of 3,390,000 shares of Common Stock excluding shares of common stock purchased in the Aldel IPO or in any open market purchases.

They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if Aldel is unable to consummate a business combination. Based on a market price of $      per share of Common Stock on      , 2021, the value of these shares was approximately $      million. The shares of Common Stock and Private Units acquired prior to the Aldel IPO will be worthless if Aldel does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Hagerty as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Aldel’s public stockholders’ best interest.
Aldel has incurred and expects to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by Aldel if the Business Combination is not completed.
Aldel has incurred significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Aldel expects to incur approximately $       million in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by the Combined Company if the Business Combination is completed or by Aldel if the Business Combination is not completed.
Aldel may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.
Aldel may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Aldel has the discretion to complete the Business Combination without seeking further stockholder approval.
The shares of the Class A Common Stock to be received by Aldel’s stockholders as a result of the Business Combination will have different rights from shares of Class A Common Stock.
Following completion of the Business Combination, the Public Stockholders will no longer be stockholders of Aldel but will instead be stockholders of New Hagerty. There will be important differences between your current rights as an Aldel stockholder and your rights as a New Hagerty stockholder. See “Comparison of Corporate Governance and Stockholder Rights” for a discussion of the different rights associated with the shares of common stock.
If Aldel fails to consummate the PIPE Investment, it may not have enough funds to complete the Business Combination.
As a condition to closing the Business Combination, the Business Combination Agreement provides that Aldel must have not less than $450.0 million, including from, but not limited to, the Trust Account and from PIPE Investment proceeds. While Aldel has entered into Subscription Agreements to raise an aggregate of approximately $704 million immediately prior to the Closing, there can be no assurance that the counterparties to the Subscription Agreements will perform their obligations thereunder. If Aldel fails to consummate the PIPE, it is unlikely that Aldel will have sufficient funds to meet the condition to Closing in the Business Combination Agreement.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Board will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The Board is seeking approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the

Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Business Combination Proposal. In such event, the Business Combination may not be completed.
During the pendency of the Business Combination, Aldel will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of Aldel to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, Aldel may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither Aldel nor Hagerty may (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such Party or any of the outstanding equity securities or any conversion, consolidation, liquidation, dissolution or similar transaction involving such party or any of such Party’s Subsidiaries other than with the other Parties to the Business Combination Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; even though any such Alternative Transaction could be more favorable to Aldel’s stockholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur. Even if the Business Combination is approved by the stockholders of Aldel and the members of Hagerty, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Proposal 1: The Business Combination Agreement  —  Closing Conditions.” Aldel and Hagerty may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Aldel and Hagerty to each lose some or all of the intended benefits of the Business Combination.
Risks Related to the Redemption
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of Aldel Common Stock issued in the Aldel IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares of 15% or more of Aldel Common Stock issued in the Aldel IPO.
A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock sold in the Aldel IPO. Aldel refers to such shares in excess of an aggregation of 15% or more of the shares sold in the Aldel IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Aldel will require each public stockholder seeking to exercise redemption rights to certify to Aldel whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to Aldel at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Aldel makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over Aldel’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Aldel if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if Aldel consummates the Business Combination. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge Aldel’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
Aldel can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in New Hagerty’s share price, and may result in a lower value realized now for a stockholder redeeming their shares than a stockholder of New Hagerty might realize in the future. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If Aldel’s stockholders fail to comply with the redemption requirements specified in this proxy statement they will not be entitled to redeem their shares of Aldel Common Stock for a pro rata portion of the funds held in the Trust Account.
Holders of Public Shares are required to affirmatively vote either for or against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In addition, in order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to Aldel’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay Aldel’s taxes and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Aldel Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.
Aldel’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
Aldel’s Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Aldel Stockholders — Redemption Rights,” tender their certificates to Aldel’s transfer agent or deliver their shares to the transfer agent electronically through the The Depository Trust Company’s (“DTC”) at least two business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Aldel’s transfer agent will need to act to facilitate this request. It is Aldel’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Aldel does not have any control over this process or over the brokers, or DTC it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

The ability to execute Aldel’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combination.
In the event the aggregate cash consideration Aldel would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to Aldel, Aldel may be required to increase the financial leverage Aldel’s business would have to support. This may negatively impact Aldel’s ability to execute on its own future strategic plan.
In the event that a significant number of Public Shares are redeemed, our Common Stock may become less liquid following the Business Combination.
If a significant number of Public Shares are redeemed, Aldel may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Hagerty may be limited and your ability to sell your shares in the market could be adversely affected. New Hagerty intends to apply to list its shares on the NYSE, and the NYSE may not list the Class A Common Stock on its exchange, which could limit investors’ ability to make transactions in New Hagerty’s securities and subject New Hagerty to additional trading restrictions.
Risks Related to an Investment in New Hagerty
Following the consummation of the Business Combination, New Hagerty will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.
Following the consummation of the Business Combination, New Hagerty will face increased legal, accounting, administrative and other costs and expenses as a public company that Hagerty does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time consuming and could require the management team of New Hagerty to devote significant time and resources to such compliance. A number of those requirements will require New Hagerty to carry out activities Hagerty has not done previously. For example, New Hagerty will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Hagerty could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Hagerty’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Hagerty’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Hagerty’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Hagerty to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
New Hagerty’s failure to timely and effectively implement controls and procedures required by Section 404(a)of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could negatively impact its business.
Hagerty is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Hagerty will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Hagerty as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Hagerty is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.
New Hagerty will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Hagerty’s securities less attractive to investors and may make it more difficult to compare New Hagerty’s performance to the performance of other public companies.
New Hagerty will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Hagerty will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Hagerty will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Aldel Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Aldel Common Stock in the Aldel IPO. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Hagerty is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Hagerty may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find the Common Stock less attractive because New Hagerty will rely on these exemptions, which may result in a less active trading market for the Aldel Common Stock and its price may be more volatile.
New Hagerty’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Hagerty to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Combined Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Combined Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Combined Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Future offerings of debt or offerings or issuances of equity securities by New Hagerty may adversely affect the market price of New Hagerty’s Common Stock or otherwise dilute all other stockholders.
In the future, New Hagerty may attempt to obtain financing or to further increase New Hagerty’s capital resources by issuing additional shares of the Class A Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. New Hagerty also expects to grant equity awards to employees, directors, and consultants under New Hagerty’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. New Hagerty would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.
Issuing additional shares of the Class A Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of New Hagerty’s existing stockholders or reduce the market price of the Class A Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of New Hagerty’s available assets prior to the holders of the Class A Common Stock. debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit New Hagerty’s ability to pay dividends to the holders of the Class A Common Stock. New Hagerty’s decision to issue securities in any future offering will depend on market conditions and other factors beyond New Hagerty’s control, which may adversely affect the amount, timing and nature of New Hagerty’s future offerings.
New Hagerty will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the NYSE listing standards and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of New Hagerty is held by an individual, a group, or another company, New Hagerty will qualify as a “controlled company” under the NYSE listing requirements. Following consummation of the Business Combination, HHC will control approximately 67.7% and 68.5% of the voting power of our outstanding capital stock under the no redemptions and maximum redemptions scenarios. As a result, New Hagerty will qualify as, and intends to elect to be treated as, a “controlled company” under the NYSE listing standards and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the board of directors’ selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
HHC may have its interest in New Hagerty diluted due to future equity issuances or their own actions in selling shares of common stock, in each case, which could result in a loss of the “controlled company” exemption under the NYSE listing rules. New Hagerty would then be required to comply with those provisions of the NYSE listing requirements.
The dual class structure of New Hagerty’s common stock may adversely affect the trading market for its Class A common stock following the closing of the transaction.
S&P Dow Jones and FTSE Russell limit their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, namely, to exclude companies with multiple classes of shares of common stock from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of New Hagerty’s common stock may prevent the inclusion of New Hagerty’s Class A common stock in such indices and may cause shareholder advisory firms to publish negative commentary about New Hagerty’s corporate governance practices or otherwise seek to cause New Hagerty to change its capital structure. Any such exclusion from indices could result in a less active trading market for New Hagerty’s Class A common stock. Any actions or publications by shareholder advisory firms critical of Hagerty’s corporate governance practices or capital structure could also adversely affect the value of New Hagerty’s Class A common stock.

The dual class structure of New Hagerty’s common stock will have the effect of concentrating voting power with the Hagerty Equityholders, which will limit your ability to influence the outcome of important transactions, including a change in control.
New Hagerty’s Class V common stock has 10 votes per share and its Class A common stock has one vote per share. Following the Business Combination, New Hagerty stockholders who hold shares of Class V common stock, including the Hagerty Equityholders, together will hold a substantial majority of the voting power of New Hagerty’s outstanding capital stock. Because of the 10-to-1 voting ratio between New Hagerty’s Class V and Class A common stock, the holders of New Hagerty’s Class V common stock will, following the Business Combination, collectively control a majority of the combined voting power of common stock and therefore will be able to control all matters submitted to New Hagerty’s stockholders until the earlier of (1) 15 years from the date of the consummation of the Business Combination and (2) the date on which such share of Class V common stock is transferred other than pursuant to a Qualified Transfer (as defined in the Proposed Charter). This concentrated control will limit or preclude your ability to influence the outcome of important corporate matters, including a change in control, for the foreseeable future..
Following the Business Combination, transfers by holders of Class V common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. The conversion of Class V common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class V common stock who retain their shares in the long term.
New Hagerty’s three largest shareholders will hold significant voting power, will have the right to designate directors to the New Hagerty board of directors and will be entitled to preemptive rights with respect to the issuance of new Class A Common Stock, which provides these shareholders with significant power to influence our business and affairs.
Following the consummation of the Merger, our three largest shareholders will be HHC, Markel and State Farm Mutual Automobile Insurance Company (“State Farm”). HHC will control approximately 68% of the voting power in New Hagerty, Markel will control approximately 29% of the voting power in New Hagerty and State Farm will control approximately 2% of the voting power in New Hagerty after consummation of the Merger. Pursuant to the terms of the Investor Rights Agreement (described in “Proposal 1 The Business Combination Proposal — Related Agreements”), HHC will have the right to designate two directors to the board of New Hagerty so long as it holds at least 50% of the New Hagerty Common Stock it owns as of the date of the consummation of the Merger (and the right to designate one director so long as it holds less than 50%, but at least 25%, of the New Hagerty Common Stock it owns as of the date of the consummation of the Merger). Markel and State Farm each have the right to designate one director to the board of New Hagerty so long as Markel or State Farm, as applicable, hold 50% of the New Hagerty Common Stock held as of the date of the consummation of the Merger. Pursuant to the Investor Rights Agreement, each of HHC, Markel and State Farm has agreed to vote for the election of any director nominated by HHC, Markel and State Farm in furtherance of the director designation rights described above. As a consequence, at present, the election of the four directors designated by HHC, Markel and State Farm is assured.
Moreover, under the terms of the Investor Rights Agreement, each of HHC, Markel and State Farm has a contractual preemptive right Specifically, under the terms of the Investor Rights Agreement, for so long as HHC, Markel and State Farm, as applicable, are entitled to nominate a director, each of HHC, Markel and State Farm, as applicable, subject to certain conditions, has a preemptive right to purchase up to the amount of any new securities we propose to issue or sell as is necessary to maintain the relative pro rata ownership position (determined on a fully diluted basis at the time of determination) of HHC, Markel and State Farm, as applicable. Therefore, while other holders of our stock would risk suffering a reduction in percentage ownership in connection with a new issuance of securities by us, HHC, Markel and State Farm would, through this preemptive right, have the opportunity to avoid a reduction in percentage ownership. As long as HHC, Markel and State Farm continue to hold a significant portion of our outstanding common stock, each will have the ability to influence the vote in any election of directors and over decisions that require stockholder approval.

By virtue of their voting power and board designation rights, preemptive right to purchase additional equity securities in future stock offerings and approval rights, HHC, Markel and State Farm, collectively and separately, have the power to significantly influence our business and affairs and the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers, or sales of assets. Their influence over our business and affairs may not be consistent with the interests of some or all of our other shareholders and might negatively affect the market price of our common stock.
Because there are no current plans to pay cash dividends on New Hagerty Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.
New Hagerty intends to retain future earnings, if any, for future operations, expansion, and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of New Hagerty Common Stock will be at the sole discretion of New Hagerty’s board of directors, which may take into account general and economic conditions, New Hagerty’s financial condition and results of operations, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Hagerty to its stockholders or by its subsidiaries to it and such other factors as New Hagerty’s board of directors may deem relevant. In addition, New Hagerty’s ability to pay dividends is limited by covenants of Hagerty’s existing and outstanding indebtedness and may be limited by covenants of any future indebtedness New Hagerty incurs. As a result, you may not receive any return on an investment in New Hagerty’s Common Stock unless you sell the Common Stock for a price greater than that which you paid for it.
Aldel and Hagerty will incur transaction costs in connection with the Business Combination.
Both Aldel and Hagerty have incurred and expect that they will incur significant, non-recurring costs in connection with the Business Combination. Aldel and Hagerty may also incur additional costs to retain key employees. Aldel and Hagerty will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees, and other costs associated with the Business Combination. Aldel estimates that it will incur approximately $5.1 million in fees related to the PIPE Investment, and $10.1 million in transaction costs. Hagerty estimates that it will incur approximately $35 million in transaction costs associated with the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed. See “The Business Combination — Background of the Business Combination.”
If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.
Hagerty is a privately held company and has not been required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of New Hagerty and could require the management of New Hagerty to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either case could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock on NYSE.
Future sales, or the perception of future sales, by New Hagerty or its stockholders in the public market, or future exercise of registration rights, following the Business Combination could cause the market price for New Hagerty’s Common Stock to decline.
The sale of shares of New Hagerty’s common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Hagerty’s Common Stock.

These sales, or the possibility that these sales may occur, also might make it more difficult for New Hagerty to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the Business Combination, the Hagerty Equityholders will receive an estimated 250,000,000 Class V Shares assuming no redemptions from Aldel’s Trust Account, which will be exchangeable for Class A Common Shares on a one-for-one basis. In connection with the Business Combination, the Hagerty Equityholders have agreed with the Sponsor and Aldel, subject to certain exceptions, not to transfer or dispose of their Common Stock until for a specified time period.
Upon the expiration or waiver of the lock-ups described above, shares held by the Hagerty Equityholders will be eligible for resale, subject to volume, manner of sale, and other limitations under Rule 144, when such rule becomes applicable to New Hagerty. In addition, pursuant to the Registration Rights Agreement, the Hagerty Equityholders will have the right, subject to certain conditions, to require New Hagerty to register the sale of their converted shares of Common Stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of the Common Stock to decline.
Following completion of the Business Combination, the shares covered by registration rights will represent approximately 99% of New Hagerty’s outstanding Common Stock. As restrictions on resale end or if these stockholders exercise their registration rights, the market price of shares of Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for New Hagerty to raise additional funds through future offerings of shares of Class A Common Stock or other securities.
In addition, the shares of New Hagerty Common Stock reserved for future issuance under New Hagerty’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares of New Hagerty Common Stock expected to be reserved for future issuance under the Equity Incentive Plan is equal to 10% of the aggregate number of shares of Common Stock outstanding at the consummation of the Business Combination and includes evergreen provisions in order to maintain the plan long term. The compensation committee of New Hagerty’s board of directors may determine the exact number of shares to be reserved for future issuance under the Equity Incentive Plan or future equity incentive plans at its discretion. New Hagerty is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock issued pursuant to the Equity Incentive Plan or any future equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, New Hagerty may also issue its securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.
Anti-takeover provisions contained in the Proposed Charter and proposed amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.
The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New Hagerty’s securities. These provisions are described in the section titled “Charter Amendment Proposal.”
The Proposed Charter provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.
The Proposed Charter will provide that, subject to limited exceptions, any (1) derivative action or proceeding brought on behalf of New Hagerty under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Hagerty to New Hagerty or New Hagerty’s stockholders, (iii) any action asserting a claim against New Hagerty or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Proposed Charter or the Bylaws of New Hagerty (in each case, as may be amended from time to time), (iv) any action asserting a claim against New Hagerty or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. The Proposed Charter will also provide that unless a majority of the Board of New Hagerty, acting on behalf of New Hagerty, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of New Hagerty’s capital stock shall be deemed to have notice of and to have consented to the provisions of New Hagerty’s certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Hagerty or its directors, officers, or other employees, which may discourage such lawsuits against New Hagerty and its directors, officers, and employees. Alternatively, if a court were to find these provisions of New Hagerty’s amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Hagerty may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Hagerty’s business and financial condition.
Risks Related to Tax
New Hagerty will be a holding company and its only material asset after completion of the Business Combination will be its interest in OpCo, and it will therefore be dependent upon distributions made by OpCo to pay taxes, make payments under the Tax Receivable Agreement and pay other expenses.
Upon completion of the Business Combination, New Hagerty will be a holding company with no material assets other than its ownership of OpCo Units and its managing member interest in OpCo. As a result, New Hagerty will have no independent means of generating revenue or cash flow. New Hagerty’s ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends (in the event that any dividends are declared) and other expenses will depend on the financial results and cash flows of OpCo and the distributions it receives from OpCo. Deterioration in the financial condition, earnings or cash flow of OpCo for any reason could limit or impair OpCo’s ability to pay such distributions. Additionally, to the extent that New Hagerty needs funds and OpCo is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or OpCo is otherwise unable to provide such funds, it could materially adversely affect New Hagerty’s liquidity and financial condition.
OpCo will be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, the taxable income of OpCo will be allocated to the members of OpCo, including New Hagerty. Accordingly, New Hagerty will be required to pay income taxes on its allocable share of any net taxable income of OpCo. Under the terms of the LLC Agreement, OpCo is obligated to make tax distributions to the members of OpCo (including New Hagerty) calculated at certain assumed tax rates. In addition to tax expenses, New Hagerty will also incur expenses related to its operations, including payment obligations under the Tax Receivable Agreement (and the cost of administering such payment obligations), which could be significant. See the section titled “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Related Agreements — Tax Receivable Agreement.” New Hagerty intends to cause OpCo to make distributions to the members of OpCo in amounts sufficient to cover all applicable taxes (calculated at assumed tax rates) and payments under the Tax Receivable Agreement. However, OpCo’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, restrictions on distributions that would either violate any contract or agreement to which OpCo is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering OpCo insolvent. If New Hagerty’s cash resources are insufficient to meet its obligations under the Tax Receivable Agreement and to fund its obligations, New Hagerty may be required to incur additional indebtedness to provide the liquidity needed to make such payments, which could materially adversely affect its liquidity and financial condition and subject New Hagerty to various restrictions imposed by any such lenders. To the extent that New Hagerty is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement.
New Hagerty will be required to pay the Hagerty Equityholders and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits New Hagerty may receive and the amounts payable may be substantial.
In connection with the Business Combination, concurrently with the Closing, New Hagerty will enter into a Tax Receivable Agreement with the Hagerty Equityholders. OpCo intends to have in effect an election under Section 754 of the Code for each taxable year in which TRA Exchanges occur, which is expected to result in adjustments to the tax basis of the assets of OpCo as a result of such TRA Exchanges. The Tax Receivable Agreement generally provides for the payment by New Hagerty to the Hagerty Equityholders of 85% of the cash tax benefits, if any, that New Hagerty realizes (or in certain cases is deemed to realize), calculated using certain simplifying assumptions, as a result of (i) tax basis adjustments resulting from TRA Exchanges in connection with or following the Business Combination, (ii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to making payments under the Tax Receivable Agreement. We expect that the payments New Hagerty will be required to make under the Tax Receivable Agreement could be substantial. Estimating the amount and timing of New Hagerty’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. See the section titled “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Related Agreements — Tax Receivable Agreement.”
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits New Hagerty realizes in respect of the tax attributes subject to the Tax Receivable Agreement.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions New Hagerty determines, and the IRS or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the TRA will not reimburse New Hagerty for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess. In addition, the Tax Receivable Agreement provides that if (1) New Hagerty breaches any of its material obligations under the Tax Receivable Agreement (including in the event that New Hagerty is more than three months late making a payment that is due under the Tax Receivable Agreement, subject to certain exceptions), (2) New Hagerty is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, New Hagerty elects an early termination of the Tax Receivable Agreement, New Hagerty’s obligations under the Tax Receivable Agreement (with respect to all OpCo Units, whether or not such OpCo Units have been exchanged or redeemed before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that New Hagerty would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement also provides that, upon certain changes of control or other significant transactions, in the discretion of HHC and Markel, New Hagerty’s obligations under the Tax Receivable Agreement may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that New Hagerty or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon any acceleration of New Hagerty’s obligations under the Tax

Receivable Agreement (including upon a change of control), New Hagerty could be required to make payments under the Tax Receivable Agreement that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where HHC and Markel have interests that differ from or are in addition to those of the Class A stockholders.
To the extent New Hagerty receives tax distributions in excess of its actual tax liabilities and retains such excess cash, holders of Hagerty Equityholders may benefit from such accumulated cash balances if they exercise their exchange rights.
Under the terms of the LLC Agreement, OpCo is obligated to make tax distributions to the members of OpCo (including New Hagerty) calculated at certain assumed tax rates. Because tax distributions will be made pro rata based on ownership and due to, among other items, differences between the tax rates applicable to New Hagerty and the assumed individual income tax rate used in the calculation and requirements under the applicable tax rules that OpCo’s net taxable income be allocated disproportionately to its unitholders in certain circumstances, tax distributions may significantly exceed the actual tax liability for certain OpCo Unitholders, including New Hagerty. If New Hagerty retains the excess cash it receives, the Hagerty Equityholders could benefit from any value attributable to such accumulated cash balances as a result of their rights under the Exchange Agreement.
If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, New Hagerty and OpCo might be subject to potentially significant tax inefficiencies, and New Hagerty would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.
OpCo intends to operate such that it does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are listed for trading on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and OpCo intends to operate such that it will qualify for one or more of such safe harbors, although there can be no assurance in this regard.
If OpCo were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for New Hagerty and for OpCo, for example, if New Hagerty is not able to file a consolidated U.S. federal income tax return with OpCo. In addition, New Hagerty may not be able to realize tax benefits covered under the Tax Receivable Agreement, and New Hagerty would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of OpCo’s assets) were subsequently determined to have been unavailable.
Increases in applicable tax rates, changes in applicable tax laws or disagreements with tax authorities can adversely affect New Hagerty’s business, financial condition or results of operations.
New Hagerty will have no material assets other than its interest in OpCo, which holds, directly or indirectly, all of the operating assets of OpCo’s business. OpCo generally will not be subject to U.S. federal income tax. New Hagerty is a U.S. corporation that will be subject to U.S. corporate income tax on its worldwide operations, including its share of income of OpCo. New Hagerty and OpCo will also be subject to various U.S. federal, state and local taxes, in addition to taxes in other countries.
New U.S. laws and policy relating to taxes may have an adverse effect on New Hagerty and OpCo’s business and future profitability. Further, existing U.S. tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to New Hagerty and OpCo. Increases in income tax rates or other changes in income tax laws in any particular jurisdiction in which OpCo operates or is otherwise subject to tax can reduce New Hagerty’s after-tax income from such jurisdiction and adversely affect our business, financial condition or results of operations. Existing tax laws have been and could in the future be subject to significant change.

New Hagerty and OpCo will be subject to reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which OpCo operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from OpCo’s historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements. Forward-looking statements provide Aldel’s and Hagerty’s current expectations or forecasts of future events. Forward-looking statements include statements about Aldel’s and Hagerty’s hopes, expectations, beliefs, plans, objectives, intentions, assumptions, strategies regarding the future, and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements relating to Aldel in this proxy statement include, but are not limited to, statements about Aldel’s:
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benefits from the Business Combination;

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ability to complete an initial business combination, including the Business Combination;

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ability to obtain additional financing to complete the Business Combination;

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future financial performance following the Business Combination;

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success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

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officers and directors allocating their time to other businesses and potentially having conflicts of interest with Hagerty’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

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public securities’ potential liquidity and trading;

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use of proceeds not held in the Trust Account; and

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impact from the outcome of any known and unknown litigation.

Forward-looking statements relating to Hagerty in this proxy statement include, but are not limited to, statements about:
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the projected financial information, anticipated growth rate, and market opportunity of Hagerty;

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factors relating to the business, operations and financial performance of Hagerty including:

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Hagerty’s ability to attract, retain, and expand its customer base;

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Hagerty’s ability to maintain and enhance its brand and reputation;

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Hagerty’s ability to effectively manage the growth of its business;

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Hagerty’s ability to compete effectively in its industry;

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Hagerty’s ability to maintain reinsurance and managing general agent contracts;

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Hagerty’s ability to maintain key strategic relationships with partners and distributors;

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Hagerty’s ability to underwrite risks accurately and charge profitable rates;

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Hagerty’s ability to protect its intellectual property and proprietary data;

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Hagerty’s success in retaining or recruiting key employees, officers and directors following the completion of the Business Combination;

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Hagerty’s ability to manage risks associated with operational changes in response to the COVID-19 pandemic;

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Hagerty’s ability to expand its product offerings or improve existing ones;

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meeting the closing conditions to the Business Combination, including approval by stockholders of Aldel and New Hagerty on the expected terms and schedule;

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the occurrence of any other event, change or circumstance that could give rise to the termination of the Business Combination Agreement;

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the ability to obtain or maintain the listing of New Hagerty common stock and New Hagerty warrants on the NYSE following the Business Combination;

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New Hagerty’s public securities’ potential liquidity and trading;

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New Hagerty’s status as a controlled company;

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New Hagerty’s status as an emerging growth company; and

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other risks and uncertainties, including those listed under the section titled “Risk Factors.”

Hagerty does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Hagerty has prepared the prospective financial information set forth in this proxy statement to present the expected future performance of the company based upon facts and circumstances known today. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Hagerty’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Hagerty. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.
Neither Hagerty’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Hagerty as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including those described in “Risk Factors.” Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
In addition, statements that Aldel or Hagerty “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Aldel or Hagerty has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to rely unduly upon these statements.
You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward looking statements. Some factors that could cause New Hagerty’s actual results to differ include:
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the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

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the outcome of any legal proceedings that may be instituted against Aldel, Hagerty or others following announcement of the Business Combination and the transactions contemplated therein;

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the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of Aldel or Hagerty or other conditions to closing in the Business Combination Agreement;

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the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of New Hagerty to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

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costs related to the proposed Business Combination;

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the possibility that Aldel or Hagerty may be adversely impacted by other economic, business, and/or competitive factors;

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future exchange and interest rates; and

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other risks and uncertainties indicated in this proxy statement, including those under the section titled “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

SPECIAL MEETING OF ALDEL STOCKHOLDERS
General
Aldel is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on      , 2021 and at any adjournment or postponement thereof. This proxy statement provides Aldel’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on      , 2021, at 10:00am Eastern Time, via a virtual meeting at the following address:
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of Aldel Common Stock at the close of business on     which is the Record Date. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were     shares of Common Stock outstanding, of which     are Public Shares and     are Founder Shares held by the Sponsor and our directors.
Vote of the Sponsor, Directors and Officers
In connection with the Aldel IPO, Aldel entered into agreements with each of its Sponsor, directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it in favor of the Business Combination Proposal and for all other proposals presented at the Special Meeting.
Aldel’s Sponsor, directors and officers have waived any redemption rights, including with respect to shares of Common Stock issued or purchased in the Aldel IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares and the Private Shares held by the Sponsor have no redemption rights upon Aldel’s liquidation and will be worthless if no business combination is effected by Aldel by October 12, 2022.
Quorum and Required Vote for Proposals
A quorum of Aldel stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Common Stock outstanding and entitled to vote at the Special Meeting is represented by virtual attendance or by proxy at the Special Meeting.
Our Current Charter requires the affirmative vote of a majority of the issued and outstanding shares of Aldel Common Stock as of the Record Date for the approval of the Charter Amendment Proposal. However, we are also requiring the affirmative vote of a majority of holders of a majority of the shares of Class A Common Stock then outstanding for the approval of the Charter Amendment Proposal. The approval of the Business Combination Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting. Approval of the Directors Proposal will require the vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. The approval of the Advisory Charter Proposals is a non-binding advisory vote, and requires the affirmative vote of the holders of a majority of the shares of Aldel Common Stock present or represented at the Special Meeting, by ballot, proxy or electronic ballot and entitled to vote thereon at the Special Meeting.
If the Business Combination Proposal is not approved, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal will not be presented to the Aldel stockholders for a vote.

The approval of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are preconditions to the consummation of the Business Combination. The NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal (and the Business Combination Proposal is subject to and conditioned on the approval of the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal). The Adjournment Proposal is not subject to and conditioned on the approval of any other Proposal set forth in this proxy statement.
It is important for you to note that in the event the Business Combination Proposal does not receive the requisite vote for approval, then Aldel will not consummate the Business Combination. If Aldel does not consummate the Business Combination and fails to complete an initial business combination by October 12, 2022 Aldel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Abstentions and Broker Non-Votes
Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the Proposals. A failure to vote by proxy or to vote online or an abstention from voting with regard to the Proposals will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.
Recommendation of Aldel’s Board of Directors
The Board has unanimously determined that each of the Proposals is fair to and in the best interests of Aldel and its stockholders, and has unanimously approved such Proposals. The Board unanimously recommends that stockholders:
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vote “FOR” the Business Combination Proposal;

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vote “FOR” the NYSE Proposal;

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vote “FOR” the Directors Proposal;

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vote “FOR” the Charter Amendment Proposal;

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vote “FOR” the Advisory Charter Proposals;

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vote “FOR” the Equity Incentive Plan Proposal;

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vote “FOR” the Employee Stock Purchase Plan Proposal;

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vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of the Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Aldel’s Board and officers and advisors have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:
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Unless Aldel consummates an initial business combination, Aldel’s officers, directors and sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. As of June 15, 2021, no out-of-pocket expenses are owed to Aldel’s officers, directors and Sponsor;

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Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) 12 months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this proxy statement as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up;
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the fact that the Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination and such shares will be worthless if no business combination is effected by Aldel by October 12, 2022;

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the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

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in connection with the closing of the Business Combination, the Sponsor and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree to certain new vesting arrangements with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Warrant Lock-up Agreement;”

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certain of Aldel’s executive officers and directors and/or entities affiliated with them participated in the PIPE Investment; and

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the anticipated continuation of Robert Kauffman, Aldel’s Chief Executive Officer, as a director of New Hagerty.

Voting Your Shares
Each share of Aldel Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of Aldel Common Stock at the Special Meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

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You Can Attend the Special Meeting and Vote Through the Internet.   You will be able to attend the Special Meeting online and vote during the meeting by visiting       and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote online and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Aldel can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Aldel’s secretary in writing before the Special Meeting that you have revoked your proxy; or

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you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Aldel Common Stock, you may call Advantage Proxy, Aldel’s proxy solicitor, at     , for individuals and at      , for banks and brokers, or email them at ksmith@advantageproxy.com.
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the NYSE Proposal, the Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal (if presented). Under Aldel’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest not previously released to Aldel to pay its taxes. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the Aldel IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay Aldel’s taxes and up to $100,000 of interest to pay dissolution expenses). For illustrative purposes, based on funds in the Trust Account of approximately $166.8 million on June 30, 2021, the estimated per share redemption price would have been approximately $10.10.
In order to exercise your redemption rights, you must:
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prior to 5:00 PM Eastern time on      , 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Aldel’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004 Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and
•
deliver your Public Shares either physically or electronically through DTC to Aldel’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Aldel’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Aldel does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Aldel’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Aldel’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Aldel’s transfer agent return the shares (physically or electronically). You may make such request by contacting Aldel’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of Aldel Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Aldel Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Aldel Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of Aldel Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of New Hagerty, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and Aldel does not consummate an initial business combination by October 12, 2022, Aldel will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Dissenter Rights
Aldel stockholders do not have dissenter rights in connection with the Business Combination or the other proposals.
Proxy Solicitation
Aldel is soliciting proxies on behalf of its Board. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. Aldel and its directors, officers and employees may also solicit proxies in person. Aldel will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Aldel will bear the cost of the solicitation.
Aldel has hired Advantage Proxy to assist in the proxy solicitation process. Aldel will pay that firm a fee of $     , plus disbursements.
Aldel will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Aldel will reimburse them for their reasonable expenses.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
Aldel is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.
Aldel Financial Inc. is a blank check company incorporated in Delaware on December 23, 2020. Aldel was formed for the purpose of merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transactions with one or more businesses or entities.
The registration statement for Aldel IPO was declared effective April 8, 2021 and on April 12, 2021 Aldel consummated the Aldel IPO. Following the closing of the Aldel IPO and the Private Placement, a total of $116,150,000 of the net proceeds were deposited in the Trust Account.
The Unaudited Pro Forma Condensed Combined Financial Statements
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 assumes that the Business Combination occurred on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 assumes that the Business Combination had been completed on January 1, 2020.
Management has made significant estimates and assumptions in its determination of the pro forma transaction accounting adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.
The unaudited pro forma transaction accounting adjustments reflecting the completion of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Aldel believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments and it is possible the difference may be material. Aldel believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial statements do not necessarily reflect what Aldel’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Aldel was derived from the unaudited financial statements of Aldel as of and for the six months ended June 30, 2021 and from the audited financial statements of Aldel as of December 31, 2020, and for the period from December 23, 2020 (inception) to December 31, 2020, included elsewhere in this proxy statement. The historical financial information of Hagerty was derived from unaudited consolidated financial statements as of and for the six months ended June 30, 2021 and from audited consolidated financial statements as of and for the year ended December 31, 2020, included elsewhere in this proxy statement. The unaudited pro forma condensed combined financial information is qualified in its entirety by reference to, and should be read together with Aldel’s and Hagerty’s audited and unaudited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aldel,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hagerty,” and other financial information included elsewhere in this proxy statement
Description of the Business Combination
Pursuant to the Business Combination Agreement (a) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (b) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (c) Aldel will change its name to Hagerty, Inc. (“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”). As a result of the Business Combination, New Hagerty will be the publicly traded reporting company in an “Up-C” structure.
Under the Business Combination Agreement, Aldel has agreed to acquire all of the limited liability equity interests (the “Company Equity Interests”) of Hagerty for $3.0 billion in aggregate consideration (less the Company Transaction Expenses Differential (as defined in the Business Combination Agreement) or plus the Buyer Excess (as defined in the Business Combination Agreement), as applicable) (the “Equity Value”), comprising the Mixed Consideration and the Equity Consideration (as defined below) (together, the “Merger Consideration”). “Mixed Consideration” means (a) the Secondary Consideration (as defined below) plus (b) a number of units of equity interests in OpCo (“Units”) and shares of Class V voting non-economic common stock (“Class V Common Stock”) in New Hagerty, in each case equal to (i) the quotient obtained by dividing (a) the Equity Value by (b) $10.00 (the “Exchange Ratio”) multiplied by (ii) (A) the number of Company Equity Interests owned by Hagerty Holding Corp. (“HHC”) as of the closing divided by (B) the total number of issued and outstanding Company Equity Interests as of the closing minus (iii) the quotient of the Secondary Cash Consideration divided by $10.00. “Secondary Consideration” means $450,000,000 plus the amount by which the sum of the amount in the Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), plus the aggregate amount of the PIPE Financing (as defined below) exceeds $750,000,000; provided that such additional sum shall not exceed $50,000,000. “Equity Consideration” means a number of Units and shares of Class V Common Stock, in each case equal to (a) the Exchange Ratio multiplied by (b) (i) the number of Company Equity Interests owned by Markel Corporation (“Markel”) as of the closing divided by (ii) the total number of issued and outstanding Company Equity Interests as of the closing.
At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any further action on the part of Aldel, Merger Sub or Hagerty, each Company Equity Interest issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive: (i) in the case of Markel, the Equity Consideration; and (ii) in the case of HHC, the Mixed Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the foregoing consideration. The units of equity interests of Merger Sub (the “Newco Units”) that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Aldel, be converted into an aggregate number of Units equal to the number of Aldel’s Class A common stock and Class B common stock (“Sponsor Shares”) issued and outstanding immediately prior to the Effective Time. Each Sponsor Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Aldel’s Class A common stock. No certificates or scrip representing fractional shares of Aldel’s common stock will be issued pursuant to the Merger.
Aldel, Merger Sub and Hagerty have made customary representations, warranties and covenants in the Business Combination Agreement, including, among other things, covenants with respect to the conduct of Aldel and Hagerty prior to the closing of the Business Combination. The parties have also agreed to customary “no shop” obligations. The representations and warranties of Aldel, Merger Sub and Hagerty will not survive the closing of the Merger.

The closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things, that: (i) the applicable Aldel stockholder and Hagerty member approvals shall have been obtained; (ii) there shall have been no Company Material Adverse Effect or Buyer Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; (iii) the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated; (iv) the Aggregate Cash Proceeds (as defined in the Business Combination Agreement) after deducting certain transaction expenses and the repayment of any unpaid or contingent liabilities of Aldel, including fees associated with Aldel’s initial public offering and operations prior to the date of the Business Combination Agreement, shall not be less than $450 million; (v) Aldel’s initial listing application in connection with the Transactions (as defined in the Business Combination Agreement) shall have been approved by the NYSE so that immediately following the Merger, New Hagerty satisfies any applicable initial and continuing listing requirements of NYSE; and (vi) each of the parties to the Additional Agreements shall have delivered, or caused to be delivered, duly executed copies of the Additional Agreements. “Additional Agreements” means the Sponsor Letter Agreement, the Tax Receivable Agreement, the Amended and Restated Registration Rights Agreement, the LLC Agreement, the Exchange Agreement, the Lock-up Agreement, and the Sponsor Warrant Lock-up Agreement.
In connection with the proposed Business Combination, Aldel entered into subscription agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” or “accredited investors” as defined in the applicable SEC regulations (the “PIPE Financing investors”), pursuant to which the PIPE Financing investors have agreed to subscribe for and purchase, and Aldel has agreed to issue and sell to the PIPE Financing investors, an aggregate of 70,385,000 shares of Aldel Class A common stock (the “PIPE Shares”) and an aggregate of 12,669,300 warrants to purchase shares of Aldel Class A common stock (the “PIPE Warrants” and, together with the PIPE Shares, the “PIPE Securities”), for aggregate gross proceeds of $703,850,000 (the “PIPE Financing”). The PIPE Securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The purpose of the PIPE Financing is to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirement provided in the Business Combination Agreement.
The closing of the sale of the PIPE Securities (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Business Combination and will occur on the date of, and immediately prior to, the consummation of the Business Combination. The PIPE Closing will be subject to customary conditions.
In connection with the Business Combination Agreement, Aldel Investors LLC, Aldel LLC, and the directors and executive officers holding securities of Aldel (each a “Stockholder”) each entered into a support agreement (the “Sponsor Letter Agreement”) with Aldel and Hagerty, pursuant to which each Stockholder agrees to vote the shares of Aldel common stock beneficially owned by them (a) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement, (c) against the approval of any transaction that would impede or prevent the consummation of the Business Combination, and (d) against any amendment of the certificate of incorporation or bylaws of Aldel or any change in Buyer’s capitalization, corporate structure or business other than as contemplated by the Business Combination Agreement. Each Stockholder further agrees that it will (i) not exercise its right to redeem all or a portion of such Stockholder’s shares of Aldel common stock beneficially owned by them (in connection with the Business Combination or otherwise) and (ii) waive any adjustment to the conversion ratio set forth in Aldel’s organizational documents.
For the purpose of unaudited pro forma condensed combined financial information, the following summarizes the aggregate considerations issuable in the Business Combination in the form of cash and shares:

Total Consideration:
Scenario	Total Consideration	Cash Consideration	OpCo Units & Corresponding Shares of Class V Common Stock
Assuming no redemptions	$3,000,000,000	$500,000,000	250,000,000
Assuming maximum redemptions	$3,000,000,000	$450,000,000	255,000,000
The following table shows the pro forma outstanding shares of New Hagerty post-Business Combination:
	Pro Forma Outstanding Common Shares of New Hagerty	Pro Forma Outstanding Common Shares of New Hagerty
	No Redemptions Scenario	Maximum Redemptions Scenario
Aldel outstanding common shares pre-Business Combination	14,947,500	14,947,500
Redemptions	—	(8,485,000)
Shares of Class V Common Stock issued to Hagerty Equityholders	250,000,000	255,000,000
PIPE Shares issued in PIPE Financing	70,385,000	70,385,000
Total New Hagerty common shares outstanding post-Business Combination	335,332,500	331,847,500
Accounting for the Proposed Transaction
Business combinations in which the legal acquirer is not the accounting acquirer are commonly referred to as “reverse acquisitions” and can represent asset acquisitions, capital transactions and business combinations. A reverse acquisition occurs when the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is identified as the acquirer for accounting purposes. The business combination will be accounted for as common control reverse acquisition for which Hagerty was determined to be the accounting acquirer based on the following factors:
(i)
HHC controlled the operating company prior to the transaction and will control New Hagerty after the transactions through control of the board of directors as well as having majority ownership.

(ii)
Hagerty’s former management will represent the management of New Hagerty.

(iii)
Hagerty is larger as compared to Aldel based on assets, revenues or earnings.

Other factors were evaluated but are not considered to have a material impact on the determination of Hagerty as the accounting acquirer. The proposed transaction will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Aldel, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Hagerty will be treated as the accounting acquirer. As the same entity controls the target company and post transaction public reporting entity, for accounting purposes, the proposed transaction will be treated as the equivalent of a capital transaction in which Hagerty is issuing units for the net assets of Aldel, accompanied by a recapitalization. The net assets of Aldel will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the proposed transaction will be those of Hagerty.
Basis of Unaudited Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Aldel’s Public Shares:

Assuming No Redemptions:   This presentation assumes that none of the holders of public shares exercise redemption rights with respect to their public shares for a pro rata share of the funds in the Trust Account.
Assuming Maximum Redemptions:   This presentation assumes that the holders of 8,485,000 Public Shares exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account amounting to $85,703,013. Aldel has entered into voting and non-redemption agreements with certain shareholders whereby an aggregate 3,015,000 Public Shares have waived their redemptions rights as set forth in the organizational documents of Aldel, resulting in 8,485,000 Public Shares subject to redemption rights.
Accounting Policies and Reclassifications
Based on management’s initial analysis of the accounting policies of Aldel and Hagerty, there were no significant differences identified that would have an impact on the unaudited pro forma condensed combined financial information or that would require adjustments to the unaudited pro forma condensed combined financial statements. Upon completion of the proposed transaction, management will perform a comprehensive review of the accounting policies of Aldel and Hagerty. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities which, when conformed, could have a material impact on the financial statements of the post-combination company.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 are based on the historical financial statements of Aldel and Hagerty. The unaudited pro forma transaction accounting adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma transaction accounting adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Aldel Financial Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands)
	Aldel (Historical)	Hagerty (Historical)	Transaction Accounting Adjustments Assuming No Redemptions		Pro Forma Condensed Combined Assuming No Redemptions	Transaction Accounting Adjustments Assuming Maximum Redemptions		Pro Forma Condensed Combined Assuming Maximum Redemptions
ASSETS
CURRRENT ASSETS:
Cash and cash equivalents	$1,447	$49,135	$116,156	A	$320,294	$30,453	A	$284,591
			(50,294)	C		(50,294)	C
			703,850	D		703,850	D
			(500,000)	F		(450,000)	F
Restricted cash and cash equivalents	—	296,366	—		296,366	—		296,366
Accounts receivable	—	44,700	—		44,700	—		44,700
Premiums receivable	—	111,265	—		111,265	—		111,265
Commission receivable	—	30,216	—		30,216	—		30,216
Prepaid expenses and other assets	989	26,526	—		27,515	—		27,515
Deferred acquisition costs – net	—	79,348	—		79,348	—		79,348
Fixed income securities	—	2,460	—		2,460	—		2,460
Total current assets	2,436	640,016	269,712		912,164	234,009		876,461
Property and equipment – net	—	25,702	—		25,702	—		25,702
Marketable securities held in trust account	116,156	—	(116,156)	A	—	(116,156)	A	—
LONG TERM ASSETS:
Prepaid expenses and other assets	0	20,049	—		20,049	0		20,049
Intangible assets – net	—	60,334	—		60,334	—		60,334
Goodwill	—	7,880	—		7,880	—		7,880
Fixed income securities		5,085	—		5,085			5,085
Total long term assets	—	93,348	—		93,348	—		93,348
Total Assets	$118,592	$759,066	$153,556		$1,031,214	$117,853		$995,511
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$110	7,559	$—		$7,669	$—		$7,669
Provision for unpaid losses and loss adjustment expenses	—	91,145	—		91,145	—		91,145
Unearned premiums	—	169,009	—		169,009	—		169,009
Commissions payable	—	59,120	—		59,120	—		59,120
Due to insurers	—	97,149	—		97,149	—		97,149
Advanced premiums	—	26,142	—		26,142	—		26,142
Accrued expenses	—	31,750	—		31,750	—		31,750
Deferred tax liability	—	10,198	—		10,198	—		10,198
Contract liabilities	—	22,373	—		22,373	—		22,373
Other current liabilities	—	4,382	—		4,382	—		4,382
Total current liabilities	110	518,827	—		518,937	—		518,937

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)
As of June 30, 2021
(in thousands)
	Aldel (Historical)	Hagerty (Historical)	Transaction Accounting Adjustments Assuming No Redemptions		Pro Forma Condensed Combined Assuming No Redemptions	Transaction Accounting Adjustments Assuming Maximum Redemptions		Pro Forma Condensed Combined Assuming Maximum Redemptions
LONG-TERM LIABILITIES:
Accrued expenses	—	10,745	—		10,745	—		10,745
Contract liabilities	—	19,167	—		19,167	—		19,167
Long-term debt	—	86,000	—		86,000	—		86,000
Warrant Liabilities	7,250	—	12,374	I	19,624	12,374	I	19,624
Other long-term liabilities	—	4,215	—		4,215	—		4,215
Total long term liabilities	7,250	120,127	12,374		139,751	12,374		139,751
Total liabilities	7,360	638,954	12,374		658,688	12,374		658,688
Class A common stock subject to possible redemption, 10,518,004 shares at redemption value	106,232	—	(106,232)	B	—	(106,232)	B	—
EQUITY
Common Stock	—	—	1	B	33	—	A	34
			7	D		1	B
			25	E		7	D
						26	E
Members’ equity	—	120,884	(120,884)	E	—	(120,884)	E	—
Additional paid-in capital	6,607	—	106,231	B	595,923	$30,453	A	529,125
			(50,294)	C		106,231	B
			703,843	D		(50,294)	C
			120,859	E		703,843	D
			(1,607)	G		120,859	E
			(277,342)	H		(116,156)	A
			(12,374)	I		(1,607)	G
						(258,436)	H
						(12,374)	I
Accumulted other comprehensive loss	—	(1,159)	—		(1,159)	—		(1,159)
Accumulated deficit	(1,607)		(500,000)	F	(500,000)	(450,000)	F	(450,000)
			1,607	G		1,607	G
Total stockholders’ equity	5,000	119,725	(29,928)		94,797	(46,725)		78,000
Noncontrolling interests		387	277,342	H	277,729	258,436	H	258,823
Total equity	5,000	120,112	247,414		372,526	211,711		336,823
Total liabilities, Stockholders’ Equity and Noncontrolling Interests	$118,592	$759,066	$153,556		$1,031,214	$117,853		$995,511

Aldel Financial Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months Ended June 30, 2021
(in thousands, except share and per share data)
	Six Months Ended June 30, 2021	Six Months Ended June 30, 2021	Transaction Accounting Adjustments Assuming No Redemptions		Six Months Ended June 30, 2021	Transaction Accounting Adjustments Assuming Maximum Redemptions		Six Months Ended June 30, 2021
	Aldel (Historical)	Hagerty (Historical)			Pro Forma Condensed Combined Assuming No Redemptions			Pro Forma Condensed Combined Assuming Maximum Redemptions
REVENUE
Commission and fee revenue	$—	$137,816	$—		$137,816	$—		$137,816
Earned premium	—	133,671	—		133,671	—		133,671
Membership and other revenue	—	25,122	—		25,122	—		25,122
Total Revenues	—	296,609	—		296,609	—		296,609
OPERATING EXPENSES:
Salaries and benefits	—	79,847	—		79,847	—		79,847
Ceding commission	—	64,067	—		64,067	—		64,067
Losses and loss adjustment expenses	—	55,345	—		55,345	—		55,345
Sales expense	—	48,712	—		48,712			48,712
Depreciation and amortization	—	9,396	—		9,396	—		9,396
General, administrative and other	279	30,064	(279)	J	30,064	(279)	J	30,064
Total operating expenses	279	287,431	(279)		287,431	(279)		287,431
Operating (loss) income	(279)	9,178	279		9,178	279		9,178
Other expense	—	(624)	—		(624)	—		(624)
Change in fair value of warrant liabilities	(1,332)	—	(2,112)	L	(3,444)	(2,112)	L	(3,444)
Investment income on trust account	6	—	(6)	K	—	(6)	K	—
Income before income tax expense	(1,605)	8,554	(1,839)		5,110	(1,839)		5,110
Income tax expense	—	(2,901)	—		(2,901)	—		(2,901)
Net (loss) income	$(1,605)	$5,653	$(1,839)		$2,209	$(1,839)		$2,209
Net (loss) income attributable to non-controlling interest	$—	$136	$(1,783)	M	$(1,647)	$(1,833)	M	$(1,697)
Net (loss) income attributable to common stockholders	$(1,605)	$5,789	$(3,622)		$562	$(3,672)		$512
NET (LOSS) INCOME	$(1,605)	$5,653	$(1,839)		$2,209	$(1,839)		$2,209
Other comprehensive income (loss)
Foreign currency translation adjustments – net of taxes	—	186	—		186	—		186
Derivative instruments	—	608	—		608	—		608
Total other comprehensive income	—	794	—		794	—		794
Comprehensive income	(1,605)	6,447	(1,839)		3,003	(1,839)		3,003
Comprehensive (loss) income attributable to non-controlling interest	—	136	(1,783)	M	(1,647)	(1,833)	M	(1,697)
Comprehensive (loss) income attributable to common stockholders	$(1,605)	$6,583	$(3,622)		$1,356	$(3,672)		$1,306
Basic weighted average shares outstanding – excluding non-controlling interests					85,332,500			76,847,500
Fully diluted weighted average shares outstanding – excluding non-controlling interests					85,332,500			76,847,500
Basic net income per share					$0.01			$0.01
Fully diluted net income per share					$0.01			$0.01

Aldel Financial Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share data)
	For the Period from December 23, 2020 (Inception) to December 31, 2020	Year Ended December 31, 2020	Transaction Accounting Adjustments Assuming No Redemptions		Year Ended December 31, 2020	Transaction Accounting Adjustments Assuming Maximum Redemptions		Year Ended December 31, 2020
	Aldel (Historical)	Hagerty (Historical)			Pro Forma Condensed Combined Assuming No Redemptions			Pro Forma Condensed Combined Assuming Maximum Redemptions
REVENUE:
Commission and fee revenue	$—	$236,443	$—		$236,443	$—		$236,443
Earned premium	—	220,502	—		$220,502	—		220,502
Membership and other revenue	—	42,603	—		$42,603	—		42,603
Total Revenue	—	499,548	—		499,548	—		499,548
OPERATING EXPENSES
Salaries and benefits	—	137,508	—		137,508	—		137,508
Ceding commission	—	105,974	—		105,974	—		105,974
Losses and loss adjustment expenses	—	91,025	—		91,025	—		91,025
Sales expense	—	86,207	—		86,207			86,207
Depreciation and amortization	—	11,800	—		11,800	—		11,800
General, administrative and other	1	51,188	(1)	J	51,188	(1)	J	51,188
Total operating expenses	1	483,702	(1)		483,702	(1)		483,702
Operating (loss) income	(1)	15,846	1		15,846	1		15,846
Other expenses	—	(986)	—		(986)	—		(986)
(Loss) income before income tax expense	(1)	14,860	1		14,860	1		14,860
Income tax expense	—	(4,821)	—		(4,821)	—		(4,821)
Net (loss) income	$(1)	$10,039	$1		$10,039	$1		$10,039
Net (loss) income attributable to non-controlling interest	$—	$127	(7,611)	M	$(7,484)	(7,841)	M	$(7,714)
Net (loss) income attributable to common stockholders	$(1)	$10,166	$(7,610)		$2,555	$(7,840)		$2,325
NET (LOSS) INCOME	$(1)	$10,039	$1		$10,039	$1		$10,039
Other comprehensive income/(loss)
Foreign currency translation adjustments – net of tax	—	994	—		994	—		994
Derivative instruments	—	(423)	—		(423)	—		(423)
Total other comprehensive income	—	571	—		571	—		571
Comprehensive income	(1)	10,610	1		10,610	1		10,610
Comprehensice (loss) income attributable to non-controlling interest	—	127	(7,611)	M	(7,484)	(7,841)	M	(7,714)
Comprehensive (loss) income attributable to common stockholders	$(1)	$10,737	$(7,610)		$3,126	$(7,840)		$2,896
Basic weighted average shares outstanding – excluding non-controlling interests					85,332,500			76,847,500
Fully diluted weighted average shares outstanding – excluding non-controlling interests					85,332,500			76,847,500
Basic net income per share					$0.03			$0.03
Fully diluted net income per share					$0.03			$0.03

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.
There were no intercompany balances or transactions between Aldel and Hagerty as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.
The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of shares outstanding, assuming the Business Combination occurred on January 1, 2020.
The unaudited pro forma transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, are as follows:
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
A.
Represents the reclassification of cash and investments held in the trust account that becomes available at the Business Combination under the no redemptions scenario, as well as the reclassification of cash and investments held in the trust account that becomes available at the Business Combination after redemptions under the maximum redemptions scenario.

B.
Represents the reclassification of Public Shares subject to possible redemption to permanent equity.

C.
Represents the pro forma transaction accounting adjustments for preliminary estimated transaction costs estimated to be incurred in aggregate by Aldel and Hagerty of approximately $10.15 million and $35.0 million, respectively, for legal, financial advisory, insurance and other professional fees as part of the Business Combination, as well as fees and expenses expected to be incurred for PIPE Financing amounting to approximately $5.1 million.

D.
Represents the pro forma transaction accounting adjustments for issuance of 70,385,000 PIPE Shares issued in PIPE Financing for aggregate gross proceeds of $703,850,000.

E.
Represents the pro forma transaction accounting adjustments to eliminate Hagerty’s members equity as a result of the recapitalization, pursuant to which all classes of equity held by Hagerty Equityholders will be converted or exchanged into OpCo Units and corresponding shares of Class V Common Stock of New Hagerty pursuant to the Business Combination Agreement. 250,000,000 and 255,000,000 OpCo Units and corresponding shares of Class V Common Stock of New Hagerty are expected to be issued to Hagerty Equityholders under the no redemption and maximum redemption scenarios, respectively.

F.
Represents the pro forma transaction accounting adjustment for payment of $500 million and $450 million Secondary Cash Consideration (as defined in the Business Combination Agreement) to Hagerty Equityholders under no redemption and maximum redemption scenario, respectively, at Closing.

G.
Represents the elimination of Aldel’s historical accumulated deficit at reverse acquisition.

H.
Represents the pro forma transaction accounting adjustments for the noncontrolling interest of the OpCo Units to be issued to Hagerty Equityholders, which is calculated as the combined pro forma total equity of $372.5 million and $336.8 million under the no redemptions and maximum redemptions scenarios, respectively, multiplied by 74.55% and 76.84% representing the percentage of OpCo Units retained by Hagerty Equityholders under the no redemptions and maximum redemptions scenarios, respectively.

I.
Represents the pro forma transaction accounting adjustment for recording issuance of 12,669,300 PIPE Warrants as liability at Closing.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
J.
Represents pro forma transaction accounting adjustment to eliminate historical expenses incurred by Aldel, which will not be recurring after the completion of the Business Combination.

K.
Represents pro forma transaction accounting adjustment to eliminate interest income earned on Aldel’s Trust Account, which will not be recurring after the completion of the Business Combination.

L.
Represents pro forma transaction accounting adjustment for recording change in fair value of PIPE Warrants given the assumption of Business Combination having been consummated as of January 1, 2020.

M.
Represents pro forma transaction accounting adjustment to reflect net income attributable to Hagerty Equityholders as a noncontrolling interest.

Net Income Per Share
Represents the net income/loss per share calculated using the historical weighted average shares outstanding of Aldel, giving the effect of shares issued in Business Combination to Hagerty Equityholders as well as in PIPE Financing assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income /loss per share assumes that the shares currently outstanding as well as issuable relating to the Business Combination and PIPE Financing have been outstanding for the entire period presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such shares for the entire period. The calculation excludes 20,005,550 Aldel’s warrants with strike prices of $11.50 and $15.00 as they are anti-dilutive.
	Six months ended June 30, 2021
	Assuming Redemptions	Assuming No Maximum Redemptions
Pro forma net income attributable to common shareholders (in thousands)	$562	$512
Weighted average common shares outstanding, basic	85,332,500	76,847,500
Weighted average common shares outstanding, diluted	85,332,500	76,847,500
Net income per share, basic	$0.01	$0.01
Net income per share, diluted	$0.01	$0.01
Weighted average common shares calculation:
Total outstanding shares pre Business Combination	14,947,500	14,947,500
Total pro forma common shares to be issued pursuant to the Business Combination Agreement	250,000,000	255,000,000
Share redemptions	—	(8,485,000)
Common shares issued in PIPE	70,385,000	70,385,000
Noncontrolling interests	(250,000,000)	(255,000,000)
Weighted average common shares outstanding, basic	85,332,500	76,847,500
Weighted average common shares outstanding, diluted	85,332,500	76,847,500

	Year Ended December 31, 2020
	Assuming Redemptions	Assuming No Maximum Redemptions
Pro forma net income attributable to common shareholders (in thousands)	$2,555	$2,325
Weighted average common shares outstanding, basic	85,332,500	76,847,500
Weighted average common shares outstanding, diluted	85,332,500	76,847,500
Net income per share, basic	$0.03	$0.03
Net income per share, diluted	$0.03	$0.03
Weighted average common shares calculation:
Total outstanding shares pre business combination	14,947,500	14,947,500
Total pro forma common shares to be issued pursuant to the Business Combination Agreement	250,000,000	255,000,000
Share redemptions	—	(8,485,000)
Common shares issued in PIPE	70,385,000	70,385,000
Noncontrolling interests	(250,000,000)	(255,000,000)
Weighted average common shares outstanding, basic	85,332,500	76,847,500
Weighted average common shares outstanding, diluted	85,332,500	76,847,500

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL
General
Holders of Aldel Common Stock are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Aldel stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Because Aldel is holding a stockholder vote on the Business Combination, Aldel may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Aldel Common Stock as of the Record Date for the Special Meeting.
Background of the Business Combination
We are a blank check company that was incorporated in Delaware on December 23, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Business Combination is the result of an extensive search for a potential transaction, utilizing the global network and investing and operating experience of our management team and board of directors. The terms of the Business Combination were the result of extensive arm’s-length negotiations between our management team and our legal and financial advisors and Hagerty and Hagerty’s legal and financial advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.
On April 8, 2021, we consummated the Aldel IPO of 11,500,000 units, including 1,500,000 units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. Each unit consists of one share of Class A common stock of Aldel and one-half of one redeemable warrant of Aldel, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock for $11.50 per share, subject to adjustment. The units were sold at a price of $10.00 per unit, generating gross proceeds to us of $115,000,000.
Simultaneously with the closing of the Aldel IPO, we consummated private placements (the “Private Placements”) in which (i) the Sponsor purchased 515,000 private units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $5,150,000, and (ii) the Sponsor and FG SPAC Partners LP, an affiliate of certain of our directors, purchased an aggregate of 1,300,000 warrants (“OTM Warrants” and, together with the Private Units, the “Private Placement Securities”) at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share, for an aggregate purchase price of $130,000.
The OTM Warrants are identical to the Warrants sold in the Aldel IPO, except that the OTM Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor and FG SPAC Partners LP, or their permitted transferees. The Private Units are identical to the Units sold in the Aldel IPO, except that the Private Units are subject to transfer restrictions. The Private Placement Securities may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination. The Sponsor and FG SPAC Partners LP were granted certain demand and piggyback registration rights in connection with the purchase of the Private Placement Securities.
Of the net proceeds of the Aldel IPO and the sale of the Private Placement Securities, $116,150,000 has been deposited into a U.S.-based trust account at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to Aldel to pay its franchise and income tax obligations, the proceeds from the Aldel IPO and the sale of the Private Placement Securities held in the trust account will not be released from the trust account until the earliest to occur of (a) the completion of our initial business combination (including the release of funds to pay any amounts due to any public stockholders who properly exercise their redemption rights in connection therewith), (b) the redemption of any public shares properly submitted in connection with a stockholder vote to approve an amendment to the Certificate of Incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete an initial business combination within 18 months from the closing of the Aldel IPO or (c) the redemption of our public shares if we are unable to complete a business combination within 18 months from the closing of the Aldel IPO, subject to applicable law. The prospectus for the Aldel IPO states that we have identified the following general criteria and guidelines that we believe are important in evaluating prospective target businesses. We used these criteria and guidelines in evaluating initial business combination opportunities in searching for companies within industries that exhibit strong characteristics including, but not limited to, the following:
•
Emerging from a restructuring process;

•
Public market-ready scale;

•
Strong management team;

•
Current ownership that is in transition or desires liquidity;

•
Positive cash flow prospects;

•
Established operating models;

•
Long-term organic growth;

•
Attractive competitive dynamics; and

•
Consolidation opportunities to add scale.

Prior to the consummation of the Aldel IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.
Following the Aldel IPO, we searched for business combination candidates. As part of the search process, we contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.
During that period, our management team:
•
evaluated approximately 17 companies as possible targets (each a “Potential Target” and collectively, the “Potential Targets”) to establish if the Potential Target fit the acquisition criteria stated above;

•
entered into confidentiality agreements with six Potential Targets (including Hagerty), which included customary terms; and

•
submitted two non-binding letters of intent to Potential Targets (including Hagerty), of which only the one with Hagerty was fully executed.

Of the 17 Potential Targets, 11 were eliminated prior to conducting substantive due diligence. Of the 11 companies, two were waiting to resolve regulatory issues before considering transaction discussions, three had decided to put merger discussions on hold for internal reasons, and six were deemed by our management to be early stage in terms of development and not operationally prepared for a public company listing.
On May 6, 2021, Aldel executed a confidentiality agreement with a Potential Target that operates in the automotive technology sector. The opportunity was introduced to Aldel by an investment bank. On May 10, 2021, an initial meeting was held with the Potential Target’s executive team via Zoom. Mr. Rob Kauffman, our Chairman and Chief Executive Officer, and Mr. Ryan Turner, a representative from Fundamental Global, the co-sponsor of Aldel, attended the meeting. After preliminary due diligence, which included an analysis of the target’s financial model, a management presentation, and industry reports, we decided to pass on the opportunity due to lack of visibility as to when the company would become profitable. Discussions were terminated on approximately May 15, 2021.

On May 12, 2021, Aldel executed a confidentiality agreement with a Potential Target that operates in the transportation and logistics sector. The opportunity was introduced to Aldel by an investment bank. We conducted due diligence on the Potential Target that included holding an initial meeting with the target’s executive team via Zoom. The meeting was attended by Mr. Kauffman, Mr. Larry G. Swets, our Senior Advisor and Mr. Turner. Mr. Kauffman and Mr. Turner attended a follow up meeting held with the target’s Chief Executive Officer via Zoom to walk through the company’s financial model. On June 21, 2021, an on-site visit to one of the company’s operating facilities which included an in-person meeting with the company’s management team was attended by Mr. Kauffman and Mr. Turner. After careful consideration we decided to pass on the opportunity based on a difference in valuation expectations. Discussions were terminated at the end of June 2021.
On May 17, 2021, Aldel executed a confidentiality agreement with a Potential Target that operates in the water technology sector. The opportunity was introduced to Aldel by an investment bank. On May 24, 2021, an initial meeting was held with the Potential Target’s executive team via Zoom. Mr. Kauffman and Mr. Turner attended the meeting. After preliminary due diligence including an analysis of the target’s financial model, we decided to pass on the opportunity based on uncertainty surrounding the target’s new business strategy. Discussions were terminated on approximately June 2, 2021.
On June 2, 2021, Aldel executed a confidentiality agreement with a Potential Target that operates in the medical technology sector. The opportunity was introduced to Aldel by an investment bank. On June 15, 2021, an initial meeting was held with the Potential Target’s executive team via Zoom. Mr. Kauffman and Mr. Turner attended the meeting. After the meeting our management team decided to pass on the opportunity due to the long sales cycle of the business. Discussions were terminated on approximately June 15, 2021.
On June 28, 2021, Aldel submitted a letter of intent to a Potential Target that operates in the restaurant sector. This opportunity was sourced by Mr. Kauffman of Aldel directly with Potential Target’s largest shareholder.
From May 2021 to July 2, 2021 Mr. Kauffman conducted extensive dialogues with this target’s largest shareholder and Chief Executive Officer regarding the target’s business. Mr. Kauffman also conducted preliminary due diligence and reviewed materials prepared by the target, including a confidential information memorandum, a detailed financial model with specifics on all store locations, as well operating statistics of the target. On June 28, 2021 Aldel extended a draft letter of intent to this target. The discussions ceased on July 2, 2021 because Aldel decided to pursue a transaction with Hagerty for the reasons discussed below.
Since June 17, 2020, Mr. Kauffman has served as a member of the board of Hagerty. Beginning in March 2021, Hagerty management began discussions with J.P. Morgan Securities LLC’s (“J.P. Morgan”) M&A Advisory Group, financial advisor to Hagerty, in connection with a potential business combination with a special purpose acquisition company (“SPAC”). We refer to this initiative as “Project GTO.” The first time that Project GTO was discussed with Hagerty’s board was during a special board meeting held by video conference on April 12, 2021. Mr. Kauffman was in attendance at that meeting and at that point informed the board that he had recently formed Aldel.
On April 15, 2021, Hagerty’s management, representatives of J.P. Morgan’s M&A Advisory Group, and representatives of Sidley Austin LLP (“Sidley Austin”). Hagerty’s legal counsel, held an organizational meeting to discuss Project GTO. At that meeting, J.P. Morgan’s M&A Advisory Group presented a list of 16 potential SPAC partners, including Aldel, for consideration.
From May 11 through June 7, 2021, J.P. Morgan’s M&A Advisory Group reached out to all 16 potential SPAC partners to gauge their interest in a potential business combination with Hagerty. On May 11, 2021, as part of its outreach to the identified 16 potential SPAC partners, representatives of J.P. Morgan’s M&A Advisory Group shared with Aldel a summary confidential information presentation prepared by Hagerty highlighting Hagerty’s business strategy and key performance indicators. A non-disclosure agreement was also shared. Both documents were sent to Mr. Kauffman and a date was chosen for an introductory meeting with Hagerty’s executive team. On May 12, 2021, the non-disclosure agreement was executed by Aldel and Hagerty.
On May 13, 2021, J.P. Morgan’s M&A Advisory Group representatives conducted an introductory meeting via Zoom with representatives from Aldel and Hagerty. Representing Aldel were Mr. Kauffman,

Mr. Hassan R. Baqar, our Chief Financial Officer, Mr. D. Kyle Cerminara, one of our directors, Mr. Larry G. Swets, our Senior Advisor, Mr. Ryan Turner, a representative from Fundamental Global, Aldel’s co-sponsor, and Mr. Mark Harms from Global Leisure Partners, Aldel’s financial advisor. Representing Hagerty were Mr. McKeel Hagerty, the Chief Executive Officer of Hagerty, Mr. Fred Turcotte, the Chief Financial Officer of Hagerty and J.P. Morgan’s M&A Advisory Group representatives. The purpose of the meeting was to discuss the respective businesses of Aldel and Hagerty, provide background on SPACs and better understand Hagerty’s willingness and ability to go public via a special purpose acquisition company. During the meeting Hagerty shared a confidential information presentation that expanded upon the summary materials previously provided and included key automotive enthusiast information, key performance indicators, and financial statements, including forward looking projections that were prepared by Hagerty’s management team.
On May 16, 2021, representatives of J.P. Morgan’s M&A Advisory Group, on behalf of Hagerty, provided to Aldel access to a virtual data room which included Hagerty’s financial model that contained more detailed financial information. This information was coupled with previous due diligence, including comparative company valuation analysis and analysis of the collector car insurance industry, to further Aldel’s due diligence of Hagerty. Specifically, valuation, historical financials and financial metrics, and the growth outlook of a broad set of publicly traded comparable companies, including auto insurance companies, insurance brokers, and reinsurance companies, was analyzed and compared against Hagerty.
On May 17, 2021, Mr. Kauffman, Mr. Baqar, Mr. Cerminara, Mr. Turner, and Mr. Harms spoke with representatives of J.P. Morgan’s M&A Advisory Group regarding the companies to which Hagerty was being compared. In addition, process timeline details were discussed.
On May 19, 2021, the Hagerty board met to discuss Project GTO. At this meeting, Hagerty’s board voted to establish a special Transaction Committee of the board in order to support management in connection with a potential SPAC merger transaction. The members of that committee are Mr. Michael Angelina, Mr. Scott Moore, Ms. Laurie Harris and Mr. Greg Besio.
In light of the fact that Aldel was one of the SPAC partners under consideration and Mr. Kauffman’s position at Aldel, it was determined by the Hagerty board at this May 19, 2021 board meeting, that Mr. Kauffman would be recused from all future board and board committee meetings and discussions regarding Project GTO. The decision to recuse Mr. Kauffman was discussed with the full board in executive session when Mr. Kauffman was not present.
On May 21, 2021, J.P. Morgan’s M&A Advisory Group sent the initial form letter of intent that had been developed by Hagerty, Sidley Austin and J.P. Morgan to Mr. Kauffman. J.P. Morgan requested that Aldel’s comments be returned by June 2, 2021.
On May 26, 2021, Mr. Kauffman, Mr. Baqar, Mr. Cerminara, Mr. Swets, Mr. Turner, representatives from Global Leisure Partners and from J.P. Morgan’s M&A Advisory Group, Mr. Turcotte, and additional representatives from Hagerty, held a meeting to review the company’s financial model and forward looking projections prepared by the management team of Hagerty. Specific focus was spent on, but was not limited to, the build-up of forward-looking revenue projections based on recently won contracts, the durability of the model based upon historical client retention rates, profitability and risk at Hagerty’s reinsurance company, capitalized and operating expenses, and Hagerty’s membership business.
On June 1, 2021, Mr. Kauffman spoke with representatives from J.P. Morgan’s M&A Advisory Group regarding details of a proposed letter of intent between the two parties, as well as qualitative feedback on the process. Valuation work conducted by Aldel pointed to a $3 billion value based on a multiple of approximately 18 times Hagerty’s then-estimated 2023 EBITDA. Insurance companies with similar or greater expected growth rates traded at similar or higher valuations. After that meeting, Mr. Kauffman shared Aldel’s valuation conclusions with J.P. Morgan’s M&A Advisory Group.
On June 2, 2021, Mr. Kauffman, on behalf of Aldel, submitted a letter of intent to Hagerty setting forth the terms on which Aldel was willing to enter into a business combination with Hagerty. The letter of intent contemplated an “Up-C” structure that valued the equity of Hagerty at $3 billion, reflecting a multiple of approximately 18 times Hagerty’s then-estimated 2023 EBITDA. The initial letter of intent provided for approximately $300 million in cash proceeds to be distributed to Hagerty’s members and $2.7 billion in equity consideration for Hagerty members. The initial letter called for a concurrent private investment in public equity (“PIPE”) raise, per Hagerty’s request, and stated that the aggregate of the gross proceeds from the PIPE and the amount remaining in the trust account will be no less than $575 million, and that the minimum balance sheet cash would be no less than $250 million. In addition to the letter of intent, Aldel submitted a cover letter outlining the terms of the letter of intent and a presentation in PDF format outlining the reasons why Aldel would make a good merger partner for Hagerty.
On June 4, 2021, Mr. Kauffman spoke with representatives from J.P. Morgan’s M&A Advisory Group to solicit feedback on the letter of intent. Mr. Kauffman provided clarification on questions from J.P. Morgan’s M&A Advisory Group including those regarding valuation.
On June 10, 2021, Mr. Kauffman and Mr. Harms spoke with representatives from J.P. Morgan’s M&A Advisory Group regarding the timeframe surrounding Hagerty’s decision making process on signing a letter of intent and to clarify additional questions that J.P. Morgan’s M&A Advisory Group had regarding the letter of intent.
On June 22, 2021, Mr. Kauffman, Mr. Cerminara, and Mr. Harms from Global Leisure Partners, met with Mr. Hagerty and additional Hagerty representatives, including members of Hagerty’s management team and board, at Hagerty’s headquarters in Michigan to present the case as to why Aldel was the right merger partner for Hagerty.
On June 24, 2021, Mr. Kauffman, Mr. Cerminara, and Mr. Harms spoke with representatives of J.P. Morgan’s M&A Advisory Group regarding details related to the letter of intent including valuation, multiples, and a potential plan for the PIPE process.
On June 29, 2021, Mr. Kauffman and Mr. Harms spoke to representatives of J.P. Morgan’s M&A Advisory Group regarding additional changes to the letter of intent based on feedback from Hagerty. At this time Hagerty requested a longer vesting period on Aldel’s warrants. Hagerty also requested a clarification that the minimum cash available for the transaction between the PIPE raise and the cash in the trust account net of transaction expenses would be $450 million, $300 million of which would be paid as consideration to Hagerty equityholders and the remainder of which would be available to the post-closing entity to strengthen its balance sheet. Finally, Hagerty proposed to increase the cap on its transaction expenses from $15 million to $35 million.
On June 29, 2021, on behalf of Hagerty, J.P. Morgan’s M&A Advisory Group delivered a revised letter of intent to Aldel, which reflected the requests from Hagerty described above, including the increase in the cap on Hagerty’s expenses, a longer vesting period of 12 months for the Sponsor’s 257,500 $11.50 strike warrants with a $15.00 trading price release trigger, and an 18 month vesting period of its 1,300,000 $15.00 strike warrants with an $18.00 trading price release trigger.
On June 30, 2021, the Hagerty board (other than Mr. Kauffman) met with representatives of J.P. Morgan’s M&A Advisory Group and Sidley Austin as well as members of Hagerty’s senior management team. J.P. Morgan’s M&A Advisory Group reviewed the status of Project GTO and gave an update on the process conducted to date. J.P. Morgan’s M&A Advisory Group also reviewed the material terms of the two proposals submitted by SPAC partners, including Aldel. The board determined that one of the key considerations was the ability to raise the PIPE proceeds in the necessary range to support the financial terms of the proposed transaction.
On July 2, 2021, the Transaction Committee of Hagerty’s board met to approve the execution of the letter of intent with Aldel in the form that was circulated to Aldel on June 29, 2021. Members of management were in attendance and presented an overview of the proposed transaction reflected in the letter of intent. Management also reviewed its reasons for selecting Aldel as its partner, including the $3.0 billion valuation, the contemplated cash consideration to be paid to Hagerty’s equityholders, the strong connections of Aldel’s management team and board to the automotive industry, and the determination that Aldel’s connections in the automotive and financial industries would increase the likelihood of a successful PIPE transaction.
On July 2, 2021, the updated letter of intent in the form that was delivered to Aldel on June 29, 2021 was executed by both Aldel and Hagerty. In addition, a call was held with representatives from Aldel, Global

Leisure Partners, J.P. Morgan’s M&A Advisory and Equity Capital Markets Groups, and Hagerty to discuss the details of the PIPE process including investor meeting logistics. Placement agents for the PIPE were determined by Aldel to be J.P. Morgan’s Equity Capital Markets Group and Global Leisure Partners. The parties determined that certain high net worth individuals and family offices that had relationships with either Aldel or Hagerty would be contacted directly by Aldel and Hagerty to gauge interest as potential PIPE investors. All other investor outreach would be conducted by either J.P. Morgan’s Equity Capital Markets Group or Global Leisure Partners. The parties agreed that Global Leisure Partners would act as coordinator of the PIPE placement for high net worth investors and for institutions. J.P. Morgan would lead the negotiations with State Farm and Hagerty would deal directly with Markel.
Beginning on June 10, 2021, Hagerty approached certain strategic partners on a conceptual basis, and, after execution of the June 29, 2021 letter of intent, re-engaged the interested strategic partners with wall cross procedures specifically with respect to Aldel, about the possibility of investing in the PIPE transaction. Those potential investors included Markel Corporation (“Markel”), an existing minority owner in Hagerty, and State Farm Mutual Insurance Company (“State Farm”).
During the period from July 12, 2021 through August 9, 2021, representatives of Aldel and Hagerty met with over 40 potential PIPE investors, including certain high net worth individuals, institutional investors and Markel and State Farm.
Each potential investor was brought “over the wall” in accordance with wall-cross procedures that had been prepared by Loeb & Loeb, Aldel’s legal counsel, and agreed upon by the parties. J.P. Morgan’s Equity Capital Markets Group and Global Leisure Partners, on behalf of Aldel, established a data room that was available to investors who had been wall-crossed and which included an investor presentation providing an overview of Hagerty’s business, Hagerty’s historical and projected financials, and the proposed transaction. As a result of these initial meetings, these strategic partners, individuals and institutional investors expressed an interest in funding approximately $704 million of the PIPE. This included an anchor investment in the PIPE by State Farm of $500 million.
On July 16, 2021, Sidley Austin provided to Loeb & Loeb an initial draft of the Business Combination Agreement, based on the letter of intent.
On July 20, 2021, Loeb & Loeb delivered an initial draft of the form subscription agreement for the PIPE to Sidley Austin. Between July 20, 2021, and July 29, 2021, Loeb & Loeb, Sidley Austin and counsel for the placement agents finalized the form of subscription agreement. The form of subscription agreement was delivered by electronic mail to certain strategic investors, including Markel and State Farm, and was made available to other potential investors in the PIPE through the virtual data site. From July 29, 2021 through August 16, 2021, Aldel and Hagerty, with the assistance of the placement agents, held follow-up phone calls with prospective investors in the PIPE, negotiated the terms of the subscription agreements with prospective investors and their respective counsel, and received indications of interest.
On July 26, 2021, Loeb & Loeb circulated a revised draft of the Merger Agreement to Sidley Austin. The key issues addressed in the revised draft were (i) certain clarifying changes to the calculation methodology and payment terms of the merger consideration, (ii) the scope of certain representations and warranties, and (iii) the scope of the pre-closing covenants of Hagerty.
Between July 17, 2021 and August 17 , 2021, Loeb & Loeb and Sidley Austin exchanged various drafts of the ancillary transaction documents, including the Sponsor Letter Agreement, the Registration Rights Agreement, the Investor Rights Agreement, the Tax Receivable Agreement, the Lock-Up Agreement, the Amended and Restated Limited Liability Company Agreement, the proposed charter and the proposed bylaws. The parties exchanged drafts and engaged in negotiations of such documents and agreements during that period. The various revised drafts reflected the parties’ respective positions on, among other matters (i) the Company’s post-closing governance, including whether the Company will be a “controlled company” within the meaning of the NYSE rules and the corresponding composition of the Company’s board of directors post-closing, (ii) aspects of the Up-C structure, including the percentage of the net income tax savings to be paid to the holders of Hagerty’s equity, (iii) the terms of the lock-up applicable to the Sponsor and Mr. Kauffman as well as the existing equityholders of Hagerty, (iv) the rights to be granted to certain large investors, including State Farm, Markel and HHC and (v) the terms of the registration rights to be granted to Hagerty equityholders receiving Aldel common stock in the merger, the Sponsor and certain of its affiliates, Markel, State Farm and other PIPE investors. For further information related to the final resolution of the foregoing items, please see the sections titled “The Business Combination Agreement” and “Related Agreements.”
During July 2021 and August 2021 and through the signing of the Business Combination Agreement on August 17, 2021, Aldel and its advisors conducted further legal, business and financial due diligence on Hagerty, based on additional information made available in the virtual data room and pursuant to calls and meetings held between representatives of the parties.
On August 10, 2021, Hagerty’s board held a virtual meeting. All of the members of the Hagerty board other than Mr. Kauffman were present. Also participating in the meeting were members of Hagerty’s senior management and representatives of Sidley Austin. Management reviewed the current status of the PIPE process and the documentation with Aldel. Sidley Austin then gave an overview of the terms of the Business Combination Agreement, which was substantially in final form.
On August 10, 2021, the board of directors of Aldel met virtually to discuss the transaction contemplated by the Business Combination Agreement and the ancillary agreements. All of the members of the board of directors were present at the meeting, as well as our Chief Financial Officer Hassan Baqar, senior advisors Larry G. Swets, Jr. and Mark Love, representatives of ThinkEquity, Global Leisure Partners, BDO USA LLP and Loeb & Loeb. Aldel’s management provided an update on overall status of the transaction, timing and processes to get to execution of the Business Combination Agreement, and reviewed the current status of the PIPE process and negotiations with various investors. Management, BDO and Loeb & Loeb presented their diligence findings from review of Hagerty materials to the board.
On July 13, 2021, Aldel retained ThinkEquity to provide a fairness opinion to the Board. In selecting ThinkEquity, the Board considered, among other things, the fact that ThinkEquity is a reputable investment banking firm with substantial experience advising companies. ThinkEquity, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ThinkEquity also served as the representative of the underwriters, and an underwriter in the Aldel IPO and Aldel paid to ThinkEquity underwriting discounts and commissions equal to $1,000,000 and expense reimbursements upon consummation of the Aldel IPO, as well as 57,500 Units of Aldel, which will become worthless if the Business Combination or another such transaction is not consummated by Aldel. Additionally, in a no redemption scenario, based on the approximately $116,154,642 fair value of marketable securities held in the Trust Account as of August 17, 2021 (the date of the execution of the Business Combination Agreement), the $1,000,000 in underwriting fees paid by Aldel in connection with the closing of the Aldel IPO, will represent an effective underwriting fee of approximately 0.86%. In a maximum redemption scenario, the fair value of funds remaining in the Trust Account following such redemption would be approximately $30,452,717 and the effective underwriting fee would be approximately 3.28%. At Aldel’s IPO, ThinkEquity was also granted, for a period beginning on the closing of Aldel IPO and ending on the later of 24 months after closing of Aldel IPO and 12 months after the business combination of Aldel, a right of first refusal on future equity and debt offerings, as well as to act as financial advisor in connection with all proposed business combinations for a fee of up to $4,025,000 (subject to Aldel’s right to allocate up to 50% of such fee to another financial institution).
At Aldel’s board of directors meeting on August 10, 2021, ThinkEquity orally rendered its preliminary opinion as well as the analysis conducted in support of their opinion to the Board, subject to there being no substantial changes at the time of finalization of the Business Combination Agreement, as to the fairness, from a financial point of view, of the considerationto be paid by Aldel in the Business Combination. The board of directors engaged in a question and answer period.
Legal counsel to the parties continued to exchange comments to the Business Combination Agreement and ancillary agreements until they were substantially finalized on August 17, 2021. In addition, Aldel continued its efforts to finalize and execute subscription agreements with investors participating in the PIPE, and Sidley Austin and Loeb & Loeb continued to negotiate and finalize the final PIPE subscription documentation with investors and their counsel.

On August 17, 2021, Hagerty’s board held a virtual meeting, at which all of the members of the Hagerty board other than Mr. Kauffman were present. Also participating by invitation were members of Hagerty’s senior management, representatives of Sidley Austin and representatives of J.P. Morgan’s M&A Advisory Group. At this meeting, J.P. Morgan’s M&A Advisory Group provided an update on the status of negotiations concerning the terms of the Business Combination, which had come to a conclusion, and the status of commitments obtained from investors to participate in the PIPE. Representatives of Sidley Austin provided an updated summary of key terms of the Business Combination Agreement and ancillary agreements. After discussion, Hagerty’s board, by unanimous vote of the members in attendance, approved the Business Combination Agreement and the ancillary agreements.
On August 17, 2021, the board of directors of Aldel met again virtually to consider and approve the Business Combination Agreement and related transactions. All members of the board of directors were present, as well as our Chief Financial Officer Hassan Baqar, senior advisors Larry G. Swets, Jr. and Mark Love, and Loeb & Loeb. The board was presented with the final written fairness opinion received from ThinkEquity dated August 17, 2021 and an update to the Business Combination Agreement and related transactions. The board then voted to unanimously approve the Business Combination Agreement and related ancillary agreements. Mr. Kauffman, given his role on the board of Hagerty, recused himself from the vote.
ThinkEquity received a fee from Aldel prior to finalizing and delivering the fairness opinion. No part of such fee paid to ThinkEquity’s was conditioned upon the conclusion expressed by ThinkEquity in the fairness opinion.
The Business Combination Agreement and certain of the ancillary agreements were signed on August 17, 2021. Prior to market open August 18, 2021, Aldel and Hagerty jointly issued a press release announcing the signing of the Business Combination Agreement, and Aldel filed a Current Report on Form 8-K announcing the execution of the Business Combination Agreement and discussing the key terms of the Business Combination Agreement and the ancillary agreements. Filed with the Current Report on Form 8-K were certain exhibits, including the Business Combination Agreement, certain of the ancillary agreements and the investor presentation that had been provided to PIPE investors.
The Aldel Board’s Reasons for the Approval of the Business Combination
In evaluating the transaction with Hagerty, the Aldel Board consulted with management, and considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Aldel Board did not assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Aldel Board based its decision on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weights to different factors. This explanation of our reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement.
Before reaching its decision, the board of directors of Aldel discussed the material results of its management’s due diligence activities, which included:
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A strong industry and market opportunity.   The collector vehicle market is massive and ever-growing. There is an approximately 43 million collector vehicles estimated to be in the U.S., which translates into $12 — $15 billion of annual insurance premium. While Hagerty is one of the leading providers of collector insurance, it estimates its penetration in this market is approximately 4%.

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Hagerty’s Industry Leading Business Model.   Hagerty’s operating model drives loyalty and retention by engaging, entertaining, and connecting with members in many more ways than through a regular insurance transaction. Over the past three decades, Hagerty has become a global market leader in providing insurance for classic and enthusiast vehicles with over two million vehicles protected, alliances with nine of the 10 largest U.S. auto insurance companies (as ranked by S&P Global Market intelligence based upon 2020 direct premiums written), and an exceptional 84 NPS, which is approximately twice the insurance industry average. Hagerty also has an average retention rate of 90% over the past 10 years, which is a measure of how many of their members continue to do business with them year over year, which is more than 10% above the insurance industry average. Hagerty also has an average loss ratio of 41% over the last three years. This compares extremely favorably to the overall auto insurance average of 71% and overall homeowners’ insurance average of 70%.
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Hagerty’s Omni-Channel Distribution Strategy.   Hagerty’s omni-channel distribution of insurance services is a strategic advantage that allows Hagerty to unlock the entire total available market and engage with its members. Its approach results in a strong economic model with fees generated as a managing general agent and quota share income from Hagerty’s wholly owned single cell captive reinsurance subsidiary. Hagerty maintains partnerships with nine of the top 10 and 22 of the top 25 leading insurance carriers in the U.S..

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Hagerty’s Financial Track Record of Success and Primed for Continued Growth.   Hagerty’s revenue compound annual growth rate (“CAGR”) was 29% for the past three-year period and Hagerty projects that it will stay strong at 27% from 2020 through 2025. Hagerty maintains a strong economic model with fees generated as a managing general agent and quota share income from its wholly owned single cell captive reinsurance subsidiary. Hagerty maintains partnerships with nine of the top 10 and 22 of the top 25 leading insurance carriers in the U.S., and believes that the percentage of sales generated from its national insurance partner relationships will grow over time as it begins to earn revenue from newly formed partnerships such as the recently announced alliance with State Farm. Revenue from subscriptions and memberships create multiple points of economic capture, a recurring revenue stream, and an immersive platform to engage with enthusiasts and promote the passion for driving.

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Hagerty’s Visionary Thought Leadership, Culture and Proven Management Team.   Hagerty’s management team has over three decades of family leadership. Hagerty began as a niche insurance agency with a revolutionary idea to create insurance coverage that protects the true value of collector cars, and over the past three decades, Hagerty became known as a specialty provider of insurance for classic and enthusiast vehicles. From the beginning, Hagerty had an authentic passion for car culture and a witty, bold personality, and it is now a global automotive enthusiast brand and a membership organization for car lovers. The current management team will remain the core executive management team of the Combined Company following the consummation of the Business Combination.

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Fairness Opinion of ThinkEquity.   Aldel received the fairness opinion of ThinkEquity as described below.

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Other Alternatives.   The Aldel Board’s belief, after a thorough review of other business combination opportunities reasonably available to it, that the proposed Business Combination represents the best potential business combination for Aldel based upon the process utilized to evaluate and assess other potential acquisition targets, and the Aldel Board’s and management’s belief that such processes had not presented a better alternative.

The Aldel Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Future Financial Performance.   The risk that future financial performance may not meet our expectations due to factors in our control or out of our control, including macroeconomic factors.

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COVID-19.   Uncertainties regarding the potential impacts of the COVID-19 virus and related disruptions on Hagerty’s operations or the industry.

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Potential for Benefits not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Liquidation of the Company.   The risks and costs to our business if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in our inability to effect a business combination by October 12, 2022 and force Aldel to dissolve and liquidate.

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Stockholder Vote.   The risk that our stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within our control.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

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Other Risks.   Various other risks associated with the Business Combination, the business of Aldel and the business of Hagerty described under the section titled “Risk Factors.”

In addition to considering the factors described above, the Board also considered that some officers and directors of Aldel may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of the Company’s stockholders (see “Risk Factors — Risks Related to Aldel and the Business Combination”).
The Board recommends a vote “FOR” the Business Combination Proposal and each of the other Proposals. The members of the Board and officers of Aldel have interests that may be different from, or in addition to your interests as a shareholder. See “Proposal 1 — The Business Combination Proposal — Interests of Aldel’s Directors and Officers and Others in the Business Combination” for further information.
Certain Prospective Financial Information of Hagerty
Hagerty does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Hagerty prepared the prospective financial information set forth below to present the expected future performance of the company based upon facts and circumstances known today. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information.
Neither Hagerty’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by the management of Hagerty as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, including those described under the heading “Risk Factors” elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.
Revenue ($mm)
Total revenue
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
$302	$397	$500	$626	$853	$1,114	$1,357	$1,627

Membership revenue
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
$26	$32	$36	$45	$63	$86	$108	$124
Membership revenue as a % of total revenue
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
9%	8%	7%	7%	7%	8%	8%	8%
Premiums ($mm)
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
$433	$497	$579	$679	$895	$1,199	$1,409	$1,659
EBITDA ($mm)
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
$17	$23	$28	$38	$85	$172	$240	$322
EBITDA margin
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
6%	6%	6%	6%	10%	15%	18%	20%
EBITDA excluding operating expenses supporting new partnerships ($mm)
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
$17	$23	$28	$74	$121	$172	$240	$322
EBITDA margin excluding operating expenses supporting new partnerships
2018	2019	2020	2021E	2022E	2023E	2024E	2025E
6%	6%	6%	12%	14%	15%	18%	20%
Members
2020	2021E	2022E	2023E	2024E	2025E
1.8	2.0	2.5	3.3	3.7	4.2
($mm)	2020	2021E	2022E	2023E	2024E	2025E
Insurance and affinity revenue	$463	$581	$790	$1,029	$1,250	$1,503
Membership revenue	37	45	63	86	108	124
Total revenue (GAAP)	$500	$626	$853	$1,114	$1,357	$1,627
Income Before Taxes	$15	$12	$39	$117	$185	$268
Interest expense	2	4	2	2	2	2
Depreciation	9	18	40	49	50	48
Amortization	3	5	3	3	4	3
EBITDA	$28	$38	$85	$172	$240	$322
Certain operating expense investments	—	$36	$36	—	—	—
EBITDA excluding operating expenses supporting new partnerships	$28	$74	$121	$172	$240	$322
EBITDA margin	6%	6%	10%	15%	18%	20%
EBITDA margin excluding operating expenses supporting new partnerships	6%	12%	14%	15%	18%	20%

Engagement of Financial Advisor to Aldel
Aldel retained ThinkEquity to provide a fairness opinion to the Board. On August 17, 2021, ThinkEquity delivered its written fairness opinion to Aldel’s board of directors, to the effect that, as of that date and based on and subject to various assumptions, limitations, and qualifications described in the opinion, the consideration to be paid by Aldel in connection with the Business Combination is fair, from a financial point of view. ThinkEquity also served as the representative of the underwriters, and an underwriter in the Aldel IPO and Aldel paid to ThinkEquity underwriting discounts and commissions equal to $1,000,000 in the Aldel IPO, as well as 57,500 Units of Aldel, which will become worthless if the Business Combination or another such transaction is not consummated by Aldel. At Aldel’s IPO, ThinkEquity was also granted, for a period beginning on the closing of Aldel IPO and ending on the later of 24 months after closing of Aldel IPO and 12 months after the business combination of Aldel, a right of first refusal on future equity and debt offerings, as well as to act as financial advisor in connection with all proposed business combinations for a fee of up to $4,025,000 (subject to Aldel’s right to allocate up to 50% of such fee to another financial institution).
In selecting ThinkEquity, the Board considered, among other things, the fact that ThinkEquity is a reputable investment banking firm with substantial experience advising companies. ThinkEquity, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. However, it is important to note, ThinkEquity’s interest in the Transaction may conflict with your interests as a stockholder. The financial interests of ThinkEquity may influence their motivation in providing a fairness opinion, and their assessment of the Transaction. While Aldel has until October 12, 2022 to complete its initial business combination, this risk may become more acute as the deadline for Aldel completing its initial business combination nears.
Opinion of Aldel’s Financial Advisor
Aldel retained ThinkEquity to provide a fairness opinion to the Board. On August 17, 2021, ThinkEquity delivered its written Opinion to Aldel’s board of directors, to the effect that, as of that date and based on and subject to various assumptions, limitations, and qualifications described in the opinion, the consideration to be paid by Aldel in connection with the Business Combination is fair, from a financial point of view.
The full text of the fairness opinion describes the assumptions made, matters considered, and limitations on the review undertaken by ThinkEquity. This opinion is attached as Annex E and is incorporated into this proxy statement by reference.
Holders of Aldel common stock are encouraged to read ThinkEquity’s fairness opinion carefully in its entirety. ThinkEquity provided the fairness opinion for the use and benefit of and was rendered to Aldel’s Board. The fairness opinion is not intended and does not constitute a recommendation as to any action that Aldel Board should take in connection with the Business Combination or as to how any Aldel stockholder should vote with respect to the Business Combination. ThinkEquity’s fairness opinion addresses only the fairness, from a financial point of view, of the consideration paid by Aldel in the Business Combination and related transactions, and ThinkEquity does not express any views on any other terms, aspects, or implications of the Business Combination or the Business Combination Agreement, including, without limitation, (i) any term or aspect of the Business Combination that is not susceptible to financial analyses, (ii) the redemption obligations of Aldel under its organizational documents (the “Redemption”), (iii) the fairness of the Business Combination, or all or any portion of the Total Consideration, to any other security holders of Aldel, Hagerty or any other person or any creditors or other constituencies Aldel, Hagerty or any other person, (iv) the appropriate capital structure of Aldel, Hagerty or whether Aldel should be issuing debt or equity securities or a combination of both in the Business Combination, (v) any capital raising or financing transaction contemplated by Aldel or Hagerty, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Business Combination or any class of such persons, relative to the Total Consideration in the Business Combination pursuant to the Business Combination Agreement, or otherwise or of any other agreements or other arrangements entered into in connection with, or contemplated by the Business Combination Agreement including, without limitation, the PIPE Subscription Agreements and the Tax Receivable Agreement to be entered into in connection with the Business Combination. ThinkEquity expressed no opinion as to the structure, terms, or effect of any other aspect of the Business Combination, including, without limitation, the tax, accounting or regulatory consequences thereof. Specifically, ThinkEquity was not requested to opine as to, and the fairness opinion does not in any manner address, the relative merits of the Business Combination as compared to any alternative business strategy that might exist. ThinkEquity did not engage in negotiations and is not aware of any alternative transactions. As such, the fairness opinion is not an opinion as to the merits of the Business Combination relative to any alternative transaction or business strategy, including the liquidation of the Trust Account or any Redemptions, or the merits of the underlying decision by the Board or Aldel to engage in or consummate the Business Combination. ThinkEquity served as one of the underwriters in the Aldel IPO and currently serves as financial advisor to Aldel. In such roles, ThinkEquity has and will receive additional compensation from Aldel.
The following summary of ThinkEquity’s fairness opinion is qualified in its entirety by reference to the full text of the fairness opinion.
In arriving at its fairness opinion, ThinkEquity, among other things:
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reviewed the financial statements of Hagerty as of and for the years ended December 31, 2020 and draft interim financial statements as of and for the periods ended June 30, 2020 and 2021 (which did not include footnotes) delivered to it on August 8, 2021 (the “Draft Financial Statements”) and projected financial information prepared by Hagerty and Aldel management concerning Hagerty related to projected Total Written Premium, Total Revenue, Operating Expenses, Operating Margin, EBITDA, Adjusted Gross Profit, Membership and Loss Ratio delivered to ThinkEquity on August 8, 2021 (the “Projections”);

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reviewed publicly available non-financial information concerning Hagerty;

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conducted discussions with Aldel and Hagerty senior management concerning Hagerty’s historical financial results, business prospects and projected financial information;

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reviewed a draft, dated August 6, 2021, of the Business Combination Agreement (the “Draft BCA”);

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conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as ThinkEquity deemed appropriate in arriving at the fairness opinion, including discounted cash flow analyses;

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analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations ThinkEquity considered relevant in evaluating those of Hagerty; and

•
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as ThinkEqutiy deemed appropriate in arriving at the fairness opinion.

In arriving at the fairness opinion, ThinkEquity assumed and relied upon the accuracy and completeness of the financial and other information that ThinkEquity used, without assuming any responsibility for the independent verification of such information, and further relied upon the assurances of Aldel management, without independent verification, that they were not aware of any facts or circumstances that would make the information inaccurate or misleading. ThinkEquity also relied upon, without independent verification, the assessments of the management of Aldel and Hagerty as to Hagerty’s existing and future technology, products, projects, and services (including, without limitation, the development, testing, marketing, and life of such technology, products, projects, and services), and assumed, at Aldel’s direction, that there will be no developments with respect to any such matters that would adversely affect its analysis or the fairness opinion. ThinkEquity also assumed that obtaining all regulatory approvals and third-party consents, including the approval by Aldel’s stockholders, if applicable, required for the consummation of the business combination would not have a materially adverse impact on Aldel or on the anticipated benefits of the Business Combination. In addition, ThinkEquity assumed that the Business Combination would be consummated in accordance with the terms set forth in the Draft BCA, without any waiver, amendment, or delay of any material terms or conditions thereof. In arriving at the fairness opinion, ThinkEquity did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hagerty, nor was ThinkEquity furnished with any such evaluations or appraisals, other than the Draft Financial Statements. ThinkEquity relied upon the assurances of Aldel management that the audited financial statements of Hagerty and Hagerty’s interim financial statements reviewed by Hagerty’s auditors would not materially differ from the draft versions. The fairness opinion is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof, without independent verification.
In connection with rendering its opinion to Aldel’s Board, ThinkEquity performed a variety of financial and comparative analyses summarized below. The following summary is not a complete description of all analyses performed and factors considered by ThinkEquity in connection with the fairness opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses and the selected transactions analysis, summarized below, no company or transaction used as a comparison was identical to Aldel, Hagerty, or the Business Combination. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.
ThinkEquity believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying ThinkEquity’ analyses and opinion. ThinkEquity did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of Hagerty provided by Aldel and Hagerty in or underlying ThinkEquity’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, ThinkEquity considered industry performance, general business, and economic conditions and other matters, many of which were beyond the control of Aldel and Hagerty. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.
The consideration to be paid by Aldel was determined through negotiation between Aldel and Hagerty, and the decision by Aldel to enter into the Business Combination Agreement was solely that of Aldel’s Board. ThinkEquity’s fairness opinion and financial analyses were only one of many factors considered by Aldel’s Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of Aldel’s Board or management with respect to the Business Combination or the consideration to be paid by Aldel.
The following is a brief summary of the material financial analyses performed by ThinkEquity and reviewed with Aldel’s Board on August 17, 2021 in connection with ThinkEquity’s fairness opinion.
Valuation Analyses
ThinkEquity performed equity and enterprise valuations of Hagerty using market multiples analyses of two groups of (i) a peer group of smaller, faster-growing companies in the insurance space, and (ii) an alternate peer group of traditional property & casualty insurance companies. For illustrative purposes only, ThinkEquity also performed market analysis of technology companies with similar growth profiles to Hagerty. Financial data were obtained from Thompson Reuters, Google Finance, company reports, and ThinkEquity estimates. Enterprise values of the selected companies were calculated as equity market value based on closing stock prices on July 20, 2021, plus total debt at book value, non-controlling interests at book value, and preferred stock at liquidation value, less cash and cash equivalents. For purposes of the business combination, the total equity value ascribed to Hagerty, i.e., the Company Equity Value, is approximately $3 billion, less the Company Transaction Expense Differential as set forth in the Draft BCA.
Market Multiples Analysis of Insurance Companies — peer group, smaller, faster-growing companies in the insurance space. To estimate an enterprise value for Hagerty, ThinkEquity calculated the following with respect to each of the five peer group companies listed below:

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Enterprise value as multiples of:

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Last twelve months (“LTM”) and estimated calendar year 2021 (“CY±1”) and calendar year 2022 (“CY+2”) sales

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LTM, CY+1, and CY+2 earnings before interest, taxes, depreciation, and amortization (“EBITDA”)

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LTM earnings before interest and taxes (“EBIT”)

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Stock price as multiples of estimated CY+1 and CY+2 to earnings per share (“EPS”)

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Projected EPS growth

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Ratio of stock price to earnings (“PE”) divided by rate of earnings growth (“PEG Ratio”)

Peer group companies, smaller, faster-growing companies in the insurance space
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Root, Inc.

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Kinsale Capital Group, Inc.

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Palomar Holdings, Inc.

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Goosehead Insurance, Inc.

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BRP Group, Inc.

This analysis indicated the following implied high, average, median and low multiples for the selected companies:
	Enterprise Value (“EV”) as a Multiple of:							Price as a Multiple of:		Projected EPS	PEG Ratio
	Sales			EBITDA			EBIT	CY+1 EPS	CY+2 EPS
	LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM			Growth
High	18.96x	15.69x	11.41x	167.1x	73.8x	42.6x	170.7x	169.1x	96.4x	59.2%	1.9x
Average	9.27	7.68	5.66	85.3	46.0	27.5	101.0	68.6	44.9	38.3%	1.0
Median	7.24	6.53	5.44	73.4	46.0	27.5	102.8	36.8	29.8	44.2%	0.5
Low	3.85	3.74	2.48	27.5	18.2	12.4	27.8	31.8	23.5	0.0%	0.4
None of the selected companies have characteristics identical to Hagerty. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. The closest direct comp would be Goosehead, with a more mature business model and trades at EV/ CY+2 EBITDA multiple of 43x. A 15% valuation discount or a 37x EV/CY+2 EBITDA would better reflect the risks in the Hagerty business model. Based on the 2022 forecast EBITDA of $85 million translates to an EV of $3.14 billion and an equity value of $3.24 billion.
Market Multiples Analysis of Insurance Companies — alternate peer group, traditional property & casualty insurance companies. To estimate an enterprise value for Hagerty, ThinkEquity calculated the following with respect to each of the seven alternate peer group, traditional P&C insurance companies, listed below:
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Enterprise value as multiples of:

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Last twelve months (“LTM”) and estimated calendar year 2021 (“CY±1”) and calendar year 2022 (“CY+2”) sales

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LTM, CY+1, and CY+2 earnings before interest, taxes, depreciation, and amortization (“EBITDA”)

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LTM earnings before interest and taxes (“EBIT”)

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Stock price as multiples of estimated CY+1 and CY+2 to earnings per share (“EPS”)

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Projected EPS growth

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Ratio of stock price to earnings (“PE”) divided by rate of earnings growth (“PEG Ratio”)

Alternate peer group, traditional property & casualty insurance companies
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The Allstate Corporation

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Kemper Corporation

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Lemonade, Inc.

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Mercury General Corporation

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The Progressive Corporation

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Admiral Group plc

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Direct Line Insurance Group plc

This analysis indicated the following implied high, average, median and low multiples for the selected companies:
	Enterprise Value as a Multiple of:							Price as a Multiple of:		Projected EPS	PEG Ratio
	Sales			EBITDA			EBIT	CY+1 EPS	CY+2 EPS
	LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM			Growth
High	45.18x	34.84x	21.77x	13.2x	6.8x	5.9x	13.5x	21.1x	21.4x	4.6%	2.1x
Average	8.07	7.21	5.28	6.6	6.8	5.9	6.9	14.6	14.5	(1.4)%	2.1
Median	1.03	1.07	1.03	5.6	6.8	5.9	6.1	14.5	14.1	0.0%	2.1
Low	0.72	0.80	0.78	3.4	6.8	5.9	3.7	8.1	9.7	(7.2)%	2.1
None of the selected companies have characteristics identical to Hagerty. An analysis of selected publicly traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. The Admiral Group, with the closest growth profile, has a valuation of 13x EV/EBIT. ThinkEquity applied a 10% discount to this valuation to reflect any additional risk in Hagerty’s business model. Applying this multiple to Hagerty’s forecast adjusted gross profit of $249 million translates to an EV of $2.98 billion and equity value of $3.08 billion.
Market Multiples Analysis of Technology Companies — for illustrative purposes, technology companies with comparable financial profiles. For illustrative purposes, ThinkEquity calculated the following with respect to each of the nine technology companies with comparable financial profiles listed below:
•
Enterprise value as multiples of:

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Last twelve months (“LTM”) and estimated calendar year 2021 (“CY±1”) and calendar year 2022 (“CY+2”) sales

•
LTM, CY+1, and CY+2 earnings before interest, taxes, depreciation, and amortization (“EBITDA”)

•
LTM earnings before interest and taxes (“EBIT”)

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Stock price as multiples of estimated CY+1 and CY+2 to earnings per share (“EPS”)

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Projected EPS growth

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Ratio of stock price to earnings (“PE”) divided by rate of earnings growth (“PEG Ratio”)

Technology companies with comparable financial profiles
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Lyft, Inc.

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Netflix, Inc.

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PayPal Holdings, Inc.

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Peloton Interactive, Inc.

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Square, Inc.

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Uber Technologies, Inc.

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Zillow Group, Inc.

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Redfin Corporation

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Spotify Technology S.A.

This analysis indicated the following implied high, average, median and low multiples for the selected companies:
	Enterprise Value as a Multiple of:							Price as a Multiple of:		Projected EPS	PEG Ratio
	Sales			EBITDA			EBIT	CY+1 EPS	CY+2 EPS
	LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM			Growth
High	18.72x	13.43x	11.05x	483.4x	219.8x	338.9x	706.9x	2,621.4x	637.0x	231.0%	4.6x
Average	9.67	6.48	5.14	169.1	103.3	82.4	231.2	600.5	157.7	39.2%	2.2
Median	8.49	5.54	4.10	118.3	86.6	52.0	144.3	105.5	91.7	16.4%	2.1
Low	4.75	3.62	2.79	69.7	36.4	29.5	84.6	50.3	40.8	0.0%	0.4
Discounted Cash Flow Analysis ThinkEquity performed a discounted cash flow analysis of Hagerty using company reports and ThinkEquity estimates. ThinkEquity calculated the present value (as of July 20, 2021) of the unlevered, free cash flows that ThinkEquity forecasts Hagerty will generate from January 1, 2021 through December 31, 2025, using a 9% weighted average cost capital, a compounded annual growth rate of free cash flow of 27%, approximate net debt of ($100) million, and a terminal value of $3.86 billion, calculated as twelve times estimated 2025 EBITDA of $322 million. These assumptions yield an approximate Enterprise Value of $3.166 billion and an approximate Equity Value of $3.266 billion.
Conflicts of Interest and Miscellaneous
Aldel has agreed to indemnify ThinkEquity for certain liabilities that may arise out of the rendering of the fairness opinion. ThinkEquity received a fee from Aldel in connection with their delivery of the fairness opinion, which was not contingent upon the consummation of the Business Combination. No part of such fee paid to ThinkEquity’s fee was conditioned upon the conclusion expressed in the fairness opinion. ThinkEquity’s affiliates, employees, officers, and partners may at any time own securities (long or short) of Aldel. ThinkEquity has, in the past, provided investment banking services to Aldel, including as underwriter in the Aldel IPO, for which services ThinkEquity received compensation, including cash as well as a right of first refusal to act as exclusive financial advisors, investment bankers, book-runners, underwriters and/or placement agents in certain future transactions of Aldel (including the Business Combination). Also, in connection with the Aldel IPO, Aldel issued to ThinkEquity 57,500 units (the “Underwriter Units”) comprised of one share of Aldel Class A Common Stock and one warrant to purchase one share of Aldel Class A Common Stock at an exercise price of $11.50 that could become worthless if the Business Combination or another business combination is not consummated. In connection with the past investment banking services provided to Aldel, several of ThinkEquity’s employees own Underwriter Units. Aldel granted ThinkEquity, for a period beginning on the closing of the Aldel IPO and ending on the later of 24 months after the closing of the Aldel IPO and 12 months after the consummation of its business combination (including the Business Combination), a right of first refusal to act as (i) exclusive financial advisor in connection with all proposed business combinations for a fee of up to $4,025,000 (subject to Aldel’s right to allocate up to 50% of such fee to another financial institution), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at ThinkEquity’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for ThinkEquity or any successor to it or any of its subsidiaries, on terms agreed to by both ThinkEquity and Aldel in good faith. ThinkEquity has in the past provided investment banking services to certain Aldel officers and directors in their roles as officers and directors of unrelated companies in connection with unrelated transactions. Such companies include FG New America Acquisition Corp., FG Financial Group, Inc., Ballantyne Strong Inc. and BK Technologies Corporation. During the two years preceding the date of its opinion, ThinkEquity had not received any compensation from Hagerty. ThinkEquity may provide investment banking and other services to or with respect to Aldel and its affiliates.
ThinkEquity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the fairness opinion that may come or be brought to its attention after the date of the fairness opinion. Aldel imposed no limitations upon ThinkEquity with respect to the investigations made or procedures followed by ThinkEquity in rendering the fairness opinion.
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ThinkEquity’s opinion. In arriving at its fairness determination, ThinkEquity considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ThinkEquity made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses, taken as a whole. No company or transaction used in the above analyses as a comparison is directly comparable to Hagerty or the Transaction. The reasons for and the circumstances surrounding each of the selected companies and transactions analyzed were diverse and there are inherent differences in the business, operations, financial condition and prospects of Hagerty and the companies included in those analyses.
ThinkEquity prepared these analyses for purposes of providing its opinion to the Board as to the fairness, from a financial point of view and as of the date of the opinion, to Aldel of the Merger Consideration, pursuant to the Business Combination. These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold.
The Merger Consideration, was determined through negotiations between Aldel and Hagerty and was approved by the Board. ThinkEquity did not provide advice to the Board during these negotiations. ThinkEquity did not recommend any specific amount of consideration to Aldel or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.
As described above, ThinkEquity’s opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Business Combination Agreement. The foregoing summary does not purport to be a complete description of the factors considered or financial analyses performed by ThinkEquity in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of ThinkEquity attached to this proxy statement as Annex E. The issuance of ThinkEquity’s opinion was approved by a Fairness Committee of ThinkEquity.
ThinkEquity, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, ThinkEquity and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Aldel and Hagerty, certain of their respective affiliates and any other company that may be involved in the Business Combination, as well as provide investment banking and other financial services to such companies.
ThinkEquity acted as financial advisor to Aldel in connection with the Business Combination, and was selected as Aldel’s financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Business Combination. Pursuant to a letter agreement, dated as of July 12, 2021, Aldel engaged ThinkEquity to act as its financial advisor in connection with the Business Combination and the delivery of a fairness opinion as described above. Pursuant to the terms of such letter agreement, Aldel agreed to pay ThinkEquity a fee of $300,000 for its services, $25,000 immediately payable execution of the letter agreement and $275,000 payable upon delivery by ThinkEquity of its opinion in its final form. In addition, Aldel has agreed to reimburse ThinkEquity for certain expenses up to a maximum of $10,000 (unless the letter agreement is terminated by Aldel in which case such maximum reimbursement is $50,000), and to indemnify ThinkEquity and related persons for liabilities relating to or arising out of its engagement.
Satisfaction of 80% Test
NYSE rules require that we must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted). As of August 17, 2021, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $116.2 million and 80% thereof represents approximately $92.9 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the consideration being paid to former Hagerty equityholders of approximately $3 billion. In determining whether the amount being paid represents the fair market value of Hagerty, the Board considered all of the factors described in this section and the section of this proxy statement titled “The Business Combination Proposal — The Business Combination Agreement,” including the fairness opinion, and that the amount being paid was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the net assets held in the Trust Account.
The Business Combination Agreement
The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Aldel stockholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
On August 17, 2021, Aldel Financial Inc., a Delaware corporation (“Aldel”), entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Aldel, Aldel Merger Sub LLC, a Delaware limited liability company and wholly-owned Subsidiary of Aldel (“Merger Sub”), and The Hagerty Group, LLC, a Delaware limited liability company (“Hagerty”).
The Business Combination Agreement was unanimously approved by all of Aldel’s disinterested directors on August 17, 2021. Pursuant to the Business Combination Agreement (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc. (“New Hagerty”) (the Merger and the other transactions contemplated by the Agreement are collectively referred to as the “Business Combination”). This Business Combination is being accomplished through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C structure allows the current equity holders of OpCo to retain their equity ownership in OpCo, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of post-merger OpCo Units, and provides potential future tax benefits for both New Hagerty and the post-merger OpCo equity holders (other than New Hagerty) when they ultimately exchange their OpCo Units. As a result of the Business Combination, New Hagerty will be the publicly traded reporting company.
Consideration
Under the Business Combination Agreement, Aldel has agreed to acquire all of the limited liability equity interests (the “Company Equity Interests”) of Hagerty for $3.0 billion in aggregate consideration (less the Company Transaction Expenses Differential (as defined in the Business Combination Agreement) or plus the Buyer Excess (as defined in the Business Combination Agreement), as applicable) (the “Equity Value”), comprising the Mixed Consideration and the Equity Consideration (as defined below) (together, the “Merger Consideration”). “Mixed Consideration” means (a) the Secondary Consideration (as defined below) plus (b) a number of units of equity interests in OpCo (“Units”) and shares of Class V voting non-economic common stock (“Class V Common Stock”) in New Hagerty, in each case equal to (i) the quotient obtained by dividing (a) the Equity Value by (b) $10.00 (the “Exchange Ratio”) multiplied by (ii) (A) the number of Company Equity Interests owned by Hagerty Holding Corp. (“HHC”) as of the closing divided by (B) the total number of issued and outstanding Company Equity Interests as of the closing minus (iii) the quotient of the Secondary Cash Consideration divided by $10.00. “Secondary Consideration” means $450,000,000 plus the amount by which the sum of the amount in the Trust Account (after giving effect to redemptions by existing stockholders of Aldel), plus the aggregate amount of the PIPE Financing (as defined below) exceeds $750,000,000; provided that such additional sum shall not exceed $50,000,000. “Equity Consideration” means a number of Units and shares of Class V Common Stock, in each case equal to (a) the Exchange Ratio multiplied by (b) (i) the number of Company Equity Interests owned by Markel Corporation (“Markel”) as of the closing divided by (ii) the total number of issued and outstanding Company Equity Interests as of the closing.
At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any further action on the part of Aldel, Merger Sub or Hagerty, each Company Equity Interest issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive: (i) in the case of Markel, the Equity Consideration; and (ii) in the case of HHC, the Mixed Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the foregoing consideration. The units of equity interests of Merger Sub (the “Newco Units”) that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Aldel, be converted into an aggregate number of Units equal to the number of Aldel’s Class A common stock and Class B common stock (“Sponsor Shares”) issued and outstanding immediately prior to the Effective Time. Each Sponsor Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Aldel’s Class A common stock. No certificates or scrip representing fractional shares of Aldel’s common stock will be issued pursuant to the Merger.
Post-Closing Board of Directors and Executive Officers
Immediately following the closing, New Hagerty’s board of directors will consist of no more than nine directors, of which Aldel has the right to designate one director, Markel has the right to designate one director, State Farm Mutual Automobile Insurance Company (“State Farm”) has the right to designate one director, and HHC has the right to designate two directors in accordance with the terms and conditions of the Investor Rights Agreement (as defined below). At the closing, all of the officers of Aldel shall resign and the individuals serving as officers of New Hagerty immediately after the closing will be the same individuals (in the same offices) as those of Hagerty immediately prior to the closing.
Representations and Warranties
Aldel, Merger Sub and Hagerty have made customary representations and warranties in the Business Combination Agreement.
Aldel and Merger Sub have made representations and warranties relating to, among other things, organization and qualification, capitalization, authority, no conflict or consents, compliance, SEC filings, financial statements, Sarbanes-Oxley, absence of certain changes or events, absence of litigation, approval, brokers trust fund, fairness opinion, employees, taxes, registration and listing, information supplied and subscription agreements.
Hagerty has made representations and warranties relating to, among other things, organization and qualification, subsidiaries, capitalization, authority, no conflict or consents, permits and compliance, financial statements and records, insurance, reinsurance, producers, absence of certain changes or events, absence of litigation, labor and employment matters, real property, intellectual property, taxes, material contracts, environmental matters, approval, certain business practices, related party transactions, brokers and exclusivity of representations and warranties.
The representations and warranties of the respective parties will not survive the closing of the Business Combination.
Covenants
Aldel, Merger Sub and Hagerty have made customary covenants relating to conduct of business and claims against the Trust Account, as well as certain additional covenants, as described further below.
Conduct of the Business by Hagerty
Hagerty has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), except as contemplated by any other provision of the Business Combination Agreement or the Additional Agreements, as set forth in Section 7.1 of Hagerty’s disclosure schedule (the “Hagerty Disclosure Schedule”) and as required by applicable law, unless Aldel has otherwise consented in writing (which consent will not be unreasonably withheld, conditioned or delayed), it shall, and shall cause its subsidiaries to, use reasonable best efforts to conduct their business in the ordinary course (except as expressly required by a Covid-19 Response, as defined in the Business Combination Agreement), preserve substantially intact the business organization of Hagerty and its subsidiaries, keep available the services of current officers, key employees, agents and consultants of Hagerty and its subsidiaries and preserve the current business relationships of Hagerty and its subsidiaries. During the Interim Period, Hagerty has also agreed, subject to the exceptions set forth above, not to, and to cause its subsidiaries not to:
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adopt any amendments, supplements, restatements or modifications to or otherwise terminate its certificate of formation or bylaws or equivalent organizational documents and operating agreement (or other equivalent documents);

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Hagerty or any of its subsidiaries, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Hagerty or any subsidiary; (B) any material assets of Hagerty or any subsidiary outside of the ordinary course of business; or (C) any material Hagerty intellectual property (“Hagerty IP”) other than revocable non-exclusive licenses (or sublicenses) of Hagerty IP implied granted in the ordinary course of business as part of a sale or lease of a good or service;

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declare, make or pay any dividend or other distribution that would cause Hagerty to incur any indebtedness;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Equity Interests;

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(A) incur or assume any indebtedness for borrowed money of over two million dollars ($2,000,000) other than indebtedness existing as of the date of the Business Combination Agreement or in the ordinary course of business, (B) intentionally grant any security interest in any of its assets outside of the ordinary course of business or in connection with indebtedness contemplated by clause (A) or (C) make any loans, advances to, or guarantees for the benefit of, any person (other than between or among Hagerty and its subsidiaries) in an amount individually or in the aggregate in excess of two hundred fifty thousand dollars ($250,000);

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Hagerty or any of its subsidiaries;

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materially change any of Hagerty’s or any of its subsidiaries’ accounting policies or procedures, except in accordance with Hagerty’s and the subsidiaries’ current practice or as required by United Kingdom generally accepted accounting principles, GAAP, SAP or PCAOB auditing standards;

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except as required by law, grant recognition to any labor union or other labor organization for purposes of collective bargaining;

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other than (1) as required by an employee benefit plan (each, a “Plan”) set forth on Section 5.14(a) of the Hagerty Disclosure Schedule, (2) as explicitly contemplated hereunder or (3) in the ordinary course of business, (A) materially increase the compensation or benefits of any executive officer of Hagerty, (B) enter into, materially amend or terminate any material Plan (or any plan, program, agreement or arrangement that would be a material Plan if in effect on the date hereof), (C) fund any payments or benefits that are payable or to be provided under any Plan, (D) terminate without “cause” (other than due to death or disability) any executive officer of Hagerty or any of its subsidiaries or (E) make any loan to any executive officer of Hagerty (other than advancement of expenses in the ordinary course of business);

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waive, release, assign, settle or compromise any action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature, do not exceed $100,000 individually or $500,000 in the aggregate, and do not admit liability or wrongdoing or otherwise impugn the reputation of Hagerty or any of its subsidiaries; or

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enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of the Business by Aldel and Merger Sub
Aldel and Merger Sub have agreed that during the Interim Period, except as contemplated by any other provision of the Business Combination Agreement or the Additional Agreements, as set forth in Section 7.2 of Aldel’s disclosure schedule (the “Aldel Disclosure Schedule”) and as required by applicable law, unless Hagerty has otherwise consented in writing (which consent will not be unreasonably withheld, conditioned or delayed), the businesses of Aldel and Merger Sub shall be conducted in the ordinary course of business consistent with past practice. During the Interim Period, Aldel and Merger Sub have also agreed, subject to the exceptions set forth above, not to:
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amend or otherwise change Aldel’s organizational documents or form any subsidiary other than Merger Sub;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the trust fund established by Aldel for the benefit of its public stockholders (the “Trust Account”) that are required pursuant to Aldel’s organizational documents;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Aldel Common Stock except for redemptions from the Trust Account that are required pursuant to Aldel’s organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Aldel or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Aldel or Merger Sub;

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acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

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incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Aldel, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business;

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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date hereof, as agreed to by its independent accountants;

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make any material tax election, amend a material tax return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

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liquidate, dissolve, reorganize or otherwise wind up the business and operations of Aldel or Merger Sub;

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enter into, or become bound by, any agreement or contract except in the ordinary course of business or in connection with the transactions contemplated by the Business Combination Agreement; or

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enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Additional Covenants
Aldel, Merger Sub and Hagerty have made certain additional covenants, as applicable, including with respect to this filing, Aldel stockholder approval, Merger Sub member approval, Hagerty member approval, access to information, post-Closing equity plans, director and officer indemnification, notification of certain matters, further actions and reasonable best efforts, public announcements, tax matters, NYSE listing, compliance with antitrust laws (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976), audited financial statements, the Trust Account, the PIPE Financing and voting and non-redemption. The parties have also agreed to customary “no shop” obligations.
Closing Conditions
The closing of the Business Combination is subject to certain customary conditions of the respective parties, including, among other things, that: (i) the applicable Aldel stockholder and Hagerty member approvals shall have been obtained; (ii) there shall have been no Company Material Adverse Effect or Buyer Material Adverse Effect (each as defined in the Business Combination Agreement) since the date of the Business Combination Agreement; (iii) the waiting period (or any extension thereof) applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or terminated; (iv) the Aggregate Cash Proceeds (as defined in the Business Combination Agreement) after deducting certain transaction expenses and the repayment of any unpaid or contingent liabilities of Aldel, including fees associated with Aldel’s initial public offering and operations prior to the date of the Business Combination Agreement, shall not be less than $450 million; (v) Aldel’s initial listing application in connection with the Transactions (as defined in the Business Combination Agreement) shall have been approved by the NYSE so that immediately following the Merger, New Hagerty satisfies any applicable initial and continuing listing requirements of NYSE; and (vi) each of the parties to the Additional Agreements shall have delivered, or caused to be delivered, duly executed copies of the Additional Agreements. “Additional Agreements” means the Sponsor Letter Agreement, the Tax Receivable Agreement, the Amended and Restated Registration Rights Agreement, the LLC Agreement, the Exchange Agreement, the Lock-up Agreement, and the Sponsor Warrant Lock-up Agreement (each as defined below).
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Hagerty are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Business Combination Agreement, certain representations and warranties of Aldel and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a material adverse effect with respect to Hagerty (“Hagerty Material Adverse Effect”) means any event, circumstance change or effect that, individually or in the aggregate, has, or would reasonably be expected to (i) have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Hagerty and its subsidiaries, taken as a whole or (ii) prevent, materially delay or materially impede the performance by Hagerty of its obligations under the Business Combination Agreement or the consummation of the Merger or other transactions contemplated thereby. However, in no event would any of the following, alone or in combination, be taken into account in determining whether there has been or will be, a Hagerty Material Adverse Effect (subject to certain exceptions as set forth in the Business Combination Agreement):

(i) changes or proposed changes in or change in interpretation of any law or GAAP;
(ii) events or conditions generally affecting the industries or geographic areas in which Hagerty and its subsidiaries operate;
(iii) any downturn in general economic conditions, including changes in the credit, debt, securities financial or capital markets;
(iv) any geopolitical conditions, outbreak of hostilities, acts of war, natural disasters, public health events (including the COVID-19 pandemic) and other force majeure events;
(v) any actions taken or not taken by Hagerty or its subsidiaries as required by the Business Combination Agreement or any additional agreement contemplated thereby;
(vi) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other transactions contemplated thereby);
(vii) any failure to meet projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; or
(viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Aldel has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated by Aldel or Hagerty under certain circumstances, including, among others; (i) by mutual written consent of Aldel and Hagerty; (ii) by either Aldel or Hagerty if the closing of the Business Combination has not occurred on or before February 17, 2022; (iii) by Aldel if Hagerty shall have failed to obtain the necessary member approvals; (iv) by Hagerty if Aldel shall have failed to obtain the necessary stockholder approval within forty-five (45) days after the Registration Statement becomes effective; (v) by Hagerty if Aldel breaches any representation, warranty, covenant or agreement in the Business Combination Agreement, or if any representation or warranty therein becomes untrue, such that it would result in the failure of a condition of Hagerty’s obligation to close; or (vi) by Aldel if Hagerty breaches any representation, warranty, covenant or agreement in the Business Combination Agreement, or if any representation or warranty therein becomes untrue, such that it would result in the failure of a condition to Aldel’s obligation to close.
The Business Combination Agreement and the foregoing summary thereof has been included in this proxy statement to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Aldel, Hagerty or Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Business Combination Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures not reflected in the Business Combination Agreement, were made for the purpose of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or stockholders and reports and documents filed with the SEC. Investors and stockholders are not third party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Aldel, Hagerty or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in Aldel’s public disclosures.
The foregoing summary of the Business Combination Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Business Combination Agreement, which is attached hereto as Annex A.

Accounting Treatment of the Business Combination
Business combinations in which the legal acquirer is not the accounting acquirer are commonly referred to as “reverse acquisitions” and can represent asset acquisitions, capital transactions and business combinations. A reverse acquisition occurs when the entity that issues securities (the legal acquirer) is identified as the acquiree for accounting purposes and the entity whose equity interests are acquired (the legal acquiree) is identified as the acquirer for accounting purposes. The business combination will be accounted for as common control reverse acquisition for which Hagerty was determined to be the accounting acquirer based on the following factors:
(i)
HHC controlled the operating company prior to the transaction and will control New Hagerty after the transactions through control of the board of directors as well as having majority ownership.

(ii)
Hagerty’s former management will represent the management of New Hagerty.

(iii)
Hagerty is larger as compared to Aldel based on assets, revenues or earnings.

Other factors were evaluated but are not considered to have a material impact on the determination of Hagerty as the accounting acquirer. The proposed transaction will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Aldel, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Hagerty will be treated as the accounting acquirer. As the same entity controls the target company and post transaction public reporting entity, for accounting purposes, the proposed transaction will be treated as the equivalent of a capital transaction in which Hagerty is issuing units for the net assets of Aldel, accompanied by a recapitalization. The net assets of Aldel will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the proposed transaction will be those of Hagerty.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the Proposals presented at the Special Meeting.
PIPE Subscription Agreements
In connection with the proposed Business Combination, Aldel entered into subscription agreements (the “Subscription Agreements”) with certain “qualified institutional buyers” or “accredited investors” as defined in the applicable SEC regulations (the “PIPE Financing investors”), pursuant to which the PIPE Financing investors have agreed to subscribe for and purchase, and Aldel has agreed to issue and sell to the PIPE Financing investors, an aggregate of 70,385,000 shares of Aldel Class A common stock (the “PIPE Shares”) and an aggregate of 12,669,300 warrants to purchase shares of Aldel Class A common stock (the “PIPE Warrants” and, together with the PIPE Shares, the “PIPE Securities”), for aggregate gross proceeds of $703,850,000 (the “PIPE Financing”). The PIPE Securities to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The purpose of the PIPE Financing is to raise additional capital for use in connection with the Business Combination and to meet the minimum cash requirement provided in the Business Combination Agreement.
The closing of the sale of the PIPE Securities (the “PIPE Closing”) will be contingent upon the substantially concurrent consummation of the Business Combination and will occur on the date of, and immediately prior to, the consummation of the Business Combination. The PIPE Closing will be subject to customary conditions, including, but not limited to:
•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated by the Subscription Agreements illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Subscription Agreements;
•
all representations and warranties of Aldel and the PIPE Financing investors contained in the relevant Subscription Agreement shall be true and correct in all material respects (other than those qualified by Subscriber Material Adverse Effect or Material Adverse Effect (each as defined in the relevant Subscription Agreement), which shall be true and correct in all respects) as of the date of the PIPE Closing (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date), and consummation of the PIPE Closing shall constitute a reaffirmation by the PIPE Financing investor of each of the representations, warranties and agreements contained in the relevant Subscription Agreement as of the date of the PIPE Closing;

•
no Subscription Agreement shall have been amended, modified or waived in any manner that materially benefits any one PIPE Financing investors unless all PIPE Financing investors shall have been offered substantially similar benefits in writing;

•
all specified waiting periods, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated;

•
no Company Material Adverse Effect shall have occurred, unless this condition has been waived by PIPE Financing investors representing a majority of the PIPE Securities to be purchased; and

•
all conditions precedent to the consummation of the closing of the Business Combination shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the closing of the Business Combination, but subject to satisfaction of such conditions as of the consummation of the closing of the Business Combination).

Each Subscription Agreement will terminate upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties to the Subscription Agreement, (iii) if any of the conditions to the PIPE Closing are not satisfied or waived on or prior to the PIPE Closing, and as a result the PIPE Closing does not occur at the closing of the Business Combination, or (iv) if the closing of the Business Combination has not occurred on or prior to February 17, 2022.
In addition, the Aldel Common Stock was originally sold in the Aldel IPO as a component of the Units for $10.00 per Unit. The Units consist of one share of Aldel Common Stock and one-half of one Warrant. As of September 24, 2021, the closing price on the NYSE of Aldel Common Stock was $10.08 per share, and the closing price of the Warrants was $2.06 per Warrant. The PIPE Financing investors agreed to subscribe for and purchase the PIPE Shares, and for certain PIPE Financing investors, PIPE warrants, for an effective price of $10.00 per PIPE Share, with certain PIPE Investors also receiving the PIPE Warrants at a percentage equal to 18% of Aldel Common Stock being issued in the PIPE Financing. The PIPE Warrants will be identical to the Warrants included in the units sold in the Aldel IPO, except that the PIPE Warrants will be issued in connection with the closing of the Business Combination and therefore similarly exercisable 30 days after issuance, and (i) may be exercised by the holders on a cashless basis, (ii) will be entitled to registration rights, and (iii) will not be listed on the NYSE (although New Hagerty has agreed to use its commercially reasonable efforts to cause the PIPE Warrants to be listed on the Over the Counter exchange, Pink Sheets or similar automated listing service). Aldel’s stockholders, in particular non-redeeming stockholders, may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Financing and the issuance of the PIPE Warrants, including the cashless exercise of such PIPE Warrants for Class A Common Stock. For more detail, see “Risk Factors — Risks Related to Aldel and the Business Combination — Aldel’s Public Stockholders may experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combination and the PIPE Financing and the issuance of the PIPE Warrants. Having a minority share position may reduce the influence that Aldel’s current stockholders have on the management of New Hagerty.”
The Subscription Agreements provide certain registration rights to the PIPE Financing investors, other than those PIPE Financing investors who, after the closing of the Business Combination and PIPE Closing, will hold in excess of 10% of the issued and outstanding common stock of New Hagerty (such PIPE Financing investors, the “Significant Subscribers”). The registration rights for the Significant Subscribers are as set forth in the Amended and Restated Registration Rights Agreement, as described below. The registration rights for the other PIPE Financing investors, as set forth in the Subscription Agreements, provide that Aldel is required to file with the SEC, within twenty (20) business days after the consummation of the transactions contemplated by the Business Combination Agreement, a registration statement covering the resale of the PIPE Shares, PIPE Warrants and the shares of Aldel Class A common stock underlying the PIPE Warrants. Aldel has agreed to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i)  ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies Aldel that it will “review” the registration statement) and (ii) ten (10) business days after Aldel is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the Subscription Agreements, the PIPE Financing investors agreed (i) to waive any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and (ii) not to seek recourse against the Trust Account as a result of, or arising out of, the Subscription Agreements, subject to certain qualifications set forth therein
Sponsor Letter Agreement
In connection with the Business Combination Agreement, Aldel Investors LLC, Aldel LLC, and the directors and executive officers holding securities of Aldel (each a “Stockholder”) each entered into a support agreement (the “Sponsor Letter Agreement”) with Aldel and Hagerty, pursuant to which each Stockholder agrees to vote the shares of Aldel common stock beneficially owned by them (a) in favor of the approval and adoption of the Business Combination Agreement and the transactions contemplated thereby, (b) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the Business Combination Agreement, (c) against the approval of any transaction that would impede or prevent the consummation of the Business Combination and (d) against any amendment of the certificate of incorporation or bylaws of Aldel or any change in Aldel’s capitalization, corporate structure or business other than as contemplated by the Business Combination Agreement. Each Stockholder further agrees that it will (i) not exercise its right to redeem all or a portion of such Stockholder’s shares of Aldel common stock beneficially owned by them (in connection with the Business Combination or otherwise) and (ii) waive any adjustment to the conversion ratio set forth in Aldel’s organizational documents.
Amended and Restated Registration Rights Agreement
In connection with the Business Combination Agreement, Aldel (and subsequent to the Business Combination, New Hagerty), Aldel Investors LLC, FG SPAC Partners LP, ThinkEquity LLC, HHC, the Significant Subscribers and certain other parties (the “Holders” as defined therein) each entered into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, effective as of the consummation of the Transactions, the Registration Rights Agreement, dated as of April 8, 2021, among Aldel and the other parties thereto is terminated and whereby Aldel agreed to file a shelf registration statement registering the resale of New Hagerty equity held by the Holders, and granted to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreement (as defined below).
Investor Rights Agreement
In connection with the Business Combination Agreement, Hagerty, State Farm, Markel and the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”), to be effective as of the consummation of the Transactions, which sets forth certain understandings between such parties with respect to certain governance matters, including the election and removal of directors and the granting of preemptive rights, among others.

Additional Agreements to be Executed at Closing
The Business Combination Agreement provides that, upon consummation of the Business Combination, New Hagerty will enter into the following additional agreements.
Tax Receivable Agreement
In connection with the Business Combination, New Hagerty will enter into a Tax Receivable Agreement with the Hagerty Equityholders (the “Tax Receivable Agreement”). The Tax Receivable Agreement generally provides for the payment by New Hagerty to the Hagerty Equityholders of 85% of the cash tax benefits, if any, that New Hagerty is deemed to realize (calculated using certain simplifying assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of OpCo Units in connection with or following the Business Combination (“TRA Exchanges”) and (ii) certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to making payments under the Tax Receivable Agreement. These tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to New Hagerty and, therefore, may reduce the amount of U.S. federal, state and local tax that New Hagerty would otherwise be required to pay in the future. The tax basis adjustments upon TRA Exchanges may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by New Hagerty may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed state and local income tax rate to calculate tax benefits. The payment obligation under the Tax Receivable Agreement is an obligation of New Hagerty and not of OpCo. New Hagerty will generally retain the benefit of the remaining 15% of these cash tax benefits.
We expect that the payments New Hagerty will be required to make under the Tax Receivable Agreement could be substantial. Estimating the amount and timing of New Hagerty’s realization of tax benefits subject to the Tax Receivable Agreement is by its nature imprecise. The actual increases in tax basis covered by the Tax Receivable Agreement, as well as the amount and timing of New Hagerty’s ability to use any deductions (or decreases in gain or increases in loss) arising from such increases in tax basis, are dependent upon significant future events, including but not limited to the timing of the redemptions of OpCo Units, the price of the Class A common stock of New Hagerty at the time of a TRA Exchange, the extent to which such redemptions are taxable transactions, the depreciation and amortization periods that apply to the increase in tax basis, the amount, character, and timing of taxable income New Hagerty generates in the future, the U.S. federal income tax rate then applicable, and the portion of New Hagerty’s payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. Accordingly, estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is also by its nature imprecise. For purposes of the Tax Receivable Agreement, net cash savings in tax generally will be calculated by comparing New Hagerty’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount New Hagerty would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. Thus, the amount and timing of any payments under the Tax Receivable Agreement are also dependent upon significant future events, including those noted above in respect of estimating the amount and timing of New Hagerty’s realization of tax benefits.
Payments under the Tax Receivable Agreement are not conditioned on HHC’s or Markel’s continued ownership of New Hagerty. Payments under the Tax Receivable Agreement will be based on the tax reporting positions New Hagerty determines, and the Internal Revenue Service (the “IRS”) or another tax authority may challenge all or a part of the existing tax basis, tax basis increases, or other tax attributes subject to the Tax Receivable Agreement, and a court could sustain such challenge. The parties to the Tax Receivable Agreement will not reimburse New Hagerty for any payments previously made if such tax basis or other tax benefits are subsequently disallowed, except that any excess payments made to a party under the Tax Receivable Agreement will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after the determination of such excess.
In addition, the Tax Receivable Agreement provides that if (1) New Hagerty breaches any of its material obligations under the Tax Receivable Agreement (including in the event that New Hagerty is more than three months late making a payment that is due under the Tax Receivable Agreement, subject to certain exceptions), (2) New Hagerty is subject to certain bankruptcy, insolvency or similar proceedings, or (3) at any time, New Hagerty elects an early termination of the Tax Receivable Agreement, New Hagerty’s obligations under the Tax Receivable Agreement (with respect to all OpCo Units, whether or not such OpCo Units have been the subject of a TRA Exchange before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that New Hagerty would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement also provides that, upon certain changes of control or other significant transactions, in the discretion of HHC and Markel, New Hagerty’s obligations under the Tax Receivable Agreement may be accelerated and become payable in a lump sum as described above. Such acceleration would be based on certain assumptions, including that New Hagerty or its successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon any acceleration of New Hagerty’s obligations under the Tax Receivable Agreement (including upon a change of control), New Hagerty could be required to make payments under the Tax Receivable Agreement that are greater than 85% of its actual cash tax savings, which could negatively impact its liquidity. The change of control provisions in the Tax Receivable Agreement may also result in situations where HHC and Markel have interests that differ from or are in addition to those of other holders of Class A common stock.
Finally, because New Hagerty is a holding company with no operations of its own, its ability to make payments under the Tax Receivable Agreement depends on the ability of Hagerty to make distributions to it. To the extent that New Hagerty is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact New Hagerty’s results of operations and could also affect its liquidity in periods in which such payments are made.
The foregoing description of the Tax Receivable Agreement is not complete and is qualified in its entirety by reference to the Tax Receivable Agreement, which is filed as Exhibit 10.17 to this proxy statement and is incorporated herein by reference.
Lock-up Agreement
In connection with the closing of the Business Combination, Markel and HHC will enter into a lock-up agreement (the “Lock-up Agreement”) with Aldel, pursuant to which each will agree, subject to certain customary exceptions, not to:
(i)   offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any shares of Aldel common stock or securities convertible into or exercisable or exchangeable for Aldel common stock held by them immediately after the consummation of the Business Combination, or enter into a transaction that would have the same effect, subject to certain exceptions set forth in the Lock-up Agreement;
(ii)   enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares, whether any of these transactions are to be settled by delivery of such shares, in cash or otherwise; or
(iii)   publicly announce the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Lock-up Agreement) with respect to any security of Aldel;
until the date that is the earlier of (1) the expiration of the Founder Shares Lock-up Period (as defined in that certain Letter Agreement, dated April 8, 2021, by and among Aldel and its officers, directors, Aldel Investors LLC and FG SPAC Partners LP), and (2) 180 days after the consummation of the Business Combination. Notwithstanding the foregoing, if after the consummation of the Business Combination, there is a “Change of Control” (as defined in the Lock-up Agreement) of Aldel, then all of the shares shall be released from the restrictions set forth therein.

Amended and Restated LLC Agreement
In connection with the proposed Business Combination, the existing limited liability company agreement of Hagerty will be amended and restated in the form of a Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), to, among other things, admit Aldel as a member of the OpCo.
Sponsor Warrant Lock-up Agreement
In connection with the closing of the Business Combination, Aldel Investors LLC (the “Sponsor”) and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree as described below with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, (the “Placement Warrants”) pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). Pursuant to the Sponsor Warrant Lock-up Agreement:
(1) the Placement Warrants shall not be exercisable until the date on which the volume weighted average trading price of the common stock of New Hagerty exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing one year after the Business Combination;
(2) the OTM Warrants shall not be exercisable until the date on which the volume weighted average trading price of the common stock of New Hagerty exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 18 months after the Business Combination; and
(3) prior to being exercisable, the Sponsor may transfer the Placement Warrants , subject to any requirements set forth in the Private Placement Units Purchase Agreement and the OTM Warrants Purchase Agreement, provided that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of the Sponsor Warrant Lock-up Agreement.
Exchange Agreement
In connection with the proposed Business Combination, Markel, HHC, OpCo and New Hagerty will enter into an Exchange Agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, Markel and HHC will have the right from time to time, on the terms and conditions contained in the Exchange Agreement, to exchange their Units and Class V Shares for, at the option of New Hagerty, shares of Class A common stock of New Hagerty or cash.
Interests of Aldel’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and Aldel’s directors, officers and advisors, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:
•
Unless Aldel consummates an initial business combination, Aldel’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account. As of June 30, 2021, no out-of-pocket expenses are owed to Aldel’s officers, directors and Sponsor;

•
Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this proxy statement as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up. If a business combination is not successfully completed prior to October 12, 2022, the Founder Shares will become worthless;
•
the fact that the Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination and such shares will be worthless if no business combination is effected by Aldel by October 12, 2022;

•
the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

•
in connection with the closing of the Business Combination, the Sponsor and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree to certain new vesting arrangements with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Warrant Lock-up Agreement.”

•
certain of Aldel’s executive officers and directors and/or entities affiliated with them participated in the PIPE Investment; and

•
the anticipated continuation of Robert Kauffman, Aldel’s Chief Executive Officer, as a director of New Hagerty.

Sources and Uses for the Business Combination
(in 000s)
The following table summarizes the sources and uses for funding the Business Combination:
No Redemption Scenario
Sources
Cash in Trust Account(1)	$116,156
PIPE Financing proceeds	703,850
Hagerty Equityholders’ retained equity value	2,500,000

Total Sources	$3,320,006
Uses
Cash consideration to Hagerty Equityholders	$500,000
Hagerty Equityholders’ retained equity value	2,500,000
Estimated fees and expenses	50,294
Cash to balance sheet	269,712
Total Uses	$3,320,006

(1)
Based on June 30, 2021 financial statements.

Maximum Redemption Scenario
Sources
Cash in Trust Account(1)	$116,156
PIPE Financing proceeds	703,850
Hagerty Equityholders’ retained equity value	2,550,000

Total Sources	$3,370,006
Uses
Cash consideration to Hagerty Equityholders	$450,000
Aldel stockholder redemptions(2)	85,703
Hagerty Equityholders’ retained equity value	2,550,000
Estimated fees and expenses	50,294
Cash to balance sheet	234,009
Total Uses	$3,370,006

(1)
Based on June 30, 2021 financial statements.

(2)
Assumes maximum redemption of 8,485,000 Public Shares, remaining 3,015,000 Public Shares are subject to non-redemption agreements.

Name; Headquarters
The name of New Hagerty will be Hagerty, Inc. and its headquarters will be located at 121 Drivers Edge, Traverse City, Michigan 49684.
Material U.S. Federal Income Tax Consequences
The following discussion summarizes the tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of Public Shares that elect to have their Public Shares redeemed for cash if the Business Combination is completed. The following discussion is the opinion of Loeb & Loeb LLP. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.
For purposes of this summary, a “U.S. Holder” means a beneficial owner of Public Shares that is for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Public Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.
This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that hold Public Shares as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•
financial institutions or financial services entities;

•
broker-dealers;

•
persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•
tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

•
insurance companies;

•
regulated investment companies;

•
real estate investment trusts;

•
certain expatriates or former long-term residents of the United States;

•
persons that acquired Public Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•
persons that hold Public Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations;

•
passive foreign investment companies;

•
persons required to accelerate the recognition of any item of gross income with respect to Public Shares as a result of such income being recognized on an applicable financial statement;

•
persons who actually or constructively own 5 percent or more of Public Shares (except as specifically provided below); or

•
the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Public Shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Public Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on Public Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Public Shares will be in U.S. dollars.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE BENEFICIAL OWNERS OF PUBLIC SHARES WHO CHOOSE TO EXERCISE THEIR REDEMPTION RIGHTS TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF OWNING AND DISPOSING OF ALDEL’S PUBLIC SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Holders
Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash
This section is addressed to U.S. Holders of Public Shares that elect to have their Public Shares redeemed for cash as described in the section titled “Special Meeting of Aldel Stockholders — Redemption Rights”. For purposes of this discussion, a “Redeeming U.S. Holder” is a U.S. Holder that so redeems its Public Shares into cash.

Except as discussed in the following paragraph, a Redeeming U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received on the redemption and such shareholder’s adjusted basis in the Public Shares exchanged if the redemption completely terminates the Redeeming U.S. Holder’s interest in Aldel (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its Public Shares will generally be equal to the cost of such Public Shares. A U.S. Holder who purchased Public Shares in the IPO generally will have a tax basis in the Public Shares that were part of the units equal to the portion of the purchase price of such units allocated to the Public Shares (such allocation based on the relative fair market value of the Public Shares and the Warrants at the time of the IPO). This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. It is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Public Shares (generally, shares of Aldel purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Cash received upon redemption that does not completely terminate the Redeeming U.S. Holder’s interest will still give rise to capital gain or loss, if the redemption is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the redemption is substantially disproportionate or not essentially equivalent to a dividend with respect to a Redeeming U.S. Holder, that Redeeming U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options (including shares that may be acquired pursuant to the Warrants) and shares owned by certain family members, certain estates and trusts of which the Redeeming U.S. Holder is a beneficiary and certain corporations and partnerships.
Generally, the redemption will be “substantially disproportionate” with respect to the Redeeming U.S. Holder if (i) the Redeeming U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of Aldel is reduced immediately after the redemption to less than 80% of the Redeeming U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the redemption; (ii) the Redeeming U.S. Holder’s percentage ownership of the outstanding Public Shares (both voting and nonvoting) immediately after the redemption is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the Redeeming U.S. Holder owns (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of shares of Aldel entitled to vote. Whether the redemption will be considered “not essentially equivalent to a dividend” with respect to a Redeeming U.S. Shareholder will depend upon the particular circumstances of that Redeeming U.S. Holder. At a minimum, however, the redemption must result in a meaningful reduction in the Redeeming U.S. Holder’s actual or constructive percentage ownership of Aldel. If the Redeeming U.S. Holder’s relative interest in Aldel is minimal and the Redeeming U.S. Holder does not have meaningful control over Aldel, and taking into account the effect of redemptions by other shareholder’s, its percentage ownership (including constructive ownership) is reduced as a result of the redemption, such Redeeming U.S. Holder should generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A Redeeming U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Public Shares.
If none of the tests described above applies, the consideration paid to the Redeeming U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of Aldel’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Converting U.S. Holder’s basis in the Public Shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. U.S. Holders of Public Shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption will be treated as a sale or as a distribution under the Code.

Non-U.S. Holders
Tax Consequences to Non-U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash
This section is addressed to Non-U.S. Holders of Public Shares that elect to have their Public Shares redeemed for cash as described in the section titled “Special Meeting of Aldel Stockholders — Redemption Rights.” For purposes of this discussion, a “Redeeming Non-U.S. Holder” is a Non-U.S. Holder that so redeems its Public Shares.
Except as otherwise discussed in this section, a Redeeming Non-U.S. Holder who elects to have its Public Shares redeemed for cash will generally be treated in the same manner as a Redeeming U.S. Holder for U.S. federal income tax purposes. See the discussion above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash.”
A Redeeming Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:
•
such Redeeming Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Redemption takes place and certain other conditions are met; or

•
such Redeeming Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Redeeming Non-U.S. Holder), in which case the Redeeming Non-U.S. Holder will generally be subject to the same treatment as a Redeeming U.S. Holder with respect to the exchange, and a Redeeming Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any redemption of Public Shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income to a Redeeming Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Redeeming Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Redeeming Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Redeeming Non-U.S. Holder), will be taxed as discussed above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Public Shares Redeemed for Cash.” In addition, dividends received by a Redeeming Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
Redeeming Non-U.S. Holders of Public Shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.
Information Reporting and Backup Withholding
The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Company Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Vote Required for Approval
This Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if the holders of at least a majority of the outstanding shares of Aldel Common Stock vote “FOR” the Charter Amendment Proposal and each of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are approved at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.
The NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Equity Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal at the Special Meeting.
As of the Record Date, Aldel’s Sponsor, directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2 — THE NYSE PROPOSAL
Overview
Assuming the Business Combination Proposal is approved, our stockholders are also being asked to approve (a) the issuance of up to an aggregate of 255,000,000 shares of Class A Common Stock in connection with the Business Combination, including the issuance of shares of Class A Common Stock (i) in connection with the Closing as part of the Merger Consideration, and (ii) upon exchange of the Class V Common Stock, and (b) the issuance and sale of 70,385,000 shares of Class A Common Stock in the PIPE Financing, which shall occur substantially concurrently with, and is contingent upon, the consummation of the transactions contemplated by the Business Combination Agreement.
Why Aldel Needs Stockholder Approval
We are seeking stockholder approval in order to comply with Section 312 of the NYSE Listed Company Manual.
Under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if such securities are not issued in a public offering for cash and (a) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is, or will be upon the issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities convertible into or exercisable for common stock. Aldel will issue shares representing 20% or more of the number of outstanding shares of Class A Common Stock and Class B Common Stock of Aldel prior to the issuance, or 20% or more of its voting power prior to the issuance, pursuant to the Business Combination Agreement and the PIPE Financing.
Additionally, pursuant to Section 312.03(b) of the NYSE Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the PIPE Financing, Aldel directors, Mr. Kauffman, Mr. Nearburg and Mr. Friedman (or entities in which they have an economic interest), in addition to Lake Avenue Investments LLC (which currently owns more than 5% of Aldel’s outstanding common stock) are expected to be issued, collectively, 3,550,000 PIPE Shares and 639,000 PIPE Warrants.
Effect of Proposal on Current Stockholders
If the NYSE Proposal is adopted, up to an aggregate of 275,385,000 shares of Class A Common Stock may be issued in connection with the Business Combination and the PIPE Financing.
The issuance of the shares of Class A Common Stock described above would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Aldel.
Vote Required for Approval
The Closing is conditioned on the approval of the NYSE Proposal at the Special Meeting.
Approval of the NYSE Proposal requires the affirmative vote (online or by proxy) of the holders of a majority of the shares of Class A Common Stock and Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting as a single class. Failure to vote by proxy or to vote online at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the NYSE Proposal. If the NYSE Proposal is not approved, the Business Combination will not occur.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL 3 — THE CHARTER AMENDMENT PROPOSAL
The following table sets forth a summary of the provisions of the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of Proposed Charter, a copy of which is attached to this proxy statement as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
	Current Charter	Proposed Charter
Increase in Authorized Capital	The Current Charter provides that the total number of authorized shares of all classes of capital stock is 401,000,000 shares, consisting of (a) 400,000,000 shares of common stock, including (i) 380,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. See Section 4.1 of the Current Charter.	The Proposed Charter provides that the total number of authorized shares of all classes of capital stock is 820,000,000 shares, consisting of (a) 800,000,000 shares of common stock, including (i) 500,000,000 shares of Class A common stock and (ii) 300,000,000 shares of Class V common stock, and (b) 20,000,000 shares of preferred stock. See Section 4.1 of the Proposed Charter.
Voting Power	The Current Charter provides that each share of common stock has one vote per share. See Section 4.3(a) of the Current Charter.	The Proposed Charter provides that each share of Class A common stock has one vote and each share of Class V common stock has 10 votes per share until the earlier of (a) the date on which such share of Class V common stock is transferred other than pursuant to a Qualifying Transfer (as defined in the Proposed Charter or (b) the date that 15 years from the effective date of the Proposed Charter. See Section 4.3(a) of the Proposed Charter.
Required Vote for Removal of Directors	The Current Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. See Section 5.4 of the Current Charter.	The Proposed Charter provides that any or all of the directors may (a) prior to a Control Trigger Event (as defined below), for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. See Section 5.3 of the Proposed Charter.

	Current Charter	Proposed Charter
Required Vote to Amend Bylaws	The Current Charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of bylaws. See Article VI of the existing charter.	The Proposed Charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class for the adoption, amendment, alteration or repeal of bylaws; provided that following a Control Trigger Event, the Bylaws may only be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class
Required Vote to Amend the Charter	The Current Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter. See Article XI of the existing charter.	The Proposed Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).

	Current Charter	Proposed Charter
Action By Written Consent	The Current Charter provides that any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B common stock with respect to which action may be taken by written consent	The Proposed Charter provides that any action required or permitted to be taken by the stockholders may be effected (a) at a duly called annual or special meeting of the stockholders or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting
Other Changes, Including Removal of Blank Check Company Provisions	The Current Charter contains various provisions applicable only to blank check companies.	The Proposed Charter provides for certain additional changes, including, among others, those (i) resulting from the Business Combination, including changing the post-business combination corporate name from “Aldel Financial Inc.” to “Hagerty, Inc.” and removing certain provisions relating to Aldel’s prior status as a blank check company and Class B common stock that will no longer apply upon the Closing, or (ii) that are administrative or clarifying in nature, including the deletion of language without substantive effect.
Vote Required for Approval
Our Current Charter requires the affirmative vote of a majority of the issued and outstanding shares of Aldel Common Stock as of the Record Date for the approval of the Charter Amendment Proposal. However, we are also requiring the affirmative vote of a majority of the shares of Class A Common Stock then outstanding for the approval of the Charter Amendment Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
Approval of the Charter Amendment Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting and the closing of the Business Combination. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4 — THE ADVISORY CHARTER PROPOSALS
In connection with the Business Combination, Aldel is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, Aldel is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Aldel or the Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Board, these provisions are necessary to adequately address the needs of New Hagerty. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal).
The table set forth above in “Proposal 3 — The Charter Amendment Proposal” summarizes the principal proposed changes and the differences between the existing charter and the proposed charter. Such summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All stockholders are encouraged to read the proposed charter in its entirety for a more complete description of its terms.
Reasons for the Advisory Charter Proposals
Increase in Authorized Capital
The 820,000,000 authorized shares of capital stock in the proposed charter, consisting of 500,000,000 shares of Class A common stock, 300,000,000 shares of Class V common stock and 20,000,000 shares of preferred stock, represents an increase from the existing authorization of 401,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock (of which 380,000,000 are authorized shares of Class A common stock and 20,000,000 are authorized shares of Class B common stock) and 1,000,000 shares of preferred stock in the Current Charter. Following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to Closing of the Business Combination, each share of Class B common stock outstanding immediately prior to the filing of the Proposed Charter will automatically be converted into one share of Class A common stock of Aldel and concurrently with such conversion, the number of authorized shares of Class B common stock will be reduced to zero.
The Aldel board of directors believes that the greater number of authorized number of shares of common stock is desirable for New Hagerty to have sufficient shares for the issuances to the Hagerty Equityholders in the Merger and to the PIPE Investors in the PIPE Financing, and for issuances upon exercise of New Hagerty’s warrants, including the PIPE Warrants and the exchange of Class V Common Stock and OpCo Units for New Hagerty Class A Common Stock in accordance with the Exchange Agreement. The increased authorized number of shares also provides enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances, for stock dividends and stock splits, and for the 2021 Equity Incentive Plan and other compensatory purposes.
Voting Power
Upon effectiveness of the Proposed Charter, New Hagerty will have two classes of common stock: Class A common stock and Class V common stock. The Class A common stock will have one vote for each share. The Class V common stock will have ten votes for each share. The Class V common stock will continue to have ten votes per share until the earlier of (1) the date on which such share is transferred other than in a Qualified Transfer (as defined in the Proposed Charter) or (2) 15 years following the effectiveness of the Proposed Charter. The Class V common stock will be issued in the Merger to the Hagerty Equityholders, including HHC, which is the vehicle through which the Hagerty family holds its ownership interest. Following the Closing, it is expected that HHC’s holdings will represent approximately 51% of the total issued and outstanding New Hagerty Common Stock. Because of the importance of ensuring that the Hagerty family maintains its ability to influence the business and strategy of New Hagerty, the board of directors of Aldel determined that it was advisable to create the high-vote, low-vote capital structure. As noted above, if any share of Class V common stock is transferred to a party other than an affiliate or certain family members, trusts for the benefit of family members or charitable trusts, it will be automatically converted into a share of Class A common stock. In addition, all remaining shares of Class V common stock will be converted into shares of Class A common stock 15 years following the effective date of the Proposed Charter. These provisions allow the Hagerty family to continue to influence the business and strategy of New Hagerty for 15 years or until they sell their shares of Class V common stock.
Removal of Directors
The Current Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of Aldel entitled to vote generally in the election of directors, voting together as a single class. The Proposed Charter provides that any or all of the directors may (a) prior to a Control Trigger Event (as defined below), for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of New Hagerty entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
A Control Trigger Event will be deemed to have occurred when the Hagerty family and its Qualified Transferees cease to hold, directly or indirectly, at least 50% of the combined voting power of New Hagerty. Aldel believes that, while the Hagerty family has more than 50% of the combined voting power of New Hagerty, it is important that they continue to have the flexibility to remove directors for any reason. However, once the Hagerty family ceases to own at least 50% of the combined voting power and thus ceases to be a controlled company, the change to allow directors to be removed only for cause by the vote of a majority of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors will help facilitate corporate governance stability by requiring broad stockholder consensus to effect such corporate governance changes and in the process help protect minority stockholder interests.
Required Vote to Amend Bylaws
At present, the Current Charter provides that Aldel’s bylaws may only be adopted, amended, altered or repealed with the approval of a majority of the Aldel board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of Aldel’s capital stock entitled to vote generally in the election of directors, voting together as a single class. The proposed changes reflected in the Proposed Charter preserves the same approval rights as the Current Charter until such time as a Control Trigger occurs. Similar to the overall approach on decisions affecting New Hagerty going forward, while the Hagerty family controls the vote, Aldel believes that it makes sense for the family to be able to approve changes to the bylaws. Once the family ceases to control a majority of the vote, Aldel believes that requiring 75% of the voting stock to approve changes to the bylaws will be appropriate and reflective of a less concentrated shareholder base.
Required Vote to Amend Charter
At present, the Current Charter may only be amended, altered, changed or repealed with the approval of a majority of the Aldel board of directors and the holders of at least a majority of the voting power of all then-outstanding shares of Aldel’s capital stock entitled to vote generally in the election of directors, voting together as a single class. For the same reasons discussed above under “— Required Vote to Amend Bylaws,” Aldel believe it is appropriate to preserve this approval feature until a Control Trigger occurs. After that, the Proposed Charter would require the approval of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article). Aldel’s board believes the super-majority approval requirements are more appropriate after New Hagerty ceases to be a controlled company.

Action by Written Consent
The Current Charter provides that actions of the stockholders may only be taken at a duly called meeting and not by written consent. Aldel believes it is appropriate for the stockholders to be able to act by written consent as longs as the Hagerty family controls the vote. After a Control Trigger Event occurs, the Proposed Charter would prohibit action by written consent of the stockholders. This would provide all New Hagerty stockholders with the opportunity to participate in the consideration of such actions or other approval items once the Hagerty family no longer controls the vote.
Other Changes
The Proposed Charter also includes other changes, including (a) changing the post-business combination corporate name from “Aldel Financial Inc.” to “Hagerty, Inc.” and (b) removing certain obsolete provisions relating to Aldel’s status as a blank check company, such as its purpose of effecting a business combination and the establishment of a Trust Account and stockholder redemption rights, and Aldel’s Class B Common Stock, such as conversion and voting rights related thereto, that will no longer apply upon the Closing. The Aldel board of directors believes that all such changes are necessary to adequately address the needs of New Hagerty after the Business Combination and are appropriate for a public operating company.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by Aldel stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions and broker non-votes have no effect on the outcome of the Advisory Charter Proposals. If the Business Combination Proposal is not approved, the Advisory Charter Proposals will have no effect even if approved by our stockholders.
Recommendation of the Board
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF ADVISORY CHARTER PROPOSALS UNDER PROPOSAL 4.

PROPOSAL 5 — THE DIRECTORS PROPOSAL
Election of Directors
Pursuant to the Business Combination Agreement, Aldel has agreed to take all necessary action, including causing the directors of Aldel to resign, so that effective at the Closing, our entire board of directors will consist of 9 individuals, a majority of whom will be independent directors in accordance with the requirements of NYSE.
It is proposed that New Hagerty’s board of directors consist of the following directors: Michael Angelina, Robert Kauffman, McKeel Hagerty, Michael Crowley, Michael Tipsord, Laurie Harris, Mika Salmi, Bill Swanson and Sabrina Kay.
Information regarding each nominee is set forth in the section titled “Management of New Hagerty Following the Business Combination.”
Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the Special Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the Board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the Board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.
If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the meeting.
Following consummation of the Business Combination, the election of directors of New Hagerty will be governed by New Hagerty’s certificate of incorporation and bylaws and the laws of the State of Delaware.
Vote Required for Approval
Election of each director will require the affirmative vote by a plurality of the shares of the Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Special Meeting.
If the Business Combination Proposal is not approved, the Directors Proposal will not be presented at the Stockholders Meeting. The Directors Proposal will only become effective if the Business Combination is completed. Election of each of the director nominees is a condition to Closing under the Business Combination Agreement. If each of the directors is not elected, Hagerty is not required to close the Business Combination. If the Directors Proposal is not approved, the Business Combination will not occur.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES IN THE DIRECTORS PROPOSAL.

PROPOSAL 6 — THE EQUITY INCENTIVE PLAN PROPOSAL
It is anticipated that the Board will approve the adoption of the Hagerty, Inc. 2021 Stock Incentive Plan (the “2021 Plan”), subject to approval by Aldel’s stockholders. If the 2021 Plan is adopted by Aldel’s stockholders, New Hagerty will be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to our success. In the event that the 2021 Plan is not approved by the stockholders of Aldel, the 2021 Plan and any awards thereunder will be void and of no force or effect.
Purposes of the 2021 Plan
The purposes of the 2021 Plan are (i) to align the interests of New Hagerty’s stockholders and the recipients of awards under the 2021 Plan by increasing the proprietary interest of such recipients in New Hagerty’s growth and success, (ii) to advance the interests of New Hagerty by attracting and retaining non-employee directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of New Hagerty and its stockholders.
Description of the 2021 Plan
The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex C and incorporated into this proxy statement by reference.
Administration
The 2021 Plan will be administered by the compensation committee of the New Hagerty board of directors, or a subcommittee thereof, or such other committee designated by the New Hagerty board of directors (the “Plan Committee”), in each case consisting of two or more members of the New Hagerty board of directors. Each member of the Plan Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) “independent” within the meaning of the rules of the New York Stock Exchange.
Subject to the express provisions of the 2021 Plan, the Plan Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards are evidenced by an agreement containing such provisions not inconsistent with the 2021 Plan as the Plan Committee approves. The Plan Committee also has authority to establish rules and regulations for administering the 2021 Plan and to decide questions of interpretation or application of any provision of the 2021 Plan. The Plan Committee may take any action such that (i) any outstanding options and SARs become exercisable in part or in full, (ii) all or any portion of a restriction period on any outstanding awards lapse, (iii) all or a portion of any performance period applicable to any awards lapse, and (iv) any performance measures applicable to any outstanding award be deemed satisfied at the target, maximum or any other level.
The Plan Committee may delegate some or all of its power and authority under the 2021 Plan to the New Hagerty board of directors (or any members thereof), a subcommittee of the New Hagerty board of directors, a member of the New Hagerty board of directors, the Chief Executive Officer or other executive officer of New Hagerty as the Plan Committee deems appropriate, except that it may not delegate its power and authority to a member of the New Hagerty board of directors, the Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act.
Types of Awards
Under the 2021 Plan, New Hagerty may grant:
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Non-qualified stock options;

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Incentive stock options (within the meaning of Section 422 of the Internal Revenue Code);

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Stock appreciation rights (“SARs”);

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Restricted stock, restricted stock units and other stock awards (collectively, “Stock Awards”); and

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Performance awards.

Available Shares
Subject to the capitalization adjustment provisions contained in the 2021 Plan, the number of shares of Common Stock initially available for awards under the 2021 Plan is equal to 10% of the fully diluted Common Stock following the completion of the Business Combination, all of which may be granted as incentive stock options. The number of shares of Common Stock available under the 2021 Plan will increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2021, and continuing until (and including) the calendar year ending December 31, 2030, with such annual increase equal to the lesser of (i) 5% of the number of shares of Common Stock issued and outstanding on December 31st of the immediately preceding fiscal year and (ii) an amount determined by the New Hagerty board of directors. The closing price of a share of Common Stock as reported on the New York Stock Exchange on August 24, 2021 was $9.95 per share.
The number of available shares under the 2021 Plan will be reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding awards. To the extent that shares of Common Stock subject to an outstanding award granted under the 2021 Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option canceled upon settlement of a related tandem SAR or subject to a tandem SAR cancelled upon exercise of a related option), or (ii) the settlement of such award in cash, then such shares will again be available for grant under the 2021 Plan. In addition, Common Stock subject to an award under the 2021 Plan will again be available for issuance under the 2021 Plan if such shares are (i) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, or (ii) shares delivered to or withheld by New Hagerty to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding the foregoing, shares repurchased by New Hagerty on the open market with the proceeds of an option exercise will not again be available for issuance under the 2021 Plan.
Change in Control
Unless otherwise provided in an award agreement, in the event of a change in control of New Hagerty, the New Hagerty board of directors (as constituted prior to such change in control) may, in its discretion, require that (i) some or all outstanding options and SARs will become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the performance period applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum or any other level. In addition, in the event of a change in control, the New Hagerty board of directors may, in its discretion, require that shares of capital stock of the company resulting from or succeeding the business of New Hagerty pursuant to such change in control, or the parent thereof, or other property be substituted for some or all of the shares of New Hagerty Common Stock subject to outstanding awards as determined by the New Hagerty board of directors, and/or require outstanding awards, in whole or in part, to be surrendered to New Hagerty in exchange for a payment of cash, shares of capital stock in the company resulting from the change in control, or the parent thereof, other property, or a combination of cash and shares or other property.
Under the terms of the 2021 Plan, a change in control is generally defined to include (i) certain acquisitions of more than 35% of New Hagerty’s then-outstanding securities entitled to vote in the election of directors of New Hagerty (other than certain prescribed acquisitions, including certain acquisitions by Hagerty family members), (ii) the consummation of any merger, consolidation or reorganization of New Hagerty, with certain exceptions, (iii) any transaction or series of transactions in which all or substantially all of New Hagerty’s assets are sold, or (iv) a change in the New Hagerty board of directors resulting in the incumbent directors ceasing to constitute at least a majority of the New Hagerty board of directors over a 24-month period.
Clawback of Awards
The awards granted under the 2021 Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by New Hagerty or other action pursuant to the applicable award agreement or any clawback or recoupment policy which New Hagerty may adopt from time to time, including any such policy which New Hagerty may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
Effective Date, Termination and Amendment
The 2021 Plan will become effective as of the date of stockholder approval and will terminate on the tenth anniversary of the effective date of the 2021 Plan, unless earlier terminated by the New Hagerty board of directors. The New Hagerty board of directors may amend the 2021 Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, and provided that no amendment may be made that seeks to modify the non-employee director compensation limit under the 2021 Plan or that materially impairs the rights of a holder of an outstanding award without the consent of such holder.
Eligibility
Participants in the 2021 Plan will consist of such officers, other employees, non-employee directors, consultants, independent contractors and agents of New Hagerty and its subsidiaries (and such persons who are expected to become any of the foregoing) as selected by the Plan Committee. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of New Hagerty to any non-employee director will not exceed “a certain amount to be determined by the board of directors of New Hagerty.” As of August 24, 2021, approximately 75 employees and 8 non-employee directors would be eligible to participate in the 2021 Plan if selected by the Plan Committee to participate.
Stock Options and SARs
The 2021 Plan provides for the grant of stock options and SARs. The Plan Committee will determine the conditions to the exercisability of each option and SAR.
Each option will be exercisable for no more than 10 years after its date of grant. If the option is an incentive stock option and the optionee owns greater than 10% of the voting power of all shares of capital stock of New Hagerty (a “ten percent holder”), then the option will be exercisable for no more than five years after its date of grant. Except in the case of substitute awards granted in connection with a corporate transaction, the exercise price of an option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, unless the option is an incentive stock option and the optionee is a ten percent holder, in which case the exercise price will be the price required by the Code.
No SAR granted in tandem with an option (a “tandem SAR”) will be exercised later than the expiration, cancellation, forfeiture or other termination of the related option, and no free-standing SAR will be exercised later than 10 years after its date of grant. Other than in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of a tandem SAR will be the exercise price of the related option. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of Common Stock (which may be restricted stock) or, to the extent provided in the award agreement, cash or a combination thereof, with an aggregate value equal to the difference between the fair market value of the shares of Common Stock on the exercise date and the base price of the SAR.
All of the terms relating to the exercise, cancellation or other disposition of stock options and SARs (i) upon a termination of employment of a participant with or service to New Hagerty of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, are determined by the Plan Committee. Notwithstanding anything in the award agreement to the contrary, the holder of an option or SAR will not be entitled to receive dividend equivalents with respect to the shares of Common Stock subject to such option or SAR.
The 2021 Plan expressly forbids, without the approval of New Hagerty’s stockholders, the repricing of options and SARs.

Stock Awards
The 2021 Plan provides for the grant of Stock Awards. The Plan Committee may grant a Stock Award as a restricted stock award, restricted stock unit award or other stock award. Restricted stock awards and restricted stock unit awards are subject to forfeiture if the holder does not remain continuously in the employment of New Hagerty or its subsidiaries during the restriction period or if specified performance measures (if any) are not attained during the performance period.
Unless otherwise set forth in a restricted stock award agreement, the holder of shares of restricted stock has rights as a stockholder of New Hagerty, including the right to vote and receive dividends with respect to shares of restricted stock and to participate in any capital adjustments applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, will be deposited by New Hagerty and will be subject to the same restrictions as the restricted stock.
The agreement awarding restricted stock units will specify (i) whether such award may be settled in shares of Common Stock, cash or a combination thereof; and (ii) whether the holder will be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Plan Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to restricted stock units that are subject to performance-based vesting conditions will be subject to the same vesting conditions as the underlying awards. Prior to settlement of a restricted stock unit in shares of Common Stock, the holder of a restricted stock unit has no rights with respect to the shares of Common Stock subject to such award.
The Plan Committee is authorized to grant other stock awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of New Hagerty to pay cash under any compensatory plan or arrangement, subject to such terms as determined by the Plan Committee. The Plan Committee will determine the terms and conditions of such awards. Any distribution, dividend or dividend equivalents with respect to other stock awards will be subject to the same vesting conditions as the underlying awards.
All of the terms relating to the satisfaction of performance measures and the termination of a restriction period or performance period relating to a Stock Award, or the forfeiture and cancellation of a Stock Award (i) upon a termination of employment with or service to New Hagerty or any of its subsidiaries of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.
Performance Awards
The 2021 Plan also provides for the grant of performance awards. The agreement relating to a performance award will specify whether such award may be settled in shares of Common Stock (including shares of restricted stock) or cash or a combination thereof. The agreement relating to a performance award will provide, in the manner determined by the Plan Committee, for the vesting of such performance award if the specified performance measures are satisfied or met during the specified performance period and for the forfeiture of such award if the specified performance measures are not satisfied or met during the specified performance period. Any dividends or dividend equivalents with respect to a performance award will be subject to the same performance-based vesting restrictions as such performance award. Prior to the settlement of a performance award in shares of Common Stock, the holder of such award has no rights as a stockholder of New Hagerty with respect to such shares.
All of the terms relating to the satisfaction of performance measures and the termination of a performance period, or the forfeiture and cancellation of a performance award upon (i) a termination of employment with or service to New Hagerty or any of its subsidiaries of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, will be determined by the Plan Committee.
Performance Measures
Under the 2021 Plan, the grant, vesting, exercisability or payment of certain awards, or the receipt of shares of Common Stock subject to certain awards, may be made subject to the satisfaction of performance measures. The performance goals applicable to a particular award will be determined by the Plan Committee at the time of grant. One or more of the following business criteria for New Hagerty, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of New Hagerty (except with respect to the total shareholder return and earnings per share criteria) or individual basis, may be used by the Plan Committee in establishing performance measures under the 2021 Plan: the attainment by a share of Common Stock of a specified fair market value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of New Hagerty before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, or such other goals as the Plan Committee may determine whether or not listed in the 2021 Plan. Each goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis and may include comparisons based on current internal targets, the past performance of New Hagerty (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). Performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), stockholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a performance measure or determining the achievement of a performance measure, the Plan Committee may provide that achievement of the applicable performance measures may be amended or adjusted to include or exclude components of any performance measure, including, without limitation: (i) foreign exchange gains and losses, (ii) asset write-downs, (iii) acquisitions and divestitures, (iv) change in fiscal year, (v) unbudgeted capital expenditures, (vi) special charges such as restructuring or impairment charges; (vii) debt refinancing costs; (viii) extraordinary or noncash items; (ix) unusual, infrequently occurring, nonrecurring or one-time events affecting New Hagerty or its financial statements; or (x) changes in law or accounting principles.
Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2021 Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2021 Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2021 Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.
Stock Options
A participant will not recognize taxable income at the time an option is granted and New Hagerty will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and New Hagerty will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon that disposition, and (2) the excess of the fair market value of those shares on the date of exercise over the exercise price, and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
SARs
A participant will not recognize taxable income at the time SARs are granted and New Hagerty will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by New Hagerty, and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
Stock Awards
A participant will not recognize taxable income at the time restricted stock is granted and New Hagerty will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by New Hagerty (or the applicable employer) as compensation expense, subject to the limitations under Section 162(m) of the Code. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
A participant will not recognize taxable income at the time a restricted stock unit is granted and New Hagerty will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by New Hagerty, and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
The tax consequences of another type of Stock Award will depend on the structure and form of such award. A participant who receives a Stock Award in the form of shares of Common Stock that are not subject to any restrictions under the 2021 Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such shares on that date, and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
Performance Awards
A participant will not recognize taxable income at the time performance awards are granted and New Hagerty will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by New Hagerty, and New Hagerty (or the applicable employer) will be entitled to a corresponding deduction, subject to the limitations under Section 162(m) of the Code.
New Plan Benefits
Disclosure cannot be made of the future benefits or amounts that would be received by or allocated to any participants under the 2021 Plan because the benefit or amount is not determinable until awarded.
Vote Required for Approval
The approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Equity Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Approval of the Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL 7 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
We are asking our stockholders to approve adoption of the proposed Hagerty, Inc. Employee Stock Purchase Plan (the “ESPP”).
Our Board believes that an employee stock purchase plan encourages our employees to acquire shares of Common Stock, thereby fostering broad alignment of employees’ interests with the interests of our stockholders; fosters good employee relations; and provides us with a tool to recruit, retain, and reward employees in an extremely competitive environment.
Key Features of the ESPP
As described further below, the ESPP:
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reserves 3% shares of Common Stock for issuance under the ESPP;

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permits a participant to contribute up to 50% of his or her eligible compensation each pay period through after-tax payroll deductions;

•
unless otherwise determined by the Committee (as defined below), establishes four offering periods (with concurrent purchase periods) that commence each calendar year, which will each be three months in duration, with the first such offering period beginning on the first trading day of January and ending on the last trading day of the immediately following March, the second such offering period beginning on the first trading day of April and ending on the last trading day of the immediately following June, the third such offering period beginning on the first trading day of July and ending on the last trading day of the immediately following September, and the fourth such offering period beginning on the first trading day of October and ending on the last trading day of the immediately following December;

•
permits participants to purchase shares of Common Stock at a discount, which will initially be at a 5%, discount which may be adjusted up to 15% at the discretion of the compensation committee and will be based on the lesser of: (i) the fair market value of a share on the first trading day of the relevant offering period and (ii) the fair market value of a share on the last trading day of such offering period; and

•
limits the value of shares of Common Stock that a participant may purchase in a calendar year to $25,000.

Summary of Material Provisions of the ESPP
A summary of the material terms of the ESPP is set forth below. The following description is qualified in its entirety by reference to the plan document, a copy of which is attached as Annex D and incorporated into this proxy statement by reference.
Interpretation.   The ESPP and the options granted under the ESPP are intended to satisfy the requirements for an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, we are not obligated to, and are not promising that we will, maintain the qualified status of the ESPP or any options granted thereunder. Options that do not satisfy the requirements or an “employee stock purchase plan” under Section 423 of the Code may be granted under the ESPP pursuant to the rules, procedures, or sub-plans adopted by the Committee.
Share Reserve.   Subject to adjustment upon changes in the capitalization of New Hagerty, the maximum number of shares of Common Stock that may be purchased under the ESPP will be 15,000,000 shares.
Administration.   The ESPP shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of the ESPP and Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting options, the terms and conditions of the options, and the number of shares subject to each option. The Committee also shall have the discretionary authority to do everything necessary and appropriate to administer the ESPP, including by interpreting the provisions of the ESPP (consistent with the provisions of Section 423 of the Code). The Committee may delegate its duties and authority to any of the Company’s officers or employees as it determines to be appropriate. All actions, decisions, determinations, and interpretations by the Committee or its delegate with respect to the ESPP shall be final and binding upon all participants and upon their executors, administrators, personal representatives, heirs, and legatees. No member of the Board or the Committee, and no officer or director to whom the Committee has delegated its duties and authority, shall be liable for any action, decision, determination, or interpretation made in good faith with respect to the ESPP or any option. Each Section 423 offering shall be administered so as to ensure that all participants have the same rights and privileges provided by Section 423(b)(5) of the Code.
Eligibility.   Only employees shall be eligible to be granted options, and in no event may a participant be granted an option following the participant’s termination date. Any provisions of the ESPP to the contrary notwithstanding, no Employee shall be granted an option if: (i) immediately after the grant, the Employee (or any other person whose stock would be attributed to the employee pursuant to Section 424(d) of the Code) would own capital stock of New Hagerty or hold outstanding options or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of New Hagerty or any of its subsidiaries, or (ii) the option would permit the employee to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of New Hagerty and its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. For purposes of applying the limit described in clause (ii) above to a participant in a non-Section 423 offering who is employed outside of the U.S., the exchange rate shall be determined on the last day of the applicable offering period.
As of August 24, 2021, Hagerty had approximately 1,550 employees (including the named executive officers described herein) who would be eligible to participate in the ESPP.
Participation Election.   An eligible employee shall be eligible to participate on the first trading day of each offering period occurring at least 90 days after the employee’s first date of employment with New Hagerty or a participating subsidiary by properly completing and submitting an election form by the deadline prescribed by New Hagerty. Participation in the ESPP is voluntary.
An employee who does not become a participant on the first trading day of an offering period on which the employee is eligible may thereafter become a participant on any subsequent first trading day of an offering period by properly completing and submitting an election form by the deadline prescribed by New Hagerty.
Payroll deductions for a participant shall commence on the first payroll date following the first trading day of an offering period and shall end on the last payroll date of such offering period, unless sooner terminated as provided in the ESPP.
Offering Periods.   The Committee will determine the length and duration of the periods during which payroll deductions will accumulate to purchase shares of Common Stock, which period will not exceed 27 months. Each of these periods is known as an “offering period.” While the Committee may establish the offering periods under the ESPP, until otherwise determined by the Committee, the ESPP will have four offering periods that commence each calendar year, which will each be approximately three months in duration, with the first such offering period beginning on the first trading day of January and ending on the last trading day of the immediately following March, the second such offering period beginning on the first trading day of April and ending on the last trading day of the immediately following June, the third such offering period beginning on the first trading day of July and ending on the last trading day of the immediately following September, and the fourth such offering period beginning on the first trading day of October and ending on the last trading day of the immediately following December. The Committee will determine when the first offering period under the ESPP will commence following the Business Combination.
Purchase Price.   The purchase price per share of Common Stock under our ESPP will be the lesser of: (i) 95% of the fair market value of a share on the first trading day of an offering period and (ii) 95% of the fair market value of a share on the last trading day of such offering period, unless the Committee communicates a different per share purchase price to participants prior to the beginning of the offering period that is no less than the lesser of: (i) 85% of the fair market value of a share on the first trading day of an offering period and (ii) 85% of the fair market value of a share on the last trading day of such offering period.

The fair market value of a share of Common Stock for purposes of the ESPP will generally be the closing price per share as reported on the New York Stock Exchange. On August 24, 2021, the closing price of Common Stock on the New York Stock Exchange was $9.95 per share.
Termination of Participation.   A participant may withdraw from the ESPP by properly completing and submitting a withdrawal form. A participant will automatically be withdrawn by us from an offering period under the ESPP upon a termination of employment with us or a participating affiliate.
Transferability.   Neither payroll deductions credited to a participant’s purchase account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in the ESPP).
Corporate Transactions.   If the number of outstanding shares of Common Stock is increased or decreased or the shares are changed into or exchanged for a different number or kind of our shares or other securities by reason of any stock split, reverse stock split, stock dividend, combination, or reclassification payable in capital stock, or other increase or decrease in shares of Common Stock effected without receipt of consideration by us, the number and kinds of shares for which options may be made under the ESPP will be adjusted proportionately and accordingly by the Board or Committee. In addition, the number and kind of shares for which options are outstanding will be similarly adjusted so that the proportionate interest of a participant immediately following such event will, to the extent practicable, be the same as immediately prior to such event.
Upon our dissolution or liquidation, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. Upon termination of the ESPP in this circumstance, the Board may either provide for the purchase of shares as of the date on which such Offering Period terminates or return to each participant the payroll deductions credited to the participant. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding options and return to each participant the payroll deductions credited to such participant or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.
Term.   The ESPP will become effective upon the earlier to occur of its adoption by the Board and its approval by the stockholders, and it will continue in effect until terminated pursuant to the terms of the ESPP.
Amendment or Termination.   The Board or the Committee may, at any time and for any reason, amend, modify, suspend, discontinue or terminate the ESPP without notice, provided that no participant’s existing rights with respect to existing options are adversely affected. Without stockholder approval and without regard to whether any participant’s rights may be considered to have been “adversely affected,” the Board or the Committee may: (i) change the purchase price or offering periods, (ii) limit or increase the frequency or number of changes in the amount withheld during an offering period, (iii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (iv) permit payroll withholding in an amount less or greater than the amount designated by a participant in order to adjust for delays or mistakes in New Hagerty’s processing of properly completed withholding elections, (v) establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares for each participant properly correspond with amounts withheld from the participant’s compensation, and (vi) establish other limitations or procedures that the Board or the Committee determines in its sole discretion advisable and consistent with the ESPP, except that changes to (1) the purchase price, (2) the offering period, (3) the maximum percentage of compensation that may be deducted pursuant to Section 6(a) of the ESPP, or (4) the maximum number of shares that may be purchased in an offering period shall not be effective until communicated to participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

Certain U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences generally applicable to participation in the ESPP. The summary does not contain a complete analysis of all the potential tax consequences relating to participation in the ESPP, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the ESPP. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the ESPP.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. In general, no income will be taxable to a participant for United States federal income tax purposes until the Common Stock purchased under the ESPP is sold or otherwise disposed of. Upon such sale or other disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to selling or disposing of them.
If a participant holds the shares of Common Stock purchased under the ESPP for at least two years after the grant date and for at least one year from the purchase date of the shares, when the participant sells or otherwise disposes of the shares (a “qualifying disposition”), the participant will recognize ordinary income in an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the date of such sale or disposition over the purchase price or (ii) the fair market value of the shares on the grant date multiplied by the discount percentage for share purchases under the ESPP. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, the participant will not recognize any ordinary income, and the participant will have a long-term capital loss for the difference between the sale price and the purchase price.
If a participant sells or disposes of the shares of Common Stock purchased under the ESPP within two years after the grant date or before one year has elapsed since the purchase date (a “disqualifying disposition”), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant.
New Plan Benefits
Because the number of shares of Common Stock that may be purchased under the ESPP will depend on each participant’s voluntary election to participate and on the fair market value of the shares at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance. No shares of Common Stock have been issued under the ESPP as of the date of this proxy statement, and no shares will be issued under the ESPP prior to approval of the ESPP by our stockholders.
Vote Required for Approval
The approval of the ESPP requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class, assuming that a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Employee Stock Purchase Plan Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Approval of the Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Aldel’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the NYSE Proposal, the Directors Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal or the Employee Stock Purchase Plan Proposal. In no event will the Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by Aldel’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of Aldel Common Stock represented by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Recommendation of the Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ALDEL
Unless the context otherwise requires, all references in this section to the “Company,” “Aldel,”“we,” “us,” or “our” refer to Aldel Financial Inc. and its subsidiaries prior to the consummation of the Business Combination.
Aldel Financial Inc.
Aldel Financial Inc. is a blank check company incorporated on December 23, 2020 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement as our initial business combination.
On April 12, 2021, Aldel consummated its initial public offering (the “Aldel IPO”) of 11,500,000 units (the “Units”), including 1,500,000 Units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Common Stock”), and one-half of one redeemable warrant (“Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Common Stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.
Simultaneously with the closing of the Aldel IPO, Aldel consummated private placements (the “Private Placements”) in which (i) the Sponsor purchased 515,000 private units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $5,150,000, and (ii) the Sponsor and FG SPAC Partners LP, an affiliate of certain of Aldel’s directors, purchased an aggregate of 1,300,000 warrants (“OTM Warrants” and, together with the Private Units, the “Private Placement Securities”) at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share, for an aggregate purchase price of $130,000.
The OTM Warrants are identical to the Warrants sold in the Aldel IPO, except that the OTM Warrants are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor and FG SPAC Partners LP, or their permitted transferees. The Private Units are identical to the Units sold in the Aldel IPO, except that the Private Units are subject to transfer restrictions. The Private Placement Securities may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of our initial business combination. The Sponsor and FG SPAC Partners LP were granted certain demand and piggyback registration rights in connection with the purchase of the Private Placement Securities.
As of April 12, 2021, a total of $116,150,000 of the net proceeds from the Aldel IPO and the Private Placements were deposited in a trust account established for the benefit of Aldel’s Public Stockholders.
The remaining $1,555,000 of the gross proceeds were held outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
As of June 30, 2021, Aldel had cash of $1,447,388 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 30, 2021, there was $116,156,117 held in the Trust Account.
In accordance with Aldel’s Current Charter, the amounts held in the Trust Account may only be used by Aldel upon the consummation of a business combination, except that there can be released to Aldel, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and Aldel’s liquidation. Aldel executed the Business Combination Agreement on August 17, 2021, and it must liquidate unless a business combination is consummated by October 12, 2022 (unless such date has been extended).
Aldel’s Units began to trade on the NYSE under the symbol “ADF.U” on April 9, 2021.
The mailing address of Aldel’s principal executive office is 105 S. Maple Street, Itasca, Illinois 60143, and its telephone number is (847) 791-6817.

Effecting a Business Combination
On August 17, 2021, Aldel entered into a business combination agreement (as it may be amended and/or restated from time to time, the “Business Combination Agreement”), by and among Aldel, Aldel Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of Aldel (“Merger Sub”), and The Hagerty Group, LLC, a Delaware limited liability company (“Hagerty”). The Business Combination Agreement was unanimously approved by all of Aldel’s disinterested directors on August 17, 2021. Pursuant to the Business Combination Agreement (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc.(“New Hagerty”) (the Merger and the other transactions contemplated by the Agreement are collectively referred to as the “Business Combination”). As a result of the Business Combination, New Hagerty will be the publicly traded reporting company in an “Up-C” structure.
For a description of the Business Combination Agreement see “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement.”
Redemption Rights for Public Stockholders upon Completion of Our Initial Business Combination
We will provide our Public Stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then-outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the trust account is initially anticipated to be $10.10 per public share. Our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares they may hold in connection with the completion of our initial business combination.
Limitations on Redemptions
Our amended and restated certificate of incorporation provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. In addition, our proposed initial business combination may impose a minimum cash requirement for: (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all shares of Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares in connection with such initial business combination, and all shares of Class A common stock submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of the Aldel IPO, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements.
Manner of Conducting Redemptions
We will provide our Public Stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination in connection with a stockholder meeting called to approve the initial business combination.

The requirement that we provide our Public Stockholders with the opportunity to redeem their public shares is contained in provisions of our amended and restated certificate of incorporation and will apply whether or not we maintain our registration under the Exchange Act or our listing on NYSE. Such provisions may be amended if approved by holders of 65% of our common stock entitled to vote thereon. If we amend such provisions of our amended and restated certificate of incorporation, we will provide our Public Stockholders with the opportunity to redeem their public shares in connection with a stockholder meeting.
We will complete our initial business combination only if a majority of the outstanding shares of common stock (or such greater number of shares as is required by applicable law) are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting. Our initial stockholders will count towards this quorum and FG SPAC Partners LP and our sponsor, officers and directors and the underwriters have agreed to vote any Founder Shares, private placement shares and Underwriter Shares they hold and any public shares purchased during or after the Aldel IPO (including in open market and privately-negotiated transactions) in favor of our initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. As a result, in addition to our initial stockholders’ Founder Shares and private shares and the Underwriter Shares, we would need 212,501, or approximately 2.1%, of the 10,000,000 public shares sold in the Aldel IPO to be voted in favor of an initial business combination in order to have our initial business combination approved (assuming only a quorum is present at the meeting, and the over-allotment option is not exercised). To the extent Aldel Capital LLC purchases shares of Class A common stock in open market purchases pursuant to the forward purchase agreement, the number of public shares held by other stockholders to be voted in favor of the business combination would be reduced by the number of shares purchased by Aldel Capital LLC. Any forward purchase shares issued by us to Aldel Capital LLC through a private placement to occur simultaneously with the closing of our initial business combination in accordance with the forward purchase agreement will not be entitled to vote on our initial business combination since those shares will not be issued until the closing of such transaction. These quorum and voting thresholds, and the voting agreements of our initial stockholders, may make it more likely that we will consummate our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction or whether they were a stockholder on the record date for the stockholder meeting held to approve the proposed transaction.
Limitation on Redemption Upon Completion of Our Initial Business Combination
Our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to Unredeemable Shares, without our prior consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the Aldel IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in the Aldel IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.
However, we would not be restricting our stockholders’ ability to vote all of their shares (including Unredeemable Shares) for or against our initial business combination.
Facilities
We currently utilize office space at 105 S. Maple Street, Itasca, Illinois 60143 from our sponsor and the members of our management team. We consider our current office space adequate for our current operations.

Employees
We currently have two executive officers: Robert I. Kauffman and Hassan R. Baqar. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

EXECUTIVE OFFICERS AND DIRECTORS OF ALDEL
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Aldel before the Business Combination.
Officers and Directors
Our officers and directors are as follows:
Name	Age	Position
Robert I. Kauffman	57	Chief Executive Officer and Chairman of the Board of Directors
Hassan R. Baqar	44	Chief Financial Officer
D. Kyle Cerminara	44	Director
Martin S. Friedman	52	Director
Charles E. Nearburg	70	Director
Robert I. Kauffman, has served as our Chief Executive Officer since January 2021. Mr. Kauffman has been a director since April 8, 2021. Mr. Kauffman was a co-founder, principal and member of the board of directors of Fortress Investment Group LLC from its founding in 1998 until 2012. During his tenure at the firm, Mr. Kauffman served as a member of Fortress’s management committee and was responsible for the management of Fortress’s European private equity investment operations. While at Fortress Mr. Kauffman was primarily focused on distressed debt restructurings, real estate and other asset based and financial services businesses. In the course of his career, he has been involved in a wide variety of investment activities, including private fund raising, initial public offerings, primary and secondary public share offerings in multiple jurisdictions, take private transactions, as well as billions of dollars of bank and capital market debt financings and securitizations.
Prior to co-founding Fortress, Mr. Kauffman served as a managing director at UBS, from 1997 to 1998 in its Principal Finance area. Prior to that he was a principal at BlackRock Financial Management Inc., from 1993 to 1997 playing a key role in raising and investing their first Private Equity Fund, BlackRock Asset Investors. Previously, Mr. Kauffman worked at Lehman Brothers from 1986 to 1993 primarily focused on the mortgage and securitization markets both in the US and Europe.
Since his departure from Fortress in 2012, Mr. Kauffman has brought his extensive business experience to a variety of private investments, including a non-controlling stake in University Bancorp Inc., a mortgage focused community bank based in Ann Arbor, Michigan.
Mr. Kauffman serves on the board of directors of Hagerty, and is an advisory board member of McLaren Racing Ltd., a leading UK based Formula1 racing team. Mr. Kauffman is currently the chairman of the Race Team Alliance, an association of NASCAR Cup Series teams; a co-owner of Chip Ganassi Racing, a professional American racing team active in IndyCar and NASCAR racing; and the owner of RK Motors, a leading restorer and reseller of classic cars; and Speed Digital, a SaaS business focused on the collector car market.
Mr. Kauffman is also an investor and advisory board member of Off The Chain Capital, a cryptocurrency focused hedge fund.
Mr. Kauffman earned a degree in Business Administration from Northeastern University in 1986.
Hassan R. Baqar, has served as our Chief Financial Officer since January 2021. Mr. Baqar has over 20 years of experience within financial services focused on corporate development, mergers & acquisitions, capital raising, investments and real estate transactions. Mr. Baqar has served as the founder and managing member of Sequoia Financial LLC, a financial services and advisory firm, since January 2019. Mr. Baqar has also served as Chief Financial Officer of FG Financial Group, Inc. (Nasdaq: FGF) (formerly known as 1347 Property Insurance Holdings, Inc.), which operates as a diversified reinsurance, investment management and real estate holding company, since August 2021, as Chief Financial Officer of Insurance Income Strategies Ltd., a Bermuda based reinsurance company since October 2017, as a director of GreenFirst

Forest Products Inc. (TSXV: GFP) (formerly Itasca Capital Ltd.), a public company focused on investments in the forest products industry since August 2019 and as Chief Financial Officer of GreenFirst Forest Products Inc. from June 2016 to December 2020, as a director of Fundamental Global Reinsurance Ltd., a Cayman Islands reinsurance company since June 2020, and as a director and Chief Financial Officer of Unbounded Media Corporation since June 2019.
From July 2020 to July 2021, Mr. Baqar served as Chief Financial Officer of FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition company, which merged with OppFi Inc. (NYSE: OPFI), a leading financial technology platform that powers banks to help everyday consumers gain access to credit . Previously, he served as Vice President of Kingsway Financial Services Inc. (NYSE: KFS) (“Kingsway”) from January 2014 to January 2019 and as a Vice President of Kingsway’s subsidiary Kingsway America Inc. from January 2010 to January 2019. Mr. Baqar also served as Chief Financial Officer and director of 1347 Capital Corp., a special purpose acquisition company, from April 2014 to July 2016 when the company completed its initial business combination to form Limbach Holdings, Inc. (NYSE: LMB). Mr. Baqar served as a member of the board of directors of FG Financial Group, Inc. (Nasdaq: FGF) from October 2012 to May 2015. By virtue of a management services agreement between 1347 Advisors LLC, a wholly owned subsidiary of Kingsway, and United Insurance Management, L.C., he also served as the Chief Financial Officer of United Insurance Holdings Corp. (NYSE: UIHC), a publicly held property and casualty insurance holding company, from August 2011 to April 2012.
His previous experience also includes director of finance at Itasca Financial, LLC from 2008 to 2009 and positions held at Lumbermens Mutual Casualty Company (a Kemper Insurance company), a diversified mutual property-casualty insurance provider, from June 2000 to April 2008, where he most recently served as a senior analyst. Mr. Baqar earned a Master’s Degree in Business Administration from Northeastern Illinois University in 2009 and a Bachelor’s Degree in Accounting and Business Administration from Monmouth College in 2000. He also holds a Certified Public Accountant designation.
D. Kyle Cerminara, has been a director since April 8, 2021. Mr. Cerminara has over 20 years’ experience as an institutional investor, asset manager, director, chief executive, founder and operator of multiple financial services and technology businesses. Mr. Cerminara co-founded Fundamental Global in 2012 and serves as its chief executive officer.
Mr. Cerminara is a member of the board of directors of a number of companies focused in the reinsurance, investment management, technology and communication sectors, including FG Financial Group, Inc. (Nasdaq: FGF) (formerly known as 1347 Property Insurance Holdings, Inc.), which operates as a diversified reinsurance and investment management company, since December 2016, GreenFirst Forest Products Inc. (TSXV: GFP) (formerly Itasca Capital Ltd.), a public company focused on investments in the forest products industry, since June 2016, BK Technologies Corporation (NYSE American: BKTI), a provider of two-way radio communications equipment, since July 2015, Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the entertainment and retail markets, since February 2015, and Firefly Systems Inc., a venture- backed digital advertising company, since August 2020.
He was appointed chairman of FG Financial Group, Inc. in May 2018 and served as its principal executive officer from March 2020 to June 2020. From July 2020 to July 2021, Mr. Cerminara served as director and President of FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition company, which merged with OppFi Inc. (NYSE: OPFI), a leading financial technology platform that powers banks to help everyday consumers gain access to credit. He was also appointed chairman of GreenFirst Forest Products Inc. from June 2018 to June 2021. Mr. Cerminara has served as the chairman of Ballantyne Strong, Inc. since May 2015. He also previously served as its chief executive officer from November 2015 through April 2020. Mr. Cerminara was also the chairman of BK Technologies Corporation from March 2017 until April 2020. He also served on the board of directors of Limbach Holdings, Inc. (NYSE: LMB), a company which provides building infrastructure services, from March 2019 to March 2020; Iteris, Inc. (NYSE: ITI), a publicly-traded, applied informatics company, from August 2016 to November 2017; and Magnetek, Inc., a publicly-traded manufacturer, in 2015. He previously served on the board of directors of blueharbor bank, a community bank, from October 2013 to January 2020, and he previously served as a Trustee and President of StrongVest ETF Trust, which was an open-end management investment company, from July 2016 to March 2021. Previously, Mr. Cerminara served as the co-chief investment officer of CWA Asset Management Group, LLC, a position he held from January 2013 to December 2020.
Prior to these roles, Mr. Cerminara was a portfolio manager at Sigma Capital Management, an independent financial adviser, from 2011 to 2012, a director and sector head of the Financials Industry at Highside Capital Management from 2009 to 2011, and a portfolio manager and director at CR Intrinsic Investors from 2007 to 2009. Before joining CR Intrinsic Investors, Mr. Cerminara was a vice president, associate portfolio manager and analyst at T. Rowe Price (NYSE: TROW) from 2001 to 2007, where he was named amongst Institutional Investor’s Best of the Buy Side Analysts in November 2006, and an analyst at Legg Mason from 2000 to 2001. Mr. Cerminara received an MBA degree from the Darden Graduate School of Business at the University of Virginia and a B.S. in Finance and Accounting from the Smith School of Business at the University of Maryland, where he was a member of Omicron Delta Kappa, an NCAA Academic All American and Co-Captain of the men’s varsity tennis team. He also completed a China Executive Residency at the Cheung Kong Graduate School of Business in Beijing, China. Mr. Cerminara holds the Chartered Financial Analyst (CFA) designation.
Martin S. Friedman, has been a director since April 8, 2021. Mr. Friedman has over 30 years of commercial banking and investment banking experience, in which he applied and developed skills in financial analysis with an expertise in financial institutions, corporate finance, Securities and Exchange Commission banking compliance and management. Mr. Friedman is the Founder, a Managing Member and the Chief Executive Officer of FJ Capital Management LLC. Mr. Friedman founded FJ Capital Management LLC in 2007 and is the portfolio manager for the firm’s flagship Financial Opportunity Fund, an event-driven strategy focused on the U.S. community and regional bank sector. Mr. Friedman established the Financial Opportunity Fund and has successfully navigated the fund, creating substantial alpha since inception. Mr. Friedman created the Financial Opportunity Long/Short Fund in the spring of 2015, a fund focused on the broader financial services sector and lower market volatility and beta. Mr. Friedman also created the FJ Hybrid funds in 2017 which invests in both public micro-cap banks and private banks and has a longer investment time horizon. Previously, Mr. Friedman was Director of Research for Friedman, Billings, Ramsey Group, a research and securities trading firm, from 1998 to 2007. Prior to that, he was a securities analyst, focusing on the financial services industry with Friedman, Billings, Ramsey Group from 1992 to 1998.
Mr. Friedman currently serves on the board of directors for Dogwood State Bank based in Raleigh, North Carolina since May 2019. He served on the board of directors of Silvergate Bank in San Diego, CA from February 2019 to January 2020, and served on the board of directors of Denver, CO-based TIG Bancorp from December 2017 until October 2019. In 2013, as part of the recapitalization of Anchor Bank, Madison, Wisconsin; Mr. Friedman was elected to the board of directors where he served on the Board of the bank holding company and compensation committee until 2015. Mr. Friedman served on the board of directors of Guaranty Savings Bank in Metairie, Louisiana from 2008 to 2009, and Access National Bank, in Reston, VA from 2009 to 2019.
Mr. Friedman graduated from the University of Maryland with a Bachelor of Science in Finance.
Charles E. Nearburg, has been a director since April 8, 2021. Founding Nearburg Producing Company in 1979, Charles grew it into one of the Top 100 Independent Producers in the U.S., and always operating in an environmentally conscious way, received two Environmental Awards from the Bureau of Land Management. In 2016-2017 Nearburg sold the majority of its producing assets to two firms backed by Warburg Pincus and Carnelian Capital. Mr. Nearburg also owns STOL Aviation which is developing a world class “back country” short take-off and landing airplane, and Nearburg Racing which prepares vintage Formula 1 cars for competition. He is also a minority owner and advisory board member of McLaren Racing LTD, a top Formula 1 and Indy Car Team.
In honor of his son, Rett, who lost an 11-year battle with Ewing’s at age 21, Mr. Nearburg devotes substantial time and resources in support of Ewing’s Sarcoma cancer research and was instrumental in founding the Rett Nearburg International Ewing’s Sarcoma Research Symposia, of which six have now been held (www.rett.org).
A lifelong car racer, his career includes driving a 333SP Ferrari at Le Mans, finishing 4th and 10th overall at the Sebring 12-Hours, and driving the late Walter Payton’s Indy Car in the 1997 CART/FedEx

Championship. In September 2010 at the Bonneville Salt Flats driving the “Spirit of Rett” streamliner, Mr. Nearburg set a 414 MPH FIA record with a top speed of 422 MPH. This made the “Spirit of Rett” the fastest single engine normally aspirated car in history, as well as the 3rd fastest internal combustion engine car in history. Mr. Nearburg is one of only six people in history to have set a piston engine car record at over 400 MPH. The “Spirit of Rett” was built in the Nearburg Racing shop.
A graduate of Dartmouth College, Mr. Nearburg received AB, BE, and ME degrees at Dartmouth’s Thayer School of Engineering, where he has been on the Board of Advisors for 30 years. He is also a Trustee of University of Texas Southwestern Medical Foundation; the Petersen Automotive Museum in Los Angeles; the Art Center College of Design in Pasadena; and a Life Trustee of the St. Mark’s School of Texas in Dallas. He is a past Trustee of the Maryland Institute College of Art in Baltimore; The Hockaday School in Dallas; and the Hood Museum of Art at Dartmouth College.
Number and Terms of Office of Officers and Directors
Our board of directors consists of four members and is divided into two classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Martin S. Friedman and D. Kyle Cerminara, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Robert I. Kauffman and Charles E. Nearburg, will expire at the second annual meeting of stockholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated certificate of incorporation.
Director Independence
The rules of the NYSE require that a majority of our board of directors be independent within one year of our initial public offering. Our board of directors has determined that, and are “independent directors” as defined in the NYSE rules and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we pay our sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. In addition, our sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of the Business Combination, we anticipate that Robert Kauffman, Aldel's Chief Executive Officer, will become a director of New Hagerty. Please see the section titled “Management of New Hagerty after The Business Combination.” Other than with respect to Mr. Kauffman, we do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee of a listed company be comprised solely of independent directors.
Audit Committee
Martin S. Friedman, Charles E. Nearburg, and D. Kyle Cerminara serve as members of our audit committee, and Martin S. Friedman chairs the audit committee. All of the members of our audit committee are independent.
Each member of the audit committee is financially literate and our board of directors has determined that qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality- control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Martin S. Friedman, Charles E. Nearburg and D. Kyle Cerminara serve as members of our compensation committee. D. Kyle Cerminara chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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establish and review the objectives of our management compensation programs and its basic compensation policies;

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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reviewing and discussing with management the Compensation Discussion and Analysis disclosure required by SEC regulations and determining whether to recommend to the board that such disclosure be included in our Annual Report on Form 10-K and any proxy statement for the election of directors;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to our sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance are Martin S. Friedman, Charles E. Nearburg and D. Kyle Cerminara. Charles E. Nearburg serves as chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:
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identifying and screening individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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overseeing our policies and procedures with respect to the consideration of director candidates recommended by stockholders, including the submission of any proxy access nominees by stockholders;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Senior Advisors to the Board of Directors
We appointed Mark H. Love and Larry G. Swets, Jr. as senior advisors, effective upon the closing of the Aldel IPO. Mr. Love and Mr. Swets assist our management team with sourcing and evaluating business opportunities and devising plans and strategies to optimize any business that we acquire. We have not currently entered into any formal arrangements or agreements with Mr. Love and Mr. Swets to provide services to us and they will have no fiduciary obligations to present business opportunities to us. Mr. Love and Mr. Swets will not be paid any finder’s fees, reimbursement, or consulting fee prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction).
Mr. Swets has served as our Senior Advisor since March 2021. Mr. Swets has over 25 years of experience within financial services encompassing both non-executive and executive roles. Mr. Swets founded Itasca Financial LLC, an advisory and investment firm, in 2005 and has served as its managing member since inception. Mr. Swets also founded and is the President of Itasca Golf Managers, Inc., a management services and advisory firm focused on the real estate and hospitality industries, in August 2018. Mr. Swets has served as the Chief Executive Officer of FG Financial Group, Inc. (Nasdaq: FGF) (formerly 1347 Property Insurance Holdings, Inc.), which operates as a diversified reinsurance, investment management and real estate holding company, since November 2020, after having served as Interim CEO beginning in June 2020. Mr. Swets is a member of the board of directors of FG Financial Group, Inc. (Nasdaq: FGF) since November 2013; GreenFirst Forest Products Inc. (TSXV: GFP), a public company focused on investments in the forest products industry since June 2016; Limbach Holdings, Inc. (Nasdaq: LMB), a company which provides building infrastructure services since July 2016; Harbor Custom Development, Inc. (Nasdaq: HCDI) since February 2020; Insurance Income Strategies Ltd. since October 2017; Alexian Brothers Foundation since March 2018; and Unbounded Media Corporation since June 2019.
Previously, Mr. Swets served as a Director and Chief Executive Officer of FG New America Acquisition Corp. (NYSE: FGNA), a special purpose acquisition company which merged with OppFi Inc. (NYSE: OPFI), a leading financial technology platform that powers banks to help everyday consumers gain access to credit, from July 2020 to July 2021. Mr. Swets served as Chief Executive Officer of GreenFirst Forest Products Inc. (TSXV: GFP) (formerly Itasca Capital Ltd.) from June 2016 to June 2021. Mr. Swets served as the Chief Executive Officer of Kingsway Financial Services Inc. (NYSE: KFS) from July 2010 to September 2018, including as its President from July 2010 to March 2017. He also previously served as a member of the board of directors of Kingsway Financial Services Inc. (NYSE: KFS) from September 2013 to December 2018; Atlas Financial Holdings, Inc. (Nasdaq: AFH) from December 2010 to January 2018; FMG Acquisition Corp. (Nasdaq: FMGQ) from May 2007 to September 2008; United Insurance Holdings Corp. from 2008 to March 2012; and Risk Enterprise Management Ltd. from November 2007 to May 2012.
Prior to founding Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of director of investments and fixed income portfolio manager for Lumbermens Mutual Casualty Company, formerly known as Kemper Insurance Companies. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets earned a Master’s Degree in Finance from DePaul University in 1999 and a Bachelor’s Degree from Valparaiso University in 1997. He is a member of the Young Presidents’ Organization and holds the Chartered Financial Analyst (CFA) designation.
Mr. Love is an entrepreneur, consultant and venture capitalist focusing on technology. Early-stage technology investments made by Mr. Love include: Limelight Networks and The Facebook. Additional notable investments made by Mr. Love include: Spotify, Lyft, Instacart, LinkedIn, Zynga, Parallels, Proofpoint, Alibaba.com, Acorns, LifeLock, Survey Monkey, Flipkart, Telogis, Soasta, Pinterest, NJOY, Dollar Shave Club, Ripple, and Tenstorrent. Mr. Love is currently a Partner at Goldmark Venture Partners, a growth-stage venture capital fund manager founded in 2007. In addition, Mr. Love has been a consultant to wealth advisors of family offices, since 2017.
Previously, Mr. Love served as a principal of LKL Investment Counsel LLC (“LKL”), a wealth advisor to family offices with a focus on technology investments, from 2005 to 2017. In 2018, Mr. Love and LKL were found by the SEC to have violated the Investment Advisors Act of 1940 due to misrepresentations made in Forms ADV and failing to produce certain documents to the SEC related to certain financial industry activities or affiliations in client transactions. Pursuant to a settlement agreement entered into with the SEC, under which Mr. Love and LKL neither admitted nor denied the allegations, Mr. Love and LKL agreed to have cease and desist orders entered against them. They also agreed to a censure and certain monetary civil penalties. Prior to his tenure at LKL, Mr. Love served as a Senior Vice President at RBC Daine Rauscher Inc., from 2001 to 2005, and at Sutro & Co. Incorporated, from 1996 to 2001. At both firms he was a wealth advisor to family offices and a technology investing specialist, as Senior Vice President at Merrill Lynch from 1994 to 1996, where the Chief Executive Officer of Merrill Lynch brought Mr. Love on to establish African American banking relationships including the NBA (National Basketball Association), and as a Senior Vice President at PaineWebber Incorporated, from 1987 to 1994.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We have filed a copy of our form of the Code of Business Conduct and Ethics and our audit committee and compensation committee charters as exhibits to the registration statement filed in connection with the Aldel IPO. You are able to review this document by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees will be provided without charge upon request from us. See the section of this proxy statement titled “Where You Can Find More Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this proxy statement or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Conflicts of Interest
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
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the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

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it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Our Charter provides that to the extent allowed by law, the doctrine of corporate opportunity, shall not apply with respect to Aldel or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations they may have, except in the circumstances that any officer or director learns of, or was offered a, corporate opportunity solely in their capacity as a director or officer of Aldel. This provision in our Charter had no impact on Aldel’s search for an acquisition target.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aldel and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:
Individual	Entity	Entity’s Business	Affiliation
Robert I. Kauffman	Hagerty	Insurance	Director
Hassan Baqar	GreenFirst Forest Products Inc.	Strategic Investments	Director
	Insurance Income Strategies Ltd.	Reinsurance	Chief Financial Officer
	Fundamental Global Reinsurance Ltd.	Reinsurance	Director
	Unbounded Media Corporation	Media Distribution	Director & Chief Financial Officer
	FG Financial Group, Inc.	Insurance, Asset Management and Real Estate	Chief Financial Officer
D. Kyle Cerminara	FG Partners GP, LLC	Fund GP	Manager
	FGI 1347 GP, LLC	Fund GP	Manager
	FGI Funds Management, LLC	Management Company	Manager
	FGI Holdings GP, LLC	Fund GP	Manager
	FGI International USVI, LLC	Management Company	Manager

Individual	Entity	Entity’s Business	Affiliation
	FGI Metrolina GP, LLC	Fund GP	Manager
	Fundamental Activist Fund I GP, LLC	Fund GP	Manager
	Fundamental Global Investors, LLC	Management Company	Member & Manager
	Fundamental Global Partners GP, LLC	Fund GP	Member & Manager
	Fundamental Global Management, LLC	Managed Services	Manager
	Fundamental Global Partners Offshore Fund, Ltd.	Offshore Feeder	Director
	FGI Global Asset Allocation Fund, Ltd.	Offshore Fund	Director
	Ballantyne Strong, Inc.	Entertainment, Digital Signage and Advertising	Chairman
	Firefly Systems	Entertainment, Digital Signage and Advertising	Director
	BK Technologies Corporation	Radio Communications	Director
	FG Financial Group, Inc	Insurance, Asset Management and Real Estate	Chairman
	GreenFirst Forest Products Inc.	Strategic Investments	Chairman
	Fundamental Global Asset Management, LLC	Joint Venture Sponsoring Investment Advisors	Manager
	Fundamental Global GP, LLC	General Partner	Chief Executive Officer
	Fundamental Global, LLC	Holding Company	Chief Executive Officer
Martin S. Friedman	Dogwood Bank	Banking	Director
	FJ Capital Management	Investment Advisor	Chief Executive Officer and Portfolio Manager
Charles E. Nearburg	N/A	N/A	N/A
Mark H. Love	Goldmark Venture Partners	Venture Capital	Partner and Investor
Larry G. Swets, Jr.	FG Financial Group, Inc.	Reinsurance, Investment Management	Director and Chief Executive Officer
	Harbor Custom Development, Inc.	Real Estate Developer	Director
	Insurance Income Strategies Ltd.	Reinsurance	Chairman
	GreenFirst Forest Products, Inc.	Forest Products	Director
	Itasca Golf Managers, Inc.	Real Estate and Hospitality	President
	Limbach Holdings, Inc.	Building Infrastructure Services	Director
	Unbounded Media Corporation	Media Distribution	Chairman
You should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

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Our initial stockholders purchased Founder Shares prior to the Aldel IPO and purchased Private Placement Securities in a transaction that closed simultaneously with the Aldel IPO. Our initial stockholders have entered into agreements with us, pursuant which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they hold in connection with the completion of our initial business combination. The other members of our management team have entered into agreements similar to the one entered into by our initial stockholders with respect to any public shares acquired by them in or after the Aldel IPO. Additionally, our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination within the prescribed time frame or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation. If we do not complete our initial business combination within the prescribed time frame, the private placement securities will expire worthless. Furthermore, our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this proxy statement as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up. Subject to certain limited exceptions, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and directors will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

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Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

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Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

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Unless Aldel consummates an initial business combination, Aldel’s officers, directors and Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account from the Aldel IPO and Private Placement. As of June 30, 2021, no out-of-pocket expenses are owed to Aldel’s officers, directors and Sponsor;

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Our initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination; except to certain permitted transferees and under certain circumstances. Any permitted transferees will be subject to the same restrictions and other agreements of our initial stockholders with respect to any Founder Shares. We refer to such transfer restrictions throughout this prospectus as the IPO lock-up. Notwithstanding the foregoing, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up;
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the fact that the Sponsor, as well as the officers, directors and advisors of Aldel have agreed to waive their redemption rights with respect to any shares of Aldel’s capital stock they may hold in connection with the consummation of the Business Combination and such shares will be worthless if no business combination is effected by Aldel by October 12, 2022;

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the fact that the Sponsor paid an aggregate of $25,000 for its Founder Shares and such securities will have a significantly higher value at the time of the Business Combination;

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in connection with the closing of the Business Combination, the Sponsor and FG SPAC Partners, LP (“FGSP”) will enter into a lock-up agreement (the “Sponsor Warrant Lock-up Agreement”) with Aldel, pursuant to which the Sponsor and FGSP will agree to certain new vesting arrangements with respect to (i) the warrants to purchase Aldel common stock underlying units of Aldel that were purchased by the Sponsor or FGSP, as applicable, pursuant to that certain Private Placement Units Purchase Agreement dated as of April 8, 2021, between Aldel and the Sponsor (the “Private Placement Units Purchase Agreement”) and (ii) the warrants to purchase Aldel common stock that were purchased by FGSP (“OTM Warrants”) pursuant to that certain OTM Warrants Purchase Agreement dated as of April 8, 2021, between Aldel, FGSP and the other parties thereto (the “OTM Warrants Purchase Agreement”). See “Summary of the Proxy Statement — The Proposals — Proposal 1 — The Business Combination Proposal — Related Agreements — Sponsor Warrant Lock-up Agreement;”

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certain of Aldel’s executive officers and directors and/or entities affiliated with them participated in the PIPE Investment; and

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the anticipated continuation of Robert Kauffman, Aldel’s Chief Executive Officer, as a director of New Hagerty.

We are not prohibited from pursuing an initial business combination with a business combination target that is affiliated with our sponsor, officers or directors or completing the business combination through a joint venture or other form of shared ownership with our sponsor, officers or directors. In the event we seek to complete our initial business combination with an business combination target that is affiliated with our sponsor, executive officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking which is a member of FINRA or a valuation or appraisal firm, that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Furthermore, in no event will our sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. Further, commencing on the date our securities are first listed on NYSE, we pay our sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team.
We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.
Our initial stockholders have agreed to vote their Founder Shares, and they and the other members of our management team have agreed to vote any Founder Shares they hold and any shares purchased during or after the offering in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may have acquired in the Aldel IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ALDEL
References in this proxy statement to “we,” “us” or the “Company” refer to Aldel Financial Inc. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Aldel Investors LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement.
Overview
Aldel is a blank check company incorporated in Delaware on December 23, 2020. The Company was formed for the purpose of merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not yet commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“Aldel IPO”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income from the proceeds derived from the Aldel IPO. The Company has selected December 31 as its fiscal year end.
Recent Developments
The registration statement for the Aldel IPO was declared effective on April 8, 2021. On April 12, 2021, the Company consummated the Aldel IPO of 11,500,000 units (the “Units”), including 1,500,000 Units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Public Share”) and one-half of one redeemable warrant (“Public Warrant”), each whole Public Warrant entitling the holder thereof to purchase one share of common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000. The Public Warrants will become exercisable on the later of 30 days after the completion of Business Combination and 12 months from the closing of the Aldel IPO, and will expire five years after the completion of Business Combination or earlier upon Company’s liquidation.
Simultaneously with the closing of the Aldel IPO, the Company consummated private placements (the “Private Placements”) in which (i) Aldel Investors LLC (the “Sponsor”) purchased 515,000 private units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $5,150,000, and (ii) the Sponsor and FG SPAC Partners LP (“FGSP”) purchased an aggregate of 1,300,000 warrants (“OTM Warrants” and, together with the Private Units, the “Private Placement Securities”) at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share, for an aggregate purchase price of $130,000.
Each Private Unit consists of one Common Stock and one-half of one non-redeemable warrant (“Private Unit Warrant”). Each whole Private Unit Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $11.50 per share. The Private Unit Warrants have terms similar to the Public Warrants, except that the Private Unit Warrants will be non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the initial shareholders or their permitted transferees. Additionally, Private Unit Warrants and the shares issuable upon the exercise of the Private Unit Warrants will not be transferable, assignable or salable until after the completion of a Business Combination.
The OTM Warrants will entitle the holder to purchase one share of Common Stock at an exercise price of $15.00 per each share, will be exercisable for a period of 10 years from the date of Business Combination, will be non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the initial shareholders or their permitted transferees. Additionally, OTM Warrants and the shares issuable upon the exercise of the OTM Warrants will not be transferable, assignable or salable until after the completion of a Business Combination.
The Company’s Units are listed on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Aldel IPO and sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940 as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Following the closing of the Aldel IPO on April 12, 2021, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of Units in the Aldel IPO and the sale of Private Placement Securities were placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon completion of the Business Combination. At the Special Meeting, shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon or immediately prior to such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
The Company’s amended and restated certificate of incorporation provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The holders of Public Shares will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. A portion of the Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standard Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” in order for the Company to maintain net tangible assets of at least $5,000,001.
If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor, FGSP, officers, directors and advisors (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined below) as well as any common shares underlying the Private Units, and any Public Shares purchased during or after the Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares as well as any common shares underlying the Private Units) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, the Private Units and OTM Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Offering if the Company fails to complete its Business Combination.
The Company will have until 18 months from the closing of the Alde IPO to consummate a Business Combination (as such period may be extended pursuant to the amended and restated certificate of incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. There will be no redemption rights or liquidation distribution with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination period.
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2021 were organizational activities, including those necessary to prepare for the Aldel IPO and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination. Additionally, we recognize non-cash gains and losses within other income (expense) related to change in the recurring fair value measurement of our warrant liabilities at each reporting period.
For the three months ended June 30, 2021, the Company reported a net loss of $1,604,362, which consists of (i) $1,331,869 related to change in fair value of warrant liabilities primarily related to the Public Warrants and (ii) $ 278,610 general and administrative expenses, offset by $6,117 investment income earned in Trust Account.

For the six months ended June 30, 2021, we incurred a net loss of $1,605,502, which consists of (i) $1,331,869 related to change in fair value of warrant liabilities primarily related to the Public Warrants and (ii) $ 279,750 general and administrative expenses, offset by $6,117 investment income earned in Trust Account.
Liquidity and Capital Resources
On April 12, 2021, we consummated the Aldel IPO of 11,500,000 Units, including 1,500,000 Units that were issued pursuant to the underwriters’ full exercise of their over-allotment option, generating gross proceeds of $115,000,000.
Simultaneously with the closing of the Alde IPO, on April 12, 2021, we completed the private sale of i) 515,000 Private Units generating total proceeds of $5,150,000, and ii) private sale of 1,300,000 OTM Warrants generating total proceeds of $130,000. From the proceeds of the Aldel IPO and private placement of OTM Warrants and Private Units, the Company retained approximately $1,400,000 for working capital needs after transfer of proceeds to the Trust Account and payment of expenses related to the Aldel IPO and directors and officers insurance. As of June 30, 2021, the Company held a cash balance of $1,447,388 outside of the Trust Account.
For the three months ended June 30, 2021, cash used in operating activities was $1,029,119, consisting primarily of net loss of $1,604,362, reduced by change in fair value of warrant liabilities of $1,331,869, and change in operating assets and liabilities which include increase in prepaid expenses by $988,186, increase in accounts payable by $108,967 and decrease in deferred offering cost by $122,593.
For the six months ended June 30, 2021, cash used in operating activities was $1,152,852, consisting primarily of net loss of $1,605,502, reduced by change in fair value of warrant liabilities of $1,331,869, and change in operating assets and liabilities which include increase in prepaid expenses by $988,186 and increase in accounts payable by $108,967.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). As of June 30, 2021, there were no Working Capital Loans under this arrangement.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.
Off-Balance Sheet Arrangement
We have no obligations, assets, or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021.
Contractual Obligations
Registration Rights
Pursuant to a registration rights agreement entered into on April 8, 2021, the holders of the Founder Shares (as defined below), the Private Units and OTM Warrants (and their underlying securities) are entitled to registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.

Underwriting Agreement
The Company granted underwriters of the Aldel IPO for a period beginning on the closing of the Aldel IPO and ending on the later of 24 months after the closing of the Aldel IPO and 12 months after the consummation of our Business Combination, a right of first refusal to act as (i) exclusive financial advisor in connection with all of the Company’s proposed business combinations for a fee of up to 3.5% of the proceeds of the Aldel IPO (subject to the Company’s right to allocate up to 50% of such fee to another financial institution), and (ii) sole investment banker, sole book-runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for the Company or any successor to it or any of its subsidiaries, on terms agreed to by both the Company and underwriters in good faith.
Related Party Transactions
Founder Shares
On January 11, 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) to the Sponsor and FGSP for an aggregate purchase price of $25,000 in cash. Sponsor was issued 4,675,000 and FGSP, an affiliate of certain of the Company’s directors, was issued 1,075,000 shares of common stock. On January 15, 2021, the Sponsor transferred an aggregate of 175,000 Founder Shares to members of the Company’s management and board of directors as well as senior advisors, resulting in the Sponsor holding 4,500,000 Founder Shares. On March 25, 2021, the Sponsor and FGSP forfeited to the Company for no consideration, 2,300,000 and 575,000 Founder Shares, respectively, resulting in a decrease in the aggregate number of Founder Shares outstanding from 5,750,000 Founder Shares to 2,875,000, and resulting in Sponsor and FGSP holding 2,200,000 and 500,000 Founder Shares, respectively.
The Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) twelve months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, 12 months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Public Shares for cash, securities or other property.
Administrative Services Agreement
We entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 8, 2021 whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We had identified the following as its critical accounting policies:
Basis of presentation
The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Marketable Securities Held in Trust Account
At June 30, 2021, substantially all of the assets held in the Trust Account were invested in short term US Treasury obligations, which is carried at amortized cost and approximate fair value. During the three months ended June 30, 2021, the Company did not withdraw any interest income from the Trust Account to pay for its franchise and income taxes.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, common stock subject to possible redemption is presented as temporary equity at redemption value, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liabilities
The Company accounts for the 5,750,000 Public Warrants, 257,500 Private Unit Warrants, 1,300,000 OTM Warrants and 28,750 Underwriter Warrants (described below) issued in connection with the Aldel IPO and the Private Placements in accordance with the guidance contained in ASC 815-40 “Contracts in Entity’s Own Equity.” Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a non-cash liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company utilizes a Monte-Carlo simulation model to value the warrants at each reporting period. The Company recorded $ 7,249,494 of warrant liabilities as of June 30, 2021.
Deferred offering costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Aldel IPO and that are charged to shareholders equity upon the completion of the Aldel IPO. Offering costs amounting to $1,548,743 (including $1,000,000 of underwriting fees) were charged to shareholders’ equity upon the completion of the Aldel IPO. In addition, underwriters also received 57,500 Units (“Underwriter Units”), with such Units restricted from sale until the closing of the Business Combination and with no redemption rights from the Trust Account. Each Underwriter Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share and one-half of one redeemable warrant (“Underwriter Warrant”), each whole Underwriter Warrant entitling the holder thereof to purchase one share of common stock for $11.50 per share.
Income taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There was no provision for income taxes for the three months ended June 30, 2021.
Net loss per share
Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. In the periods when net losses are incurred, no impact of dilutive securities is included in the calculation of diluted weighted average number of common shares outstanding. The weighted average shares outstanding are adjusted for the common shares subject to possible redemption.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, other than the warrant liabilities described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement and Disclosures,”

approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company reported warrants issued at the consummation of the Aldel IPO as financial instruments recorded as liabilities at their respective fair values.
Recently issued accounting standard
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

INFORMATION ABOUT HAGERTY
Through this section, unless otherwise notes “we”, “us”, “our” and the “Company” refer to Hagerty and its consolidated subsidiaries.
Overview
At Hagerty, everything begins and ends with the love of the automobile — an innate passion that fuels our unique membership model and cultivates deep, personal connections with our more than 1.8 million members.
We love cars and we are not alone. According to estimates from social media accounts, there are more than 500 million people around the globe who express an interest in cars and approximately 69 million in the U.S. alone who declare themselves automotive enthusiasts. Within that, there are over 43 million insurable collector vehicles in the U.S.
Over the past three decades, Hagerty has become a global market leader in providing insurance for classic and enthusiast vehicles with over two million vehicles protected, alliances with nine of the 10 largest U.S. auto insurance companies (as ranked by S&P Global Market Intelligence based upon 2020 direct premiums written), and an exceptional 84 NPS, which is approximately twice the insurance industry average.
We take great pride in protecting our members’ treasured vehicles. But at Hagerty, that is only the beginning. Our approach to the car insurance market and our strategy for growth is centered on our unwavering pursuit to build the world’s most loved automotive enthusiast brand and deliver on our purpose to save driving and car culture for future generations.
To this end, we have built an automotive enthusiast platform that engages, entertains, and connects with our members at every stage of their journey — digitally, on the track, in the garage, at an event or on the road. The components of our automotive enthusiast platform include:
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Innovative Hagerty Drivers Club membership program (“HDC”)

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Ownership of immersive automotive events

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A thriving and rapidly growing automotive media content platform

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Innovative valuation tools

For our members, the combination of these four components, as well as others, results in, what we believe to be, an incredible membership experience. For our business, it results in multiple points of monetization, an attractive recurring revenue business model, and what we believe are exceptional results demonstrated by:
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Greater than 25% annual revenue growth rates over the last three fiscal years

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Strong customer retention at 90%

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Average loss ratio significantly better than the U.S. personal lines auto insurance industry

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Millions following Hagerty’s automotive insights and social media programs

As we look ahead and continue to grow, we believe our digitally driven thinking will continue to enhance member engagement and reduce transaction friction. That is why we are investing in state-of-the-art digital interfaces to support our growing membership base. We are also acquiring targeted car events and adding services that will be available for member use within the Hagerty Drivers Club membership program, described in “Management’s Discussion and Analysis — Our Membership Approach.”
We are committed to using our business as a force for both growth and good and are focused on making a positive impact on the issues that matter to our teams, our automotive community and the communities in which we live and work.
We didn’t create the passion for cars. We simply tap into that spirit to cultivate deep, intimate relationships with auto enthusiasts around the globe and create Hagerty fans for life.

Industry and market opportunity
The collector vehicle market is massive and growing. Based upon Hagerty’s data, the 43 million collector vehicles estimated to be in the U.S. include approximately 10.8 million pre-1981 and 32.2 million post-1980 collectibles. We estimate that translates into $12-$15 billion of annual insurance premium based on an average policy size of $300 per vehicle per year. While Hagerty is one of the leading providers of collector insurance, we estimate our penetration in this market is less than 4%.
Growth in the collector vehicle market is being enhanced by several factors, including:
(a)
Cars manufactured in the early 2000s are becoming modern collectibles.

(b)
There is an increasing focus on collectible cars as an asset class for investment.

(c)
Demographic factors such as Baby Boomer retirements and millennial household formations are driving up demand for collector vehicles.

(d)
Expansion of automotive subcultures results in expansion of the larger automotive enthusiast community.

(e)
The supply of cars is continuing to expand as premium luxury cars are being built in greater numbers than ever before.

We believe Hagerty is well positioned to capture a larger share of this growing market. In order to fully capitalize on this opportunity, we apply a granular and data driven customer and vehicle segmentation approach that combines an understanding of vehicle ownership data, demographic data and data about vehicle usage. Based upon this approach, we are able to summarize key vehicle markets, explore additional opportunities within these markets, overlay demographic and usage data to enrich our approach and leverage the information to better serve the auto enthusiast community.
Competitive Strengths
We have developed an affinity driven insurance model.
Hagerty enjoys a recurring revenue model based on the affinity of the automotive enthusiast. Through its membership-based business model, Hagerty achieves higher affinity than traditional insurance business relationships. Typical insurance businesses engage with their customers only at the point of purchase and renewal, averaging approximately six points of contact with their customers. Hagerty deploys an entire ecosystem of engagement, including both physical (through the Hagerty Drivers Club Magazine, events, social functions and more) and digital (through media content, social media engagement, market news, valuation data and more) platforms that can result in hundreds of touchpoints annually with its members. Further, this high touch-point engagement allows Hagerty to stay engaged with enthusiasts who may not own a vehicle and those who may be future owners in need of insurance.
We believe that consumers that feel part of a community and a club are more engaged and have higher renewal rates and longer retention than those who simply purchase a good or service. Hagerty’s average policy life expectancy is in excess of 10 years. This is a significant competitive strength against competitors who, without strong affinity or engagement, are left to define their competitive edge based on price. Continuous and consistent feedback from our customers reinforces their affinity to Hagerty — customers feel that they are “with” Hagerty, as opposed to merely purchasing our products. The relationship our members have with Hagerty is therefore defined by an increasing value proposition over the lifetime of membership, and it is based on a peer-to-peer relationship with other members. This community of engaged automotive enthusiasts is a stark differentiator to our competitors who, in our eyes, have a transactional, price-based relationship with their customers. Our members generally attend our events, they consume our media products, they utilize our automotive intelligence (valuation) tools, and they partake in partner offers and discounts, which all feed their passion for cars and their love for driving.
Hagerty’s media, publishing, and livestream capabilities present exclusive content to our members, as well as to the automotive enthusiast audience at large. Hagerty’s established media presence capabilities are delivered through the Hagerty Drivers Club Magazine (the second largest circulation auto enthusiast magazine globally based on audited circulation data), static content delivering over 12 million unique viewers annually, and video content with an excess of 300 million views annually. With an embedded content team covering entertainment, news, market information and valuation data, Hagerty’s media capabilities covering publishing, video, and print production rival competitors in the automotive media space, but more importantly serve as an audience generator that creates and brings new customers into the Hagerty ecosystem.
Similarly, Hagerty’s owned and operated events including the California Mille, the Amelia Island Concours, the Concours of America, the Greenwich Concours, and our most recently acquired event, McCalls Motorworks Revival at Pebble Beach, provide Hagerty with a distinctive ability to present ourselves to hundreds of thousands of automotive enthusiasts and extend media, activations, and social opportunities without the burden of sponsorship fees.
In addition, with four Hagerty Garage + Social locations open and operating, with an additional location planned to open before the close of 2021 and further locations in development, Hagerty has a physical brand experience capability across major markets in the U.S. and Canada. These “brand cathedrals,” where members can store their collector vehicles, admire other car lovers’ stored vehicles and interact with similarly-minded automotive enthusiasts, serve to expose the Hagerty membership and prospective members to events, activations and content in a branded, controlled unique setting.
We have a diverse product offering.
While the majority of Hagerty’s current revenue is based on the premium generated from its insurance products, Hagerty offers a diverse range of products and services that generate significant incremental revenue and build affinity towards the overall brand. Membership fees are earned through Hagerty Drivers Club. Approximately three-quarters of the customers who obtain insurance through us also purchase a subscription to Hagerty Drivers Club. A subscription to Hagerty Drivers Club gives members access to the Hagerty Drivers Club Magazine, automotive enthusiast events, special vehicle-related discounts and our proprietary vehicle valuation tool. The Hagerty Garage + Social offering, through which car owners can safely store their collector vehicles and engage with other automotive enthusiasts, is continuing to expand into new geographic markets. We also recently launched Radius, a membership product targeting high-end collectors which will commence generating fee income in 2022. A subscription to Radius gives members exclusive insider access to the world’s most acclaimed automotive events; engaging, entertaining and informative content and the resources to help navigate the challenges and opportunities enthusiast vehicles create. Hagerty’s acquisition of Motorsport Reg in 2019 is another example of a revenue generating business that complements our ecosystem by expanding Hagerty’s relevance into an adjacent automotive market (motorsports events,) while diversifying revenue streams. Motorsport Reg is motorsport membership, licensing and event online management system that automates event listings, registration, and payment processing for all types of motorsport events ranging from small social gatherings to large participatory motorsport events. Lastly, Hagerty’s DriveShare offering of peer-to-peer rentable collector cars is a platform offering members and non-member automotive enthusiasts the opportunity to list, as well as access, other’s cars on short term rentals for driving, event, or film production use. This array of products and services serves not only as part of Hagerty’s growth strategy and market expansion but also to diversify revenue streams for the future.
We serve enthusiasts how and where they wish to be served
Our high-engagement insurance model surprises and delights, unlike others.   We provide a high-engagement insurance service experience that surprises and delights members and agents/brokers, as evidenced by our NPS of 84 (approximately two times the insurance industry average), our post-claims NPS of 93 and our agent/broker NPS of 90. Whether through our call center, through our geographic field distribution team, or online, our member and agent/broker communication systems support our omnichannel model by enabling us to service our members wherever they are and however they wish to engage with us.
We are able to satisfy multiple enthusiast needs through diverse offerings.   While many insurers offer car insurance, Hagerty stands out in our ability to deliver value to enthusiasts beyond only insurance. While many members come to us because of our specialty insurance capabilities and protection programs, we uncover many other needs in areas we can deliver value that no other insurance organization does, including: peer-to-peer collector car rentals; collector car storage and social membership experiences; exclusive automotive enthusiast experiences and events; highest quality automotive media content; highly respected collector car vehicle valuation capabilities in the insurance industry; and more. All of these membership benefits place Hagerty’s insurance offerings in a competitively distinctive position relative to competitors.
We have close relationships difficult for many agents/brokers to establish.   When most agents and brokers interact with clients for insurance procurement and transactions, those interactions do not typically garner a passionate reception or year-round interest. At Hagerty, we engage collectors all year long on show fields, at tracks, and at over 2,500 events that are centered around those members’ passions — cars and driving. Our own team’s passion and knowledge about cars creates a shared affinity with members that surprises many agents and brokers. When the agents and brokers realize that we often have closer relationships with their clients than they do, we become a greater value add to the agent or broker in building greater affinity between the agent or broker and their client, using Hagerty as a relationship connector.
We have a strategic approach to partnerships that drives growth
Hagerty’s focused market discipline reduces competitive threats.   Most insurance companies offer and compete for multi-line insurance: property, liability, yacht, aircraft, and other exclusive collectables. Hagerty’s focus on collector car products and services reduces competitive threats for partners and raises their confidence in trading with us. Furthermore, we focus our investments on developing capabilities that serve the interests of the car enthusiast market. This depth and discipline of focus has enabled Hagerty to maintain a “neutral” and non-threatening partner of choice position with the highest quality automobile insurance companies in the market.
Hagerty’s approach to partnerships enables mutual and complimentary growth.   Partners tell us that our focus on the collector car space allows them to focus on other parts of their business portfolios. We then align financial interests so both parties enjoy a gain-share approach to the relationship, which creates more intimate institutional bonds. When our partners win and grow, Hagerty does as well. Hagerty takes great care to build partnerships with firms who share our cultural principles and intense focus on customer service. Feedback from and growth rates with our largest partners suggest this approach works for them.
Agents and brokers gain client intimacy capability with Hagerty.   One of the greatest competitive threats agents and brokers face is the battle against “ordinary.” With over 45,000 independent agent and brokers in the U.S. alone, it can be challenging for these firms to create a memorable or distinctive experience for insurance buyers. Hagerty is often told by agents and brokers that partnering with us to bring value and joy to their enthusiast clients is unmatched in the marketplace. Hagerty’s high-engagement and experiential approach to the market is often co-branded by our agents/brokers to deliver enthusiasts an experience the agent/broker could not deliver themselves. As a result, both brands benefit together in longer-lasting and more intimate client relationships.
We have robust data science capabilities created from our proprietary first-party data.
Hagerty has a number of proprietary data capabilities that allow us to fully understand our membership base and to leverage data for the benefit of our members. Our data also allows us to identify and create new value streams for the collector vehicle community. Hagerty’s Automotive Intelligence is a capability that encompasses sale and auction data to create the Hagerty Valuation Tool (“HVT”) and its Hagerty Insider market intelligence reports and content. HVT and Hagerty Insider are the benchmarks of the industry in collector vehicle valuation, market intelligence reports and buyers’ guides. In addition, Hagerty Insider and HVT are among the top lead generation pipes for the written premium revenue stream of our business.
HVT includes more than 10 years of pricing and vehicle data for approximately 40,000 enthusiast cars, trucks, vans, and motorcycles from the post-war era to present. As a result, we have trusted and dynamic valuation data. From live auctions to historical data, we believe we are the go-to source for auto enthusiasts looking to value their current car or their dream car. Enthusiasts are able to see current and past values for a vehicle in order to understand not just what a car is worth today, but also where it may be headed in the future.
The Hagerty Media site, DriveShare, Hagerty Insider site and other owned digital properties serve as robust collectors of data about the engagement of auto enthusiasts for both existing and prospective members, allowing Hagerty to efficiently and effectively recruit new members to its ecosystem. This, combined with the detailed data involved in writing insurance policies, provides Hagerty with an insightful view of the consumer, their interests, and their needs, allowing for effective and efficient marketing of its product and services.
Our Operating Model
Our operating model keeps members at the center of all we do. We focus on five specific dimensions that we knit together to create our flywheel effect. Those five dimensions include:
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our automotive enthusiast brand which drives deep engagement;

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integrated membership offerings creating lifelong fans;

•
long-term partnerships built and strengthened by overdelivering and building trust;

•
our digitally driven thinking; and

•
our culture focused on personal and professional growth.

As an automotive enthusiast brand, we drive deep engagement with our members through our informative and entertaining content, impactful purpose, and the network effect created when we enable our members to connect with each other. We leverage our integrated membership offerings to create lifelong fans, specifically tailoring our offerings to be valuable and enticing to car enthusiasts. We build and strengthen long-term partnerships by seeking to over deliver and build trust, and maintaining a spirit of collaboration and a win-win approach. Our strategy for growth is digitally driven, using design and innovation to create a platform that is user-experience centric, agile, flexible, resilient, and business transformative. Finally, we invest in bar-raising leaders which supports our ability to attract and retain the top talent we need to execute our operating model.
Hagerty’s operating model drives loyalty and retention by engaging, entertaining, and connecting with members in many more ways than through a regular insurance transaction. We measure this in part by our overall NPS of 84, which is more than double the insurance industry average. The NPS metric is a management tool used to measure customer satisfaction and loyalty and indicates the percentage of customers rating their likelihood to recommend a product or service to a friend or colleague. We survey our customers twice a year by asking each member the likelihood that they will recommend Hagerty to a friend or colleague on a scale of 0-10. We also survey customers after the closure of a claim and after a roadside incident. Scores between 0-6 are considered detractors and scores between 9-10 are considered promoters. To arrive at Hagerty’s NPS score, the percentage of detractors is subtracted from the percentage of promoters. Scores between 7-8 are considered passive and are counted toward the total number of respondents, thus decreasing the percentage of detractors and promoters and pushing the net toward 0.
We also measure loyalty through our member retention rate. Retention is a measure of how many of our members continue to do business with us year over year. Hagerty has maintained an average retention rate of 90% over the past ten years, which is more than 10% above the insurance industry average.
We believe our digitally driven thinking further drives member loyalty and engagement and reduces user friction. We are investing in state-of-the-art digital user experience interfaces to support our growing membership base. We are pairing the digital and physical worlds by integrating our approach to both of those worlds. We are investing in new programs that further enhance our membership experience and provide additional member value. For example, in 2017, Hagerty launched Hagerty DriveShare, which is a peer-to-peer rental offering through which members and other non-member automotive enthusiasts can rent each other’s cars. In 2019, as part of its ongoing commitment to investing in and growing the world of motorsports, Hagerty acquired MotorsportReg.com, which allows motorsport enthusiasts to organize and register for motorsport events. In 2020, we formed a joint venture to build out Hagerty Garage + Social, which is a network of storage and club house facilities where our members can meet, store their cars, and share their common passion.
The joint venture to build out Hagerty Garage + Social was formed on March 31, 2020. The transaction was between Hagerty Ventures LLC (“Ventures”), a wholly owned subsidiary of The Hagerty Group, LLC,

and HGS Hub Holdings LLC (“H3”), the investing entity managed by John Belniak for a group of investors, including investors who own a pre-existing car storge business called “Collectors Car Garage.” The joint venture brings together the brand, data, capital, and strategy of Ventures, with the management expertise of H3. The strategy of the joint venture is to create a national network of Hagerty-branded car storage and member clubhouses in key urban areas where real estate prices and home garages are at a premium. Ventures and H3 contributed 80% and 20%, respectively, of the initial capital required to establish Member Hubs Holdings, LLC, a Delaware limited liability company (“MHH”) and were allotted Class A units proportional to their contributions. All management control in MHH is held by its board, which is comprised of five directors, three of which are appointed by Ventures and two of which are appointed by H3.
We believe we are positioned well to serve the large and growing market of automotive enthusiasts by leveraging our visionary thought leadership, genuine car culture, industry leading business model and omnichannel distribution.
Our Growth Strategy
The combination of Hagerty’s scalable omnichannel distribution strategy and innovative membership model has supported a strong rate of growth. Hagerty’s revenue compound annual growth rate (“CAGR”) is 29% during the period from December 31, 2017 through December 31, 2020 and is projected to remain in the high twentieth percentile through 2025.
We estimate that in the U.S. alone there are 43 million insurable collectible cars. Hagerty provides insurance for approximately two million vehicles globally with approximately 1.8 million members in the U.S. Our insurance business model positions Hagerty to control the pricing and underwriting of the subject insurance policies, benefit from steady fee-based income, and engage directly with consumers, with our broker and agent partners, or through our strategic insurance partners. We believe our capabilities position us to capture more of the large and growing collector vehicle market.
Our omnichannel distribution of Hagerty’s insurance services is a strategic advantage that allows us to unlock the entire total available market and engage with our members. Hagerty’s distribution model has three components — direct distribution, agency and broker distribution and distribution through our national insurance partners. Approximately 45% of our sales are generated through direct distribution, where our membership model initiates a significant percentage of new business flow. Approximately 32% of sales are generated through our agency and broker channel through our relationships with over 45,000 independent brokers and agents, including all 10 of the top 10 brokers in the U.S. by revenue. The remaining 23% of sales are generated through our national insurance partners. We maintain partnerships with nine of the top 10 insurance carriers in the U.S. We believe the percentage of sales generated from our national insurance partner relationships will grow over time as we begin to earn revenue from newly formed partnerships such as the recently announced alliance with State Farm.
For our national insurance partners, our business model is attractive because we offer a full-service solution for their specialty customers and their specialty cars. We handle product development and pricing, sales and service, and underwriting and claims services on behalf of our underwriting carriers, and we offer member benefits tailored to the enthusiast all through our proprietary technology and by our sales and service teams.
This approach results in a strong economic model with fees generated as a managing general agent and quota share income from our wholly owned single cell captive reinsurance subsidiary, Hagerty Re. Our reinsurance capabilities allow us to efficiently leverage Hagerty’s stable underwriting economics and prudent underwriting approach to create steady, consistent performance. We manage risk very deliberately and employ tremendous discipline to the underwriting process. We understand our insurance members, their usage trends,and the cars we are protecting. The result is a very attractive average loss ratio of 41% over the last three years. This compares extremely favorably to the overall auto insurance average of 71% and overall homeowners’ insurance average of 70%.
We take great pride in protecting our members’ treasured vehicles. But at Hagerty that is only the beginning. Our approach to the car insurance market and our strategy for growth is centered on our unwavering pursuit to build the world’s most loved automotive enthusiast brand and deliver on our purpose to save driving and car culture for future generations. We have a deeply embedded ‘car lover’ culture that starts at the top and runs deeply throughout the organization. We respect and intimately understand our members’ love of cars, driving and all things automotive. This is demonstrated by the way in which we engage with our members and in how we approach our membership model, which was carefully and intentionally crafted to appeal to the car enthusiast.
Revenue from subscriptions and memberships create multiple points of economic capture, a recurring revenue stream, and an immersive platform to engage with enthusiasts and promote the passion for driving. Hagerty Drivers Club today has more than 675,000 paid members. We sponsor, own or create more than 2,500 automotive events annually. We added to our portfolio of collector car events in 2020 when we acquired the California Mille, the historic road rally, and with our more recent acquisition of the Amelia Island Concours. We have developed valuation tools specifically for collector vehicles, which helps provide our members necessary information on the value of their cherished vehicles, for use with insurance coverage decisions, as well as insight to use when shopping as a first-time buyer or to add to an existing collection.
We didn’t create the passion for cars. We simply tap into that spirit to cultivate deep, intimate relationships with auto enthusiasts around the globe and create Hagerty fans for life.
Competition
We believe that Hagerty’s operating model is unique. While there are a number of other specialty insurance companies that offer collector vehicle insurance, we do not view these companies as significant competitors. We experience some competition in the larger standard auto insurance market. However, in lieu of competing with standard auto insurance carriers, we have formed relationships with them to offer their customers Hagerty’s service model membership experience coupled with Hagerty’s specialty insurance products. Through relationships with auto insurance carriers, we provide a high-touchpoint experience resulting in more appropriate levels of coverage, service and cost to customers, and we are also able to offer our insurance carrier partners incremental growth, protection of the insurance bundle, specialized claims handling, and valuation expertise.
Our Technology Platforms
Our proprietary technology platforms are a key competitive advantage. Unlike many other companies, we have developed our core technologies in-house. This includes our policy management system and product definition and rating. This enables us to respond to market opportunities as rapidly as possible, without roadmap dependency on third-party policy management systems. With this capability, we can deploy a range of risk scenarios to have full control over our object models and data model. We are also able to integrate with a wide variety of best-in-class third-party technologies on our own terms.
For our membership offerings, we have developed a bespoke, cloud-native platform (“Omni”) that manages all aspects of member tiering and benefits. This system is designed to sync with our customer relationship management implementation and our core insurance platform. This primary technology capability allows us to continue to drive a robust “affinity experience” that is a key competitive advantage. OMNI offers modern RESTful APIs for building applications across any channel, including our mobile applications.
We have significantly invested in our data infrastructure, including an AWS-based enterprise data hub and Snowflake data lake. We utilize our data to improve, in real-time, how our employees interact with our members, how we digitally interact with our members, and how we use data to enhance our digital products to make them more compelling. This infrastructure is a key component of our marketing technology capability and can power a range of scenarios and features. For targeted marketing/re-marketing, all touch-points from across the organization can be fed to our customer data platform. This includes impressions and conversions from marketing tools. This data can be used to enable data-driven effective and efficient marketing to ensure we are sending relevant content to our members and prospects.
The Hagerty mobile app was noted by Google as being a marquee example of Flutter. Flutter is Google’s UI toolkit for building natively compiled applications for mobile, web, desktop, and embedded devices from a single codebase. Members get a rich, native experience while our developers all work from within a single code project, mitigating the need to have redundant iOS and Android teams developing duplicates of the same functionality. Today, the Flutter app allows customers to search vehicle valuations and live auction results. In active development are robust roadside support capabilities and member management features. Push notification capability allows Hagerty to programmatically interact with members based on a wide range of marketing scenarios.
Hagerty has developed supporting technologies that further drive our competitive advantage as an automotive enthusiast brand leader. To support our investments in auto shows and popular Concours events, we have developed a digital platform that allows entrants to digitally submit their vehicles for consideration while allowing administrators the ability to manage the entire acceptance workflow. To support our entry into the peer-to-peer commercial environment and facilitate the experience of driving a classic car, we have developed an innovative two-sided marketplace called Hagerty DriveShare. This platform enables owners to share and profit from their classic car investments while fueling the automotive hobby for enthusiasts who want to enjoy driving fun and different cars that aren’t available anywhere else. All scheduling, booking, listing, billing, and administration are supported within the platform.
Investments
Our portfolio of investable assets is primarily held in cash, short-term investments, and Canadian Sovereign and Provincial fixed income securities. We manage the portfolio in accordance with investment policies and guidelines approved by our board of directors, in consultation with legal counsel and as may be required to be approved by applicable regulatory authorities. We have designed our investment policy and guidelines to provide a balance between current yield, conservation of capital, and liquidity requirements of our operations setting guidelines that provide for a well-diversified investment portfolio that is compliant with insurance regulations applicable to the states in which we operate.
Intellectual Property
We believe that our intellectual property rights are valuable and important to our business. We rely on trademarks, patents, copyrights, trade secrets, license agreements, intellectual property assignment agreements, confidentiality procedures, non-disclosure agreements, and electronic and physical security measures to establish and protect our proprietary rights. Though we rely in part upon these legal, contractual, and other protections, we believe that factors such as the skill and ingenuity of our employees and the functionality and frequent enhancements to our platform are large contributors to our success in the marketplace. We intend to pursue additional intellectual property protection on such enhancements to the extent we believe it would be beneficial and cost-effective.
As of June 30, 2021, we have one issued patent in the U.S. and one in Canada. The issued patents generally relate to our vehicle information number decoder, which allows us to determine vehicle configuration details and associated vehicle values. The issued patents are expected to expire between August 2030 and May 2031. We continually review our development efforts to assess the existence and protectability of new intellectual property.
We have trademark rights in our name, our logo, and other brand indicia, and have trademark registrations for select marks in the United States, Canada, United Kingdom, European Union and Australia. We have copyrights for our media and entertainment content and registered copyrights for our vehicle information tools in the United States. We also have registered various domain names related to our brand for websites that we use in our business, including Hagerty.com.
Although we believe our intellectual property rights are valuable and strong, intellectual property rights are sometimes subject to invalidation or circumvention. For additional information, see the sections titled “Risk Factors — Risks Related to Our Business — Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.”
Employees and Human Capital Resources
As of June 30, 2021, we have 1,531 full-time employees. None of our employees is represented by a labor union or covered by collective bargaining agreements. We have not experienced any work stoppages.

We are recognized as having a highly engaged workforce as evidenced by Gallup engagement score of 4.44. In 2021, we were the recipient of the Gallup Exceptional Workplace Award. This award is Gallup’s premier recognition for the highest level of employee engagement in workplace cultures, presented only to organizations that meet rigorous standards of excellence. In 2020, 2019, 2018, 2017 we were a Certified “Great Place to Work.”
Our culture is shaped by our people and is a strategic advantage for us. Our strategy involves surrounding our teams with great people, providing challenging and meaningful work, and investing in their growth to become their best selves. We seek to hire the best and set them up for success with individualized training and career development. Our objectives include effectively identifying, recruiting, retaining, incentivizing, and integrating our existing and additional employees. Our compensation programs are designed to support these objectives and will be enhanced through the granting of stock-based compensation awards.
Distribution, Marketing and Strategic Relationships
Distribution Partnerships
In addition to our direct sales efforts and independent channels, we market our insurance products through several insurance distribution partners. For the year ended December 31, 2020, approximately 16% of our commission revenues globally were attributable to four of our distribution partners. For two of these distribution partners, we have 10-year arrangements, one of which has an expiration date in 2029 and the other in 2030. The other two distribution partnerships have shorter durations. Under three of these arrangements, we generally make our specialty classic and collector motor vehicle insurance products and related services available to the carrier’s brokers and producers either directly or through an intermediary brokerage. The carrier’s brokers then refer or present to Hagerty the brokers’ clients who cannot obtain through the carrier itself the types of specialty classic or collector motor vehicle insurance products and services the client needs or wants. Hagerty pays the carrier’s brokers/producers a direct commission for business placed with the carrier and pays an additional administrative fee in circumstances where an intermediary brokerage refers the business to the carrier. Under the other distribution partner relationship, Hagerty serves as the carrier’s exclusive managing general underwriter for classic and collector motor vehicle insurance products written through the carrier in Canada. The carrier’s broker network submits business to Hagerty to underwrite and administer for the carrier, or Hagerty processes direct business for the carrier.
Alliance Agreements
Markel Alliance
Markel Corporation (NYSE: MKL) is the ultimate parent company for Essentia Insurance Company, which serves as the dedicated carrier for Hagerty’s affiliated managing general agent subsidiaries (“Hagerty Agencies”) specialty classic and collector vehicle insurance program. Essentia writes no other business and is exclusive to Hagerty Agency. Under this arrangement, Hagerty is licensed and appointed as Essentia’s managing general agent and is authorized to develop product, market, produce, underwrite, service, and perform claims services for the policies written through Essentia. State laws govern many of the activities under this relationship and, in addition to appropriate carrier licensing requirements, Hagerty Agency must maintain the appropriate licensing as a producer and, where required, as a managing general agent, plus additional requirements in some states for claims adjusting.
Essentia cedes risk through quota share reinsurance agreements to Hagerty’s key insurance distribution partners with the retained premium being ceded to its affiliate Evanston Insurance Company. Evanston, in turn, cedes a portion of this business it reinsures from Essentia, to Hagerty Re. For Evanston to take credit for reinsurance under applicable state law, Hagerty Re maintains funds in trust for the benefit of Evanston.
The Markel and Hagerty agreements governing the relationship expire at the end of 2030.
Aviva Canada Alliance
In 2020, Hagerty Canada and Aviva revised their existing relationship that was started in 2013, by entering into a new alliance agreement where Hagerty would continue to provide managing general underwriting services for Aviva’s Canadian subsidiary, Elite Insurance Company. As part of that agreement,

Hagerty Canada purchased certain policies from an Aviva controlled agency. The relationship with Aviva in Canada is exclusive except that in the Quebec province the business is produced through a third-party insurance agency that carries the appropriate licenses and authority to submit business to Elite Insurance Company. Hagerty Canada receives compensation in the form of a broker commission amount. Hagerty Canada also is paid a commission for commercial business. In connection with the new alliance agreement, Elite Insurance Company and Hagerty Re entered into a quota share reinsurance agreement. The initial term of the agreements with Aviva expire in 2030. Canadian provincial laws govern many of the activities under this relationship and, in addition to appropriate carrier licensing requirements, Hagerty Canada must maintain the appropriate licensing.
State Farm Alliance
State Farm and Hagerty entered into an agreement in 2020 to establish an alliance insurance program where State Farm’s customers, through the State Farm agents, would have access to Hagerty features and services beginning in 2022. The State Farm Classic+ policy will be offered through State Farm Classic Insurance Company, a new wholly owned subsidiary of State Farm Mutual Automobile Insurance Company, and may be subject to state regulatory review and approval. The policy will be available to new and existing customers through their State Farm agent. State Farm Classic+ policy is expected to be available in most states by 2023.
Diversity and Inclusion
Our Diversity and Inclusion objective is to be a company where each of us genuinely belongs, is respected and valued, and can do our best work. We take this to heart not just within Hagerty but also within the broader automotive enthusiast community.
To help achieve our internal goals, we focus on attraction, retention and development at all levels. This means that we will ensure fair and transparent processes in talent assessment and hiring, performance management and career progression and retention. We are working to create a stronger sense of inclusion and belonging for Hagerty employees in general with a lens on representation. Engagement and belonging are fueled by having a meaningful connection to others and opportunities to grow and develop our careers. Across all of these dimensions, we are committed to building programs, systems and tools that foster greater belonging.
We intend to continue to invest and further develop our leadership training and support to ensure that all leaders — those promoted, developing or hired — understand how to lead, keeping our Diversity and Inclusion principles top of mind in every aspect of their role.
Compensation
Our compensation programs are designed to attract, retain and motivate talented, deeply qualified and committed individuals who believe in our mission, while rewarding employees for long-term value creation. We have a pay-for-performance culture in which employee compensation is aligned to company performance, as well as individual contributions and impacts. Our proposed equity program aligns employee compensation to the long-term interests of our shareholders, while encouraging them to think and act like owners. While we are still evolving our programs and practices, we strive for a fair, competitive, transparent and equitable approach in recognizing and rewarding our employees.
Health and Wellness
The health and wellness of our employees and their families is integral to Hagerty’s success. We have a comprehensive benefits program to support the physical, mental and financial wellbeing of our employees. We have a self-insured medical plan in which Hagerty employees pay approximately 25% of the monthly estimated premiums. In addition to core medical, we offer maternity and paternity benefits to help employees who are looking to grow their family. To support the mental health of our employees, we offer clinical care providers at no cost to them.
In response to the COVID-19 pandemic, we transitioned to a remote workforce to help protect the health and wellness of our employees while continuing to provide the proper support to our clients and customers. We recognize that these are trying times for everyone, including our employees. To support our employees through this time, we introduced additional programs focused on mental and physical health, and balancing the demand of work and personal family needs.
Facilities
Our corporate headquarters are located in Traverse City, Michigan, and consist of 106,506 square feet of office space at the main campus location under a lease agreement that expires in March, 2036. We maintain additional U.S. offices in Dublin, Ohio; Golden, Colorado; Ann Arbor, Michigan; and Greenwich, Connecticut. We also operate a learning garage in Traverse City, Michigan. In Canada, our offices are located in Stouffville, Ontario; in the United Kingdom, our offices are located in Towcester, Northamptonshire; and in Germany, our offices are located in Bochum. We lease all of our facilities and own one garage, two condomimiums and a plot of vacant land. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
We have a network of Hagerty Garage + Social locations. We have branded locations in Chicago and New York. Our company leased or managed locations in the United States are in Del Ray Beach, Florida and Miami, Florida. In Canada, we have a location in Burlington, Ontario.
Legal Proceedings
From time to time, we are involved in various legal proceedings arising from the normal course of business activities, some of which, to date have related to fraudulent insurance claims made against us. We are not presently a party to any extra contractual or non-claim related litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION OF HAGERTY
This section discusses the material components of the executive compensation program for Hagerty’s named executive officers who are identified in the 2020 Summary Compensation Table below. This discussion may contain forward-looking statements that are based on Hagerty’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that New Hagerty adopts following the consummation of the Business Combination may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
Overview
We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Aldel is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Hagerty’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer whose total compensation for 2020 exceeded $100,000 and who were serving as executive officers as of December 31, 2020. We refer to these individuals as “named executive officers.” For 2020, Hagerty’s named executive officers were:
•
McKeel O. Hagerty, Chief Executive Officer;

•
Frederick J. Turcotte, Chief Financial Officer; and

•
Kelly Smith, Chief Strategy Officer

We expect that New Hagerty’s executive compensation program will evolve to reflect its new status as a publicly-traded company, while still supporting New Hagerty’s overall business and compensation objectives. In connection with the Business Combination, Hagerty retained Korn Ferry, an independent executive compensation consultant, to help advise on the post-closing executive compensation program.
2020 Summary Compensation Table
The following table shows information regarding the compensation of the named executive officers for services performed in the year ended December 31, 2020.
Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
McKeel O. Hagerty	2020	$600,001	0	$2,272,201		$245,520	$3,117,722
Chief Executive Officer
Frederick J. Turcotte	2020	$429,167	0	$644,215		$35,160	$1,108,542
Chief Financial Officer
Kelly Smith	2020	$750,000	$1,186,875(3)	0		$30,000	$1,966,875
Chief Strategy Officer

(1)
Includes payments for 2020 under our Annual Incentive Plan and payments for the 2018-2020 performance period under our Long-Term Incentive Plan.

(2)
Includes an auto allowance, a perquisite account, a personal assistant and a life insurance allowance.

(3)
Includes annual and retention bonuses earned under Mr. Smith’s employment agreement.

Narrative Disclosure
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program. In general, we seek to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the 2020 Summary Compensation Table for the base salary amounts received by Messrs. Hagerty, Turcotte and Smith in 2020.
Annual Incentive Plan
Our Annual Incentive Plan is designed to hold executives accountable, reward the executives based on actual business results and help create a “pay for performance” culture. In 2020, the annual incentives for our executive officers were earned based on achievement of performance goals related to sales revenue growth, MGA Ex-CAT Global Loss Ratio and Consolidated Operating Margin, with each performance goal weighted 50%, 25% and 25%, respectively. In addition, as a condition to the payment of any amount under the Annual Incentive Plan for 2020, the Annual Incentive Plan required that our operating margin for 2020 be at least $10 million, which was achieved. Our performance in 2020 resulted in the payment of incentives under the Annual Incentive Plan equal to 116.2% of the target payment level. Please see the “Non-Equity Incentive Plan Compensation” column in the 2020 Summary Compensation Table for the annual incentive amounts received by Messrs. Hagerty and Turcotte for the 2020 performance period.
Long-Term Incentive Awards
To further focus Hagerty’s executive officers on long-term performance, Hagerty maintains a Long-Term Incentive Plan pursuant to which it granted cash-based long-term incentive awards, the amount of which is based on performance goals specified for the applicable performance period. For the three-year performance period ending on December 31, 2020, the long-term incentive awards were based on the compound annual growth rate of our enterprise value over a three-year period. The compound annual growth rate of our enterprise value during the period from 2018 through 2020 was 42.3%, which resulted in the payment of incentives under the long-term incentive awards equal to 150% of the target payment level. Please see the “Non-Equity Incentive Plan Compensation” column in the 2020 Summary Compensation Table for information regarding the long-term incentive payments received by Messrs. Hagerty and Turcotte for the 2018-2020 performance period.
Employment and Severance Arrangements
McKeel O. Hagerty
Mr. Hagerty and the Hagerty Group, LLC have entered into an employment agreement effective as of January 1, 2018, pursuant to which Mr. Hagerty is employed as Chief Executive Officer of Hagerty and its subsidiaries. Pursuant to such agreement, Mr. Hagerty is entitled to a base salary, participation in the company’s Annual Incentive Plan with a target incentive equal to 100% of his base salary, participation in the company’s Long-Term Incentive Plan with a target incentive equal to 200% of his base salary, and benefits and perquisites available to senior executives of the company, including a car allowance, personal assistant allowance and an annual perquisite account. If the company terminates Mr. Hagerty’s employment for a reason other than Cause or Disability or if Mr. Hagerty resigns for Good Reason, as such terms are defined in the employment agreement, and Mr. Hagerty executes a binding waiver and release of claims against the company and related persons, then Mr. Hagerty is entitled to the following severance benefits: (i) 24 months of continued base salary, (ii) 24 months of continued participation in the company’s Annual Incentive Plan (based on actual performance results), (iii) 24 months of continued participation in the company’s Long-Term Incentive Plan (based on actual performance results and including a prorated benefit for any partial fiscal year at the end of such 24-month period), (iv) 24 months of continued health and dental benefits, (v) 12 months of continued payments under Mr. Hagerty’s perquisite account and (vi) 12 months of continued car allowance. For purposes of this severance benefit, “Good Reason” generally is defined to include a material reduction in Mr. Hagerty’s base salary or other compensation or benefits, the assignment of duties that are materially inconsistent with his position, a material adverse change in his authority or reporting responsibilities, a required relocation or a substantially burdensome increase in required travel, the failure of a successor to assume Mr. Hagerty’s employment agreement, or the company’s material breach of the employment agreement. Under the terms of his employment agreement, Mr. Hagerty is subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by Hagerty and for 12 months following his termination of employment.

Frederick J. Turcotte
Mr. Turcotte and The Hagerty Group, LLC have entered into a Change of Control Severance Agreement, effective as of July 7, 2008. Under this agreement, if Mr. Turcotte’s employment is terminated by the company for a reason other than Cause or if Mr. Turcotte resigns for Good Reason, in either case within 12 months after a Change of Control, as such terms are defined in the agreement, and Mr. Turcotte executes a binding waiver and release of claims against the company and related persons, then Mr. Turcotte is entitled to the following severance benefits: (i) 12 months of continued base salary, (ii) a payment equal to 50% of Mr. Turcotte’s target annual bonus for the year in which the Change of Control occurs and (iii) all amounts earned but not paid under the company’s Executive Incentive Plan for years prior to the year in which the termination occurs plus 50% of the target amount under such plan for the year in which the termination occurs. For purposes of this severance benefit, “Good Reason” generally is defined to include a material reduction in Mr. Turcotte’s authority, duties and responsibilities or a material reduction in Mr. Turcotte’s overall compensation.
Kelly Smith
Mr. Smith and The Hagerty Group, LLC have entered into an employment agreement, effective as of March 1, 2021 and continuing until December 31, 2025. Pursuant to this agreement, Mr. Smith is entitled to a base salary at the rate specified for each year during the term, to a specified bonus payment for each year during the term in lieu of participation in the company’s Annual Incentive Plan, and to retention bonuses on September 1st of each year during the term, with additional retention bonuses on December 31, 2024 and December 31, 2025, subject to continued employment. Mr. Smith is also eligible for benefits and perquisites available to senior executives of the company, including a car allowance and an annual perquisite account. If Mr. Smith’s employment is terminated by the company for a reason other than Cause or if Mr. Smith resigns for Good Reason, as such terms are defined in the agreement, and Mr. Smith executes a binding waiver and release of claims against the company and related persons, then Mr. Smith will be entitled to a severance benefit equal to 12 months of continued base salary. For purposes of this severance benefit, “Good Reason” generally is defined to include a material breach by the company of its obligations under the agreement. Under the terms of his employment agreement, Mr. Smith is subject to restrictive covenants relating to non-competition and non-solicitation of employees while employed by Hagerty and for 12 months following his termination of employment, or 24 months if he is terminated by the company for Cause or he resigns without Good Reason.
401(k) Plan
Hagerty maintains a qualified 401(k) savings plan which allows participants to defer compensation up to the maximum amount allowed under IRS guidelines. Hagerty makes a matching contribution to the plan equal to 100% of the participant’s elective deferral, up to 4% of his or her compensation, plus an additional matching contribution equal to an amount up to 2% of the participant’s compensation depending on certain performance criteria specified by the company for the applicable plan year. Participants are always vested in the contributions to the plan.
Director Compensation
2020 Director Compensation Table
Hagerty’s historical director compensation program has consisted of cash retainers for service on the board of directors and additional cash retainers for service as the chair of the Board or on a Board committee. Hagerty also reimburses its directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

The following table sets forth information for the year ended December 31, 2020 regarding the compensation earned by Hagerty’s non-employee directors.
Name	Cash Retainers ($)
Michael Angelina	166,000
Greg Besio	105,000
Tammy Hagerty	100,000
Laurie Harris	102,500
Rob Kauffman	51,250
Carrie Koran(1)	105,000
Scott Moore	115,000
Jeffrey To	100,000
Peter Vexter	100,000

(1)
Ms. Koran’s retainers have been paid to her consulting business, CNJ Solutions.

MANAGEMENT OF NEW HAGERTY AFTER THE BUSINESS COMBINATION
References in this section to “we,” “our,” “us,” “Hagerty” and the “Company” generally refer to The Hagerty Group, LLC and its subsidiaries, prior to the Merger and New Hagerty and its subsidiaries after giving effect to the Merger.
Management and Board of Directors
The following persons are expected to serve as executive officers and directors of New Hagerty following the Business Combination. For biographical information concerning the executive officers and directors, please see below.
Directors
Name	Age	Position(s)
Michael E. Angelina	55	Chairman of the Board
F. Michael Crowley	70	Director
McKeel O Hagerty	53	Director
Laurie L. Harris	63	Director
Robert I. Kauffman	57	Director
Sabrina Kay	56	Director
Mika Salmi	56	Director
William H. Swanson	72	Director
Michael L. Tipsord	62	Director
Executive Officers
Name	Age	Position(s)
McKeel O Hagerty	53	Chief Executive Officer and Director
Frederick J. Turcotte	60	Chief Financial Officer
Kelly Smith	52	Chief Strategy Officer
Collette Champagne	52	Chief Operating Officer
Barbara E. Matthews	59	SVP, General Counsel and Corporate Secretary
Board of Directors
Michael E. Angelina.   Mr. Angelina serves on the board of directors of specialty insurers, RLI Corp., and ProSight Insurance Group, along with Bermuda-based reinsurer Equator Re. Mr. Angelina also currently serves as an Executive in Residence of the Maguire Academy of Insurance and Risk Management at Saint Joseph's University after retiring as the Executive Director of the Maguire Academy. Prior to his retirement in 2012, he was an executive officer with Bermuda based insurer and reinsurer, Endurance Specialty Holdings, Limited as their Chief Risk Officer & Chief Actuary. In this capacity, he led the global pricing, reserving and risk management functions with a particular emphasis on enterprise risk management. Mr. Angelina began his actuarial career with Cigna Corporation and subsequently joined Tillinghast-Towers Perrin, Inc. (now Willis Towers Watson) in 1988 where he participated in the development of Tillinghast’s excess of loss pricing system and its global loss distributions initiative. Mr. Angelina worked for Reliance Reinsurance Corporation for one year as Vice President and Actuary prior to returning to Tillinghast in 2000, where he led the Philadelphia office. Mr. Angelina is the co-author of Tillinghast’s industry-wide asbestos actuarial study and participated in the development of the 2003 FAIR Act (proposed U.S. federal asbestos legislation). He is the former chair of the Academy’s Casualty Practice Council, where he served as the Council’s chairperson of the emerging issues task force. Mr. Angelina is a frequent speaker at industry conferences covering topics such as enterprise risk management, risk governance, loss reserving, international issues, capital allocation, regulation, market conditions and pricing trends. In 2013, Mr. Angelina was named as one of Insurance Business America’s Hot 100 Insurance Professionals because of his research on the topic of gender diversity in the insurance industry. Mr. Angelina is an Associate of the Casualty Actuarial Society, a Chartered Enterprise Risk Analyst, and a Member of the American Academy of Actuaries, having recently served on the Academy Executive Council as Vice President — Casualty. He is also a member of the board of directors of RLI Corp. and Equator Re. Mr. Angelina has a Bachelor of Science degree in Mathematics from Drexel University.
F. Michael Crowley.   Mr. Crowley is an Executive Consultant to Markel. Mr. Crowley joined Markel in February 2009 as President of Markel Specialty Insurance Company. He was promoted to President and Co-Chief Operating Officer of Markel in 2010, and to Vice Chairman in 2016. Mr. Crowley retired from Markel at the end of 2017. He will continue to consult with Markel through the end of 2022. Mr. Crowley has more than 43 years of experience in the insurance industry. Prior to joining Markel, he served as President and Chief Operating Officer of Hilb, Rogal & Hobbs, which was acquired by Willis Towers Watson in 2008. He began his insurance career in 1974 with Johnson & Higgins and served in several leadership positions, including Senior Vice President of Virginia Operations and on several national practice committee. In 1991, he joined Palmer and Cay, a large privately-owned insurance broker based in Savannah, Georgia, where he served as President and Chief Operating Officer, prior to being named Vice Chairman. Mr. Crowley earned his Bachelor of Business Administration degree from Wake Forest University. He has served on Wake Forest’s Board of Visitors as well as the Board of Overseers for St. John’s University School of Risk Management, Insurance, and Actuarial Science. Mr. Crowley is a member of the Georgia State School of Risk Management Hall of Fame.
McKeel Hagerty.   In addition to his role as a director of Hagerty, Mr. Hagerty is also the Chief Executive Officer and driving force behind Hagerty. Under his leadership, Hagerty has grown from a local insurance agency operating from his parents’ basement to a leading specialty insurance provider for classic and enthusiast vehicles. In 2017, Mr. Hagerty refocused the company’s mission to saving driving and expanding the car community for future generations. In support of the mission, the company has made a series of strategic partnerships, acquisitions and expansions including the Hagerty Drivers Club, Hagerty Drivers Club magazine, Hagerty YouTube, Hagerty DriveShare, MotorsportReg.com, the Greenwich Concours d’Elegance, the Amelia Island Concours d’Elegance, Concours d’Elegance of America, McCall Motorworks Revival, the California Mille, Hagerty Garage + Social and the industry gold standard for vehicle values, the Hagerty Valuation Tool. In addition to Hagerty, McKeel was elected by his CEO peers in 2016-17 to serve as the international board chair for YPO, the global leadership organization with 28,000 chief executives in more than 130 countries. During his term, he traveled the globe speaking to leaders and thinkers like U.N. Secretary General Kofi Annan, President of Rwanda Paul Kagame, Prime Minister of Singapore Lee Hsien Loong, Prime Minister of Canada Justin Trudeau, philosopher Yuval Harari, and countless business titans. McKeel is also a general partner of Grand Ventures, a Grand Rapids, Michigan-based venture capital firm focused on providing emerging companies with early-stage capital and strategic support. He is also a board member of the Petersen Automotive Museum in Los Angeles and serves on numerous boards and advisory groups. McKeel has served as a judge for the prestigious Pebble Beach Concours d’Elegance for decades. In Traverse City, he is known as a passionate community supporter and an advocate for government, business and local organizations working together to create a more sustainable economy based on scalable businesses. McKeel earned his undergraduate degree in English and Philosophy from Pepperdine University and his master’s in Theology from Saint Vladimir’s Orthodox Seminary.
Laurie L. Harris.   Ms. Harris has over 40 years in the financial services and insurance industry sectors. Prior to her retirement in 2018, Ms. Harris was an global engagement audit partner with PricewaterhouseCoopers LLP (“PwC”) one of the largest professional service firms where she advised public companies, private equity backed entities and Fortune 100 financial services organizations. Ms. Harris is a member of the board of directors and is audit committee chair of a number of companies focused in the insurance, real estate and technology sectors including IWG plc, the global operator of leading co-work and workspace brands, Synchronoss Technologies Inc., a global leader and innovator in cloud, messaging and digital platforms and products, and QBE North America, an integrated specialist insurer that is part of QBE. Ms. Harris has a Bachelor of Science in Business Administration/Accounting summa cum laude from the University of Southern California. She is a Certified Public Accountant, is a member of the American Institute of Certified Public Accountants and meets the qualifications as an Audit Committee Financial Expert.

Robert I. Kauffman.   Mr. Kauffman was a co-founder, principal and member of the board of directors of Fortress Investment Group LLC from its founding in 1998 until 2012. During his tenure at the firm, Mr. Kauffman served as a member of Fortress’s management committee and was responsible for the management of Fortress’s European private equity investment operations. Prior to co-founding Fortress, Mr. Kauffman was a managing director of UBS from 1997 to 1998, and prior to that a principal at BlackRock Financial Management Inc. Since his departure from Fortress in 2012, Mr. Kauffman has brought his extensive business experience to a variety of private investments, including a non-controlling stake in University Bancorp, a mortgage focused community bank based in Ann Arbor, Michigan. Mr. Kauffman also has significant interests in professional auto racing and international collector car markets. Mr. Kauffman is an advisory board member of McLaren Racing, a leading United Kingdom based Formula1 racing team. Mr. Kauffman is currently the chairman of the Race Team Alliance, an association of NASCAR Cup Series teams; the co-owner of Chip Ganassi Racing, an American racing team active in Indy and NASCAR race; and the owner of RK Motors, a leading restorer, re-seller and provider of classic cars. Mr. Kauffman received a Business Administration degree from Northeastern University.
Sabrina Kay.    Ms. Kay is an entrepreneur, investor and experienced corporate board member. Amongst many successful business ventures, Ms. Kay founded the Art Institute of Hollywood, and sold the company to Education Management Corporation (“EDMC”), where she continued to serve as CEO of Special Projects until EDMC was purchased by a consortium of financial investors in 2006. She founded Premier Business Bank, which was sold to First Foundation, Inc. in 2018. She founded an accredited and award-winning graduate-level institution, Fremont College. Soon after, she purchased a Dale Carnegie franchise and incorporated its management and communication concepts into Fremont College’s MBA program. Ms. Kay exited Fremont College and Dale Carnegie in 2020. Ms. Kay has served as the Chairperson of After-School All-Stars Los Angeles since 2004 and as a board member of Combined Properties, Inc., Galvanize, Yellowbrik.co, the Los Angeles Sports and Entertainment Commission, International Medical Corps, and the Petersen Automotive Museum. Ms. Kay earned a bachelor’s degree in Computer Science and Mathematics from California State University in Long Beach, California, a Master of Science in Education degree from the University of Pennsylvania Graduate School of Education, a Master of Business Administration degree from the University of Southern California and a doctoral degree from the University of Pennsylvania.
Mika Salmi.    Mr. Salmi is the Managing Partner of the Zurich, Switzerland office of Lakestar Advisors, one of Europe’s largest venture capital firms. From 2014 to 2019, Mr. Salmi served as a Senior Advisor to The Raine Group LLC, a global merchant bank focused on technology, media and telecommunications. From 2012 to 2014 Mr. Salmi served as the CEO of CreativeLive, a San Francisco, California-based online education company specializing in photography, art, design, marketing, business and entrepreneurship classes. Mr. Salmi founded Mad Races, a mobile, location-based gaming company that was sold to Betaworks in 2010. In 1998, Mr. Salmi founded Atom Entertainment Inc., a web site which specialized in short films from independent and novice directors and other user-generated online content. He led the sale of the company in 2006 to Viacom (now ViacomCBS, Inc.). Following the sale, he continued with Viacom, serving as the President, Global Digital Media from 2006 to 2009, where he managed global operations, strategy and led all digital relationships and transactions. He served on the executive committee at Viacom and ran a business with over 1,500 employees, 30 brands, 400 websites and 80 mobile channels. Mr. Salmi has served on a number of corporate boards of directors, and currently serves as a member of the Advisory Counsel of INSEAD. Mr. Salmi earned a Bachelor of Science degree from the University of Wisconsin in 1987 and a Master of Business Administration degree from INSEAD in 1992.
William H. Swanson.   Mr. Swanson is the retired chairman and CEO of Raytheon Company (“Raytheon”). His over four-decade career at Raytheon, the final 10 years of which he served as chairman and CEO, concluded upon his retirement in 2014. Prior to his tenure as chairman and CEO, Mr. Swanson held a wide range of leadership positions at Raytheon, including manufacturing manager of Raytheon’s largest operational entity, president of Electronic Systems, chairman and CEO of Raytheon Systems Company and president of Raytheon. In addition to his professional accomplishments, Mr. Swanson is active in the field of education as chairman of the California Polytechnic State University Foundation’s Board of Directors. Swanson recently retired from the NextEra Energy, Inc. Board of Directors after 12 years of service, including seven years as chair of its audit committee. Swanson is also chairman emeritus of the Massachusetts Competitive Partnership and vice chairperson emeritus of the John F. Kennedy Library Foundation’s

Board of Directors. He was a member of the Department of Defense’s Defense Business Board and served as honorary chair of MATHCOUNTS®. Mr. Swanson is chairman emeritus of the Aerospace Industries Association and is a fellow of the American Institute of Aeronautics and Astronautics. He is a former member of the Central Intelligence Agency Officers Memorial Foundation Board of Advisors and the President’s National Security Telecommunications Advisory Committee. Mr. Swanson is the recipient of numerous awards from institutions of higher education, the U.S. Department of Defense and other non-profit institutions. A native of Californian, Mr. Swanson graduated magna cum laude from California Polytechnic State University with a bachelor’s degree in industrial engineering. He was also awarded an honorary Doctor of Laws degree from Pepperdine University and an honorary Doctor of Science degree from California Polytechnic State University.
Michael L. Tipsord.    Mr. Tipsord is the Chairman, President and CEO of State Farm. In his position at State Farm, Mr. Tipsord leads the largest provider of auto, home and individual life insurance in the U,S., employing more than 19,000 agents and 58,000 employees. Mr. Tipsord began his career at State Farm in 1988 as assistant tax counsel and has served in a number of leadership roles since, including vice chairman of the State Farm board of directors, chief operating officer and chief financial officer. He was named CEO and President in 2015, and Chairman in 2016. In addition to his positions at State Farm, Mr. Tipsord is a trustee of the Brookings Institution and is a member of the dean’s advisory board for the University of Illinois College of Law. He is also a member of the American Bar Association and Illinois State Bar Association. Mr. Tipsord earned the Chartered Property Casualty Underwriter designation in 1995, the Chartered Life Underwriter designation in 1991 and is a Certified Public Accountant. He received a bachelor’s degree from Illinois Wesleyan University, and a law degree from the University of Illinois at Urbana-Champaign.
Composition of Hagerty’s Board of Directors
New Hagerty’s business and affairs will be organized under the direction of the New Hagerty Board. In accordance with the terms of the Proposed Charter, Amended and Restated Bylaws (“Bylaws”) and the Investor Rights Agreement, each of which will become effective upon the consummation of the Merger, the New Hagerty Board will be composed of nine directors. Mike Angelina will serve as Chairman of the New Hagerty Board. The primary responsibilities of the New Hagerty Board will be to provide oversight, strategic guidance, counseling and direction to New Hagerty’s management. The New Hagerty Board will meet on a regular basis and additionally as required. In accordance with the Bylaws, election of directors shall be by vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election at any meeting for the election of directors at which a quorum is present until Hagerty Holding Corp. (“HHC”) ceases to own at least 50% of the voting power of the Corporation after which directors will be elected by a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.
Directors may be elected at annual or special meetings of the stockholders. Directors will be elected to serve until the earlier of their death, resignation or removal. Subject to the rights of any party to the Investor Rights Agreement, a director may be removed from office by the affirmative vote of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Director Independence
We expect that upon consummation of the Merger, each of the directors on the New Hagerty Board, other than McKeel Hagerty, will qualify as an independent director, as defined under the listing rules of the New York Stock Exchange (“NYSE listing rules”). As such, the New Hagerty Board will consist of a majority of independent directors, as defined under the rules of the SEC and NYSE relating to director independence. In addition, New Hagerty will be subject to the rules of the SEC and the NYSE listing rules relating to the membership, qualifications and operations of the audit committee, as discussed below.
Controlled Company Exemption
Upon the completion of the Business Combination, HHC will be the beneficial owner of approximately 68.5% of the voting control of New Hagerty’s outstanding capital stock, assuming no redemptions from trust, as a result of which HHC will have the power to elect a majority of New Hagerty’s directors. Pursuant to the New York Stock Exchange listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we will not be subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the NYSE; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Pursuant to the New York Stock Exchange listing standards, as a controlled company New Hagerty will not be required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Family Relationships
There are no family relationships among any of the expected directors and executive officers of New Hagerty.
Committees of New Hagerty’s Board of Directors
Effective upon the consummation of the Merger, the New Hagerty Board will reconstitute the membership of Hagerty’s standing committees, which will each be governed by the New Hagerty Charter that will comply with the applicable requirements of current NYSE listing rules. New Hagerty intends to comply with future requirements to the extent they will be applicable to New Hagerty. Following the consummation of the Merger, copies of the amended and restated charters for each committee will be available on the investor relations portion of New Hagerty’s website. New Hagerty’s board of directors may establish other committees as it deems necessary or appropriate from time to time.
Audit Committee
New Hagerty’s audit committee will consist of Laurie L. Harris, William H. Swanson, Michael E. Angelina and Robert L. Kauffman. Each of the members of the New Hagerty audit committee will satisfy the independence requirements of the NYSE and Rule 10A-3 under the Exchange Act. Each member of the New Hagerty audit committee is able to read and understand fundamental financial statements in accordance with NYSE audit committee requirements. The Board of New Hagerty will appoint a Chair from among the members of the audit committee, one of whom is also expected to be designated as an “audit committee financial expert” within the meaning of SEC regulations.
The primary purpose of the New Hagerty audit committee will be to discharge the responsibilities of New Hagerty’s board of directors with respect to corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee New Hagerty’s independent registered public accounting firm. Specific responsibilities of New Hagerty’s audit committee include:
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helping New Hagerty’s board of directors oversee New Hagerty’s corporate accounting and financial reporting processes;

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managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit New Hagerty’s financial statements;

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discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, New Hagerty’s interim and year-end operating results;

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overseeing the procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

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reviewing related person transactions;

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obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes New Hagerty’s internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

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approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

New Hagerty’s audit committee will operate under an amended and restated written charter that satisfies the applicable listing standards of NYSE.
Compensation Committee New Hagerty’s compensation committee will consist of F. Michael Crowley, Mika Salmi and Sabrina Kay. The Board of New Hagerty will appoint a Chair from among the members of the compensation committee. Each member of the New Hagerty compensation committee is an independent director under the listing standards of NYSE, and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of New Hagerty’s compensation committee will be to discharge the responsibilities of New Hagerty’s board of directors in overseeing compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of New Hagerty’s compensation committee include:
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reviewing and recommending to New Hagerty’s board of directors the compensation of New Hagerty’s chief executive officer and other executive officers;

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reviewing and recommending to New Hagerty’s board of directors the compensation of Hagerty’s directors;

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administering New Hagerty’s equity incentive plans and other benefit programs;

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reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for New Hagerty’s executive officers and other senior management; and

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reviewing and establishing general policies relating to compensation and benefits of New Hagerty’s employees, including New Hagerty’s overall compensation philosophy.

New Hagerty’s compensation committee will operate under an amended and restated written charter that satisfies the applicable listing standards of NYSE.
Compensation Committee Interlocks and Insider Participation
None of the intended members of New Hagerty’s compensation committee has ever been an executive officer or employee of New Hagerty. None of New Hagerty’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the New Hagerty Board of Directors or compensation committee.
Nominating and Governance Committee
New Hagerty’s nominating and governance committee consists of Michael Angelina, McKeel Hagerty, and William H. Swanson. The Board of New Hagerty will appoint a Chair from among the members of the nominating and governance committee.
Specific responsibilities of New Hagerty’s nominating and governance committee include:
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identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on New Hagerty’s board of directors;

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considering and making recommendations to New Hagerty’s board of directors regarding the composition and chairmanship of the committees of New Hagerty’s board of directors;

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developing and making recommendations to New Hagerty’s board of directors regarding corporate governance guidelines and matters; and

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overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

New Hagerty’s nominating and governance committee will operate under the Proposed Charter, which satisfies the NYSE listing rules. New Hagerty intends to utilize an exemption under the NYSE listing rules, available to a “controlled company” pursuant to NYSE Rule 303A.00. New Hagerty qualifies as a controlled company because more than 50% of the voting power for the election of its directors is held by a group. Pursuant to the exemptions granted by this controlled company status, New Hagerty intends to appoint a nominating and governance committee made up of both independent and non-independent directors.
Executive Officers
McKeel Hagerty, Chief Executive Officer (see biographical information under “Directors” above).
Kelly Smith, Chief Strategy Office. Mr. Smith is the Chief Strategy Officer and Senior Vice President for Hagerty. In this role, he leads Hagerty’s enterprise digital strategy, capitalizing on emerging opportunities to support our rapid growth. In addition, he champions the integration of information and technology into all aspects of the business. Prior to joining Hagerty, Kelly served as the Senior Vice President and Chief Digital Officer at MGM Resorts. Kelly has over 25 years of technology experience, with a range of roles such as a digital business leader, product designer, engineering team leader, entrepreneur and investor. He oversees all aspects of digital transformation to include team building, customer experience, development and product management. Kelly occasionally speaks at entrepreneur and product design events and obsesses over the little details that make great user experiences. Prior to joining MGM Resorts, Kelly was with Starbucks, where he served as Vice President, Global Digital Products, leading the teams responsible for the company’s popular mobile and web products. Previously, he served as the Vice President, Digital for Starbucks China where he recruited and led the initial product management, design and engineering teams developing groundbreaking consumer experiences such as digital payment and one of China’s most popular food & beverage loyalty program. Kelly has started and sold several venture-backed software companies. He started his career in the earliest days of the internet, marketing an early version of the very first Mosaic web browser at Spry. The company was sold to America Online and Kelly went on to work for RealNetworks where they pioneered the idea of audio and video delivery on the internet. Kelly obtained a Bachelor of Business Administration degree from Walla Walla College.
Fred Turcotte, Chief Financial Officer. Mr. Turcotte has served as the Chief Financial Officer at Hagerty since 2008. In this role, Fred is responsible for shareholder value creation, stewarding the enterprise valuation, leading capital planning and management including equity and debt market positioning, business development, financial planning, Accounting Policy and Reporting, Internal Audit, Tax and Treasury planning and operations integration teams, as well as serving on the company’s Executive Team. Fred serves as the financial advisor and liaison to the Company’s Board of Directors and is responsible to all external financial constituencies including investor relations, commercial banking, investment banking, independent accounting and key insurance and financial partner relationships. Prior to joining Hagerty, Fred served as Senior Vice President, Treasurer, Investor Relations Officer and Tax Director for OneBeacon Insurance Group. Prior to OneBeacon, Fred served as Chief Financial Officer and Senior Vice President in the asset management industry and held senior positions in the tax, investment, portfolio management and treasury functions for 13 years at Travelers Insurance. He started his career at Price Waterhouse. Fred has over 35 years of experience in the insurance and asset management industries. He is a member of the American Institute of Certified Public Accountants and the Massachusetts CPA Society and chairs the Venture North Board of Directors in Traverse City, Michigan. Fred obtained a Bachelor of Business Administration and Accounting from the University of Massachusetts Amherst.
Coco Champagne, Chief Operating Officer. Collette (Coco) Champagne collaborates with the Hagerty senior executive team to align all aspects of Hagerty’s strategy, operations and the company’s core values.

She has managerial oversight of member sales and service, strategy planning, human resources function, compensation practice, employee engagement, as well as enterprise facilities and classic vehicle fleet. She is responsible for leading our growth culture. As a member of the Hagerty Executive Team for over a decade, Coco managed sales and service operations prior to joining Human Resources in 2002. She went on to become Senior Vice President of Human Resources and Chief People Officer. Her experience provides a unique vantage point from which to incorporate employee policies, cultivate and recruit talent both internally and externally and to lead the transition effort to incorporate world-class customer service within an innovative sales culture at Hagerty. Prior to joining Hagerty, Coco was an officer of a national bank focused on retail consumer lending. She led the region in generating government guaranteed mortgage loans. Coco serves on the board of Downtown Development Authority for Traverse City and was previously on the executive board of Goodwill of Northern Michigan. She is a graduate of the University of Michigan Executive Human Resources Program and maintains membership in the Society of Human Resource Managers. Coco holds two Bachelor of Science degrees from Michigan State University; the first in Agriculture and Natural Resources and the second in Communications.
Barbara Matthews, Senior Vice President, General Counsel and Corporate Secretary. As General Counsel and Corporate Secretary of Hagerty and affiliated entities, Barbara Matthews is responsible for the overall legal, compliance and risk and resilience strategy for the enterprise. Barbara provides legal advice to the executive management team and the Board of Directors regarding matters with significant company-wide impact including major transactions and contracts. In addition, she oversees corporate governance and serves as Hagerty’s corporate secretary. She offers leadership and guidance to a staff of lawyers, legal paraprofessionals and support staff that provide legal, compliance, risk management and licensing services to support the achievement of Hagerty’s strategic objectives. Before joining Hagerty, Barbara was General Counsel for Priority Solutions. She previously served Chicago-based Heller Financial, Inc. as its Chief Regulatory and International Counsel and Chief Counsel for its Global Vendor Finance Group. She was Vice President, General Counsel and Secretary for Sears Savings Bank, a subsidiary of Sears, Roebuck and Co. Prior to joining Sears, Barbara was an attorney with Hopkins & Sutter where she primarily represented federal bank and savings and loan regulatory agencies. With over 25 years as a practicing attorney, Barbara has represented public and private companies, and their domestic and international subsidiaries, in connection with mergers and acquisitions, corporate governance, human resources matters, intellectual property matters and general corporate matters. She has provided legal counsel and documentation in connection with insurance, supply chain management services, pharmaceutical distribution and fulfillment, domestic and international commercial finance transactions, domestic and international equipment leasing programs and transactions, joint ventures and strategic alliances. She has represented federal regulatory agencies as well as banks and savings and loans in connection with deposit taking, lending, loan purchase and sale activities, asset/liability management and bank regulatory matters. Additionally, Barbara has provided legal services in connection with residential mortgage loan production and servicing and the formation and operation of consumer credit businesses. Barbara’s international experience extends to Canada, Latin America, Europe and Asia. Barbara currently serves as a Trustee on the Board of Trustees of Munson Medical Center. She is Subcommittee Chair of the Law Department Management Network of the Association of Corporate Counsel. Barbara is past Chairman of TraverseCONNECT and is past president of the Board of Governors for the Grand Traverse-Leelanau-Antrim Bar Association as well as past president of the Great Lakes Children’s Museum. Barbara obtained a Bachelor of Science degree in International Business from Ferris State University and a Juris Doctorate from DePaul University College of Law.
Code of Conduct and Ethics
In connection the closing of the Merger, New Hagerty’s board of directors will adopt an amended and restated code of ethics that will apply to all New Hagerty’s directors, officers and employees, including New Hagerty’s principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. Upon the closing of the Merger, the full text of New Hagerty’s code of business conduct and ethics will be available under the Corporate Governance section of New Hagerty’s website. New Hagerty intends to disclose future amendments to New Hagerty’s code of ethics, or any waivers of such code, on the website or in public filings. The reference to New Hagerty’s website address does not constitute incorporation by reference of the information contained at or available through the website, and you should not consider it to be a part of this proxy statement.

Officer and Director Compensation Following the Merger
The New Hagerty board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that New Hagerty is able to recruit and retain qualified directors. Following the consummation of the Merger, New Hagerty intends to develop a non-employee directors’ compensation program that is designed to align compensation with New Hagerty’s business objectives and the creation of stockholder value, while enabling New Hagerty to attract, retain, incentivize and reward directors who contribute to the long-term success of New Hagerty.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HAGERTY
The following discussion and analysis provides information which Hagerty’s management believes is relevant to an assessment and understanding of Hagerty’s consolidated results of operations and financial condition. You should read the following discussion and analysis of Hagerty’s consolidated results of operations and financial condition together with the section titled “Selected Historical Consolidated Financial Information” and Hagerty’s consolidated financial statements and related notes and other information included elsewhere in this proxy statement. This discussion and analysis should also be read together with the Unaudited Pro Forma Condensed Combined Financial Information as of and for the six months ended June 30, 2021. In addition to historical financial information, this discussion contains forward-looking statements based upon Hagerty’s current expectations that involve risks and uncertainties. Hagerty’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement. Unless otherwise indicated or the context otherwise require, references included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hagerty section to “Hagerty,” “we,” “us,” “our” and the “Company” refer to The Hagerty Group, LLC and its subsidiaries.
Overview
At Hagerty, everything begins and ends with the love of the automobile — an innate passion that fuels our unique membership model and cultivates deep, personal connections with our more than 1.8 million members, comprised of 675,000 paid subscribers and 1.1 million others that interact with us, but have yet to become a paid subscriber.
We love cars. And we are not alone. According to estimates from social media accounts, there are more than 500 million people around the globe who express an interest in cars and, based on Hagerty’s proprietary data, approximately 69 million in the United States (“U.S.”) alone who declare themselves automotive enthusiasts. Within that, there are over 43 million insurable collector vehicles in the U.S.
Over the past three decades, Hagerty has become a global market leader in insurance for classic and enthusiast vehicles with over two million vehicles insured, partnerships with nine of the 10 largest U.S. auto insurance companies (as ranked by S&P Global Market intelligence based upon 2020 direct insurance premiums written), and an exceptional 84 Net Promoter Score (“NPS”), which is approximately twice the industry average.
We take great pride in protecting our members’ treasured vehicles. But at Hagerty that is only the beginning. Our approach to the car insurance market and our strategy for growth is centered on our unwavering pursuit to build the world’s most loved automotive enthusiast brand and deliver on our purpose to save driving and car culture for future generations.
To this end, we have built an integrated automotive enthusiast platform that engages, entertains, and connects with our members at every stage of their journey — digitally, on the track, in the garage, at an event or on the road. The components of our automotive enthusiast platform include:
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Innovative Hagerty Drivers Club membership program (“HDC”)

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Ownership of immersive automotive events

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A thriving and rapidly growing automotive media content platform

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Market-leading valuation tools

For our members the combination of these four components, as well as others results in an incredible experience. For our business, it results in multiple points of monetization, an attractive recurring revenue business model and what we believe are exceptional results demonstrated by:
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Greater than 25% annual revenue growth rates on average over the last three fiscal years

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Strong customer retention at 90%

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Average loss ratios significantly better than the U.S. personal lines auto insurance industry

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Millions following Hagerty’s automotive insights and social media programs

As we look ahead and continue to grow, we believe our digitally driven thinking will continue to enhance member engagement and reduce transaction friction. That is why we are investing in state-of-the-art digital interfaces to support our growing membership base. We are also acquiring targeted car events and adding services that will be available for member use within the Hagerty Drivers Club membership program, described below in “— Our Membership Approach”.
We are committed to using our business as a force for both growth and good and are focused on making a positive impact on the issues that matter to our teams, our automotive community and the communities in which we live and work.
We didn’t create the passion for cars. We simply tap into that spirit to cultivate deep, intimate relationships with auto enthusiasts around the globe and create Hagerty fans for life.
Our Membership Approach
Hagerty is an automotive enthusiast brand built upon a membership organization for car lovers. We will always think and act long-term, put members at the center of our strategy and create a culture built on improving each and every day. It’s our strategic play to create lifelong fans and ultimately fuel car culture for generations to come. In addition to membership offerings of insurance, HDC, Hagerty Garage + Social, DriveShare, Radius and acting as a think tank for the community, Hagerty also provides curated events and experiences, world class content and valuation expertise.
Hagerty’s insurance agencies provide unique insurance programs designed exclusively for enthusiasts.
HDC is our flagship membership program offering a robust suite of benefits for the automotive enthusiast.
Hagerty Garage + Social is our national network of experience and storage centers.
DriveShare is a peer-to-peer classic vehicle rental offering for auto enthusiasts through which car enthusiasts can connect with one another and rent their peers’ classic or collector vehicles for a fee.
Hagerty Radius is our invite-only Hagerty community designed for the connoisseurs of the car world.
It is our strategic goal to create lifelong fans and fuel car culture for generations to come.
Our Revenue Model
Our revenue model combines multiple elements in the insurance and lifestyle value chains, built on data collection and member experience.
Commission and Fee Revenue
The Company earns commission revenues for the distribution and servicing of classic automobile and boat insurance policies written through personal and commercial lines agency agreements with multiple insurance carrier partners in the U.S., Canada and the United Kingdom (“U.K.”).
The Company’s insurance affiliated intermediaries act as MGAs who, among other things, write collector vehicle business on behalf of the insurance carrier partners. In exchange for commissions paid by the insurance carrier partners, Hagerty generally handles all sales, marketing, pricing, and underwriting, policy administration and fulfillment, billing and claim services. In addition, Hagerty also manages all aspects of our omni-channel distribution, both direct and brokerage, including independent agencies, national sales accounts, large agency and broker networks and national partner relationships.
Earned Premium
Reinsurance premiums are earned by a single cell captive reinsurance company, Hagerty Re. Hagerty Re, wholly owned by the Company, reinsures the classic auto and marine risks written through its affiliated

MGAs in the U.S., Canada and the U.K. Hagerty Re is a Bermuda-domiciled, Class 3A reinsurer. Hagerty Re was funded in December 2016 and was granted a license by the Bermuda Monetary Authority (“BMA”) in March 2017.
Hagerty Re’s insurance business consists solely of a portion of the collector vehicle program premium written by their affiliated U.S., Canadian and U.K. MGAs which is ceded by its insurance carrier partners under a quota-share reinsurance agreement. In addition, Hagerty Re purchases a third-party reinsurance program providing coverage to both single large events as well as the accumulation of multiple smaller events, based on risk tolerance thresholds with such reinsurer’s in force program offering protection against catastrophic events such as hurricanes, wildfires, volcanos, etc. As a result, we believe the Company is not exposed to material reinsurance risk concentration on a net basis.
Membership and Other Revenue
The Company earns subscription revenue and other revenue through membership offerings and other automotive and affinity services sold to policyholders and classic vehicle enthusiasts. Membership offerings include but are not limited to private label roadside assistance, digital and linear video content, our award-winning magazine, valuation services, members-only events and exclusive automotive third-party discounts. Additionally, the Company owns and operates collector vehicle events, earning revenue through admission income and sponsorships, as well as event registration service fees on behalf of automotive and motorsport organizations to manage credentials. Revenue is also derived from the sale of merchandise, DriveShare rentals and Hagerty Garage + Social memberships.
Key Performance Indicators
We regularly review key operating and financial performance indicators to evaluate our business, measure our performance, identify trends in our business against planned initiatives, prepare financial projections and make strategic decisions. In addition to our financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we believe these financial and operational measures are useful in evaluating our performance.
The following table presents these metrics as of and for the periods presented:
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Policies in Force (“PIF”)	1,208,008	1,094,993	1,143,786	1,021,528	934,177
Total Written Premium (in thousands)	$341,798	$296,844	$578,234	$497,010	$430,462
PIF Retention	89.3%	89.6%	90.0%	89.7%	89.6%
Loss Ratio	41.4%	41.1%	41.3%	40.9%	42.1%
HDC Member Count	683,371	619,028	638,182	579,972	556,693
Net Promoter Score	81.0	81.0	84.0	81.0	N/A
Policies in Force
Policies in Force are the number of current and active insurance policies as of the applicable period end date. We view Policies in Force as an important metric to assess our financial performance because policy growth drives our revenue growth, increases brand awareness and market penetration, generates additional insight to improve the performance of our platform, and provides key data to assist strategic decision making for the Company.
Total Written Premium
Total Written Premium is the total amount of insurance premium written on policies that were bound by our insurance carrier partners during the applicable period. We view Total Written Premium as an important metric, as it most closely correlates with our growth in insurance commission revenue and Hagerty

Re earned premium. Total Written Premium excludes the impact of premium assumed by unrelated third-party reinsurers and therefore reflects the actual business volume and direct economic benefit generated from our customer acquisition efforts. Premiums ceded to reinsurers can change based on the type and mix of reinsurance structures we deploy.
PIF Retention
PIF Retention is the percentage of current period policies that are renewed on the policy renewal date. We view PIF Retention as an important measurement of the number of policies retained each year, which contributes to recurring revenue streams from MGA commissions, membership fees and earned premiums. It also contributes to maintaining the Company’s NPS as discussed below.
Loss Ratio
Loss Ratio, expressed as a percentage, is the ratio of (a) losses and loss adjustment expenses incurred to (b) earned premium in Hagerty Re. We view Loss Ratio as an important metric because it is a powerful benchmark for profitability. The benchmark allows us to evaluate our historical loss patterns including incurred losses, reset insurance pricing dynamics and make necessary and appropriate adjustments.
HDC Member Count
HDC Member Count is the number of current members who pay an annual membership subscription as of an applicable period end date. We view HDC Member Count as important because it helps us measure membership revenue growth and provides an opportunity to customize our value proposition and benefits to specific types of enthusiasts, both by demographic and vehicle interest.
Net Promoter Score
Hagerty uses NPS as our “north star metric,” measuring the overall strength of our relationship with members and insurance carrier partners. NPS is measured twice annually through a web-based survey sent by email invitation to a random sample of existing members and partners. NPS is reported as of the most recent survey completed, which allows for accurate reporting of trends and member’s current sentiment. Often referred to as a barometer of brand loyalty and customer engagement, NPS is well-known in our industry as a strong indicator of growth and retention.
Recent Developments Affecting Comparability
COVID-19 Impact
In March 2020, the World Health Organization declared the Coronavirus (“COVID-19”) a pandemic. The pandemic has impacted every geography in which the Company operates. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.
The Company has taken several precautionary steps to safeguard its business and team members from COVID-19, including implementing travel restrictions, arranging work from home capabilities and flexible work policies. The safety and well-being of our team members continues to be the top priority. As restrictions were put in place, employees were able to transition to work from home environment quickly and effectively due to the prior technology investments and the Company’s focus on core values. Due to the restrictions and uncertainty caused by the pandemic, revenue growth was lower than expected primarily caused by lower levels of new business. Offsetting the revenue shortfall, expenses related to promotional events and travel were lower than anticipated. By the end of 2020 and as of June 30, 2021, new business growth returned to planned pace, events were being planned and new initiatives were on track. Management will continue to follow and monitor guidelines in each jurisdiction and is working on a phased transition of employees returning to the office.

Key Factors and Trends Affecting our Operating Performance
Our financial condition and results of operations have been, and will continue to be, affected by a number of factors, including the following:
Our Ability to Attract Members
Our long-term growth will depend, in large part, on our continued ability to attract new members to our platform. Our growth strategy is centered around accelerating our existing position in markets that we already serve, expanding into new markets domestically across the U.S., internationally in Canada and the U.K. and eventually the European Union (“E.U.”), digital innovation and developing new strategic insurance and affinity partnerships with key players in the automotive industry.
Our Ability to Retain Members
Turning our members into lifetime fans is key to our success. We currently have over 1.8 million members with Hagerty including over 675,000 paid subscribers (“HDC Members”) and over 1.1 million who interact with us but have yet to join HDC and receive additional club-level benefits. We realize increasing value from each HDC Member who signs up with us or is retained as a recurring revenue base, forming the basis for organic growth for our new product offerings and improving our loss ratios over time. One of our principal goals is to convert all of our members who are not currently HDC Members to paid subscribers over time. Our ability to retain members will depend on a number of factors including our NPS and members’ satisfaction with our products and pricing and offerings of our competitors.
Our Ability to Increase HDC Membership Subscriptions
Our long-term growth will benefit from our ability to increase our HDC membership subscription base across the U.S., Canada and into the U.K. and the E.U. Today, we have over 675,000 HDC Members. We apply our highly scalable model, with a tailored approach to each enthusiast type across all demographic groups.
We are also able to drive membership in HDC through our insurance distribution channels. Approximately 75% of new insurance policy holders purchase memberships in HDC.
Our Ability to Introduce New and Innovative Products
Our growth will depend on our ability to introduce new and innovative insurance and automotive lifestyle products that will drive organic growth from our existing member base as well as from potential new customers. Our insurance offerings as well as our membership and marketplace technology platforms provide us with a foundation to expand our insurance and membership base, engage auto enthusiasts and provide innovative products to members globally.
Our Ability to Manage Risk Through Our Technology
Risk is managed through our technology, proprietary algorithms, underwriting and claims practices, data science and regulatory compliance capabilities, which we use to determine the risk profiles of our members. Our ability to manage risk is enhanced and controlled over time as data is continuously collected and analyzed by our algorithms with the objective of lowering our loss ratios over time. Our success depends on our ability to adequately and competitively price risk.
Our Ability to Manage Growth Related to Our Strategic Alliances
We have strategic alliances with several insurance carriers that we expect to serve as a key driver in our growth in commission and fee revenue. For a discussion of those relationship, see “Information About Hagerty — Distribution, Marketing and Strategic Relationships.” For example, we expect State Farm to begin offering Hagerty’s features and services to its customers in 2022, which will begin to drive additional commission and fee revenue.

Our Ability to Grow Quota Share
Hagerty Re’s current quota share of business ceded from the United States is 60%. The quota share percentage will increase to 70% in 2022 and to 80% in 2023 and beyond under a contract with Markel. The increase in quota share will have the effect of increasing our revenue, which will partially be offset by increases in our underwriting costs.
Components of Our Results of Operations
Revenue
The Company primarily generates revenue from the sale of automotive insurance policies and HDC membership subscriptions as well as from participating in the underwriting results on policies written by our insurance carrier partners.
Commission and fee revenue
The Company earns new and renewal commissions from its insurance carrier partners on the policies that it sells to policyholders. Additionally, policyholders pay fees directly to the Company related to their insurance coverage. These commissions and fees are earned when the policy becomes effective, net of policy changes and cancellations.
For policies that have elected to pay via installment plan, revenue is recognized on the policy effective date as the insured becomes fully entitled to the policy benefits, regardless of when payment is collected. The Company’s performance obligation to the insurance carrier partner is complete when the policy is issued.
Under the terms of many of its contracts with insurance carrier partners, the Company has the opportunity to earn an annual contingent underwriting commission (“CUC”), or profit-share, based on the calendar-year performance of the insurance book of business with each of those insurance carrier partners. The Company’s CUC agreements are based on written or earned premium and loss ratio results. Each insurance carrier partner contract and related CUC is calculated independently. Revenue from CUC is accrued throughout the year and settled annually.
Earned premium
Earned premium represents the earned portion of gross written premiums that Hagerty Re has assumed under quota share reinsurance agreements with our insurance carrier partners. Earned premium is recognized over the term of the policy, which is generally 12 months.
Membership and other revenue
HDC Memberships are sold as a bundled product which generally includes private label roadside assistance, access to digital and linear video content, our Hagerty magazine, valuation services, access to member events and exclusive automotive third-party discounts. Hagerty Garage + Social storage memberships include storage in addition to the HDC member benefits. Income from the sale of HDC and storage membership subscriptions is recognized ratably over the period of the membership, which is generally 12 months. Other revenue includes advertising sales, admission income, sponsorships, event registration fees, valuation services, merchandise sales and DriveShare rentals. Other revenue is recognized when the performance obligation for the related product or service is satisfied.
Costs and Expenses
Our costs and expenses consist of salaries and benefits paid to employees, ceding commissions, losses and loss adjustment expenses paid to insurance carrier partners, sales expenses, general and administrative service and depreciation and amortization.
Salaries and benefits
Salaries and benefits consist primarily of costs related to employee compensation, payroll taxes, employee benefits and employee development costs. Employee compensation includes wages paid to employees as well as various incentive compensation plans. Employee benefits include the costs of various employee benefits plans including medical and dental insurance, wellness benefits and others. Costs related to employee education, training and recruiting are included in employee development costs. Salaries and benefits costs are expensed as incurred except for those costs which are required to be capitalized, which are then amortized over the useful life of the asset created (generally software or media content). Salaries and benefits are expected to increase over time as the business continues to grow, but will likely decrease as a percent of revenue.
Ceding commission
Ceding commission consists of the commission paid by Hagerty Re to our insurance carrier partners for our pro-rata share of acquisition costs (primarily our MGA commissions), general and administrative and other costs. Hagerty Re pays a fixed rate ceding commission which varies by insurance carrier partner, averaging 48% of net earned premium. Ceding commission will change proportionately to earned premium assumed through our various quota share reinsurance agreements.
Losses and loss adjustment expenses
Losses and loss adjustment expenses consist of our portion of the net cost to settle claims submitted by insureds. Losses consist of claims paid, case reserves and losses incurred but not reported (“IBNR”), net of estimated recoveries for reinsurance, salvage and subrogation. Loss adjustment expenses consist of the cost associated with the investigation and settling of claims. Losses and loss adjustment expenses represent management’s best estimate of ultimate net loss at the financial statement date. Estimates are made using statistical analysis by our internal actuarial team. These reserves are reviewed regularly and adjusted as necessary to reflect management’s estimate of the ultimate cost of losses and loss adjustment expenses.
Losses and loss adjustment expenses represent our share of losses assumed through various reinsurance agreements entered by Hagerty Re and our insurance carrier partners. Our reinsurance contracts are quota share reinsurance agreements on the business underwritten by our MGAs. These expenses are expected to grow proportionately with written premium and increase as the quota share percentage contractually increases.
Sales expense
Sales expense includes costs related to the sales and servicing of a policy, primarily broker expense, cost of sales, promotion expense and travel and entertainment expenses. Cost of sales includes expenses related to the sale and servicing of a policy, including postage, document costs, payment processing fees, emergency roadside service costs and other variable costs associated with the sale and servicing of a policy. Broker expense is the compensation paid to our agent partners and national broker partners when an insurance policy is written through a broker relationship. Promotion expense includes various expenses related to branding, events, advertising, marketing, and acquisition. Sales expenses, in general, are expensed as incurred and will likely increase as we continue to grow. Broker expense and cost of sales will likely track with written premium growth, while promotion expense and travel and entertainment expense will decrease as a percent of revenue over the long term.
General and administrative services
General and administrative services consist of occupancy costs, hardware and software, consulting services, legal and accounting services, community relations and non-income taxes. These costs are expensed as incurred. We expect this expense category to increase commensurate with our expected business volume and growth expectations and be managed lower as a percent of revenue over the next few years after we reach scale to handle incoming business from new partnerships.
Depreciation and amortization
Depreciation and amortization reflects the recognition of the cost of our investments in various assets over their useful life. Depreciation expense relates to leasehold improvements, furniture and equipment, vehicles, hardware and purchased software. Amortization relates to investments related to recent acquisitions,

Software-as-a-Service (“SaaS”) implementation, internal software development and investments made in digital media and content assets. Depreciation and amortization are expected to increase slightly in dollar amount over time but will likely decrease as a percent of revenue as investments in platform technology reach scale.
Income tax expense
The Company’s income is taxed as a passthrough ownership structure under provisions of the Internal Revenue Code (“IRC”) and a similar section of state income tax law, except for Hagerty Re and various foreign subsidiaries. Income tax expense is applicable to Hagerty Re and various foreign subsidiaries that are treated as taxable entities. Prior to January 1, 2019, Hagerty Re was taxed in a passthrough ownership structure and not subject to United States taxation. Effective January 1, 2019, Hagerty Re made an irrevocable election under Section 953(d) of the U.S. IRC, as amended, to be taxed as a U.S. domestic corporation. Income tax expense is expected to increase consistent with Hagerty Re’s profitability.
Results of Operations
Comparison of the Six Months Ended June 30, 2021 and 2020
The following table presents our unaudited condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020, and the dollar and percentage change between the two periods:
	Six Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Revenues
Commission and fee revenue	$137,816	$118,008	$19,808	16.8%
Earned premium	133,671	103,408	30,263	29.3%
Membership and other revenue	25,122	20,905	4,217	20.2%
Total Revenues	296,609	242,321	54,288	22.4%
Operating Expenses
Salaries and benefits	79,847	65,850	13,997	21.3%
Ceding commission	64,067	49,613	14,454	29.1%
Losses and loss adjustment expenses	55,346	42,484	12,862	30.3%
Sales expense	48,712	42,880	5,832	13.6%
General and administrative services	30,064	23,247	6,817	29.3%
Depreciation and amortization	9,396	4,976	4,420	88.8%
Total Operating Expenses	287,431	229,050	58,381	25.5%
Operating Income	9,178	13,271	(4,093)	(30.8)%
Other Expense	(624)	(174)	(450)	258.6%
Income Before Income Tax Expense	8,554	13,096	(4,542)	(34.7)%
Income tax expense	(2,902)	(2,424)	(478)	19.7%
Net Income	$5,653	$10,673	$(5,020)	(47.0)%
Revenue
Commission and fee revenue
Commission and fee revenue increased $19.8 million, or 16.8%, to $137.8 million for the six months ended June 30, 2021, from $118.0 million for the six months ended June 30, 2020. The increase was composed of an increase of $5.7 million in revenues from new policies from $21.9 million for the six months ended

June 30, 2020 to $27.6 million for the six months ended June 30, 2021, and an increase of $14.1 million in revenues from renewal policies from $96.1 million for the six months ended June 30, 2020 to $110.2 million for the six months ended June 30, 2021. The increase is primarily due to new business policy count growth of 14.9% and an increase in new and renewal average premium of 1.0% and 8.4%, respectively.
Our commission and fee revenue from direct sources increased $10.2 million, or 18.9%, from $53.9 million during the six months ended June 30, 2020 to $64.1 million during the six months ended June 30, 2021. Our commission and revenue from agent sources increased $9.6 million, or 15.0%, from $64.1 million during the six months ended June 30, 2020 to $73.7 million during the six months ended June 30, 2021. The growth in our direct sources has been primarily attributable to increasingly strong performance in our direct sales channels as well as the entry into our alliance with Aviva in 2020, which shifted some of our business to direct sources. Commission rates, generating commission revenue, vary based on geography but do not differ by distribution channel (i.e., whether they are direct-sourced or agent-sourced).
The following tables shows the break-down of our commission and fee revenues for the six months ended June 30, 2021 and the six months ended June 30, 2020 by geography (in millions):
Six Months Ended June 30, 2021
	U.S.	Canada	U.K.	Total
Commission and Fee Revenue	$97.1	$8.7	$2.0	$107.8
Contingent Commission	$29.9	$.02	$.07	$30.0
Total	$127.0	$8.8	$2.0	$137.8
Six Months Ended June 30, 2020
	U.S.	Canada	U.K.	Total
Commission and Fee Revenue	$82.5	$7.0	$1.6	$91.1
Contingent Commission	$25.5	$1.2	$.2	$26.9
Total	$108.0	$8.2	$1.8	$118.0
In the United States, we have experienced consistent organic growth. We expect this growth to continue in the United States. In Canada and the U.K. we have experienced slower growth as a result of our reliance on our strategic alliances in those markets, which generally results in greater commission and fee revenue but less contingent commissions.
Earned premium
Earned premium increased $30.3 million, or 29.3%, to $133.7 million for the six months ended June 30, 2021, from $103.4 million for the six months ended June 30, 2020. This increase was primarily attributable to U.S. organic growth in written premium by our insurance carrier partners leading to an increase in premium assumed by Hagerty Re of $51.2 million from $130.0 million for the six months ended June 30, 2020 to $181.2 million for the six months ended June 30, 2021, an increase in Hagerty Re’s U.S. quota share percentage from 50% to 60% beginning January 1, 2021 resulting in additional premium of $24.8 million, and six months of quota share premium from Aviva Canada versus four months in 2020 adding approximately $5.5 million in 2021.
Membership and other revenue
Membership and other revenue increased $4.2 million, or 20.2%, to $25.1 million for the six months ended June 30, 2021, from $20.9 million for the six months ended June 30, 2020. The increase in membership fees of $1.9 million from $17.7 million in the six months ended June 30, 2020 to $19.6 million in the six months ended June 30, 2021, which was primarily attributable to the increase in issuance of new policies and growth of new “stand-alone” HDC subscriptions (i.e. HDC subscriptions sold to members without insurance policies). For the six months ended June 30, 2021, the membership revenue of $19.6 million comprises 77.8% of the membership and other revenue total, which has grown 10.5%. Other Revenue of

$5.6 million including advertising, valuation and registration income accounts for 18.6% of the membership and other revenue totals and has grown $2.3 million, or 73.1%, primarily due to newly acquired business lines in motorsports registration and events. The increase in membership and other revenue also included increases of $0.5 million and $0.9 million in admission income and motorsport registration income from the six months ended June 30, 2020 to the six months ended June 30, 2021, respectively, primarily resulting from increased income derived from events and an increase in the number of motorsport registrations.
Costs and Expenses
Salaries and benefits
Salaries and benefits costs increased $14.0 million, or 21.3%, to $79.8 million for the six months ended June 30, 2021, from $65.9 million for the six months ended June 30, 2020. The increase was primarily attributable a net increase of 229 employees in our sales, member services, technology and distribution units, an increase of 17%, from June 30, 2020 to June 30, 2021. Additional staff was needed to support our current and anticipated growth, such as the additions of several new large national insurance partnerships and our continued development of new systems and digital transformation technology investments.
Ceding commission
Ceding commission expense increased $14.5 million, or 29.1%, to $64.1 million for the six months ended June 30, 2021, from $49.6 million for the six months ended June 30, 2020. The increase was primarily attributable to higher U.S. premium volume ceded to Hagerty Re from our insurance carrier partners and an increase in our U.S. quota share percentage from 50% in 2020 to 60% in 2021, which accounted for $11.8 million. Hagerty Re pays a fixed rate ceding commission which varies by insurance carrier partner, averaging 48% of net earned premium.
The following table presents the amount of premiums ceded and the quota share percentages for the six months ended June 30, 2021 and the six months ended June 30, 2020 (in millions):
Six Months Ended June 30, 2021
	U.S.	Canada	U.K.	Total
Subject Premium	$287.6	$23.0	$1.1	$311.7
Quota Share Percentage	60%	35%	60%	58%
Assumed Premium in Hagerty Re	$172.6	$8.1	$0.6	$181.2
Net Ceding Commission	$61.3	$2.7	$0.07	$64.1
Six Months Ended June 30, 2020
	U.S.	Canada	U.K.	Total
Subject Premium	$248.9	$15.9	—	$264.9
Quota Share Percentage	50.0%	35.0%	—	49.1%
Assumed Premium in Hagerty Re	$124.5	$5.6	—	$130.0
Net Ceding Commission	$49.3	$0.3	—	$49.6
In the U.S., the increase in premiums assumed in Hagerty Re from June 30, 2020 to June 30, 2021 was primarily due to Hagerty Re’s U.S. quota share increasing from 50% in 2020 to 60% as of January 1, 2021. In Canada, the increase in premiums assumed by Hagerty Re from June 30, 2020 to June 30, 2021 is primarily due to the entry into the reinsurance agreement with Aviva, effective as of March 1, 2020. In the U.K., the increase in premiums assumed in Hagerty Re from June 30, 2020 to June 30, 2021 is primarily due to the entry into the U.K. reinsurance agreement, which became effective during 2021.
Losses and loss adjustment expenses
Losses and loss adjustment expenses increased $12.9 million, or 30.3%, to $55.3 million for the six months ended June 30, 2021, from $42.5 million for the six months ended June 30, 2020. The increase was primarily driven by higher premium volume ceded to Hagerty Re from our insurance carrier partners. The loss ratio, including catastrophe losses was 41.4% and 41.1%, for the six months ended June 30, 2021 and June 30, 2020, respectively.
Sales expense
Sales expense increased by $5.8 million, or 13.6% to $48.7 million for the six months ended June 30, 2021, from $42.9 million for the six months ended June 30, 2020. The increase was primarily due to additional premium volume across our agent and direct distribution channels and slightly higher promotion costs for events occurring in 2021.
General and administrative services
General and administrative services increased $6.8 million, or 29.3%, to $30.1 million for the six months ended June 30, 2021, from $23.2 million for the six months ended June 30, 2020. The increase was primarily driven by $3.1 million in higher software subscription costs and a $2.2 million write off of abandoned software.
Depreciation and amortization
Depreciation and amortization expense increased by $4.4 million, or 88.8% to $9.4 million for the six months ended June 30, 2021, from $5.0 million for the six months ended June 30, 2020. The increase was attributable to a higher base of capital assets from our digital platform development investment and business combination and asset acquisition. Assets acquired in 2020 and 2021 led to an increase of $361,000 of amortization as of June 30, 2021 compared to June 30, 2020.
Income tax expense
Income tax expense increased by $0.5 million, or 19.7% to $2.9 million for the six months ended June 30, 2021, from $2.4 million for the six months ended June 30, 2020, driven by increased net income before income tax expense in Hagerty Re.
Comparison of the Years Ended December 31, 2020 and 2019
The following table presents our consolidated statements of operations for the years ended December 31, 2020 and 2019, and the dollar and percentage change between the two years:

	Year ended December 31,
(in thousands)	2020	2019	$ Change	% Change
Revenues
Commission and fee revenue	$236,443	$201,779	$34,664	17.2%
Earned premium	220,502	157,394	63,108	40.1%
Membership and other revenue	42,603	38,100	4,503	11.8%
Total revenues	499,548	397,274	102,274	25.7%
Operating Expenses
Salaries and benefits	137,508	114,290	23,218	20.3%
Ceding commission	105,974	75,567	30,407	40.2%
Losses and loss adjustment expenses	91,025	64,400	26,625	41.3%
Sales expense	86,207	84,189	2,018	2.4%
General and administrative services	51,188	39,029	12,159	31.2%
Depreciation and amortization	11,800	8,950	2,850	31.8%
Total Operating Expenses	483,702	386,425	97,277	25.2%
Operating Income	15,846	10,848	4,998	46.1%
Other Income (Expense)	(986)	608	(1,594)	(262.2)%
Income Before Income Tax Expense	14,860	11,456	3,404	29.7%
Income tax expense	(4,820)	(7,250)	(2,430)	(33.5)%
Net Income	$10,039	$4,206	$5,833	138.7%
Revenue
Commission and fee revenue
Commission and fee revenue increased $34.7 million, or 17.2%, to $236.4 million for the year ended December 31, 2020, from $201.8 million for the year ended December 31, 2019. The increase was primarily due to 21.6% growth in new business policy count, digital marketing and processing enhancements in our direct channel and the acquisition of a collector vehicle book of business from a third-party insurance carrier. The increase was composed of an increase of $10.0 million in revenues from new policies from $37.9 million for the year ended December 31, 2019 to $47.9 million for the year ended December 31, 2020, and an increase of $24.7 million in revenues from renewal policies from $163.9 million for the year ended December 31, 2019 to $188.6 million for the year ended December 31, 2020.
Our commission and fee revenue from direct sources increased $17.2 million, or 19.1%, from $90.0 million during the year ended December 31, 2019 to $107.1 million during the year ended December 31, 2020. Our commission and revenue from agent sources increased $17.5 million, or 15.6%, from $111.8 million during the year ended December 31, 2019 to $129.3 million during the year ended December 31, 2020. The growth in our direct sources has been primarily attributable to increasingly strong performance in our direct sales channels as well as the entry into our alliance with Aviva in 2020, which shifted some of our business to direct sources. Commission rates, generating commission revenue, vary based on geography but do not differ by distribution channel (i.e., whether they are direct-sourced or agent-sourced).
The following tables shows the break-down of our commission and fee revenues for the year ended December 31, 2020 and the year ended December 31, 2019 by geography (in millions):

Year Ended December 31, 2020
	U.S.	Canada	Europe	Total
Commission and fee revenue	$165.7	$13.3	$3.0	$182.0
Contingent Commission	51.8	1.7	0.9	54.4
Total commission and fee revenue	$217.5	$15.0	$3.9	$236.4
Year Ended December 31, 2019
	U.S.	Canada	Europe	Total
Commission and fee revenue	$141.0	$11.6	$2.9	$155.5
Contingent Commission	43.2	2.8	0.3	46.3
Total commission and fee revenue	$184.2	$14.4	$3.2	$201.8
In the United States, we have experienced consistent organic growth. In Canada, the increase in commission and fee revenue from December 31, 2019 to December 31, 2020 was primarily due to Hagerty Re’s entry into the alliance with Aviva. In the U.K., we experienced organic growth, which led to an increase in commission and fee revenue during the period from December 31, 2019 to December 31, 2020.
Earned premium
Earned premium increased $63.1 million, or 40.1%, to $220.5 million for the year ended December 31, 2020, from $157.4 million for the year ended December 31, 2019. The increase was primarily attributable to a $58.3 million increase in earned premiums in Hagerty Re and $4.8 million of earned premium from agreement with Aviva. The increase in earned premium corresponds to to a $48.9 million, or 24.2% increase in premium assumed by Hagerty Re, which is attributable to U.S. organic growth, as well as $11.3 million in premium assumed by Hagerty Re from Aviva pursuant to a quota share reinsurance agreement between the parties which became effective in March 2020.
Membership and other revenue
Membership and other revenue increased $4.5 million, or 11.8%, to $42.6 million for the year ended December 31, 2020, from $38.1 million for the year ended December 31, 2019. The increase was primarily attributable to the increase in issuance of new policies and growth of stand-alone HDC membership subscriptions. For the twelve months ended December 31, 2020, the membership revenue of $36.3 million was 85.2% of the membership and other revenue totals, which grew 15.1% from December 31, 2019. Other Revenue of $6.3 million, including advertising, valuation and registration income, which accounted for 14.8% of the membership and other revenue totals decreased by $0.3 million or -4.1% driven by COVID-19 related cancellations of newly acquired business lines in motorsports registration and events.
Costs and Expenses
Salaries and benefits
Salaries and benefits increased $23.2 million, or 20.3%, to $137.5 million for the year ended December 31, 2020, from $114.3 million for the year ended December 31, 2019. The increase was driven by a net increase of 242 employees in sales, member services and technology units, which was slightly offset by lower self-insured healthcare claims expense impacted by the pandemic.
Ceding commission
Ceding commission increased $30.4 million, or 40.2%, to $106.0 million for the year ended December 31, 2020, from $75.6 million for the year ended December 31, 2019. The increase was primarily attributable to a growth of 37.0% in Hagerty’s U.S. personal lines earned premium during the period from December 31, 2019 to December 31, 2020 and the entry into Hagerty Re’s quota share reinsurance agreement with Aviva Canada effective March 2020.

The following table presents the amount of premiums ceded and the quota share percentages for the year ended December 31, 2020 and the year ended December 31, 2019 (in millions):
Year Ended December 31, 2020
	U.S.	Canada	U.K.	Total
Subject Premium	$478.5	$32.7	—	$510.8
Quota Share Percentage	50%	35%	—	49%
Assumed Premium in Hagerty Re	$239.3	$11.3	—	$250.6
Net Ceding Commission	$103.9	$2.1	—	$106.0
Year Ended December 31, 2019
	U.S.	Canada	U.K.	Total
Subject Premium	$403.3	—	—	$404.3
Quota Share Percentage	50%	—	—	50%
Assumed Premium in Hagerty Re	$201.7	—	—	$201.7
Net Ceding Commission	$75.6	—	—	$75.6
Losses and loss adjustment expenses
Losses and loss adjustment expenses increased $26.6 million, or 41.3%, to $91.0 million for the year ended December 31, 2020, from $64.4 million for the year ended December 31, 2019. The incurred loss ratio was 41.3% in 2020 and 40.9% in 2019. The increase was consistent with our growing renewal base in the U.S. and $3.2 million of losses and loss adjustment expenses from Hagerty Re’s new quota share reinsurance agreement with Aviva effective March 2020.
Sales expense
Sales expenses increased $2.0 million, or 2.4%, to $86.2 million for the year ended December 31, 2020, from $84.2 million for the year ended December 31, 2019. The relatively small increase relative to our growth was primarily due to the inability to travel to events due to the COVID-19 pandemic, which reduced spending on travel, sponsorships and other promotional expense.
General and administrative services
General and administrative services expenses increased $12.2 million, or 31.2%, to $51.2 million for the year ended December 31, 2020, from $39.0 million for the year ended December 31, 2019. The increase was primarily due to $4.9 million for digital innovation and core technology consulting, $3.4 million of software subscriptions and $1.6 million of occupancy costs.
Depreciation and amortization
Depreciation and amortization increased $2.9 million, or 31.8%, to $11.8 million for the year ended December 31, 2020, from $9.0 million for the year ended December 31, 2019. The increase was primarily related to investments in digital innovation, new office locations and amortization of acquired intangible assets. Assets acquired in 2019 and 2020 led to an increase of $1.6 million of amortization as of December 31, 2020 compared to December 31, 2019.
Income tax expense
Income tax expense decreased by $2.4 million, or 33.5% to $4.8 million for the year ended December 31, 2020, from $7.3 million for the year ended December 31, 2019. The decrease was attributable to the establishment of the initial deferred tax expense required to be recorded by Hagerty Re upon its election to become a U.S. taxpayer under Section 953(d) of the U.S. IRC.

Comparison of the Years Ended December 31, 2019 and 2018
The following table presents our consolidated statements of operations for the years ended December 31, 2019 and 2018 and the dollar and percentage change between the two years:
	Year ended December 31,
(in thousands)	2019	2018	$ Change	% Change
Revenue
Commission and fee revenue	$201,779	$174,293	$27,486	15.8%
Earned premium	157,394	97,020	60,374	62.2%
Membership and other revenue	38,100	30,386	7,714	25.4%
Total revenue	397,274	301,699	95,575	31.7%
Operating Expenses
Salaries and benefits	114,290	97,109	17,181	17.7%
Ceding commission	75,567	46,553	29,014	62.3%
Losses and loss adjustment expenses	64,400	40,859	23,541	57.6%
Sales expense	84,189	70,015	14,174	20.2%
General and administrative services	39,029	30,797	8,232	26.7%
Depreciation and amortization	8,950	7,755	1,195	15.4%
Total Operating Expenses	386,425	293,087	93,338	31.8%
Operating Income	10,848	8,612	2.236	26.0%
Other Income (Expense)	608	(17)	625	(3676.5)%
Income Before Income Tax Expense	11,456	8,596	2,860	33.3%
Income tax expense	(7,250)	(122)	7,128	5842.6%
Net Income	$4,206	$8,474	$(4,268)	(50.4)%
Revenue
Commission and fee revenue
Commission and fee revenue increased $27.5 million, or 15.8%, to $201.8 million for the year ended December 31, 2019, from $174.3 million for the year ended December 31, 2018. The increase was primarily due to a 10.3% growth in new business policy count, digital marketing and processing enhancements in our direct channel and three smaller acquisitions of collector vehicle books of business from third-party insurance carriers and a broker. The increase was composed of an increase of $6.5 million in revenues from new policies from $31.4 million for the year ended December 31, 2018 to $37.9 million for the year ended December 31, 2020, and an increase of $21.0 million in revenues from renewal policies from $142.9 million for the year ended December 31, 2018 to $163.9 million for the year ended December 31, 2019.
Our commission and fee revenue from direct sources increased $13.0 million, or 16.9%, from $76.9 million during the year ended December 31, 2018 to $90.0 million during the year ended December 31, 2019. Our commission and revenue from agent sources increased $14.5 million, or 14.9%, from $97.4 million during the year ended December 31, 2018 to $111.8 million during the year ended December 31, 2019. The growth in our direct sources has been primarily attributable to increasingly strong performance in our direct sales channels. Commission rates, generating commission revenue, vary based on geography but do not differ by distribution channel (i.e., whether they are direct-sourced or agent-sourced).
The following tables shows the break-down of our commission and fee revenues for the year ended December 31, 2019 and the year ended December 31, 2018 by geography (in millions):

Year Ended December 31, 2019
	U.S.	Canada	Europe	Total
Commission and fee revenue	$141.0	$11.6	$2.9	$155.5
Contingent commission	43.2	2.8	0.3	46.3
Total commission and fee revenue	$184.2	$14.4	$3.2	$201.8
Year Ended December 31, 2018
	U.S.	Canada	Europe	Total
Commission and fee revenue	$121.4	$10.0	$2.8	$134.2
Contingent commission	37.6	2.2	0.3	40.1
Total commission and fee revenue	$159.0	$12.2	$3.1	$174.3
In the United States, we have experienced consistent organic growth. In Canada, the increase in commission and fee revenue from December 31, 2018 to December 31, 2019 was consistent with the growth in premium written by our insurance carrier partners. In the United Kingdom we experienced organic growth, which led to the increase in commission and fee revenue during the period from December 31, 2018 to December 31, 2019.
Earned premium
Earned premium increased $60.4 million, or 62.2%, to $157.4 million for the year ended December 31, 2019, from $97.0 million for the year ended December 31, 2018. The increase in earned premium corresponds to a $83.2 million or 70.3% increase in assumed written premiums attributable to U.S. organic growth and the increase in quota share percentage to 50% in 2019 from 35% in 2018.
Membership and other revenue
Membership and other revenue increased $7.7 million, or 25.4%, to $38.1 million for the year ended December 31, 2019, from $30.4 million for the year ended December 31, 2018. The increase was primarily attributable to the increase in issuance of new policies. For the twelve months ended December 31, 2019, the membership revenue of $31.5 million was 82.7% of the membership and other revenue totals which grew 19.1% since December 31, 2018. Other Revenue of $6.6 million, including advertising, valuation and registration income, which accounted for 17.3% of the membership and other revenue totals, had increased by $2.7 million, or 67.8%, primarily due to the newly acquired business line of motorsports registration.
Costs and Expenses
Salaries and benefits
Salaries and benefits increased $17.2 million, or 17.7%, to $114.3 million for the year ended December 31, 2019, from $97.1 million for the year ended December 31, 2018. The increase was driven by a net increase of 135 employees. The increase in salaries and benefits is consistent with commission and membership revenue and additional resources to facilitate our regional expansion.
Ceding commission
Ceding commission increased $29.0 million, or 62.3%, to $75.6 million for the year ended December 31, 2019, from $46.6 million for the year ended December 31, 2018. The increase was primarily attributable to a growth of 70.3% in Hagerty's U.S. automobile insurance premiums during the period from December 31, 2018 to December 31, 2019 and the contractual increase in the quota share percentage assumed by Hagerty Re to 50% as of December 31, 2019 from 34.0% as of December 31, 2018.

The following table presents the amount of premiums ceded and the quota share percentages for the year ended December 31, 2019 and the year ended December 31, 2018 (in millions):
Year Ended December 31, 2019
	U.S.	Canada	U.K.	Total
Subject Premium	$403.3	—	—	$403.3
Quota Share Percentage	50%	—	—	50%
Assumed Premium in Hagerty Re	$201.7	—	—	$201.7
Net Ceding Commission	$75.6	—	—	$75.6
Year Ended December 31, 2018
	U.S.	Canada	U.K.	Total
Subject Premium	$348.3	—	—	$348.3
Quota Share Percentage	34%	—	—	34%
Assumed Premium in Hagerty Re	$118.4	—	—	$118.4
Net Ceding Commission	$46.6	—	—	$46.6
Losses and loss adjustment expenses
Losses and loss adjustment expenses increased $23.5 million, or 57.6%, to $64.4 million for the year ended December 31, 2019, from $40.9 million for the year ended December 31, 2018. The increase was consistent with earned premium growth due to our strong renewal base in the U.S. and increased quota share to 50% in 2019, up from 34% in 2018. The incurred loss ratio was 40.9% in 2019 and 42.1% in 2018.
Sales expense
Sales expense increased $14.2 million, or 20.2%, to $84.2 million for the year ended December 31, 2019, from $70.0 million for the year ended December 31, 2018. The increase in sales expense is consistent with commission and membership revenue and additional resources to facilitate our regional expansion.
General and administrative services
General and administrative services expenses increased $8.2 million, or 26.7%, to $39.0 million for the year ended December 31, 2019, from $30.8 million for the year ended December 31, 2018. The increase was primarily due to an increase in professional services related to investments in digital innovation, security initiatives and accounting and legal services.
Depreciation and amortization
Depreciation and amortization increased $1.2 million, or 15.4%, to $9.0 million for the year ended December 31, 2019, from $7.8 million for the year ended December 31, 2018. The increase was primarily related to investments in SaaS implementation costs, digital innovation and renovation of office space.
Income tax expense
Income tax expense increased by $7.1 million to $7.2 million for the year ended December 31, 2019, from $0.1 million for the year ended December 31, 2018. The increase was attributable to income taxes on current year taxable income and the establishment of the initial deferred tax expense required to be recorded by Hagerty Re upon its election to become a U.S. taxpayer under Section 953(d) of the U.S. IRC.
Liquidity and Capital Resources
The Company is a holding company that transacts a majority of its business through operating subsidiaries. Maintaining a strong balance sheet and capital position is a top priority for the Company. The Company manages liquidity globally and across all operating subsidiaries, making use of its credit facility when needed.

Through our reinsurance subsidiary, Hagerty Re, we reinsure the same personal lines risks that are underwritten by our affiliated MGA subsidiaries on behalf of our insurance carrier partners. Our reinsurance operations are self-funded primarily through existing capital and net cash flows from operations. As of June 30, 2021, Hagerty Re had approximately $223.8 million in cash and cash equivalents and municipal securities. Our MGA operations are financed primarily through the commissions and fees received from the Company’s insurance carrier partners and, if necessary, the proceeds received from our existing credit facility. Our membership-related subsidiaries finance their operations from the sale of HDC Member subscriptions, as well as proceeds received, if necessary, from our existing credit facility.
The Company, particularly Hagerty Re, pays close attention to the underlying underwriting and reserving risks by monitoring the pricing and loss development of the underlying business written through its affiliated MGAs. Additionally, Hagerty Re seeks to minimize its investment risk by investing in low yield cash, money market accounts and investment grade municipal securities.
Capital Restrictions
In Bermuda, Hagerty Re is subject to the Bermuda Solvency Capital Requirement (“BSCR”) administered by the BMA. No regulatory action is taken by the BMA if an insurer’s capital and surplus is equal to or in excess of their enhanced capital requirement as determined by the BSCR model. In addition, the BMA has established target capital level for each insurer which is 120% of the enhanced capital requirement. In order to ensure compliance with BSCR standards, Hagerty Re’s target is 130% of the enhanced capital requirement. As of December 31, 2020, Hagerty Re’s actual performance relative to the enhanced capital requirement was 141%.
Dividend Restrictions
Under Bermuda law, Hagerty Re is prohibited from declaring or issuing a dividend if it fails to meet its minimum solvency margin or minimum liquidity ratio. Prior approval from the BMA is also required if the Hagerty Re’s proposed dividend payments would exceed 25% of its prior year-end total statutory capital and surplus. The amount of dividends which could be paid by Hagerty Re in 2021 without prior approval is $20.5 million.
Regulation relating to insurer solvency is generally for the protection of the policyholders rather than for the benefit of the stockholders of an insurance company. We believe that our existing cash and cash equivalents and municipal securities and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our reinsurance premium growth rate, renewal rates, the introduction of new and enhanced products, entry into, and success in new geographic markets, and the continuing market adoption of our product offerings.
The following table summarizes our cash flow data for the periods presented:
	Year Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Net cash provided by operating activities	$68,074	$71,527	$84,573	$50,091	$46,146
Net cash used in investing activities	(35,168)	(15,776)	(47,388)	(21,056)	(8,393)
Net cash provided by financing activities	13,344	10,250	39,947	40,091	12,235
Operating Activities
Cash provided by operating activities primarily consists of net income adjusted for non-cash items including depreciation and amortization related to investments in internally developed software and implementation of software as a service and provision for deferred taxes and changes in working capital balances. Seasonality and continued growth drive movement between periods in working capital balances. The summer months create more written premium and renewals of insurance policies and memberships, which drives reinsurance asset and liability balances to be higher in the summer months including unearned premiums, ceding commission, paid loss and loss adjustment expenses, premiums receivable and deferred acquisition costs within our reinsurance operations, additionally accounts receivable, advanced premium and due to insurer within the MGA business and contract liabilities for membership revenue stream. Our contingent underwriting commission revenue and our annual employee incentive plans are accrued throughout the year as earned however paid annually in the first quarter creating a cash flow movement between periods. Additionally, quota share increases within Hagerty Re drive increased balances period over period.
Net cash from operating activities for the six months ended June 30, 2021 was $68.1 million. Cash provided during this period included $20.1 million from net income, excluding non-cash expenses of $14.5 million and changes in our operating assets and liabilities of $48.1 million. Adjustments for non-cash items primarily consisted of $9.4 million of depreciation and amortization related to investments in internally developed software and implementation of software as a service, $2.7 million increase in provision for deferred taxes and $2.2 million of disposals related to software development. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in unearned premiums of $44.3 million, due to insurers of $47.8 million, provision for unpaid losses and loss adjustment expenses of $36.2 million and decrease in commission receivable of $24.4 million, offset by increases in premiums receivable of $58.6 million and deferred acquisition costs of $20.8 million and decrease in losses payable of $22.0 million.
Net cash from operating activities for the six months ended June 30, 2020 was $71.5 million. Cash provided during this period included $17.5 million from net income, excluding non-cash expenses of $6.8 million and changes in our operating assets and liabilities increase of $54.5 million. Adjustments for non-cash items primarily consisted of $5.0 million of depreciation and amortization expense related to investments in internally developed software and implementation of software as a service and $1.3 million for our provision for deferred taxes. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in due to insurers of $49.0 million, provision for unpaid losses and loss adjustment expenses of $29.4 million and unearned premiums of $24.2 million, offset by increase in premiums receivable of $40.1 million and decrease in losses payable of $16.7 million.
Net cash provided by operating activities for the year ended December 31, 2020 was $84.6 million. Cash provided during this period included $26.7 million from net income, excluding non-cash expenses of $16.7 million and changes in our operating assets and liabilities of $57.9 million. Adjustments for non-cash items primarily consisted of $11.8 million of depreciation and amortization expense, $2.6 million of loss on disposal of software development and $1.5 million increase in our provision for deferred taxes. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in unearned premiums of $25.6 million, provision for unpaid losses and loss adjustment expenses of $22.4 million and contract liabilities of $22.2 million, driven by advanced commission from new carrier partner offset by an increase in accounts receivable of $14.5 million.
Net cash provided by operating activities for the year ended December 31, 2019 was $50.1 million. Cash provided during this period included $19.6 million from net income, excluding the impact non-cash expenses of $15.4 million, and changes in our operating assets and liabilities of $30.5 million. Adjustments for non-cash items primarily consisted of $9.0 million of depreciation and amortization expense and $5.9 million of an increase in our provision for deferred taxes as in 2019 Hagerty Re completed a Section 953(d) election to be taxed as a US corporation, thus requiring the commencement of tax provisions. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in unearned premiums of $41.1 million, commissions payable of $14.6 million, offset by increases in deferred acquisition costs of $18.9 million and premiums receivable of $17.4 million.
Net cash provided by operating activities for the year ended December 31, 2018 was $46.1 million. Cash provided during this period included $16.4 million from net income, excluding the impact non-cash expenses of $7.9 million, and changes in our operating assets and liabilities of $29.8 million. Adjustments for non-cash items primarily consisted of $7.8 million of depreciation and amortization expense. The increase in cash resulting from changes in our operating assets and liabilities was primarily attributable to increases in unearned premiums of $20.1 million and provision for losses and loss adjustment expenses of $11.5 million, offset by increases in deferred acquisition costs of $9.4 million and prepaid expenses and other assets of $9.5 million.

Investing Activities
Net cash used in investing activities for the six months ended June 30, 2021 was $35.2 million which was primarily driven by investments in property and equipment and software development of $19.7 million, acquisitions of $8.1 million and the purchase of municipal securities of $7.4 million.
Net cash used in investing activities was $15.8 million for the six months ended June 30, 2020 which was primarily driven by increased investment in facilities and software development of $13.5 million and the acquisition of a Canadian brokerage book of business of $2.4 million.
Net cash used in investing activities for the year ended December 31, 2020 was $47.4 million. This was primarily due to a $38.3 million investment in software development, digital innovation and leasehold improvements for a new call center in Ohio and $8.9 million of payments for business combination and asset acquisitions.
Net cash used in investing activities for the year ended December 31, 2019 was $21.1 million. This was primarily due business combinations and asset acquisitions of $11.2 million and purchase of property, equipment and software of $9.4 million.
Net cash used in investing activities for the year ended December 31, 2018 of $8.4 million was primarily driven by investments in software development and facilities.
Financing Activities
Net cash provided by financing activities for the six months ended June 30, 2021 was $13.3 million. This resulted primarily from cash received from the net incurrence of indebtedness of $18.0 million, partially offset by member distributions of $4.1 million.
Net cash provided by financing activities for the six months ended June 30, 2020 was $10.3 million cash provided by financing activities was primarily due to the net incurrence of indebtedness.
Net cash provided by financing activities for the year ended December 31, 2020 was $39.9 million. This resulted primarily from cash received from the net incurrence of indebtedness of $43.9 million, partially offset by member distributions of $4.0 million.
Net cash provided by financing activities for the year ended December 31, 2019 was $40.1 million, which was primarily due to $89.1 million of cash received from the investment by Markel Corp. in the Company’s equity, less net repayment of $49.0 million of outstanding indebtedness.
Net cash provided by financing activities for the year ended December 31, 2018 was $12.2 million, primarily driven by incurrence of net indebtedness of $10.0 million.
Contractual Obligations
The following is a summary of material contractual obligations and commitments as of December 31, 2020:
(In thousands)	Total	Less than 1 year	1 – 3 years	3 – 5 years	After 5 years
Debt	$70,000	$1,000	$69,000	$—	$—
Interest on long-term debt	1,821	639	636	546	—
Operating leases	93,701	9,459	17,018	15,390	51,835
Purchase commitments	9,197	2,566	6,631	—	—
Total	$174,719	$13,664	$93,285	$15,936	$51,835
The Company’s debt obligation increased to $87,000,000 at June 30, 2021 from $70,000,000 at December 31, 2020.

Financing Arrangements
Multi-bank Credit Facility
The Company has a $160 million credit facility (the “Credit Facility”) with a bank syndicate. The current term of the Credit Facility expires on December 23, 2023 and may be extended each year such that the term of the agreement remains at least three years from the current year. Any unpaid balance on the Credit Facility is due at maturity. Borrowings under the Credit Facility bear interest at one month LIBOR, plus an applicable margin, or Prime, plus or minus an applicable margin at the Company’s choice. The effective borrowing rate at June 30, 2021 was 1.97%. Borrowings under the Credit Facility are collateralized by the assets of the Company, except for the assets of the Company’s U.K., Bermuda and Germany subsidiaries.
The Credit Facility includes a provision for determining a LIBOR successor rate in the event LIBOR reference rates are no longer available. The alternative benchmark replacement rate is the Secured Overnight Financing Rate (“SOFR”). In addition, the facility includes a provision for determining a SOFR successor rate in the event SOFR reference rates are no longer available. If no SOFR successor rate has been determined, the rate will be based on the higher of the Prime Rate or the federal funds rate (the interest rate at which depository institutions trade federal funds with each other), plus a fixed margin.
In connection with the Credit Facility, the Company is required, among other things, to meet certain financial covenants, including a fixed-charge coverage ratio and a leverage ratio. The Company was in compliance with these covenants as of June 30, 2021.
Interest Rate Swap
Interest rate swap agreements are contracts to exchange floating rate for fixed rate interest payments over the life of the agreement without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense.
The purpose of the interest rate swap agreement is to fix the interest rate on a portion of the Company’s existing variable rate debt in order to reduce exposure to interest rate fluctuations. Under such agreements, the Company pays the counterparty interest at a fixed rate. In exchange, the counterparty pays the Company interest at a variable rate, adjusted quarterly and based on LIBOR or the alternative replacement of LIBOR. The amount exchanged is calculated based on the notional amount. The significant inputs, primarily the LIBOR forward curve, used to determine the fair value are considered Level 2 observable market inputs. The Company monitors the credit and nonperformance risk associated with its counterparties and believes them to be insignificant and not warranting a credit adjustment at June 30, 2021.
In March 2017, the Company entered into a 5-year interest rate swap agreement with an original notional amount of $15.0 million at a fixed swap rate of 2.20%.
In December 2020, the Company entered into a 5-year interest rate swap agreement with an original notional amount of $35.0 million at a fixed swap rate of 0.78%.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, or cash flows.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with GAAP. The preparation of the consolidated financial statements in conformity with GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to provision for unpaid losses and loss adjustment expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 1, Summary of Significant Accounting Policies, to the consolidated financial statements included elsewhere in this proxy statement.
Unpaid Losses and Loss Adjustment Expenses
Unpaid losses and loss adjustment expenses (“LAE”) are the difference between the estimated cost of losses incurred and the amount of paid losses as of the reporting date. These reserves reflect the Company management’s best estimate for both reported claims and incurred but not reported (“IBNR”) claims. The reserves also include estimates of all expenses associated with processing and settling all reported and unreported claims. The Company regularly reviews the provision estimates and updates those estimates as new information becomes available or as events emerge that may affect the resolution of unsettled claims. Updates made to reserve estimates based on new information may cause changes in prior reserve estimates. These changes are recorded as losses and loss adjustment expenses in the period such changes are determined. Estimating the ultimate cost of claims and claims expenses is an inherently complex process that involves a high degree of judgment. The inputs requiring management judgement in the estimate of the provision for unpaid losses and loss adjustment expenses include:
•
the determination of the appropriate actuarial estimation methods to be applied to outstanding claims on a consistent basis;

•
estimations of claims cycle times and claims settlement practices;

•
estimates of expected losses through the use of historical loss data; and

•
broader macroeconomic assumptions such as expectations of regulatory changes or future inflation rates.

Claims are analyzed and reported based on the accident year or the year in which the claims occurred. Accident year data is classified and utilized within actuarial models to prepare estimates of required reserves for payments to be made in the future. Timing for claim settlement varies and depends on the type of claim being reported (i.e. property damage as compared to personal injury claims). Claims involving property damage are generally settled faster than personal injury claims. Historical loss patterns are then applied to actual paid losses and reported losses by accident year to develop expectations of future payments. Implicit within the actuarial models are the impacts of inflation, especially for claims with longer expected cycle times. See Note 8, Provision for Unpaid Losses and Adjustment Expenses, to Hagerty’s annual consolidated financial statements included elsewhere in this proxy statement for more information regarding the methodologies used to estimate loss and LAE reserves.
Given the inherent complexity and uncertainty surrounding the estimation of our ultimate cost of settling claims, reserves are reviewed quarterly and periodically throughout the year by combining historical results and current actual results to calculate new development factors. In estimating loss and LAE reserves, our actuarial reserving group considers claim cycle time, claims settlement practices, adequacy of case reserves over time, and current economic conditions. Because actual experience can differ from key assumptions used in estimating reserves, there may be significant variation in the development of these reserves and the actual losses and LAE ultimately paid in the future. These adjustments to the loss and LAE reserves are recognized in Hagerty’s consolidated statement of operations in the period in which the change occurs.
The following tables summarize our gross and net reserves for losses and loss adjustment reserves as of June 30, 2021, December 31, 2020, December 31, 2019 and December 31, 2018, respectively:
	as of June 30, 2021
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
	($ in millions)
Outstanding losses reported	$21.9	24.0%	$21.9	24.0%

	as of June 30, 2021
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
	($ in millions)
IBNR	69.2	76.0%	69.2	76.0%
Total Reserves	$91.1	100.0%	$91.1	100.0%

	as of December 31, 2020
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
	($ in millions)
Outstanding losses reported	$22.7	41.3%	$22.7	41.3%
IBNR	32.3	58.7%	32.3	58.7%
Total Reserves	$55.0	100.0%	$55.0	100.0%
	as of December 31, 2019
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
	($ in millions)
Outstanding losses reported	$13.6	41.7%	$13.6	41.7%
IBNR	19.0	58.3%	19.0	58.3%
Total Reserves	$32.6	100.0%	$32.6	100.0%
	as of December 31, 2018
Unpaid losses and loss adjustment expenses	Gross	% of Total	Net	% of Total
	($ in millions)
Outstanding losses reported	$10.0	53.6%	$9.9	53.2%
IBNR	8.7	46.4%	8.7	46.8%
Total Reserves	$18.7	100.0%	$18.6	100.0%
The following table summarizes the Company’s gross losses and loss adjustment expenses, and net losses and loss adjustment expenses by accident years as of December 31, 2020 and December 31, 2019 respectively:
	Gross Ultimate Loss & LAE			Net Ultimate Loss & LAE
Accident Year	2020	2019	Change	2020	2019	Change
2017	$18.8	$18.8	$—	$18.8	$18.8	$—
2018	41.1	41.1	—	40.7	40.7	—
2019	64.5	64.5	—	64.5	64.5	—
2020	91.0	N/A	N/A	91.0	N/A	N/A
Total	$215.4	$124.4	N/A	$215.1	$124.0	N/A
The following table summarizes the Company’s gross losses and loss adjustment expenses, and net losses and loss adjustment expenses by accident years as of December 31, 2019 and December 31, 2018 respectively:
	Gross Ultimate Loss & LAE			Net Ultimate Loss & LAE
Accident Year	2019	2018	Change	2019	2018	Change
2017	$18.8	$18.8	$—	$18.8	$18.8	$—
2018	41.1	41.1	—	40.7	40.9	0.2
2019	64.5	N/A	N/A	64.5	N/A	N/A
Total	$124.4	$59.9	N/A	$124.0	$59.7	N/A

New Accounting Standards
See Note 1, Summary of Significant Accounting Policies, to Hagerty’s annual consolidated financial statements, as well as Note 1, Summary of Significant Accounting Policies, to Hagerty’s condensed consolidated financial statements included elsewhere in this proxy statement.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to certain credit and interest rate risks as part of our ongoing business operations.
Management of Insurance and Financial Risk
The Company issues contracts that transfer insurance risks or financial risks or both. This section summarizes these risks and the way the Company manages them.
Insurance Risk
The most significant insurance risk is that claims exceed premium. The objective of the Company is to ensure that sufficient reserves are available to cover these liabilities. The Company’s actuarial team prepares monthly reserving analysis to inform the Company’s management as to the required reserve levels, thereby managing this risk.
Interest Rate Risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to change in prevailing market interest rates. The Company is exposed to interest rate risk, except for $50,000,000, $50,000,000 and $20,115,000 of long-term debt at June 30, 2021, December 31, 2020 and 2019, respectively, that is locked in at a fixed base rate due to the executed interest rate swap agreements. The remaining $18,000,000 and $5,985,000 at December 31, 2020 and 2019, respectively, is variable rate based on one-month LIBOR rate plus applicable margin or Prime minus an applicable margin.
Liquidity Risk
Liquidity risk is the risk that the Company will encounter difficulty in obtaining funds to meet its commitments. A trust account is in place to ensure that the Company is able to meet liabilities arising from claims and all other obligations as per the terms of the reinsurance agreement.
Concentration Risk
While the Company has relationships with separate insurance carrier partners for its U.S., Canadian and U.K. insurance operations, the Company receives substantially all of its commission income from its U.S. insurance carrier partner, Essentia Insurance Company, which is an affiliate of Markel. The Company has an agency agreement with this insurance carrier partner granting the Company certain rights and binding authority with respect to policy coverage.

DESCRIPTION OF SECURITIES OF ALDEL
Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “we,” “our,” “us” and other similar terms refer to Aldel before the Business Combination.
We are a Delaware corporation and our affairs are governed by our Current Charter and the DGCL. Pursuant to our Current Charter we are authorized to issue 400,000,000 shares of common stock, including 380,000,000 shares of Class A common stock and 20,000,000 shares of Class B common stock, as well as 1,000,000 shares of preferred stock, $0.0001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our Current Charter. Because it is only a summary, it may not contain all the information that is important to you.
Units
Public Units
Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of the shares of Company’s Class A common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant to purchase a share of Class A common stock, such warrant will not be exercisable. If a warrant holder holds two-halves of one warrant, such whole warrant will be exercisable for one share of Class A common stock at a price of $11.50 per share. The Class A common stock and warrants comprising the units began separate trading on June 1, 2021. Holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into Class A common stock and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.
Underwriter Units
In a private placement completed concurrently with the consummation of the Aldel IPO, we issued to the underwriters of the Aldel IPO 57,500 units (the “Underwriter Units”), each consisting of one share of common stock (the “Underwriter Shares”) and one-half of one redeemable warrant (the “Underwriter Warrants”). The Underwriter Units (including the Underwriter Warrants or Underwriter Shares issuable upon exercise of such warrants) are not transferable, assignable or salable until after the completion of our initial business combination. Otherwise, the Underwriter Units are identical to the units sold in the Aldel IPO except that the Underwriter Warrants, so long as they are held by the underwriters or their permitted transferees, (i) are not redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the underwriters, will not be exercisable more than five years from April 8, 2021 in accordance with FINRA Rule 5110(g)(8)(A), as described below under “— Warrants — Underwriter Warrants.”
Private Units
The private units (including the private warrants or private shares issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among certain limited exceptions to our officers and directors and other persons or entities affiliated with our sponsor). Otherwise, the private units are identical to the units sold in the Aldel IPO except that the private warrants, so long as they are held by our sponsor (and/or our designees) or their permitted transferees, (i) will not be redeemable by us (except in limited circumstances), (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.

Working Capital Loan Units
The units issuable upon the conversion of working capital loans (the “working capital loan units”) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination. Otherwise, the working capital loan units are identical to the units sold in the Aldel IPO except that the warrants issuable upon the working capital loan units, so long as they are held by our sponsor (and/or our designees) or their permitted transferees, (i) will not be redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.
Additionally, the units that have not already been separated will automatically separate into their component parts in connection with the completion of our initial business combination and will no longer be listed thereafter.
Common Stock
Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
Because our Current Charter authorizes the issuance of up to 380,000,000 shares of Class A common stock, we are required to increase the number of shares of Class A common stock which we are authorized to issue at the same time as our stockholders vote on the Business Combination.
In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.
We will provide our Public Stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then-outstanding public shares, subject to the limitations described herein. Our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of our initial business combination. In addition, the underwriters have agreed to (i) waive their redemption rights with respect to their Underwriter Shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their Underwriter Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Aldel IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their Underwriter Shares if we fail to complete our initial business combination within 18 months from the closing of the Aldel IPO. In addition, the underwriters have agreed to vote any Underwriter Shares held by them in favor of our initial business combination. Unlike many special purpose acquisition companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the shares of common stock voted (or such greater number of shares as is required by applicable law) are voted in favor of our initial business combination. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of our initial business combination even if a majority of our Public Stockholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.
Our Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to Unredeemable Shares, without our prior consent. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Unredeemable Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Unredeemable Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Unredeemable Shares in open market transactions. Additionally, such stockholders will not receive redemption distributions with respect to the Unredeemable Shares if we complete our initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.
Our initial stockholders, sponsor, officers and directors and the underwriters have agreed to vote any Founder Shares and Underwriter Shares they hold and any public shares purchased during or after the Aldel IPO in favor of our initial business combination. As a result, in addition to our initial stockholders’ Founder Shares and private shares and the Underwriter Shares, we would need 212,501, or approximately 2.1%, of the 10,000,000 public shares sold in the Aldel IPO offering to be voted in favor of an initial business combination in order to have our initial business combination approved (assuming only a quorum is present at the meeting, and the over-allotment option is not exercised). To the extent Aldel Capital LLC purchases shares of Class A common stock in open market purchases pursuant to the forward purchase agreement, the number of public shares held by other stockholders to be voted in favor of the business combination would be reduced by the number of shares purchased by Aldel Capital LLC. Any forward purchase shares issued by us to Aldel Capital LLC through a private placement to occur simultaneously with the closing of our initial business combination in accordance with the forward purchase agreement will not be entitled to vote on our initial business combination since those shares will not be issued until the closing of such transaction. Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.
Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our initial business combination within 18 months from the closing of the Aldel IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders and the underwriters have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares and Underwriter Shares if we fail to complete our initial business combination within 18 months from the closing of the Aldel IPO or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation. However, if our initial stockholders or management team acquire public shares in or after the Aldel IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our Public Stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then-outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.
Founder Shares
The Founder Shares are designated as Class B common stock and, except as described below, are identical to the shares of Class A common stock included in the units sold in the Aldel IPO, and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any Founder Shares and public shares they hold in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 18 months from the closing of the Aldel IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to complete our initial business combination within 18 months from the closing of the Aldel IPO or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our amended and restated certificate of incorporation, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, and (iii) the Founder Shares are automatically convertible into Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment as described herein and in our amended and restated certificate of incorporation. Our initial stockholders have agreed to vote their Founder Shares and any public shares purchased during or after the Aldel IPO in favor of our initial business combination.
The Founder Shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders and excluding the shares of Class A common stock underlying the Underwriter Units, the shares of Class A common stock issuable pursuant to the forward purchase agreement, and any shares of Class A common stock underlying the units issuable upon conversion of conversion of working capital loans), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial business combination and any units or any underlying securities issued to our sponsor, officers or directors upon conversion of working capital loans, or any shares issued pursuant to the forward purchase agreement, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) with respect to 50% of the Founder Shares, the earlier of (x) twelve months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination, provided, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up.
Underwriter Shares
The Underwriter Shares will not be transferable, assignable or salable until after the completion of our initial business combination. ThinkEquity has agreed to (i) waive their redemption rights with respect to their Underwriter Shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their Underwriter Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Aldel IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their Underwriter Shares if we fail to complete our initial business combination within 18 months from the closing of the Aldel IPO. The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following April 8, 2021 pursuant to Rule 5110(e)(1) of FINRA’s Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following April 8, 2021, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following April 8, 2021 except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Otherwise, the Underwriter Shares are identical to the shares of Class A common stock underlying the units sold in the Aldel IPO.
Preferred Stock
Our amended and restated certificate of incorporation authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Stockholders’ Warrants
Each whole warrant entitles the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Aldel IPO and 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.
We have agreed that as soon as practicable, but in no event later than fifteen (15) business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants
Once the warrants become exercisable, we may call the warrants for redemption for cash:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

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if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this proxy statement) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this proxy statement) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any Founder Shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.
Private Placement Warrants
Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the Aldel IPO.
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, in certain limited exceptions) to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units sold in the Aldel IPO. In addition, the OTM Warrants will expire at 5:00 p.m. New York City Time ten years after the consummation our initial business combination. Each whole OTM Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $15.00 per share.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited, transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.
Working Capital Loan Warrants
The warrants underlying the units issuable upon conversion of working capital loans (the “working capital loan warrants”) are identical to the private placement warrants. The working capital loan warrants (including the Class A common stock issuable upon exercise of the working capital loan warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the working capital loan warrants on a cashless basis. If the working capital loan warrants are held by holders other than the initial purchasers or their permitted transferees, the working capital loan warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units sold in the Aldel IPO.
Underwriter Warrants
The Underwriter Warrants are identical to the warrants included in the units sold in the Aldel IPO, except that the Underwriter Warrants (i) will not be redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of the Underwriter Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the underwriters, will not be exercisable more than five years from April 8, 2021 in accordance with FINRA Rule 5110(g)(8)(A).

PIPE Warrants
The PIPE Warrants will be identical to the warrants included in the units sold in the Aldel IPO, except that the PIPE Warrants will be issued in connection with the closing of the Business Combination and therefore similarly exercisable 30 days after issuance, and (i) may be exercised by the holders on a cashless basis, (ii) will be entitled to registration rights and (iii) will not be listed on the NYSE (although New Hagerty has agreed to use its commercially reasonable efforts to cause the PIPE Warrants to be listed on the Over the Counter exchange, Pink Sheets or similar automated listing service).
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.
Our Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.
Amended and Restated Certificate of Incorporation
Our amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who collectively beneficially own approximately 22.7% of our common stock (excluding the shares of Class A common stock underlying the Underwriter Units, the shares of Class A common stock issuable pursuant to the forward purchase agreement and the shares of Class A common stock issuable upon conversion of any working capital loans), may participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:
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If we are unable to complete our initial business combination within 18 months from the closing of the Aldel IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the requirements of other applicable law;

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Prior to our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or (b) to approve an amendment to our amended and restated certificate of incorporation to (x) extend the time we have to consummate a business combination beyond 18 months from the closing of the Aldel IPO or (y) amend the foregoing provisions;

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In the event we enter into a business combination with a target business that is affiliated with our sponsor, our directors or our executive officers, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or a valuation or appraisal firm that such a business combination is fair to our company from a financial point of view;

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So long as we obtain and maintain a listing for our securities on the NYSE, the NYSE rules require that we must not consummate an initial business combination with one or more operating businesses or assets with a fair market value of at least 80% of the assets held in the trust account (net of amounts disbursed to management for working capital purposes, if permitted) at the time of the agreement to enter into the initial business combination;

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If our stockholders approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Aldel IPO, or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, we will provide our Public Stockholders with the opportunity to redeem all or a portion of their Class A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (which interest shall be net of taxes payable), divided by the number of then-outstanding public shares, subject to the limitations described herein; and

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We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.
Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
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a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

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an affiliate of an interested stockholder; or

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an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
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our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors is classified into two classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits
Our amended and restated certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Special meeting of stockholders
Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Action by written consent
Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Class B common stock.
Classified Board of Directors
Our board of directors is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Class B Common Stock Consent Right
For so long as any shares of Class B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Class B common stock then-outstanding, voting separately as a single class, amend, alter or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Any action required or permitted to be taken at any meeting of the holders of Class B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B common stock were present and voted.
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Aldel IPO, (ii) private placement warrants, issued in a private placement simultaneously with the closing of the Aldel IPO and the shares of Class A common stock underlying such private placement warrants, (iii) Underwriter Shares and Underwriter Warrants (and the shares of Class A common stock underlying such Underwriter Warrants), issued as part of the Underwriter Units in a private placement simultaneously with the closing of the Aldel IPO, (iv) private shares, (v) forward purchase shares (other than shares purchased in open market transactions), and (vi) the shares of Class A common stock and the warrants underlying the units that may be issued upon conversion of working capital loans will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights. Pursuant to the registration rights agreement and assuming $1,500,000 of working capital loans are converted into units, we will be obligated to register up to 7,183,750 shares of Class A common stock (including 1,661,250 shares of Class A common stock issuable upon exercise of warrants) and 1,661,250 warrants. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Listing of Securities
Our units are listed on the NYSE under the symbol “ADF.U.” Our Class A common stock and warrants are listed on the NYSE under the symbols “ADF” and “ADF WS,” respectively.

DESCRIPTION OF NEW HAGERTY’S SECURITIES AFTER THE BUSINESS COMBINATION
The following summary sets forth the material terms of our securities following the Merger assuming that the Charter Amendment Proposal is approved by our stockholders. The Charter Amendment Proposal is described in “Proposal No. 3 — The Charter Amendment Proposal.”
The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Proposed Charter, a copy of which is attached as Annex B to this proxy statement. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of our securities following the Merger.
Authorized and Outstanding Stock
The Proposed Charter provides that the total number of authorized shares of all classes of capital stock is 820,000,000 shares, consisting of the below described classes, including 500,000,000 shares of Class A common stock, par value $0.0001 per share, 300,000,000 shares of Class V Common Stock, par value $0.0001 per share and 20,000,000 shares of Preferred Stock, par value $0.0001 per share.
We expect there will be approximately 85,332,500 shares of Class A common stock (assuming no redemptions), approximately 250,000,000 shares of Class V Common Stock (assuming no redemptions) and no shares of preferred stock outstanding following consummation of the Business Combination.
Common Stock
The holders of Class A common stock are entitled to 1 vote for each such share. The holders of Class V Common Stock are entitled to 10 votes for each such share until the earlier of (1) the date on which such share of Class V common stock is transferred other than pursuant to a Qualified Transfer (as defined in the Proposed Charter) or (2) the date that 15 years from the effective date of the Proposed Charter.
The holders of shares of common stock do not have cumulative voting rights.
The holders of shares of Class A Common Stock are entitled to receive such dividends and other distributions as declared by the Board, equally on a per share basis.
The holders of Class V Common Stock are not entitled to receive dividends.
No holder of shares of Common Stock (in its capacity as such and without limiting any contractual rights) is entitled to preemptive rights. However, please see “Proposal 1 — Business Combination Agreement — Related Agreements — Investor Rights Agreement” for a discussion of certain preemptive rights granted to the stockholders party thereto.
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of New Hagerty, after payment or provision for payment of the debts and other liabilities of New Hagerty, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock will be entitled to receive all of the remaining assets of New Hagerty available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V Common Stock, as such, will not be entitled to receive any assets of New Hagerty in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Hagerty.
Preferred Stock
The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.
Founder Shares and Underwriter Shares
The Founder Shares and the Underwriter Shares are each identical to our shares of Class A common stock.

Holders of Founder Shares and have the same stockholder rights as public stockholders holding Class A common stock, except that (i) the Founder Shares are subject to certain transfer restrictions and (ii) each holder of Founder Shares has agreed not to exercise its right to redeem all or a portion of such holder of Founder Shares’ shares of Aldel common stock beneficially owned by them (in connection with the Business Combination or otherwise) and waive any adjustment to the conversion ratio set forth in Aldel’s organizational documents.
The Founder Shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders and excluding the shares of Class A common stock underlying the Underwriter Units, the shares of Class A common stock issuable pursuant to the forward purchase agreement, and any shares of Class A common stock underlying the units issuable upon conversion of conversion of working capital loans), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial business combination and any units or any underlying securities issued to our sponsor, officers or directors upon conversion of working capital loans, or any shares issued pursuant to the forward purchase agreement, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) with respect to 50% of the Founder Shares, the earlier of (x) 12 months after the date of the consummation of an initial business combination or (y) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (ii) with respect to the remaining 50% of the Founder Shares, twelve months after the date of the consummation of our initial business combination, provided, if we consummate a transaction after our initial business combination which results in our stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the IPO lock-up.
The Underwriter Shares will not be transferable, assignable or salable until after the completion of our initial business combination. ThinkEquity has agreed to (i) waive their redemption rights with respect to their Underwriter Shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their Underwriter Shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Aldel IPO or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity and (iii) waive their rights to liquidating distributions from the trust account with respect to their Underwriter Shares if we fail to complete our initial business combination within 18 months from the closing of the Aldel IPO.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the consummation of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you have purchased at least 3 units, you will not be able to receive or trade a whole warrant.
The warrants will expire at 5:00 PM, New York City time, 5 years (or 10 years with respect to the OTM Warrants) after the completion of our initial business combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to us and not placed in the trust account.
We will not redeem the warrants for cash unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We are not registering the shares of Class A common stock issuable upon exercise of the warrants at this time. However, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the private placement warrants):
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

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if, and only if, the closing price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants; however, such redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding. Historical trading prices for our Class A common stock have not exceeded the $18.00 per share threshold at which the public warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination.

In the event we determined to redeem the public warrants, holders of redeemable warrants will be notified of such redemption as described in our warrant agreement. Specifically, in the event that we elect to redeem all of the redeemable warrants as described above, we will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via posting of the redemption notice to DTC.
We will not redeem the warrants for cash unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
None of the private placement warrants will be redeemable by us so long as they are held by the initial purchasers of the private placement warrants or their permitted transferees.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a share capitalization payable in shares of Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) 1 minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.
If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
Private Placement Warrants
Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the Aldel IPO.
The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, in certain limited exceptions) to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units sold in the Aldel IPO. In addition, the OTM Warrants will expire at 5:00 p.m. New York City Time ten years after the consummation our initial business combination. Each whole OTM Warrant entitles the registered holder to purchase one share of Class A common stock at a price of $15.00 per share.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited, transfers can be made to our officers and directors and other persons or entities affiliated with the sponsor.

Working Capital Loan Warrants
The warrants underlying the units issuable upon conversion of working capital loans (the “working capital loan warrants”) are identical to the private placement warrants. The working capital loan warrants (including the Class A common stock issuable upon exercise of the working capital loan warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the working capital loan warrants on a cashless basis. If the working capital loan warrants are held by holders other than the initial purchasers or their permitted transferees, the working capital loan warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the warrants included in the units sold in the Aldel IPO.
Underwriter Warrants
The Underwriter Warrants are identical to the warrants included in the units sold in the Aldel IPO, except that the Underwriter Warrants (i) will not be redeemable by us, (ii) may not (including the Class A common stock issuable upon exercise of the Underwriter Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until after the completion of our initial business combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) for so long as they are held by the underwriters, will not be exercisable more than five years from April 8, 2021 in accordance with FINRA Rule 5110(g)(8)(A).
Dividends
We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to the Merger will be within the discretion of our board of directors at such time.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of shares of common stock then-outstanding; or

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the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

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at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, there are 12,072,500 shares of Class A common stock and 2,875,000 shares of Class B common stock issued and outstanding. Of these shares, the 11,500,000 shares sold in the Aldel IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. Of the remaining amount, 3,390,000 shares are owned collectively by the Sponsor, officers, and directors and advisors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
Registration Rights
The holders of the (i) Founder Shares, which were issued in a private placement prior to the closing of the Aldel IPO, (ii) private placement warrants, issued in a private placement simultaneously with the closing of the Aldel IPO and the shares of Class A common stock underlying such private placement warrants, (iii) Underwriter Shares and Underwriter Warrants (and the shares of Class A common stock underlying such Underwriter Warrants), issued as part of the Underwriter Units in a private placement simultaneously with the closing of the Aldel IPO, (iv) private shares, (v) forward purchase shares (other than shares purchased in open market transactions), and (vi) the shares of Class A common stock and the warrants underlying the units that may be issued upon conversion of working capital loans will have registration rights to require us to register a sale of any of our securities held by them pursuant to a registration rights. Pursuant to the registration rights agreement and assuming $1,500,000 of working capital loans are converted into units, we will be obligated to register up to 7,183,750 shares of Class A common stock (including 1,661,250 shares of Class A common stock issuable upon exercise of warrants) and 1,661,250 warrants. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Pursuant to the Amended and Restated Registration Rights Agreement, effective as of the consummation of the Transactions, the Registration Rights Agreement, dated as of April 8, 2021, among Aldel and the other parties thereto is terminated and whereby Aldel agreed to file a shelf registration statement registering the resale of New Hagerty equity held by the Holders, and granted to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions (subject to certain lock-up restrictions referenced therein, including those documented in the Lock-up Agreement (as defined below).
Anti-Takeover Effects of Delaware Law and The Business Combination Charter
Some provisions of Delaware law, the Proposed Charter and New Hagerty’s amended and restated bylaws contain or will contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.
Stockholder Meetings
Special meetings of stockholders may be called by the chairperson of the Board, the chief executive officer (or his or her designee) of New Hagerty or the Board, and, until a Change of Control Trigger Event occurs, by stockholders holding a majority of the voting power of New Hagerty.

Requirements for Advance Notification of Stockholder Nominations and Proposals
New Hagerty’s amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Stockholder Action by Written Consent
The Proposed Charter provides that any action required or permitted to be taken by the stockholders may be effected (a) at a duly called annual or special meeting of the stockholders or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting.
Removal of Directors
Directors may be removed (a) prior to a Control Trigger Event for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Company only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Stockholders Not Entitled to Cumulative Voting
The Proposed Charter will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
The Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New Hagerty under Delaware law; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Hagerty to New Hagerty or New Hagerty’s stockholders; (iii) any action asserting a claim against New Hagerty, its directors, officers or other employees arising under the DGCL, the Proposed Charter or the Bylaws of New Hagerty (in each case, as may be amended from time to time); (iv) any action asserting a claim against New Hagerty or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board of New Hagerty, acting on behalf of New Hagerty, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, is the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

Amendment of Charter Provisions
The Proposed Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).
Listing of Securities
We will apply to continue the listing of our Class A common stock upon the closing of the transaction, under the ticker HGTY.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS
General
Aldel is incorporated under the laws of the State of Delaware and the rights of Aldel stockholders are governed by the laws of the State of Delaware, including the DGCL and the Current Charter. As a result of the Merger, Aldel stockholders who receive shares of New Hagerty Common Stock will become New Hagerty stockholders. Following the Merger, Aldel stockholders will become New Hagerty stockholders and will continue to be governed by Delaware law but will no longer be governed by the Current Charter and instead will be governed by the Proposed Charter.
Comparison of Stockholder Rights
If the Charter Amendment Proposal is approved, the Proposed Charter will amend and replace the Current Charter. The following table sets forth a summary of the principal proposed changes and the differences between Aldel’s stockholders’ rights under the Current Charter and under the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences. For more information on the Charter Amendment Proposal, see the section titled “The Charter Amendment Proposal.”
Current Charter	Proposed Charter
Authorized Capital Stock
Total authorized shares of common stock: The Current Charter provides that the total number of authorized shares of all classes of capital stock is 401,000,000 shares of common stock, consisting of the below described classes.	Total authorized shares of common stock: The Proposed Charter provides that the total number of authorized shares of all classes of capital stock is 820,000,000 shares, consisting of the below described classes.
Class A common stock. The Current Charter authorizes 380,000,000 shares of Class A common stock, par value $0.0001 per share. As of September 24, 2021, there are 12,072,500 shares of Class A common stock issued and outstanding.	Class A common stock. The Proposed Charter will authorize 500,000,000 shares of Class A common stock, par value $0.0001 per share. We expect there will be approximately 85,332,500 shares of Class A common stock (assuming no redemptions) outstanding following consummation of the Business Combination.
Class B common stock. The Current Charter authorizes 20,000,000 shares of Class B common stock, par value $0.0001 per share. As of
September 24, 2021, there are 2,875,000 shares of Class B common stock issued and outstanding.	Class B common stock. The Proposed Charter does not provide for Class B common stock.
Class V common stock. The Current Charter does not provide for Class V common stock.	Class V common stock. The Proposed Charter will authorize 300,000,000 shares of Class V Common Stock, par value $0.0001 per share. We expect there will be approximately 250,000,000 shares of Class V Common Stock (assuming no redemptions) outstanding following consummation of the Business Combination.
Preferred stock. The Current Charter authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share. As of September 24, 2021, there are no shares of preferred stock issued and outstanding.	Preferred stock. The Proposed Charter will authorize 20,000,000 shares of Preferred Stock, par value $0.0001 per share. We do not expect there to be any outstanding shares of Preferred Stock following consummation of the Business Combination.

Current Charter	Proposed Charter
Voting
All shares of common stock are entitled to one (1) vote for each such share. The holders of shares of common stock do not have cumulative voting rights.
The holders of Class A common stock are entitled to one (1) vote for each such share.
The holders of Class V Common Stock are entitled to ten (10) votes for each such share until the earlier of (1) the date on which such share of Class V common stock is transferred other than pursuant to a Qualified Transfer (as defined in the Proposed Charter) or (2) the date that 15 years from the effective date of the Proposed Charter.
The holders of shares of common stock do not have cumulative voting rights.

Supermajority Voting Provisions
No Amendments may be made to Article IX (regarding the requirement for Aldel to enter into a business combination requirement) of the Current Charter unless approved by the holders of at least 65% of all then-outstanding shares of common stock.
If a Control Trigger Event has occurred, an amendment of the bylaws of New Hagerty must be approved by at least seventy-five (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors.
If a Control Trigger Event has occurred, an amendment of the Proposed Charter must be approved by at least seventy-five (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors.

Conversion/Exchange of Common Stock
Subject to certain conditions, shares of Class B common stock are convertible into shares of Class A common stock on a one-for-one basis automatically with or immediately following the consummation of the Business Combination.	Shares of Class V Common Stock are exchangeable for shares of Class A Common Stock or, at the election of New Hagerty, cash pursuant to the terms and subject to the conditions set forth in (1) the OpCo LLC Agreement and (2) the Exchange Agreement.
Dividends
The holders of shares of common stock are entitled to receive such dividends and other distributions as declared by the Board, equally on a per share basis.
The holders of shares of Class A Common Stock are entitled to receive such dividends and other distributions as declared by the Board, equally on a per share basis.
The holders of Class V Common Stock are not entitled to receive dividends.

Preemptive Rights
The holders of shares of common stock do not have preemptive rights.	No holder of shares of Common Stock (in its capacity as such and without limiting any contractual rights) is entitled to preemptive rights. However, please see “Proposal 1 — Business Combination Agreement — Related Agreements — Investor Rights Agreement” for a discussion of certain preemptive rights granted to the stockholders party thereto.

Current Charter	Proposed Charter
Liquidation
Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Aldel, after payment or provision for payment of the debts and other liabilities of Aldel, the holders of shares of common stock are entitled to receive all the remaining assets of Aldel available for distribution to its stockholders, ratably in proportion to the number of shares of Class A common stock (on an as converted basis with respect to the Class B Common Stock) held by such holder.	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of New Hagerty, after payment or provision for payment of the debts and other liabilities of New Hagerty, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock will be entitled to receive all of the remaining assets of New Hagerty available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V Common Stock, as such, will not be entitled to receive any assets of New Hagerty in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Hagerty.
Board of Directors
Number. The number of directors is fixed from time to time by the Board.	Number. The number of directors may not be less than seven (7) nor more than eleven (11). Within such limit, the number of directors is fixed from time to time by the Board.
Election and Term. The Board is divided equally into two classes: Class I and Class II. The initial term of the initial Class I directors expires at the first annual meeting, and will expire thereafter every two years. The initial term of the initial Class II directors expires at the second annual meeting, and will expire thereafter every two years.	Election and Term. Each director is elected to serve until the earlier of such director’s death, resignation or removal. New directors are elected at annual or special meetings of stockholders.
Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement or removal, or other cause, may be filled solely and exclusively by a majority vote of the remining directors then in office.	Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement or removal, or other cause, may be filled solely and exclusively by a majority vote of the remining directors then in office.
Removal. Directors may only be removed at any time for cause, only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Removal. Directors may be removed (a) prior to a Control Trigger Event for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Current Charter	Proposed Charter
Amendment of Charter
The Current Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter.	The Proposed Charter requires an affirmative vote of holders of the majority of the voting power of the outstanding shares of capital stock for the amendment, alteration, change or repeal of any provision in the charter; provided, however, that upon a Control Trigger Event the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of the Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).
Amendment of Bylaws
The Current Charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, alteration or repeal of bylaws.	The Proposed Charter requires an affirmative vote of either a majority of the board of directors or the holders of at least a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class for the adoption, amendment, alteration or repeal of bylaws; provided that following a Control Trigger Event, the Bylaws may only be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Stockholder Rights

Meetings.   Special meetings of stockholders may only be called by the chairman of the Board, Chief Executive Officer of Aldel, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is specifically denied.
Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting must be given in the manner provided in the bylaws.

Meetings.   Special meetings of stockholders may be called by the chairperson of the Board, the chief executive officer (or his or her designee) of New Hagerty or the Board, and, until a Control Trigger Event occurs, by stockholders holding a majority of the voting power of New Hagerty.
Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting must be given in the manner provided in the bylaws.

Current Charter	Proposed Charter
Action by Written Consent. The Current Charter provides that any action required or permitted to be taken by the stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B common stock with respect to which action may be taken by written consent.	Action by Written Consent. The Proposed Charter provides that any action required or permitted to be taken by the stockholders may be effected (a) at a duly called annual or special meeting of the stockholders or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting.
Limitation of Director Liability
A director of Aldel is not personally liable to Aldel or its stockholders for any monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law if a director violated his or her duty of loyalty to Aldel or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.	No director of New Hagerty will be personally liable to New Hagerty or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of New Hagerty will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Indemnification of Directors
Aldel will indemnify any person for any proceeding by reason of the fact that such person is or was a director or officer of Aldel or, while a director or officer, is or was serving at the request of Aldel as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such proceeding or part thereof was authorized by Aldel’s board of directors.	New Hagerty will indemnify any person for any proceeding to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, by reason of the fact that such person is or was a director or officer of New Hagerty.
The right to indemnification covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding, provided, however, that an advancement of expenses will be made only upon delivery to Aldel of a written request for indemnification and delivery of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.	The right to indemnification covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding, provided, however, that an advancement of expenses will be made only upon delivery to New Hagerty of a written request for indemnification and delivery of an undertaking by or on behalf of the indemnitee to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.
Such rights will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators.	Such rights will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.

Current Charter	Proposed Charter
Notwithstanding the foregoing, except for proceedings to enforce rights to indemnification and advancement of expenses, Aldel will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by Aldel’s board.	Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, New Hagerty will indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by New Hagerty’s board.
Corporate Opportunities
The corporate opportunities doctrine will not apply with respect to Aldel or its officers or directors, except in the circumstances that such officer or director learns of, or was offered a, corporate opportunity solely in their capacity as a director or officer of the corporation.	The Proposed Charter does not contain a waiver of the corporate opportunities doctrine. However, please see “Proposal 1 — The Business Combination Agreement — Related Agreements — Investor Rights Agreement” for a discussion of certain corporate opportunity waivers in the Investor Rights Agreement.
Choice of Forum
The Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action brought on behalf of Aldel; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Aldel; (iii) any action asserting a claim against Aldel, its directors, officers or employees arising under the DGCL or (iv) any action asserting a claim against Aldel, its directors, officers or employees governed by the internal affairs doctrine, subject to certain conditions.	The Court of Chancery of the State of Delaware is the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceedings brought on behalf of New Hagerty under Delaware law; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of New Hagerty to New Hagerty or New Hagerty’s stockholders; (iii) any action asserting a claim against New Hagerty, its directors, officers or other employees arising under the DGCL, the Proposed Charter or the Bylaws of New Hagerty (in each case, as may be amended from time to time); (iv) any action asserting a claim against New Hagerty or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board of New Hagerty, acting on behalf of New Hagerty, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, is the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE
Business Combination Shares
Aldel will issue up to approximately 250,000,000 shares of Class V Common Stock to Hagerty Equityholders in connection with the Business Combination. All of the shares of Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by Aldel’s “affiliates” without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices of the Common Stock.
Lock-up Provisions
The Sponsor will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in New Hagerty’s common stock for a period of 365 days after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events.
The Hagerty Equityholders will be broadly prohibited from selling, pledging, transferring or otherwise disposing of its ownership interest in New Hagerty’s common stock for a period of 180 days after the Closing, subject to certain customary exceptions and early release upon the occurrence of certain events. Additional details of these transfer restrictions can be found under the section titled “Proposal 1 — The Business Combination Proposal — Related Agreements — Lock-up Agreements.”
Registration Rights
Aldel has agreed to give holders of certain restricted securities, including shares of Common Stock, the Private Shares, and the shares purchased in the PIPE Financing, registration rights to facilitate the resale of such restricted securities. Additional details of these rights can be found under the section titled “Description of Securities After the Business Combination — Registration Rights.”
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total shares of New Hagerty’s common stock then-outstanding; or

•
the average weekly reported trading volume of New Hagerty’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

•
Sales by affiliates of Aldel under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Aldel.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, there are 12,072,500 shares of Class A common stock, par value $0.0001, and 2,875,000 shares of Class B common stock, $0.0001 par value, issued and outstanding.Of these shares, the 11,500,000 shares sold in the Aldel IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. Of the remaining amount, 3,390,000 shares are owned collectively by the Sponsor, officers, and directors and advisors are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
Aldel’s Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant, Aldel’s shares of Class A common stock, par value $0.0001 per share, and Aldel’s warrants, each exercisable for one share of Class A common stock, are currently listed on the New York Stock Exchange under the symbols “ADF.U” “ADF” and “ADF.WS” respectively. The closing price of the Aldel Units, Common Stock and warrants on       , the last trading day before announcement of the execution of the Business Combination Agreement, was $      , $       and $      , respectively. As of            , 2021, the record date for the Special Meeting, the closing price for the closing price of the Aldel Units, Common Stock and warrants was $      , $       and $      , respectively.
Dividend Policy
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ALDEL AND NEW HAGERTY
The following table sets forth information regarding (i) the actual beneficial ownership of Aldel Common Stock as of the Record Date, which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of New Hagerty’s common stock immediately following the Closing (post-Business Combination), assuming that no Public Shares are redeemed, and alternatively that the maximum number of Public Shares is redeemed, by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Aldel to be the beneficial owner of more than 5% of shares of Aldel Common Stock or of New Hagerty’s common stock (assuming no redemptions);

•
each of our current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of New Hagerty following the Closing; and

•
all executive officers and directors of Aldel as a group pre-Business Combination and all executive officers and directors of New Hagerty post-Business Combination.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Aldel believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately following the consummation of the Business Combination, sole voting and investment power with respect to all shares of Aldel Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Aldel Common Stock subject to options or warrants exercisable within 60 days following the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
The beneficial ownership of shares of Aldel Common Stock prior to the consummation of the Business Combination (pre-Business Combination) is based on 14,947,500 issued and outstanding shares of Aldel Common Stock as of •.
The expected beneficial ownership of shares of New Hagerty Common Stock following the consummation of the Business Combination (post-Business Combination) assuming none of our Public Shares are redeemed has been determined based upon the following: (i) no Aldel stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its Aldel Common Stock, (ii) 250,000,000 shares of Class V Common Stock issued to Hagerty Equityholders pursuant to the Business Combination Agreement, (iii) 70,385,000 PIPE Shares issued in connection with the PIPE Financing, and (iv) there will be an aggregate of 335,332,500 shares of New Hagerty Common Stock and Class V Common Stock issued and outstanding at the Closing.
The expected beneficial ownership of shares of New Hagerty Common Stock following the consummation of the Business Combination (post-Business Combination) assuming the maximum of          Public Shares have been redeemed has been determined based on the following: (i) the Aldel’s stockholders (other than the Aldel’s stockholders listed in the table below) have exercised their redemption rights with respect to 8,485,000 Public Shares, (ii) 255,000,000 shares of Class V Common Stock issued to Hagerty Equityholders pursuant to the Business Combination Agreement, (iii) 70,385,000 PIPE Shares issued in connection with the PIPE Financing, and (iv) there will be an aggregate of 331,847,500 shares of New Hagerty Common Stock issued and outstanding at the Closing. The total potential ownership interest of the Sponsor and its affiliates in New Hagerty, assuming exercise and conversion of all securities they own, including equity securities that the Sponsor has the right to acquire beyond 60 days is 9,237,500 shares of New Hagerty common stock, or 2.77%, assuming maximum redemptions and an aggregate of 333,405,000 shares of New Hagerty Common Stock issued and outstanding upon exercise of outstanding warrants.

The beneficial ownership information below excludes: (i) the shares underlying the Warrants because those securities are not exercisable within 60 days of this proxy statement and are contingent upon the consummation of the Business Combination and (ii) shares expected to be issued or reserved under the Equity Incentive Plan.
	Pre-Business Combination		Post-Business Combination
	Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Share Beneficially Owned(2)	% of Outstanding Shares of Common Stock	Share Beneficially Owned	% of Outstanding Shares of Common Stock	Share Beneficially Owned	% of Outstanding Shares of Common Stock	% Total Voting Power(12)
Directors and Executive Officers of Aldel:
Robert I. Kauffman(3)	4,240,000	28.4%	6,240,000	1.9%	6,240,000	1.9%	*
Hassan R. Baqar	25,000	*	25,000	*	25,000	*	*
D. Kyle Cerminara	25,000	*	25,000	*	25,000	*	*
Martin S. Friedman(9)	50,000	*	350,000	*	350,000	*	*
Charles E. Nearburg(10)	240,000	1.6%	490,000	*	490,000	*	*
All Directors and Executive Officers of Aldel as a Group (Five Individuals)	4,580,000	30.6%	7,130,000	2.1%	7,130,000	2.1%	*
Five Percent Holders of Aldel:
Aldel Investors LLC (our sponsor)(3)	2,715,000	18.2%	2,715,000	*	2,715,000	*	*
S. Robson Walton(11)	1,000,000	6.7%	2,000,000	*	2,000,000	*	*
Directors and Executive Officers of Combined Entity After Consummation of Business Combination(5)
			—		—
Michael E. Angelina	—	—	—		—
F. Michael Crowley	—	—	—		—
McKeel O Hagerty(13)	—	—	50,750,000	15.1%	50,750,000	15.3%	19.3%
Laurie L. Harris	—	—	—		—
Robert I. Kauffman(3)	4,240,000	26.4%	6,240,000	1.9%	6,240,000	1.9%	*
Sabrina Kay	—	—	—		—
Mika Salmi	—	—	—		—
William H. Swanson	—	—	—		—
Michael L. Tipsord	—	—	—		—
Frederick J. Turcotte	—	—	—		—
Kelly Smith	—	—	—		—
Collette Champagne	—	—	—		—
Barbara E. Matthews	—	—	—		—
All Directors and Executive Officers of Combined Entity as a group (13 individuals)
Five Percent Holders of Combined Entity After Consummation of the Business Combination:
Hagerty Holding Corp.(6)			175,000,000	52.2%	180,000,000	54.2%	68.5%
Markel Corporation(7)			78,000,000	23.3%	78,000,000	23.5%	28.7%

	Pre-Business Combination		Post-Business Combination
	Common Stock		Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Share Beneficially Owned(2)	% of Outstanding Shares of Common Stock	Share Beneficially Owned	% of Outstanding Shares of Common Stock	Share Beneficially Owned	% of Outstanding Shares of Common Stock	% Total Voting Power(12)
State Farm Mutual Insurance Company(8)			50,000,000	14.9%	50,000,000	15.1%	1.9%

*
Less than one percent.

(1)
Unless otherwise indicated, the business address of each of the individuals is c/o Aldel Financial Inc., 105 S. Maple Street, Itasca, Illinois 60143.

(2)
Interests shown include founder shares, classified as Class B common stock. Such shares will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of our Business Combination on a one-for-one basis as described in the section titled “Description of Securities.”

(3)
Consists of (i) 25,000 shares of Class B Common Stock held by Robert I. Kauffman, which will convert into shares of Class A common stock on a one-for-one basis, (ii) 515,000 shares of Class A Common Stock underlying the Private Units held directly by Aldel Investors LLC, (iii) 2,200,000 shares of Class B Common Stock held by Aldel Investors LLC, and (iv) 1,500,000 shares of Class A Common Stock underlying the public units held directly by Aldel LLC.

Mr. Kauffman is the managing member of Aldel LLC and the manager of Aldel Investors LLC and has voting and investment power over the shares of Class A Common Stock and Class B Common Stock held by Aldel LLC and Aldel Investors LLC. Post-Business Combination shares also include 2,000,000 shares of Class A Common Stock that will be purchased in the PIPE Financing by Aldel LLC. Mr. Kauffman is the managing member of Aldel LLC and has voting and investment power over the shares of Class A Common Stock held by Aldel LLC.
(6)
Consists of 175,000,000 and 180,000,000 under the no redemptions and maximum redemptions scenerios, respectively, shares of Class V common stock and an equal number of units of OpCo to be issued to Hagerty Holding Corp. (“HHC”) in the Business Combination. A share of Class V common stock and a unit of OpCo are exchangeable into shares of New Hagerty Common Stock on a one-for-one basis pursuant to that certain Exchange Agreement to be executed at the closing of the Transactions among New Hagerty, HHC and Markel Corporation. HHC is owned by members of the Hagerty family, including McKeel Hagerty, Hagerty’s Chief Executive Officer, Tammy Hagerty the sisters of McKeel Hagerty, and the Kim Hagerty Revocable Trust, a trust for the benefit of Kim Hagerty’s estate. The shareholders of HHC have the authority over the disposition and voting of the shares of Class V common stock held by HHC. Each of McKeel Hagerty, Tammy Hagerty and The Goldman Sachs Trust Company, N.A., as the trustee for the Kim Hagerty Revocable Trust have voting power on matters submitted to the shareholders of HHC, and except in limited circumstances, decisions to vote or dispose of the shares of New Hagerty common stock will be made by a majority vote of the three voting shareholders. In addition, following the date that is three years after the closing of the Transactions, any of McKeel Hagerty, Tammy Hagerty or the Kim Hagerty Revocable Trust may require HHC to exchange Class V common stock and OpCo Units for New Hagerty Common Stock in an amount up to 2% of the fully-diluted outstanding shares of New Hagerty Common Stock then-outstanding; provided, that, in no event shall HHC be required to exchange such interests if, prior to the 15th anniversary of the closing of the Transactions, HHC would cease to hold at least 55% of the voting power of New Hagerty. Also, in the event that any of McKeel Hagerty or Tammy Hagerty dies, the estate of the deceased HHC stockholder may cause HHC to exchange Class V common stock and OpCo Units in an amount necessary to cover the estate obligations of the deceased stockholder’s estate after taking into account certain other resources available to the estate, including the amount of any life insurance proceeds received by the estate. As a result of these rights and the relative ownership of each of the three principal stockholders of HHC, McKeel Hagerty may be deemed to be the beneficial owner of 50,750,000 shares of New Hagerty Common Stock, the Kim Hagerty Revocable Trust may be deemed to be the beneficial owner of 44,450,000 (or 49,450,000 if there are maximum redemptions) shares of New Hagerty Common Stock, and Tammy Hagerty may be deemed to be the beneficial owner of 57,750,000 shares of New Hagerty Common Stock. HHC’s principal business address is 121 Drivers Edge, Traverse City, MI 49684.
(7)
Consists of 75,000,000 shares of Class V common stock and an equal number of units of OpCo to be issued to Markel Corporation in the Business Combination and an additional 3,000,000 shares of Class A common stock to be purchased in the PIPE Financing. A share of Class V common stock and a unit of OpCo are exchangeable into shares of New Hagerty Common Stock on a one-for-one basis pursuant to that certain Exchange Agreement to be executed at the closing of the Transactions among New Hagerty, HHC and Markel Corporation. Markel’s principal business address is 4521 Highwoods Parkway, Glen Allen, VA 23060.

(8)
Consists of 50,000,000 shares of New Hagerty common stock to be purchased in the PIPE Investment. State Farm’s principal business address is One State Farm Plaza, Bloomington, IL 61710.

(9)
Post-Business Combination shares include 300,000 shares of Class A Common Stock that will be purchased in the PIPE Financing by Financial Opportunity Fund LLC. Mr. Friedman is the managing member of Financial Opportunity Fund LLC and has voting and investment power over the shares of Class A Common Stock.

(10)
Post-Business Combination shares include 250,000 shares of Class A Common Stock that will be purchased in the PIPE Financing by Mr. Nearburg.

(11)
Shares are held by Lake Avenue Investments, LLC, over which Mr. Walton exercises sole investment power. Post-Business Combination shares include 1,000,000 share of Class A Common Stock that will be purchased in the PIPE Financing.

(12)
Assuming maximum redemptions. The Proposed Charter provides that each share of Class A common stock has one vote and each share of Class V common stock has 10 votes per share until the earlier of (1) the date on which such share of Class V common stock is transferred other than pursuant to a Qualifying Transfer (as defined inthe Proposed Charter) or (2) the date that 15 years from the effective date of the Proposed Charter.

(13)
As a result of his ownership interest in HHC and certain governance rights at HHC, Mr. Hagerty may be deemed to be the beneficial owner of 50,750,000 shares. See footnote 6 above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Aldel
Founder Shares
On January 11, 2021, we issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) to the Sponsor and FGSP for an aggregate purchase price of $25,000 in cash. Sponsor was issued 4,675,000 and FGSP, an affiliate of certain of our directors, was issued 1,075,000 shares of common stock. On January 15, 2021, the Sponsor transferred an aggregate of 175,000 Founder Shares to members of our management and board of directors as well as senior advisors, resulting in the Sponsor holding 4,500,000 Founder Shares. On March 25, 2021, the Sponsor and FGSP forfeited to us for no consideration, 2,300,000 and 575,000 Founder Shares, respectively, resulting in a decrease in the aggregate number of Founder Shares outstanding from 5,750,000 Founder Shares to 2,875,000, and resulting in Sponsor and FGSP holding 2,200,000 and 500,000 Founder Shares, respectively.
The Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) twelve months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, 12 months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, we consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their Public Shares for cash, securities or other property.
Promissory Notes
On January 11, 2021, the Company issued unsecured Promissory Notes to the Sponsor and FGSS, an affiliate of certain of the Company’s directors, pursuant to which the Company borrowed principal amounts of $225,000 and $25,000, respectively. As of March 31, 2021, there was a $250,000 aggregate balance outstanding under these Promissory Notes. The Promissory Notes were paid off in April 2021.
Administrative Services Agreement
We entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 8, 2021 whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment.
Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit at the option of the lender. The units would be identical to the private placement units. Except as set forth above, the terms of such loans, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
Any of the foregoing payments to our sponsor, repayments of loans from our sponsor or repayments of working capital loans prior to our initial business combination will be made using funds held outside the trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Pursuant to the forward purchase agreement and a registration rights agreement we entered into with our initial stockholders at the closing of the Aldel IPO, we may be required to register certain securities for sale under the Securities Act (including securities issuable pursuant to the forward purchase agreement). These holders, and holders of units issued upon conversion of working capital loans, if any, are entitled under the registration rights agreement to make up to three demands that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements. See the section of this proxy statement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aldel — Contractual Obligations — Registration Rights.”
Policy for Approval of Related Party Transactions
The audit committee of our board of directors has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (a) in which the company was or is to be a participant; (b) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (c) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (A) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (B) the extent of the related party’s interest in the transaction, (C) whether the transaction contravenes our code of ethics or other policies, (D) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (E) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees.
Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.
Hagerty
The following is a summary of transactions since January 1, 2020 to which Hagerty has been a participant and in which the amount involved exceeded or will exceed $120,000, and in which any of Hagerty’s directors, executive officers or holders of more than 5% of any class of Hagerty’s equity interests at the time of such transaction, or any members of their immediate family, had or will have a direct or indirect material interest.
Markel Alliance Agreement and Reinsurance Agreement
Hagerty is a party to a number of agreements with Markel, which currently owns 25% of the equity of Hagerty. Pursuant to the terms of that certain Third Amended and Restated Master Alliance Agreement,

dated as of June 20, 2019 between Hagerty and Markel, Markel and Hagerty entered into a business relationship (the “Alliance”) involving the marketing, production, underwriting, selling and administration of personal property and casualty insurance for classic and collector motor vehicles and other automotive collectibles within the U.S. In connection with the Alliance, the parties, or certain of their subsidiaries, have entered into an agency agreement, a claims services agreement and a claims management agreement pursuant to which Hagerty, or certain of its subsidiaries, provide claims management services and agency services to Essentia Insurance Company, a Missouri-domiciled insurance company owned by Markel (“Essentia”). Hagerty has agreed pursuant to the Alliance that all insurance policies produced by Hagerty and its subsidiaries in the U.S. will be underwritten by Essentia unless Markel consents otherwise. Further, pursuant to a quota share reinsurance agreement between Hagerty Re and Evanston Insurance Company, an Illinois-domiciled insurance company owned by Markel (“Evanston”), in exchange for a fee, Evanston retrocedes to Hagerty Re a quota share of certain liabilities that it reinsures for Essentia. During the year ended December 31, 2020 and the six months ended June 30, 2021, Hagerty received approximately $430,144,771 and $224,388,048, respectively, from Markel in consideration for these services.
Employment Agreement with McKeel Hagerty
McKeel Hagerty is party to an employment agreement with Hagerty. Pursuant to such employment agreement, Mr. Hagerty serves as the Chief Executive Officer of Hagerty and all of its subsidiaries. For the year ended December 31, 2020 and for the six months ended June 30, 2021, Mr. Hagerty earned total compensation of $3,177,722 and $487,344, respectively. See “Executive Officer and Director Compensation of Hagerty — 2020 Summary Compensation Table.” It is anticipated that Mr. Hagerty will enter into a new employment agreement with New Hagerty effective upon consummation of the Transactions.
Employment of Soon Hagerty
Soon Hagerty, the wife of McKeel Hagerty, serves as Senior Vice President of Brand of Hagerty. During the year ended December 31, 2020 and during the six month period ended June 30, 2021, Ms. Hagerty earned approximately $301,276 and $131,709, respectively, in total compensation from Hagerty.
Use of Hagerty Family Aircraft
Executives of Hagerty have used an aircraft jointly owned indirectly by McKeel Hagerty, Hagerty’s Chief Executive Officer, and Tammy Hagerty, Mr. Hagerty’s sister and beneficial owner of more than 5% of Hagerty’s equity securities, for business purposes. Since January 1, 2020 through July 31, 2021, Hagerty paid the manager of the aircraft $1,016,352 in the aggregate, which after the manager deducted its fees and expenses, was paid to the owners for use of the aircraft.
Investor Rights Agreement
Aldel, Hagerty, HHC, Markel and State Farm have entered into the Investor Rights Agreement to be effective at the closing of the Transactions. Pursuant to Investor Rights Agreement, among other things:
•
HHC will have the right to nominate (1) two directors for election by the stockholders of New Hagerty for so long as HHC and its permitted transferees hold 50% of the common stock of New Hagerty that it owns as of the closing of the Transactions and (2) one director for election by the stockholders of New Hagerty for so long as HHC and its permitted transferees hold 25% of the common stock of New Hagerty that it owns as of the closing of the Transactions;

•
Markel will have the right to nominate one director for election by the stockholders of New Hagerty for so long as Markel and its permitted transferees hold 50% of the common stock of New Hagerty that it owns as of the closing of the Transactions;

•
State Farm will have the right to nominate one director for election by the stockholders of New Hagerty for so long as State Farm and its permitted transferees hold 50% of the common stock of New Hagerty that it owns as of the closing of the Transactions;

•
HHC, Markel and State Farm will each have preemptive rights to purchase their pro rata share of certain new issuance of equity by New Hagerty, subject to customary exclusions, for so long as each is entitled to nominate a director to be elected to the New Hagerty board; and

•
HHC, Markel and State Farm each agreed to vote their shares of common stock in New Hagerty in support of the director nominees submitted pursuant to the Investor Rights Agreement and against certain other actions that are contrary to the rights in the Investor Rights Agreement.

For a more complete description of the Investor Rights Agreement, please see “Proposal 1 — Business Combination — Ancillary Agreements — Investor Rights Agreement.”
Support and Election Agreements
Concurrently with the execution of the Business Combination Agreement, HHC entered into an election and support agreement with Hagerty pursuant to which HHC has agreed, among other things, to approve or vote in favor of the Business Combination, against any action or proposal involving Hagerty or any of its subsidiaries that is intended to, or would reasonably be expected to, prevent, impede or adversely affect the Transactions in any material respect, and promptly execute the definitive documents, agreements and filings (including with applicable governmental authorities) related to the Business Combination reasonably required to be executed by HHC in furtherance of the Business Combination subject to the terms and conditions set forth therein. Under the support agreement, HHC has also elected to receive the Mixed Consideration (consisting of cash, units in OpCo and shares of New Hagerty) in the Merger.
Concurrently with the execution of the Business Combination Agreement, Markel entered into an election agreement with Hagerty pursuant to which it elected to receive the Equity Consideration (consisting of units in OpCo and shares of Class V common stock of New Hagerty) in the Merger.
The support and election agreement with HHC and the election agreement with Markel will terminate automatically without any further required actions or notice upon the earliest to occur: (a) the closing of the Transactions, and (b) the date of termination of the Business Combination Agreement in accordance with its terms.
Lockup Agreements
As a condition to receiving the Mixed Consideration or the Equity Consideration, as applicable, each of Markel and HHC is required to execute lockup agreements pursuant to which such parties must agree not to sell, transfer or take certain other actions with respect to units in OpCo and shares of Class V common stock of New Hagerty received in the merger for a period from closing of the Transactions through the earlier of (a) 180 days after the closing of the Business Combination, subject to certain customary exceptions and (b) the date on which the closing price of New Hagerty’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the consummation of the Business Combination. For a more complete description of the Lockup Agreement, please see “Proposal 1 — Business Combination — Ancillary Agreements — Lockup Agreement.”
Amended and Restated Registration Rights Agreement
In connection with the Business Combination Agreement, Aldel (and subsequent to the Business Combination, New Hagerty), Aldel Investors LLC, FG SPAC Partners LP, ThinkEquity LLC, HHC, Markel, State Farm and certain other parties (the “Holders” as defined therein) each entered into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, effective as of the consummation of the Transactions, the Registration Rights Agreement, dated as of April 8, 2021, among Aldel and the other parties thereto is terminated and whereby Aldel agreed to file a shelf registration statement registering the resale of New Hagerty equity held by the Holders, and granted to the Holders certain registration rights, including customary piggyback registration rights and demand registration rights, which are subject to customary terms and conditions, including with respect to cooperation and reduction of underwritten shelf takedown provisions. For a more complete description of the Amended and Restated Registration Rights Agreement, please see “Proposal 1 — Business Combination — Ancillary Agreements — Amended and Restated Registration Rights Agreement.”

Policies and Procedures for Related Person Transactions
Prior to the consummation of the Business Combination, New Hagerty’s board of directors intends to adopt a policy with respect to the review, approval and ratification of related party transactions. Under the policy, New Hagerty’s audit committee will be responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, New Hagerty’s audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, New Hagerty’s policy will require New Hagerty’s audit committee to consider, among other factors it deems appropriate:
•
the related person’s relationship to New Hagerty and interest in the transaction;

•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•
the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•
the benefits to New Hagerty of the proposed transaction;

•
if applicable, the availability of other sources of comparable products or services; and

•
an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The audit committee may only approve those transactions that are in, or are not inconsistent with, New Hagerty’s best interests and those of New Hagerty’s shareholders, as the audit committee determines in good faith.
In addition, under New Hagerty’s code of business conduct and ethics, which will be adopted prior to the consummation of the Business Combination, New Hagerty’s employees, officers, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
All of the transactions described above were entered into prior to the adoption of the New Hagerty’s written related party transactions policy (which policy will be adopted prior to the consummation of Business Combination), but all were approved by Hagerty’s board of directors or management considering similar factors to those described above.
APPRAISAL RIGHTS
Appraisal rights are not available to holders of shares of Aldel Common Stock in connection with the Business Combination.
ADDITIONAL INFORMATION
Submission of Stockholder Proposals
The Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.
Future Stockholder Proposals
We anticipate that the 2022 annual meeting of stockholders will be held no later than      , 2022. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Assuming the meeting is held on or about            , 2022, such proposals must be received by New Hagerty at its offices at            , within a reasonable time before New Hagerty begins to print and send its proxy materials for the meeting.

In addition, New Hagerty’s amended and restated bylaws, which will be effective upon the consummation of the Business Combination, provide notice procedures for stockholders to propose business (including director nominations) to be considered by stockholders at an annual meeting. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of New Hagerty not later than the close of business on the 90th day nor earlier than the close of business 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting of stockholders is more than 30 days prior to, or more than 60 days after, the first anniversary of the date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so received not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public disclosure of the date of the meeting is first made by New Hagerty. Thus, for our 2022 annual meeting of stockholders, notice of a proposal must be delivered to our Secretary no later than            , 2022, and no earlier than            , 2022. The Chairperson of New Hagerty’s Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Stockholder Communications
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of the proxy solicitor at
Advantage Proxy
P.O. Box 13581
Des Moines, Washington 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com
Following the Business Combination, such communications should be sent to the Chair of the Board of Directors of New Hagerty. Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, Aldel and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement. Upon written or oral request, Aldel will deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement may likewise request delivery of single copies of this proxy statement in the future. Stockholders may notify Aldel of their requests by calling or writing Aldel at its principal executive offices at (847) 791-6817 or 105 S. Maple Street, Itasca, Illinois 60143.
Transfer Agent and Registrar
The registrar and transfer agent for Aldel’s units and common stock and the warrant agent for Aldel’s warrants, is Continental Stock Transfer & Trust Company. Aldel has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Aldel’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Aldel by telephone or in writing:
Hassan Baqar
105 S. Maple Street
Itasca, Illinois 60143
Tel: (847) 791-6817
You may also obtain these documents by requesting them in writing or by telephone from Aldel’s proxy solicitation agent at the following address and telephone number:
Advantage Proxy
P.O. Box 13581
Des Moines, Washington 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: ksmith@advantageproxy.com
If you are a stockholder of Aldel and would like to request documents, please do so by            , 2021, in order to receive them before the Special Meeting. If you request any documents from Aldel, Aldel will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement relating to Aldel has been supplied by Aldel, and all such information relating to Hagerty has been supplied by Hagerty. Information provided by either Aldel or Hagerty does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement of Aldel for the Special Meeting. Aldel has not authorized anyone to give any information or make any representation about the Business Combination, Aldel or Hagerty that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS.
ALDEL FINANCIAL INC.
THE HAGERTY GROUP, LLC.
Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-31
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020 AND 2019 AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018:
Balance Sheets	F-32 – F-33
Statements of Income and Comprehensive Income	F-34
Statements of Changes in Members’ Equity	F-35
Statements of Cash Flows	F-36 – F-37
Notes to Consolidated Financial Statements	F-38 – F-66
December 31, 2020, 2019, 2018 – Schedule 1	F-67 – F-70
Page
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) AS OF JUNE 30, 2021 AND DECEMBER 31, 2020 AND FOR THE SIX MONTHS ENDED JUNE 30, 2021 AND 2020:
Condensed Consolidated Balance Sheets	F-73 – F-74
Condensed Consolidated Statements of Income and Comprehensive Income	F-75
Condensed Consolidated Statements of Changes in Members’ Equity	F-76
Condensed Consolidated Statements of Cash Flows	F-77 – F-78
Notes to Condensed Consolidated Financial Statements	F-79 – F-91

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
Aldel Financial Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Aldel Financial Inc. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity, and cash flows for the period from December 23, 2020 (inception) to December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and its cash flows for the period from December 23, 2020 (inception) to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficit of $56,470 as of December 31, 2020 and lacks the financial resources needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.
Basis for Opinion
The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
We have served as the Company’s auditor since 2021.
Chicago, Illinois
March 25, 2021

Aldel Financial Inc.
Balance Sheet
December 31, 2020
ASSETS
Current assets
Deferred offering costs	$55,000
Total assets	$55,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,470
Accrued offering costs	55,000
Total liabilities	$56,470
Stockholders’ equity
Common stock, $0.0001 par value; 10,000,000 shares authorized; 0 issued and outstanding	$—
Accumulated deficit	(1,470)
Total stockholders’ equity	(1,470)
Total liabilities and stockholders’ equity	$55,000
The accompanying notes are an integral part of the financial statements.

Aldel Financial Inc.
Statement of Operations
For the period from December 23, 2020 (inception) to December 31, 2020
Formation costs	$1,470
General and administrative expenses	—
Net loss	$(1,470)
The accompanying notes are an integral part of the financial statements.

Aldel Financial Inc.
Statement of Changes in Stockholders’ Equity
For the period from December 23, 2020 (inception) to December 31, 2020
	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 23, 2020 (inception)	—	$—	$—	$—	$—
Net loss	—	—	—	(1,470)	(1,470)
Balance at December 31, 2020	—	$—	$—	$(1,470)	$(1,470)
The accompanying notes are an integral part of the financial statements.

Aldel Financial Inc.
Statement of Cash Flows
For the period from December 23, 2020 (inception) to December 31, 2020
Cash flows from operating activities
Net loss	$(1,470)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable	1,470
Net cash provided by operating activities	$—
Net increase in cash	$—
Cash at beginning of period	—
Cash at end of period	$—
Supplemental disclosure for non-cash financing activities
Accrual of offering costs	$55,000
The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aldel Financial Inc. (the “Company”) is a blank check company incorporated in Delaware on December 23, 2020. The Company was formed for the purpose of merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for a target business that is exiting the restructuring process or that has transient current ownership. Aldel Financial Inc. will target companies with established operating models that have strong management teams, realigned capital structures, positive cash flows prospects, and a clear and well-defined pathway for growing profitably over the long-term. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not yet commenced any operations. All activity through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income from the proceeds derived from the Proposed Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through i) the Proposed Offering of 10,000,000 units at $10.00 per unit (or 11,500,000 units if the underwriters’ over-allotment option is exercised in full) (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) which is discussed in Note 3, ii) the sale of 1,300,000 $15.00 exercise price warrants (the “$15 Private Warrants”) at a price of $0.10 per $15 Private Warrant, and iii) the sale of 500,000 units (or 515,000 private units if the over-allotment option is exercised in full) at $10.00 per unit (the “Private Units”) in a private placement. The Company will sell 650,000 of the $15 Private Warrants and all of the 500,000 Private Units (or 515,000 Private units if the over-allotment option is exercised in full) to the Company’s sponsor, Aldel Investors LLC (the “Sponsor”), and remaining 650,000 $15 Private Warrants to FG SPAC Partners LP (“FGSP”), an affiliate of certain of the Company’s directors, in a private placement that will close simultaneously with the Proposed Offering. Each Private Unit will consist of one Class A common share and one-half of one non-redeemable warrant (“Private Unit Warrant”). Each whole Private Unit Warrant will entitle the holder to purchase one share of common stock at an exercise price of $11.50 per share.
The Company intends to list the Units on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and sale of the $15 Private Warrants and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940 as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Upon the closing of the Proposed Offering, management has agreed that $10.10 per Unit sold in the Proposed Offering will be held in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon or immediately prior to such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The holders of Public Shares will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. A portion of the Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering, in accordance with Accounting Standard Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” in order for the Company to maintain net tangible assets of at least $5,000,001.
If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor, FGSP, officers, directors and advisors (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5) as well as any common shares underlying the Private Units, and any Public Shares purchased during or after the Proposed Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares as well as any common shares underlying the Private Units) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, the Private Units and $15 Private Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Proposed Offering if the Company fails to complete its Business Combination.
The Company will have until 18 months from the closing of the Proposed Offering to consummate a Business Combination (as such period may be extended pursuant to the amended and restated certificate of incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. There will be no redemption rights or liquidation distribution with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination period.
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2020, the Company had no cash and working capital deficit of $56,470. The Company has incurred and expects to continue to incur significant costs in pursuit of its Proposed Offering and Business Combination plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Offering as discussed in Note 3, as well as sale of $15 Private Warrants and Private Units as discussed above. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Period. Subsequent to December 31, 2020, the Sponsor has agreed to loan the Company an aggregate amount of $225,000 and FG SPAC Solutions LLC (“FGSS”), an affiliate of certain of the Company’s directors, has agreed to loan the Company an aggregate amount of $25,000 to be used, in part, for transaction costs incurred in connection with the Proposed Offering (the “Promissory Notes”). As of December 31, 2020, there was not any balance outstanding under the Promissory Notes (see Note 5). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of December 31, 2020.
Deferred offering costs
Deferred offering costs consist of underwriting and legal expenses incurred through the balance sheet date that are directly related to the Proposed Offering and that will be charged to shareholders equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.
Income taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of December 31, 2020 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There was no provision for income taxes for the period from December 23, 2020 (inception) to December 31, 2020.
Net loss per share
Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Initial Shareholders. Company had no shares outstanding as of December 31, 2020.
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature. The Company did not have any financial instruments as of December 31, 2020.
Recently issued accounting standard
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. PROPOSED OFFERING
Pursuant to the Proposed Offering, the Company will offer for sale up to 10,000,000 Units (or 11,500,000 Units if the underwriters’ overallotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A common share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
The Sponsor and FGSP have committed to purchase an aggregate of 1,300,000 $15 Private Warrants at a price of $0.10 per $15 Private Warrant, and 500,000 Private Units (or 515,000 Private Units if the over-allotment option is exercised in full) at a price of $10.00 per Private Unit, in each case, from the Company in a private placement that will occur simultaneously with the closing of the Proposed Offering. The aggregate gross proceeds from the sale of $15 Private Warrants and Private Units will be $5,130,000 (or $5,280,000 if the underwriters’ over-allotment option is exercised in full). If the Company does not complete a Business Combination within the Combination Period, the $15 Private Warrants and the Private Unit Warrants will expire worthless. The $15 Private Warrants and the Private Unit Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Initial Shareholders or the permitted transferees. Each $15 Private Warrant and the Private Unit Warrant will entitle the holder to purchase one share of common stock at its respective exercise price.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 11, 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) to the Sponsor and FGSP for an aggregate purchase price of $25,000 in cash. Sponsor was issued 4,675,000 and FGSP, an affiliate of certain of the Company’s directors, was issued 1,075,000 shares of common stock. On January 15, 2021, the Sponsor transferred an aggregate of 175,000 Founder Shares to members of the Company’s management and board of directors as well as senior advisors, resulting in the Sponsor holding 4,500,000 Founder Shares. On March 25, 2021, the Sponsor and FGSP forfeited to the

Company for no consideration, 2,300,000 and 575,000 Founder Shares, respectively, resulting in a decrease in the aggregate number of Founder Shares outstanding from 5,750,000 Founder Shares to 2,875,000, and resulting in Sponsor and FGSP holding 2,200,000 and 500,000 Founder Shares, respectively. The Founder Shares include an aggregate of up to 375,000 shares subject to forfeiture by the Sponsor and FGSP to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding shares after the Proposed Offering (assuming the Initial Shareholders do not purchase any Public Shares in the Proposed Offering and excluding the securities underlying the $15 Private Warrants, the Private Units and the Units issued to underwriters).
The Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) twelve months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, 12 months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Public Shares for cash, securities or other property.
Promissory Notes
On January 11, 2021, the Company issued unsecured Promissory Notes to the Sponsor and FGSS, an affiliate of certain of the Company’s directors, pursuant to which the Company borrowed principal amounts of $225,000 and $25,000, respectively. As of December 31, 2020, there was no balance outstanding under the Promissory Notes. The Promissory Notes are noninterest bearing and payable on the earlier of (i) the consummation of the Proposed Offering or (ii) the date on which the Company determines not to conduct the Proposed Offering.
Administrative Services Agreement
The Company agreed to enter into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration Rights
The holders of the Founder Shares, the Private Units and $15 Private Warrants (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Offering. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.
Underwriting Agreement
The Company will grant the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Proposed Offering price.
The underwriters will be entitled to a fixed cash underwriting discount of $1,000,000 regardless of whether the underwriters’ over-allotment option is exercised or not. In addition, underwriters will also receive a number of Units equal to 0.5% of the Units sold in the Proposed Offering, with such Units restricted from sale until the closing of the Business Combination and with no redemption rights from the Trust Account.
NOTE 7. STOCKHOLDERS’ EQUITY
Common Stock — The Company is authorized to issue 10,000,000 shares of common stock, par value $0.0001. There were no shares of common stock issued and outstanding as of December 31, 2020. The

Company will amend and restate its charter prior to the Proposed Offering to create Class A and Class B common stock. The Founder Shares will be exchanged into shares of Class B common stock prior to or at the completion of the Proposed Offering.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share, and will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the Proposed Offering. The Public Warrants will expire on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation. The Company may redeem the Public Warrants i) at a redemption price of $0.01 per warrant, ii) at any time after the Public Warrants become exercisable, iii) upon a minimum of 30 days’ prior written notice of redemption, iv) if, and only if, the last sales price of Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period commencing after the date the Public Warrants become exercisable and ending three business days before Company sends the notice of redemption, and v) if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.
The $15 Private Warrants will entitle the holder to purchase one common share at an exercise price of $15.00 per each share, will be exercisable for a period of 10 years from the date of Business Combination, will be non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the Initial Shareholders or their permitted transferees. Additionally, $15 Private Warrants and the shares issuable upon the exercise of the $15 Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.
The Private Unit Warrants will have terms similar to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the Private Unit Warrants will be non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the Initial Shareholders or their permitted transferees. Additionally, Private Unit Warrants and the shares issuable upon the exercise of the Private Unit Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.
The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 25, 2021 the date that the financial statements were issued. On January 11, 2021, the Company borrowed $225,000 pursuant to the Promissory Note issued to the Sponsor and $25,000 pursuant to the Promissory Note issued to FGSS, as discussed above. On January 11, 2021, the Company issued an aggregate of 5,750,000 shares of common stock as Founder Shares to Sponsor and FGSP, as discussed above. On January 15, 2021, the Sponsor transferred an aggregate of 175,000 Founder Shares to members of the Company’s management and board of directors as well as senior advisors. On March 25, 2021, the Sponsor and FGSP forfeited to the Company for no consideration, 2,300,000 and 575,000 Founder Shares, respectively, resulting in a decrease in the aggregate number of Founder Shares outstanding from 5,750,000 Founder Shares to 2,875,000, and resulting in Sponsor and FGSP holding 2,200,000 and 500,000 Founder Shares, respectively.

Aldel Financial Inc.
Balance Sheet
	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$1,447,388	$—
Prepaid expenses	$988,186	$—
Deferred offering costs	—	55,000
Total current assets	$2,435,574	$55,000
Marketable securities held in Trust Account	116,156,117	—
TOTAL ASSETS	$118,591,691	$55,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued offering costs	$—	$55,000
Accounts payable	110,437	1,470
Total current liabilities	$110,437	$56,470
Warrant liabilities	7,249,494	—
TOTAL LIABILITIES	7,359,931	56,470
COMMITMENTS AND CONTINGENCIES
Class A common stock, $0.0001 par value, subject to possible redemption, 10,518,004 and 0 shares at redemption value, respectively	$106,231,750	$—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	$—	$—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,554,496 and 0 shares issued and outstanding, respectively (excluding 10,518,004 and 0 shares subject to possible redemption, at June 30, 2021 and December 31, 2020, respectively)	156	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 2,875,000 shares issued and outstanding	287	—
Additional paid-in capital	6,606,539	—
Accumulated deficit	(1,606,972)	(1,470)
Total Stockholders’ Equity	$5,000,010	$(1,470)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$118,591,691	$55,000
The accompanying notes are an integral part of the financial statements.

Aldel Financial Inc.
Statement of Operations
(Unaudited)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating expenses:
General and administrative expenses	$278,610	$279,750
Loss from operations	$(278,610)	$(279,750)
Other income (expenses):
Change in fair value of warrant liabilities	$(1,331,869)	$(1,331,869)
Investment income on Trust Account	6,117	6,117
Total other income (expense)	$(1,325,752)	$(1,325,752)
Net loss	$(1,604,362)	$(1,605,502)
Weighted average common shares outstanding Basic and diluted(1)	4,241,590	4,562,761
Basic and diluted net loss per share	$(0.38)	$(0.35)

(1)
Excludes an aggregate of up to 10,518,004 shares subject to possible redemption at June 30,2021.

The accompanying notes are an integral part of the financial statements.

Aldel Financial Inc.
Statement of Changes in Stockholders’ Equity
For the six months ended June 30, 2021
(Unaudited)
	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2021	—	$—	$—	$(1,470)	$(1,470)
Issuance of 5,750,000 common shares to initial stockholders	5,750,000	575	24,425	—	25,000
Forfeiture of 2,875,000 common shares by initial stockholders	(2,875,000)	(288)	288	—	—
Net loss		—	—	(1,140)	(1,140)
Balance at March 31, 2021	2,875,000	287	24,713	(2,610)	22,390
Sale of 11,500,000 units at $10 per unit in IPO,including over- allotment, net of underwriters’ discount and offering expenses	11,500,000	1,150	113,450,107	—	113,451,257
Sale of 515,000 units at $10 per unit in private placement, including over-allotment	515,000	52	5,149,948	—	5,150,000
Sale of 1,300,000 $15 strike warrants $0.10 per warrant in private placement	—	—	130,000	—	130,000
Issuance of 57,500 underwriter units, including over-allotment	57,500	6	94	—	100
Classification of warrants as liabilities at issuance	—	—	(5,917,625)	—	(5,917,625)
Net loss	—	—	—	(1,604,362)	(1,604,362)
Change in common shares subject to possible redemption	(10,518,004)	(1,052)	(106,230,698)	—	(106,231,750)
Balance at June 30, 2021	4,429,496	443	6,606,539	(1,606,972)	5,000,010
The accompanying notes are an integral part of the financial statements.

Aldel Financial Inc.
Statement of Cash Flows
For the six months ended June 30, 2021
(Unaudited)
Cash flows from operating activities
Net loss	$(1,605,502)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	1,331,869
Changes in operating assets and liabilities:
Accrued offering cost	(55,000)
Accounts payable	108,967
Deferred offering costs	55,000
Prepaid expense	(988,186)
Net cash used in operating activities	$(1,152,852)
Cash flows from investing activities
Investment in marketable securities	(116,156,117)
Net cash used in investing activities	$(116,156,117)
Cash flows from financing activities
Proceeds from promissory notes	250,000
Repayment of promissory notes	(250,000)
Proceeds from sale of shares of common stock to initial stockholders	25,000
Proceeds from sale of units in IPO, including over-allotment, net of offering costs	113,451,257
Proceeds from sale of private units in private placement	5,150,000
Proceeds from sale of $15 strike warrants in private placements	130,000
Proceeds from sale of underwriter units in private placement	100
Net cash provided by financing activities	$118,756,357
Net increase in cash	$1,447,388
Cash at beginning of period	—
Cash at end of period	$1,447,388
The accompanying notes are an integral part of the financial statements.

ALDEL FINANCIAL INC.
NOTES TO THE FINANCIAL STATEMENTS
June 30, 2021 (UNAUDITED)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aldel Financial Inc. (the “Company”) is a blank check company incorporated in Delaware on December 23, 2020. The Company was formed for the purpose of merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for a target business on companies that are exiting the restructuring process or that have transient current ownership. Aldel Financial Inc. will target companies with established operating models that have strong management teams, realigned capital structures, positive cash flows prospects, and a clear and well-defined pathway for growing profitably over the long-term. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not yet commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“IPO”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate nonoperating income in the form of interest income from the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s IPO was declared effective on April 8, 2021. On April 12, 2021, the Company consummated its IPO of 11,500,000 units (the “Units”), including 1,500,000 Units that were issued pursuant to the underwriters’ full exercise of their over- allotment option. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Public Share”) and one-half of one redeemable warrant (“Public Warrant”), each whole Public Warrant entitling the holder thereof to purchase one share of common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000. The Public Warrants will become exercisable on the later of 30 days after the completion of Business Combination and 12 months from the closing of the IPO, and will expire five years after the completion of Business Combination or earlier upon Company’s liquidation.
Simultaneously with the closing of the IPO, the Company consummated private placements (the “Private Placements”) in which (i) Aldel Investors LLC (the “Sponsor”) purchased 515,000 private units (the “Private Units”) at a price of $10.00 per Private Unit, generating total proceeds of $5,150,000, and (ii) the Sponsor and FG SPAC Partners LP (“FGSP”) purchased an aggregate of 1,300,000 warrants (“OTM Warrants” and, together with the Private Units, the “Private Placement Securities”) at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share, for an aggregate purchase price of $130,000.
Each Private Unit consists of one Common Stock and one-half of one non-redeemable warrant (“Private Unit Warrant”). Each whole Private Unit Warrant will entitle the holder to purchase one share of Common Stock at an exercise price of $11.50 per share. The Private Unit Warrants have terms similar to the Public Warrants, except that the Private Unit Warrants will be non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the initial shareholders or their permitted transferees. Additionally, Private Unit Warrants and the shares issuable upon the exercise of the Private Unit Warrants will not be transferable, assignable or salable until after the completion of a Business Combination.
The OTM Warrants will entitle the holder to purchase one share of Common Stock at an exercise price of $15.00 per each share, will be exercisable for a period of 10 years from the date of Business Combination, will be non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the initial shareholders or their permitted transferees. Additionally, OTM Warrants and the shares issuable upon the exercise of the OTM Warrants will not be transferable, assignable or salable until after the completion of a Business Combination.

The Company’s Units are listed on the New York Stock Exchange (“NYSE”). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Securities, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940 as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Following the closing of the IPO on April 12, 2021, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of Units in the IPO and the sale of Private Placement Securities were placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against the proposed Business Combination.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon or immediately prior to such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated certificate of incorporation will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares without the Company’s prior written consent.
The holders of Public Shares will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. A portion of the Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standard Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” in order for the Company to maintain net tangible assets of at least $5,000,001.
If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.
The Sponsor, FGSP, officers, directors and advisors (the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5) as well as any common shares underlying the Private Units, and any Public Shares purchased during or after the IPO in favor of a Business Combination, (b) not to propose an amendment to the Company’s amended and restated certificate of incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares as well as any common shares underlying the Private Units) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the amended and restated certificate of incorporation relating to shareholders’ rights of pre-Business Combination activity and (d) that the Founder Shares, the Private Units and OTM Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the IPO if the Company fails to complete its Business Combination.
The Company will have until 18 months from the closing of the IPO to consummate a Business Combination (as such period may be extended pursuant to the amended and restated certificate of incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per- share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable and less interest to pay dissolution expenses up to $100,000), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. There will be no redemption rights or liquidation distribution with respect to the Company’s warrants, which will expire worthless if the Company fails to complete its initial Business Combination within the Combination period.
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.10 per share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying financial statements are presented in U.S. Dollars and conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and cash equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021.
Marketable securities held in Trust Account
At June 30, 2021, substantially all of the assets held in the Trust Account were invested in short term U.S Treasury obligations, which is carried at amortized cost and approximate fair value. During the three months ended June 30, 2021, the Company did not withdraw any interest income from the Trust Account to pay for its franchise and income taxes.
Common stock subject to possible redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, common stock subject to possible redemption is presented as temporary equity at redemption value, outside of the stockholders’ equity section of the Company’s balance sheet.
Deferred offering costs
Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO and that are charged to shareholders equity upon the completion of the IPO. Offering costs amounting to $1,548,743 (including $1,000,000 of underwriting fees) were charged to shareholders’ equity upon the completion of the IPO. In addition, underwriters received 57,500 Units (“Underwriter Units”), with such Units restricted from sale until the closing of the Business Combination and with no redemption rights from the Trust Account. Each Underwriter Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share and one-half of one redeemable warrant (“Underwriter Warrant”), each whole Underwriter Warrant entitling the holder thereof to purchase one share of common stock for $11.50 per share.
Warrant Liabilities
The Company accounts for the 5,750,000 Public Warrants, 257,500 Private Unit Warrants, 1,300,000 OTM Warrants and 28,750 Underwriter Warrants issued in connection with the IPO and the Private Placements in accordance with the guidance contained in ASC 815- 40 “Contracts in Entity’s Own Equity”. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a non-cash liability. Accordingly, the Company classifies each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Company utilizes a Monte- Carlo simulation model to value the warrants at each reporting period. The Company recorded $7,249,494 of warrant liabilities as of June 30, 2021.
Income taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits as of June 30, 2021 and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There was no provision for income taxes for the six months ended June 30, 2021.
Net loss per share
Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. In the periods when net losses are incurred, no impact of dilutive securities is included in the calculation of diluted weighted average number of common shares outstanding.

Reconciliation of Net Loss per Common Share
The weighted average shares outstanding are adjusted for the common shares subject to possible redemption. Basic and diluted loss per common share is calculated as follows:
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Net loss	$(1,604,362)	$(1,605,502)
Weighted average shares outstanding, basic and diluted	4,241,590	4,562,761
Basic and diluted net loss per common share	$(0.38)	$(0.35)
Fair value of financial instruments
The fair value of the Company’s assets and liabilities, other than the warrant liabilities described above, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature. The Company reported warrants issued at the consummation of its IPO as financial instruments recorded as liabilities at their respective fair values.
Recently issued accounting standard
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
On April 12, 2021, the Company consummated its IPO of 11,500,000 Units, including 1,500,000 Units that were issued pursuant to the underwriters’ full exercise of their over-allotment option. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $115,000,000.
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Company consummated the Private Placements in which (i) the Sponsor purchased 515,000 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $5,150,000, and (ii) the Sponsor and FGSP purchased an aggregate of 1,300,000 OTM Warrants at a price of $0.10 per warrant, each exercisable to purchase one share of Class A common stock at $15.00 per share, for an aggregate purchase price of $130,000.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On January 11, 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) to the Sponsor and FGSP for an aggregate purchase price of $25,000 in cash. Sponsor was issued 4,675,000 and FGSP, an affiliate of certain of the Company’s directors, was issued 1,075,000 shares of common stock. On January 15, 2021, the Sponsor transferred an aggregate of 175,000 Founder Shares to members of the Company’s management and board of directors as well as senior advisors, resulting in the Sponsor holding 4,500,000 Founder Shares. On March 25, 2021, the Sponsor and FGSP forfeited to the Company for no consideration, 2,300,000 and 575,000 Founder Shares, respectively, resulting in a decrease in the aggregate number of Founder Shares outstanding from 5,750,000 Founder Shares to 2,875,000, and resulting in Sponsor and FGSP holding 2,200,000 and 500,000 Founder Shares, respectively.
The Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until, with respect to 50% of the Founder Shares, the earlier of (i) twelve months after the date of the consummation of a Business Combination, or (ii) the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination, with respect to the remaining 50% of the Founder Shares, 12 months after the date of the consummation of a Business Combination, or earlier, in each case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Public Shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an administrative services agreement (the “Administrative Services Agreement”) with the Sponsor on April 8, 2021 whereby the Sponsor will perform certain services for the Company for a monthly fee of $10,000.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on April 8, 2021, the holders of the Founder Shares and the Private Placement Securities (and their underlying securities) are entitled to registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.
The holders of the Founder Shares, the Private Units and OTM Warrants (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Offering. The Company will bear the expenses incurred in connection with the filing of any registration statements pursuant to such registration rights.
Underwriting Agreement
The Company granted underwriters of the IPO for a period beginning on the closing of the IPO and ending on the later of 24 months after the closing of the IPO and 12 months after the consummation of our Business Combination, a right of first refusal to act as (i) exclusive financial advisor in connection with all of the Company’s proposed business combinations for a fee of up to 3.5% of the proceeds of the IPO (subject to the Company’s right to allocate up to 50% of such fee to another financial institution), and (ii) sole investment banker, sole book- runner and/or sole placement agent, at underwriters’ sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for the Company or any successor to it or any of its subsidiaries, on terms agreed to by both the Company and underwriters in good faith.
NOTE 7.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock, par value $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2021, there were 1,554,496 shares of Class A common stock issued and outstanding, excluding 10,518,004 shares subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock, par value $0.0001 per share. On January 11, 2021, the Company issued an aggregate of 5,750,000 shares of Class B common stock as Founder Shares to the Sponsor and FGSP for an aggregate purchase price of $25,000 in cash. Sponsor was issued 4,675,000 and FGSP, an affiliate of certain of the Company’s directors, was issued 1,075,000 Founder Shares. On January 15, 2021, the Sponsor transferred an aggregate of 175,000 Founder Shares to members of the Company’s management and board of directors as well as senior advisors, resulting in the Sponsor holding 4,500,000 Founder Shares. On March 25, 2021, the Sponsor

and FGSP forfeited to the Company for no consideration, 2,300,000 and 575,000 Founder Shares, respectively, resulting in a decrease in the aggregate number of Founder Shares outstanding from 5,750,000 Founder Shares to 2,875,000, and resulting in Sponsor and FGSP holding 2,200,000 and 500,000 Founder Shares, respectively.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination, or earlier at the option of the holders, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the IPO and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) such that: i) the numerator shall be equal to the sum of (A) 25% of all shares of Class A common stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Company, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B common stock issued and outstanding prior to the closing of the Business Combination; and ii) the denominator shall be the number of shares of Class B common stock issued and outstanding prior to the closing of the Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. Each whole Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of
$11.50 per share, and will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the IPO. The Public Warrants will expire on the fifth anniversary of the completion of the Business Combination, or earlier upon redemption or liquidation. The Company may redeem the Public Warrants i) at a redemption price of $0.01 per warrant, ii) at any time after the Public Warrants become exercisable, iii) upon a minimum of 30 days’ prior written notice of redemption, iv) if, and only if, the last sales price of Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period commencing after the date the Public Warrants become exercisable and ending three business days before Company sends the notice of redemption, and v) if, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such Public Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.
The OTM Warrants entitle the holder to purchase one common share at an exercise price of $15.00 per each share, will be exercisable for a period of 10 years from the date of Business Combination, will be non-redeemable, and may be exercised on a cashless basis so long as they continue to be held by the Initial Shareholders or their permitted transferees. Additionally, the OTM Warrants and the shares issuable upon the exercise of the OTM Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.
The Private Unit Warrants have terms similar to the Public Warrants underlying the Units sold in the IPO, except that the Private Unit Warrants will be non-redeemable and may be exercised on a cashless basis so long as they continue to be held by the Initial Shareholders or their permitted transferees. Additionally, Private Unit Warrants and the shares issuable upon the exercise of the Private Unit Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.
The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described above, the warrants will not be adjusted for issuances of common stock at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 8.   FAIR VALUE OF FINANCIAL INSTRUMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities.
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The fair value of Public Warrants is determined using the level 1 input. The estimated fair value of the Private Unit Warrants, OTM Warrants and Underwriter Warrants are determined using level 3 inputs in a Monte-Carlo simulation model. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its common stock based on factors including but not limited to the historical performance of the Russell 2000 and managements understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description Liabilities:	Level	Fair Value
Public Warrants	1	$5,616,025
Private Unit Warrants	3	$223,950
OTM Warrants	3	$1,384,515
Underwriter Warrants	3	$25,004
Total warrant liabilities		$7,249,494

Following are the significant inputs in the valuation model as of June 30, 2021:
Inputs	Private Unit Warrant	OTM Warrant	Underwriter Warrant
Exercise price	$11.50	$15.00	$11.50
Common stock price	$9.85	$9.85	$9.85
Volatility	5% pre-merger /	5% pre-merger /	5% pre-merger /
	25% post-merger	25% post-merger	25% post-merger
Probability of completing a Business Combination	60%	60%	60%
Expected term of the warrants	6.29	11.29	6.29
Risk-free rate	0.12% pre-merger /	0.12% pre-merger /	0.12% pre-merger /
	0.87% post-merger	1.45% post-merger	0.87% post-merger
Dividend yield	0	0	0
Discount for lack of marketability	15%	15%	15%
The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at April 12, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description Liabilities:	Level	Fair Value
Public Warrants	3	$4,657,500
Private Unit Warrants	3	$198,275
OTM Warrants	3	$1,040,000
Underwriter Warrants	3	$21,850
Total warrant liabilities		$5,917,625
Following are the significant inputs in the valuation model as of April 12, 2021:
Inputs	Public Warrant	Private Unit Warrant	OTM Warrant	Underwriter Warrant
Exercise price	$11.50	$11.50	$15.00	$11.50
Unit price	$10.00	$10.00	$10.00	$10.00
Volatility	5% pre-merger /	5% pre-merger /	5% pre-merger /	5% pre-merger /
	20% post-merger	20% post-merger	20% post-merger	20% post-merger
Probability of completing a Business Combination	50%	50%	50%	50%
Expected term of the warrants	6.5	6.5	11.5	6.5
Risk-free rate	0.12% pre-merger /	0.12% pre-merger /	0.12% pre-merger /	0.12% pre-merger /
	1.24% post-merger	1.24% post-merger	1.69% post-merger	1.24% post-merger
Dividend yield	0	0	0	0
Discount for lack of marketability	None	15%	15%	15%

The change in fair value of the warrant liabilities is summarized as follows:
Warrant liabilities as of December 31, 2020	$—
Warrant liability recorded at fair value at issuance of warrants at close of IPO, private placement, and Underwriters’ over-allotment option as of April 12, 2021	5,917,625
Change in fair value of warrant liabilities	1,331,869
Total warrant liabilities as of June 30,2021(1)	$7,249,494

(1)
Due to the use of quoted prices in an active market for Public Warrants as of June 30, 2021, the Company had transfers out of Level 3 to Level 1 amounting to $5,616,025 as of June 30, 2021. The Company deems the transfer between levels to have occurred at the end of the period.

NOTE 9.   SUBSEQUENT EVENTS
None.

The Hagerty Group, LLC and Subsidiaries
Consolidated Financial Statements as of December 31, 2020 and 2019
and for the Years Ended December 31, 2020, 2019 and 2018, and
Report of Independent Registered Public Accounting Firm

THE HAGERTY GROUP, LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members and the Board of Directors of The Hagerty Group, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of The Hagerty Group, LLC and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income and comprehensive income, changes in members’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedule listed in the Index at F-67 to F-70 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
Detroit, Michigan
August 27, 2021
We have served as the Company’s auditor since 2019.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,107,922	$21,808,279
Restricted cash and cash equivalents	260,970,361	199,252,570
Accounts receivable	33,883,360	20,247,733
Premiums receivable	52,628,294	42,256,033
Commission receivable	54,540,886	46,320,193
Prepaid expenses and other assets	14,655,788	11,441,973
Deferred acquisition costs – net	58,571,981	46,808,359
Total current assets	513,358,592	388,135,140
PROPERTY AND EQUIPMENT – Net	25,822,140	16,226,168
LONG-TERM ASSETS:
Prepaid expenses and other assets	20,166,955	17,811,311
Intangible assets – net	46,616,982	17,303,595
Goodwill	4,745,357	3,801,357
Total long-term assets	71,529,294	38,916,263
TOTAL ASSETS	$610,710,026	$443,277,571
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,544,583	$6,950,392
Losses payable	21,980,282	16,737,392
Provision for unpaid losses and loss adjustment expenses	54,987,840	32,583,608
Unearned premiums	124,708,255	99,107,431
Commissions payable	43,798,065	36,228,217
Due to insurers	49,162,017	39,698,867
Advanced premiums	13,744,868	12,227,174
Accrued expenses	36,271,436	27,676,444
Deferred tax liability	7,498,982	5,923,741
Contract liabilities	19,541,253	16,961,712
Other current liabilities	1,514,871	1,240,664
Total current liabilities	384,752,452	295,335,642
LONG-TERM LIABILITIES:
Accrued expenses	14,854,518	6,480,187
Contract liabilities	19,666,667	—
Long-term debt	69,000,000	26,100,000
Other long-term liabilities	5,115,648	4,901,025
Total long-term liabilities	108,636,833	37,481,212
Total liabilities	493,389,285	332,816,854
		(continued)
The accompanying notes are an integral part of these consolidated financial statements.
See note 17 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
	2020	2019
Commitments and contingencies (Note 19)
EQUITY:
Members’ equity (Shares authorized 100,000; issued and outstanding 100,000)	119,151,495	112,985,419
Accumulated other comprehensive loss	(1,953,795)	(2,524,702)
Total members’ equity	117,197,700	110,460,717
Non-controlling interest	123,041	—
Total equity	117,320,741	110,460,717
TOTAL LIABILITIES AND EQUITY	$610,710,026	$443,277,571
		(concluded)
The accompanying notes are an integral part of these consolidated financial statements.
See note 17 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
REVENUES:
Commission and fee revenue	$236,443,028	$201,779,208	$174,293,286
Earned premium	220,502,411	157,394,257	97,020,495
Membership and other revenue	42,602,762	38,100,125	30,385,684
Total revenues	499,548,201	397,273,590	301,699,465
OPERATING EXPENSES:
Salaries and benefits	137,507,952	114,289,965	97,108,523
Ceding commission	105,973,957	75,567,253	46,552,521
Losses and loss adjustment expenses	91,025,223	64,400,202	40,858,541
Sales expense	86,207,238	84,188,663	70,015,159
General and administrative services	51,188,091	39,028,964	30,797,462
Depreciation and amortization	11,799,691	8,950,435	7,754,938
Total operating expenses	483,702,152	386,425,482	293,087,144
OPERATING INCOME	15,846,049	10,848,108	8,612,321
OTHER (EXPENSE) INCOME	(986,481)	607,953	(16,713)
INCOME BEFORE INCOME TAX EXPENSE	14,859,568	11,456,061	8,595,608
INCOME TAX EXPENSE	4,820,451	7,250,191	121,810
NET INCOME	10,039,117	4,205,870	8,473,798
Add loss attributable to non-controlling interest	126,959	—	—
NET INCOME TO THE HAGERTY GROUP, LLC	$10,166,076	$4,205,870	$8,473,798
NET INCOME	10,039,117	4,205,870	8,473,798
Other comprehensive income (loss)
Foreign currency translation adjustments – net of tax	994,135	361,997	(444,676)
Derivative instruments	(423,228)	—	—
Total other comprehensive income (loss)	570,907	361,997	(444,676)
Comprehensive income	10,610,024	4,567,867	8,029,122
Comprehensive loss attributable to non-controlling interest	126,959	—	—
Comprehensive income attributable to
The Hagerty Group, LLC	$10,736,983	$4,567,867	$8,029,122
Earnings per unit	$101.66	$55.59	$—
Weighted average units	100,000	75,665	—
The accompanying notes are an integral part of these consolidated financial statements.
See note 17 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	Issued Units	Members’ Equity	Accumulated Other Comprehensive (Loss) Income	Total Members’ Equity	Non-Controlling Interest	Total Equity
BALANCE – January 1, 2018	—	$60,324,890	$(2,442,023)	$57,882,867	$—	$57,882,867
Net income		8,473,798		8,473,798		8,473,798
Other comprehensive loss			(444,676)	(444,676)		(444,676)
Contributions		2,385,000		2,385,000		2,385,000
BALANCE – December 31, 2018	—	$71,183,688	$(2,886,699)	$68,296,989	$—	$68,296,989
Net income		4,205,870		4,205,870		4,205,870
Other comprehensive income			361,997	361,997		361,997
Settlement of intercompany balance with Hagerty Holding Corp.		(51,495,567)		(51,495,567)		(51,495,567)
Issued units to existing Member	88,235
Newly issued units less transaction costs	11,765	89,091,428		89,091,428		89,091,428
BALANCE – December 31, 2019	100,000	$112,985,419	$(2,524,702)	$110,460,717	$—	$110,460,717
Net income (loss)		10,166,076		10,166,076	(126,959)	10,039,117
Other comprehensive income			570,907	570,907		570,907
Distributions		(4,000,000)		(4,000,000)		(4,000,000)
Non-controlling interest
issued capital					250,000	250,000
BALANCE – December 31, 2020	100,000	$119,151,495	$(1,953,795)	$117,197,700	$123,041	$117,320,741
The accompanying notes are an integral part of these consolidated financial statements.
See note 17 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
OPERATING ACTIVITIES:
Net income	$10,039,117	$4,205,870	$8,473,798
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization expense	11,799,691	8,950,435	7,754,938
Provision for deferred taxes	1,478,135	5,923,741	—
Loss (gain) on disposals of equipment, software and other assets	2,647,840	(138,021)	12,048
Other	758,170	619,415	113,062
Changes in assets and liabilities:
Accounts receivable	(14,499,673)	(9,890,838)	(5,123,460)
Premiums receivable	(10,372,261)	(17,350,115)	(9,150,154)
Due from member	—	—	8,083,609
Commission receivable	(8,163,640)	(4,465,110)	(5,584,168)
Prepaid expenses and other assets	(8,548,723)	(8,016,892)	(9,535,162)
Deferred acquisition costs	(11,763,622)	(18,947,474)	(9,359,356)
Accounts payable	4,596,632	479,020	(299,773)
Losses payable	5,242,890	4,959,902	5,312,845
Provision for unpaid losses and loss adjustment expenses	22,404,232	13,862,603	11,476,773
Unearned premiums	25,600,824	41,086,326	20,090,473
Commissions payable	7,569,848	14,581,234	7,611,735
Due to insurers	9,365,860	5,131,025	4,563,720
Advanced premiums	1,500,430	1,867,169	2,304,785
Accrued expenses	13,429,473	3,672,826	6,586,442
Contract liabilities	22,214,389	3,162,805	2,273,559
Other current liabilities	(725,793)	397,500	540,000
Net cash from operating activities	84,573,819	50,091,421	46,145,714
INVESTING ACTIVITIES:
Purchases of property and equipment and software	(38,257,682)	(9,404,491)	(7,890,086)
Business combinations and asset acquisitions – net of cash acquired	(8,875,482)	(11,245,481)	—
Purchase of other assets	(359,203)	(416,166)	(511,088)
Proceeds from sale of intangible assets	95,000	—	—
Proceeds from sale of property and equipment	8,435	9,960	8,000
Net cash used in investing activities	(47,388,932)	(21,056,178)	(8,393,174)
			(continued)
The accompanying notes are an integral part of these consolidated financial statements.
See note 17 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
FINANCING ACTIVITIES:
Payments on long-term debt	$(29,100,000)	$(74,650,000)	$—
Proceeds from long-term debt	73,000,000	25,800,000	10,000,000
Repayments of notes receivable related parties	—	(150,000)	(150,000)
Contribution from minority interest	250,000	—	—
Contributions from members	—	—	2,385,000
Distributions to members	(4,000,000)	—	—
Debt issuance costs	(202,375)	—	—
Newly issued units less transaction costs	—	89,091,428	—
Net cash from financing activities	39,947,625	40,091,428	12,235,000
EFFECT OF FOREIGN CURRENCY EXCHANGE RATES ON CASH	884,922	224,879	(515,805)
NET INCREASE IN CASH, CASH EQUIVALENTS AND
RESTRICTED CASH AND CASH EQUIVALENTS	78,017,434	69,351,550	49,471,735
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS – Beginning of year	221,060,849	151,709,299	102,237,564
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS – End of year	$299,078,283	$221,060,849	$151,709,299
NON-CASH INVESTING ACTIVITIES:
Purchase of property and equipment	$6,860,838	$304,233	$62,696
Business combination and asset acquisition	$9,523,666	$3,925,000	$—
CASH PAID FOR:
Interest	$1,507,932	$2,804,490	$606,204
Income tax	$3,873,893	$265,728	$82,392

The following table provides a reconciliation of cash and restricted cash from the Consolidated Balance Sheets to the Consolidated Statements of Cash Flows.
	2020	2019	2018
Cash and cash equivalents	$38,107,922	$21,808,279	$19,638,609
Restricted cash and cash equivalents	260,970,361	199,252,570	132,070,690
Total cash and cash equivalents and restricted cash and cash equivalents on the Consolidated Statements of Cash Flows	$299,078,283	$221,060,849	$151,709,299
			(concluded)
The accompanying notes are an integral part of these consolidated financial statements.
See note 17 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations — The accompanying consolidated financial statements of The Hagerty Group, LLC and its subsidiaries (the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The Hagerty Group, LLC (“THG”) is majority owned by Hagerty Holding Corp. (“HHC”), with Markel Corporation (“Markel”) holding a minority interest. HHC and Markel collectively are the Members of THG (“Members”). Prior to June 2019, the Company was wholly owned by HHC. The Company operates several entities which collectively support the revenue streams listed below:
•
The Company earns commission revenues for the distribution and servicing of classic automobile and boat insurance policies written through personal and commercial lines agency agreements with multiple insurance carriers in the United States, Canada and the United Kingdom.

•
Reinsurance premiums are earned in Hagerty Reinsurance Limited (“Hagerty Re”) which is registered as a Class 3A reinsurer under the Bermuda Insurance Act 1978. Hagerty Re solely reinsures the classic auto and marine risks written through its affiliated managing general agent entities (“MGAs”) in the United States and Canada. The business produced by the U.S. MGAs is written by Essentia Insurance Company (“Essentia”) and reinsured with its affiliate Evanston Insurance Company (“Evanston”). Essentia and Evanston are wholly owned subsidiaries of Markel. In 2020, Hagerty Re entered into a reinsurance agreement with Aviva Canada, Inc. (“Aviva”) to reinsure classic auto and marine risks produced by its Canadian affiliate MGA.

•
The Company earns subscription revenue through membership offerings and other automotive services sold to policyholders and classic vehicle enthusiasts. Membership offerings include but are not limited to private label roadside assistance, digital and linear video content, our award-winning magazine, valuation services, and exclusive events and automotive third-party discounts. The Company owns and operates collector vehicle events, earning revenue through ticket sales and sponsorships, as well as event registration service fees on behalf of automotive and motorsport organizations to manage credentials, sell merchandise and execute events. The Company also operates a peer-to-peer classic vehicle rental business for auto enthusiasts. In 2020, the Company started a majority-owned world-class vehicle storage and exclusive social club facility called Member Hubs Holding, LLC (MHH), a business for classic, collector and exotic cars owners.

Principles of Consolidation — The accompanying consolidated financial statements include the accounts of THG and its majority-owned and controlled subsidiaries. All intercompany account balances and transactions have been eliminated in the consolidated financial statements. The Company consolidates MHH, an 80% owned subsidiary, under the voting interest method guidance in Accounting Standards Codification (“ASC”) 810, Consolidations (“Topic 810”). The Noncontrolling Interest is presented separately on the Balance Sheets, Statements of Income and Comprehensive Income and the Statements of Changes in Members’ Equity.
Business Update Related To COVID-19 — In March 2020, the World Health Organization declared the Coronavirus (“COVID-19”) a pandemic. The pandemic has impacted every geography in which the Company operates. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.
The Company has taken several precautionary steps to safeguard its businesses and team members from COVID-19, including implementing travel restrictions, arranging work from home capabilities and flexible work policies. The safety and well-being of our team members continues to be the top priority. As restrictions were put in place, employees were able to transition to a work from home environment quickly and effectively due to prior technology investments and the Company’s focus on core values. Due to the restrictions and uncertainty caused by the pandemic, revenue growth was slightly lower than expected

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
primarily caused by lower levels of new business. Offsetting the revenue shortfall, expenses related to promotional events and travel were lower than anticipated. By the end of 2020, new business growth returned to planned pace, events were being planned and new initiatives were on track. Management will continue to follow and monitor guidelines in each jurisdiction and is working on a phased transition of employees back to the office.
Use of Estimates — The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although the estimates are considered reasonable, actual results could differ from those estimates.
The most significant estimate that is susceptible to notable change in the near-term relates to the provision for unpaid losses and loss adjustment expenses (including those losses incurred but not reported (IBNR)). Although some variability is inherent in this estimate, the Company believes that the current estimate is reasonable in all material respects. This estimate is reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.
Segment Information — The Company has one operating segment and one reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer (“CEO”), who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis. The Company’s management approach is to utilize an internally developed strategic decision making framework (the Hagerty Flywheel) with the membership patrons at the center of all decisions, which requires the CODM to have a consolidated view of the operations so that decisions can be made in the best interest of Hagerty and its membership patrons.
Foreign Currency Translation — The Company translates its foreign operations’ assets and liabilities denominated in foreign currencies into US dollars at current rates of exchange as of the balance sheet date, and income and expense items at the average exchange rate for the reporting period. Translation adjustments resulting from exchange rate fluctuations are recorded in the foreign currency translation account, a component of accumulated other comprehensive income.
Cash and Cash Equivalents and Restricted Cash and Cash Equivalents — Cash includes amounts held in banks in operating accounts and money market funds. The Company considers money market funds with maturities within 90 days of the purchase date to be equivalent to cash. At December 31, 2020 and 2019, the Company’s cash accounts exceeded federally insured limits.
The Company maintains cash collected for premiums from insured parties that have not yet been remitted to insurance companies. These funds are required to be held in trust and segregated from operating cash. These funds and a corresponding liability are included in cash and due to insurers, respectively, in the accompanying consolidated balance sheets.
The Company has established a trust account for the benefit of the ceding insurer as security for Hagerty Re’s obligations for losses, loss expenses, unearned premium and profit-sharing commissions. The use of this fund is restricted to the payment of these expenses.
Accounts Receivable — Accounts receivable are recorded, and revenue is recognized, at the latter of billed or policy effective date, net of cancellations.
Reinsurance Premiums Ceded — Reinsurance premiums ceded are expensed pro-rata over the term of the reinsurance treaties. The portion of the reinsurance premium related to the unexpired portions of the treaties at the end of the fiscal year is reflected in deferred reinsurance premiums.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Acquisition Costs — Acquisition costs are comprised of ceding commission and premium taxes that relate directly to the successful acquisition of new or renewal policy premiums by Hagerty Re. Acquisition costs are deferred and recognized in income over the period of the exposure in the underlying treaties.
The Company evaluates the recoverability of deferred acquisition costs by determining if the sum of future-earned premiums is greater than the expected future claims and expenses. Anticipated investment income is also a factor in this determination. If a loss is probable on the unexpired portion of policies in force, a premium deficiency loss is recognized. At December 31, 2020 and 2019, the deferred acquisition costs were considered fully recoverable and no premium deficiency loss was recorded.
Property and Equipment — Property and equipment are recorded at cost and depreciated over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of either the lease term or the estimated useful lives of the improvements. Useful lives for financial reporting range from three to seven years for software, computers, automobiles and office furniture. Building and building improvements have useful lives of 39 years.
Annual depreciation is calculated based on the straight-line method. Maintenance, repair costs and minor renovations are charged to earnings, while expenditures that increase the asset lives are capitalized. Property and equipment depreciation and amortization expense were $4,693,926, $4,399,438 and $4,768,406 in 2020, 2019 and 2018, respectively.
The Company reviews all property and equipment that have finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined the carrying amount of the asset is not recoverable, an impairment charge is recorded. Upon sale or retirement, the cost and related accumulated depreciation of assets disposed of are removed from the accounts, and any resulting gain or loss is reflected in earnings.
Prepaid Expenses and Other Assets — Prepaid expenses and other assets consist primarily of prepaid Software as a Service (“SaaS”) implementation costs and prepaid sales and general and administrative services expenses. Prepaid expenses are recorded at cost and amortized over the service term.
SaaS implementation costs are recorded as incurred in prepaid expenses. The Company expenses the costs incurred during the preliminary project stage and, upon management approval, capitalizes the direct implementation costs once implementation begins. The Company monitors implementation on an ongoing basis and capitalizes the costs of any major improvements or new functionality. Once the software is fully implemented, the ongoing maintenance costs are expensed.
At December 31, 2020 and 2019, there are approximately $13,300,000 and $11,740,000 of such costs in-service and capitalized as part of prepaid expenses and other assets. At December 31, 2020, there were $4,390,000 of such costs in progress that will be placed into service in 2021. At December 31, 2019, there were $3,470,000 of such costs in progress.
The Company amortizes SaaS implementation costs to general and administrative services expense over the contract term including extensions where it is likely the contract will be renewed. Of the $13,300,000 in software capitalized, approximately $2,320,000 has been amortized. Approximately $2,400,000 and $12,970,000 SaaS implementation costs, net of amortization, are recorded in short-term and long-term prepaid expenses and other assets, respectively at December 31, 2020. Approximately $1,110,000 and $9,620,000 SaaS implementation costs, net of amortization, are recorded in short-term and long-term prepaid expenses and other assets, respectively at December 31, 2019.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
The remaining capitalized asset for 2020 will be amortized as follows:
2021	$1,550,000
2022	1,450,000
2023	1,040,000
2024	950,000
2025	920,000
Thereafter	5,070,000
Intangible Assets — Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible assets and primarily consist of insurance policy renewal rights, internally developed software, trade names, non-compete agreements and customer relationships and are amortized using a straight-line methodology over their estimated useful lives. Insurance policy renewal rights, internally developed software, trade names, non-complete agreements and customer relationships are amortized over 3 to 25 years. For internally developed software, the Company expenses the costs incurred during the preliminary project stage and capitalizes the direct development costs (including the associated payroll and related costs for employees working on development and outside contractor costs) once management approval is obtained. Intangible assets are reviewed for impairment upon a triggering event or when changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If it is determined the carrying amount of the asset is not recoverable, an impairment charge is recorded.
Goodwill — Goodwill represents the excess of the cost of an acquisition over the fair value of net assets acquired, including identifiable intangible assets. Goodwill is tested for impairment at the reporting unit level annually as of October 1, and whenever indicators of impairment exist. The Company considers numerous factors, which includes macroeconomic conditions and their potential impact on reporting unit fair values, industry and market conditions, overall financial performance, changes in management, and other cost factors. The Company completed its qualitative test and determined that during any period presented, goodwill was not impaired.
Losses Payable — Losses payable represents the amount of losses paid and billed by the fronting insurer that have not been paid by Hagerty Re as of the balance sheet date.
Provision for Unpaid Losses and Loss Adjustment Expenses — Losses and loss adjustment expenses are recognized as incurred and are based on the estimated ultimate cost of settlement. Outstanding losses include amounts determined from reports and individual cases. Significant delays can occur in the notification of certain claims and a substantial measure of experience and judgement is involved in assessing outstanding liabilities, the ultimate cost of which may not be known with certainty at the balance sheet date. Such liabilities are necessarily based on estimates and while management believes that the amounts are fairly stated, the ultimate liability may be in excess of, or less than the amounts provided.
The provision for unpaid losses and loss adjustment expenses includes losses reported at the balance sheet date and an amount, based on past experience, for losses IBNR. The Company provides IBNR based on an analysis of the loss experience of the risks insured and the recommendations of appropriately qualified actuaries. The reinsurance recoverable amounts shown are determined by applying contract language specific to the Company’s third-party reinsurance program to losses and loss expenses arising from claims occurring as a result of a qualifying event. Adjustments to estimates will be included in the financial statements of subsequent periods when such adjustments become known.
Fair Value of Financial Instruments — The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature and variable interest rates.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Due to Insurers — Due to insurers represents the net amount of premium due to carriers based on the respective contract with each carrier. The net amount due is equal to the gross written premium less the Company’s commission for policies that have reached their effective date.
Advanced Premiums — Advanced premiums represent the gross written premium received from customers prior to the effective date of the policy. At the effective date of the policy, advanced premiums are reclassified to due to insurers and commission income is recognized.
Accrued Expenses — Accrued expenses consist primarily of amounts owed for wages, payroll taxes, incentive compensation, benefits, professional services and future installments for purchase consideration resulting from asset acquisitions and business combinations.
Derivative Instruments — The Company enters into certain derivative financial instruments, when available on a cost-effective basis, to mitigate its risk associated with changes in interest rates. The Company accounts for derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“Topic 815”), which establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) and whether designated in hedging relationships or not, be recorded on the consolidated balance sheet as either an asset or liability measured at fair value. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statements when the hedged item affects earnings. If a derivative is not designated as an accounting hedge, the change in fair value is recognized in income in the period in which the hedged item and hedging instrument affect earnings. All derivative instruments are managed on a consolidated basis to efficiently minimize exposures.
Gains and losses related to the derivative instruments are expected to be largely offset by gains and losses on the original underlying asset or liability. The Company does not use derivative financial instruments for speculative purposes.
The Company is exposed to credit loss in the event of nonperformance by the counterparties on derivative contracts. It is the Company’s policy to manage its credit risk on these transactions by dealing only with financial institutions having a long-term credit rating of “A” or better and by distributing the contracts among several financial institutions to diversify credit concentration risk.
Revenue Recognition — The Company enters many agency contracts with carriers simultaneously that authorize the Company to develop product, sell and issue insurance policies and settle claims. Prior to 2019, the Company accounted for revenue currently accounted for under ASC Topic 606, “Revenue from Contracts with Customers” (“Topic 606”) under ASC Topic 605, “Revenue Recognition” (“Topic 605”). For purposes of Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), discussed in Note 2, many of the contracts entered into with carriers are considered a single contract. ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, deferred the effective date of ASU 2014-09 to January 1, 2019. The Company adopted the new revenue recognition standard on a modified retrospective approach on January 1, 2019, which did not have a material impact on the consolidated financial statements but did result in additional disclosure.
Under the new standard, certain costs to obtain or fulfill a contract that were previously expensed as incurred have been capitalized. The Company capitalizes the incremental costs to obtain contracts primarily related to commission payments on new policy sales. These deferred costs are amortized over the expected life of the insurance client and are included in prepaid expenses and other assets in the Company’s consolidated balance sheet as of December 31, 2020 and 2019.
Hagerty Re revenue is accounted for under ASC 944 “Financial Services — Insurance” (“Topic 944”).
Advertising — Advertising and sales promotion costs are expensed the first time the advertising or sales promotion takes place. Advertising costs are reflected as a component of sales expenses in the accompanying

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
consolidated statements of income and other comprehensive income and totaled $18,224,768, $18,827,161 and $13,091,197 for the years ended December 31, 2020, 2019 and 2018, respectively.
Income Taxes — Hagerty Re and various foreign subsidiaries are treated as taxable entities and income taxes are provided where applicable (see Note 16). Otherwise, no provision for income taxes has been made by the Company since it has elected to be treated as a partnership for income tax reporting purposes.
Where applicable, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax-credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Deferred tax assets are recognized to the extent that there is sufficient positive evidence as allowed under the ASC Topic 740, “Income Taxes” (“Topic 740”), to support the recoverability of those deferred tax assets. The Company establishes a valuation allowance to the extent that there is insufficient evidence to support the recoverability of the deferred tax asset under Topic 740. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that the deferred tax assets would be realizable in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
As of December 31, 2020 and 2019, the Company did not have any unrecognized tax benefits and had no accrued interest or penalties related to uncertain tax positions. If recorded, interest and penalties would be recorded as interest expense or penalty expense in the consolidated statements of income and other comprehensive income.
Self-Insurance — The Company has elected to self-insure certain costs related to US employee health benefit and short-term disability programs. Costs resulting from self-insured losses are charged to expense when incurred. The Company has purchased insurance that limits its aggregate annual exposure for healthcare costs to approximately $8,302,800 and $8,706,400 for the years ended December 31, 2020 and 2019, respectively. Total expenses for healthcare claims incurred for the years ended December 31, 2020, 2019 and 2018, were approximately $7,612,800, $7,603,500 and $6,030,000, respectively. As of December 31, 2020 and 2019, the Company has recorded approximately $748,000 and $526,000 as an estimate of IBNR claims, respectively. The amount of actual losses incurred could differ materially from the estimate reflected in these financial statements. Total expenses for short-term disability claims for the years ended December 31, 2020, 2019 and 2018, were $57,700, $80,200 and $134,000, respectively.
New Accounting Standards
Recently Adopted Accounting Guidance
Implementation of Software as a Service (SaaS) — In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-15, “Intangibles — Goodwill and Other — Internal-Use Software”, which aligned the treatment of costs related to SaaS implementations to costs of developing internal use software. The core principle of the ASU is that an entity is required to treat implementation costs related to a hosting arrangement that is a service contract in accordance with ASC Subtopic 350-40, Internal-Use Software. The adoption of the ASU resulted in costs incurred for the implementation of a SaaS solution to be recognized as a prepaid expense and amortized over the life of the service contract rather than being recognized

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
as expenses when incurred. The ASU is effective for years beginning after December 15, 2020 for private companies, with early adoption permitted.
The Company elected to early adopt the standard upon its issuance in August 2018 on a full retrospective basis. The adoption of this ASU did not have a material impact on the consolidated financial statements and related disclosures.
Financial Instruments — In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which relates to accounting for hedging activities. This guidance expands strategies that qualify for hedge accounting, changes how many hedging relationships are presented in the financial statements and simplifies the application of hedge accounting in certain situations.
ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), defers the effective date of ASU No. 2017-12 to January 1, 2021. The Company early adopted ASU No. 2017-12 effective January 1, 2020. Adoption of the standard enhanced the presentation of the effects of our hedging instruments and the hedged items in our consolidated financial statements to increase the understandability of the results of our hedging strategies.
Recent Accounting Guidance Not Yet Adopted
Credit Losses — In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as modified by ASU No. 2018-19, Codification Improvements to Topic 326 Financial Instruments-Credit Losses and ASU No. 2019-04, Codification Improvements to Topic 326 Financial Instruments-Credit Losses and ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326) Targeted Transition Relief.
The guidance in ASU No. 2016-13 amends Topic 326, the reporting of credit losses for assets held at amortized cost basis, eliminating the probable initial recognition threshold and replacing it with a current estimate of all expected credit losses. Estimated credit losses are recognized as a credit loss allowance reflected in a valuation account that is deducted from the amortized cost basis of the financial asset to present the net amount expected to be collected. The guidance also addresses available-for-sale securities, whereby credit losses remain measured on an incurred loss basis with the presentation of the credit losses using an allowance rather than as a write-down. ASU No. 2019-10 defers the effective date of ASU No. 2016-13 to January 1, 2023. The Company does not expect the adoption of ASU No. 2016-13 to have a material impact on consolidated financial statements and related disclosures.
Leases — In February 2016, the FASB issued ASU No. 2016-02, Leases, which creates ASC Topic 842, Leases (“Topic 842”), and supersedes the lease requirements in ASC Topic 840, Leases. This guidance increases transparency and comparability among organizations by recognizing lease assets and lease liabilities in the consolidated balance sheet. The guidance requires disclosure to enable users of the consolidated financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The transition to ASU No. 2016-02 requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach. ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), defers the effective date of ASU 2016-02 to January 1, 2021. ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, defers the effective date of ASU 2016-02 to January 1, 2022. Early application of the amendments in ASU 2016-02 is permitted for all entities. The Company continues to evaluate the effects the adoption of this ASU will have on the consolidated financial statements and related disclosures.
Reference Rate Reform — In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
optional relief to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. Additionally, in January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848), which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The Company does not expect the adoption of these ASUs to have a material impact on the consolidated financial statements and related disclosures.
Media Content — In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, ASU 2019-02 requires that an entity test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. ASU 2019-02 is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. As a result of adopting this ASU, the Company will now apply the guidance of ASC Topic 926, Entertainment — Films for the original content the Company self-produces and where the intellectual property is owned by the Company. For content the Company produces, the costs associated with production, including development cost, direct costs and production overhead will be capitalized. Adoption of this ASU will be made in 2021. This will reduce the initial amount charged to expense for development of media content assets as they are created and costs will be amortized over the estimated useful life of the asset. The financial impact will be dependent on the Company’s investment in media content.
2.   REVENUE
The Company recognizes revenue under both Topic 606 and Topic 944. Prior to 2019, the Company recognized revenue now recognized under Topic 606 under Topic 605.
Topic 606 Revenue from Contracts
The primary impacts of Topic 606 to the Company’s revenues and expenses are as follows:
Commission and Fee Revenue — The Company earns new and renewal commissions paid by insurance carriers and fees paid by the carriers’ insureds for the binding of insurance coverage. The Company has identified its customer as the insurance carrier. The determined transaction price is the estimated commissions to be received over the term of the policy, based on an estimate of premiums placed net of a constraint for policy changes and cancellations. These commissions and fees are earned when the policy becomes effective, as all rights are passed to the insured and the obligation to pay a claim resides with the carrier.
The Company processes claims on behalf of some carriers though the carriers’ bank accounts; however this performance obligation is considered immaterial in the context of the contract due to low claims frequency and relatively low expenses incurred as compared to the total revenue earned from the contracts.
As additional performance in the form of processing renewal offers and payments is required annually to earn compensation from renewal of a policy, commission income is recognized for renewal policies each year the policy is renewed on the policy effective date.
For policies that have elected to pay via installment plan, revenue is recognized using the policy effective date, as full control of the asset is transferred to the insured when the policy becomes effective, regardless of when payment is made. The Company’s performance obligation to the carrier is complete when the policy is issued. The Company has elected to apply the practical expedient from ASC Subtopic 606-10-32-18 regarding significant financing components as all payments are due within one year of the

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
effective date. The election of the practical expedient permits the Company to forgo accounting for any portion of the revenue as a financing transaction.
The adoption of Topic 606 did not have a material impact on the timing of when the Company recognized commission or fee revenue.
Under the terms of its contracts with insurance carriers, the Company has the opportunity to earn an annual contingent underwriting commission (“CUC”) based on the loss performance of the insurance book of business. The Company’s CUC agreements are based on written or earned premium and underwriting results. Each carrier contract and related CUC is calculated independently. The CUCs represent a form of variable consideration associated with the placement of coverage, for which the Company earns commissions and fees. Under Topic 606, the Company must estimate the amount of consideration that will be received in the coming year such that a significant reversal of revenue is not probable. In connection with Topic 606, profit sharing commission is recognized as a contract asset as policies are issued using applicable premium and payout factors based on estimated loss ratio from the contract.
The adoption of Topic 606 did not have a material impact on the timing of when the Company recognized CUC revenue.
Membership and Other Revenue — Income from the sale of Hagerty Driver’s Club membership subscriptions is recognized ratably over the period of the membership, resulting in contract liabilities at December 31, 2020 and 2019. The Company treats the membership as a single performance obligation to provide access to stated member benefits over the life of the membership which is currently one year.
The adoption of Topic 606 did not have a material impact on the timing of when the Company recognized Membership and Other Revenue.
Contract Costs — The Company has evaluated ASC Topic 340, “Other Assets and Deferred Cost” (“Topic 340”) which requires companies to defer certain incremental costs to obtain customer contracts and certain costs to fulfill customer contracts.
Incremental costs to obtain — The adoption of Topic 340 resulted in the Company deferring certain costs to obtain customer contracts primarily as they relate to sub agent commission paid on insurance policies, in which the Company pays an incremental amount of compensation on new business. The Company bifurcates the initial commission paid on new policies into two parts. The expense recognized in year one is equal to the commission rate paid on renewal plus a portion of the incremental commission. The incremental commission paid on new business is recognized over the average life of insured clients obtained through its sub agent channel. For the years ended December 31, 2020 and 2019, the Company deferred approximately $3,389,022 and $1,414,000 of incremental costs to obtain customer contracts as contracts were entered and subsequently expensed approximately $640,000 and $153,000 of the costs in 2020 and 2019, respectively. Approximately $678,000 and $283,000 of net deferred incremental costs to obtain customer contracts in 2020 and 2019, respectively, are recorded in short-term prepaid expenses and other assets. Approximately $2,071,000 and $978,000 of net deferred incremental costs to obtain customer contracts in 2020 and 2019, respectively, are recorded in long-term prepaid expenses and other assets.
Prior to the adoption of Topic 340, the incremental costs to obtain a customer were expensed in the period incurred.
The Company has elected to adopt the practical expedient under ASC Subtopic 340-40-25-4 allowing for the immediate expensing of costs to obtain a contract that would be amortized in less than 12 months. The Company expenses costs related to mailing of renewal offers and other incidental up-front policy costs incurred that are related to a single policy term.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
The adoption of the practical expedient and treatment of expenses thereunder is consistent with how expenses were recognized prior to the adoption of Topic 606 and ASC Subtopic 340-40-25-4.
Contract Assets — The adoption of Topic 606 resulted in the Company recognizing contract assets for amounts due to the Company for CUCs earned but not yet billed under terms of the contract.
The opening and closing balances of contract assets are as follows:
	2020	2019
Balance as of January 1	$46,320,193	$40,099,818
CUC received	(46,207,834)	(40,053,547)
CUC recognized	54,428,527	46,273,922
Balance as of December 31	$54,540,886	$46,320,193
Contract Liabilities — Contract liabilities consist of payments received in advance of performance under a contract before the transfer of goods or services to a customer or fulfillment of the contract obligations. In 2020, the Company entered into an agreement with a large national carrier and received an advanced commission payment to offset costs of system development. Contract liabilities consist primarily of this advanced payment, along with the obligation to fulfill Hagerty Driver’s Club membership benefits over the one-year life of a membership. Prior to the adoption of Topic 606, the obligation to fulfill membership obligations was reported as deferred revenue in the consolidated financial statements. The liabilities related to fulfilling membership obligations did not change with the adoption of Topic 606.
Prior to the adoption of Topic 606 contract liabilities were referred to as deferred revenue. The adoption of Topic 606 did not have a material impact on the timing or recognition process of contract liabilities.
The opening and closing balances of contract liabilities are as follows:
	Current		Long-Term
	2020	2019	2020	2019
Contract liabilities as of January 1	$16,961,712	$13,746,225	$—	$—
Advanced commission	333,333	—	19,666,667	—
Membership & other revenue recognized during the period	(42,602,762)	(38,100,125)	—	—
Membership & other revenue deferred during the period	44,848,970	41,315,612	—	—
Contract liabilities as of December 31	$19,541,253	$16,961,712	$19,666,667	$—
Disaggregation of Revenue — The following tables present revenue by distribution channel offering, as well as a reconciliation to total revenue for the years ended December 31, 2020, 2019 and 2018:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020
	Agent	Direct	Total
Commission and fee revenue	$99,293,357	$82,721,144	$182,014,501
Contingent commission	30,024,506	24,404,021	54,428,527
Membership revenue	—	36,278,069	36,278,069
Other revenue	—	6,324,693	6,324,693
Total revenue from customer contracts	$129,317,863	$149,727,927	$279,045,790
Reinsurance revenue recognized under ASC 944			220,502,411
Total revenue			$499,548,201
	2019
	Agent	Direct	Total
Commission and fee revenue	$86,178,433	$69,326,852	$155,505,285
Contingent commission	25,643,769	20,630,154	46,273,923
Membership revenue	—	31,508,322	31,508,322
Other revenue	—	6,591,803	6,591,803
Total revenue from customer contracts	$111,822,202	$128,057,131	$239,879,333
Reinsurance revenue recognized under ASC 944			157,394,257
Total revenue			$397,273,590
	2018
	Agent	Direct	Total
Commission and fee revenue	$75,151,188	$59,070,717	$134,221,905
Contingent commission	22,199,307	17,872,074	40,071,381
Membership revenue	—	26,456,897	26,456,897
Other revenue	—	3,928,787	3,928,787
Total revenue from customer contracts	$97,350,495	$107,328,475	$204,678,970
Reinsurance revenue recognized under ASC 944			97,020,495
Total revenue			$301,699,465
The following tables present revenue by the geography where business was sold for the years ended December 31, 2020, 2019 and 2018, as well as a reconciliation to total revenue for the years ended December 31, 2020, 2019 and 2018:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020
	US	Canada	Europe	Total
Commission and fee revenue	$165,739,787	$13,274,255	$3,000,459	$182,014,501
Contingent commission	51,820,000	1,741,563	866,964	54,428,527
Membership revenue	33,938,142	2,339,927	—	36,278,069
Other revenue	4,976,252	129,217	1,219,224	6,324,693
Total revenue from customer contracts	$256,474,181	$17,484,962	$5,086,647	$279,045,790
Reinsurance revenue recognized under ASC 944				220,502,411
Total revenue				$499,548,201
	2019
	US	Canada	Europe	Total
Commission and fee revenue	$141,018,988	$11,559,170	$2,927,127	$155,505,285
Contingent commission	43,174,368	2,836,202	263,353	46,273,923
Membership revenue	29,520,238	1,987,863	221	31,508,322
Other revenue	5,412,926	109,965	1,068,912	6,591,803
Total revenue from customer contracts	$219,126,520	$16,493,200	$4,259,613	$239,879,333
Reinsurance revenue recognized under ASC 944				157,394,257
Total revenue				$397,273,590
	2018
	US	Canada	Europe	Total
Commission and fee revenue	$121,376,527	$10,022,487	$2,822,891	$134,221,905
Contingent commission	37,586,784	2,229,417	255,180	40,071,381
Membership revenue	24,768,086	1,646,353	42,458	26,456,897
Other revenue	2,845,039	—	1,083,748	3,928,787
Total revenue from customer contracts	$186,576,436	$13,898,257	$4,204,277	$204,678,970
Reinsurance revenue recognized under ASC 944				97,020,495
Total revenue				$301,699,465
Topic 944 Financial Services — Insurance
The primary impacts of Topic 944 to the Company’s revenues and expenses are as follows:
Earned Premium — Reinsurance premium assumed is recognized under Topic 944 as revenue on a pro rata basis over the period of the exposure in the underlying reinsurance treaty with the unearned portion deferred in the balance sheets. Total premiums assumed and the change in unearned premiums as of December 31, 2020, 2019 and 2018, are as follows:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
Underwriting income:
Premiums assumed	$250,557,423	$201,663,002	$118,427,085
Reinsurance premiums ceded	(3,086,294)	(3,706,430)	(2,160,000)
Net premiums assumed	247,471,129	197,956,572	116,267,085
Change in unearned premiums	(25,600,824)	(41,086,326)	(20,090,473)
Change in deferred reinsurance premiums	(1,367,894)	524,011	843,883
Net premiums earned	$220,502,411	$157,394,257	$97,020,495
3.   DEFERRED ACQUISITION COSTS
Deferred acquisition costs for the years ended December 31 were:
	2020	2019
Balance – January 1	$46,808,359	$27,860,885
Acquisition costs deferred	117,737,579	95,096,214
Amortization charged to income	(105,973,957)	(76,148,740)
Balance – December 31	$58,571,981	$46,808,359
4.   PROPERTY AND EQUIPMENT
	2020	2019
Land and land improvements	$930,335	$930,335
Buildings	1,747,586	1,738,763
Leasehold improvements	7,917,007	4,313,653
Furniture and equipment	13,828,965	11,225,376
Computer equipment and software	25,608,991	21,534,675
Automobiles	746,533	756,612
Total property and equipment	$50,779,417	$40,499,414
Less accumulated depreciation and amortization	(24,957,277)	(24,273,246)
Property and equipment – net	$25,822,140	$16,226,168
5.   BUSINESS COMBINATIONS AND ASSET ACQUISITIONS
The Company’s business strategy is to attract high-quality partners to join our operations to provide expanded automotive related offerings to our members. Transactions in which the Company obtains control of a business are treated as business combinations. Acquisitions of an asset, or a group of assets, that does not meet the definition of a business are treated as an asset acquisition.
In connection with asset acquisitions, the Company records the estimated value of the net tangible assets purchased and the value of the identifiable intangible assets purchased, which typically consist of purchased customer relationships, the right to renew policies upon expiration of the current policy term (renewal rights) and noncompete agreements.
In connection with business combinations, the Company records the estimated value of the net tangible assets purchased and the value of the identifiable intangible assets purchased, which typically

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
consist of purchased internally developed software, customer lists, trademarks and noncompete agreements. The valuation of purchased intangible assets involves significant estimates and assumptions. Until final valuations are complete, any change in assumptions could affect the carrying value of tangible assets, goodwill and identifiable intangible assets.
Net assets and results of operations are included in the Company’s consolidated financial statements commencing at the respective purchase closing dates for business combinations and asset acquisitions.
2020 Asset Acquisition — The Company completed one acquisition in 2020 that has been accounted for as an asset acquisition. On March 1, 2020, the Company purchased the renewal rights to the collector insurance policies effective on or after March 1, 2020 from a Canadian insurance brokerage. As part of the transaction, the seller entered into a non-compete agreement with the Company wherein they are prohibited from competing with the Company for a period of five years. Total purchase consideration for the acquisition was $9,671,892, with cash paid at closing of $2,480,634 and estimated current and long-term liabilities of $2,397,086 and $4,794,172, respectively.
2020 Business Combination — The Company completed one acquisition in 2020 that has been accounted for as a business combination. Aggregate purchase consideration for the business combination made during 2020 was $2,463,422, which consisted of cash paid at closing of $463,422 and current and long-term debt related to future purchase installments of $1,000,000 and $1,000,000, respectively (Note 12).
2019 Asset Acquisitions — The Company completed three acquisitions in 2019 that have been accounted for as asset acquisitions. Aggregate purchase consideration for these asset acquisitions was approximately $8,200,000, which consisted of cash paid of $4,300,000 and estimated current liability of $3,900,000.
2019 Business Combinations — The Company completed two acquisitions in 2019 that have been accounted for as business combinations.
On April 1, 2019, the Company purchased a motorsports registration digital platform.
On August 30, 2019, the Company entered into a business combination agreement to purchase all of the assets of 1) the antique and collector automobile and motorcycle exhibition business knows as the Greenwich Concours d’Elegance and 2) an unincorporated association known as the Madison Avenue Sports Car Driving & Chowder Society (Chowder Club).
Aggregate purchase consideration for these business combinations consisted of cash paid at closing of $6,975,000 and a liability $25,000 to be paid upon trademark transfer completion. The estimated fair value of obligations related to these business combinations was $3,698,000 and will be accrued as wage expense as earned subject to continued employment. The fair value of obligations is based upon the present value of the expected future payments to be made to the sellers of the acquired businesses in accordance with the provisions outlined in the respective purchase agreements. In determining fair value, the acquired business’s future performance is estimated using financial projections developed by management for the acquired business and reflects market participant assumptions regarding revenue growth and/or profitability.
2018 Asset Acquisitions and Business Combinations — In 2018, there were no asset acquisitions or business combinations.
The following table presents the allocation of the business combination and asset acquisition cost to the assets acquired based on their fair values:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019
Cash	$2,944,056	$11,275,000
Fair value of non-cash consideration	9,191,259	3,925,000
Total consideration	$12,135,315	$15,200,000
Allocation of purchase price:
Cash and cash equivalents	$—	$29,519
Other current assets	61,923	4,597
Intangible assets	11,266,228	11,815,000
Goodwill	944,000	3,365,769
Total assets acquired	$12,272,151	$15,214,885
Liabilities assumed
Accrued compensation – current	$38,336	$—
Contract liabilities – current	98,500	14,885
Total liabilities assumed	$136,836	$14,885
Estimated fair value of net assets acquired	$12,135,315	$15,200,000
6.   INTANGIBLE ASSETS
The cost and accumulated amortization of intangible assets as of December 31, 2020 and 2019, are show below.
	Renewal Rights	Internally Developed Software	Other	Total
Balance as of January 1, 2019	$—	$6,345,231	$—	$6,345,231
Acquisition/Addition	7,400,000	4,346,240	2,945,000	14,691,240
Amortization	(70,000)	(3,513,471)	(149,405)	(3,732,876)
Balance as of December 31, 2019	$7,330,000	$7,178,000	$2,795,595	$17,303,595
Acquisition/Addition	9,282,505	23,362,530	1,983,723	34,628,758
Amortization	(1,406,829)	(3,992,689)	(390,645)	(5,790,163)
Disposal	—	(53,169)	(77,170)	(130,339)
Foreign currency translation adjustment	588,979	—	16,152	605,131
Balance as of December 31, 2020	$15,794,655	$26,494,672	$4,327,655	$46,616,982
The weighted average useful lives (in years) for the amortizable acquired or added intangible assets are as follows:
	2020	2019
Renewal Rights	10.0	10.0
Internally Developed Software	3.0	6.9
Other	17.4	11.8
Overall Weighted Average Useful Life	7.5	9.8
The estimated future aggregate amortization expense as of December 31, 2020 is as follows:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
2021	$10,883,891
2022	11,036,923
2023	9,572,794
2024	3,246,175
2025	2,155,309
Thereafter	9,721,890
$46,616,982
7.   GOODWILL
In applying the acquisition method of accounting for business combinations, amounts assigned to identifiable assets and liabilities acquired were based on estimated fair values as of the date of acquisition, with the remainder recorded as goodwill.
Changes in the carrying amount of goodwill are as follows:
Balance – January 1, 2019	$435,588
Goodwill resulting from acquisition	3,365,769
Balance – December 31, 2019	$3,801,357
Goodwill resulting from acquisition	944,000
Balance – December 31, 2020	$4,745,357
8.   PROVISION FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES
As of December 31, 2020 and 2019, the provision for unpaid losses and loss adjustment expenses is as follows:
	2020	2019
Outstanding losses reported	$22,709,784	$13,558,734
IBNR	32,278,056	19,024,874
Total unpaid losses and loss adjustment expenses	$54,987,840	$32,583,608
The changes in the provision for unpaid losses and loss adjustment expenses, net of amounts recoverable from reinsurers, for the years ended December 31, 2020, 2019 and 2018, were as follows:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
Unpaid losses and loss adjustment expenses – beginning of the year	$32,583,608	$18,721,005	$7,244,232
Less: reinsurance recoverable	(2,343)	(155,484)	—
Net unpaid losses and loss adjustment expenses – beginning of the year	$32,581,265	$18,565,521	$7,244,232
Losses incurred related to:
Current year	$91,025,223	$64,534,566	$40,858,541
Prior year	—	(134,364)	—
Total incurred	$91,025,223	$64,400,202	$40,858,541
Losses paid for the period related to:
Current year	$53,734,787	$38,423,496	$24,246,730
Prior year	14,883,861	11,960,962	5,290,522
Total paid	$68,618,648	$50,384,458	$29,537,252
Net paid losses and loss adjustment expenses – end of year	$54,987,840	$32,581,265	$18,565,521
Add: reinsurance recoverable	—	2,343	155,484
Unpaid losses and loss adjustment expenses – end of year	$54,987,840	$32,583,608	$18,721,005
In updating Hagerty Re’s loss reserve estimates, inputs are considered and evaluated from many sources, including actual claims data, the performance of prior reserve estimates, observed industry trends, and internal review processes, including the views of the Company’s actuary. These inputs are used to improve evaluation techniques and to analyze and assess the change in estimated ultimate losses for each accident year by line of business. These analyses produce a range of indications from various methods, from which an actuarial point estimate is selected.
In determining management’s best estimate of the reserves for losses and loss adjustment expenses as of December 31, 2020, 2019 and 2018, consideration was given both to the actuarial point estimate and a number of other internal and external factors, including:
•
Uncertainty around inflationary cost, primarily social inflation;

•
Changing mix of business due to large growth in modern collectibles which carry a different risk profile than the Company’s classic book;

•
Company tenure;

•
Legislative and judicial changes in the jurisdictions in which the Company writes insurance business; and

•
Industry experience.

The following factors are relevant to the additional information included in the tables following:
•
Table organization:   The tables are organized by accident year and include policies written on an occurrence basis.

•
Groupings:   We believe our groupings by line of business have homogenous risk characteristics with similar development patterns and would generally be subject to similar trends.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
•
Claim counts:   We consider a reported claim to be one claim for each claimant for each loss occurrence.

•
Limitations:   There are limitations that should be considered on the reported claim count data in the tables below, including: claim counts are presented only on a reported (not an ultimate) basis.

The reconciliation of the reserves for losses and loss adjustment expenses from the tables of incurred losses and loss adjustment expenses by accident year included within Required Supplementary Information to the total reserves for losses and loss adjustment expenses as of December 31, 2020 and 2019, is shown below:
	December 31, 2020
	Reserves for Loss and Loss Adjustment Expenses, Gross of Reinsurance Recoverable	Reinsurance Recoverable	Reserves for Loss and Loss Adjustment Expenses, Net of Reinsurance Recoverable
Auto	$54,547,718	$—	$54,547,718
Marine	440,122	—	440,122
Total reserves for losses and loss adjustment expenses	$54,987,840	$—	$54,987,840
	December 31, 2019
	Reserves for Loss and Loss Adjustment Expenses, Gross of Reinsurance Recoverable	Reinsurance Recoverable	Reserves for Loss and Loss Adjustment Expenses, Net of Reinsurance Recoverable
Auto	$32,179,674	$2,343	$32,177,331
Marine	403,934	—	403,934
Total reserves for losses and loss adjustment expenses	$32,583,608	$2,343	$32,581,265
Schedules of incurred and paid losses and loss adjustment expenses by accident year:
a)
Auto:

Incurred losses and loss adjustment expenses by accident year, undiscounted and net of reinsurance recoveries:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Accident Year	Reporting Years Ended December 31				As of December 31, 2020
					Reserves for Losses and Loss Adjustment Expenses Incurred But Not Reported	Cumulative Number of Reported Claims
	2017*	2018*	2019*	2020
2017	$18,594,084	$18,594,084	$18,594,084	$18,594,084	$554,288	11,022
2018	—	40,421,599	40,287,235	40,287,235	2,450,155	20,595
2019	—	—	63,641,578	63,641,578	6,756,514	23,588
2020	—	—	—	90,110,215	22,197,270	25,619
Total	$18,594,084	$59,015,683	$122,522,897	$212,633,112	$31,958,227	80,824
Cumulative paid losses and loss adjustment expenses from the table below				(158,085,394)	—
Reserves for losses and loss adjustment expenses before the 2017 accident year				—	—
Reserves for losses and loss adjustment expenses, undiscounted and net of reinsurance				$54,547,718	$31,958,227
Paid losses and loss adjustment expenses by accident year:
Accident Year	2017*	2018*	2019*	2020
2017	$11,409,657	$16,654,772	$17,442,072	$17,529,536
2018	—	23,915,123	34,991,582	35,898,713
2019	—	—	37,909,571	51,490,603
2020	—	—	—	53,166,542
Total				$158,085,394

*
Unaudited required supplemental information.

b)
Marine:

Incurred losses and loss adjustment expenses by accident year, undiscounted and net of reinsurance recoveries:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Accident Year	Reporting Years Ended December 31				As of December 31, 2020
					Reserves for Losses and Loss Adjustment Expenses Incurred But Not Reported	Cumulative Number of Reported Claims
	2017*	2018*	2019*	2020
2017	$197,767	$197,767	$197,767	$197,767	$15,452	124
2018	—	436,942	436,942	436,942	12,297	189
2019	—	—	892,988	892,988	61,289	192
2020	—	—	—	915,010	230,791	189
Total	$197,767	$634,709	$1,527,697	$2,442,707	$319,829	694
Cumulative paid losses and loss adjustment expenses from the table below				(2,002,585)	—
Reserves for losses and loss adjustment expenses before the 2017 accident year				—	—
Reserves for losses and loss adjustment expenses, undiscounted and net of reinsurance				$440,122	$319,829
Paid losses and loss adjustment expenses by accident year:
Accident Year	2017*	2018*	2019*	2020
2017	$137,957	$183,634	$183,364	$182,145
2018	—	331,613	426,473	424,645
2019	—	—	513,925	827,550
2020	—	—	—	568,245
Total				$2,002,585

*
Unaudited required supplemental information.

Required Supplementary Information:
Average Annual Percentage Payout of Incurred Claims — The following table presents the historical average annual percentage claims payout on an accident year basis at the same level of disaggregation as presented in the claim development tables:
Accident Year	Average Annual Percentage of Payout of Incurred Claims by Age, Net of Reinsurance
	Year 1	Year 2	Year 3	Year 4
Auto	68.1%	19.2%	5.1%	3.9%
Marine	65.8%	30.2%	1.3%	1.1%
9.   REINSURANCE
Hagerty Re purchases catastrophe reinsurance to protect held capital from large catastrophic events and to provide earnings protection and stability. As of December 31, 2020, Hagerty Re’s program provides

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
$55,000,000 of excess of loss coverage attaching at $5,000,000 per event retention with $10,000,000 of top or aggregate catastrophe protection attaching after $7,500,000 of annual catastrophe loss. Hagerty Re works with their reinsurance broker to determine their reinsurance needs and to obtain coverage from both traditional and ILS reinsurance providers. It is Hagerty Re’s intention to renew the program annually after adjusting for portfolio growth.
During 2020, Hagerty Re renewed and increased its catastrophe reinsurance coverage effective January 1, 2021. The current program provides $83,000,000 of coverage excess of a per event retention of $7,000,000 in three layers; $43,000,000 excess of $7,000,000, $30,000,000 excess of $50,000,000 and $10,000,000 excess of $80,000,000. The top layer can also be used to provide $10,000,000 of aggregate catastrophe protection attaching after $10,500,000 of annual catastrophe loss. Hagerty Re retains 25% of the liability of this top and aggregate cover.
Reinsurance contracts do not relieve Hagerty Re from its primary liability to the ceding carriers according to the terms of its reinsurance treaties. Failure of reinsurers to honor their obligations could result in additional losses to Hagerty Re. Hagerty Re evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from its exposure to individual reinsurers. All of Hagerty Re’s reinsurers have an A.M. Best rating of A- (excellent) or better, or fully collateralize their maximum obligation under the treaty.
10.   STATUTORY CAPITAL AND SURPLUS
Dividend Restrictions — Under Bermuda law, Hagerty Re is prohibited from declaring or making payment of a dividend if it fails to meet its minimum solvency margin or minimum liquidity ratio. Prior approval from the Bermuda Monetary Authority (BMA) is also required if Hagerty Re’s proposed dividend payments would exceed 25% of its prior year-end total statutory capital and surplus. The amount of dividends which could be paid in 2021 without prior approval is $20,506,357.
Capital Restrictions — In Bermuda, Hagerty Re is subject to the Bermuda Solvency Capital Requirement (BSCR) administered by the BMA. No regulatory action is taken if an insurer’s capital and surplus is equal to or in excess of its enhanced capital requirement determined by the BSCR model. In addition, the BMA has established a target capital level for each insurer, which is 120% of the enhanced capital requirement. Hagerty Re has a more prudent target of 130% of the enhanced capital requirement.
Statutory Financial Information — Hagerty Re prepares its statutory financial statements in conformity with the accounting principles set forth in Bermuda in The Insurance Act 1978, amendments thereto and related regulations. At December 31, 2020, 2019 and 2018, the general business statutory capital and surplus of the Company was $82,025,430, $63,386,368 and $47,061,317, respectively, and the general business statutory net income of Hagerty Re was $18,272,678, $11,339,762 and $9,013,573 for the years ended December 31, 2020, 2019 and 2018, respectively.
11.   INTEREST RATE SWAP
Interest rate swap agreements are contracts to exchange floating-rate for fixed rate interest payments over the life of the agreement without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense.
The purpose of the swap agreement is to fix the interest rate on a portion of the Company’s existing variable rate debt to reduce exposure to interest rate fluctuations. Under the agreement, the Company pays the counterparty interest at a fixed rate. The counterparty will pay the Company interest at a variable rate,

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
adjusted quarterly and based on LIBOR or the alternative replacement of LIBOR. The amount exchanged is calculated based on the notional amount. Amounts shown below as of December 31:
		2020	2019
In February 2011, the Company entered into an interest rate swap agreement with an original notional amount of $8,184,000 at a fixed rate of 2.45%.	Notional Amount	$—	$5,115,000
	Fair Value	$—	$(64,267)
In March 2017, the Company entered into an interest rate swap agreement with an original notional amount of $15,000,000 at a fixed rate of 2.20%.	Notional Amount	$15,000,000	$15,000,000
	Fair Value	$(378,043)	$(219,218)
In December 2020, the Company entered into an interest rate swap agreement with an original notional amount of $35,000,000 at a fixed rate of 0.78%.	Notional Amount	$35,000,000	$—
	Fair Value	$(423,228)	$—
Net fair value of interest rate swap		$(801,271)	$(283,485)
Net fair value of interest rate swap is reflected in the consolidated balance sheets in long-term prepaid expenses and other assets or interest rate swap liability.
In accordance with Topic 815, the Company designated the December 2020 interest rate swap as a cash flow hedge and formally documented the relationship between the interest rate swap and the variable rate borrowings, as well as its risk management objective and strategy for undertaking the hedge transaction. This process included linking the derivative to the specific liability or asset on the consolidated balance sheet. The Company also assessed, at the hedge’s inception and will continue to assess on an ongoing basis, whether the derivative used in the hedging transaction was highly effective in offsetting changes in the cash flows of the hedged item. The hedge was deemed effective, and therefore, the change in fair value was recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. The Company does not expect to have a reclass into earnings within the next 12 months.
In accordance with Topic 815, the Company deemed the February 2011 and March 2017 interest rate swaps ineffective, and therefore, the change in fair value was immediately recognized in earnings. The February 2011 swap was settled in 2020 and as such the Company realized a fair value adjustment of $64,267 in earnings.
The significant inputs, primarily the LIBOR forward curve, used to determine the fair value are considered Level 2 observable market inputs. The Company monitors the credit and nonperformance risk associated with its counterparty and believes them to be insignificant and not warranting a credit adjustment at December 31, 2020 and 2019.
Neither the Company nor the counterparty in the swap agreements is required to collateralize their respective obligations under the swaps. The Company is exposed to loss if the counterparty should default. At December 31, 2020 and 2019, the Company had limited exposure to credit loss on the interest rate swap agreements. The Company believes that any reasonable change in interest rates would not have a materially adverse effect on the financial position, results of operations or cash flows of the Company.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
12.   LONG-TERM DEBT
As of December 31, long-term debt consists of:
	2020	2019
The Company has a $160,000,000 credit facility (Credit Facility)
with a bank syndicate that may extend each year such that
the term of the agreement remains at least three years. The
current term of the Credit Facility expires on December 23,
2023, with any unpaid balance due at maturity.
Borrowings under the Credit Facility bear interest at one
month LIBOR plus an applicable margin, or Prime, plus or
minus an applicable margin at the Company’s choice. The
effective borrowing rate at December 31, 2020 was 2.48%.
Borrowings under the Credit Facility are collateralized by
the assets of the Company, except for the assets of the
Company’s United Kingdom, Bermuda and Germany
subsidiaries.
	$68,000,000	$26,100,000
The Company has a note payable related to a business combination (Note 5) for the future purchase installment payments. The note is paid in two equal installments and interest is calculated at a fixed 3.25%. The note payable expires March 1, 2022 at which time the second installment is due.	2,000,000	—
Total debt	$70,000,000	$26,100,000
Less current portion	(1,000,000)	—
Total long-term debt	$69,000,000	$26,100,000
Aggregate annual maturities of long-term debt at December 31, 2020 are as follows:
Year ending December 31,
2021	$1,000,000
2022	1,000,000
2023	68,000,000
$70,000,000
The Credit Facility includes a provision for determining a LIBOR successor rate in the event LIBOR reference rates are no longer available. The alternative benchmark replacement rate is the secured overnight financing rate (SOFR). In addition, the facility includes a provision for determining a SOFR successor rate in the event SOFR reference rates are no longer available. If no SOFR successor rate has been determined, the rate will be based on the higher of the Prime Rate or the fed funds rate plus a fixed margin.
In connection with the Credit Facility, the entities are required, among other things, to meet certain financial covenants, including a fixed-charge coverage ratio, a leverage ratio and a minimum level of net worth. The Company was in compliance as of December 31, 2020 and 2019.
13.   MEMBERS’ EQUITY
The Company was formed on September 23, 2009 as a Limited Liability Company under the State of Delaware statutes, and began operations on January 1, 2010. Under the terms of the Third Amended and

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Restated Limited Liability Company Agreement (the Agreement), interests of the members shall be represented by issued and outstanding units, which may be divided into one or more types of class or series having the rights and privileges set forth in the Agreement.
In 2018, long-term debt was transferred from HHC to THG creating a large receivable from HHC on the books of THG. On May 31, 2019, this receivable of $51,495,567 from HHC was settled through reduction in HHC investment and reduction of THG equity.
As of January 1, 2018, the Company was wholly owned by HHC and had no units issued, outstanding or authorized.
On March 19, 2019, 88,235 new units were issued to the existing owner and 100,000 units were authorized, resulting in no financial impact as the Company remained under common control.
As of June 19, 2019, the Company issued and Markel purchased 11,765 newly issued units for $100,000,000 and subsequently purchased shares from HHC resulting in HHC having a 75% ownership interest and Markel having a 25% ownership interest in the Company. The investment of $100,000,000 net of transaction costs of $10,908,572 resulted in an increase in equity of $89,091,428.
As of March 19, 2019, one class of membership units, common units, was issued with no par value. The common units have voting rights, all rights to any allocations of profit and loss and to any distributions as may be authorized and set forth under the Agreement.
The Agreement, effective as of June 20, 2019, provides that Members may not transfer any ownership prior to a specified period and any proposed transfer of units shall be subject to the right-of-first refusal by existing Members. Additionally, rights are in place to protect the investment of the existing Members.
The following table sets forth the calculation of basic earnings per unit based on net income attributable to the Company for the twelve months ended December 31, 2020, 2019 and 2018, divided by the basic weighted average number of units as of December 31, 2020, 2019 and 2018. There are no potential dilutive securities and thus no diluted per unit amounts. For the period of January 1, 2018 through March 19, 2019, no units were issued. The Company’s ownership was evidenced by percentage ownership rather than units.
Net income	$10,039,117	$4,205,870	$8,473,798
Less loss attributable to non-controlling interest	126,959	—	—
Net income to The Hagerty Group, LLC	$10,166,076	$4,205,870	$8,473,798
Weighted average units	100,000	75,665	—
Earnings per unit	$101.66	$55.59	$—
As of March 18, 2020, the Company invested in MHH. The Company has an 80% ownership interest in MHH, which is consolidated in the financial statements. The initial investment and net loss attributable to the non-controlling interest are included in the statement of changes in members’ equity.
14.   OPERATING LEASES
Noncancellable operating leases for office space, vehicles and equipment expire in various years through 2036. The majority of leases require the Company to pay its share of certain costs (maintenance and insurance) and include an annual increase of no more than the consumer price index and an option to renew.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Future minimum lease payments in the following five years are as follows:
2021	$9,458,877
2022	8,761,841
2023	8,255,974
2024	7,890,413
2025	7,499,239
Thereafter	51,835,381
$93,701,725
Total rent expense for 2020, 2019 and 2018 was $6,851,294, $6,376,271 and $5,115,549 respectively.
15.   POSTRETIREMENT BENEFITS
The Company offers postretirement benefits. In the United States, the Company offers a 401(k) profit-sharing plan covering substantially all US employees. The plan provides for 4% matching contributions. Contributions to the plan were $3,758,737, $2,999,045 and $2,464,166 for 2020, 2019 and 2018, respectively.
16.   TAXATION
Canada — Canadian entities are taxed as non-resident corporations and subject to income tax in Canada under provisions of the Canadian Revenue Agency.
United Kingdom — United Kingdom entities are taxed as corporations and subject to income tax in the United Kingdom under provisions of HM Revenue & Customs.
Bermuda — Hagerty Re has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 31, 2035. At present time no such taxes are levied in Bermuda.
United States — The Company’s income is taxed as a partnership under provisions of the Internal Revenue Code (IRC) and a similar section of state income tax law, except for Hagerty Re. Prior to June 19, 2019, the Company was disregarded and taxed as an S-corporation under the provisions of the IRC and a similar section of state income tax law, as such taxable income or loss is reported to HHC owners and no provision for federal and state income taxes is included in these consolidated financial statements.
Prior to January 1, 2019, Hagerty Re was taxed in a passthrough ownership structure and not subject to United States taxation. Effective January 1, 2019, Hagerty Re made an irrevocable election under Section 953(d) of the US IRC, as amended, to be taxed as a US domestic corporation. As a result of this “domestic election”, Hagerty Re is subject to US taxation on its world-wide income as if it were a US corporation. In accordance with an agreement between Hagerty Re and the Internal Revenue Service, Hagerty Re established an irrevocable letter of credit with the IRS in 2021 (Note 20).
As discussed in Note 1, the Company determined its income tax expense and liability in accordance with Topic 740, Income Taxes.
Income before income tax expense includes the following components:
	2020	2019	2018
United States	$21,317,976	$12,798,254	$13,013,949
Foreign	(6,458,408)	(1,342,193)	(4,418,341)
Total	$14,859,568	$11,456,061	$8,595,608

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Total income tax expense attributable to income for the years ended December 31, 2020, 2019 and 2018 consists of:
	2020	2019	2018
Current:
Federal	$3,382,985	$1,326,450	$—
Foreign	(40,669)	—	121,810
	$3,342,316	$1,326,450	$121,810
Deferred:
Federal	$1,478,135	$5,923,741	$—
Foreign	—	—	—
	$1,478,135	$5,923,741	$—
Total	$4,820,451	$7,250,191	$121,810
Income tax expense reflected in the financial statements differs from the tax computed by applying the statutory US federal rate to net income before taxes as follows:
	2020		2019		2018
Income tax expense at statutory rate	$3,120,509	21%	$2,405,772	21%	$1,805,078	21%
Loss (Income) not subject to entity-level taxes	705,654	5%	1,285,290	11%	(2,680,624)	-31%
Foreign rate differential	(160,970)	-1%	18,715	0%	(140,797)	-2%
Change in valuation allowance	1,192,907	8%	194,113	2%	1,085,898	13%
Establish initial deferred taxes	—	0%	3,346,301	29%	—	0%
Refund due to carryback of NOL	(40,669)	0%	—	0%	—	0%
Other, net	3,020	0%	—	0%	52,255	1%
Income tax expense	$4,820,451	33%	$7,250,191	63%	$121,810	2%
Deferred tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount recognized for tax purposes, as adjusted for foreign currency translation. At December 31, 2020 and 2019, the tax effects of temporary differences that give rise to significant portions of the deferred tax provision are as follows:
	2020	2019
Deferred tax assets
Discount on provision for losses and loss adjustment expenses	$391,633	$224,178
Unearned premiums	5,237,747	4,105,061
Accrued professional fees	6,678	—
Unrealized foreign currency gain – Mark to Market	97,105	—
Foreign Net Operating Loss (NOL) carryforward	4,770,618	3,676,200
Gross deferred tax asset	10,503,781	8,005,439
Less: valuation allowance	(4,770,618)	(3,676,200)
Total net deferred tax assets	5,733,163	4,329,239

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019
Deferred tax liabilities
Deferred acquisition costs	(12,300,116)	(9,829,755)
Excise tax accrual	(820,085)	(423,225)
Unrealized foreign currency gain	(97,105)	—
Unrealized investment gain	(14,839)	—
Total deferred tax liabilities	(13,232,145)	(10,252,980)
Net deferred tax liability	$(7,498,982)	$(5,923,741)

Deferred tax assets are reduced by a valuation allowance when management believes it is more likely than not that some, or all, of the deferred tax assets will not be realized. After considering all positive and negative evidence of taxable income in the carryback and carryforward periods as permitted by law, the Company believes it is more likely than not that the foreign net operating losses will not be utilized. As a result, the Company has a valuation allowance of $4,770,618 and $3,676,200 as of December 31, 2020 and 2019, respectively.
The Company has foreign income tax NOL carryforwards related to foreign operations of approximately $32,028,194 and $24,123,257 as of December 31, 2020 and 2019, respectively. The Company has recorded a deferred tax asset of $4,770,618 reflecting the benefit of these loss carryforwards as of December 31, 2020. Of the deferred tax assets, $1,784,604 does not expire, and the remaining $2,986,014 expires as follows:
2036	$419,104
2037	751,825
2038	899,070
2040	916,015
$2,986,014
As of December 31, 2020, tax years 2018, 2019 and 2020 are subject to examination by the tax authorities.
17.   RELATED-PARTY TRANSACTIONS
In June 2019, the Company ownership changed from wholly owned by HHC to 75% owned, with 25% ownership by Markel. At this time Markel and its affiliates became related parties.
The Company has transactions with its Members, which include the following:
Alliance Agreement:   The Company’s United States MGAs have personal and commercial lines of business written with related Markel-affiliated carriers with commission income in 2020 and 2019 totaling $216,032,812 and $177,400,188, respectively. This comprises 91% and 88% of commission income, in 2020 and 2019, respectively. Markel affiliated due to insurer liabilities are $45,592,858 and $36,045,659 in 2020 and 2019, respectively. This comprises 93% and 91% of the respective balances payable in 2020 and 2019, respectively.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
Reinsurance Agreement:   Under a quota share with Evanston, Hagerty Re reinsures 50% of the risks in 2020 and 2019 written through the Company’s United States MGAs. All balances listed below and presented in the consolidated balance sheets and statements of income and comprehensive income are related to business with a Markel affiliate:
	2020	2019
Assets:
Deferred acquisition costs	$55,832,707	$46,808,359
Premiums receivable	49,938,030	42,256,033
Total assets	$105,770,737	$89,064,392
Liabilities
Losses payable	$21,049,109	$16,737,392
Provision for unpaid losses and loss adjustment expenses	53,281,356	32,583,608
Unearned premiums	118,207,080	99,107,431
Commissions payable	42,643,666	36,228,217
Total liabilities	$235,181,211	$184,656,648
Revenue
Earned premium	$214,111,959	$157,394,257
Expenses
Ceding commission	$103,478,536	$75,567,253
Losses and loss adjustment expenses	86,906,275	64,400,202
Total expenses	$190,384,811	$139,967,455
18.   MANAGEMENT OF INSURANCE AND FINANCIAL RISK
The Company issues contracts that transfer insurance risks or financial risks or both. This section summarizes these risks and the way the Company manages them.
Insurance Risk — The main insurance risk is that claims exceed premium. The objective of the Company is to ensure that sufficient reserves are available to cover these liabilities. The Company’s actuary prepares monthly reserving analysis to manage this risk.
Interest Rate Risk — Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate due to change in market interest rates. The Company is exposed to interest rate risk, except for $50,000,000 and $20,115,000 of long-term debt at December 31, 2020 and 2019, respectively, that is locked in at a fixed base rate due to the executed interest rate swap agreements. The remaining $18,000,000 and $5,985,000 at December 31, 2020 and 2019, respectively, is variable rate based on one-month LIBOR rate plus applicable margin or Prime minus an applicable margin.
Liquidity Risk — Liquidity risk is the risk that the Company will encounter difficulty in obtaining funds to meet its commitments. A trust account is in place to ensure that the Company is able to meet liabilities arising from claims and all other obligations as per the terms of the reinsurance agreement.
Concentration Risk — While the Company has separate insurance company carriers for its US, United Kingdom and Canadian insurance operations, the Company receives substantially all of its commission income from a US insurance carrier, which is an affiliate of Markel. The Company has an agency agreement with this carrier granting the Company certain rights and binding authority with respect to policy coverage.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
19.   COMMITMENTS AND CONTINGENCIES
Employee Compensation Agreements — In the ordinary course of conducting its business, the Company enters into certain employee compensation agreements from time to time which commit the Company to severance obligations in the event an employee terminates employment with the Company. If applicable, these obligations are included in the accrued expenses lines of the consolidated balance sheet.
Litigation — The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on current knowledge and after consultation with counsel, the ultimate outcomes of currently threatened or pending legal matters and other contingent exposures are unlikely to be material to the consolidated financial condition after taking into account existing accruals.
20.   SUBSEQUENT EVENTS
Management has evaluated subsequent events through August 27, 2021, which is the date these consolidated financial statements were issued.
Effective February 15, 2021, Hagerty Re entered into a reinsurance agreement with Markel International Insurance Company Limited to reinsure classic auto risks produced by its affiliate MGA in the United Kingdom. Under the terms of the quota share agreement, Hagerty Re’s participation is equal to 60% in 2021. In connection with this new treaty, Hagerty Re purchased reinsurance from a third party reinsurer to limit its liability to £1,000,000 per claim (equivalent to $1,385,141 USD on the date of the agreement) as UK law requires unlimited liability coverage. Markel International Insurance Company is an affiliate of Markel.
At the Company’s request, on April 20, 2021, JPMorgan Chase Bank issued a $10,000,000 irrevocable standby letter of credit naming the Internal Revenue Service as beneficiary. The Company’s subsidiary, Hagerty Re, has an obligation to maintain this irrevocable letter of credit in connection with its election under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation.
Effective August 24, 2021, the Company secured commitment letters from its current lenders that will increase the capacity of its current Credit Facility to $230,000,000.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
SCHEDULE I: CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY CONDENSED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$244,498	$262,118
Intercompany receivable	255,039,654	112,577,703
Prepaid expenses and other assets	507,762	442,904
Total current assets	255,791,914	113,282,725
LONG-TERM ASSETS:
Prepaid expenses and other assets	4,508,358	4,193,494
Investment in subsidiaries	38,679,304	25,451,874
Total long-term assets	43,187,662	29,645,368
TOTAL ASSETS	$298,979,576	$142,928,093
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Intercompany payable	$112,724,826	$6,042,953
Accrued expenses	132,738	40,938
Total current liabilities	112,857,564	6,083,891
LONG-TERM LIABILITIES:
Long-term debt	68,000,000	26,100,000
Other long-term liabilities	801,271	283,485
Total long-term liabilities	68,801,271	26,383,485
Total liabilities	181,658,835	32,467,376
EQUITY:
Members’ equity (Shares authorized 100,000; issued and outstanding 100,000)	119,151,495	112,985,419
Accumulated other comprehensive loss	(1,953,795)	(2,524,702)
Total members’ equity	117,197,700	110,460,717
Non-controlling interest	123,041	—
Total equity	117,320,741	110,460,717
TOTAL LIABILITIES AND EQUITY	$298,979,576	$142,928,093
See Notes to Parent Company Condensed Financial Statements

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
SCHEDULE I: CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
REVENUES:
Other revenue	$—	$—	$219,604
Total revenues	—	—	219,604
OPERATING EXPENSES:
Sales expense	15,000	—	—
General and administrative services	120,042	1,459	231
Total operating expenses	135,042	1,459	231
OPERATING (LOSS) INCOME	(135,042)	(1,459)	219,373
OTHER EXPENSE	(1,382,058)	(2,680,708)	(41,903)
Income (loss) before equity in earnings of subsidiaries	(1,517,100)	(2,682,167)	177,470
Equity earnings in subsidiaries, net of tax	11,556,217	6,888,037	8,296,328
NET INCOME	10,039,117	4,205,870	8,473,798
Other comprehensive (loss) income
Equity in other comprehensive income (loss) of subsidiaries	880,294	278,497	(285,561)
Foreign currency translation adjustments	(309,387)	83,500	(159,115)
Total other comprehensive income (loss)	570,907	361,997	(444,676)
Comprehensive income	10,610,024	4,567,867	8,029,122
Comprehensive income attributable to non-controlling interest	126,959	—	—
Comprehensive income attributable to The Hagerty Group, LLC	$10,736,983	$4,567,867	$8,029,122
See Notes to Parent Company Condensed Financial Statements

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
SCHEDULE I: CONDENSED FINANCIAL INFORMATION OF REGISTRANT
PARENT COMPANY CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
	2020	2019	2018
OPERATING ACTIVITIES:
Net income	$10,039,117	$4,205,870	$8,473,798
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed income of subsidiaries	(11,556,217)	(6,888,037)	(8,296,328)
Other	94,558	311,378	(197,353)
Changes in assets and liabilities:
Prepaid expenses and other assets	(339,722)	1,503,552	(429,419)
Intercompany receivable	(35,780,078)	(77,943,211)	30,050,384
Accrued expenses	91,800	(58,013)	92,694
Net cash (used in) from operating activities	(37,450,542)	(78,868,461)	29,693,776
INVESTING ACTIVITIES:
Purchase of other assets	(40,000)	—	(250,000)
Investment in subsidiaries	(677,078)	38,867,998	(41,925,117)
Net cash (used in) from investing activities	(717,078)	38,867,998	(42,175,117)
FINANCING ACTIVITIES:
Payments on long-term debt	(29,100,000)	(74,650,000)	—
Proceeds from long-term debt	71,000,000	25,800,000	10,000,000
Contributions from members	—	—	2,385,000
Contributions from minority interest	250,000	—	—
Distributions to members	(4,000,000)	—	—
Newly issued units less transaction costs	—	89,091,428	—
Net cash from financing activities	38,150,000	40,241,428	12,385,000
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,620)	240,965	(96,341)
CASH AND CASH EQUIVALENTS – Beginning of year	262,118	21,153	117,494
CASH AND CASH EQUIVALENTS – End of year	$244,498	$262,118	$21,153
CASH PAID FOR:
Interest	$1,329,137	$2,798,490	$587,159
See Notes to Parent Company Condensed Financial Statements

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO PARENT COMPANY CONDENSED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020 AND 2019 AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — The accompanying parent company condensed financial statements of The Hagerty Group, LLC (THG), have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). THG is majority owned by Hagerty Holding Corp. (“HHC”), with Markel Corporation (“Markel”) holding a minority interest. HHC and Markel collectively are the Members of THG (“Members”). Prior to June 2019, THG was wholly owned by HHC.
These statements should be read in conjunction with the consolidated financial statements and related notes of The Hagerty Group, LLC and its subsidiaries (the “Company”). Investments in subsidiaries are accounted for using the equity method. Under the equity method, the investment in subsidiaries is stated at cost plus contributions and equity in undistributed income (loss) of consolidated subsidiaries.
THG operations consist of managing debt and cash levels for the consolidated group.
Use of Estimates — The preparation of the parent company condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Although the estimates are considered reasonable, actual results could differ from those estimates.

The Hagerty Group, LLC and Subsidiaries
Condensed Consolidated Financial Statements (unaudited) as of June 30, 2021 and
December 31, 2020 and for the Six Months Ended June 30, 2021 and 2020

THE HAGERTY GROUP, LLC AND SUBSIDIARIES

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$49,135,268	$38,107,922
Restricted cash and cash equivalents	296,366,070	260,970,361
Accounts receivable	44,699,419	33,883,360
Premiums receivable	111,264,403	52,628,294
Commission receivable	30,216,023	54,540,886
Prepaid expenses and other assets	26,526,326	14,655,788
Deferred acquisition costs – net	79,348,257	58,571,981
Fixed income securities	2,460,331	—
Total current assets	640,016,097	513,358,592
PROPERTY AND EQUIPMENT – Net	25,701,733	25,822,140
LONG-TERM ASSETS:
Prepaid expenses and other assets	20,048,710	20,166,955
Intangible assets – net	60,333,532	46,616,982
Goodwill	7,880,357	4,745,357
Fixed income securities	5,085,149	—
Total long-term assets	93,347,748	71,529,294
TOTAL ASSETS	$759,065,578	$610,710,026
LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,559,284	$11,544,583
Losses payable	—	21,980,282
Provision for unpaid losses and loss adjustment expenses	91,144,417	54,987,840
Unearned premiums	169,008,707	124,708,255
Commissions payable	59,119,969	43,798,065
Due to insurers	97,149,133	49,162,017
Advanced premiums	26,142,367	13,744,868
Accrued expenses	31,749,570	36,271,436
Deferred tax liability	10,197,903	7,498,982
Contract liabilities	22,373,359	19,541,253
Other current liabilities	4,381,941	1,514,871
Total current liabilities	518,826,650	384,752,452
LONG-TERM LIABILITIES:
Accrued expenses	10,745,496	14,854,518
Contract liabilities	19,166,667	19,666,667
Long-term debt	86,000,000	69,000,000
Other long-term liabilities	4,215,202	5,115,648
Total long-term liabilities	120,127,365	108,636,833
Total liabilities	638,954,015	493,389,285
(continued)
The accompanying notes are an integral part of these condensed consolidated financial statements.
See note 14 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)
Commitments and contingencies (Note 15)
EQUITY:
Members’ equity (Shares authorized 100,000; issued and outstanding 100,000)	120,883,986	119,151,495
Accumulated other comprehensive loss	(1,159,688)	(1,953,795)
Total members’ equity	119,724,298	117,197,700
Non-controlling interest	387,265	123,041
Total equity	120,111,563	117,320,741
TOTAL LIABILITIES AND EQUITY	$759,065,578	$610,710,026

(concluded)
The accompanying notes are an integral part of these condensed consolidated financial statements.
See note 14 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (unaudited)
	Six Months Ended
	June 30, 2021	June 30, 2020
REVENUES:
Commission and fee revenue	$137,816,182	$118,008,322
Earned premium	133,671,028	103,407,639
Membership and other revenue	25,122,004	20,905,088
Total revenues	296,609,214	242,321,049
OPERATING EXPENSES:
Salaries and benefits	79,847,302	65,849,754
Ceding commission	64,067,128	49,613,229
Losses and loss adjustment expenses	55,345,522	42,483,766
Sales expense	48,711,839	42,880,401
General and administrative services	30,063,850	23,247,264
Depreciation and amortization	9,395,694	4,975,758
Total operating expenses	287,431,335	229,050,172
OPERATING INCOME	9,177,879	13,270,877
OTHER EXPENSE	(623,566)	(174,426)
INCOME BEFORE INCOME TAX EXPENSE	8,554,313	13,096,451
INCOME TAX EXPENSE	(2,901,598)	(2,423,804)
NET INCOME	5,652,715	10,672,647
Add loss attributable to non-controlling interest	135,776	41,239
NET INCOME ATTRIBUTABLE TO THE HAGERTY GROUP, LLC	$5,788,491	$10,713,886
NET INCOME	5,652,715	10,672,647
Other comprehensive (loss) income
Foreign currency translation adjustments – net of tax	186,028	(272,248)
Derivative instruments	608,079	—
Total other comprehensive (loss) income	794,107	(272,248)
Comprehensive income	6,446,822	10,400,399
Comprehensive loss attributable to non-controlling interest	135,776	41,239
Comprehensive income attributable to The Hagerty Group, LLC	$6,582,598	$10,441,638
Earnings per Unit	$57.88	$107.14
Weighted average units	100,000	100,000
The accompanying notes are an integral part of these condensed consolidated financial statements.
See note 14 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(unaudited)
	Issued Units	Members’ Equity	Accumulated Other Comprehensive (Loss) Income	Total Members’ Equity	Non-Controlling Interest	Total Equity
BALANCE – December 31, 2020	100,000	$119,151,495	$(1,953,795)	$117,197,700	$123,041	$117,320,741
Net income (loss)		5,788,491		5,788,491	(135,776)	5,652,715
Other comprehensive income			794,107	794,107		794,107
Distributions		(4,056,000)		(4,056,000)		(4,056,000)
Non-controlling interest issued capital				—	400,000	400,000
BALANCE – June 30, 2021	100,000	$120,883,986	$(1,159,688)	$119,724,298	$387,265	$120,111,563
	Issued Units	Members’ Equity	Accumulated Other Comprehensive Loss	Total Members’ Equity	Non-Controlling Interest	Total Equity
BALANCE – December 31, 2019	100,000	$112,985,419	$(2,524,702)	$110,460,717	$—	$110,460,717
Net income (loss)		10,713,886		10,713,886	(41,239)	10,672,647
Other comprehensive loss			(272,248)	(272,248)		(272,248)
Non-controlling interest issued capital					250,000	250,000
BALANCE – June 30, 2020	100,000	$123,699,305	$(2,796,950)	$120,902,355	$208,761	$121,111,116
The accompanying notes are an integral part of these condensed consolidated financial statements.
See note 14 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
	Six Months Ended
	June 30, 2021	June 30, 2020
OPERATING ACTIVITIES:
Net income	$5,652,715	$10,672,647
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization expense	9,395,694	4,975,758
Provision for deferred taxes	2,698,921	1,286,658
Loss on disposals of equipment, software and other assets	2,157,510	39,251
Other	192,938	502,238
Changes in assets and liabilities:
Accounts receivable	(11,076,110)	(16,188,753)
Premiums receivable	(58,636,111)	(40,091,282)
Commission receivable	24,390,287	19,018,190
Prepaid expenses and other assets	(14,610,645)	(6,091,156)
Deferred acquisition costs	(20,776,276)	(11,042,352)
Accounts payable	(3,994,394)	(1,428,185)
Losses payable	(21,980,282)	(16,737,392)
Provision for unpaid losses and loss adjustment expenses	36,156,577	29,359,151
Unearned premiums	44,300,452	24,187,987
Commissions payable	15,321,904	6,902,982
Due to insurers	47,830,631	49,039,692
Advanced premiums	12,365,498	12,395,500
Accrued expenses	(6,318,310)	2,439,150
Contract liabilities	2,287,754	2,139,845
Other current liabilities	2,715,321	147,577
Net cash from operating activities	68,074,074	71,527,506
INVESTING ACTIVITIES:
Purchases of property and equipment and software	(19,035,093)	(13,482,579)
Business combinations and asset acquisitions – net of cash acquired	(8,708,554)	(2,356,797)
Purchase of fixed income securities	(7,446,077)	—
Other investing activities	20,915	63,000
Net cash used in investing activities	(35,168,809)	(15,776,376)
FINANCING ACTIVITIES:
Payments on long-term debt	(22,500,000)	(22,000,000)
Proceeds from long-term debt	40,500,000	32,000,000
Contributions from minority interest	400,000	250,000
Notes payable	(1,000,000)	—
Distributions to members	(4,056,000)	—
Net cash from financing activities	13,344,000	10,250,000
(continued)
The accompanying notes are an integral part of these condensed consolidated financial statements.
See note 14 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
	Six Months Ended
	June 30, 2021	June 30, 2020
EFFECT OF FOREIGN CURRENCY EXCHANGE RATES ON CASH	173,790	(219,935)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS	46,423,055	65,781,195
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS – Beginning of year	299,078,283	221,060,849
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS – June 30	$345,501,338	$286,842,044
NON-CASH INVESTING ACTIVITIES:
Purchase of property and equipment	$4,425,864	$3,188,927
Business combination and asset acquisition	$—	$7,039,139
CASH PAID FOR:
Interest	$1,026,124	$914,338
Income tax	$2,200,000	$5,814

The following table provides a reconciliation of cash and restricted cash from the Condensed Consolidated Balance Sheets to the Condensed Consolidated Statements of Cash Flows.
	Six Months Ended
	June 30, 2021	June 30, 2020
Cash and cash equivalents	$49,135,268	$26,025,468
Restricted cash and cash equivalents	296,366,070	260,816,576
Total cash and cash equivalents and restricted cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows	$345,501,338	$286,842,044
(concluded)
The accompanying notes are an integral part of these condensed consolidated financial statements.
See note 14 for related-party transaction disclosure.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — The accompanying condensed consolidated financial statements of The Hagerty Group, LLC and its subsidiaries (the “Company”), have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The Hagerty Group, LLC (“THG”) is majority owned by Hagerty Holding Corp. (“HHC”), with Markel Corporation (“Markel”) holding a minority interest. HHC and Markel collectively are the Members of THG (“Members”). Prior to June 2019, the Company was wholly owned by HHC. The Company operates several entities which collectively support the revenue streams listed below:
•
The Company earns commission revenues for the distribution and servicing of classic automobile and boat insurance policies written through personal and commercial lines agency agreements with multiple insurance carriers in the United States, Canada and the United Kingdom.

•
Reinsurance premiums are earned in Hagerty Reinsurance Limited (“Hagerty Re”) which is registered as a Class 3A reinsurer under the Bermuda Insurance Act 1978. Hagerty Re solely reinsures the classic auto and marine risks written through its affiliated managing general agent entities (“MGAs”) in the United States, Canada and the United Kingdom. The business produced by the U.S. MGAs is written by Essentia Insurance Company (“Essentia”) and reinsured with its affiliate Evanston Insurance Company (“Evanston”). Essentia and Evanston are wholly owned subsidiaries of Markel.

•
In 2020, Hagerty Re entered into a reinsurance agreement with Aviva Canada, Inc. (“Aviva”) to reinsure classic auto and marine risks produced by its Canadian affiliate MGA.

•
In 2021, Hagerty Re entered into a reinsurance agreement with Markel International Insurance Company Limited to reinsure classic auto risks produced by its affiliate MGA in the United Kingdom. In connection with this new treaty, Hagerty Re purchased reinsurance to limit its liability to £1,000,000 per claim as United Kingdom (“U.K.”) law requires unlimited liability coverage. Markel International Insurance Company Limited is an affiliate of Markel.

•
The Company earns subscription revenue through membership offerings and other automotive services sold to policyholders and classic vehicle enthusiasts. Membership offerings include but are not limited to private label roadside assistance, digital and linear video content, our award-winning magazine, valuation services, exclusive events and automotive third-party discounts. The Company owns and operates collector vehicle events, earning revenue through ticket sales and sponsorships, as well as event registration service fees on behalf of automotive and motorsport organizations to manage credentials, sell merchandise and execute events. The Company also operates a peer-to-peer classic vehicle rental business for auto enthusiasts. In 2020, the Company started a majority-owned world-class vehicle storage and exclusive social club facility called Member Hubs Holding, LLC (MHH), a business for classic, collector and exotic car owners.

Principles of Consolidation — The accompanying condensed consolidated financial statements include the accounts of THG and its majority-owned and controlled subsidiaries. All intercompany account balances and transactions have been eliminated in the condensed consolidated financial statements. The Company consolidates MHH, an 80% owned subsidiary, under the voting interest method guidance in Accounting Standards Codification (“ASC”) 810, “Consolidations” (“Topic 810”). The Noncontrolling Interest is presented separately on the Condensed Consolidated Balance Sheets, Statements of Income and Comprehensive Income and the Statements of Changes in Members’ Equity.
Basis of Presentation — The accompanying condensed consolidated financial statements have been prepared in conformity GAAP. The Company has applied the rules and regulations of the United States Securities and Exchange Commission (“SEC”) regarding interim financial reporting and therefore the condensed consolidated financial statements do not include all of the information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments, consisting of items of a normal recurring nature, necessary for a fair presentation of the condensed consolidated interim financial

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
statements, have been included. These condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s consolidated financial statements and related notes included in its annual audited financial statements. The results of operations for the six months ended June 30, 2021, are not necessarily indicative of the results expected for the year ended December 31, 2021.
Business Update Related To COVID-19 — In March 2020, the World Health Organization declared the Coronavirus (“COVID-19”) a pandemic. The pandemic has impacted every geography in which the Company operates. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.
The Company has taken several precautionary steps to safeguard its businesses and team members from COVID-19, including implementing travel restrictions, arranging work from home capabilities and flexible work policies. The safety and well-being of our team members continues to be the top priority. As restrictions were put in place, employees were able to transition to a work from home environment quickly and effectively due to prior technology investments and the Company’s focus on core values. Due to the restrictions and uncertainty caused by the pandemic, revenue growth was lower than expected primarily caused by lower levels of new business. Offsetting the revenue shortfall, expenses related to promotional events and travel were lower than anticipated. In 2021, new business growth returned to planned pace, events were being planned and new initiatives were on track. Management will continue to follow and monitor guidelines in each jurisdiction and is working on a phased transition of employees back to the office.
Use of Estimates — The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although the estimates are considered reasonable, actual results could differ from those estimates.
The most significant estimate that is susceptible to notable changes in the near-term relates to the provision for unpaid losses and loss adjustment expenses (including those losses incurred but not reported (IBNR)). Although some variability is inherent in this estimate, the Company believes that the current estimate is reasonable in all material respects. This estimate is reviewed regularly and adjusted as necessary. Adjustments related to changes in estimates are reflected in the Company’s results of operations in the period in which those estimates changed.
Segment Information — The Company has one operating segment and one reportable segment. The Company’s Chief Operating Decision Maker (“CODM”) is the Chief Executive Officer (“CEO”), who makes resource allocation decisions and assesses performance based on financial information presented on a consolidated basis. The Company’s management approach is to utilize an internally developed strategic decision making framework with the membership patrons at the center of all decisions, which requires the CODM to have a consolidated view of the operations so that decisions can be made in the best interest of Hagerty and its membership patrons.
Fair Value of Financial Instruments — The fair value of the Company’s assets and liabilities qualify as financial instruments under ASC Topic 820, “Fair Value Measurement”. Fair value approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature and variable interest rates.
Fixed Income Securities — Fixed income securities consist of Canadian provincial and municipal bonds which qualify as debt securities under ASC Topic 320 “Investments — Debt Securities”. Fixed income securities are carried at amortized cost on the balance sheet. Amortized cost is the amount at which an investment is acquired, adjusted for applicable accrued interest, accretion of discount or amortization of premium. Premium or discount is amortized on a straight-line basis to maturity. Pricing information for each fixed income security is obtained from our outside investment manager. The Company ultimately determines whether the inputs and the resulting market values are reasonable. Market pricing is based on fair value level 2 guidance using observable inputs such as quoted prices for similar assets at the measurement date.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
New Accounting Standards
Recently Adopted Accounting Guidance
Financial Instruments — In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which relates to accounting for hedging activities. This guidance expands strategies that qualify for hedge accounting, changes how many hedging relationships are presented in the financial statements and simplifies the application of hedge accounting in certain situations.
The Company early adopted ASU No. 2017-12 effective January 1, 2020. Adoption of the standard enhanced the presentation of the effects of our hedging instruments and the hedged items in our condensed consolidated financial statements to increase the understandability of the results of our hedging strategies.
Media Content — In March 2019, the FASB issued ASU 2019-02, Improvements to Accounting for Costs of Films and License Agreements for Program Materials, in order to align the accounting for production costs of an episodic television series with the accounting for production costs of films by removing the content distinction for capitalization. ASU 2019-02 also requires that an entity reassess estimates of the use of a film in a film group and account for any changes prospectively. In addition, ASU 2019-02 requires that an entity test films and license agreements for program material for impairment at a film group level when the film or license agreements are predominantly monetized with other films and license agreements. As a result of adopting this ASU on January 1, 2021, the Company will now apply the guidance of ASC Topic 926, “Entertainment — Films” for the original content the Company self-produces and where the intellectual property is owned by the Company. For content the Company produces, the costs associated with production, including development cost, direct costs and production overhead will be capitalized. This will reduce the initial amount charged to expense for development of media content assets as they are created and costs will be amortized over the estimated useful life of the asset. The financial impact will be dependent on the Company’s investment in media content.
Convertible Instruments and Contracts — In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by eliminating certain separation models and will generally be reported as a single liability at its amortized cost. In addition, ASU 2020-06 eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The amendments in ASU 2020-06 are effective for the Company as of January 1, 2022 with the option to early adopt as of January 1, 2021. The Company elected to early adopt amendments in ASU 2020-06 effective January 1, 2021 which did not have an impact the condensed consolidated financial statements.
Recent Accounting Guidance Not Yet Adopted
Credit Losses — In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as modified by ASU No. 2018-19, Codification Improvements to Topic 326 Financial Instruments-Credit Losses and ASU No. 2019-04, Codification Improvements to Topic 326 Financial Instruments-Credit Losses and ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326) Targeted Transition Relief.
The guidance in ASU No. 2016-13 amends Topic 326, the reporting of credit losses for assets held at amortized cost basis, eliminating the probable initial recognition threshold and replacing it with a current estimate of all expected credit losses. Estimated credit losses are recognized as a credit loss allowance reflected in a valuation account that is deducted from the amortized cost basis of the financial asset to present the net amount expected to be collected. The guidance also addresses available-for-sale securities, whereby credit losses remain measured on an incurred loss basis with the presentation of the credit losses using an allowance rather than as a write-down. ASU No. 2019-10 defers the effective date of ASU No. 2016-13 to January 1, 2023. The Company does not expect the adoption of ASU No. 2016-13 to have a material impact on condensed consolidated financial statements and related disclosures.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Leases — In February 2016, the FASB issued ASU No. 2016-02, Leases, which creates ASC Topic 842, “Leases” (“Topic 842”), and supersedes the lease requirements in ASC Topic 840, “Leases”. This guidance increases transparency and comparability among organizations by recognizing lease assets and lease liabilities in the condensed consolidated balance sheet. The guidance requires disclosure to enable users of the condensed consolidated financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The transition to ASU No. 2016-02 requires the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach. ASU No. 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), defers the effective date of ASU 2016-02 to January 1, 2021. ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, defers the effective date of ASU 2016-02 to January 1, 2022. Early application of the amendments in ASU 2016-02 is permitted for all entities. The Company continues to evaluate the effects the adoption of this ASU will have on the condensed consolidated financial statements and related disclosures.
Reference Rate Reform — In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional relief to all entities, subject to meeting certain criteria, that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. Additionally, in January 2021, the FASB issued ASU No. 2021-01, Reference Rate Reform (Topic 848), which clarifies that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition. The Company does not expect the adoption of these ASUs to have a material impact on the condensed consolidated financial statements and related disclosures.
2.
REVENUE

The Company recognizes revenue under both ASC Topic 606 “Revenue from Contracts with Customers” (“Topic 606”) and ASC Topic 944 “Financial Services — Insurance” (“Topic 944”).
Topic 606 Revenue from Contracts
The Company records revenue and expenses under Topic 606 as follows:
Contract Balances — The following tables provide information about contract costs, contract assets, and contract liabilities from contracts with customers, current and long-term:
	June 30, 2021	December 31, 2020
Contract costs – incremental costs to obtain	$3,411,617	$2,748,585
Contract assets – contingent commission	30,216,023	54,540,886
Contract liabilities	41,540,026	39,207,920
Significant changes in contract liabilities are as follows:
	June 30, 2021
	Current	Long Term	Total
Balance – Beginning of year	$19,541,253	$19,666,667	$39,207,920
Membership & other revenue recognized during the period	(25,122,004)	—	(25,122,004)
Membership & other revenue deferred during the period	27,954,110	—	27,954,110
Balance – June 30	$22,373,359	$19,166,667	$41,540,026

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
	June 30, 2020
	Current	Long Term	Total
Balance – Beginning of year	$16,961,712	$—	$16,961,712
Membership & other revenue recognized during the period	(20,905,088)	—	(20,905,088)
Membership & other revenue deferred during the period	23,301,366	—	23,301,366
Balance – June 30	$19,357,990	$—	$19,357,990
Disaggregation of Revenue — The following tables present revenue by distribution channel as well as a reconciliation to total revenue for the six months ended:
	Six Months Ended June 30, 2021
	Agent	Direct	Total
Commission and fee revenue	$57,554,660	$50,306,428	$107,861,088
Contingent commission	16,158,242	13,796,852	29,955,094
Membership revenue	—	19,554,020	19,554,020
Other revenue	—	5,567,984	5,567,984
Total revenue from customer contracts	$73,712,902	$89,225,284	$162,938,186
Insurance revenue recognized under Topic 944			133,671,028
Total revenue			$296,609,214
	Six Months Ended June 30, 2020
	Agent	Direct	Total
Commission and fee revenue	$49,424,191	$41,637,814	$91,062,005
Contingent commission	14,654,899	12,291,418	26,946,317
Membership revenue		17,688,989	17,688,989
Other revenue		3,216,099	3,216,099
Total revenue from customer contracts	$64,079,090	$74,834,320	$138,913,410
Insurance revenue recognized under Topic 944			103,407,639
Total revenue			$242,321,049
The following tables present revenue by geography where the business was sold as well as a reconciliation to total revenue for the six months ended:
	Six Months Ended June 30, 2021
	US	Canada	Europe	Total
Commission and fee revenue	$97,215,143	$8,689,748	$1,956,197	$107,861,088
Contingent commission	29,869,179	17,830	68,085	29,955,094
Membership revenue	18,179,349	1,374,671	—	19,554,020
Other revenue	4,798,909	71,137	697,938	5,567,984
Total revenue from customer contracts	$150,062,580	$10,153,386	$2,722,220	$162,938,186
Insurance revenue recognized under Topic 944				133,671,028
Total revenue				$296,609,214

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
	Six Months Ended June 30, 2020
	US	Canada	Europe	Total
Commission and fee revenue	$82,543,566	$6,959,873	$1,558,566	$91,062,005
Contingent commission	25,462,075	1,242,253	241,989	26,946,317
Membership revenue	16,569,079	1,119,910	—	17,688,989
Other revenue	2,584,436	44,027	587,636	3,216,099
Total revenue from customer contracts	$127,159,156	$9,366,063	$2,388,191	$138,913,410
Insurance revenue recognized under Topic 944				103,407,639
Total revenue				$242,321,049
Topic 944 Financial Services — Insurance
The primary impacts of Topic 944 to the Company’s revenues and expenses are as follows:
Earned Premium — Reinsurance premium assumed is recognized under Topic 944 as revenue on a pro rata basis over the period of the exposure in the underlying reinsurance treaty with the unearned portion deferred in the balance sheets. Total premiums assumed and the change in unearned premiums are as follows:
	Six Months Ended
	June 30, 2021	June 30, 2020
Underwriting income:
Premiums assumed	$181,238,741	$129,693,922
Reinsurance premiums ceded	(8,464,693)	(3,185,509)
Net premiums assumed	172,774,048	126,508,413
Change in unearned premiums	(44,300,452)	(24,187,987)
Change in deferred reinsurance premiums	5,197,432	1,087,213
Net premiums earned	$133,671,028	$103,407,639

3.
DEFERRED ACQUISITION COSTS

Deferred acquisition costs were as follows:
	Six Months Ended
	June 30, 2021	June 30, 2020
Balance – Beginning of year	$58,571,981	$46,808,359
Acquisition costs deferred	84,843,379	60,655,581
Amortization charged to income	(64,067,103)	(49,613,229)
Balance – June 30	$79,348,257	$57,850,711

4.
FIXED INCOME SECURITIES

Securities consist of Canadian municipal bonds held in a trust account to meet the requirements of a third-party insurer, Aviva, in connection with our reinsurance agreement. As of June 30, 2021 and December 31, 2020, the carrying value was $7,545,480 and $0, respectively.
The Company classifies all of these securities as held-to-maturity and has the intent and ability to hold to maturity. The table below summarizes the amortized cost and fair value at June 30, 2021 of held-to-maturity securities based on contractual maturity. Fair value is based on fair value level 2 guidance using observable inputs such as quoted prices for similar assets at the measurement date.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Canadian Municipal Bonds	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,460,331	$2,460,334
Due after one year through five years	5,085,149	5,077,214
Total	$7,545,480	$7,537,548
The duration of all unrealized losses is less than 12 months. The Company has reviewed the portfolio for other than temporary impairments and concluded that no impairment exists as of June 30, 2021. The Company did not record any gains or losses on these securities during the six months ended June 30, 2021.
5.
PROPERTY AND EQUIPMENT

	June 30, 2021	December 31, 2020
Land and land improvements	$930,335	$930,335
Buildings	1,747,586	1,747,586
Leasehold improvements	8,411,650	7,917,007
Furniture and equipment	14,422,804	13,828,965
Computer equipment and software	25,560,151	25,608,991
Automobiles	737,919	746,533
Total property and equipment	$51,810,446	$50,779,417
Less accumulated depreciation and amortization	(26,108,713)	(24,957,277)
Property and equipment-net	$25,701,733	$25,822,140

6.
BUSINESS COMBINATIONS AND ASSET ACQUISITIONS

The Company’s business strategy is to attract high-quality partners to join our operations to provide expanded automotive related offerings to our members. Transactions in which the Company obtains control of a business are treated as business combinations. Acquisitions of an asset, or a group of assets, that does not meet the definition of a business are treated as an asset acquisition.
In connection with asset acquisitions, the Company records the estimated value of the net tangible assets purchased and the value of the identifiable intangible assets purchased, which typically consist of purchased customer relationships, the right to renew policies upon expiration of the current policy term (renewal rights) and noncompete agreements.
In connection with business combinations, the Company records the estimated value of the net tangible assets purchased and the value of the identifiable intangible assets purchased, which typically consist of purchased internally developed software, customer lists, trademarks and noncompete agreements. The valuation of purchased intangible assets involves significant estimates and assumptions. Until final valuations are complete, any change in assumptions could affect the carrying value of tangible assets, goodwill and identifiable intangible assets.
Net assets and results of operations are included in the Company’s condensed consolidated financial statements commencing at the respective purchase closing dates for business combinations and asset acquisitions.
2021 Business Combination — On June 22, 2021, the Company purchased the Amelia Island Concours d’Elegance event. The purchase consideration for the acquisition was $5,500,000. The pro forma effect of this acquisition would not materially impact the Company’s reported results for any period presented, either individually or in the aggregate for each period presented in the condensed consolidated statements of operations. As a result, no pro forma information has been presented. Additionally, the revenue and earnings

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
of the entity acquired during the six months ended June 30, 2021 since the date of acquisition did not materially impact the Company’s reported results.
2020 Asset Acquisition — The Company completed one acquisition that has been accounted for as an asset acquisition. On March 1, 2020, the Company purchased the renewal rights to the collector insurance policies effective on or after March 1, 2020 from a Canadian insurance brokerage. As part of the transaction, the seller entered into a non-compete agreement with the Company wherein they are prohibited from competing with the Company for a period of five years. Total purchase consideration for the acquisition was $9,671,892, with cash paid at closing of $2,480,634 and estimated current and long-term liabilities of $2,397,086 and $4,794,172, respectively.
The following table presents the allocation of the business combination and asset acquisition costs to the assets acquired based on their fair values:
	Six Months Ended
	June 30, 2021	June 30, 2020
Cash	$5,500,000	$2,480,634
Fair value of non-cash consideration	—	7,191,259
Total consideration	$5,500,000	$9,671,892
Allocation of purchase price:
Intangible assets	$2,365,000	$9,710,228
Goodwill	3,135,000	—
Total assets acquired	5,500,000	9,710,228
Liabilities assumed
Accrued expenses	—	38,336
Total liabilities assumed	—	38,336
Estimated fair value of net assets acquired	$5,500,000	$9,671,892

7.
PREPAID EXPENSES AND OTHER ASSETS

Prepaid expenses and other assets, current and long-term, consist of:
	June 30, 2021	December 31, 2020
Prepaid sales, general and administrative expenses	$16,401,424	$14,410,183
Prepaid SaaS implementation costs	16,048,330	15,369,165
Deferred reinsurance premiums ceded	5,197,432	—
Other	8,927,850	5,043,395
Prepaid expenses and other assets	$46,575,036	$34,822,743

8.
INTANGIBLE ASSETS

Intangible assets consist of:
	June 30, 2021	December 31, 2020
Renewal rights	$17,878,409	$17,111,577
Internally developed software	57,847,347	42,594,988
Other	7,648,350	5,073,699
Intangible assets	$83,374,105	$64,780,264
Less accumulated depreciation	(23,040,573)	(18,163,282)
Intangible assets-net	$60,333,532	$46,616,982

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
9.
PROVISION FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

The changes in the provision for unpaid losses and loss adjustment expenses, net of amounts recoverable from reinsurers were as follows:
	Six Months Ended
	June 30, 2021	June 30, 2020
Balance – Beginning of year	$54,987,840	$32,583,608
Less: amount recoverable from reinsurers	—	(2,343)
Net balance – Beginning of year	$54,987,840	$32,581,265
Losses incurred for the period related to:
Current period	$55,345,522	$42,483,766
Prior periods	—	—
Total losses incurred	$55,345,522	$42,483,766
Losses paid for the period related to:
Current period	5,657,536	3,958,163
Prior periods	13,527,024	9,164,109
Total losses paid	$19,184,560	$13,122,272
Net balance – June 30	91,148,802	61,942,759
Foreign currency translation adjustment	(4,385)	—
Balance – June 30	$91,144,417	$61,942,759
In updating Hagerty Re’s loss reserve estimates, inputs are considered and evaluated from many sources, including actual claims data, the performance of prior reserve estimates, observed industry trends, and internal review processes, including the views of the Company’s actuary. These inputs are used to improve evaluation techniques and to analyze and assess the change in estimated ultimate losses for each accident year by line of business. These analyses produce a range of indications from various methods, from which an actuarial point estimate is selected.
10.
INTEREST RATE SWAP

Interest rate swap agreements are contracts to exchange floating rate for fixed rate interest payments over the life of the agreement without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense.
The purpose of the swap agreement is to fix the interest rate on a portion of the Company’s existing variable rate debt to reduce exposure to interest rate fluctuations. Under the agreement, the Company pays the counterparty interest at a fixed rate. The counterparty will pay the Company interest at a variable rate, adjusted quarterly and based on LIBOR or the alternative replacement of LIBOR. The amount exchanged is calculated based on the notional amount. Amounts shown below:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
		June 30, 2021	December 31, 2020
In March 2017, the Company entered into an interest rate swap agreement with an original notional amount of $15,000,000 at a fixed rate of 2.20%.	Notional Amount Fair Value	$15,000,000	$15,000,000
		$(237,258)	$(378,043)
In December 2020, the Company entered into an interest rate swap agreement with an original notional amount of $35,000,000 at a fixed rate of 0.78%.	Notional Amount Fair Value	$35,000,000	$35,000,000
		$184,850	$(423,228)
Net fair value of interest rate swap		$(52,408)	$(801,271)
The significant inputs, primarily the LIBOR forward curve, used to determine the fair value are considered Level 2 observable market inputs. The Company monitors the credit and nonperformance risk associated with its counterparties and believes them to be insignificant at June 30, 2021 and December 31, 2020.
11.
LONG-TERM DEBT

Long-term debt consists of the following as of:
	June 30, 2021	December 31, 2020
The Company has a $160,000,000 credit facility (Credit Facility)
with a bank syndicate that may extend each year such that the term of the agreement remains at least three years. The
current term of the Credit Facility expires on December 23,
2023, with any unpaid balance due at maturity. Borrowings
under the Credit Facility bear interest at one month LIBOR plus an applicable margin, or Prime, plus or minus an applicable
margin at the Company’s choice. The effective borrowing rate at June 30, 2021 was 1.97%. Borrowings under the Credit
Facility are collateralized by the assets of the Company, except for the assets of the Company’s United Kingdom, Bermuda and
Germany subsidiaries.
	$86,000,000	$68,000,000
The Company has a note payable related to a business combination for the future purchase installment payments. The note is paid in two equal installments and interest is calculated at a fixed 3.25%. The note payable expires March 1, 2022 at which time the second installment is due.	1,000,000	2,000,000
Total debt	87,000,000	70,000,000
Less current portion	(1,000,000)	(1,000,000)
Total long-term debt	$86,000,000	$69,000,000
The Credit Facility includes a provision for determining a LIBOR successor rate in the event LIBOR reference rates are no longer available. The alternative benchmark replacement rate is the secured overnight financing rate (SOFR). In addition, the facility includes a provision for determining a SOFR successor rate in the event SOFR reference rates are no longer available. If no SOFR successor rate has been determined, the rate will be based on the higher of the Prime Rate or the fed funds rate plus a fixed margin.
In connection with the Credit Facility, the Company is required, among other things, to meet certain financial covenants, including a fixed-charge coverage ratio, a leverage ratio and a minimum level of net worth. The Company was in compliance as of June 30, 2021.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
12.
EARNINGS PER UNIT

The following table sets forth the calculation of basic earnings per unit based on net income attributable to the Company for the six months ended June 30, 2021 and 2020, divided by the basic weighted average number of units as of June 30, 2021 and 2020. There are no potential dilutive securities and thus no diluted per unit amounts.
	Six Months Ended
	June 30, 2021	June 30, 2020
Net income	$5,652,715	$10,672,647
Less loss attributable to non-controlling interest	(135,776)	(41,239)
Net income attributable to The Hagerty Group, LLC	$5,788,491	$10,713,886
Weighted average units	100,000	100,000
Earnings per unit	$57.88	$107.14

13.
TAXATION

Income tax expense reflected in the financial statements differs from the tax computed by applying the statutory US federal rate to net income before taxes for the six months ended as follows:
	Six Months Ended
	June 30, 2021		June 30, 2020
Income tax expense at statutory rate	$1,796,406	21%	$2,750,254	21%
(Income)/loss not subject to entity-level taxes	184,892	2%	(832,783)	-6%
Foreign rate differential	(112,365)	-1%	(98,416)	-1%
Change in valuation allowance	1,032,665	12%	604,749	5%
Income tax expense	$2,901,598	34%	$2,423,804	19%
After considering all positive and negative evidence of taxable income in the carryback and carryforward periods as permitted by law, the Company believes it is more likely than not that the foreign net operating losses will not be utilized. The valuation allowance as of June 30, 2021 has been increased for additional foreign net operating losses and adjusted for changes in foreign exchange rates. The valuation allowance is $6,265,743 and $4,770,618 as of June 30, 2021 and December 31, 2020, respectively.
As of June 30, 2021 and December 31, 2020, the Company did not have any unrecognized tax benefits and had no accrued interest or penalties related to uncertain tax positions. If recorded, interest and penalties would be recorded as interest expense or penalty expense in the condensed consolidated statements of income and other comprehensive income. The Company does not expect any significant changes to the unrecognized tax benefits over the next twelve months.
14.
RELATED-PARTY TRANSACTIONS

In June 2019, the Company ownership changed from wholly owned by HHC to 75% owned, with 25% ownership by Markel. At this time Markel and its affiliates became related parties.
The Company has transactions with its Members, which include the following:
Alliance Agreement:   The Company’s United States MGAs have personal and commercial lines of business written with related Markel-affiliated carriers. The following table provides information about Markel-affiliated due to insurer liabilities and commission revenue under the agreement with Markel-affiliated carriers:

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
	June 30, 2021	December 31, 2020
Due to insurer	$86,926,161	$45,592,858
Percent of total	89%	93%
	Six Months Ended
	June 30, 2021	June 30, 2020
Commission revenue	$96,919,240	$81,776,051
Percent of total	92%	92%
Reinsurance Agreement:   Under a quota share with Evanston, Hagerty Re reinsures 60% of the risks in 2021 and 50% of the risks in 2020 written through the Company’s United States MGAs. Additionally, in 2021 Hagerty Re began reinsuring 60% of the risks written by the Company’s United Kingdom MGA with Markel International Insurance Company Limited. All balances listed below and presented in the condensed consolidated balance sheets and statements of income and comprehensive income are related to business within a Markel affiliate:
	June 30, 2021	December 31, 2020
Assets
Deferred acquisition costs	$76,025,452	$55,832,707
Premiums receivable	105,269,211	49,938,030
Total assets	$181,294,663	$105,770,737
Liabilities
Losses payable	$—	$21,049,109
Provision for unpaid loss and loss adjustment expenses	86,854,755	53,281,356
Unearned premiums	161,097,267	118,207,080
Commissions payable	56,601,989	42,643,666
Total liabilities	$304,554,011	$235,181,211
	Six Months Ended
	June 30, 2021	June 30, 2020
Revenue
Earned premium	$127,468,808	$101,261,012
Expenses
Ceding commission	61,326,439	$48,591,210
Loss and loss adjustment expenses	52,266,333	41,931,803
Total expenses	$113,592,772	$90,523,013

15.
COMMITMENTS AND CONTINGENCIES

Employee Compensation Agreements — In the ordinary course of conducting its business, the Company enters into certain employee compensation agreements from time to time which commit the Company to severance obligations in the event an employee terminates employment with the Company. If applicable, these obligations are included in the accrued expenses lines of the condensed consolidated balance sheet.
Litigation — The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. Based on current knowledge and after consultation with counsel, the ultimate outcomes of currently threatened or pending legal matters and other contingent exposures are unlikely to be material to the consolidated financial condition after taking into account existing accruals.

THE HAGERTY GROUP, LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Standby Letter of Credit — JPMorgan Chase Bank, N.A. issued an irrevocable standby letter of credit on behalf of the Company to the Internal Revenue Service (IRS) for $10,000,000 as security for payment of any tax which may become due and payable by Hagerty Re to the IRS. The terms of the letter of credit are automatically extended for a term of one year at a time. The Company’s subsidiary, Hagerty Re, has an obligation to renew this irrevocable letter of credit in connection with its election under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. No amounts have been drawn under the standby letter of credit. The standby letter of credit is valid until the election is terminated or the letter expires and was issued as a sublimit under the Company’s credit facility.
16.
SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 27, 2021, which is the date these condensed consolidated financial statements were issued.
Effective August 24, 2021, the Company secured commitment letters from its current lenders that will increase the capacity of its current Credit Facility to $230,000,000.

ANNEX A
BUSINESS COMBINATION AGREEMENT
dated
August 17, 2021
by and among
ALDEL FINANCIAL INC., a Delaware corporation,
as the Buyer,
ALDEL MERGER SUB LLC, a Delaware limited liability company,
as Newco, and
THE HAGERTY GROUP, LLC, a Delaware limited liability company, as the Company

A-i

A-ii

Exhibits
A:	Form of Certificate of Incorporation
B:	Form of Bylaws
C:	Sponsor Letter Agreement
D:	Form of Registration Rights Agreement
E:	Form of Lock-up Agreement
F:	Form of Tax Receivable Agreement
G:	Form of Sponsor Warrant Lock-up Agreement
H:	For of Exchange Agreement
I:	Form of OpCo LLCA

A-iii

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is dated as of August 17, 2021, by and among Aldel Financial Inc., a Delaware corporation (the “Buyer”), Aldel Merger Sub LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Buyer (the “Newco”) and The Hagerty Group, LLC, a Delaware limited liability company (the “Company”). Each of the Buyer, Newco and the Company is also referred to herein as a “Party” and collectively, the “Parties.”
W I T N E S E T H:
WHEREAS, the Buyer is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;
WHEREAS, prior to the Closing (as defined below), the Buyer will file a second amended and restated certificate of incorporation (the “Buyer Certificate of Incorporation”)”) with the Secretary of State of Delaware substantially in the form attached as Exhibit A hereto and adopt bylaws substantially in the form attached as Exhibit B hereto which provide, among other things, that the Buyer will have two classes of common stock: Class A Common Stock and Class V Common Stock;
WHEREAS, prior to the date hereof, the Buyer will form Newco as a Delaware limited liability company and, upon the terms and subject to the conditions of this Agreement, at the Closing, Newco will be merged with and into the Company (the “Merger”), whereupon the separate limited liability company existence of Newco shall cease and the Company shall be the surviving company (the Company following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”);
WHEREAS, at the Closing, the existing limited liability company agreement of the Company will be amended and restated, to, among other things, make the Buyer a member of the OpCo;
WHEREAS, the disinterested members of the Board of Directors of the Buyer (the “Buyer Board”) have unanimously (1) determined that the Merger is fair to, and in the best interests of, the Buyer and its stockholders, the Buyer and has approved and adopted this Agreement and declared its advisability and approved the Merger and the payment of the Equity Consideration and the Mixed Consideration to the members of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement (the “Transactions”), and (2) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of the Buyer;
WHEREAS, the disinterested members of the Board of Managers of the Company (the “Company Board”) (1) have unanimously determined that the form, terms, and provisions of this Agreement, including all exhibits and schedules attached thereto are fair, advisable, and in the best interest of the Company and its members and has approved this Agreement, and (2) have recommended the approval and adoption of this Agreement to the members of the Company;
WHEREAS, the sole member of Newco (the “Newco Member”) has determined that the Merger is fair to, and in the best interests of, Newco and the sole member and approved and adopted this Agreement and declared its advisability and approved the Merger and the Transactions;
WHEREAS, the Buyer, the Company, Sponsor and each of the holders of the Sponsor Shares have, concurrently with the execution and delivery of this Agreement, entered into a sponsor letter agreement, dated as of the date hereof (the “Sponsor Letter Agreement”) substantially in the form attached hereto as Exhibit C, providing that, among other things, (1) the Sponsor will vote their Sponsor Shares in favor of the Buyer Proposals and in favor of any directors nominated by the Company, (2) the Sponsor will appear at the Buyer Stockholder Meeting (as defined below) for purposes of constituting a quorum, (3) the Sponsor will not exercise its Redemption Rights (as defined herein), and (4) the Sponsor will waive any adjustment to the conversion ratio set forth in the Buyer Organization Documents, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, the Buyer, certain members of the Company, certain stockholders of the Buyer and certain other parties, have, concurrently with the execution and delivery of this Agreement, entered into a

Registration Rights Agreement to be effective as of the Closing Date (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit D;
WHEREAS, in connection with the Closing, the Sellers and certain equityholders thereof, shall enter into a Lock-up Agreement (the “Lock-up Agreement”) substantially in the form attached hereto as Exhibit E, pursuant to which the Buyer Class V Stock and Units included in the Merger Consideration shall be subject to a lock-up period of the earlier of (a) six (6) months from the Closing Date and (b) the expiration of the lock-up period applicable to the Sponsor Shares;
WHEREAS, in connection with the Closing, the Buyer, Markel Corporation (“Markel”), and Hagerty Holding Corp., a Delaware close corporation (“HHC”) shall enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit F;
WHEREAS, concurrently with the execution of this Agreement, the Buyer is entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and the Buyer has agreed to issue and sell to the PIPE Investors, an aggregate number of Buyer Class A Common Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $703,850,000 on the Closing Date (as defined herein), on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”); and
WHEREAS, concurrently with the execution of this Agreement, (a) HHC has entered into a Voting and Election Agreement, pursuant to which HHC elected to receive the Mixed Consideration and (b) Markel (together with HHC, the “Sellers”) has entered into a Voting and Election Agreement, pursuant to which Markel elected to receive the Equity Consideration.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The following terms, as used herein, have the following meanings:
“Action” means any litigation, suit, claim, action, proceeding, arbitration, audit or investigation by or before any Governmental Authority.
“Additional Agreements” means the Sponsor Letter Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Lock-up Agreements, the OpCo LLCA, the Sponsor Warrant Lock-up Agreement, dated as of the Closing Date, and attached hereto as Exhibit G and the Exchange Agreement, dated as of the Closing Date, and attached hereto as Exhibit H.
“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Cash Proceeds” means the aggregate cash available at Closing, such amount equal to the sum of (a) the Buyer’s Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), (b) cash on the consolidated balance sheet of the Company as of the Closing Date and (c) the net proceeds of the PIPE Financing.
“Anti-Corruption Laws” means, as applicable (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Business Systems” means all Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and Processes, and any Software and systems provided via the cloud or “as a service,” that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.
“Buyer Common Stock” means the Buyer Class A Common Stock and Buyer Class V Common Stock (if after the Effective Time) or Sponsor Shares (if prior to the Effective Time), as applicable.
“Buyer Excess” means the amount of Buyer Transaction Expenses less the Maximum Allowance; provided, that the Buyer Excess may not be less than zero.
“Buyer Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities; or (b) would prevent, materially delay or materially impede the performance by the Buyer or Newco of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Buyer Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Buyer operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by the Buyer as expressly required by this Agreement or any Additional Agreement, (vi) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Buyer is disproportionately and adversely affected thereby as compared with other participants in the industry in which the Buyer operates.
“Buyer Organizational Documents” means: (a) the Amended and Restated Certificate of Incorporation of the Buyer and (b) the bylaws of the Buyer.
“Buyer Transaction Expenses” means the Buyer’s Unpaid SPAC Fees plus the Transaction Expenses incurred by the Buyer as of the Closing (excluding expenses incurred in connection with arranging the PIPE Financing, but including expenses incurred in connection with the purchase of the Buyer’s directors’ and officers’ liability insurance policy as contemplated by Section 8.7).
“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Certificate of Formation” means the certificate of formation of the Company filed with the Delaware Secretary of State on September 23, 2009.
“Company Equity Interests” means all of the limited liability company equity interests of the Company.
“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.
“Company Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or purports to have a right to use.
“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (in the case of pandemic, including SARS-CoV-2 or COVID-19 pandemic, including any evolutions or mutations of the SARS-CoV-2 virus (the “COVID-19 Pandemic”) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing)); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Additional Agreement; (vi) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, agents or Governmental Authorities) (provided, that this clause (vi) shall not apply to any representations or warranty set forth in Section 5.5 or Section 5.6); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (vii) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect); or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Buyer has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.
“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.
“Company Transaction Expenses” means the Transaction Expenses incurred by the Company as of the Closing (excluding expenses incurred in connection with arranging the PIPE Financing, but including expenses incurred in connection with the purchase of the Company’s directors’ and officers’ liability insurance policy as contemplated by Section 8.7).
“Company Transaction Expenses Differential” means the amount of Company Transaction Expenses incurred as of the Closing less $35,000,000; provided, that the Company Transaction Expenses Differential may not be less than zero.
“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers, customers or agents of the Company or any Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.

“COVID-19 Response” means any reasonable action or reasonable inaction by the Company taken (or not taken), on or following March 1, 2020, to the extent reasonably necessary in the applicable jurisdiction, taking into account the scope and duration of such action or inaction in such jurisdiction, to comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any United States Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in response to the COVID-19 Pandemic, including the CARES Act and Families First Act.
“Data Processor” means a natural or legal Person, public authority, agency or other body which Processes Personal Information on behalf of, at the direction of or while providing services to the Company.
“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, Software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.
“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other material retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.
“Environmental Laws” means any Laws relating to pollution or protection of the environment or human health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances.
“Equity Consideration” means a number of Units and Buyer Class V Common Stock, in each case equal to (a) the Exchange Ratio multiplied by (b) (i) the number of Company Equity Interests owned by Markel as of the Closing divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.
“Equity Value” means an amount equal to $3,000,000,000.00 less the Company Transaction Expenses Differential.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Equity Value by (b) the Reference Price.
“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof or (c) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator.
“Hazardous Substances” means any substances, wastes, or materials defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.
“HHC” has the meaning set forth in the recitals hereto.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“Intellectual Property” means all of the worldwide intellectual property and proprietary rights (including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any) associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of invention, and all applications (including provisional and non-provisional applications) and registrations therefore, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions, counterparts, validations, and reexaminations thereof, (b) trademarks and service marks, trade dress, product configurations, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, extensions, designations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information, (e) Internet domain names, internet websites, and social media accounts, (f) rights of publicity, and (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Software.
“knowledge” or “to the knowledge” of a Person means in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Company Disclosure Schedule, and in the case of the Buyer, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Buyer Disclosure Schedule, in each case, after reasonable inquiry of direct reports.
“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities Laws).
“Material Company Subsidiaries” means (a) Hagerty Insurance Agency, LLC, a Delaware limited liability company, (b) Hagerty Management, LLC, a Delaware limited liability company, (c) Hagerty Drivers Club, LLC, a Delaware limited liability company and (d) Hagerty Reinsurance Limited, a company organized under the laws of Bermuda.
“Maximum Allowance” means, with respect to Buyer’s Transaction Expenses, $10,150,000.
“Merger Consideration” means, as applicable, the Mixed Consideration and the Equity Consideration.
“Mixed Consideration” means the sum of (a) the Secondary Cash Consideration plus (b) a number of Units and Buyer Class V voting non-economic common stock (“Buyer Class V Common Stock”), in each case equal to (i) the Exchange Ratio multiplied by (ii) (A) the number of Company Equity Interests owned by HHC as of the Closing divided by (B) the total number of issued and outstanding Company Equity Interests as of the Closing minus (iii) (A) the quotient of the Secondary Cash Consideration divided by (B) the Reference Price.
“Newco Certificate of Formation” means the certificate of formation of Newco, dated as of August 5, 2021.
“Newco Organizational Documents” means the Newco Certificate of Formation and the limited liability company agreement of Newco.
“New ESPP” means the “employee stock purchase plan” (within the meaning of Section 423 of the Code) to be implemented by the Buyer following the Closing, under which a maximum of fifteen percent (15%) of the then-issued and outstanding shares of Buyer Common Stock shall initially be available for sale.
“New Incentive Plan Size” means ten percent (10%) of Buyer Common Stock on an as-converted basis and an annual “evergreen” increase of five percent (5%) of the shares of Buyer Common Stock outstanding as of the day prior to such increase.
“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the Open Software Foundation or the Free Software Foundation, or any of their successor organizations, (c) the Server Side Public License or (d) any Software requires as a condition of use, modification or distribution that any other Software distributed or used therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.
“Ordinary Course of Business” means, at any given time, the ordinary course of operations of the business, consistent in all material respects with past practice and any COVID-19 Response taken by the Company.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens, (c) Liens for Taxes that are not yet due and delinquent, or if delinquent, that are being contested in good faith, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (e) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions or record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest. “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means information relating an identified or identifiable Person, device, or household including but not limited to “personal information,” “personal data,” “personally identifiable information” or similar terms as defined by Privacy Laws.

“Privacy Laws” means all applicable Laws, industry requirements, and contracts governing the Processing of Personal Information, including, to the extent applicable: (a) the following Laws and their implementing regulations: the Fair Credit Reporting Act, 15 U.S.C. 1681; the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. § 6101 et seq.; Children’s Online Privacy Protection Act, 15 U.S.C. §§ 6501 et seq.; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act (“HITECH”); the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; and the South Carolina Privacy of Consumer Financial and Health Information Regulation, South Carolina Code § 69-58; Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00; Nev. Rev. Stat. 603A; Cal. Civ. Code § 1798.82, N.Y. Gen. Bus. Law § 899-aa, et seq.; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC); state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing), and all implementing regulations and requirements, and other similar Laws; (b) each applicable contract relating to the Processing of Personal Information; and (c) each applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.
“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Law) of such data.
“Redemption Rights” means the right of the holders of shares Buyer Common Stock to redeem all or a portion of their shares of Buyer Common Stock (in connection with the Transactions or otherwise) as set forth in the organizational documents of the Buyer.
“Reference Date” means January 1, 2018.
“Reference Price” means $10.00.
“Registered Intellectual Property” means all Intellectual Property that is the subject of an issued patent or registration (or a patent application or an application for registration), including domain names.
“Representatives” means, with respect to any person, such Person’s directors, managers, officers, employees, agents or advisors, investment bankers, attorneys, accountants and other authorized advisors or representatives.
“Requisite Approval” means the approval of this Agreement, the Additional Agreements and the Transactions by at least the number of Company Equity Interests required pursuant to the LLC Act, the Company certificate of formation, the limited liability company agreement of the Company and any other contract to which the Company is party or otherwise bound.
“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region) or (c) majority-owned or controlled by any of the foregoing.
“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under the insurance law of an insurance company’s domiciliary jurisdiction.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Secondary Cash Consideration” means $450,000,000.00 plus the amount by which the sum of the amount in the Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), plus the aggregate amount of the PIPE Financing exceeds $750,000,000; provided, that such additional sum shall not exceed $50,000,000. The Secondary Cash Consideration is included in the Mixed Consideration.
“Securities Act” means the Securities Act of 1933, as amended.
“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.
“Sponsor” means Aldel Investors LLC, a Delaware limited liability company.
“stockholder” means a holder of stock or shares, as appropriate.
“Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are controlled or owned, directly or indirectly, by the Company.
“Tax” or “Taxes” means any and all taxes (including any similar duties, levies or other governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, license, severance, capital, production, ad valorem, excise, windfall profits, real property, personal property, sales, use, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with interest, penalties, and additions to tax imposed with respect thereto.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Additional Agreements, and all other agreements, certificates and instruments executed and delivered by the Buyer, Newco or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees).
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Units” means units of equity interests in OpCo.
“Unpaid SPAC Fees” means Buyer’s unpaid or contingent liabilities, including but not limited to any fees and expenses associated with the Buyer’s initial public offering and operations prior to the date hereof.
“Virtual Data Room” means the virtual data room established by the Company and its Representatives labeled “Project GTO” hosted by Datasite.
1.2   Index of Defined Terms.   Each of the following terms is defined in the Section set forth below opposite such term:
Buyer SEC Reports	Section 6.7(a)
Buyer Stockholder Approval	Section 8.2(a)

Affiliate Contract	Section 5.26(a)
Affordable Care Act	Section 5.14(k)
Agreement	Preamble
Alternative PIPE Financing	Section 8.16(b)
Alternative Subscription Agreement	Section 8.16(b)
Alternative Transaction	Section 8.5
Antitrust Laws	Section 8.13(a)
Audited Financial Statements	Section 5.7(a)
Blue Sky Laws	Section 5.5(b)
Business Combination	Section 7.3
Buyer	Preamble
Buyer Board	Recitals
Buyer Certificate of Incorporation	Recitals
Buyer Class A Common Stock	Section 6.3(a)
Buyer Stockholders’ Meeting	Section 8.1(a)
Buyer Warrants	Section 6.3(b)
Certificate of Merger	Section 3.1
Closing	Section 3.2
Closing Date	Section 3.2
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article V
Company Member Approval	Section 5.23
Company Officer’s Certificate	Section 9.2(c)
Company Permits	Section 5.6
Company Producer	Section 5.11
Company Stockholders Meeting	Section 8.3
Company Subsidiary	Section 5.1(a)
Contributed Cash	Section 4.2
COVID-19 Pandemic	Section 1.1
Data Security Requirements	Section 5.17(h)
Effective Time	Section 3.2
Environmental Permits	Section 5.19
ERISA Affiliate	Section 5.14(c)
Excess	Section 4.4(a)
Exchange Agent	Section 4.3(a)
Exchange Fund	Section 4.3(a)
Final Allocation	Section 8.11(b)
Financial Statements	Section 5.7(b)
Flow-Through Return	Section 8.11(a)
GAAP	Section 5.7(a)
Hagerty Re	Section 5.9(a)
HHC	Recitals
Information Security Program	34

Initial Financial Information	Section 8.1(b)
Intended Tax Treatment	Section 3.10
Interim Financial Statements	Section 5.7(b)
Interim Financial Statements Date	Section 5.7(b)
IPO	Section 7.3
IRS	Section 5.14(b)
Law	Section 5.5(a)
LLC Act	Recitals
Lock-up Agreement	Recitals
Material Contracts	Section 5.20(a)
Maximum Allowance	Section 4.4
Maximum Annual Premium	Section 8.7(b)
Merger Payment Schedule	Section 4.3(h)
Minimum Available Cash Condition	Section 9.3(f)
New Incentive Plan	Section 8.1(a)
Newco	Preamble
Newco Member	Recitals
Newco Unit	Section 4.1(b)
Non-Disclosure Agreement	Section 8.4(b)
Nonparty Affiliate	Section 10.11
NYSE	Section 6.7(d)
OpCo	Recitals
OpCo LLCA	Section 3.3
Outside Date	Section 10.1(b)
PCAOB Audited Financials	Section 8.14
PIPE Financing	Recitals
PIPE Investors	Recitals
Plans	Section 5.14(a)
Pre-Closing Returns	Section 8.11(a)
Producer	Section 5.10(a)
Prospectus	Section 7.3
Proxy Statement	Section 8.1(a)
Public Stockholders	Section 7.3
Registration Rights Agreement	Recitals
Registration Statement	Section 8.1(a)
Reinsurance Contract	Section 5.9(a)
Released Claims	Section 7.3
Remedies Exceptions	Section 5.4
Required Financials	Section 8.1(b)
Sellers	Recitals
Sponsor Letter Agreement	Recitals
Subscription Agreements	Recitals
Tax Accounting Firm	Section 8.11(b)
Tax Positions	Section 8.11(d)

Tax Receivable Agreement	Recitals
Terminating Buyer Breach	Section 10.1(g)
Terminating Company Breach	Section 10.1(f)
The Buyer Disclosure Schedule	Article VI
the Buyer Proposals	Section 8.1(a)
ThinkEquity	Section 6.14
Transaction Expenses	Section 4.4
Transactions	Recitals
Trust Account	Section 6.13
Trust Agreement	Section 6.13
Trust Fund	Section 6.13
Trustee	Section 6.13
WARN	Section 5.15
Written Consent	Section 8.3
ARTICLE II
CONSTRUCTION
2.1   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.
(b)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE III
THE MERGER
3.1   Closing Transactions.   Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with the applicable provisions of the LLC Act, Newco shall be merged with and into the Company. Following the Merger, the separate limited liability company existence of Newco shall cease, and the Company shall continue as the OpCo in the Merger.
3.2   Closing; Effective Time.   Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place by electronic exchange of executed documents, at 10:00 a.m., Eastern time, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of LLC Act and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the LLC Act. The Merger shall become effective at such date and time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Newco and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).
3.3   Certificate of Formation; Limited Liability Company Agreement.
(a)   At the Effective Time, by virtue of the Merger and without any action on the part of Newco or the Company, the certificate of formation of the Company shall become the certificate of formation of OpCo.
(b)   At the Effective Time, and without any further action on the part of the Company or Newco, the existing limited liability company agreement of the Company shall be terminated in accordance with its terms, the certificate of formation of the OpCo, and as provided by Law.
3.4   Limited Liability Agreement of the OpCo.   The Parties shall take all actions necessary so that at the Effective Time an amended and restated limited liability company agreement of OpCo shall be entered into and duly executed and adopted as required under the LLC Act, substantially in the form attached as Exhibit I hereto (the “OpCo LLCA”).
3.5   Board of Managers and Officers; Buyer Board.
(a)   Each of the Parties will take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time the sole manager of the OpCo and the initial officers of the OpCo shall be the individuals set forth on Section 3.5(a) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein, each to hold office in accordance with the OpCo LLCA.
(b)   The Parties shall cause the Board and the officers of the Buyer as of immediately following the Effective Time to be the individuals set forth on Section 3.5(b) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein; provided, that (i) the Company shall be entitled to identify eight (8) nominees to the Buyer Board for inclusion in the Proxy Statement and (ii) the Buyer shall be entitled to identify one (1) nominee to the Buyer Board for inclusion in the Proxy Statement, which manager shall be reasonably acceptable to Sellers.
3.6   Effects of the Merger.   The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Newco shall vest in the OpCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the OpCo.
3.7   No Further Ownership Rights in Company Equity Interests.   At the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Equity Interests on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Equity Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Equity Interests, except as otherwise provided for herein or by Law.
3.8   Withholding Rights.   Notwithstanding anything to the contrary contained in this Agreement, the Buyer, the Company, OpCo and the Exchange Agent shall be entitled to deduct and withhold from any payments required pursuant to this Agreement or any Additional Agreement, such amounts as are required to be deducted and withheld to pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of Tax Law; provided, however, that the Buyer will provide the Company with written notice at least five (5) Business Days prior to any such deduction or withholding (other than deductions or withholdings with respect to amounts treated as compensation for applicable Tax purposes), such notice to include reasonable detail and the authority and method of calculation for the proposed deduction or withholding, and (a) the Buyer and/or the applicable withholding agent shall consider in good faith any claim by the Company that such deduction or withholding is not required or should be imposed at a reduced rate and (b) the Buyer and/or the applicable withholding agent shall cooperate with the Company in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.
3.9   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the OpCo with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the OpCo are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
3.10   Tax Treatment of the Transaction.   The Parties acknowledge and agree that for U.S. federal income Tax purposes and applicable state and local Tax purposes, they intend that (a) the receipt of Secondary Cash Consideration (and any associated rights under the Tax Receivable Agreement) be treated as a sale as of the Closing Date of a portion of the Company Equity Interests held by HHC and a purchase of such Company Equity Interests by the Buyer from HHC, in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax law), (b) the Merger be treated as resulting in a continuation of the Company for U.S. federal income Tax purposes and applicable state and local Tax purposes, (c) the receipt by each of Markel and HHC of the Equity Consideration and the Mixed Consideration (other than Secondary Cash Consideration), respectively, be treated as a recapitalization of each of Markel and HHC’s partnership interests in the Company in a transaction that is disregarded for U.S. federal income Tax purposes and applicable state and local Tax purposes, and (d) the contribution by the Buyer of the assets of Newco immediately prior to the Merger to OpCo be governed by Section 721 of the Code (and any similar applicable state and local provisions of Tax law) (collectively, the “Intended Tax Treatment”).
ARTICLE IV
CONVERSION OF UNITS; CLOSING MERGER CONSIDERATION
4.1   Conversion of Units.   At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Newco, the Company or the Sellers:
(a)   The Company Equity Interests that are issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into:
(i)   in the case of Markel, Markel’s right to receive, without interest, the Equity Consideration; and
(ii)   in the case of HHC, HHC’s right to receive, without interest, the Mixed Consideration.
As of such Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Article IV.
(b)   The units of equity interests of Newco (the “Newco Units”) that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Buyer, be converted into an aggregate number of Units equal to the number of Buyer’s Class A Common Stock and Sponsor Shares issued and outstanding immediately prior to the Effective Time.
(c)   Each Sponsor Share that is issued and outstanding immediately prior to the Effective Time shall be automatically converted to one share of Buyer Class A Common Stock.
4.2   Buyer Contribution.   On the terms and subject to the conditions set forth herein, on the Closing Date, at the Effective Time, the Buyer shall contribute to OpCo, as a capital contribution in exchange for a portion of the Units acquired in connection with the Merger, (a) the Aggregate Cash Proceeds less (b) the Buyer Transaction Expenses (the “Contributed Cash”).
4.3   Exchange of Company Equity Interests.
(a)   Exchange Agent.   On the Closing Date, the Buyer shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Buyer and that is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Sellers, for exchange in accordance with this Article IV, (i) an instrument or instruments representing the number of Buyer Common Stock issuable by the Buyer pursuant to Section 4.1 and (ii) cash in an amount equal to the Secondary Cash Consideration (collectively, the “Exchange Fund”). As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.
(b)   Exchange Procedures.   As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), the Buyer shall cause the Exchange Agent to deliver to each Seller, as of immediately prior to the Effective Time, represented by book-entry, the Merger Consideration in accordance with the provisions of Section 4.1(a) and such Company Equity Interests shall forthwith be cancelled.
(c)   Surrender.   The Merger Consideration payable upon conversion of the Company Equity Interests in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Interests.
(d)   Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Buyer Common Stock occurring on or after the date hereof and prior to the Effective Time.
(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Company Equity Interests for one (1) year after the Effective Time shall be delivered to the Buyer, upon demand, and any Sellers who have not theretofore complied with this Section 4.3 shall thereafter look only to the Buyer for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Interests as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.
(f)   No Liability.   None of the Exchange Agent, the Buyer or OpCo shall be liable to any Seller for any Company Equity Interests (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.3.
(g)   Fractional Shares.   No certificates or scrip or shares representing fractional Buyer Common Stock shall be issued upon the exchange of Company Equity Interests and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Buyer or a holder of the Buyer Common Stock. In lieu of any fractional share of the Buyer Common Stock to which any holder of Company Equity Interests would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of the Buyer Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
(h)   Merger Payment Schedule.   At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Merger Consideration to each of the Sellers at the Closing as well as the corresponding number of Buyer Common Stock to be issued to and cash to be paid to such Sellers pursuant to Section 4.1.
(i)   Lost, Stolen or Destroyed Certificates.   In the event any certificates for any Company Equity Interests shall have been lost, stolen or destroyed, the Buyer shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration.
4.4   Payment of Expenses.   The Buyer and the Company will each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other Representatives or consultants) in connection with this Agreement and the Transactions contemplated hereby (collectively, the “Transaction Expenses”); provided, that (a) the fees, costs and expenses incurred in connection with (i) obtaining customary D&O tail policies, (ii) filing for antitrust and regulatory approvals, (iii) the preparation, filing and mailing of the Form S-4, and (iv) arranging the PIPE Financing, shall be borne and paid when due fifty percent (50%) by the Buyer and fifty percent (50%) by the Company, and (b) immediately after the Closing, the aforementioned Transaction Expenses, and any Transfer Taxes arising as a result of the consummation of the Transactions contemplated by this Agreement, will be paid from the capital of the Buyer.
4.5   Buyer Transaction Expenses.   In the event that, at the Effective Time, there is a Buyer Excess, Sponsor shall elect (and cause) one of the following to occur without any action on the part of the Buyer, Newco, the Company or Sellers:
(a)   the Equity Value shall be deemed to be increased by an amount equal to the Buyer Excess;
(b)   a number of Sponsor Shares and/or warrants, as determined by the Sponsor, having a value equal to the Buyer Excess shall be cancelled; provided that the value of each Sponsor Share shall be the Reference Price; or
(c)   Sponsor shall pay an amount equal to the Buyer Excess in cash to the Buyer concurrently with the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Company’s disclosure schedule delivered by the Company to the Buyer and Newco in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent to the Buyer on its face or cross-referenced), the Company hereby represents and warrants to the Buyer and Newco as follows:
5.1   Organization and Qualification; Subsidiaries.
(a)   The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Material Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.
(b)   A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.1(b) of the Company Disclosure Schedule. Except as set forth in Section 5.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.
5.2   Certificate of Formation and Limited Liability Company Agreement.   The Company has prior to the date of this Agreement made available to the Buyer in the Virtual Data Room a complete and correct copy of the certificate of incorporation or formation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Material Company Subsidiary. Such certificates of incorporation or formation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Material Company Subsidiary is in violation of any of the provisions of its certificate of formation or incorporation, bylaws or equivalent organizational documents.
5.3   Capitalization.
(a)   All of the issued and outstanding Company Equity Interests have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and, except as set forth in Section 5.3(a) of the Company Disclosure Schedule, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Equity Interests). Section 5.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Equity Interests that are authorized, issued or outstanding and the record and beneficial owners of such equity interests. Except as set forth in Section 5.3(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding Company Equity Interests.
(b)   Other than as set forth in Section 5.3(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or commitments of any character relating to the issued or unissued Company Equity Interests or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity interests or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or voting interests in, the Company or any Company Subsidiary.
(c)   As of the date hereof, except as set forth on Section 5.3(c) of the Company Disclosure Schedule, neither the Company nor any Material Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Material Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Material Company Subsidiary. Except as set forth on Section 5.3(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Interests or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Material Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Interests or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(d)   Except as set forth on Section 5.3(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any units of the Company or any capital stock of any Material Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e)   Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Section 5.3(e) of the Company Disclosure Schedule, each such share is owned one hundred percent (100%) by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.
(f)   Except for the Company Equity Interests held by the members of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.
(g)   All outstanding Company Equity Interests and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable federal securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.
5.4   Authority Relative to This Agreement.   The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Member Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Member Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the LLC Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and Newco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.
5.5   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by LLC Act and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 5.5(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of formation or bylaws or any equivalent organizational documents of the Company or any Material Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (“Law”) applicable to the Company or any Material Company Subsidiary or by which any property or asset of the Company or any Material Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Material Company Subsidiary pursuant to, any Material

Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and those filings and approvals set forth on Section 5.5(b) of the Company Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.
5.6   Permits; Compliance.   Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary under Law applicable and necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.
5.7   Financial Statements; Records.
(a)   Correct and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 (collectively, the “Audited Financial Statements”) and the related condensed statements of income and cash flows for the fiscal year then ended are attached as Section 5.7(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.
(b)   The Company has made available to the Buyer in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2021 (the “Interim Financial Statements Date”), and the related unaudited condensed consolidated income statement of the Company and the Company Subsidiaries for the six-month period then ended (collectively, the “Interim Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”). The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and, except as otherwise noted therein, fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the Interim Financial Statements Date and for the period indicated therein, and subject to normal year-end adjustments and the absence of footnotes.
(c)   Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Interim Financial Statements Date; (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)   Since the Reference Date, neither the Company nor any Material Company Subsidiary has received written notice of any complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Material Company Subsidiary.
(e)   To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).
5.8   Insurance Agency Subsidiaries.   Except as would not be material to the Company and the Company Subsidiaries (taken as a whole): (a) Hagerty Re is duly licensed or authorized or otherwise eligible to transact the business of reinsurance in Bermuda, where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted; and (b) the Company Subsidiaries that operate as insurance agencies, subject to the insurance Laws of the states in which they operate, are duly licensed or authorized or otherwise eligible to conduct their business as currently conducted.
5.9   Reinsurance.
(a)   Each currently in-force reinsurance treaty, contract or agreement to which Hagerty Reinsurance Limited, a company formed under the Laws of Bermuda and wholly-owned Subsidiary of the Company (“Hagerty Re”), is a party and has any existing rights or obligations (a “Reinsurance Contract”) is a legal, valid and binding obligation of Hagerty Re and, to the knowledge of the Company, as of the date hereof, each other party to such Reinsurance Contract. Each such Reinsurance Contract is enforceable against Hagerty Re and, to the knowledge of the Company, as of the date hereof, each other party to such Reinsurance Contract in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)) and is in full force and effect.
(b)   There are no pending, or to the knowledge of the Company, threatened in writing Actions with respect to any reinsurance agreement between Hagerty Re and a ceding company.
5.10   Producers.   To the knowledge of the Company and as of the date hereof:
(a)   each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer (other than Company Producers) that wrote, sold, produced or marketed any insurance policies on behalf of the Company or any of the Company Subsidiaries (each, a “Producer”), at the time such Producer wrote, sold, produced or marketed such insurance policy, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the Company or a Company Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and
(b)   there are no suits, actions, proceedings or arbitrations pending or threatened in writing against the Company and/or any of the Company Subsidiaries with respect to the sale or marketing of any insurance policies, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
5.11   Company Producers.   To the knowledge of the Company, as of the date hereof:
(a)   each insurance agent, marketer, underwriter, wholesaler, broker, distributor or other producer that is a Company Subsidiary, and each individual that is employed as an agent, broker or other producer by such Company Subsidiary (each such Company Subsidiary or individual, a “Company Producer”) that wrote, sold, produced or marketed any insurance policies on behalf of the Company or any of the Company Subsidiaries, at the time such Company Producer wrote, sold, produced or marketed such insurance policies, was duly licensed as required by applicable insurance Law (for the type of business written, sold, produced or marketed on behalf of the Company or any Subsidiary), except for such failures to be so licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect; and
(b)   there are no suits, actions, proceedings or arbitrations pending or, to the knowledge of the Company, threatened in writing against the Company and/or any of its Subsidiaries with respect to the sale or marketing of any insurance policies, except for such claims or complaints as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.
5.12   Absence of Certain Changes or Events.   From the Interim Financial Statements Date to the Effective Date, except as otherwise reflected in the Financial Statements or set forth on Section 5.12 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement: (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, other than due to any COVID-19 Response, (b) neither the Company nor any Company Subsidiary has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including any Company Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company Owned IP impliedly granted in the Ordinary Course of Business as part of a sale or lease of a good or service, (c) there has not been a Company Material Adverse Effect and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.1.
5.13   Absence of Litigation.   Except as set forth in Section 5.13 of the Company Disclosure Schedule, there is no material Action pending or, to the knowledge of the Company, threatened by or against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, except as would not have or reasonably be expected to have a Company Material Adverse Effect.
5.14   Employee Benefit Plans.
(a)   Section 5.14(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (collectively, whether or not material, the “Plans”).
(b)   With respect to each Plan, the Company has made available to the Buyer in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement (or if no such copy exists, a written description of the material terms thereof), (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter, (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan during the past three (3) years and (vi) the most recent written results of all required compliance testing.
(c)   None of the Plans is or was during the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation (including on account of an ERISA Affiliate) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15)

of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.
(d)   Except as set forth on Section 5.14(d) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual, and (ii) the Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.
(e)   None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder or (ii) as may be provided to a former employee during his or her severance period.
(f)   Each Plan has been administered and maintained and funded in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business).
(g)   Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of the Company nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.
(h)   There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.
(i)   Neither the Company nor any Company Subsidiary has or could reasonably be expected to have any material liability (including on account of an ERISA Affiliate) under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.
(j)   Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.
(k)   Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in material compliance with the requirements of the Affordable

Care Act. Neither the Company nor any of its Subsidiaries has attempted to maintain the grandfathered heath plan status under the Affordable Care Act of any Plan.
5.15   Labor and Employment Matters.
(a)   (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, independent contractors or job applicants; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Reference Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.
(b)   The Company and the Company Subsidiaries are and have been since the Reference Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively (“WARN”)), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, classification of employees (both as exempt or non-exempt, and as employee or independent contractor), and collective bargaining as required by Law and the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.
(c)   During the past three (3) years, (i) no allegations of sexual or other harassment or misconduct have been made against any director, officer, executive or manager of the Company or the Company Subsidiaries and (ii) no legal action or proceeding of any kind is pending or, to the knowledge of the Company, threatened, and no settlement agreement has been entered into, with respect to one of more of the Company or the Company Subsidiaries involving allegations of sexual or other harassment or misconduct by any such employee.
(d)   During the past three (3) years, none of the Company or the Company Subsidiaries has implemented any employee layoffs or plant closings that would implicate WARN without satisfying all applicable requirements under WARN Laws. The Company and the Company Subsidiaries affirm that they have no outstanding WARN liability.
(e)   All employees of the Company and the Company Subsidiaries are legally authorized to work in the location where assigned, and the Company and the Company Subsidiaries maintain accurate records concerning all I-9 filings for employees working in the United States.
5.16   Real Property.   Except as set forth in Section 5.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns or leases any real property.
5.17   Intellectual Property.
(a)   Section 5.17(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property constituting Company Owned IP (showing in each case, as applicable, the filing date, date of issuance, expiration date and registration or application number, registrar or office, and the owner).
(b)   Other than as set forth in Section 5.17(b) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company Licensed IP. All Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any material Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending. Neither the Company nor the Company Subsidiaries have disclosed to any other person, except for their employees and contractors any source code of the material Software within the Company Owned IP, and no such Person will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement.
(c)   The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce the secrecy, confidentiality and value of its trade secrets and other material Confidential Information, and has executed a written agreement with each current and former officer and employee, contractor or other person involved in the development or creation of any material Intellectual Property on behalf of Company or any of the Company Subsidiaries obligating such Person to maintain the confidentiality of such trade secrets and other material Confidential Information. To the knowledge of the Company, (i) there has not been any breach by any such Persons to any such agreement, and (ii) no present or former officer, director, employee, agent or contractor has misappropriated any trade secrets or material Confidential Information of any third person in the course of the performance of responsibilities to the Company and the Company Subsidiaries or of Company and the Company Subsidiaries..
(d)   Other than as set forth in Section 5.17(d) of the Company Disclosure Schedule, except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) since the Reference Date, there have been no claims filed and served or claims threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other persons (including any unsolicited written demands or written offers to license any Intellectual Property from any other person); (ii) since the Reference Date, the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property of other persons provided that, with respect to patents and trademarks, such representation is made only to the Company’s knowledge; (iii) since the Reference Date, to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; (iv) there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, concerning Company IP; and (v) neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, in each case, that would materially restrict or impair Company’s or Company Subsidiaries’ ownership, registrability, enforceability, use or distribution of Company Owned IP.
(e)   Other than as set forth in Section 5.17(e) of the Company Disclosure Schedule, all Persons who have contributed, developed or conceived any Company Owned IP that is material to the Company and the Company Subsidiaries, taken as a whole, have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries pursuant to which such Persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary except where the Company or a Company Subsidiary owns such Intellectual Property by operation of law.
(f)   The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) in a manner that would require the Company or any Company Subsidiary to publicly disclose any source code that is part of the Company Owned IP.
(g)   The Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Reference Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.
(h)   The Company and each of the Company Subsidiaries currently and since the Reference Date have complied in all material respects with (i) all Privacy Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy, data protection, data usage, data security, or other policies of the Company or a Company Subsidiary, respectively, published on a Company website or otherwise made publicly available by the Company or a Company Subsidiary concerning the Processing of Personal Information or Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound to adhere, including, to the extent applicable, the Payment Card Industry Data Security Standard and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data security, or the Processing of Personal Information or Business Data (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented a written information security program (“Information Security Program”) and technical, administrative, and physical safeguards designed to protect the security and integrity of the Business Systems and any Personal Information. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. The Company has tested its Information Security Program and the Business Systems on a no less than annual basis, remediated all critical, high and medium risks, and the Information Security Program and Business Systems have proven sufficient and compliant with Privacy Laws in all material respects. The Business Systems constitute all technology and systems infrastructure reasonably necessary to carry on the business of the Company, are in good working condition and function in accordance with all applicable documentation and specifications, operate and perform as is necessary to conduct the business of the Company. To the Company’s knowledge there is no Disabling Device in any of the Business Systems. Since the Reference Date, except as would not reasonably be expected to result in liability material to the Company or Company Subsidiary, neither the Company nor any of the Company Subsidiaries has (A) experienced any data security breaches, or use of any of the Business Systems, or unauthorized Processing of any Personal Information or Business Data; or (B) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any individual, or received any material claims or complaints regarding the Processing of Personal Information, or the violation of any applicable Data Security Requirements. Where the Company uses a Data Processor to Process Personal Data, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures and agreed to compliance with those obligations in a manner sufficient for the Company’s compliance with the Data Security Requirements.
(i)   The Company or one of the Company Subsidiaries (i) owns the Business Data that is of any Company Owned IP or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Buyer from Processing Personal Information after the Closing Date, in a similar manner and on substantially the same terms and conditions in which the Company and the Company Subsidiaries Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data Security Requirements.
(j)   Neither the Company nor any Company Subsidiary is a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.
(k)   At no time during the conception or reduction to practice of any of the Company Owned IP was the Company, or to the knowledge of the Company, was a contractor or other person that developed or created any material Company Owned IP operating under any grants from any Governmental

Authority or academic institution. To the knowledge of the Company, no Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Company IP.
5.18   Taxes.
(a)   The Company and each of the Material Company Subsidiaries: (i) has duly filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file); (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); and (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.
(b)   Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.
(c)   Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(d)   There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.
(e)   For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a disregarded entity or partnership.
(f)   The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
(g)   Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction.
(h)   Neither the Company nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing. Neither the Company nor any of its Subsidiaries has any liability or potential liability for the Taxes of another Person (other than another Subsidiary) (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or any of its Subsidiaries with respect to any period following the Closing Date.
5.19   Environmental Matters.   (a) The Company and each Company Subsidiary is, and since the Reference Date has been, in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, there has been no release by the Company or any Company Subsidiary at, on or under any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in a manner which could reasonably be expected to result in material liability to the Company or any Company Subsidiary under applicable Environmental Laws; (c) the Company and each

Company Subsidiary holds all material permits, licenses and other authorizations required under applicable Environmental Law for the conduct of their respective businesses as currently conducted (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (d) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, any applicable Environmental Laws.
5.20   Material Contracts.
(a)   Section 5.20(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (or, in the case of oral contracts, written summaries of such oral contracts), as of the date of this Agreement, all contracts to which the Company or any Company Subsidiary is a party that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant, being the “Material Contracts”.
(b)   (i) Each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and is enforceable against the Company or any Company Subsidiary, as applicable, and, to the knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms, subject to the Remedies Exceptions, (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Material Contract, is in default or breach of a Material Contract and (iii) neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation with respect to any Material Contract, except, in each of clauses (i) through (iii), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.
5.21   Insurance.
(a)   Section 5.21(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage.
(b)   With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
5.22   Board Approval; Vote Required.   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability and (c) recommended that the members of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s members. The Requisite Approval (the “Company Member Approval”) is the only vote of the holders of the Company Equity Interests necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Member Approval and no additional approval or vote from any holders of any Company Equity Interests would then be necessary to adopt this Agreement and approve the Transactions.

5.23   Certain Business Practices.
(a)   Since January 1, 2016, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.
(b)   Since January 1, 2016, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.
(c)   There are no, and since the January 1, 2016, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to the Buyer or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.
5.24   Exchange Act.   Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.
5.25   Brokers.   Except as set forth on Section 5.25 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.
5.26   Related Party Transactions.
(a)   Section 5.26 of the Company Disclosure Schedule sets forth a true, complete and correct list of the following: (i) each contract entered into between the Reference Date and the date hereof, between the Company or any of the Company Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of the Company Subsidiaries on the other hand (“Affiliate Contract”), which Affiliate Contract would have been required to be disclosed pursuant to Item 404 of Regulation S-K if the Company had been subject to the reporting requirements of the Exchange Act; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning the Reference Date and ended on the date hereof by any current or former Affiliate to the Company or any of the Company Subsidiaries.
(b)   None of the members of the Company nor any of their Affiliates owns or has any rights in or to any of the material assets, properties or rights used by the Company.
5.27   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of ¾G operations, or with respect to the accuracy or completeness of any other information made available to the Buyer, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in the Company Officer’s

Certificate, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Buyer, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Buyer, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND NEWCO
Except as set forth in the Buyer’s disclosure schedule delivered by the Buyer to the Company on or prior to the date hereof in connection with this Agreement (the “Buyer Disclosure Schedule”) and in the Buyer SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent to the Buyer from the content of such Buyer SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the Buyer hereby represents and warrants to the Company and the Sellers as follows:
6.1   Corporate Organization.
(a)   Each of the Buyer and Newco is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Buyer Material Adverse Effect.
(b)   Newco is the only Subsidiary of the Buyer. Except for Newco, the Buyer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.
6.2   Governing Documents.   Each of the Buyer and Newco have heretofore furnished to the Company complete and correct copies of the Buyer Organizational Documents and the Newco Organizational Documents, which are in full force and effect. Neither the Buyer nor Newco is in violation of any of the provisions of the Buyer Organizational Documents and Newco Organizational Documents.
6.3   Capitalization.
(a)   The authorized capital stock of the Buyer consists of (i) 380,000,000 shares of Class A common stock, par value $0.0001 per share (“Buyer Class A Common Stock”), (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Sponsor Shares”) and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this Agreement, (A) 12,072,500 shares of Buyer Class A Common Stock and 2,875,000 Sponsor Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) no shares of the Buyer Class A Common Stock are held in the treasury of the Buyer, (C) 5,750,000 public warrants (as described in the Prospectus) are issued and outstanding and 5,750,000 shares of Buyer Class A Common Stock are issuable in respect of such public warrants, (D) 257,500 private warrants (as described in the Prospectus) are issued and outstanding and 257,500 shares of Buyer Class A Common Stock are issuable in respect of such private placement warrants, (E) 28,750 underwriter warrants (as described in the Prospectus) are issued and outstanding and 28,750 shares of Buyer Class A Common Stock are issuable in respect of such underwriter warrants, and (F) 1,300,000 OTM warrants (as described in the Prospectus) are issued and outstanding and 1,300,000 shares of Buyer Class A Common Stock are issuable in respect of such OTM warrants (the warrants described in clauses (C), (D), (E) and (F), the “Buyer Warrants”).

(b)   As of the date of this Agreement, the authorized Newco Units consist of 10,000 units. All outstanding Newco Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Buyer free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Newco Organizational Documents.
(c)   Except for securities to be issued pursuant to the Subscription Agreements, securities to be issued by the Buyer as permitted by this Agreement and the Buyer Warrants, the Buyer has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Buyer or obligating the Buyer to issue or sell any shares of capital stock of, or other equity interests in, the Buyer. All shares of the Buyer Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the Buyer nor any Subsidiary of the Buyer is a party to, or otherwise bound by, and neither the Buyer nor any Subsidiary of the Buyer has granted, any equity appreciation rights, participations, phantom equity or similar rights. The Buyer is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Buyer Common Stock or any of the equity interests or other securities of the Buyer or any of its Subsidiaries. Except with respect to the Redemption Rights, there are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any Buyer Common Stock. There are no outstanding contractual obligations of the Buyer to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
(d)   All outstanding shares of Buyer Common Stock and the outstanding Buyer Warrants have been issued and granted in compliance with all applicable federal securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents.
(e)   The Equity Consideration being delivered by the Buyer hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents. The Equity Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.
6.4   Authority Relative to This Agreement.   Each of the Buyer and Newco have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of the Buyer and Newco and the consummation by each of the Buyer and Newco of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate proceedings on the part of the Buyer or Newco are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, (i) the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of the Buyer Common Stock, by the Buyer, as the sole stockholder of Newco, either at a duly convened meeting of the sole stockholder of Newco or by written consent, and (ii) the filing and recordation of appropriate merger documents as required by the LLC Act, and (b) with respect to the issuance of the Buyer Common Stock pursuant to this Agreement, the approval of a majority of the then-outstanding shares of the Buyer Class A Common Stock and Sponsor Shares, voting together as a single class). This Agreement has been duly and validly executed and delivered by the Buyer and Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Buyer or Newco, enforceable against the Buyer or Newco in accordance with its terms subject to the Remedies Exceptions.
6.5   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by each of the Buyer and Newco do not, and the performance of this Agreement by each of the Buyer and Newco will not, (i) conflict with or violate the Buyer Organizational Documents or the Newco Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b)

have been made, conflict with or violate any Law applicable to each of the Buyer or Newco or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the Buyer or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of the Buyer or Newco is a party or by which each of the Buyer or Newco or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Buyer Material Adverse Effect.
(b)   The execution and delivery of this Agreement by each of the Buyer and Newco do not, and the performance of this Agreement by each of the Buyer and Newco will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the LLC Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Buyer or Newco from performing its material obligations under this Agreement.
6.6   Compliance.   Neither the Buyer nor Newco is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the Buyer or Newco or by which any property or asset of the Buyer or Newco is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Buyer or Newco is a party or by which the Buyer or Newco or any property or asset of the Buyer or Newco is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Buyer Material Adverse Effect. Each of the Buyer and Newco is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Buyer or Newco to own, lease and operate its properties or to carry on its business as it is now being conducted, except where failure to have such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals or orders would not reasonably be expected to have a Buyer Material Adverse Effect.
6.7   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a)   The Buyer has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since inception together with any amendments, restatements or supplements thereto (collectively, the “Buyer SEC Reports”). The Buyer has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by the Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by the Buyer with the SEC and are currently in effect. As of their respective dates, the Buyer SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Section 6.7(a) of the Buyer Disclosure Schedule, each director and executive officer of the Buyer has filed with the SEC on a timely basis all documents required with respect to the Buyer by Section 16(a) of the Exchange Act.
(b)   Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to individually or in the aggregate be material). The Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Reports. No financial statements other than those of the Buyer are required by GAAP to be included in the consolidated financial statements of the Buyer.
(c)   Except as and to the extent set forth in the Buyer SEC Reports, neither the Buyer nor Newco has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations arising in the ordinary course of the Buyer’s and Newco’s business, (ii) obligations for future performance under any contract to which the Buyer or Newco is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Buyer Material Adverse Effect.
(d)   The Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (“NYSE”).
(e)   The Buyer has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Buyer and other material information required to be disclosed by the Buyer in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Buyer’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Buyer’s principal executive officer and principal financial officer to material information required to be included in the Buyer’s periodic reports required under the Exchange Act.
(f)   The Buyer maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Buyer maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Buyer has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Buyer to the Buyer’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Buyer to record, process, summarize and report financial data. The Buyer has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Buyer. Since inception, there have been no material changes in the Buyer internal control over financial reporting.
(g)   There are no outstanding loans or other extensions of credit made by the Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Buyer and the Buyer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Neither the Buyer or, to the knowledge of the Buyer any employee thereof or the Buyer’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Buyer, (ii) any fraud, whether or not material, that involves the Buyer’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Buyer or (iii) any claim or allegation regarding any of the foregoing.

(i)   As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Buyer SEC Reports. To the knowledge of the Buyer, none of the Buyer SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
6.8   Absence of Certain Changes or Events.   Since inception, except as expressly contemplated by this Agreement, (a) the Buyer has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Buyer Material Adverse Effect and (c) the Buyer has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.
6.9   Absence of Litigation.   There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer, or any property or asset of the Buyer, before any Governmental Authority. Neither the Buyer nor any material property or asset of the Buyer is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
6.10   Board Approval; Vote Required.
(a)   The Buyer Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Buyer and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the stockholders of the Buyer approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of the Buyer at the Buyer Stockholders’ Meeting. The only vote of the holders of any class or series of capital stock of the Buyer necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Buyer Class A Common Stock and the Sponsor Shares, voting as a single class.
(b)   The Newco Member, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Newco and its sole member and (ii) approved this Agreement and the Merger and declared their advisability. The only vote of the holders of any class or series of equity securities of Newco that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding Newco Units.
6.11   No Prior Operations of Newco.   Newco was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
6.12   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer or Newco.
6.13   The Buyer Trust Fund.   As of the date of this Agreement, the Buyer has no less than $116,155,323.67 in the trust fund established by the Buyer for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of April 8, 2021, between the Buyer and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The Buyer has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Buyer or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between the Buyer and the Trustee that would cause the description of the Trust Agreement in the Buyer SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of the Buyer, that would entitle any person (other than stockholders of the Buyer who shall have elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Buyer Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of the Buyer, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the Buyer shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the Buyer as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of the Buyer due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to stockholders of the Buyer who shall have exercised their Redemption Rights and (B) to the Trustee for fees and costs incurred in accordance with the Trust Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Buyer at the Effective Time.
6.14   Fairness Opinion.   The Buyer Board has received the opinion of ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”), to the effect that, as of the date of such opinion and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken by ThinkEquity as set forth in the opinion, Transactions, including the issuance of the Merger Consideration, is fair, from a financial point of view, to the Buyer and its stockholders, which opinion will be made available to the Company solely for informational purposes.
6.15   Employees.   Other than any officers as described in the Buyer SEC Reports and consultants and advisors in the ordinary course of business, the Buyer and Newco have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by the Buyer outside of the Trust Account, the Buyer has no unsatisfied material liability with respect to any officer or director. The Buyer and Newco have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) under any Employee Benefit Plan.
6.16   Taxes.
(a)   The Buyer and Newco: (i) have duly filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Buyer, for any material Taxes of the Buyer as of the date of such financial statements that have not been paid.
(b)   None of the Buyer or Newco will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the

Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing.
(c)   Each of the Buyer and Newco has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Buyer’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.
(d)   Neither the Buyer nor Newco has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.
(e)   Neither the Buyer nor Newco has any material liability for the Taxes of any person (other than the Buyer and Newco) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.
(f)   Neither the Buyer nor Newco has in the last two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(g)   Neither the Buyer nor Newco has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(h)   There are no Tax liens upon any assets of the Buyer or Newco except for Permitted Liens.
(i)   Neither the Buyer nor Newco has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Buyer nor Newco has received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(j)   Neither the Buyer nor Newco has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Buyer or Newco does not file Tax Returns stating that the Buyer or Newco is or may be subject to Tax in such jurisdiction.
(k)   For U.S. federal income tax purposes, (i) the Buyer is, and has been since its formation, classified as a corporation and (ii) Newco is, and has been since its formation, classified as a disregarded entity.
(l)   The Buyer and Newco, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.
(m)   None of Buyer, Newco or any of their Affiliates will be obligated to pay any compensation payments or benefits to any individual as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Buyer, Newco or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.
(n)   Neither Buyer nor Newco has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither Buyer nor Newco is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on Buyer or Newco with respect to any period following the Closing Date.

6.17   Registration and Listing.   The issued and outstanding shares of Buyer Class A Common Stock and the Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbols “ADF.U,” “ADF” and “ADF WS,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Buyer, threatened in writing against the Buyer by NYSE or the SEC with respect to any intention by such entity to deregister the Buyer Class A Common Stock or the Buyer Warrants or terminate the listing of the Buyer on NYSE. None of the Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the shares of the Buyer Class A Common Stock or the Buyer Warrants under the Exchange Act.
6.18   Information Supplied.   No representation or warranties by the Buyer or the Newco in this Agreement (as modified by the Buyer Disclosure Schedule) or the Additional Agreements (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Buyer Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Buyer or the Newco expressly for inclusion or incorporation by reference in: (i) in any Current Report on Form 8-K, and any exhibits thereto or any report, form, registration or other filings made with any Governmental Authority with respect to the Transactions, (ii) solicitation documents, (iii) in the mailings or other distributions to Company or the Buyer stockholders and/or prospective investors with respect to the consummation of the Transactions, (iv) or press release in connection with the Transactions, or in any amendment to any documents identified in clauses (i) through (iv) will when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of material fact, or omit to state, when read in conjunction with all of the information contained in this Agreement, the Buyer Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. Notwithstanding the foregoing, the Buyer and the Newco make no representations or warranties with respect to any information supplied by or on behalf of the Company.
6.19   The Buyer’s and Newco’s Investigation and Reliance.   Each of the Buyer and Newco is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by the Buyer and Newco together with expert advisors, including legal counsel, that they have engaged for such purpose. The Buyer and Newco and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither the Buyer nor Newco is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to the Buyer and Newco or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer or Newco or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.
6.20   Subscription Agreements.   The Subscription Agreements are legal, valid and binding obligations of the Buyer and, to the knowledge of the Buyer, each other party thereto, enforceable against the Buyer and, to the knowledge of the Buyer, each such other party in accordance with their respective terms, subject to the Remedies Exceptions, and, to the knowledge of the Buyer, as of the date of this Agreement, are in full force and effect. No event or circumstance has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Buyer or, to the knowledge of the Buyer, any of the other parties thereto under any of the Subscription Agreements, and the Buyer and Newco have no reason to believe that the Buyer will be unable to satisfy on a timely basis any term or condition of Closing to be satisfied by the Buyer contained in any of the Subscription Agreements. None of the Subscription Agreements have been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect (and no such amendment or modification is contemplated), and the Buyer and Newco have no reason to believe that any portion of the PIPE Investment contemplated by any of the Subscription Agreements will not be available as of the Closing. There are no conditions precedent or other contingencies related to the funding of the full amounts of the PIPE Financing, other than as set forth in the Subscription Agreements. There are no agreements, side letters, contracts or arrangements to which the Buyer or Newco or any of their Affiliates is a party relating to the Subscription Agreements or the PIPE Financing that have not been entirely superseded by the Subscription Agreements. The Buyer has made available to the Company true, correct and complete copies of the executed Subscription Agreements.
ARTICLE VII
COVENANTS OF THE COMPANY PENDING CLOSING
7.1   Conduct of Business by the Company Pending the Merger.
(a)   The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be compelled by any Governmental Authority), unless the Buyer shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed): (i) the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct their business in the Ordinary Course of Business (except as expressly required by a COVID-19 Response); and (ii) the Company shall use its reasonable best efforts to (x) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (y) to keep available the services of the current officers, key employees, agents and consultants of the Company and the Company Subsidiaries and (z) to preserve the current business relationships of the Company and the Company Subsidiaries.
(b)   In furtherance of the foregoing, except as (1) expressly contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed):
(i)   adopt any amendments, supplements, restatements or modifications to or otherwise terminate its certificate of formation or bylaws or equivalent organizational documents and operating agreement (or other equivalent documents);
(ii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary; (B) any material assets of the Company or any Company Subsidiary outside of the Ordinary Course of Business; or (C) any material Company IP other than revocable non-exclusive licenses (or sublicenses) of Company IP implied granted in the Ordinary Course of Business as part of a sale or lease of a good or service;
(iii)   declare, make or pay any dividend or other distribution that would cause the Company to incur any indebtedness;
(iv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Equity Interests;
(v)   (A) incur or assume any indebtedness for borrowed money of over two million dollars ($2,000,000) other than indebtedness existing as of the date hereof or in the Ordinary Course of Business, (B) intentionally grant any security interest in any of its assets outside of the Ordinary Course of Business or in connection with indebtedness contemplated by clause (A) or (C) make any loans, advances to, or guarantees for the benefit of, any person (other than between or among the Company and the Company Subsidiaries) in an amount individually or in the aggregate in excess of two hundred fifty thousand dollars ($250,000);
(vi)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary;
(vii)   materially change any of the Company’s or any Company Subsidiary’s accounting policies or procedures, except in accordance with the Company’s and the Company Subsidiaries’ current practice or as required by United Kingdom generally accepted accounting principles, GAAP, SAP or PCAOB auditing standards;
(viii)   except as required by Law, grant recognition to any labor union or other labor organization for purposes of collective bargaining;
(ix)   other than (1) as required by a Plan set forth on Section 5.14(a) of the Company Disclosure Schedule, (2) as explicitly contemplated hereunder or (3) in the Ordinary Course of Business, (A) materially increase the compensation or benefits of any executive officer of the Company, (C) enter into, materially amend or terminate any material Plan (or any plan, program, agreement or arrangement that would be a material Plan if in effect on the date hereof), (D) fund any payments or benefits that are payable or to be provided under any Plan, (E) terminate without “cause” (other than due to death or disability) any executive officer of the Company or any Company Subsidiary or (E) make any loan to any executive officer of the Company (other than advancement of expenses in the Ordinary Course of Business);
(x)   waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature, do not exceed $100,000 individually or $500,000 in the aggregate, and do not admit liability or wrongdoing or otherwise impugn the reputation of Company or any Company Subsidiaries; or
(xi)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from the Buyer to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.1 shall give to the Buyer, directly or indirectly, the right to control or direct the Ordinary Course of Business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.
7.2   Conduct of Business by the Buyer and Newco Pending the Merger.   Except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), and except as set forth on Section 7.2 of the Buyer Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Buyer agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Buyer and Newco shall be conducted in the Ordinary Course of Business and in a manner consistent with past practice. In furtherance of the foregoing, except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), as set forth on Section 7.2 of the Buyer Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither the Buyer nor Newco shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)   amend or otherwise change the Buyer Organizational Documents or Newco Organizational Documents or form any Subsidiary of the Buyer other than Newco;
(b)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Buyer Organizational Documents;
(c)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Buyer Common Stock except for redemptions from the Trust Fund that are required pursuant to the Buyer Organizational Documents;
(d)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Buyer or Newco, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Buyer or Newco;
(e)   acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f)   incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Buyer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business;
(g)   make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;
(h)   make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;
(i)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Buyer or Newco;
(j)   enter into, or become bound by, any agreement or contract except in the Ordinary Course of Business or in connection with the Transactions; or
(k)   enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing herein shall require the Buyer to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the Buyer prior to the Closing Date. Prior to the Closing Date, each of the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.
7.3   Claims Against Trust Account.   Reference is made to the final prospectus of the Buyer, dated as of April 8, 2021 and filed with the SEC (File No. 333-253166) on April 12, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that the Buyer has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Buyer’s public stockholders (including overallotment shares acquired by the Buyer’s underwriters the “Public Stockholders”), and that, except as otherwise described in the Prospectus, the Buyer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Buyer Class A Common Stock in connection with the consummation of the Buyer’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Buyer fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes or (d) to the Buyer after or concurrently with the consummation of a Business Combination. For and in consideration of the Buyer entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Buyer, its Affiliates or its Representatives, on the one hand, and the Company, its Affiliates or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Buyer, its Affiliates or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Buyer or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and its Affiliates to induce the Buyer to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer, its Affiliates or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders of the Buyer, whether in the form of money damages or injunctive relief, the Buyer, its Affiliates and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event the Buyer, its Affiliates or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1   Proxy Statement; Registration Statement.
(a)   The Company shall promptly provide to Buyer such information concerning the Company as is either required by the SEC and federal securities Laws, or reasonably requested by Buyer for inclusion in the Proxy Statement and Registration Statement (each as hereinafter defined), and as promptly as reasonably practicable after the execution of this Agreement and receipt by Buyer from the Company of (i) all such information relating to the Company and (ii) the Initial Financial Information (as described below), the Buyer (with the assistance and cooperation of the Company as reasonably requested by the Buyer) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of the Buyer and to the Sellers: (A) as an information statement relating, with respect to the Company’s members, to the action to be taken by members of the Company pursuant to the Written Consent or by vote at a meeting of the members of the Company and (B) as a proxy statement, with respect to the Buyer’s stockholders, in which the Buyer shall solicit proxies from the Buyer’s stockholders to vote at the special meeting of the Buyer’s stockholders called for the purpose of voting on the following matters (the “Buyer Stockholders’ Meeting”) in favor of: (1) the approval and adoption of this Agreement, the Transactions and the Merger, (2) the issuance of the Buyer Common Stock as contemplated by this Agreement and the Subscription Agreements, (3) the approval of the Buyer Certificate of Incorporation and each change to the Buyer Certificate of Incorporation that is required to be separately approved, (4) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to the Buyer and the Company that provides for grant of awards to employees and other service providers of OpCo and its Subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on the Buyer Common Stock with a total pool of awards of the Buyer Common Stock not exceeding the New Incentive Plan Size (the “New Incentive Plan”), (5) the adjournment of the Buyer Stockholder’s Meeting to a later date or dates if it is determined by the Buyer and the Company that additional time is necessary to consummate the transactions contemplated hereby for any reason, and (6) any approval of other proposals the Parties deem necessary to effectuate the Merger and the other Transactions (collectively, the “Buyer Proposals”), and (ii) the Buyer shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of the Buyer Common Stock to be issued to the stockholders of the Company pursuant to this Agreement. Each of the Buyer and the Company shall use their reasonable best efforts to (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, the Buyer shall mail the Proxy Statement to its stockholders. Each of the Buyer and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.
(b)   The Company will, in addition to providing the Financial Statements, provide Buyer as promptly as practicable after the Effective Time (and in any event on or prior to the tenth (10th) Business Day following the date of this Agreement) in accordance with Section 8.14: (i) the related pro forma adjustments necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Buyer in the preparation thereof, (ii) all selected financial data of the Company, as necessary for inclusion in the Proxy Statement and Registration Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company was subject thereto) with respect to the periods covered in the Required Financials, as necessary for inclusion in the Proxy Statement and Registration Statement (together with the Required Financials, the “Initial Financial Information”). Subsequent to the delivery of the Required Financials, until the Registration Statement is declared effective, the Company’s consolidated interim financial information for each quarterly period thereafter will be delivered to Buyer no later than forty (40) calendar days following the end of each quarterly period, together with related pro forma adjustments that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). All of the financial statements to be delivered pursuant to this Agreement by the Company will be prepared in accordance with U.S. GAAP.
(c)   The Company and its counsel shall be given a reasonable opportunity to review and comment on in writing the Proxy Statement prior to its filing with the SEC and any other amendments or documents filed with the SEC. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Buyer or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to prior compliance with this clause (c), the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Buyer, is required by the SEC and United States securities Laws to be included therein. The Buyer shall promptly transmit any such amendment or supplement to the Buyer’s stockholders, if at any time prior to the Buyer Stockholders’ Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. The Buyer and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Buyer Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Buyer and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto; provided, however, that subject to prior compliance with this clause (c), the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Buyer, is required by the SEC and United States securities Laws to be included therein.
(d)   The Buyer represents that the information supplied by the Buyer for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Buyer, (iii) the time of the Buyer Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Buyer or Newco, or their respective officers or directors, should be discovered by the Buyer which the Buyer reasonably believes should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Buyer shall promptly inform the Company. All documents that the Buyer is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
(e)   Each of the Company and the Buyer shall ensure that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Buyer, (iii) the time of the Buyer Stockholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Buyer, the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Buyer or the Company, as applicable, which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Buyer or the Company, as applicable, shall promptly inform the other Party. All documents that the Buyer, on the one hand, and the Company, on the other hand, is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
8.2   The Buyer Stockholders’ Meeting and Newco Member’s Approval.
(a)   The Buyer shall call and hold the Buyer Stockholders’ Meeting as promptly as practicable after the Proxy Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Proxy Statement is mailed to stockholders of the Buyer) for the purpose of voting solely upon the Buyer Proposals. Notwithstanding the foregoing provisions of this Section 8.2(a), the Buyer shall make one or more successive postponements or adjournments of the Buyer Stockholder’s Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that the Buyer, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 8.1 or any other applicable Law or (ii) if on a date for which the Buyer Stockholders’ Meeting is scheduled, the Buyer, after reasonable consultation with the Company, reasonably determines in good faith that any of the Buyer Proposals will not be approved at the Buyer Stockholders’ Meeting or the Merger or the other Transactions cannot be consummated for any reason; provided, that the Buyer shall reconvene such the Buyer Stockholders’ Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved. The Buyer shall use its reasonable best efforts to obtain the approval of the Buyer Proposals at the Buyer Stockholders’ Meeting (the “Buyer Stockholder Approval”) and shall take all other action reasonably necessary or advisable to secure the required vote or consent of its stockholders. The Buyer Board shall recommend to its stockholders that they approve the Buyer Proposals and shall include such recommendation in the Proxy Statement, except to the extent it determines in good faith, after consultation with its outside legal counsel, that such action would be inconsistent with the fiduciary duties of the Buyer Board. Neither the Buyer Board nor any committee or agent or Representative thereof shall withdraw, propose to withdraw, or modify in a manner adverse to the Company, the Buyer Board’s recommendation that the Buyer’s stockholders vote in favor of the adoption of any of the Buyer Proposals.
(b)   Promptly following the execution of this Agreement, the Buyer shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole member of Newco.
8.3   Company Member Approval.   Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to the Buyer, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Transactions, including the Merger (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Equity Interests for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transaction contemplated by this Agreement (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Member Approval at the Company Stockholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Member Approval. The Company Board shall recommend to its stockholders that they approve this Agreement and the Merger.
8.4   Access to Information; Confidentiality.
(a)   From the date of this Agreement until the Effective Time, the Company and the Buyer shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, management, operations, financial condition, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request, including in connection with (A) the preparation of the Proxy Statement and Registration Statement and any comments from the SEC thereon and (B) the preparation of any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 8.13(c). Notwithstanding the foregoing, neither the Company nor the Buyer shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable

Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).
(b)   All information obtained by the Parties pursuant to this Section 8.4 shall be kept confidential in accordance with the non-disclosure agreement, dated as of May 12, 2021 (the “Non-Disclosure Agreement”), between the Buyer and the Company.
(c)   Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.
8.5   Exclusivity.   From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, but only, in the case of the Buyer, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Buyer Board, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such Party or any of the outstanding equity securities or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 8.5. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal, but only, in the case of the Buyer, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Buyer Board. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.5 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 8.5 by such Party.
8.6   Post-Closing Equity Plans.   As promptly as practicable after Effective Time, the Buyer shall adopt and implement the New Incentive Plan and the New ESPP.
8.7   Directors’ and Officers’ Indemnification.
(a)   Buyer’s Certificate of Incorporation and bylaws and OpCo’s Certificate of Formation and OpCo LLCA shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Formation as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, the Buyer agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Formation in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). The Buyer further agrees that with respect to the provisions of the bylaws (or similar organizational documents) of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.
(b)   From the date hereof, and for a period of six (6) years from the Effective Time, (i) the Buyer shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Buyer’s directors’ and officers’ liability insurance policy and (ii) the Company will maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Company’s directors’ and officers’ liability insurance policy, for both clause (i) and (ii), on terms not less favorable than the terms of such current insurance coverage, and in the case of clause (ii) understanding that in no event shall Newco be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2020 (the “Maximum Annual Premium”); provided, however, that (A) the Company or the Buyer, as applicable, may, prior to the Closing Date cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (B) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7(b) shall be continued in respect of such claim until the final disposition thereof. Upon consummation of the Merger, the directors’ and officers’ insurance policies obtained by the Company and the Buyer shall be paid from the Contributed Cash.
(c)   On the Closing Date, to the extent not already entered into, the Buyer shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the Buyer with the post-Closing directors and officers of the Buyer, which indemnification agreements shall continue to be effective following the Closing.
8.8   Notification of Certain Matters.   The Company shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Company, of (a) any breach of any covenant of such Party set forth herein or in any Additional Agreement which such Party comes aware of and (b) any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause a failure of any of the conditions set forth in Article IX.
8.9   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.
(b)   Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
8.10   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of the Buyer and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of NYSE, each of the Buyer and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such prior written consent not to be unreasonably withheld, conditioned or delayed); provided, no such consent shall be required to the extent any proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 8.10 or would prevent the Buyer from complying with federal securities Laws or the requirements of the NYSE. Furthermore, nothing contained in this Section 8.10 shall prevent the Buyer or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 8.10.
8.11   Tax Matters.
(a)   The Company shall prepare and timely file, or cause to be prepared and timely filed, at the cost and expense of the Company, (i) all Tax Returns for the Company and any Company Subsidiaries that are required to be filed prior to the Closing Date (taking into account applicable extensions of time to file) and (ii) all income Tax Returns for the Company and any Company Subsidiaries that are required to be filed after the Closing Date (taking into account applicable extensions of time to file) with respect to a taxable years or periods ending on or before, or that include, the Closing Date for which the items of income, deductions, credits, gains or losses of such Company or Company Subsidiary are “passed through” to the direct or indirect equityholders of the Company, including, for the avoidance of doubt, any Internal Revenue Service Form 1065 (each such income Tax Return a “Flow-Through Return” and such Tax Returns described in clauses (i) and (ii) collectively, the “Pre-Closing Returns”). Each Pre-Closing Return shall be prepared in a manner consistent with the past practices of the applicable Company or Company Subsidiary (unless otherwise required by law). The Company shall remit any Taxes due with respect to any Pre-Closing Return. Each Flow-Through Return shall be provided to HHC and Markel at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions of time to file) for review and approval by the HHC (such approval not to be unreasonably withheld, conditioned or delayed) and for review and comment by Markel (with such comments being considered by the Company in good faith). Notwithstanding anything to the contrary in the foregoing or the OpCo LLCA, each Flow-Through Return for a taxable year or period that includes but does not end on the Closing Date (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (B) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election and (C) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the Company or any Company Subsidiary resulting from, attributable to or accelerated by the payment of the Company Transaction Expenses are reported by the Company or any Company Subsidiary and allocated to a taxable period (or portion thereof) that ends on or before the Closing Date to the maximum extent permitted by laws. Notwithstanding anything to the contrary in this Agreement or the OpCo LLCA, HHC may, in its reasonable discretion, and at the Company’s expense, cause the Company to re-file or amend any Flow-Through Return (or pursue any administrative adjustment request with respect to Flow-Through Returns) of the Company or any Company Subsidiary with respect to any taxable period that ends on or before, or that includes, the Closing Date.
(b)   Within one hundred eighty (180) days following the Closing Date, HHC will prepare and deliver to the Buyer an allocation statement allocating the Secondary Cash Consideration and any other amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with the principles of Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 8.11(b) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (20) days after the receipt of the Allocation, the Buyer will propose any changes or will indicate its concurrence therewith. If the Buyer does not agree with the Allocation, then the Buyer and HHC shall attempt in good faith to reach agreement on the Allocation in a manner consistent with applicable income Tax Law and the methodologies set forth on Schedule 8.11(b). If the Buyer and the HHC cannot reach agreement on the Allocation within fifteen (15) days after receipt of the Buyer’s proposed changes, then the Buyer and HHC shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and HHC (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). All fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be borne by OpCo. The Allocation, as agreed to by the Buyer and HHC or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”).
(c)   With respect to any matter that would reasonably be expected to result in any Tax liability with respect to a taxable period ending on or before, or that includes, the Closing Date, for which HHC or Markel could be responsible, without the prior written consent of the HHC, the Buyer shall not, and shall not permit any of its Affiliates to (i) file, re-file, or otherwise modify or amend any Tax Return of the Company or any Company Subsidiary with respect to any taxable period that ends on or before, or that includes, the Closing Date, (ii) make any Tax election with respect to the Company or any Company Subsidiary that would have retroactive effect with respect to a taxable period that ends on or before, or that includes, the Closing Date, or (iii) settle or compromise any administrative or judicial proceeding relating to Taxes for any taxable period ending on or prior to, or that includes, the Closing Date.
(d)   The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Authority or any other action (or omission) inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Authority to any portion of the

Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.
(e)   Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the transactions contemplated by this Agreement qualifying for the Intended Tax Treatment). In the event either the Buyer or the Company seeks a Tax opinion from its respective Tax advisor regarding the Intended Tax Treatment, or the SEC requests or requires Tax opinions, each Party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable Tax advisor in form and substance reasonably satisfactory to such advisor.
8.12   Stock Exchange Listing.   The Buyer will use its reasonable best efforts to continue the listing for trading of the Buyer Class A Common Stock and Buyer Warrants on NYSE. The Buyer shall prepare and submit to NYSE a listing application in connection with the Merger and covering the shares of Buyer Common Stock issued pursuant to the Subscription Agreements and shall use reasonable best efforts to obtain approval for the listing of such shares.
8.13   Antitrust.
(a)   To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and the Buyer each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b)   The Buyer and the Company each shall, in connection with its efforts to obtain all Requisite Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.13(b) may be limited to outside counsel and may be redacted (A) to remove references to the valuation of the Company, and (B) as necessary to comply with contractual arrangements.
(c)   Other than as agreed in this Agreement, the Additional Agreements, the Subscription Agreements or the OpCo LLCA, no Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
8.14   PCAOB Audited Financials.   The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) not later than ten (10) Business Days from the date hereof.
8.15   Trust Account.   As of the Effective Time, the obligations of the Buyer to dissolve or liquidate within a specified time period as contained in the Buyer Organizational Documents will be terminated and the Buyer shall not have any obligation whatsoever to dissolve and liquidate the assets of the Buyer by reason of the consummation of the Merger or otherwise, and no stockholder of the Buyer shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, the Buyer shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the Buyer (to be held as available cash on the balance sheet of the Buyer, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.
8.16   Financing.
(a)   The Buyer shall use its reasonable best efforts to obtain the PIPE Financing on a timely basis on the terms and conditions described in the Subscription Agreements, including using its reasonable best efforts to (i) comply with its obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to the Buyer set forth in the applicable Subscription Agreements, and (iv) consummate the PIPE Financing when required pursuant to this Agreement. The Buyer shall give the Company prompt written notice upon having knowledge of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 8.16, the Buyer shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of materially adversely affecting in any respect the ability of the Buyer to timely consummate the transactions contemplated by this Agreement, including by reducing the aggregate amount of the PIPE Financing contemplated in the Subscription Agreements such that the Minimum Available Cash Condition would not be satisfied.
(b)   If all or any portion of the PIPE Financing becomes unavailable, (i) the Buyer shall use its reasonable best efforts to promptly obtain the PIPE Financing or such portion of the PIPE Financing from alternative sources in an amount, when added to any portion of the PIPE Financing that is available, equal to the amount of the PIPE Financing (any alternative source(s) of financing, “Alternative PIPE Financing”) and (ii) in the event that the Buyer is able to obtain any Alternative PIPE Financing, the Buyer shall use its reasonable best efforts to enter into a new Subscription Agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Buyer Class A Shares containing terms and conditions not materially less favorable from the standpoint of the Buyer and the Affiliates of the Buyer party thereto than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good faith judgment of the Buyer). In such event, the term “PIPE Financing” as used in this Agreement shall be deemed to include any Alternative PIPE Financing, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any person that is subscribing for Buyer Class A Shares under any Alternative Subscription Agreement. For the avoidance of doubt, if all or any portion of the PIPE Financing or Alternative PIPE Financing becomes unavailable, the Buyer may utilize deposits, proceeds or any other amounts from the Trust Account and, to the extent reasonably acceptable to the Company (such acceptance not to be unreasonably withheld, conditioned or delayed), any additional third party financing to satisfy its financing obligations hereunder (including to satisfy the Minimum Available Cash Condition).
8.17   Voting and Non-Redemption.   Prior to the Closing Date, the Buyer shall use commercially reasonable efforts to cause at least twenty percent (20%) of the stockholders of the Buyer Common Stock to enter into voting and non-redemption agreements between such stockholders, the Company and the Buyer, pursuant to which such each such stockholder shall agree (a) not to elect to redeem or otherwise tender or submit for redemption any of such stockholder’s Buyer Common Stock pursuant to or in connection with the Redemption Rights granted hereunder and such stockholder shall waive the Redemption Rights granted hereunder and (b) that at any meeting of the Buyer’s stockholders, or in connection with any other written consent of the Buyer’s stockholders, the applicable stockholder shall cause all of his or her Buyer Common Stock to be counted as present for purposes of calculating a quorum and shall vote or cause to be voted all of such stockholder’s Buyer Common Stock.
ARTICLE IX
CONDITIONS TO THE MERGER
9.1   Conditions to the Obligations of Each Party.   The obligations of the Company, the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:
(a)   Company Member Approval.   The Company Member Approval shall have been obtained and remain in full force and effect.
(b)   The Buyer Stockholder Approval.   The Buyer Stockholder Approval shall have been obtained and remain in full force and effect.
(c)   Newco Member Approval. The Newco Member Approval shall have been obtained and remain in full force and effect.
(d)   No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger; provided, that the Governmental Authority issuing such order has jurisdiction over the Parties with respect to the Transactions.
(e)   Antitrust Approvals and Waiting Periods.   All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(f)   Governmental Consents.   All consents, approvals and authorizations set forth on Section 9.1(f) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.
(g)   Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

(h)   Additional Agreements.   All parties to each of the Additional Agreements shall have delivered, or caused to be delivered, to the Parties copies of the Additional Agreements duly executed by all such parties.
9.2   Conditions to the Obligations of the Buyer and Newco.   The obligations of the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing (unless otherwise specified in this Section 9.2) of the following additional conditions:
(a)   Representations and Warranties.   The representations and warranties of the Company contained in (i) Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.4 (Authority Relative to this Agreement) and Section 5.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.3(a) through (e) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, the Buyer, Newco or their Affiliates and; and (iii) all other representations and warranties of the Company set forth in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c)   Officer’s Certificate.   The Company shall have delivered to the Buyer a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d).
(d)   Material Adverse Effect.   No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.
(e)   PCAOB Audited Financials.   The Company shall have delivered to the Buyer the PCAOB Audited Financials.
(f)   Tax Certificates.   On or prior to the Closing, the Company shall deliver to the Buyer properly executed and completed copies of IRS Form W-9 on behalf of each of HHC and Markel.
9.3   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing (unless otherwise specified in this Section 9.3) of the following additional conditions:
(a)   Stock Exchange Listing.   The Buyer’s initial listing application with NYSE in connection with the Transaction shall have been conditionally approved and, immediately following the Closing, the Buyer shall satisfy any applicable initial and continuing listing requirements of NYSE and the Buyer shall not have received any notice of non-compliance therewith, and the Buyer Class A Common Stock shall have been approved for listing on NYSE.
(b)   Representations and Warranties.   The representations and warranties of the Buyer and Newco contained in (i) Section 6.1 (Corporation Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) all other representations and warranties of the Buyer and Newco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Buyer Material Adverse Effect.
(c)   Agreements and Covenants.   The Buyer and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(d)   Officer’s Certificate.   The Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of the Buyer, certifying as to the satisfaction of the conditions specified in Section 9.3(a), Section 9.3(c) and Section 9.3(e).
(e)   Material Adverse Effect.   No Buyer Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.
(f)   Minimum Cash.   As of the Effective Time, the Aggregate Cash Proceeds after giving effect to (i) the Transaction Expenses, subject to a maximum of $35,000,000 for Company Transaction Expenses and (ii) the repayment of any Unpaid SPAC Fees, shall not be less than $450,000,000.00 (this Section 9.3(f) being the “Minimum Available Cash Condition”).
(g)   Resignation.   All members of the Buyer Board shall have executed written resignations effective as of the Effective Time.
(h)   Post-Closing Board.   The initial Buyer Board of Directors (the “Board”) shall consist of nine (9) members, eight (8) of which shall be designated by the Sellers in the Sellers’ sole discretion and one (1) member, who qualifies as independent under the rules set forth by NYSE, shall be designated by the Sponsor (such member to be reasonably acceptable to the Sellers). The membership of the Board shall satisfy all requisite exchange or other requirements with respect to independence, diversity and otherwise.
ARTICLE X
TERMINATION, AMENDMENT AND WAIVER
10.1   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the equity holders of the Company or the Buyer, as follows:
(a)   by mutual written consent of the Buyer and the Company;
(b)   by either the Buyer or the Company if the Effective Time shall not have occurred prior to February 17, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;
(c)   by either the Buyer or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;
(d)   by the Buyer if the Company shall have failed to obtain the Company Member Approval within ten (10) days after the Registration Statement becomes effective;
(e)   by the Company if the Buyer shall have failed to obtain the Buyer Stockholder Approval within forty-five (45) days after the Registration Statement becomes effective (taking into account Buyer’s right to postpone or adjourn the Buyer Stockholders’ Meeting on one or more occasions pursuant to Section 8.2).;
(f)   by the Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a) and 9.2(b) would not be satisfied (“Terminating Company Breach”); provided that the Buyer has not waived such Terminating Company Breach and the Buyer and Newco are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, the Buyer may not terminate this Agreement under this Section 10.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Buyer to the Company; or
(g)   by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Buyer and Newco set forth in this Agreement, or if any representation or warranty of the Buyer and Newco shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) and Section 9.3(c) would not be satisfied (“Terminating Buyer Breach”); provided that the Company has not waived such Terminating Buyer Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Buyer Breach is curable by the Buyer and Newco, the Company may not terminate this Agreement under this Section 10.1(g) for so long as the Buyer and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the Buyer.
10.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any Party or its respective Affiliates or Representatives, except as set forth in Section 10.2, Article XI, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a Party.
10.3   Amendment.   This Agreement may be amended by the Parties at any time prior to the Effective Time in whole or in part, only by a duly authorized instrument in writing signed by each of the Parties.
10.4   Waiver.   At any time prior to the Effective Time, (a) the Buyer may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the Buyer or Newco, (ii) waive any inaccuracy in the representations and warranties of the Buyer or Newco contained herein or in any document delivered by the Buyer or Merger pursuant hereto and (iii) waive compliance with any agreement of the Buyer or Newco or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI
GENERAL PROVISIONS
11.1   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):
if to the Buyer or Newco:
Aldel Financial Inc.
105 S Maple Street
Itasca, IL 60143
Attention: Hassan Baqar
Email: hbaqar@sequoiafin.com
with a copy to:
Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com
if to the Company:
The Hagerty Group, LLC
P.O. Box 1303
Traverse City, MI 49685-1303
Attention: Barbara Matthews
E-mail: bmatthews@hagerty.com
with copies to:
Sidley Austin LLP
One South Dearborn St.
Chicago, IL 60603
Attention: Sean Keyvan; William Howell; Jonathan Blackburn
E-mail: skeyvan@sidley.com; bhowell@sidley.com; jblackburn@sidley.com
11.2   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI and any corresponding definitions set forth in Article I.
11.3   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

11.4   Entire Agreement; Assignment.   This Agreement and the Additional Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.4(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.
11.5   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
11.6   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.7   Waiver of Jury Trial.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the Parties (a) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.7.
11.8   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
11.9   Counterparts; Electronic Delivery.   This Agreement and each other Transaction Document may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Transaction Document or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
11.10   Specific Performance.   The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
11.11   No Recourse.   Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.2), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.
[Signature Page Follows]

IN WITNESS WHEREOF, the Buyer, Newco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ALDEL FINANCIAL INC.
By:
/s/ Hassan Baqar

Name: Hassan Baqar
Title: Chief Financial Officer
[Signature Page to Business Combination Agreement]
ALDEL MERGER SUB LLC
By ALDEL FINANCIAL INC., its Sole Member
By:
/s/ Hassan Baqar

Name: Hassan Baqar
Title: Chief Financial Officer
[Signature Page to Business Combination Agreement]
The Hagerty Group, LLC
By:
/s/ McKeel Hagerty

Name: McKeel Hagerty
Title: Chief Executive Officer
[Signature Page to Business Combination Agreement]

Exhibit A
Certificate of Incorporation

Exhibit B
Bylaws

Exhibit C
Sponsor Letter Agreement

Exhibit D
Form of Registration Rights Agreement

Exhibit E
Form of Lock-up Agreement

Exhibit F
Form of Tax Receivable Agreement

Exhibit G
Form of Amended and Restated Warrant Agreement

Exhibit H
Form of OpCo LLCA

ANNEX B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HAGERTY, INC.,
a Delaware corporation
Hagerty, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
A.   The name of the Corporation is Hagerty, Inc. The Corporation was originally incorporated under the name Aldel Financial Inc. The Corporation’s original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on December 23, 2020. The Corporation’s amended and restated certification of incorporation was filed with the office of the Secretary of State of the State of Delaware on April 8, 2021.
B.   This second amended and restated certificate of incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and restates and amends the provisions of the Corporation’s amended and restated certificate of incorporation and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
C.   The text of the amended and restated certificate of incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Corporation is Hagerty, Inc.
ARTICLE II
REGISTERED OFFICE
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
CAPITAL STOCK
4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001, that the Corporation is authorized to issue is 820,000,000 shares, consisting of (a) 800,000,000 shares of common stock (“Common Stock”), including (i) 500,000,000 shares of Class A common stock (the “Class A Common Stock”), and (ii) 300,000,000 shares of Class V common stock (the “Class V Common Stock”), and (b) 20,000,000 shares of preferred stock (the “Preferred Stock”).
4.2   Increase or Decrease in Authorized Capital Stock.   The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.4 of this Certificate of Incorporation.
4.3   Common Stock.
(a)   Voting.
(i)   The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Class A Common Stock are entitled to vote. The holders of shares of Class A Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Class V Common Stock and Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Class A Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of shares of Class A Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.
(ii)   The holders of shares of Class V Common Stock shall be entitled to ten (10) votes for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Class V Common Stock are entitled to vote. The holders of shares of Class V Common Stock shall not have cumulative voting rights. Except as otherwise required by law or this Certificate of Incorporation, and subject to the rights of the holders of shares of Class A Common Stock and Preferred Stock, if any, at any annual or special meeting of the stockholders of the Corporation, the holders of shares of Class V Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
(b)   Exchange of Class V Common Stock.
(i)   Voluntary Redemption.   Shares of Class V Common Stock shall be exchangeable for shares of Class A Common Stock on the terms and subject to the conditions set forth in (A) the Fourth Amended and Restated Limited Liability Company Agreement of The Hagerty Group, LLC, dated as of [•], 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”), and (B) the Exchange Agreement dated as of [•], 2021, as it may be amended from time to time in accordance with its terms (the “Exchange Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class V Common Stock for Class A Common Stock pursuant to the LLC Agreement and the Exchange Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the LLC Agreement and the Exchange Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such exchange of shares of Class V Common Stock pursuant to the LLC Agreement and the Exchange Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class V Common Stock upon such exchange, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or the Exchange Agreement, as applicable, or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such exchange shall, upon issuance in accordance with the LLC Agreement and the Exchange Agreement, be validly issued, fully paid and non-assessable. All shares of Class V Common Stock redeemed shall be cancelled.

(ii)   Termination of Voting Preference.   Each one (1) share of Class V Common Stock shall automatically, without any further action, cease to be entitled to ten (10) votes and thereafter be entitled to one (1) vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of shares of Class V Common Stock are entitled to vote on the earlier of (A) the date that is the fifteen (15) year anniversary of the date on which this Certificate of Incorporation becomes effective under the DGCL (the “Effective Date”) and (B) the date on which such share is Transferred other than to a Qualified Transferee.
(c)   Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the board of directors of the Corporation (the “Board”) from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.
(d)   In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of shares of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. The holders of shares of Class V Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
(e)   No holder of shares of Common Stock shall (in its capacity as such and without limiting any contractual rights) be entitled to preemptive or subscription rights.
4.4   Preferred Stock.
(a)   The Board is expressly authorized to issue from time to time shares of Preferred Stock in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certification of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of Preferred Stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
(b)   The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, stated in this Certificate of Incorporation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
4.5   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any share of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

4.6   Definitions.   As used in this Article IV, the following terms shall have the following meanings:
(a)   “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).
(b)   “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).
(c)   “Family Group” means Kim Hagerty, Tammy Hagerty, McKeel Hagerty or any of such person’s respective Family Members or any person with respect to which one more members of the Family Group have Voting Control.
(d)   “Family Member” means a spouse, sibling or spouse of a sibling, lineal descendant (whether natural or adopted) or spouse of a lineal descendant, or any trust created for the benefit of any such individual or of which any of the foregoing is a beneficiary.
(e)   “Qualified Entity” means, with respect to a Qualified Stockholder: (i) a Qualified Trust solely for the benefit of (A) such Qualified Stockholder, or (B) one or more Family Members of such Qualified Stockholder; (ii) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder or (C) any other Qualified Entity of such Qualified Stockholder; (iii) any Charitable Trust validly created by a Qualified Stockholder; (iv) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; and (v) any 501(c) Organization or Supporting Organization over which (A) such Qualified Stockholder, (B) one or more Family Members of such Qualified Stockholder or (C) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.
(f)   “Qualified Stockholder” means (i) any member of the Family Group, (ii) Markel Corporation, a Virginia corporation, or (iii) a Qualified Transferee of the foregoing.
(g)   “Qualified Transfer” means any Transfer of a share of Common Stock: (i) by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder; (ii) by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or (iii) by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a Supporting Organization and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class V Common Stock is Transferred to it, that such share of Class V Common Stock shall automatically be converted into Class A Common Stock upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.
(h)   “Qualified Transferee” means a Transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.
(i)   “Qualified Trust” means a bona fide trust where each trustee is (i) a Qualified Stockholder, (ii) a Family Member of a Qualified Stockholder or (iii) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
(j)   “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(k)   “Transfer” means to voluntarily or involuntarily, transfer, sell, pledge or hypothecate or otherwise dispose of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
(l)   “Voting Control” (i) with respect to a share of Common Stock means the power, directly or indirectly, to vote or direct the voting of such share by proxy, voting agreement or otherwise and (ii) with respect to any person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any person owning a majority of the voting power of the voting securities of another person shall be deemed to have voting control of that person.
ARTICLE V
BOARD OF DIRECTORS
5.1   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board.
5.2   Number of Directors; Election; Term.
(a)   The number of directors that shall constitute the entire Board shall not be less than seven (7) nor more than eleven (11). Without limiting the rights of any party to the Investor Rights Agreement, dated on or about the Effective Date, among the Corporation and the other persons party thereto (as such agreement may be amended from time to time) (the “Investor Rights Agreement”), within such limit, the number of members of the entire Board shall be fixed, from time to time, exclusively by the Board in accordance with the bylaws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “Bylaws”), subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if any.
(b)   Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the rights of any party to the Investor Rights Agreement, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.
(c)   Elections of directors need not be by written ballot unless the Bylaws shall so provide.
(d)   Notwithstanding any of the other provisions of this Article V, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of designation for such series of Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of this Article V, then upon commencement and for the duration of the period during which such right continues: (i) the then-otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to such director’s earlier death, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such series of stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation or removal of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.
5.3   Removal.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the rights of any party to the Investor Rights Agreement with respect to the election and removal of directors, a director may be removed from office (a) prior to a Control Trigger Event (as defined below), for any reason by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (b) after a Control Trigger Event, by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. “Control Trigger Event” means the Family Group ceasing to own at least fifty percent (50%) of the voting power of the corporation.
5.4   Vacancies and Newly Created Directorships.   Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors and the rights of any party to the Investor Rights Agreement, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, at any meeting of the Board and not by the stockholders. A person so elected by the Board to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such person shall have been assigned by the Board and until such person’s successor shall be duly elected and qualified or until such director’s earlier death, resignation or removal.
ARTICLE VI
AMENDMENT OF BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws. The Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that following a Control Trigger Event, the Bylaws may only be adopted, amended, altered or repealed by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII
STOCKHOLDERS
7.1   Action by Written Consent of Stockholders.   Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation may be effected (a) at a duly called annual or special meeting of the stockholders of the Corporation or (b) until a Control Trigger Event has occurred, by written consent in lieu of a meeting.
7.2   Special Meetings.   Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairperson of the Board, the chief executive officer (or his or her designee) of the Corporation or the Board, and until a Control Trigger Event has occurred..
7.3   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE VIII
LIMITATION OF LIABILITY AND INDEMNIFICATION
8.1   Limitation of Personal Liability.   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
8.2   Indemnification and Advancement of Expenses.   The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. A director’s right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation under this Article VIII or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or any director’s rights to advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer, or advance expenses of any director, (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.
8.3   Non-Exclusivity of Rights.   The rights to indemnification and advancement of expenses conferred in Section 8.2 of this Certificate of Incorporation shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
8.4   Insurance.   To the fullest extent authorized or permitted by the DGCL, the Corporation may purchase and maintain insurance on behalf of any current or former director or officer of the Corporation against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or otherwise.
8.5   Persons Other Than Directors and Officers.   This Article VIII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 8.2 of this Certificate of Incorporation or to advance expenses to persons other than directors of the Corporation.
8.6   Effect of Modifications.   Any amendment, repeal or modification of any provision contained in this Article VIII shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.
ARTICLE IX
MISCELLANEOUS
9.1   Forum for Certain Actions.
(a)   Forum.   Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended.
(b)   Personal Jurisdiction.   If any action the subject matter of which is within the scope of subparagraph (a) of this Section 9.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce subparagraph (a) of this Section 9.1 (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
(c)   Enforceability.   If any provision of this Section 9.1 shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.1, and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
(d)   Notice and Consent.   For the avoidance of doubt, any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1.
9.2   Amendment.   The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 9.2.   In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, upon a Control Trigger Event the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Certificate of Incorporation inconsistent with the purpose and intent of Article V, Article VI, Article VII or this Article IX (including, without limitation, any such Article as renumbered as a result of any amendment, alternation, repeal or adoption of any other Article).
9.3   Severability.   If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [•] day of [•], 2021.

By:
Its:

ANNEX C
HAGERTY, INC.
2021 STOCK INCENTIVE PLAN
I. INTRODUCTION
1.1   Purposes.   The purposes of the Hagerty, Inc. 2021 Stock Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors, officers, other employees, consultants, independent contractors and agents and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
1.2   Certain Definitions.
“Agreement” shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.
“Board”shall mean the Board of Directors of the Company.
“Change in Control” shall have the meaning set forth in Section 5.8(b).
“Code”shall mean the Internal Revenue Code of 1986, as amended.
“Committee” shall mean the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.
“Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company, and all rights appurtenant thereto.
“Company” shall mean Hagerty, Inc., a corporation organized under the laws of the State of Delaware, or any successor thereto.
“Company Voting Securities” shall have the meaning set forth in Section 5.8(b)(1).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.
“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Hagerty Holders” shall mean [McKeel O. Hagerty, his siblings, their respective lineal descendants (whether natural or adopted), any of their spouses, former spouses, domestic partners or former domestic partners (collectively, the “Hagerty Family Members”) and any estate, trust, guardianship, custodianship, or other fiduciary organization for the primary benefit of one or more Hagerty Family Members (including any charitable organization or trust gifts that qualify for federal tax charitable deductions under the Code) and any business entity owned or controlled by one or more Hagerty Family Members.
“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.
“Incumbent Directors” shall have the meaning set forth in Section 5.8(b)(4).
“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.
“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.
“Other Stock Award” shall mean an award granted pursuant to Section 3.4 of the Plan.
“Performance Award” shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award, Other Stock Award or Performance Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company (except with respect to the total shareholder return and earnings per share criteria) or individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; increase in stockholder value; earnings per share; return on or net assets; return on equity; return on investments; return on capital or invested capital; total stockholder return; earnings or income of the Company before or after taxes and/or interest; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA margin; operating income; revenues; operating expenses, attainment of expense levels or cost reduction goals; market share; cash flow, cash flow per share, cash flow margin or free cash flow; interest expense; economic value created; gross profit or margin; operating profit or margin; net cash provided by operations; price-to-earnings growth; and strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, customer acquisition, business expansion, cost targets, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation, supervision of information technology, quality and quality audit scores, efficiency, and acquisitions or divestitures, or such other goals as the Committee may determine whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, foreign exchange gains and losses, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time.
“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.
“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.
“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.
“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.
“SAR”shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.
“Stock Award” shall mean a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award.
“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
“Substitute Award” shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent set forth in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.
“Tax Date” shall have the meaning set forth in Section 5.5.
“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3   Administration.   This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards in the form of Restricted Stock, Restricted Stock Units or Other Stock Awards; and (iv) Performance Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.
The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
1.4   Eligibility.   Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, consultants, independent contractors, agents, and persons expected to become officers, other employees, Non-Employee Directors, consultants, independent contractors and agents of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as otherwise provided for in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary, and references to employment shall include service as a Non-Employee Director, consultant, independent contractor or agent. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during an approved leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be awarded or granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $[            ].

1.5   Shares Available.   Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Plan, [           ] shares of Common Stock shall initially be available for all awards under this Plan, other than Substitute Awards. Subject to adjustment as provided in Section 5.7, no more than [         ] shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. The number of shares of Common Stock available under the Plan shall increase annually on the first day of each calendar year, beginning with the calendar year ending December 31, 2022, and continuing until (and including) the calendar year ending December 31, 2031, with such annual increase equal to the lesser of (i) [      ]% of the number of shares of Stock issued and outstanding on December 31 of the immediately preceding fiscal year and (ii) an amount determined by the Board. The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock that become subject to outstanding options, outstanding Free-Standing SARs, outstanding Stock Awards and outstanding Performance Awards denominated in shares of Common Stock, other than Substitute Awards.
To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award or Performance Award granted under the Plan, other than Substitute Awards, are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR cancelled upon exercise of a related option)or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. In addition, shares of Common Stock subject to an award under this Plan shall again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR or (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award. Notwithstanding the foregoing, shares repurchased by the Company on the open market with the proceeds of an option exercise shall not again be available for issuance under this Plan.
The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).
Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1   Stock Options.   The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)   Number of Shares and Purchase Price.   The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
(b)   Option Period and Exercisability.    The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.
(c)   Method of Exercise.   An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the participant. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.2   Stock Appreciation Rights.   The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a)   Number of SARs and Base Price.   The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).
Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.
(b)   Exercise Period and Exercisability.   The period for the exercise of an SAR shall be determined by the Committee; provided, however, that (i) no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and (ii) no Free-Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(c)   Method of Exercise.   A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).
2.3   Termination of Employment or Service.   All of the terms relating to the exercise, cancellation or other disposition of an option or SAR (i) upon a termination of employment with or service to the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
2.4   Repricing.   The Committee shall not, without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation.
2.5   No Dividend Equivalents.   Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.
III. STOCK AWARDS
3.1   Stock Awards.   The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award or, in the case of an Other Stock Award, the type of award being granted.
3.2   Terms of Restricted Stock Awards.   Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)   Number of Shares and Other Terms.   The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.
(b)   Vesting and Forfeiture.   The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)   Stock Issuance.   During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.
(d)   Rights with Respect to Restricted Stock Awards.   Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that any dividends or distributions payable with respect to the shares of Common Stock subject to a Restricted Stock Award shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3   Terms of Restricted Stock Unit Awards.   Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)   Number of Shares and Other Terms.   The number of shares of Common Stock subject to a Restricted Stock Unit Award, including the number of shares that are earned upon the attainment of any specified Performance Measures, and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.
(b)   Vesting and Forfeiture.   The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c)   Settlement of Vested Restricted Stock Unit Awards.   The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.
3.4   Other Stock Awards.   Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation shares of Common Stock granted as a bonus and not subject to any vesting conditions, dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards shall be subject to the same vesting conditions as the underlying awards.
3.5   Termination of Employment or Service.   All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
IV. PERFORMANCE AWARDS
4.1   Performance Awards.   The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.
4.2   Terms of Performance Awards.   Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a)   Value of Performance Awards and Performance Measures.   The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.

(b)   Vesting and Forfeiture.   The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.
(c)   Settlement of Vested Performance Awards.   The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same performance-based vesting restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.
4.3   Termination of Employment or Service.   All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
V. GENERAL
5.1   Effective Date and Term of Plan.   This Plan shall be submitted to the stockholders of the Company for approval at a special meeting of stockholders in 2021 and shall become effective as of the date on which the Plan was approved by stockholders. This Plan shall terminate on the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.
Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan and any awards hereunder shall be void and of no force or effect.
5.2   Amendments.   The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the Non-Employee Director compensation limit set forth in Section 1.4; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
5.3   Agreement.   Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, to the extent required by the Company, executed or electronically accepted by the recipient of such award. Upon such execution or acceptance and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.
5.4   Non-Transferability.   No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes, a charitable organization designated by the holder or pursuant to a domestic relations order, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
5.5   Tax Withholding.   The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, in either case equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the participant has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the applicable statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.
5.6   Restrictions on Shares.   Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
5.7   Adjustment.   In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Stock Award (including the number and class of securities subject thereto), the terms of each outstanding Performance Award (including the number and class of securities subject thereto, if applicable), the maximum number of securities with respect to which options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures or a Performance Award, as set forth in Section 1.6, shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
5.8   Change in Control.
(a)   Subject to the terms of the applicable award Agreements, in the event of a “Change in Control,” the Board, as constituted prior to the Change in Control, may, in its discretion:
(1)   require that (i) some or all outstanding options and SARs shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment, (ii) the Restriction Period applicable to some or all outstanding Stock Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment, (iii) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (iv) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target, maximum or any other level;
(2)   require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control (or a parent corporation thereof) or other property be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 5.7; and/or
(3)   require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the number of shares of Common Stock then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 5.8(a)(i); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control (or a parent corporation thereof) or other property, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares or other property pursuant to clause (ii) above.
(b)   For purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:
(1)   any transaction or series of transactions in which any Person becomes the direct or indirect Beneficial Owner, by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 35% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (“Company Voting Securities”) (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation); provided, however, that the following acquisitions shall not be deemed to be a Change of Control: (i) acquisitions by the Company or any Subsidiary; (ii) acquisitions by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iii) acquisitions by any underwriter temporarily holding securities pursuant to an offering of such securities; (iv) an acquisition by any combination of Hagerty Holders; or (v) any acquisition pursuant to a transaction described in subparagraph (2) of this definition;

(2)   any merger or consolidation or reorganization of the Company other than a merger, consolidation or reorganization (i) immediately following which those individuals who, immediately prior to the consummation of such merger, consolidation or reorganization, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, (ii) which results in the Company Voting Securities outstanding immediately prior to such merger, consolidation or reorganization continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, greater than 50% of the combined voting power of the securities of the Company (or such surviving entity or any parent thereof) outstanding immediately after such merger or consolidation, and (iii) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the then outstanding Company Voting Securities;
(3)   any transaction or series of transactions in which all or substantially all of the Company’s assets are sold;
(4)    during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any Person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director.
provided, that with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (1), (2), (3) or (4) also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
Solely for purposes of this definition, the following terms shall have the meaning specified: (A) “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act; (B) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are reflected on a Schedule 13G; and (C) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (w) the Company or any of its Affiliates; (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (y) an underwriter temporarily holding securities pursuant to an offering of such securities; or (z) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
5.9   Deferrals.   The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.
5.10   No Right of Participation, Employment or Service.   Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

5.11   Rights as Stockholder.   No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.
5.12   Designation of Beneficiary.   To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder’s lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder’s executor, administrator, legal representative or similar person.
5.13   Awards Subject to Clawback.   The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
5.14   Governing Law.   This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
5.15   Foreign Employees.   Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside of the United States on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

ANNEX D
HAGERTY, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.
Purpose.   The purpose of the Plan is to provide Employees with opportunities to purchase common stock of the Company at a discounted purchase price, thereby encouraging increased efforts to promote the interests of the Company and its stockholders. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code with respect to Section 423 Offerings. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in Section 423 Offerings in a manner consistent with the requirements of Section 423 of the Code.

2.
Definitions.

(a)
“Board” means the Board of Directors of the Company.

(b)
“Brokerage Account” means the account in which the Purchased Shares are held.

(c)
“Business Day” means a day on which the New York Stock Exchange is open for trading.

(d)
“Code” means the Internal Revenue Code of 1986, as amended.

(e)
“Committee” means the Compensation Committee of the Board or the designee of the Compensation Committee.

(f)
“Company” means Hagerty, Inc., a Delaware corporation.

(g)
“Compensation” means a Participant’s base salary or wages, overtime pay, commissions, cash bonuses, and vacation, holiday, and sick pay. Compensation does not include any other forms of compensation, such as income related to stock option awards, stock grants, and other equity incentive awards, expense reimbursements, relocation-related payments, employee benefit plan payments, death benefits, income from non-cash and fringe benefits, and severance.

(h)
“Employee” means any individual who is a common law employee of the Company or any Participating Subsidiary whose customary employment with such entity is for (i) at least 20 hours per week and (ii) more than 5 months per calendar year. Employment shall be treated as continuing while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, as appropriate, and in the case of a Section 423 Offering, only to the extent permitted under Section 423 of the Code. For purposes of the Plan, an individual who performs services for the Company or a Participating Subsidiary pursuant to an agreement that classifies such individual’s relationship with the Company or a Participating Subsidiary as other than a common law employee shall not be considered an “employee” with respect to any period preceding the date on which a court or administrative agency issues a final determination that such individual is an “employee.”

(i)
“Enrollment Date” means the first Business Day of each Offering Period.

(j)
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)
“Exercise Date” means the last Business Day of each Offering Period.

(l)
“Fair Market Value” means the closing transaction price of a Share as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Shares are not listed on the New York Stock Exchange, the closing transaction price of a Share on the principal national stock exchange on which the Shares are traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Shares are not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.
(m)
“Non-Section 423 Offering” means an Offering that is not intended to qualify under Section 423 of the Code.

(n)
“Offering” means an offer of an Option under the Plan that may be exercised on the Exercise Date of an Offering Period. Unless otherwise specified by the Committee, each such offer shall be deemed a separate Offering, even if the dates and other terms of the separate Offerings are identical, and the provisions of the Plan shall separately apply to each Offering. To the extent permitted by Section 423 of the Code, the terms of each separate Section 423 Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy Section 423 of the Code. The terms of each separate Non-Section 423 Offering need not be identical in any case.

(o)
“Offering Period” means every 3-month period beginning each January 1st, April 1st, July 1st, and October 1st or any other period designated by the Committee that does not exceed 27 months. The Committee shall determine the commencement of the first Offering Period under the Plan.

(p)
“Option” means an option granted under the Plan that entitles a Participant to purchase Shares.

(q)
“Participant” means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

(r)
“Participating Subsidiary” means each Subsidiary that is listed on Schedule A hereto and each other Subsidiary designated by the Board or the Committee as a Participating Subsidiary.

(s)
“Plan” means this Hagerty, Inc. Employee Stock Purchase Plan.

(t)
“Purchase Account” means the account used to purchase Shares through the exercise of Options under the Plan.

(u)
“Purchase Price” means the lesser of (A) 95% of the Fair Market Value of a Share on the Enrollment Date and (B) 95% of the Fair Market Value of a Share on the Exercise Date, unless the Committee communicates a different per share Purchase Price to Participants prior to the beginning of the Offering Period that is no less than the lesser of (A) 85% of the Fair Market Value of a Share on the Enrollment Date and (B) 85% of the Fair Market Value of a Share on the Exercise Date.

(v)
“Purchased Shares” means the full Shares issued or delivered pursuant to the exercise of Options under the Plan.

(w)
“Section 423 Offering” means an Offering that is intended to qualify under Section 423 of the Code.

(x)
“Securities Act” means the Securities Act of 1933, as amended.

(y)
“Shares” means the common stock, par value $0.01 per share, of the Company.

(z)
“Subsidiary” means an entity, domestic or foreign, of which not less than 50% of the voting equity is held by the Company or a Subsidiary, whether or not such entity now exists or is hereafter organized or acquired by the Company or a Subsidiary, provided that such entity is also a “subsidiary” within the meaning of Section 424 of the Code.

(aa)
“Termination Date” means the date on which a Participant terminates employment or on which the Participant ceases to provide services to the Company or a Subsidiary as an employee for any reason.

3.
Eligibility.

(a)
Only Employees shall be eligible to be granted Options, and in no event may a Participant be granted an Option following the Participant’s Termination Date.

(b)
Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an Option if (A) immediately after the grant, the Employee (or any other person whose stock would be attributed to the Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding Options or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Subsidiaries, or (B) the Option would permit the Employee to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time. For purposes of applying the limit described in clause (B) above to a Participant in a Non-Section 423 Offering who is employed outside of the U.S., the exchange rate shall be determined on the last day of the applicable Offering Period. No Participant may purchase more than [•] Shares during any Offering Period.

4.
Option Exercise.   Options shall be exercised on behalf of Participants in the Plan every Exercise Date, using payroll deductions that have accumulated in the Participants’ Purchase Accounts during the immediately preceding Offering Period or that have been retained from a prior Offering Period pursuant to Section 8 of the Plan.

5.
Participation.

(a)
An Employee shall be eligible to participate on the first Enrollment Date that occurs at least 90 calendar days after the Employee’s first date of employment with the Company or a Participating Subsidiary by properly completing and submitting an election form by the deadline prescribed by the Company. Participation in the Plan is voluntary.

(b)
An Employee who does not become a Participant on the first Enrollment Date on which the Employee is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Company.

(c)
Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period, unless sooner terminated as provided in Section 12 or Section 13 of the Plan.

6.
Payroll Deductions.

(a)
A Participant may elect to have payroll deductions made during an Offering Period equal to no less than 1% of the Participant’s Compensation, up to a maximum of 50% (or any greater amount established by the Committee). The amount of such payroll deductions shall be in whole percentages. All payroll deductions made by a Participant shall be credited to the Participant’s Purchase Account. A Participant may not make any additional payments into the Participant’s Purchase Account. All such payroll deductions shall be made from the Participant’s Compensation after deduction of any tax, social security, and national insurance contributions.

(b)
A Participant may not increase or decrease the rate of payroll deductions during an Offering Period. A Participant may change the Participant’s payroll deduction percentage under subsection (a) above for any subsequent Offering Period by properly completing and submitting an election change form in accordance with the procedures prescribed by the Committee. The change in amount shall be effective as of the first Enrollment Date following the date of filing of the election change form. In the absence of such a change in election described in this subsection (b), the Participant’s most recently elected payroll deduction percentage shall continue in effect for any subsequent Offering Period.

(c)
Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the

Code and Section 3(b) of the Plan, a Participant’s payroll deductions may be decreased to 0% at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in the Participant’s election form at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 12 of the Plan.
7.
Grant of Option.   On the applicable Enrollment Date, each Participant in an Offering Period shall be granted an Option to purchase, on the following Exercise Date, a number of full Shares determined by dividing (a) the Participant’s payroll deductions accumulated prior to the Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by (b) the applicable Purchase Price.

8.
Exercise of Option.   A Participant’s Option shall be exercised automatically on the Exercise Date, and the maximum number of Shares subject to the Option shall be purchased for the Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participant’s Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account that are not sufficient to purchase a full Share shall be retained in the Purchase Account for the next subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 12 of the Plan. All other payroll deductions accumulated in a Participant’s Purchase Account and not used to purchase Shares on an Exercise Date shall be distributed to the Participant. During a Participant’s lifetime, a Participant’s Option is exercisable only by the Participant. The Company shall satisfy the exercise of all Participants’ Options for the purchase of Shares through (a) the issuance of authorized but unissued Shares, (b) the transfer of treasury Shares, (c) the purchase of Shares on behalf of the applicable Participants on the open market through an independent broker, or (d) a combination of the foregoing.

9.
Issuance of Stock.   The Shares purchased by a Participant shall be issued in book entry form and shall be considered to be issued and outstanding to the Participant’s credit as of the end of the last day of each Offering Period. The Committee may permit or require that shares be deposited directly in a Brokerage Account with one or more brokers designated by the Committee or to one or more designated agents of the Company, and the Committee may use electronic or automated methods of share transfer. The Committee may require that Shares be retained with such brokers or agents for a designated period of time and may establish other procedures to permit tracking of disqualifying dispositions of such Shares. The Committee may also impose a transaction fee with respect to a sale of Shares issued to a Participant’s credit and held by such a broker or agent. The Committee may permit Shares purchased under the Plan to participate in a dividend reinvestment plan or program maintained by the Company, and the Committee may establish a default method for the payment of dividends.

10.
Approval by Stockholders.   Notwithstanding the above, the Plan was expressly made subject to the approval of the stockholders of the Company within 12 months before or after the date the Plan was adopted by the Board, and such stockholder approval was obtained in the manner and to the degree required under applicable federal and state law.

11.
Administration.

(a)
Powers and Duties of the Committee.   The Plan shall be administered by the Committee. Subject to the provisions of the Plan and Section 423 of the Code and the regulations thereunder, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options, and the number of Shares subject to each Option. The Committee also shall have the discretionary authority to do everything necessary and appropriate to administer the Plan, including by interpreting the provisions of the Plan (consistent with the provisions of Section 423 of the Code). The Committee may delegate its duties and authority to any of the Company’s officers or employees as it determines to be appropriate. All actions, decisions, determinations, and interpretations by the Committee or its delegate with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs, and legatees. No member of the Board or the Committee, and no officer or director to whom the Committee has delegated its duties and authority, shall be liable for any action, decision, determination, or interpretation made in good faith with respect to the Plan or any Option. Each Section 423 Offering shall be administered so as to ensure that all Participants have the same rights and privileges provided by Section 423(b)(5) of the Code.
(b)
Brokerage Firm or Financial Institution.   The Company, the Board, or the Committee may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under the Plan. Such duties may include mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing proper tax returns and forms (including information returns) with the appropriate tax authorities and providing to each Participant statements as required by law or regulation.

(c)
Indemnification.   Each person who is or has been (A) a member of the Board, (B) a member of the Committee, or (C) an officer or employee of the Company to whom authority was delegated in relation to the Plan shall be indemnified and held harmless by the Company against and from all (x) losses, costs, liabilities, and expenses that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, suit, proceeding, or other action to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan (any “Action”) and (y) amounts paid by such person in settlement of any Action, with the Company’s approval, or paid by such person in satisfaction of any judgment in any Action, provided that in any case such person gives the Company an opportunity, at its own expense, to handle and defend the Action before such person undertakes to handle and defend the Action on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.
12.
Withdrawal.   A Participant may withdraw from the Plan by properly completing and submitting to the Company a withdrawal form in accordance with the procedures prescribed by the Committee, which must be submitted prior to the date specified by the Committee before the last day of the applicable Offering Period. Upon withdrawal, any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan shall be returned to the Participant. No further payroll deductions for the purchase of Shares shall be made during subsequent Offering Periods, unless the Participant properly completes and submits an election form by the deadline prescribed by the Company. A Participant’s withdrawal from an offering shall not have any effect upon the Participant’s eligibility to participate in the Plan or in any similar plan that may hereafter be adopted by the Company.

13.
Termination of Employment.   On a Participant’s Termination Date occurring prior to an Exercise Date, the corresponding payroll deductions credited to the Participant’s Purchase Account shall be returned to the Participant or, in the case of the Participant’s death, to the person or persons entitled to such credited payroll deductions under Section 16, and the Participant’s Option shall be automatically terminated.

14.
Interest.   No interest shall accrue on the payroll deductions of a Participant in the Plan.

15.
Stock.

(a)
The stock subject to Options shall be Shares as traded on the New York Stock Exchange or on any other exchange that the Shares may be listed.

(b)
Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 of the Plan, the maximum number of Shares available for sale under the Plan shall be [•] Shares. On a given Exercise Date, if the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.
(c)
A Participant shall have no interest or voting right in Shares covered by the Participant’s Option until the Option is exercised and the Participant becomes a holder of record of Shares acquired pursuant to such exercise.

16.
Designation of Beneficiary.   To the extent permitted by applicable law, the Committee may permit Participants to designate beneficiaries to receive any Purchased Shares or payroll deductions in the Participant’s Purchase Account in the event of the Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the Purchased Shares and payroll deductions shall be distributed to the Participant’s estate.

17.
Assignability of Options.   Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 16 of the Plan) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 12 of the Plan.

18.
Adjustment of Number of Shares Subject to Options.

(a)
Adjustment.   Subject to any required action by the stockholders of the Company, the maximum number of securities available for purchase under the Plan, as well as the price per security and the number of securities covered by each Option that has not yet been exercised shall be appropriately adjusted in the event of any a stock split, reverse stock split, stock dividend, combination, or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company, excluding the conversion of any convertible securities of the Company. Such adjustment shall be made by the Board or the Committee, whose determination shall be final, binding, and conclusive. If any such adjustment would result in a fractional security being available under the Plan, such fractional security shall be disregarded. Except as expressly provided in this Section 18(a), no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. The Options granted pursuant to a Section 423 Offering shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(b)
Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the Board may either provide for the purchase of Shares as of the date on which such Offering Period terminates or return to each Participant the payroll deductions credited to the Participant’s Purchase Account.

(c)
Merger or Asset Sale.   In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the Board determines, in the exercise of its sole discretion, that in lieu of such assumption or substitution to either terminate all outstanding Options and return to each Participant the payroll deductions credited to such Participant’s Purchase Account or to provide for the Offering Period in progress to end on a date prior to the consummation of such sale or merger.

19.
Amendments to and Termination of the Plan.

(a)
The Board or the Committee may at any time and for any reason amend, modify, suspend, discontinue, or terminate the Plan without notice, provided that no Participant’s existing rights with respect to existing Options are adversely affected. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation, or stock exchange rule), the Company shall obtain stockholder approval in any manner and to any degree required.

(b)
Without stockholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Board or the Committee may (A) change the Purchase Price or Offering Periods, (B) limit or increase the frequency or number of changes in the amount withheld during an Offering Period, (C) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (D) permit payroll withholding in an amount less or greater than the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, (E) establish reasonable waiting and adjustment periods or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, (F) and establish other limitations or procedures that the Board or the Committee determines in its sole discretion advisable and consistent with the Plan, except that changes to (1) the Purchase Price, (2) the Offering Period, (3) the maximum percentage of Compensation that may be deducted pursuant to Section 6(a) of the Plan, or (4) the maximum number of Shares that may be purchased in an Offering Period shall not be effective until communicated to Participants in a reasonable manner, with the determination of such reasonable manner in the sole discretion of the Board or the Committee.

20.
No Other Obligations.   The receipt of an Option shall not impose any obligation upon a Participant to purchase any Shares covered by the Option. The granting of an Option shall not constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

21.
Notices and Communication.   Any notice or other form of communication that the Company or a Participant may be required or permitted to give to the other shall be provided through means designated by the Committee, which may be through any paper or electronic method.

22.
Conditions for Exercise and Issuance.

(a)
Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto would comply with all applicable law, domestic or foreign, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares are then listed. Issuance of Shares with respect to an Option shall be subject to the approval of the Company’s counsel with respect to such compliance.

(b)
As a condition to the exercise of an Option, the Company may require the person exercising the Option to represent and warrant, at the time of any such exercise, that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of the Company’s counsel, such a representation is required by applicable law as described in subsection (a) above.

23.
General Compliance.   The Plan shall be administered and Options exercised in compliance with the Securities Act, Exchange Act, and all other applicable securities laws and Company policies, including any insider trading policy of the Company.

24.
Term of the Plan.   The Plan shall become effective upon the earlier to occur of its adoption by the Board and its approval by the stockholders of the Company and shall continue in effect until terminated pursuant to Section 19 of the Plan.

25.
Governing Law.   The Plan and all Options shall be construed in accordance with and governed by the laws of the state of Delaware, without reference to choice-of-law principles and subject in all cases to the Code and regulations thereunder.

26.
Non-U.S. Participants.   To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on terms and conditions different from those specified in the Plan, as in the judgment of the Company may be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Company may make modifications or establish procedures or subplans and the like as necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under the Plan in accordance with Treas. Reg. §1.423-2(a).

Schedule A
Participating Subsidiaries

ANNEX E
August 17, 2021
STRICTLY CONFIDENTIAL
Board of Directors
Aldel Financial Inc.
Attn: Mr. Robert I. Kauffman
Ladies and Gentlemen:
We understand that Aldel Financial Inc., a Delaware corporation (“SPAC”) intends to enter into a Business Combination Agreement (the “Business Combination Agreement”), by and among SPAC, Aldel Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of SPAC (Newco”), and The Hagerty Group, LLC, a Delaware limited liability company (together with its subsidiaries, “Company”) (“Transaction”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Business Combination Agreement.
We have been advised that, pursuant to the Business Combination Agreement, (i) Newco will merge with and into the Company, with the Company as the surviving entity in the merger (the Company, following the Transaction is referred to as “OpCo”); and (ii) all of the outstanding Company Equity Interests will automatically be cancelled and cease to exist in exchange for the rights to receive an aggregate amount equal to $3,000,000,000, less the Company Transaction Expense Differential (the “Equity Value”), consisting of (i) a number of non -voting economic units of OpCo (the “Class A Units”) and Class V voting non-economic stock of SPAC (the “Class V Common Stock”) in each case equal to a fraction the numerator of which is the Equity Value minus Secondary Cash Consideration and the denominator of which is $10.00 and (ii) Secondary Cash Consideration.
Concurrently with the execution of the Business Combination Agreement, SPAC will enter into customary and binding subscription agreements with investor to purchase shares of Class A common stock of SPAC (the “Class A Common Stock”) at the closing of the Transaction, for gross proceeds of not less than $700 million at a price of no less than $10.00 per share (the “PIPE”) . In addition to the Class A Common Stock being issued in the PIPE, the PIPE investors will also be issued warrants (“PIPE Warrants”) equal to 18% of Class A common shares being issued in the PIPE without any further subscription proceeds. Each PIPE Warrant will allow the holder to purchase one Class A Common Stock of SPAC at a price of $11.50 per share and will remain exercisable until five (5) years from the date of Closing of the Transaction. The PIPE Warrants will have a cashless exercise. SPAC will have cash on hand in the aggregate amount of not less than $450.0 million , including the net proceeds from the PIPE, cash on the consolidated balance sheet of the Company as of the Closing Date and the amount remaining in the trust account of the SPAC after the redemptions.
You have requested our opinion (the “Opinion”), as investment bankers, as to the fairness of the consideration paid by SPAC in connection with the Transaction from a financial point of view. Our Opinion therefore addresses only the fairness, from a financial point of view, of the consideration paid by SPAC in the Transaction, and we do not express any views on any other terms, aspects, or implications of the Transaction or the Business Combination Agreement, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analyses, , (ii) the redemption obligations of SPAC under its organizational documents (the “Redemption”), (iii) the fairness of the Transaction, or all or any portion of the Total Consideration, to any other security holders of SPAC, the Company or any other person or any creditors or other constituencies of SPAC, the Company or any other person, (iv) the appropriate capital structure of SPAC, the Company or whether SPAC should be issuing debt or equity securities or a combination of both in the Transaction, (v) any capital raising or financing transaction contemplated by SPAC or the Company, nor (vi) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Transaction or any class of such persons, relative to the Total Consideration in the Transaction pursuant to the Business Combination Agreement, or otherwise or of any other agreements or other arrangements entered into in connection with, or contemplated by the Business Combination Agreement including, without limitation, the PIPE subscription Agreements, the Tax Receivable Agreement to be entered into in connection with the Transaction. We are not expressing any opinion as to what the value of shares of SPAC’s Class A Common Stock actually will be when issued to the holders of the Company’s securities pursuant to the Transaction or the prices at which shares of SPAC’s Common Stock may trade, be purchased or sold at any time, and we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of SPAC’s compliance with the terms of its Amended and Restated Certificate of Incorporation, the rules of its jurisdiction of incorporation or any securities exchange or any other general or particular purpose.
We were not requested to, nor did we, seek alternative candidates for a transaction with SPAC. This Opinion does not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that might exist for SPAC, including the liquidation of the Trust or any Redemption, or the merits of the underlying decision by the Board or the Company to engage in or consummate the Transaction. The structuring of the Transaction and the financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the Business Combination Agreement without our participation and were not determined by or pursuant to any recommendation from us.
In arriving at our Opinion, we have:
•
reviewed the financial statements of the Company as of and for the years ended December 31, 2020 and draft interim financial statements as of and for the periods ended June 30, 2020 and 2021 (which did not include footnotes) delivered to us on August 8, 2021 (the “Draft Financial Statements”) and projected financial information prepared by Company and SPAC management concerning Company related to projected Total Written Premium, Total Revenue, Operating Expenses, Operating Margin, EBITDA, Adjusted Gross Profit, Membership and Loss Ratio delivered to us on August 8, 2021(the “Projections”);

•
reviewed publicly available non-financial information concerning Company;

•
conducted discussions with SPAC and Company senior management concerning Company’s historical financial results, business prospects and projected financial information;

•
reviewed a draft, dated August 6, 2021 of the Business Combination Agreement;

•
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion, including discounted cash flow analyses;

•
analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Company; and

•
conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our Opinion.

In arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of information that was made available, supplied or otherwise communicated to us by or on behalf of SPAC or the Company , without assuming any responsibility for the independent verification of such information, and we have further relied upon the assurances of SPAC management, without independent verification, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We also have relied upon, without independent verification, the assessments of the management of SPAC, the Company as to the Company’s existing and future technology, products, projects, and services (including, without limitation, the development, testing, marketing, and life of such technology, products, projects, and services), and we have assumed, at your direction, that there will be no developments with respect to any such matters that would adversely affect our analysis and this Opinion. We have also assumed that obtaining all regulatory approvals and third party consents, including the approval by SPAC’s shareholders if applicable, required for the consummation of the Transaction will not have a materially adverse impact on SPAC or on the anticipated benefits of the Transaction. In arriving at our Opinion, we did not conduct an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Company, nor were we furnished with any such evaluations or appraisals, other than the Draft Financial Statements. We relied upon the assurances of SPAC management that the audited financial statements of Company and the

Company’s and interim financial statements reviewed by the Company’s auditors will not materially differ from the Draft Financial Statements. Our Opinion set forth herein is therefore necessarily based upon financial, market, economic and other conditions and circumstances as they exist and have been disclosed, and can be evaluated, as of the date hereof without independent verification. We are not legal, tax, accounting, environmental, or regulatory advisors and, we do not express any views or opinions as to the tax treatment that will be required to be applied to the Transaction or any legal, tax, accounting, environmental, or regulatory matters relating to SPAC, the Company, the Transaction, or otherwise. We have relied as to all legal, tax and accounting matters on advice of the SPAC’s management and its third-party legal, tax and accounting advisors. We understand and have assumed that SPAC has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.
You have also advised us and we have with your consent assumed that the Projections constitute the Company’s financial projections for the periods indicated and were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company with respect to the future financial performance of the Company, and that such information provides a reasonable basis upon which to analyze and evaluate the Company and form an opinion. We express no view with respect to the Projections or methodologies or the assumptions on which they are based. In that regard, we have assumed, with your consent, that the revenue, EBITDA targets shall be achieved at the amounts and at the times contemplated. Neither you nor the Company provided us with any projections of future financial performance or operating results to review in connection with our preparation of this Opinion, other than the Projections. We have not evaluated the solvency or creditworthiness of SPAC, the Company or any other party to the Transaction, the fair value of SPAC, the Company or any of their respective assets or liabilities, or whether SPAC, the Company or any other party to the Transaction is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of SPAC, the Company or any other party to the Transaction to pay their obligations when they come due. We have not physically inspected SPAC’s or the Company’s properties or facilities and have not made or obtained any evaluations or appraisals of SPAC’s or the Company’s assets or liabilities, (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether SPAC or the Company have good title to their respective assets. We have assumed that all material assets and liabilities (contingent on otherwise) of SPAC and the Company are as set forth in the financial statements and information provided to us or that were publicly available. Our role in reviewing any information was limited solely to performing such reviews as we deemed necessary to support our own advice and analysis and was not on behalf of the Board, SPAC, or any other party.
We have assumed, with your consent, that the Transaction will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Transaction, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on SPAC, its stockholders, the Company, the Transaction or the expected benefits of the Transaction. We also have assumed, with your consent, that the final executed forms of the Business Combination Agreement and all ancillary agreements will not differ in any material respect from the drafts we have reviewed and that the Transaction will be consummated on the terms set forth in the Business Combination Agreement (as reviewed by us) without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. Without limitation to the foregoing, with your consent, we have further assumed that any adjustments to the Equity Value in accordance with the Business Combination Agreement or otherwise would not be material to our analysis or this Opinion. We have also assumed that the representations and warranties of the parties to the Business Combination Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Business Combination Agreement. We offer no opinion as to the contractual terms of the Business Combination Agreement or the likelihood that the conditions to the consummation of the Transaction set forth in the Business Combination Agreement will be satisfied.
SPAC has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion. We have been engaged by SPAC to render this Opinion and will receive a fee in connection therewith upon delivery of this Opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the SPAC. We have in the past provided investment banking services to SPAC, including as underwriter of SPAC’s initial public offering (“IPO”), for which services we have received compensation, including underwriting discounts and commissions, expense reimbursement, 57,500 units (“Underwriter Units”) of SPAC’s securities and a right of first refusal on future transactions. Each Underwriter Unit comprised of one share of SPAC Class A Common Stock and one warrant to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 and granted to us certain registration rights with respect to the Underwriter Units. As of the date of this opinion, we and our designees continue to hold the Underwriter Units and the Underwriter Units could become worthless if the Transaction or another business combination were not consummated. We agreed to waive our (i) rights to liquidating distributions from the trust account with respect to the shares of Class A Common Stock underlying the Underwriter Units if SPAC fails to complete its initial business combination within 18 months from the closing of the IPO and (ii) redemption rights with respect to the shares of Class A Common Stock underlying the Underwriter Units in connection with the completion of SPAC’s initial business combination, including the Transaction. Subject to certain conditions, SPAC granted us, for a period beginning on the closing of the IPO and ending on the later of 24 months after the closing of the IPO and 12 months after the consummation of SPAC’s business combination (including the Transaction), a right of first refusal to act as (i) exclusive financial advisor in connection with all proposed business combinations for a fee of up to $4,025,000 (subject to SPAC’s right to allocate up to 50% of such fee to another financial institution), and (ii) sole investment banker, sole book- runner and/or sole placement agent, at our sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such period for us or any successor to us or any of our subsidiaries, on terms agreed to by both us and SPAC in good faith. We have in the past provided investment banking services to certain SPAC officers and directors in their roles as officers and directors of unrelated companies in connection with unrelated transactions. Such companies include FG New America Acquisition Corp., FG Financial Group, Inc., Ballantyne Strong Inc. and BK Technologies Corporation.
Our analysis and this Opinion are necessarily based upon market, economic, and other conditions as they exist on, and could be evaluated as of, the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this Opinion. No limitations were imposed upon us by SPAC with respect to the investigations made or procedures followed by us in rendering our Opinion.
Our Opinion is provided for the use and benefit of the Board of Directors of SPAC and is rendered to the Board of Directors in connection with its evaluation of the Transaction. This Opinion is not intended and does not constitute a recommendation as to any action the Board of Directors of SPAC should take in connection with the Transaction or to any stockholder of SPAC as to how a stockholder should vote with respect to the Transaction or any other matter, including as to whether a stockholder should exercise its redemption rights to receive its pro rata portion of the Trust Fund and participate in the redemptions if, in fact, a stockholder vote is deemed necessary by SPAC. This Opinion is not to be reprinted, reproduced or disseminated without our prior written consent, and is not to be quoted or referred to, in whole or in part, in connection with the Transaction or any other matter; provided that we understand and agree that if this Opinion is required pursuant to any applicable statute or regulation to be included in any materials to be filed with the Securities and Exchange Commission or mailed to the shareholders of SPAC in connection with the Transaction, the Opinion may be reproduced in such materials only in its entirety, and any description of or reference to us or any summary of this Opinion in such materials must be in a form acceptable to and consented to in advance in writing by us, such consent not to be unreasonably withheld.

Based upon and subject to the foregoing, including the various assumptions, limitations, and qualifications set forth herein, and after approval from our Fairness Committee, we are of the opinion that, as of the date hereof, the consideration to be paid by SPAC in connection with the Transaction is fair from a financial point of view to the Company.
Respectfully submitted,

ThinkEquity, a division of Fordham Financial Management, Inc.

The Hagerty Group
History
The Hagerty Group (“Hagerty”), founded by the Hagerty family in Michigan in 1984, is an automotive lifestyle brand and provider of specialty insurance solutions to automobile enthusiasts.
The firm operates as a managing general agent (MGA). The Hagerty Group also includes a Bermuda-based Class 3 reinsurance firm, Hagerty Re. We estimate that the reinsurance business segment has about $100 million in capital.
In 2019, insurer and reinsurer Markel acquired a 25% stake in The Hagerty Group for a total consideration of $212.5 million. McKeel Hagerty and his two sisters own roughly three-quarters of the company. The company has had an independent board of directors for over 15 years.
Summary
Hagerty engages with the community level of car people. The company’s economic engine uses the insurance recurring revenue model, combined with a subscription and membership model to offer the best of what insurance is. The membership model is key to the businesses, as the company does not have to rely on a heavy advertising model
The differentiating part of Hagerty’s business is that the company is not just a policy provider. They are a brand — insurance automotive enthusiast brand.
Risks. A long-term risk facing the business is disintermediation by current partners. State Farm, GEICO, Progressive, and Allstate underwrite over 60% of the U.S. personal auto insurance market’s premium, acting as the distributor of around 55%. Progressive has a large agency-distributed business, but otherwise, these four companies control the premium themselves.
Competitive Positioning
The collectible vehicle insurance market is estimated annually at $12 billion. At a 4% market share, Hagerty has a lot of room to grow. The low loss ratio of 41% generates sufficient cash for the company to invest in growth segments of the business.
The membership organization is a differentiator as compared to the competitive base. The competitive base is not other specialty insurance companies. It is the book of business that is sitting in the standard auto carrier.
The company has partnered with national carriers to create a solution in the niche collector vehicle segment. Hagerty does not compete with the large carriers, and rather, it partners with them.
The company has customer and market data that enables a superior model for pricing, underwriting, and claims.
The company has a Net Promoter Score (NPS) of 86. The NPS is typically interpreted and used as an indicator of customer loyalty. This creates a virtuous cycle, with a customer retention rate of 90%
Personal Auto Industry
Per SNL Financial, the U.S. personal auto insurance market was $254 billion in direct premiums written (DPW) in 2019. This represented about 35% of the domestic P&C market. SNL Financial estimates the domestic average annual premium per policy is approximately $1,500, with a five-year DPW CAGR of 6%.
The personal auto insurance market is competitive, with the top ten insurers representing 73% of the market (DPW in 2019). GEICO (Berkshire Hathaway) and Progressive represent almost half the insurance industry ad spend and have persistently gained share.

Hagerty focuses exclusively on the collectibles market. The domestic market size is estimated at 43 million vehicles. An average premium of $300 translates to a market size of about $12 billion. Hagerty’s current share is estimated at 4%.
U.S. Auto and Home Insurers
($ millions)
Statutory Premiums’ Written – 2019	Consolidated	Personal Auto & Home	Personal Auto	Personal Auto Share
State Farm	$65,615	$59,564	$40,878	16%
Berkshire Hathaway	45,939	35,122	34,892	14%
Progressive	39,222	32,672	31,025	12%
Allstate	35,025	32,350	23,626	9%
USAA	23,483	22,067	15,231	6%
Liberty Mutual	35,600	18,447	11,701	5%
Farmers	20,643	16,484	10,410	4%
American Family	11,513	9,834	5,776	2%
Nationwide	18,442	9,490	6,245	2%
Travelers	28,017	9,144	4,903	2%
Top Ten	323,499	245,174	184,687	73%
Hagerty Group	397	397	397	0.2%
Total P&C Industry	707,546	357,401	253,679

Sources: SNL Financial, Company Reports, and ThinkEquity estimates
Long Term Partnerships
The differentiating factor for Hagerty is to build long-term relationships. A majority of the insurance business is not held in the hands of direct niche competitors. Most of this insurance business is written through large national insurance carriers, the insurance carriers that advertise on television.
Rather than try to compete with the large insurance carriers, Hagerty partners with them. This enables both the company and its carrier partner to grow share.
Hagerty is most competitive in the collectibles market, providing a better-than-average customer experience. This segment is about 5% of the overall personal auto DPW. Hagerty does not compete with the large carriers in regular auto insurance. The insurance carriers typically compensate a company for distributing the product via commission, which is about 10 to 20%. The national insurance partners channel is 23% of the revenue mix. A lot of the calculated growth going forward is rolling out more of these partnerships.
The Agency and broker channel is approximately one-third of revenues, with a 32% base commission. The company pays 11% to those agents that sell the products on the company’s behalf.
Parameters of the Business
The company has grown revenues historically rapidly — $ 301 million in 2018, $397 million in 2019, $500 million in 2020, and a forecast $ 626 million in 2021. Besides their historical growth of 29% revenue CAGR from 2018-2020, we believe that investors could be rewarded in the forecasted growth of 27% revenue CAGR from 2020-2025. In addition to revenue growth, the operational structure should support improving underwriting profitability.
The company has built an omni -channel distribution strategy, including direct to consumer. The company has partnerships with the big carriers, where Hagerty is effectively the subcontractor for the collector car piece. That is a big piece of the growth of the business. The company has signed contracts to take over the relevant books of business for USAA and State Farm. This would enable the company to double the members over the next couple of years, from the current level of 1.8 million.
Reinsurance
To get more share of profit, Hagerty has created its own Bermudian insurance company. The company owns one hundred percent of a company in Bermuda, and that company reinsures the business Hagerty is writing in the U.S. and Canada.
The reinsurance company is captive. The company can capture more profit because they share in the underwriting profit of that premium, which is collected through the U.S. carrier or the Canadian carrier.
Risk Management
The company has a Loss and LAE ratio of 41%, compared to the industry average of 66% plus. The main reason is that the company owns a robust set of data for the classic car market, particularly the pre-1981 model cars before the cars had serial numbers.
Private Auto Statutory Loss Ratios – CY 2019 ($ millions)	DPW	Loss and LAE Ratio
TX	$23,243	67%
KY	3,238	65%
GA	9,922	70%
AZ	5,553	66%
PA	9,223	68%
OH	7,036	61%
MO	4,265	65%
UT	2,239	68%
MD	5,431	68%
LA	4,887	65%
Top Ten	75,037	66%
Hagerty Group	397	41%

Sources: SNL Financial, Company Reports, and ThinkEquity estimates
For the post-1981 cars, the company also has a substantial amount of data. They also know how to go about getting them repaired if they ever get damaged. These cars tend not to get driven a lot; the average is less than a thousand miles a year.
The company does not focus just on supercars. There are an estimated 800,000 Mustangs in the United States that are classic cars. These cars have the value that needs to be insured. The average insured value of Hagerty’s cars is $37,000.
The company has a very sticky business model. They have NPS scores that are in the mid-eighties versus the industry average of less than 40. The Net Promoter Score (NPS) is typically interpreted and used as an indicator of customer loyalty.
The low loss ratio of 41% allows the company to use the profits to build recurring revenue streams. The subscription and membership revenue is 8% to 10% of the business, and this membership fee is sticky to the business. This helps diversify the revenue mix and mitigate risk.

($ millions) LAE Ratio – 2019	Personal Auto	Personal Auto Share	LAE Ratio
State Farm	$40,878	16%	11%
Berkshire Hathaway	34,892	14%	12%
Progressive	31,025	12%	10%
Allstate	23,626	9%	11%
USAA	15,231	6%	10%
Liberty Mutual	11,701	5%	12%
Farmers	10,410	4%	7%
American Family	5,776	2%	10%
Nationwide	6,245	2%	11%
Travelers	4,903	2%	10%
Top Ten	184,687	73%	10%
Hagerty Group	397	0.2%	5%
Total P&C Industry	253,679

Sources: SNL Financial, Company Reports and ThinkEquity estimates
Customers
Hagerty has approximately 1.8 million members, of which approximately 1.2 million are customers, and insures approximately 2 million vehicles. The company does special events for its members. Besides newsletters, the company provides value-added services. Hagerty owns a couple of Concours d’elegance, in which people can participate. The company started the Hagerty Garage to store customers’ precious vehicles. The company has strong links to its customer base. With a 90% customer retention, the company’s revenue growth is primarily contractual. The company has relationships with nine of the top 10 big auto insurance companies. The company has developed strategic partnerships with two of those, Shelby and Pershing. The company has invested over $100 million to build its partners, agency, DTC, and membership platforms.
Insurers
The large insurers view Hagerty as a value-added service provider to them because of the customer and market data that they possess. Hagerty can serve these customers better than the Allstate and State Farms of the world would. The large insurers are happy to work with the company and deliver a Hagerty branded insurance product.
Customer Acquisition
The way that the company obtains customers is three-pronged. The first is through the traditional agent model. The second is through the direct-to-consumer model. And then the third is through the strategic partners. The revenue mix is 45% direct to consumer, 32% agency and broker, and 23% national insurance partners. This creates a robust economic model.
The company’s lifetime value (LTV) to the cost of acquisition is in excess of 10x. This is the lifetime value of a Hagerty customer measured across three different channels and then matched against the acquisition costs.
Another key metric is policy life expectancy. Policy life expectancy is the actuarial estimate of the average length of time that a policy will remain in force before cancellation or lapse in coverage. The company’s auto policy life expectancy is about ten years. The company continues to make investments to improve the customer experience to lengthen retention.
Valuation Analysis
Hagerty is an MGA with an embedded reinsurance business. Historically this business has grown at almost 30% in revenue CAGR. We expect the company to continue to grow by leveraging the relevant market and customer data accumulated over the last fifteen years.

We expect the historical growth to continue. The company forecasts revenue to grow from an estimated $626 million in 2021 to $1.6 billion in 2025. With a majority of revenues contracted, the business supports an attractive valuation.
The personal lines industry — home and auto — represents about $357 billion of insurance premium in the U.S. Hagerty controlled premium represents about 20bps of U.S. market share. There is ample room for growth.
Downside risk to the company is the potential for long-term disintermediation of the sales model by large insurance carriers.
The table below summarizes the Equity and Enterprise Valuations derived using accepted valuation methodologies.
($ in billions)	Discounted Cash Flow	High Growth Peers	P&C Companies
Enterprise Value	$3.16	$3.14	$2.98
Equity Value	3.26	3.24	3.08
Discounted Cash Flow (DCF) Valuation
The DCF valuation model (outlined below) assumes revenue growth at a 27% Compounded Annual Growth Rate (CAGR) from 2020-2025, a Weighted Average Cost of Capital (WACC) of 9%, and approximate net debt of ($100) million. These assumptions yield an approximate Enterprise Value of $3.16 billion and an approximate Equity Value of $3.26 billion.
The DCF valuation model’s price target relies on the discount rate used for future cash flows generated by the business. Our price target is based upon a 9% discount rate on future cash flows. A lower discount rate could cause our valuation to increase. Our view is that a 9% discount rate reflects the risk-reward of the business model.
Discounted Cash Flow Analysis for Hagerty Group
USD in millions
	Historical year ending 12/31/			Projected year ending 121/31/					2020-2025
	2018	2019	2020	2021	2022	2023	2024	2025	CAGR
Sales	302	397	500	626	853	1,114	1,357	1,627	26.6%
Adjusted Gross Profit	NA	NA	162	186	249	367	452	555	28.0%
Operating Expenses	293	386	484	613	820	1,006	1,184	1,373
EBITDA	17	23	28	38	85	172	240	322	63.0%
EBITDA Margin	5.6%	5.8%	5.6%	6.1%	10.0%	15.4%	17.7%	19.8%
Less: Depreciation	5	5	9	18	40	49	50	48
Less: Amortization	2	2	3	5	3	3	4	3
EBIT	24	30	40	61	128	224	294	373	56.3%
Less: Taxes @ 38.0%	(9)	(11)	(15)	(23)	(49)	(85)	(112)	(142)
Tax-effected EBIT	15	19	25	38	79	139	182	231	56.3%
Plus: Depreciation and amortization		(7)	(12)	(23)	(43)	(52)	(54)	(51)
Less: Capital expenditures		15	15	25	28	30	32	35
Unlevered Free Cash Flow		22	23	60	104	177	240	315	69.1%

Unlevered Free Cash Flow	59.8	104.4	176.9	240.3	315.3
Discount period	1.0	2.0	3.0	4.0	5.0
WACC	9.0%	9.0%	9.0%	9.0%	9.0%
Discount factor	0.917	0.842	0.772	0.708	0.650
Present value of each Unlevered Free Cash Flow	54.9	87.8	136.6	170.2	204.9
Multiple Method
Weighted average cost of capital:	9.0%
Net present value of free cash flow	654.4
Terminal multiple	12.0x
Terminal value	3,864.0
Present value of the terminal value	2,511.3
Enterprise value	3,165.8
Less: Net debt*	100.0
Equity value	3,265.8

*
Note: Net debt represents total debt plus noncontrolling interest plus preferred stock, less cash & short term investments.

Hagerty Group Weighted Average Cost of Capital Calculation
USD in millions as of 07/20/2021

Source: Thomson Reuters, Google Finance, Company Reports, and ThinkEquity estimates
Comparable Public Company Valuation
The publicly traded comparables are the smaller, faster-growing companies in the insurance space. This includes Goosehead, Kinsdale, Palomar, and BRP. The closest direct comp would be Goosehead, with a more mature business model and trades at EV/ CY+2 EBITDA multiple of 43x. A 15% valuation discount or a 37x EV/CY+2 EBITDA would better reflect the risks in the Hagerty business model. Based on the 2022 forecast EBITDA of $85 million translates to an EV of $3.14 billion and an equity value of $3.24 billion.
Goosehead is a U.S. personal lines insurance agency that distributes the homeowners and auto insurance offerings of over 100 insurance carriers. The company has created a sales-focused culture committed to growing revenue and customer satisfaction. The company has developed a differentiated business model and innovative technology platform to deliver a superior customer experience. The company currently places about $1 billion in annual premium, with 40% premium growth. This business model best matches Hagerty for valuation.

Market Multiples Analysis of High-Growth Peer Companies
(Amounts listed in USD. Numbers in millions, except per share data)
				Enterprise Value as a Multiple of:							Price as a Multiple of:		Projected EPS
	Stock Price (1)	Market Value of Equity	Enterprise Value(2)	Sales			EBITDA			EBIT	CY+1 EPS	CY+2 EPS		PEG Ratio
Company				LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM			Growth
Root, Inc.	8.15	2,023.9	1,122.6	3.85x	3.93x	2.48x	NM	NM	NM	NM	NM	NM	37.2%	NM
Kinsale Capital Group, Inc.	168.39	3,841.3	3,751.4	7.24	6.53	5.44	27.5	NM	NM	27.8	39.2	33.9	0.0%	NM
Palomar Holdings, Inc.	75.43	1,930.2	1,906.7	10.61	8.51	6.29	167.1	NM	NM	170.7	31.8	25.7	59.2%	0.4
Goosehead Insurance, Inc	122.50	2,351.5	2,405.9	18.96	15.69	11.41	111.2	73.8	42.6	133.4	169.1	96.4	51.0%	1.9
BRP Group, Inc.	26.15	1,218.6	1,929.2	5.68	3.74	2.69	35.6	18.2	12.4	72.2	34.5	23.5	44.2%	0.5
			High	18.96x	15.69x	11.41x	167.1x	73.8x	42.6x	170.7x	169.1x	96.4x	59.2%	1.9x
			Average	9.27	7.68	5.66	85.3	46.0	27.5	101.0	68.6	44.9	38.3%	1.0
			Median	7.24	6.53	5.44	73.4	46.0	27.5	102.8	36.8	29.8	44.2%	0.5
			Low	3.85	3.74	2.48	27.5	18.2	12.4	27.8	31.8	23.5	0.0%	0.4

(1)
Financial data provided by Thomson Reuters, Google Finance, Company Reports and ThinkEquity estimates as of 07/20/2021

(2)
Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.

For additional comps, we use traditional P&C insurers — Allstate, Kemper, Lemonade, Mercury General, and Progressive. We also include Admiral Group (U.K.) and Direct Line Insurance Group (U.K.) . The Admiral Group, with the closest growth profile, has a valuation of 13x EV/EBIT. We apply a 10% discount to this valuation to reflect any additional risk in Hagerty’s business model. Applying this multiple to Hagerty’s forecast adjusted gross profit of $249 million translates to an EV of $2.98 billion and equity value of $3.08 billion.
Market Multiples Analysis of P&C Companies
(Amounts listed in USD. Numbers in millions, except per share data)
				Enterprise Value as a Multiple of:							Price as a Multiple of:		Projected EPS
	Stock Price (1)	Market Value of Equity	Enterprise Value(2)	Sales			EBITDA			EBIT	CY+1 EPS	CY+2 EPS		PEG Ratio
Company				LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM			Growth
The Allstate Corporation	127.83	38,264.5	41,677.5	0.88x	1.00x	0.97x	3.7x	NM	NM	4.0x	8.1x	9.7x	(0.9%)	NM
Kemper Corporation	68.90	4,448.6	4,914.6	0.92	0.90	0.83	5.6	NM	NM	6.0	12.6	10.6	0.0%	NM
Lemonade, Inc.	86.59	5,317.4	4,143.0	45.18	34.84	21.77	NM	NM	NM	NM	NM	NM	0.0%	NM
Mercury General Corporation	61.17	3,387.0	2,915.2	0.72	0.80	0.78	3.4	NM	NM	3.7	16.3	17.7	0.0%	NM
The Progressive Corporation	94.42	55,254.6	58,941.5	1.29	1.29	1.16	7.9	NM	NM	8.3	21.1	17.6	(6.3%)	NM
Admiral Group plc	44.37(3)	12,922.9	11,546.8	6.50	10.57	10.40	13.2	NM	NM	13.5	17.9	21.4	(7.2%)	NM
Direct Line Insurance Group plc	3.86(3)	5,155.6	4,524.0	1.03	1.07	1.03	5.5	6.8	5.9	6.2	11.7	9.8	4.6%	2.1
			High	45.18x	34.84x	21.77x	13.2x	6.8x	5.9x	13.5x	21.1x	21.4x	4.6%	2.1x
			Average	8.07	7.21	5.28	6.6	6.8	5.9	6.9	14.6	14.5	(1.4%)	2.1
			Median	1.03	1.07	1.03	5.6	6.8	5.9	6.1	14.5	14.1	0.0%	2.1
			Low	0.72	0.80	0.78	3.4	6.8	5.9	3.7	8.1	9.7	(7.2%)	2.1

(1)
Financial data provided by Thomson Reuters, Google Finance, Company Reports and ThinkEquity estimates as of 07/20/2021

(2)
Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.

(3)
Converted to USD from GBP at an exchange rate of 1.361.

For illustrative purposes, we include valuations for technology companies with similar growth profiles. Some of these technology platforms have growth and profitability that matches Hagerty, and an embedded membership/subscription revenue stream.
Market Multiples Analysis of Technology Companies with Comparable Financial Profiles
(Amounts listed in USD. Numbers in millions, except per share data)
				Enterprise Value as a Multiple of:							Price as a Multiple of:		Projected EPS
	Stock Price (1)	Market Value of Equity	Enterprise Value(2)	Sales			EBITDA			EBIT	CY+1 EPS	CY+2 EPS		PEG Ratio
Company				LTM	CY+1	CY+2	LTM	CY+1	CY+2	LTM			Growth
Lyft, Inc.	52.95	17,440.3	16,218.7	8.04x	5.17x	3.68x	NM	NM	42.9x	NM	NM	92.6x	0.0%	NM
Netflix, Inc.	531.05	235,469.0	244,804.6	18.72	8.23	7.16	105.1	36.4	29.5	107.9	50.3	40.8	34.9%	1.2
PayPal Holdings, Inc.	298.07	350,151.2	346,778.2	15.16	13.43	11.05	69.7	45.2	36.5	84.6	63.0	50.5	23.8%	2.1
Peloton Interactive, Inc.	126.35	37,689.4	36,460.1	9.88	7.90	5.91	136.0	219.8	52.0	162.8	2,621.4	91.7	231.0%	0.4
Square, Inc.	246.47	112,234.7	112,444.3	8.54	5.54	4.95	483.4	127.8	90.0	706.9	162.5	116.6	46.4%	2.5
Uber Technologies, Inc.	46.32	86,988.0	91,597.0	8.49	5.82	4.10	NM	NM	62.6	NM	NM	637.0	0.0%	NM
Zillow Group, Inc.	108.96	26,984.8	24,777.6	7.22	4.50	3.17	88.6	45.5	36.1	125.8	105.5	74.9	16.4%	4.6
Redfin Corporation	58.22	6,057.3	6,028.7	6.26	3.62	2.79	131.6	145.4	53.2	199.5	NM	NM	0.0%	NM
Spotify Technology S.A.	246.50(3)	47,076.2	45,750.1	4.75	4.13	3.46	NM	NM	338.9	NM	NM	NM	0.0%	NM

			High	18.72x	13.43x	11.05x	483.4x	219.8x	338.9x	706.9x	2,621.4x	637.0x	231.0%	4.6x
			Average	9.67	6.48	5.14	169.1	103.3	82.4	231.2	600.5	157.7	39.2%	2.2
			Median	8.49	5.54	4.10	118.3	86.6	52.0	144.3	105.5	91.7	16.4%	2.1
			Low	4.75	3.62	2.79	69.7	36.4	29.5	84.6	50.3	40.8	0.0%	0.4

(1)
Financial data provided by Thomson Reuters, Google Finance, Company Reports and ThinkEquity as of 07/20/2021

(2)
Calculated as Market Value of Equity plus total debt, non-controlling interest and preferred stock, less cash & equivalents.

(3)
Converted to USD from EUR at an exchange rate of 1.177.

(4)
Converted to USD from 0 / at an exchange rate of 1.000.